As filed with the Securities and Exchange Commission on December 23, 2021.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TradeStation Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Florida (State or Other Jurisdiction of Incorporation or Organization)	6211 (Primary Standard Industrial Classification Code Number) 8050 SW 10th Street Plantation, FL 33324 (954) 652-7000	65-0977576 (I.R.S. Employer Identification Number)
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Corporate Creations Network Inc.
801 US Highway 1
North Palm Beach, Florida 33408
(561) 694-8107
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Roxane F. Reardon Michael Wolfson Ravi Purushotham Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Tel: +1 (212) 455-2000	Carol Anne Huff Jason D. Osborn Winston & Strawn LLP 35 W. Wacker Drive Chicago, Illinois 60601 Tel: +1 (312) 558-5600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the proposed Merger described herein have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
TradeStation Shares, $0.01 par value(3)(7)	24,295,696	$9.85	$239,312,605.60	$22,184.28
TradeStation Public Warrants(4)(7)	20,125,000	$0.44	$8,855,000	$820.86
TradeStation Private Warrants(5)(7)	6,153,125	$0.55	$3,384,218.75	$313.72
TradeStation Shares issuable on exercise of TradeStation Warrants(6)(7)	22,259,188	$11.50	$255,980,662	$23,729.41
Total			$507,532,486.35	$47,048.27

(1)
All securities being registered will be issued by TradeStation Group, Inc., a Florida corporation (“TradeStation”), in connection with the Agreement and Plan of Merger described in this registration statement and the proxy statement/prospectus included herein, which provides for, among other things, the merger of TSG Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of TradeStation (“Merger Sub”), with and into Quantum FinTech Acquisition Corporation, a Delaware corporation (“Quantum”), with Quantum surviving as a wholly-owned subsidiary of TradeStation (the “Merger”). As a result of the Merger, (i) each outstanding share of common stock, par value $0.0001 per share, of Quantum (a “Quantum Share”) sold as part of a unit in Quantum’s initial public offering (the “IPO” or “Quantum’s IPO” and each such share, a “Public Share”), will be converted into the right to receive a number of shares of common stock, par value $0.01 per share, of TradeStation (“TradeStation Shares”) equal to the lower of: (A) 1.3727; and (B)(1) the sum of (x) the number of Public Shares outstanding immediately prior to the closing of the Business Combination (the “Closing”) for which Quantum stockholders have not elected redemption and (y) 750,000, divided by (2) the number of Public Shares outstanding immediately prior to the Closing for which Quantum stockholders have not elected redemption; (ii) each Quantum Share held by Quantum’s founders, Quantum Ventures LLC (“Sponsor Holdco”) and Chardan Quantum LLC (“Chardan”), and its directors and officers (together with Sponsor Holdco and Chardan, the “Sponsors”) as of the date of the Merger Agreement (the “Sponsor Shares”) will be converted into the right to receive one TradeStation Share; (iii) each outstanding private warrant exercisable for Quantum Shares (a “Private Warrant”) will become a warrant exercisable for the number of TradeStation Shares that the holder thereof would have received if such warrant had been exercisable and exercised immediately prior to the Merger (each such Private Warrant exercisable for TradeStation Shares, a “TradeStation Private Warrant”) and (iv) each outstanding public warrant exercisable for Quantum Shares sold as part of a unit in Quantum’s IPO (a “Public Warrant” and, together with the Private Warrants, the “Quantum Warrants”) will become a warrant exercisable for the number of TradeStation Shares that the holder thereof would have received if such warrant had been exercisable and exercised immediately prior to the Merger (each such Public Warrant exercisable for TradeStation Shares, a “TradeStation Public Warrant,” and, together with the TradeStation Private Warrants, “TradeStation Warrants”). TradeStation will assume all rights and obligations under the warrant agreement dated February 4, 2021, by and between Quantum and Continental Stock Transfer & Trust Company, as warrant agent (the”Warrant Agreement”).

(2)
In accordance with Rule 457(f) and Rule 457(c), as applicable, based on (i) in respect of TradeStation Shares issued to Quantum security holders, the average of the high ($9.85) and low ($9.85) prices of the Quantum Shares on the New York Stock Exchange (“NYSE”) on December 22, 2021 (assuming the registration of 24,295,696 shares), (ii)  in respect of TradeStation Public Warrants issued to Quantum security holders, the average of the high ($0.44) and low ($0.44) prices for the Public Warrants on the NYSE on December 22, 2021, (iii) in respect of TradeStation Private Warrants issued to Quantum security holders, the book value of the Private Warrants computed as of the last practical date prior to the date of filing this registration statement ($0.55) and (iv) in respect of TradeStation Shares issuable upon exercise of the TradeStation Warrants, the exercise price of the Quantum Warrants ($11.50 per whole share).

(3)
Represents TradeStation Shares issuable in exchange for outstanding Quantum Shares upon the Merger.

(4)
Represents TradeStation Public Warrants issuable in exchange for outstanding Public Warrants upon the Merger.

(5)
Represents TradeStation Private Warrants issuable in exchange for outstanding Private Warrants upon the Merger.

(6)
Represents TradeStation Shares underlying TradeStation Warrants.

(7)
Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. TradeStation may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED DECEMBER 23, 2021
PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
OF
QUANTUM FINTECH ACQUISITION CORPORATION
AND
PROSPECTUS FOR UP TO 24,295,696 SHARES OF COMMON STOCK, 26,278,125 WARRANTS,
AND 22,259,188 SHARES OF COMMON STOCK UNDERLYING WARRANTS
OF
TRADESTATION GROUP, INC.
Dear Quantum FinTech Acquisition Corporation Stockholders:
On behalf of the board of directors (the “Quantum Board”) of Quantum FinTech Acquisition Corporation, a Delaware corporation (“Quantum,”), Quantum cordially invites you to attend a virtual special meeting (the “Special Meeting”) of Quantum stockholders, to be held via live webcast at        (New York City time) on          , 2022. The Special Meeting can be accessed by visiting https://       , where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication.
On November 4, 2021, Quantum, TradeStation Group, Inc., a Florida corporation (“TradeStation”), and TSG Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of TradeStation (“Merger Sub”), entered into an Agreement and Plan of Merger (as amended by the First Amendment to the Agreement and Plan of Merger dated December 17, 2021 and as it may be further amended or restated from time to time, the “Merger Agreement”) providing for, upon the terms and subject to the conditions thereof, a business combination between Quantum and TradeStation, pursuant to which, among other things, Merger Sub will merge with and into Quantum at the Effective Time (as defined in the Merger Agreement), with Quantum continuing as the surviving corporation and a wholly-owned subsidiary of TradeStation (the “Merger”). A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. The Merger and the other transactions contemplated by the Merger Agreement are referred to herein as the “Business Combination.”
Contemporaneously with the execution of the Merger Agreement, certain investors (the “PIPE Investors”) entered into subscription agreements (the “Subscription Agreements”) with Quantum, pursuant to which the PIPE Investors have committed to purchase an aggregate of 12,500,000 shares of common stock of Quantum (the “Quantum Shares”) at a purchase price of $10.00 per share. Each PIPE Investor (other than Monex Group, Inc. (“Monex”), the sole stockholder of TradeStation) whose aggregate subscription amount equals or exceeds $5.0 million will receive additional Quantum Shares equal to 10% of the PIPE Investor’s subscription amount, resulting in the issuance of an aggregate of 750,000 additional Quantum Shares for no additional consideration (such additional Quantum Shares, the “Incentive Shares”), for an aggregate of 13,250,000 Quantum Shares (such 13,250,000 shares, the “PIPE Shares” and such transaction, the “PIPE Investment”). The PIPE Shares include (a) an aggregate of 5,000,000 Quantum Shares to be issued to Monex, for an aggregate purchase price of $50 million, (b) an aggregate of 7,500,000 Quantum Shares to be issued to the PIPE Investors (other than Monex) for an aggregate purchase price of $75 million and (c) the Incentive Shares. The PIPE Investment is conditioned upon the consummation of the Business Combination, and will be consummated immediately prior to the closing of the Business Combination (the “Closing”). The PIPE Shares will be converted in the Merger into an equal number of shares of common stock of TradeStation (the “TradeStation Shares”). In addition, the Subscription Agreements provide for the potential issuance of up to 4,038,462 additional TradeStation Shares (“Additional Shares”) that the PIPE Investors (other than Monex) may be entitled to after the Closing based on the trading price of TradeStation Shares during the relevant measurement period.
The Merger Agreement provides that, upon the terms and subject to the conditions thereof, the following transactions will occur in order to effect the Merger:
(i)
each outstanding Quantum Share sold as part of a unit in Quantum’s initial public offering (the “IPO” or “Quantum’s IPO”; each unit, a “Quantum Unit”; and each Quantum Share, a “Public Share”), for the avoidance of doubt, not including any Sponsor Shares as described below, will be converted into a number of TradeStation Shares equal to the lower of: (A) 1.3727; and (B)(1) the sum of (x) the number of Public Shares outstanding immediately prior to the Closing for which

Quantum stockholders have not elected redemption and (y) 750,000, divided by (2) the number of Public Shares outstanding immediately prior to the Closing for which Quantum stockholders have not elected redemption;
(ii)
each PIPE Share and each Quantum Share held by Quantum’s founders, Quantum Ventures LLC (“Sponsor Holdco”) and Chardan Quantum LLC (“Chardan”), and its directors and officers (together with Sponsor Holdco and Chardan, the “Sponsors”) as of the date of the Merger Agreement (the “Sponsor Shares”) will be converted into one TradeStation Share; and

(iii)
each outstanding private warrant exercisable for Quantum Shares (a “Private Warrant”) and each outstanding public warrant exercisable for Quantum Shares sold as part of a unit in Quantum’s IPO (a “Public Warrant” and the Public Warrants together with the Private Warrants, the “Quantum Warrants”) will become a warrant exercisable for the number of TradeStation Shares that the holder thereof would have received if such warrant had been exercisable and exercised immediately prior to the Merger (each such warrant exercisable for TradeStation Shares, a “TradeStation Warrant”).

In addition, prior to the Closing, TradeStation will undergo a pre-closing restructuring which will result in there being 163,898,232 TradeStation Shares issued and outstanding prior to the Merger, all held by Monex, the sole stockholder of TradeStation. At the Closing, Monex will retain 129,750,000 TradeStation Shares and deliver the remaining 34,148,232 TradeStation Shares to an escrow agent to be held in escrow subject to certain earn out conditions (the “Monex Earn Out Shares”). In addition, at the Closing, Sponsor Holdco and Chardan will deliver to the escrow agent to be held in escrow subject to certain earn out conditions an aggregate of 798,894 TradeStation Shares that Sponsor Holdco and Chardan will receive as consideration in the Merger (the “Sponsor Earn Out Shares,” and together with the Monex Earn Out Shares, the “Earn Out Shares”). The Earn Out Shares will be released upon the achievement of certain milestones (based on certain price targets of TradeStation Shares following the Closing). In the event such milestones are not met within five years of the Closing, the Earn Out Shares will be automatically released to TradeStation for cancellation.
The Quantum Units, Public Shares and Public Warrants are listed on the New York Stock Exchange (the “NYSE”) under the ticker symbols “QFTA.U,” “QFTA” and “QFTA WS,” respectively. Prior to the Merger, each Quantum Unit will separate into its components consisting of one Public Share and one Public Warrant. TradeStation intends to apply to have the TradeStation Shares and TradeStation Warrants listed on the NYSE under the ticker symbols “TRDE” and “TRDE WS,” respectively. While trading on the NYSE is expected to begin on the first business day following the Closing Date, there can be no assurance that the TradeStation Shares or TradeStation Warrants will be listed on the NYSE or that a viable and active trading market will develop. See “Risk Factors” beginning on page 33 for more information.
As described in this proxy statement/prospectus, Quantum stockholders are being asked to consider and vote upon the Merger and the other proposals set forth herein at the Special Meeting in lieu of an annual meeting of Quantum stockholders. Each of the proposals is more fully described in this proxy statement/prospectus, which you should read carefully and in its entirety before voting. Only holders of record of Quantum Shares at 5:00 p.m. (New York City time) on           , 2022 are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements thereof.
After careful consideration, the Quantum Board has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that Quantum stockholders vote “FOR” adoption of the Merger Agreement and “FOR” the other matters to be considered at the Special Meeting.
The board of directors of TradeStation (the “TradeStation Board”) and the board of directors of Merger Sub have unanimously approved the Merger Agreement and the transactions contemplated thereby. Monex, as the sole stockholder of TradeStation, and TradeStation, as the sole stockholder of Merger Sub, have consented to the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated thereby.
Quantum and TradeStation cannot complete the Merger unless the requisite number of Quantum stockholders vote to adopt the Merger Agreement. Quantum is sending its stockholders this proxy statement/prospectus to ask them to vote in favor of the matters described in this proxy statement/prospectus.
Contemporaneously with the execution of the Merger Agreement, Quantum, the Sponsors, TradeStation and Monex entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, each Sponsor agreed (i) to vote any of the Sponsor Shares and any of the Public Shares held by them in favor of the Business Combination and (ii) not to redeem any shares they hold at the Special Meeting. Currently, the Sponsors own an aggregate of 5,031,250 Sponsor Shares and 901 Public Shares, which they have agreed to vote in connection with the Special Meeting. Further, pursuant to the Sponsor Support Agreement, Sponsor Holdco and Chardan have agreed to forfeit at Closing an aggregate of 1,610,554 Sponsor Shares; accordingly, the Sponsors will own 3,420,696 Sponsor Shares (798,894 of which are the Sponsor Earn Out Shares) following the Closing.
The following table illustrates the varying ownership amounts and percentages for TradeStation after the Merger under three scenarios: one with no redemptions (0.0%) by Public Stockholders, one with one-half (50%) redemptions by Public Stockholders and one with maximum redemptions (100.0%) by Public Stockholders. The ownership percentages below do not take into account TradeStation Shares underlying the Quantum Warrants, but do include the Earn Out Shares.
	As of September 30, 2021(1)
	Assuming no redemptions		Assuming 50% redemptions		Assuming maximum redemptions
	Shares	%	Shares	%	Shares	%
Public Stockholders(2)	20,875,000	10.4	10,812,500	5.6	0	0
Sponsor Shares (including the Sponsor Earn Out Shares)	3,420,696	1.7	3,420,696	1.8	3,420,696	1.9
Monex Shares (including Monex’s PIPE Shares and Monex Earn Out Shares)	168,898,232	83.8	168,898,232	88.3	168,898,232	93.5
PIPE Shares (excluding Monex’s PIPE Shares)	8,250,000	4.1	8,250,000	4.3	8,250,000	4.6
Total TradeStation Shares Outstanding at Closing(3)	201,443,928	100.0	191,381,428	100.0	180,568,928	100.0

(1)
The figures in the above table are presented only as illustrative examples and are based on the assumptions described above, which may be different from the actual amount of redemptions in connection with the Merger. See “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)
Includes 20,125,000 TradeStation Shares, plus 750,000 additional TradeStation Shares the (“Non-Redemption Bonus Shares”) to be issued in the aggregate to Public Stockholders who have elected not to redeem their Quantum Shares. Such 750,000 Non-Redemption Bonus Shares will be delivered as Merger consideration ratably to such Public Stockholders that hold any number of Quantum Shares not redeemed.

(3)
Excludes any grants or vesting of restricted stock units or performance stock units pursuant to the Omnibus Incentive Plan, including those described in the Executive Agreements with each of TradeStation’s named executive officers. See “TradeStation Management’s Discussion and Analysis of Financial Condition and Results of Operations — Compensation Arrangements to be Adopted in Connection with the Proposed Business Combination — 2021 Omnibus Incentive Plan — Initial Equity Awards.”

The Sponsors, TradeStation and their respective affiliates may, subject to applicable law, purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Merger. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. The purpose of such purchases would be to (i) vote such shares in favor of the Merger and thereby increase the likelihood of obtaining stockholder approval of the Merger or (ii) reduce the number of shares exercising redemption rights. This may result in the completion of the Merger that may not otherwise have been possible. None of the funds in the trust account (the “Trust Account”) that holds a portion of the proceeds of the IPO and a portion of the proceeds of the concurrent sale of the Private Warrants will be used to purchase Public Shares in such transactions.
Pursuant to Quantum’s current certificate of incorporation, and irrespective of whether a Public Stockholder votes for or against the Merger Proposal, such holder may demand that Quantum redeem its Public Shares for cash if the Merger is consummated. Quantum stockholders will be entitled to receive cash

for these shares only if, no later than 5:00 p.m. (New York City time) on           , 2022 (two business days prior to the date of the Special Meeting), they:
(i)
submit a written demand to Quantum’s transfer agent that Quantum redeem their Public Shares for cash;

(ii)
certify in such written demand for redemption that they “ARE” or “ARE NOT” seeking to redeem more than an aggregate of 20% of the Public Shares together with their affiliates or any Person(s) with whom they are acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); and

(iii)
deliver such Public Shares to Quantum’s transfer agent (physically or electronically).

If the Merger is consummated and a Public Stockholder properly demands redemption of its Public Shares, Quantum will redeem each such Public Shares for a pro rata portion of the Trust Account that holds a portion of the proceeds from Quantum’s IPO and a portion of the proceeds of the concurrent sale of the Private Warrants, calculated as of two business days prior to the consummation of the Merger. Holders of Quantum Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. Holders of Quantum Units may instruct their broker to do so, or if a holder holds Quantum Units registered in its own name, the holder must contact Quantum’s transfer agent directly and instruct it to do so. Public Stockholders may elect to redeem all or a portion of their Public Shares even if they vote for the Merger Proposal.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF QUANTUM SHARES YOU OWN. To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to participate in the Special Meeting. Submitting a proxy now will NOT prevent you from being able to vote online during the Special Meeting. If your Public Shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions.
TradeStation will be an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.
Immediately following the Closing, assuming no redemptions by Public Stockholders, Monex will hold 80.93% of the voting power of the outstanding TradeStation Shares (excluding the Monex Earn Out Shares and the Sponsor Earn Out Shares). As such, TradeStation will be a “controlled company” within the meaning of the corporate governance rules of the NYSE. However, TradeStation has elected not to take advantage of the “controlled company” exemption.
This proxy statement/prospectus provides you with detailed information about the Merger. It also contains or references information about Quantum and TradeStation and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 33 for a discussion of the risks you should consider in evaluating the Merger and how it will affect you.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the issuance of TradeStation Shares or other securities in connection with the Merger or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated           , 2022, and is first being mailed to Quantum stockholders on or about           , 2022.

NOTICE OF SPECIAL MEETING
IN LIEU OF 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON           , 2022
Quantum FinTech Acquisition Corporation
4221 W. Boy Scout Blvd., Suite 300
Tampa, FL 33607
NOTICE OF SPECIAL MEETING TO BE HELD ON           , 2022
NOTICE IS HEREBY GIVEN that the Special Meeting of the Quantum Fintech Acquisition Corporation (“Quantum”) stockholders in lieu of an annual meeting of Quantum stockholders will be held virtually, conducted exclusively via live audio webcast at           (New York City time), on        , 2022. You will need the control number that is printed on your proxy card to enter the Special Meeting. Quantum recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the meeting starts. Please note that you will not be able to attend the Special Meeting in person. You are cordially invited to attend the Special Meeting for the following purposes:
(i)
The Merger Proposal — To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 4, 2021 (as amended by the First Amendment to the Agreement and Plan of Merger, dated as of December 17, 2021, and as it may be further amended and/or restated from time to time, the “Merger Agreement”), by and among Quantum, TradeStation, and Merger Sub, and to approve the transactions contemplated thereby, pursuant to which, among other things, Merger Sub will merge with and into Quantum, with Quantum continuing as the surviving corporation and as a wholly-owned subsidiary of TradeStation. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement/prospectus (Proposal No. 1);

(ii)
The PIPE Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the NYSE, the issuance of 13,250,000 PIPE Shares in a private offering of securities to the PIPE Investors in connection with the Business Combination, which will occur immediately prior to the Closing with such PIPE Shares converted into an equal number of TradeStation Shares in the Merger, and the issuance by TradeStation, as the successor to Quantum’s obligations under the Subscription Agreements, of up to 4,038,462 Additional Shares following the Closing based on the trading price of the TradeStation Shares during the relevant measurement period, and subject to certain other conditions, as further described under “Proposal No. 2 — The PIPE Proposal” (Proposal No. 2); and

(iii)
The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Merger Proposal or the PIPE Proposal (Proposal No. 3).

Quantum also will transact any other business as may properly come before the Special Meeting or any adjournment or postponement thereof.
Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which you should read carefully and in its entirety before voting. The Quantum Board has set           , 2022 as the record date for the Special Meeting. Only holders of record of Quantum Shares at 5:00 pm (New York City time) on           , 2022 are entitled to notice of the Special Meeting and to have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting.
After careful consideration, the Quantum Board has unanimously approved each of the foregoing proposals and recommends that you vote “FOR” each of these proposals. Approval of the Merger Proposal requires the affirmative vote of a majority of the outstanding Quantum Shares entitled to vote thereon. Approval of the PIPE Proposal and the Adjournment Proposal requires the affirmative vote of the majority of the votes cast by the Quantum stockholders present at the Special Meeting by virtual attendance or by proxy and entitled to vote thereon.
The approval of the Merger Proposal and the PIPE Proposal is a condition to the consummation of the Business Combination.
When you consider the Quantum Board’s recommendation of these proposals, you should keep in mind that Quantum’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of the Public Stockholders generally. See “Proposal No. 1 — The Merger Proposal — Interests of Quantum’s Directors and Officers in the Merger.” The Quantum Board was aware of and considered these interests, among other matters, in evaluating and negotiating the transactions contemplated by the Merger Agreement and in recommending to Quantum stockholders that they vote in favor of the proposals presented at the Special Meeting.
Pursuant to Quantum’s current certificate of incorporation, Quantum will provide Public Stockholders the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account that holds a portion of the proceeds from Quantum’s IPO and a portion of the proceeds of the concurrent sale of the Private Warrants (including interest earned on the funds held in the Trust Account, net of taxes), as of two (2) business days prior to the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of $201,285,500 as of September 30, 2021, the estimated per share redemption price would have been $10.00. Public Stockholders may elect to redeem their Public Shares even if they vote for the Merger Proposal. A Public Stockholder, together with any of its affiliates or any other Person with whom it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 20% of the Public Shares without Quantum’s prior consent. The Sponsor Shares will be excluded from the pro rata calculation that will be used to determine the per share redemption price.
Contemporaneously with the execution of the Merger Agreement, Quantum, the Sponsors, TradeStation and Monex entered into the Sponsor Support Agreement pursuant to which, among other things, the Sponsors agreed (i) to vote all of their Sponsor Shares and all of the Public Shares held by them in favor of the Business Combination and (ii) not to redeem any of the shares they hold at the Special Meeting. Currently, the Sponsors own an aggregate of 5,031,250 Sponsor Shares and 901 Public Shares, which they have agreed to vote in connection with the Special Meeting. Further, pursuant to the Sponsor Support Agreement, Sponsor Holdco and Chardan have agreed to forfeit at Closing an aggregate of 1,610,554 Sponsor Shares; accordingly, the Sponsors will own 3,420,696 Sponsor Shares following the Closing (798,894 of which are the Sponsor Earn Out Shares).
The proxy statement/prospectus accompanying this notice explains the Merger Agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Special Meeting. Please review the proxy statement/prospectus accompanying this notice carefully.
As of September 30, 2021, there was $201,285,500 on deposit in the Trust Account, which Quantum intends to use to pay expenses in connection with the Business Combination and, together with the cash raised in connection with the PIPE Investment, for general corporate purposes of TradeStation. Each redemption of Public Shares will decrease the amount of cash on deposit in the Trust Account and available for these purposes. The Business Combination may be consummated only if Quantum has at least $5,000,001 of net tangible assets after giving effect to the redemption of any Public Shares submitted for redemption. Assuming consummation of the PIPE Investment, this condition will be met.
All Quantum stockholders are cordially invited to participate in the Special Meeting by accessing https://           . To ensure your representation at the Special Meeting, however, you should complete, sign, date and return the enclosed proxy card as soon as possible. If you are a Quantum stockholder of record, you may also cast your vote online during the Special Meeting. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be deemed voted “FOR” each of the proposals presented at the Special Meeting. If you fail to return your proxy card and do not vote online during the Special Meeting, it will have the same effect as a vote “AGAINST” the Merger Proposal but will have no effect on the PIPE Proposal or the Adjournment Proposal (if necessary). If you vote to “ABSTAIN” from voting your shares represented at the meeting by virtual attendance or by proxy on one or more of the proposals, it will have the same effect as a vote “AGAINST” the Merger Proposal, the PIPE Proposal and the Adjournment Proposal (if necessary), as applicable. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to participate in the Special Meeting and vote online during the Special Meeting, obtain a legal proxy from your broker or bank and e-mail a copy (legible photograph is sufficient) of your legal proxy to           . Quantum believes the proposals presented to the stockholders at the Special Meeting will be considered non-routine and, therefore, your broker or bank cannot vote your shares without your instruction on any of the proposals presented at the Special Meeting.
Public Stockholders may elect to redeem their Public Shares even if they vote “FOR” the Merger Proposal.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF QUANTUM SHARES YOU OWN. Whether or not you plan to participate in the Special Meeting, please complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions printed on your proxy card. If you hold your shares through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.
If you have any questions or need assistance with voting, please contact Quantum’s proxy solicitor,           .
Please read carefully the sections in the proxy statement/prospectus accompanying this notice regarding attending and voting at the Special Meeting to ensure that you comply with these requirements. Terms not otherwise defined herein have the meanings assigned to them in the accompanying proxy statement/prospectus.
BY ORDER OF THE BOARD OF DIRECTORS
John M. Schaible Chairman of the Board

i

Page
DELIVERY OF DOCUMENTS TO STOCKHOLDERS	269
TRANSFER AGENT AND REGISTRAR	269
WHERE YOU CAN FIND MORE INFORMATION	270
INDEX TO FINANCIAL STATEMENTS	F-1
Annex A-1 Agreement and Plan of Merger, dated as of November 4, 2021, by and among Quantum FinTech Acquisition Corporation, TSG Merger Sub, Inc., and TradeStation Group, Inc.	A-1-1
Annex A-2 First Amendment to the Agreement and Plan of Merger, dated as of December 17, 2021, by and among Quantum FinTech Acquisition Corporation, TSG Merger Sub, Inc., and TradeStation Group, Inc.	A-2-1

ii

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by TradeStation, constitutes a prospectus of TradeStation under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to TradeStation Shares if the Merger described herein is consummated. This document also constitutes a notice of meeting and a proxy statement provided by Quantum under Section 14(a) of the Exchange Act, with respect to the Special Meeting of Quantum stockholders at which Quantum stockholders will be asked to consider and vote upon a proposal to approve the Merger by the adoption of the Merger Agreement, among other matters.
INDUSTRY AND MARKET DATA
Presented in this proxy statement/prospectus are industry data, information and statistics regarding the markets in which TradeStation operates as well as publicly available information, industry and general publications and research and studies conducted by third parties. This information is supplemented where necessary with TradeStation’s own internal estimates and information obtained from other sources, taking into account publicly available information about other industry participants and TradeStation’s management’s judgment where information is not publicly available. This information appears in “Summary of the Proxy Statement/Prospectus,” “TradeStation’s Management’s Discussion and Analysis of Financial Condition and Results of Operation,” “Information Related to TradeStation — TradeStation’s Business” and other sections of this proxy statement/prospectus.
Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.
TRADEMARKS, TRADE NAMES AND SERVICE MARKS
TradeStation has proprietary rights to trademarks used in this proxy statement/prospectus that are important to its business, many of which are registered under applicable intellectual property laws. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the “®” or “TM” symbols, but the lack of such symbols is not intended to indicate, in any way, that TradeStation will not assert, to the fullest extent possible under applicable law, its rights or the rights of the applicable licensor to these trademarks and trade names. The use or display herein of other companies’ trademarks, trade names or service marks is not intended to imply a relationship with, or endorsement or sponsorship of TradeStation by, any other companies, or a sponsorship or endorsement of any such other companies by TradeStation. Each trademark, trade name or service mark of any other company appearing in this proxy statement/prospectus is the property of its respective holder.

FREQUENTLY USED TERMS
In addition, in this document:
“Absolute Share Limit” means the total number of TradeStation Shares that may be issued under the Omnibus Incentive Plan.
“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at Law or in equity) or arbitration.
“Additional Shares” means up to 4,038,462 additional TradeStation Shares that PIPE Investors (other than Monex) will be entitled to if the Adjustment Period VWAP is less than $10.00 per share, equal to the product of (x) the number of PIPE Shares, (excluding any Incentive Shares) issued to the PIPE Investor at the Closing that such PIPE Investor holds through the Measurement Date, multiplied by (y) a fraction, (A) the numerator of which is $10.00 (as adjusted for any stock split, reverse stock split or similar adjustment following the Closing) minus the Adjustment Period VWAP, and (B) the denominator of which is the Adjustment Period VWAP.
“Adjusted EBITDA” means, for the purposes of TradeStation’s unaudited projected financial information unless otherwise noted herein, Adjusted Pre-tax Income (loss) before interest expense on borrowings and depreciation and amortization.
“Adjusted Pre-tax Income (loss)” means, for the purposes of TradeStation’s unaudited projected financial information unless otherwise noted herein, net income (loss) attributable to TradeStation before income tax provision (benefit), and certain expenses and other items, including swap fair value gains (losses), severance expenses, write-offs, certain contractual settlements and cryptocurrency timing gains and losses.
“Adjustment Period” means the 60 Trading Day period beginning on and including the date a resale registration statement for the PIPE Shares is declared effective.
“Adjustment Period VWAP” means the higher of (x) the lower of (A) the VWAP of TradeStation Shares, determined for each of the successive 60 Trading Days of the Adjustment Period and (B) the average of the VWAP of TradeStation Shares determined for each of the successive 10 Trading Days ending on and including the last day of the Adjustment Period and (y) $6.50.
“Amended Bylaws” means the amended and restated Bylaws of TradeStation adopted pursuant to the Pre-Closing Restructuring.
“Amended Charter” means the amended and restated Articles of Incorporation of TradeStation adopted pursuant to the Pre-Closing Restructuring.
“AML” means Anti-Money Laundering.
“ASC” means Accounting Standards Codification.
“ASC 480” means ASC 480, Distinguishing Liabilities from Equity.
“ASC 815” means ASC 815, Derivatives and Hedging.
“Broker Non-Vote” means the failure of a Quantum stockholder, whose Quantum Shares are held in “street name” by a broker or other nominee, to give voting instructions to such broker or other nominee.
“BSA” means the Bank Secrecy Act, as amended.
“Business Combination” means the Merger and the other transactions contemplated by the Merger Agreement.
“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest, written or oral relating to any merger, recapitalization or similar business combination transaction.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as amended.
“CFTC” means the Commodity Futures Trading Commission.

“Change in Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its affiliates or (ii) all or a material portion of the assets, business or equity securities of another Person or (b) under which any Person(s) makes any equity or similar investment in another Person, in each case, that results, directly or indirectly, in the stockholders of a Person, as applicable, as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).
“Chardan” means Chardan Quantum LLC, a Delaware limited liability company.
“Chardan Capital Markets” means Chardan Capital Markets L.L.C., the representative of the underwriters in the IPO.
“Closing” means the closing of the Business Combination.
“Closing Date” means the date on which the Closing is completed.
“CME” means CME Group.
“Code” means the Internal Revenue Code of 1986, as amended.
“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions thereof.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, pronouncement, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention and the World Health Organization) in connection with, related to or in response to COVID-19, including, but not limited to, the CARES Act and the Families First Coronavirus Response Act, or any changes thereto.
“CPRA” means the California Privacy Rights Act of 2020.
“DDoS” means distributed denial of service.
“DGCL” means the Delaware General Corporation Law, as amended.
“Disclosure Letters” means the disclosure letters that modify the representations, warranties and covenants in the Merger Agreement.
“DTC” means The Depository Trust Company.
“DTCC” means The Depository Trust & Clearing Corporation.
“Earn Out Period” means the period beginning on the Closing Date and ending on the date that is the fifth (5th) anniversary of the Closing Date.
“Earn Out Shares” means, collectively, the Sponsor Earn Out Shares and the Monex Earn Out Shares.
“Effective Time” means the effective time of the Merger pursuant to the Merger Agreement.
“ETF” means exchange traded fund.
“E.U.” means the European Union.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means the lower of: (A) 1.3727; and (B)(1) the sum of (x) the number of Public Shares outstanding immediately prior to the Closing for which Quantum stockholders have not elected redemption and (y) 750,000, divided by (2) the number of Public Shares outstanding immediately prior to the Closing for which Quantum stockholders have not elected redemption.

“Excluded Share” means, without duplication, each (i) Quantum Share for which redemption rights have been exercised, (ii) Quantum Share (if any) that, at the Effective Time, is held in the treasury of Quantum, and (iii) Quantum Share (if any) that, prior to the Effective Time, is owned by Merger Sub or TradeStation.
“FASB” means the Financial Accounting Standards Board.
“FBCA” means the Florida Business Corporation Act.
“FCA” means the U.K. Financial Conduct Authority.
“FCM” means futures commission merchant.
“FDIC” means the Federal Deposit Insurance Corporation.
“FINRA” means the Financial Industry Regulatory Authority (and any predecessors thereof).
“FINRA Foundation” means the FINRA Investor Education Foundation.
“FIS” means Fidelity National Information Services, Inc.
“Fiscal year” or “fiscal year” means, as it relates to TradeStation, the 12 months ended March 31. Accordingly, references herein to “fiscal 2018” relate to the 12 months ended March 31, 2018, references herein to “fiscal 2019” relate to the 12 months ended March 31, 2019, references herein to “fiscal 2020” relate to the 12 months ended March 31, 2020, references herein to “fiscal 2021” relate to the 12 months ended March 31, 2021, references herein to “fiscal 2022” relate to the 12 months ended March 31, 2022, references herein to “fiscal 2023” relate to the 12 months ended March 31, 2023 and references herein to “fiscal 2024” relate to the 12 months ended March 31, 2024. References to any given year in this proxy statement/prospectus will be to a calendar year, and not a fiscal year, unless otherwise noted.
“GAAP” means generally accepted accounting principles in the U.S.
“GDPR” means the E.U. General Data Protection Regulation.
“GLBA” means the Gramm-Leach-Bliley Act of 1999.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (including the CFTC, SEC and state securities agencies or regulatory bodies), self-regulatory organizations (including the NFA and FINRA), CME (instead of NFA) acting as the primary regulator of an FCM, governmental commission, department, board, bureau, agency or instrumentality, and court or tribunal.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“ICE” means Intercontinental Exchange.
“Incentive Shares” means the 750,000 additional Quantum Shares, in the aggregate, issued to PIPE Investors, other than Monex, each of whose aggregate subscription amount equals or exceeds $5.0 million, for no additional consideration.
“Intended Tax Treatment” means the treatment of the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code.
“Investment Company Act” means Investment Company Act of 1940, as amended.
“IPO” or “Quantum’s IPO” means the initial public offering of Quantum Units, consummated on February 9, 2021, and the underwriters’ election to fully exercise their over-allotment option on February 12, 2021.
“IRS” means the U.S. Internal Revenue Service.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“LIBOR” means the London Interbank Offered Rate.
“Measurement Date” means the last day of the Adjustment Period.
“Merger” means the merger of Merger Sub with and into Quantum at the Effective Time, with Quantum being the surviving corporation.
“Merger Agreement” means the Agreement and Plan of Merger, dated as of November 4, 2021, by and among TradeStation, Quantum and Merger Sub, as amended by the First Amendment to the Agreement and Plan of Merger, dated as of December 17, 2021, and as such agreement may be further amended or otherwise modified from time to time in accordance with its terms.
“Merger Proposal” means the proposal to adopt the Merger Agreement and approve the Business Combination, described in this proxy statement/prospectus.
“Merger Sub” means TSG Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of TradeStation.
“Monex Earn Out Shares” means the 34,148,232 TradeStation Shares to be delivered by Monex at the Closing to an escrow account established pursuant to an escrow agreement to be entered into at or prior to the Closing by Quantum, Sponsor HoldCo, Chardan, TradeStation, Monex and the escrow agent.
“Monex Shares” means TradeStation Shares held by Monex, excluding any PIPE Shares to be held by Monex.
“Monex Triggering Event” means, with respect to Monex, each of Triggering Event I, Triggering Event II and a change in control of TradeStation where the per share consideration is equal to or greater than the thresholds of Triggering Event I or Triggering Event II.
“Non-Redemption Bonus Shares” means the fixed pool of 750,000 additional TradeStation Shares that TradeStation will be issuing to Public Stockholders at Closing as an incentive to Public Stockholders not to redeem their Public Shares (subject to the cap on the Exchange Ratio described elsewhere in this proxy statement/prospectus).
“NFA” means the National Futures Association.
“NSCC” means the National Securities Clearing Corporation.
“NYSE” means the New York Stock Exchange.
“OCC” means The Options Clearing Corporation.
“OFAC” means the U.S. Department of the Treasury Office of Foreign Asset Control.
“Omnibus Incentive Plan” means the TradeStation Group, Inc. 2021 Omnibus Incentive Plan, subject to TradeStation Board approval and adoption.
“Outside Date” means February 9, 2023.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“PFOF” means payment for order flow.
“PIPE Investment” means the private placement of Quantum Shares pursuant to the Subscription Agreements.
“PIPE Investor” means an investor party to a Subscription Agreement.

“PIPE Proposal” means the proposal to approve the issuance of 13,250,000 PIPE Shares in a private offering of securities to the PIPE Investors in connection with the Business Combination, which will occur immediately prior to the Closing, with such PIPE Shares converted into an equal number of TradeStation Shares in the Merger, and the issuance by TradeStation, as the successor to Quantum’s obligations under the PIPE Subscription Agreements, of up to 4,038,462 Additional Shares following the Closing based on the trading price of the TradeStation Shares during the relevant measurement period, and subject to certain other conditions, as further described under “Proposal No. 2 — The PIPE Proposal.”
“PIPE Shares” means (a) 12,500,000 Quantum Shares in the aggregate, including 5,000,000 shares subscribed to by Monex and 7,500,000 shares subscribed to by the other PIPE Investors, which the PIPE Investors have committed to purchase pursuant to the Subscription Agreements, at a purchase price of $10.00 per share, and (b) the 750,000 Incentive Shares.
“Pre-Closing Restructuring” means the restructuring that TradeStation will undergo prior to the Closing, which will result in there being 163,898,232 TradeStation Shares issued and outstanding prior to the Merger, all held by Monex.
“Private Warrants” means the Quantum Warrants sold to Sponsor Holdco and Chardan in a private placement in connection with the IPO.
“Public Shares” means the Quantum Shares issued as part of the Quantum Units sold in Quantum’s IPO.
“Public Stockholders” means the holders of Public Shares.
“Public Warrants” means the Quantum Warrants issued as part of the Quantum Units sold in Quantum’s IPO.
“Quantum” means Quantum FinTech Acquisition Corporation, a Delaware corporation.
“Quantum Board” means the board of directors of Quantum.
“Quantum Material Adverse Effect” has the meaning assigned to it in the Merger Agreement.
“Quantum Record Date” means 5:00 p.m. (New York City time) on           , 2022, the record date for the Special Meeting.
“Quantum Shares” means the shares of common stock, par value $0.0001 per share, of Quantum.
“Quantum Stockholder Approval” means the votes of any of Quantum’s capital stock necessary in connection with the entry into the Merger Agreement by Quantum, the consummation of the Business Combination, and the approval of the Quantum Stockholder Matters.
“Quantum Stockholder Matters” means (1) the adoption of the Merger Agreement and approval of the Business Combination; (2) the approval of the issuance of the shares in connection with the PIPE Investment and any other proposals as either the SEC or NYSE (or the respective staff members thereof may indicate are necessary in its comments to the registration statement or in correspondence related thereto, or any other proposals the parties agree are necessary or desirable to consummate the Business Combination); (3) adoption and approval of any other proposals as reasonably agreed by Quantum and TradeStation to be necessary or appropriate in connection with the Business Combination; and (4) the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.
“Quantum Units” means the units issued in Quantum’s IPO, each consisting of one Public Share and one Public Warrant.
“Quantum Warrants” means the Private Warrants and the Public Warrants.
“Redemption Deadline” means 5:00 p.m. (New York City time) on the date that is two business days prior to the date of the Special Meeting.

“Registration Rights Agreement” means the agreement that the TradeStation Equityholders and TradeStation will enter into at the Closing pursuant to which, among other things, TradeStation will agree to file a registration statement within 60 days of the Effective Time to register for resale under the Securities Act (A) any outstanding TradeStation Shares or other equity security of TradeStation held by the TradeStation Equityholders immediately following the Closing, (B) any TradeStation Shares issued to the TradeStation Equityholders pursuant to the terms of the Merger Agreement (including the TradeStation Shares issued or issuable upon the exercise of any other equity security issued to the TradeStation Equityholders pursuant to the terms of the Merger Agreement), (C) the Private Warrants (including any TradeStation Shares issued or issuable upon the exercise of any Private Warrants) and (D) any other equity security of TradeStation issued or issuable with respect to the securities referred to in the foregoing clauses (A) through (C) by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act, of 2002.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“SIPC” means the Securities Investor Protection Corporation.
“Special Meeting” means the special meeting of the Quantum stockholders, to be held virtually on           , 2022 at           (New York City time) accessible at https://                 or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.
“Sponsor Earn Out Shares” means the 798,894 TradeStation Shares to be delivered by Sponsor Holdco and Chardan at the Closing to an escrow account established pursuant to an escrow agreement to be entered into at or prior to the Closing by Quantum, Sponsor HoldCo, Chardan, TradeStation, Merger Sub, Monex and the escrow agent.
“Sponsor Holdco” means Quantum Ventures LLC, a Delaware limited liability company.
“Sponsors” means each of Sponsor Holdco, Chardan and the directors and officers of Quantum.
“Sponsor Shares” means the 5,031,250 Quantum Shares, held by the Sponsors as of the date of the Merger Agreement, being (i) with respect to Sponsor Holdco, 3,796,335 Quantum Shares, (ii) with respect to Chardan, 949,084 Quantum Shares and (iii) with respect to all of the directors and officers of Quantum, collectively, 285,831 Quantum Shares. In connection with the Closing, Sponsor Holdco and Chardan will forfeit 1,610,554 Quantum Shares.
“Sponsor Support Agreement” means the support agreement, dated as of November 4, 2021, by and among the Sponsors, Monex, Quantum, and TradeStation, as amended or modified from time to time.
“Sponsor Triggering Event” means, with respect to the Sponsors, each of Triggering Event I, Triggering Event II and a change in control of TradeStation where the per share consideration is equal to or greater than the thresholds of Triggering Event I or Triggering Event II.
“SRO” means self-regulatory organization.
“Subscription Agreements” means the subscription agreements, dated as of November 4, 2021, pursuant to which, among other things, the PIPE Investors agreed to subscribe for and purchase, and Quantum has agreed to issue and sell to the PIPE Investors, an aggregate number of Quantum Shares set forth in such subscription agreements in exchange for an aggregate purchase price of $125,000,000, and to issue Incentive Shares to certain PIPE Investors, on the Closing Date and prior to the Effective Time, on the terms and subject to the conditions set forth therein.
“TradeStation” means TradeStation Group, Inc., a Florida corporation.
“TradeStation Board” means the board of directors of TradeStation.
“TradeStation Equityholders” means certain Quantum stockholders who are party to the Registration Rights Agreement and Monex.

“TradeStation Shares” means the shares of common stock, par value $0.01 per share, of TradeStation.
“TradeStation Support Agreement” means the support agreement, dated as of November 4, 2021, entered into by and among Monex, Quantum, and TradeStation, as amended or modified from time to time.
“TradeStation Public Warrant” means each Public Warrant that by virtue of the Business Combination becomes a warrant to purchase TradeStation Shares, with each such warrant exercisable for the number of TradeStation Shares that the holder thereof would have received if such warrant had been exercisable and exercised immediately prior to the Merger.
“TradeStation Private Warrant” means each Private Warrant that by virtue of the Business Combination becomes a warrant to purchase TradeStation Shares, with each such warrant exercisable for the number of TradeStation Shares that the holder thereof would have received if such warrant had been exercisable and exercised immediately prior to the Merger.
“TradeStation Warrants” means the TradeStation Private Warrants and the TradeStation Public Warrants.
“Trading Day” means any day on which TradeStation Shares or Quantum Shares are actually traded on the Trading Market.
“Trading Market” means the NYSE or such other stock market on which TradeStation Shares or Quantum Shares (being the principal stock market on which such shares shall then be trading) are trading.
“Triggering Event I” means the first date on which the VWAP over any 20 Trading Days within the preceding 30 consecutive Trading Day period during the Earn Out Period is greater than or equal to $12.50.
“Triggering Event II” means the first date on which the VWAP over any 20 Trading Days within the preceding 30 consecutive Trading Day period during the Earn Out Period is greater than or equal to $15.00.
“Trust Account” means the trust account that holds a portion of the proceeds of Quantum’s IPO and a portion of the proceeds of the concurrent sale of the Private Warrants, maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee.
“Trust Agreement” means the Investment Management Trust Agreement, effective as of February 4, 2021, by and between Quantum and the Continental Stock Transfer & Trust Company, as on file with the SEC reports of Quantum as of November 4, 2021.
“U.K.” means the United Kingdom of Great Britain and Northern Ireland.
“U.K. GDPR” means the U.K. General Data Protection Regulation.
“U.S.” means the United States of America.
“U.S.A. Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“U.S. dollar,” “USD,” “US$” and “$” mean the legal currency of the U.S.
“VWAP” means, with respect to a Trading Day, the volume weighted average price for such Trading Day of TradeStation Shares, as applicable, on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function or, if not available, by another authoritative source mutually acceptable to TradeStation and Quantum.
“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.
“Warrant Agreement” means that certain Warrant Agreement, dated February 4, 2021, by and between Quantum and Continental Stock Transfer & Trust Company, as warrant agent.

SUMMARY OF THE MATERIAL TERMS OF THE MERGER
The descriptions below of the material terms of the Merger are intended to be summaries of such terms. Such descriptions do not purport to be complete and are qualified in their entirety by reference to the terms of the agreements themselves.
The Merger Agreement
On November 4, 2021, Quantum, TradeStation and Merger Sub entered into the Merger Agreement providing for the Business Combination, pursuant to which, among other things, the Merger will occur at the Effective Time, with Quantum continuing as the surviving entity and as a wholly-owned subsidiary of TradeStation (and therefore ceasing to be a publicly-traded company listed on NYSE), Quantum’s stockholders becoming stockholders of TradeStation, and TradeStation becoming a publicly-traded company listed on NYSE.
The Business Combination
The Merger Agreement provides that, upon the terms and subject to the conditions thereof, the following transactions will occur in order to effect the Business Combination:
(i)
On the Closing Date, Quantum and Merger Sub will cause the Merger to be consummated by filing the certificate of merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL.

(ii)
At the Effective Time, in accordance with the DGCL, Merger Sub will merge with and into Quantum, following which the separate corporate existence of Merger Sub will cease, Quantum will continue as the surviving corporation after the Merger and as a wholly-owned subsidiary of TradeStation, and Quantum’s stockholders shall receive (other than for Excluded Shares), as described in more detail below, TradeStation Shares in exchange for their Quantum Shares. The Merger Agreement contemplates that upon or promptly following completion of the Business Combination Quantum will cease to be a publicly-traded company and TradeStation shall become a publicly-traded company listed on NYSE under the ticker symbol “TRDE.”

(iii)
At the Effective Time, each PIPE Share and each Sponsor Share will be converted into, and the PIPE Investors and the Sponsors shall have the right to receive in respect of each Quantum Share, one TradeStation Share.

(iv)
At the Effective Time, each Quantum Share (other than any Excluded Share, PIPE Share and Sponsor Share) will be converted into, and each holder thereof shall have the right to receive in respect of each Quantum Share, a number of TradeStation Shares equal to the lower of: (A) 1.3727; and (B)(1) the sum of (x) the number of Public Shares outstanding immediately prior to the Closing for which Quantum stockholders have not elected redemption and (y) 750,000, divided by (2) the number of Public Shares outstanding immediately prior to the Closing for which Quantum stockholders have not elected redemption (the “Exchange Ratio”). This formula reflects the up to 750,000 Non-Redemption Bonus Shares TradeStation will be issuing at Closing as an incentive to Public Stockholders not to redeem their Public Shares. Public Stockholders will receive between 1.0373 TradeStation Shares (assuming no redemptions) and 1.3727 TradeStation Shares (assuming 90% or more redemptions) for each Quantum Share owned depending on how many Public Shares are redeemed.

(v)
From and after the Effective Time, each of the Quantum stockholders shall cease to have any other rights in and to the Merger Sub or Quantum, in its capacity as the surviving corporation of the Merger, and each certificate, or other indicia, relating to the ownership of Quantum Shares (other than any Excluded Share) shall thereafter represent only the right to receive the applicable portion of the merger consideration, i.e., the number of TradeStation Shares being exchanged for the Quantum Shares.

(vi)
Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable Quantum Share, which shall constitute the only outstanding Quantum Shares and which shall all be owned by TradeStation.

(vii)
Each Quantum Share held in Quantum’s treasury or owned by Quantum, Merger Sub or TradeStation immediately prior to the Effective Time, if any, shall be cancelled and no consideration shall be paid or payable with respect thereto.

(viii)
Notwithstanding anything in the Merger Agreement to the contrary, no fraction of a TradeStation Share will be issued by virtue of the Merger, and any such fractional share (after aggregating all fractional TradeStation Shares that otherwise would be received by a Quantum stockholder) shall be rounded down to the nearest whole share.

The Quantum Board has unanimously (i) approved and declared advisable the Merger Agreement, the Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval by the Quantum stockholders of the Merger Agreement and related matters.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
The following are answers to certain questions that you may have regarding the Merger and the Special Meeting. You should read the remainder of this proxy statement/prospectus carefully because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this proxy statement/prospectus.
QUESTIONS AND ANSWERS ABOUT THE MERGER
Q:
WHAT IS THE MERGER?

A:
Quantum, TradeStation and Merger Sub, a wholly-owned subsidiary of TradeStation, have entered into the Merger Agreement, providing for, subject to the terms and conditions therein, the Business Combination, pursuant to which, among other things, Merger Sub will merge with and into Quantum, with Quantum continuing as the surviving entity and as a wholly-owned subsidiary of TradeStation. As a result of the Merger, Quantum stockholders are to receive, except for shares they have elected to redeem for cash, TradeStation Shares in exchange for their Quantum Shares.

Quantum will hold the Special Meeting to, among other things, obtain the approvals required for the Merger and the other transactions contemplated by the Merger Agreement which require approval, and you are receiving this proxy statement/prospectus in connection with such meeting.
For more information on the Merger Agreement and the Merger, see the section of this proxy statement/prospectus titled “The Merger Agreement.” In addition, a copy of the Merger Agreement is attached as Annex A. You should carefully read this proxy statement/prospectus and the Merger Agreement in their entirety.
Q:
WHY AM I RECEIVING THIS DOCUMENT?

A:
Quantum stockholders are being asked to vote to (1) adopt the Merger and the other transactions contemplated by the Merger Agreement (the “Merger Proposal”), (2) approve, for purposes of complying with applicable listing rules of the NYSE, the issuance of 13,250,000 PIPE Shares in a private offering of securities to the PIPE Investors in connection with the Business Combination, which will occur immediately prior to the Closing with such PIPE Shares converted into an equal number of TradeStation Shares in the Merger, and the issuance by TradeStation, as the successor to Quantum’s obligations under the Subscription Agreements, of up to 4,038,461 Additional Shares following the Closing dependent on the trading price of the TradeStation Shares during the relevenat measurement period, and subject to certain other conditions (the “PIPE Proposal”) and (3) adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Merger Proposal or the PIPE Proposal (the “Adjournment Proposal”). See the section of this proxy statement/prospectus titled “Proposal No. 1 — The Merger Proposal,” “Proposal No. 2 — The PIPE Proposal” and “Proposal No. 3 — The Adjournment Proposal.” This proxy statement/prospectus is sent to help Quantum stockholders decide how to vote their Public Shares with respect to the Merger Proposal, the PIPE Proposal and the Adjournment Proposal.

The Merger cannot be completed unless Quantum stockholders approve the Merger Proposal and the PIPE Proposal set forth in this proxy statement/prospectus. Information about the Special Meeting, the Merger and the other business to be considered by Quantum stockholders at the Special Meeting is contained in this proxy statement/prospectus.
This document constitutes a proxy statement of Quantum and a prospectus of TradeStation. It is a proxy statement because the Quantum Board is soliciting proxies from Quantum stockholders. It is a prospectus because TradeStation, in connection with the Business Combination, is offering TradeStation Shares in exchange for the outstanding Quantum Shares to be converted upon consummation of the Business Combination. See the section of this proxy statement/prospectus titled “The Merger Agreement — Merger Consideration.”

Q:
WHAT WILL QUANTUM STOCKHOLDERS RECEIVE IN THE BUSINESS COMBINATION?

A:
If the Business Combination is completed, each Quantum Share (other than any Excluded Share, PIPE Share and Sponsor Share) will be converted into, and each holder thereof shall have the right to receive in respect of each Quantum Share, a number of TradeStation Shares equal to the lower of: (A) 1.3727; and (B)(1) the sum of (x) the number of Public Shares outstanding immediately prior to the Closing for which Quantum stockholders have not elected redemption and (y) 750,000, divided by (2) the number of Public Shares outstanding immediately prior to the Closing for which Quantum stockholders have not elected redemption. Each of the PIPE Shares and Sponsor Shares will be converted into, and each holder thereof shall have the right to receive in respect of each such share, one TradeStation Share. Each Quantum Warrant will become a TradeStation Warrant, with each such warrant exercisable for the number of TradeStation Shares that the holder thereof would have received if such warrant had been exercisable and exercised immediately prior to the Merger. Each of the Excluded Shares will be cancelled and no merger consideration shall be paid or payable with respect thereto.

The following table illustrates the consideration (meaning the amount of TradeStation Shares) each Public Stockholder will receive on a per share basis (with respect to Public Shares that have not been redeemed) in three different redemption scenarios, which are: (1) no redemptions (0%), (2) 50% redemptions and (3) 90% redemptions. These are all just examples and no prediction is being made as to what the actual redemption rate would turn out to be. As of September 30, 2021, any Public Stockholder who elects to redeem its Public Shares will receive approximately $10.00 per share.
Cash & Stock Merger Consideration per Share	Assuming no redemptions	Assuming 50% redemptions	Assuming 90% redemptions
Quantum Stockholders Who Choose Not to Redeem
Per share cash consideration	—	—	—
Per share stock consideration	1.0373	1.0745	1.3727
Quantum Stockholders Who Choose to Redeem
Per share cash consideration	—	$10.00	$10.00
Per share stock consideration	—	—	—

Q:
WHAT ARE THE NON-REDEMPTION BONUS SHARES AND WHAT IS THEIR PURPOSE?

A:
The Non-Redemption Bonus Shares are a fixed pool of 750,000 shares that TradeStation will be issuing at Closing as an incentive to Public Stockholders not to redeem their Public Shares (subject to the cap on the Exchange Ratio described elsewhere in the proxy statement/prospectus). The way this incentive works is that the Public Stockholders will receive between 1.0373 TradeStation Shares (assuming no redemptions) and 1.3727 TradeStation Shares (assuming 90% or more redemptions) for each Quantum Share owned depending on how many Public Shares are redeemed.

Q:
WHAT WILL THE OWNERSHIP OF TRADESTATION SHARES BE UPON COMPLETION OF THE BUSINESS COMBINATION?

A:
Upon consummation of the Business Combination, the Quantum stockholders will become TradeStation stockholders and TradeStation’s sole stockholder prior to the Closing, Monex, will remain a TradeStation stockholder. Monex is not selling any of the TradeStation Shares it owns today as part of, or in connection with, the Business Combination, and Monex will be acquiring an additional 5.0 million TradeStation Shares in its PIPE Investment. Monex’s percentage of ownership of TradeStation at Closing will vary based on the level of redemptions by Public Stockholders. If there are no redemptions of Public Shares, Monex will own 80.93% of the issued and outstanding TradeStation Shares at Closing, which could increase up to 83.84% if the Monex Earn Out Shares and Sponsor Earn Out Shares become vested, and, if all of the Public Shares are redeemed, Monex will own 92.53%, which could increase up to 93.54% if the Monex Earn Out Shares and Sponsor Earn Out Shares become vested.

The following table illustrates the varying ownership amounts and percentages for TradeStation after the Business Combination under three scenarios: one with no redemptions by Public Stockholders,

one with 50% redemptions by Public Stockholders and one with maximum redemptions by Public Stockholders. In addition, the ownership percentages below are based on the assumption that there are no adjustments for the outstanding Quantum Warrants issued in connection or concurrently with Quantum’s IPO, as such securities are not exercisable until the later of February 9, 2022 and the Closing. Further, there are no adjustments for the up to (i) 798,894 TradeStation Shares to be delivered as Sponsor Earn Out Shares and (ii) 34,148,232 TradeStation Shares to be delivered as Monex Earn Out Shares, because the Sponsor Earn Out Shares and the Monex Earn Out Shares will only be delivered in whole or in part following the Closing contingent upon the occurrence of Triggering Event I, Triggering Event II or a change in control of TradeStation where the per share consideration is equal to or greater than certain thresholds.
	As of September 30, 2021(1)
	Assuming no redemptions		Assuming 50% redemptions		Assuming 100% redemptions
	Shares	%	Shares	%	Shares	%
Quantum stockholders (including the Sponsors)(2)	23,496,802	14.1	13,434,302	8.6	2,621,802	1.8
Monex Shares (excludes 5 million Monex PIPE Shares)(3)	129,750,000	77.9	129,750,000	82.9	129,750,000	89.1
PIPE Shares (includes 5 million Monex PIPE Shares)(4)	13,250,000	8.0	13,250,000	8.5	13,250,000	9.1
Total TradeStation Shares outstanding at the Closing (excluding Monex Earn Out Shares and Sponsor Earn Out Shares)(5)	166,496,802	100.0	156,434,302	100.0	145,621,802	100.0
Sponsor Earn Out Shares	798,894		798,894		798,894
Monex Earn Out Shares	34,148,232		34,148,232		34,148,232
Total TradeStation Shares outstanding at the Closing (including Monex Earn Out Shares and Sponsor Earn Out Shares)	201,443,928		191,381,428		180,568,928

(1)
The figures in the above table are presented only as illustrative examples and are based on the assumptions described above, which may be different from the actual amount of redemptions in connection with the Business Combination.

(2)
Includes 750,000 Non-Redemption Bonus Shares to be issued in the aggregate to Public Stockholders who have elected not to redeem their Quantum Shares. Such 750,000 Non-Redemption Bonus Shares will be delivered as Merger consideration ratably to such Public Stockholders that hold any number of Quantum Shares not redeemed.

(3)
“Monex Shares” do not include Monex’s $50 million PIPE Investment for which it will receive an additional 5 million TradeStation Shares. Combining Monex’s PIPE Shares with Monex Shares results in Monex ownership of 80.93% assuming no redemptions, 86.14% assuming 50% redemptions and 92.53% assuming max redemptions. Monex’s ownership could increase up to 93.54% if the Monex Earn Out Shares and Sponsor Earn Out Shares become vested.

(4)
“PIPE Shares” include the 5 million TradeStation Shares Monex will receive for its $50 million PIPE Investment.

(5)
Excludes any grants or vesting of restricted stock units or performance stock units pursuant to the Omnibus Incentive Plan, including those described in the Executive Agreements with each of TradeStation’s named executive officers.

Q:
WHAT ARE SPONSOR SHARES?

A:
Sponsor Shares are fully vested Quantum Shares that were issued to the Sponsors prior to Quantum’s IPO, 5,031,250 of which are currently outstanding (the same number that were outstanding on the date of the Merger Agreement), broken down as follows: (i) Sponsor Holdco, 3,796,335 shares; (ii) Chardan,

949,084 shares; and (iii) the seven directors (some of whom are also executive officers) of Quantum as a group, 285,831 shares (40,833 shares each). However, notwithstanding that there are 5,031,250 fully vested Sponsor Shares currently outstanding, Sponsor HoldCo and Chardan have agreed that at Closing (1) they will forfeit for no consideration a total of 1,610,554 Quantum Shares, and (2) a total of 798,894 Quantum Shares held by Sponsor HoldCo and Chardan will be Sponsor Earn Out Shares. This means that, at the Effective Time, the number of fully vested Sponsor Shares will have been reduced by approximately 48%, from 5,031,250 fully vested shares to 2,621,802 fully vested shares.
Sponsor Shares held by Sponsor HoldCo and Chardan will also be subject to a lock-up for a period of up to 12 months after the Closing Date, and Sponsor Shares held by the directors and officers of Quantum will be subject to a lock-up for a period of up to six months after the Closing Date, in each case pursuant to the Sponsor Support Agreement. For more information about the Sponsor Support Agreement, see the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Merger Agreement — Sponsor Support Agreement.”
Q:
WHAT ARE THE CONDITIONS TO COMPLETION OF THE BUSINESS COMBINATION?

A:
There are a number of closing conditions in the Merger Agreement, including, but not limited to, (i) Quantum stockholders having approved the Merger Proposal and the PIPE Proposal, (ii) the approval for listing on the NYSE of the TradeStation Shares, and (iii) accuracy of TradeStation and Quantum’s representations and warranties and their compliance with their respective covenants in the Merger Agreement, subject to specified materiality thresholds as described in more detail later in this proxy statement/prospectus. For a summary of the conditions that must be satisfied or waived prior to the Closing, see the section of this proxy statement/prospectus titled “The Merger Agreement — Closing Conditions.”

Q:
WHEN WILL THE BUSINESS COMBINATION BE COMPLETED?

A:
Quantum and TradeStation currently expect that the Business Combination will be completed during the first half of 2022. Neither Quantum nor TradeStation can assure you when, or if, the Business Combination will be completed and it is possible that factors outside of the control of both companies could result in the Business Combination being completed at a different time or not at all. Quantum must first obtain the approval of Quantum stockholders for each of the proposals set forth in this proxy statement/prospectus for their approval, and Quantum and TradeStation must also first satisfy other closing conditions. See the section of this proxy statement/prospectus titled “The Merger Agreement — Closing Conditions.”

Q:
WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE BUSINESS COMBINATION?

A:
A total of $201,250,000 from a portion of the net proceeds of the sale of the Quantum Units in Quantum’s IPO (including the proceeds of the sale of additional Quantum Units resulting from the full exercise of the underwriters’ over-allotment option) and a portion of the proceeds of the concurrent sale of the Private Warrants were deposited in the Trust Account immediately following the IPO. In connection with the consummation of the Business Combination, the funds in the Trust Account will be used to (i) pay Public Stockholders who properly demand redemption of their Public Shares a pro rata portion of the Trust Account, (ii) pay fees and expenses incurred in connection with the Business Combination (including aggregate fees of approximately $7,043,750 to Chardan Capital Markets as a marketing fee) and (iii) help fund TradeStation’s plans to accelerate account and revenue growth and add liquidity to support an anticipated larger customer base.

Q:
WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT COMPLETED?

A:
If Quantum does not complete the Business Combination with TradeStation for any reason, Quantum would search for another target business with which to complete a business combination. If Quantum does not complete the Business Combination with TradeStation and does not complete an initial business combination with another target business by the Outside Date, Quantum must redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the amount then held in the Trust Account divided by the number of outstanding Public Shares. The Sponsors have no redemption rights in the event a business combination is not effected in the required time period and, accordingly, the Sponsor Shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to Quantum Warrants. Accordingly, such warrants will expire worthless. Furthermore, if the Business Combination is not completed, TradeStation will remain a privately-held independent company. See the section of this proxy statement/prospectus titled “The Merger Agreement — Termination; Effectiveness” and “Risk Factors.”
Q:
CAN QUANTUM OR TRADESTATION SEEK AN ALTERNATE TRANSACTION?

A:
Pursuant to the Merger Agreement, TradeStation has agreed to not, and to direct its representatives to not, (i) initiate any negotiations with any person with respect to certain alternative transactions, (ii) enter into an agreement with respect to any such alternative transactions or proposed transactions, or (iii) otherwise knowingly facilitate any inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make a proposal with respect to any such alternative transaction. Similarly, Quantum has agreed pursuant to the Merger Agreement to not, and not permit its representatives to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any person with respect to a Business Combination Proposal, or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal. See the section of this proxy statement/prospectus titled “The Merger Agreement.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
Q:
WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:
Quantum stockholders are being asked to vote on the following proposals:

1.
the Merger Proposal;

2.
the PIPE Proposal; and

3.
the Adjournment Proposal (if necessary).

Consummation of the Business Combination is conditioned on the approval of the Merger Proposal and the PIPE Proposal. If any of these proposals is not approved, Quantum and TradeStation will not consummate the Business Combination.
Q:
WHY IS QUANTUM PROPOSING THE MERGER?

A:
Quantum was organized as a special purpose acquisition company, or SPAC, the sole purpose of which is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Since the IPO, Quantum’s activity has been limited to the evaluation of business combination candidates. After evaluating several business combination candidates, Quantum decided to pursue a business combination with TradeStation.
TradeStation provides a multi-asset trading platform on desktop, web and mobile as a self-clearing online broker for the equities, options, futures and cryptocurrency self-directed investor markets. Based on its due diligence investigations of TradeStation and the industry in which it operates, including the financial and other information provided by TradeStation in the course of its negotiations in connection with the Merger Agreement, Quantum believes that TradeStation has attractive growth opportunities, a strong value proposition to the market and its customers, a compelling risk-reward profile and a strong management team, and that the Business Combination, specifically the infusion of additional capital it will provide, should improve TradeStation’s ability to grow.
See the section of this proxy statement/prospectus titled “Proposal No.1 — The Merger Proposal — Recommendation of the Quantum Board of Directors and Reasons for the Business Combination.”

Q:
DID THE QUANTUM BOARD OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE BUSINESS COMBINATION?

A:
The Quantum Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Quantum’s officers, directors and advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of financial technologies and financial services industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Quantum’s financial advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, Quantum’s officers, directors and advisors have substantial experience with mergers and acquisitions. Accordingly, investors may be relying solely on the judgment of the Quantum Board in valuing TradeStation’s business without the benefit of a fairness opinion or similar third-party opinion or analysis.

Q:
DO I HAVE REDEMPTION RIGHTS?

A:
If you are a holder of Public Shares, you do have redemption rights. You have the right to require Quantum to redeem your shares for a pro rata portion of the cash held in the Trust Account, regardless of whether you vote and if you do vote regardless of whether you vote for or against the Merger Proposal.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 20% of the Public Shares. Accordingly, all Public Shares in excess of 20% held by a Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed.
Q:
HOW AND WHEN DO I EXERCISE MY REDEMPTION RIGHTS, IF THAT IS WHAT I DECIDE I WANT TO DO?

A:
Irrespective of whether you, as a holder of Public Shares, vote for or against the Merger Proposal, you may demand that Quantum redeem your Public Shares, in whole or in part (meaning you may elect to redeem all or a portion of your Public Shares), for cash if the Business Combination is consummated. You will be entitled to receive cash for these shares only if, no later than 5:00 p.m. (New York City time) on           , 2022 (two business days prior to the date of the Special Meeting), you:

(i)
submit a written demand to Quantum’s transfer agent that Quantum redeem your Public Shares for cash (specifying the number of your Public Shares you wish to have redeemed);

(ii)
certify in such written request for redemption that you “ARE” or “ARE NOT” seeking to redeem more than an aggregate of 20% of the Public Shares together with your affiliates or any Person(s) with whom you are acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act); and

(iii)
deliver your Public Shares to Quantum’s transfer agent (physically or electronically).

If the Business Combination is not consummated, your Public Shares will not be redeemed in connection with this transaction.
If the Business Combination is consummated and you, as a holder of Public Shares, properly demand redemption of your Quantum Shares, Quantum will redeem each such Public Share you have requested be redeemed for a full pro rata portion of the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination. If you, as a holder of Public Shares, redeem your Public Shares you may retain all Public Warrants you hold. As a holder of Public Shares, you may elect to redeem without voting, and if you do vote, irrespective of whether you vote for or against the Merger Proposal.
Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Merger Proposal at the Special Meeting. If you deliver your shares for redemption to Quantum’s transfer agent and later decide prior to the Special Meeting not to elect redemption, you may request that Quantum’s transfer agent return the shares (physically or electronically). If such request is received after the Special Meeting and the vote is taken with respect to the Merger Proposal at the Special Meeting, Quantum will have the option of whether to honor such request or to redeem your Public Shares.
Any corrected or changed proxy card or written demand of redemption rights must be received by Quantum’s transfer agent prior to the vote taken on the Merger Proposal at the Special Meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent prior to the vote at the Special Meeting.
If a demand is properly made as described above, then, if the Business Combination is consummated, Quantum will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Public Shares for cash.
Q:
WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION?

A:
There are significant factual and legal uncertainties as to whether the Business Combination qualifies as a reorganization within the meaning of Section 368(a) of the Code, and therefore the tax treatment of the Business Combination is inherently uncertain. If, as of the Closing Date, any requirement for Section 368(a) of the Code is not met, then a U.S. Holder (as defined below under “Certain U.S. Federal Income Tax Considerations”) may recognize gain or loss in an amount equal to the difference, if any, between the fair market value (as of the Closing Date) of the securities received in the Merger, over such U.S. Holder’s aggregate tax basis in the securities surrendered by such U.S. Holder in the Merger.

The tax consequences of the Business Combination are complex and will depend on your particular circumstances. U.S. Holders of Quantum securities (as defined below under “Certain U.S. Federal Income Tax Considerations”) are urged to consult their own tax advisors to determine the tax consequences of the Business Combination. Please also see the risk factor below under the heading “ —  Risks Related to the Business Combination  —  If the Business Combination does not qualify as a reorganization under Section 368(a) of the Code, then the Business Combination generally would be taxable with respect to U.S. Holders.”
Q:
DO I HAVE APPRAISAL RIGHTS IF I OBJECT TO THE PROPOSED BUSINESS COMBINATION?

A:
TradeStation Shares issued as merger consideration will be listed on a national securities exchange at Closing. As a result, neither Quantum stockholders nor Quantum Warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

Q:
WHAT HAPPENS IF THE MERGER PROPOSAL IS APPROVED BUT A SUBSTANTIAL NUMBER OF PUBLIC STOCKHOLDERS, INCLUDING MANY WHO HAVE VOTED IN FAVOR OF THE MERGER, EXERCISE THEIR REDEMPTION RIGHTS?

A:
Public Stockholders may vote in favor of the Merger Proposal and still exercise their redemption rights. This means that the Business Combination may be approved and consummated even if the funds available from the Trust Account and the number of Quantum stockholders are substantially reduced as a result of a vast majority of the Public Shares being redeemed by the Public Stockholders. With fewer publicly held shares and fewer public stockholders, the trading market for TradeStation Shares will be less liquid, TradeStation may not be able to meet, or continue to meet, the listing standards of the NYSE, and, with less funds available from the Trust Account the capital infusion into TradeStation’s business will be reduced, providing less funds to TradeStation to support its business growth strategy.

Q:
HOW DO THE SPONSORS INTEND TO VOTE ON THE PROPOSALS?

A:
The Sponsors are the holders of record and beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) and are entitled to vote approximately 20% of the outstanding Quantum Shares. The Sponsors have agreed to vote any Sponsor Shares and any Public Shares held by them as of the Quantum Record Date for the Special Meeting in favor of the proposals. See the section of this proxy statement/prospectus titled “Certain Agreements Related to the Business Combination — Sponsor Support Agreement.”

Q:
WHAT CONSTITUTES A QUORUM AT THE SPECIAL MEETING?

A:
A majority of the voting power of the issued and outstanding Quantum Shares, which is 12,578,126 Quantum Shares, present at the Special Meeting by virtual attendance or by proxy and entitled to vote is required to constitute a quorum and to conduct business at the Special Meeting. A vote to “ABSTAIN” from voting shares represented at the meeting by virtual attendance or by proxy on one or more of the proposals in this proxy statement/prospectus will count as present for the purposes of establishing a quorum. Broker Non-Votes will not count as present for the purposes of establishing a quorum. In the absence of a quorum, the chairman of the Special Meeting may adjourn the Special Meeting.

Q:
WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?

A:
The Merger Proposal:   The approval of the Merger Proposal requires the affirmative vote of a majority of the outstanding Quantum Shares. The Sponsors have agreed to vote any Sponsor Shares and any Public Shares held by them in favor of the Merger Proposal. As of the Quantum Record Date, the Sponsors collectively held 5,031,250 Sponsor Shares and 901 Public Shares. As a result, as of the Quantum Record Date, in addition to the Sponsor Shares and Public Shares held by the Sponsors, Quantum would need 7,545,975, or over approximately 37.5%, of the 20,125,000 Public Shares to be voted in favor of the Merger Proposal in order to have the Merger Proposal approved.

The PIPE Proposal:   The approval of the PIPE Proposal requires the affirmative vote of the majority of the votes cast by holders of outstanding Quantum Shares present at the Special Meeting by attendance via the virtual meeting website or by proxy and entitled to vote thereon. The Sponsors have agreed to vote any Sponsor Shares and any Public Shares held by them in favor of the Merger Proposal. As of the Quantum Record Date, the Sponsors collectively held 5,031,250 Sponsor Shares and 901 Public Shares. As a result, in addition to the Sponsor Shares and Public Shares held by the Sponsors, Quantum would need 7,545,975, or over approximately 37.5%, of the 20,125,000 Public Shares, as of the Quantum Record Date, to be voted in favor of the PIPE Proposal (assuming all issued and outstanding shares are voted) in order to have the PIPE Proposal approved.
The Adjournment Proposal (if necessary):   The approval of the Adjournment Proposal requires the affirmative vote of the majority of the votes cast by holders of outstanding Quantum Shares present at the Special Meeting by virtual attendance or by proxy and entitled to vote thereon. The Sponsors have agreed to vote any Sponsor Shares and any Public Shares held by them in favor of the Merger Proposal. As of the Quantum Record Date, the Sponsors collectively held 5,031,250 Sponsor Shares and 901 Public Shares. As a result, in addition to the Sponsor Shares and Public Shares held by the Sponsors, Quantum would need 7,545,975, or over approximately 37.5%, of the 20,125,000 Public Shares, as of the Quantum Record Date, to be voted in favor of the Adjournment Proposal (assuming all issued and outstanding shares are voted) in order to have the Adjournment Proposal approved.
Q:
DO ANY OF QUANTUM’S DIRECTORS OR OFFICERS OR THE SPONSORS HAVE INTERESTS IN THE BUSINESS COMBINATION THAT MAY DIFFER FROM, OR BE IN ADDITION TO, THE INTERESTS OF PUBLIC STOCKHOLDERS?

A:
The Sponsors as well as the Sponsors’ and Quantum’s officers and directors may have interests in the Business Combination that may be different from, or in addition to, the interests of Public Stockholders generally. These interests may cause the Sponsors and the directors and executive officers of the Sponsors or Quantum to view the Merger Proposal and the other proposals differently than Quantum’s Public Stockholders generally may view them. The Quantum Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the

Merger Agreement and the Merger and in recommending that the Merger Proposal and other proposals be approved by Quantum’s stockholders. See the section of this proxy statement/prospectus titled “Proposal No. 1 — The Merger Proposal — Interests of Quantum’s Directors and Officers in the Business Combination.”
Q:
WHAT DO I NEED TO DO NOW?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxies as soon as possible so that your shares will be represented at the Special Meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by your broker, bank or other nominee if your shares are held in the name of your broker, bank or other nominee.

Q:
HOW DO I VOTE?

A:
If you are a Quantum stockholder of record as of the Quantum Record Date, which is           , 2022, you may submit your proxy before the Special Meeting in any of the following ways:

(i)
use the toll-free number shown on your proxy card;

(ii)
visit the website shown on your proxy card to vote via the Internet; or

(iii)
complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a Quantum stockholder of record as of the Quantum Record Date, you may also vote online during the Special Meeting or any adjournment thereof by accessing https://           .
If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. If you are a “street name” stockholder who wishes to participate in the Special Meeting you will need to obtain a proxy form from your broker, bank or other nominee and email a copy (a legible photograph is sufficient) of your legal proxy to           .
Q:
HOW DO I REGISTER TO PARTICIPATE IN THE SPECIAL MEETING?

A:
To register for the virtual Special Meeting, please follow these instructions:

If your shares are registered in your name with Quantum’s transfer agent and you wish to participate in the Special Meeting, go to https://           , enter the control number you received on your proxy card and click on “Click here” to preregister for the online meeting link at the top of the page. Just prior to the start of the Special Meeting, you will need to log back into the meeting site using your 16-digit control number. Pre-registration is recommended but is not required in order to attend.
If you are a beneficial holder who wishes to participate in the Special Meeting, you must obtain a legal proxy by contacting your account representative at the bank, broker or other nominee that holds your shares and email a copy (a legible photograph is sufficient) of your legal proxy to           . Beneficial holders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the Special Meeting. After contacting Quantum’s transfer agent, a beneficial holder will receive an email prior to the Special Meeting with a link and instructions for entering the virtual meeting. Beneficial holders should contact Quantum’s transfer agent at least five business days prior to the Special Meeting date.
Q:
HOW DO I ACCESS THE SPECIAL MEETING WEBSITE?

A:
You will need your control number for access. If you do not have your control number, contact           at the phone number or email address below. Beneficial owners who hold shares through a bank, broker or other intermediary will need to contact them and obtain a legal proxy. Once you have your legal proxy, contact Continental Stock Transfer & Trust Company to have a control number generated.           ‘s contact information is as follows:           or email           .

Q:
IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:
If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide such record holder of your shares with instructions on how to vote your shares.

Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Quantum or by voting in person at the Special Meeting (or by virtual attendance thereof) unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. In addition to such legal proxy, if you wish to participate in the Special Meeting and vote online during the Special Meeting, but are not a stockholder of record because you hold your shares in “street name,” obtain a legal proxy from your broker, bank or other nominee and email a copy (a legible photograph is sufficient) of your legal proxy to           .
Your broker, bank or other nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Quantum believes all of the proposals presented to Quantum stockholders at the Special Meeting will be considered non-discretionary and, therefore, your broker, bank or other nominee cannot vote your shares without your instruction on any of the proposals presented at the Special Meeting.
If you are a Quantum stockholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Merger Proposal, the PIPE Proposal or the Adjournment Proposal. Such Broker Non-Votes will have the same effect as a vote “AGAINST” the Merger Proposal but will have no effect on the PIPE Proposal or the Adjournment Proposal. Your broker, bank or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker, bank or other nominee to vote your shares in accordance with directions you provide.
Q:
WHAT IF I ABSTAIN OR DO NOT VOTE?

A:
If you are a Quantum stockholder and you fail to return your proxy card and do not vote online during the Special Meeting it will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the PIPE Proposal or the Adjournment Proposal (if necessary). If you vote to “ABSTAIN” from voting your shares either online during the Special Meeting or by proxy on one or more of the proposals, it will have the same effect as a vote “AGAINST” the Merger Proposal, the PIPE Proposal and the Adjournment Proposal (if necessary), as applicable.

Q:
WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the Quantum Shares represented by your proxy will be voted as recommended by the Quantum Board with respect to that proposal.

Q:
MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:
Yes. You may change your vote at any time before your proxy is voted at the Special Meeting. You may do this in one of three ways:

(i)
timely filing a notice with the corporate secretary of Quantum;

(ii)
timely mailing a new, subsequently-dated proxy card; or

(iii)
by participating in the Special Meeting and voting online during the Special Meeting.

If you are a stockholder of record of Quantum and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to Quantum, and it must be received before the vote is taken at the Special Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than           on           , 2022 or by participating in the Special Meeting and voting online during the Special Meeting. Simply participating in the Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your Quantum Shares, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.
Q:
WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE SPECIAL MEETING?

A:
If you fail to take any action with respect to the Special Meeting and the Merger is approved by stockholders and consummated and you have not properly demanded redemption of all of your Quantum Shares, you will become a stockholder of TradeStation. If you fail to take any action with respect to the Special Meeting and the Merger is not approved, you will continue to be a stockholder of Quantum while Quantum searches for another target business with which to complete a business combination.

Q:
WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:
Quantum stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered under more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:
WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:
If you have any questions about the proxy materials, need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact           , the proxy solicitation agent for Quantum, toll-free at           .

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Special Meeting, including the Merger, you should read this entire document carefully, including the Merger Agreement attached as Annex A to this proxy statement/prospectus. The Merger Agreement is the legal document that governs the Merger and share exchange and the other transactions that will be undertaken in connection with the Merger. It is also described in detail in this proxy statement/prospectus in the section of this proxy statement/prospectus titled “The Merger Proposal — The Merger Agreement.”
Information About the Companies
TradeStation
TradeStation, a Florida corporation, provides a multi-asset trading platform on desktop, web and mobile as a self-clearing online broker for the equities, options, futures and cryptocurrency self-directed investor markets.
The mailing address for TradeStation’s principal executive office is 8050 S.W. 10th Street, Plantation, Florida 33324 and its telephone number is (954) 652-7000.
Merger Sub
Merger Sub is a newly formed corporation organized under the laws of the State of Delaware and a wholly-owned subsidiary of TradeStation. Merger Sub was formed solely for the purpose of effecting the Merger and has not carried on any activities other than those in connection with the Merger.
The mailing address for Merger Sub’s principal executive office is c/o Corporate Creations Network Inc., 3411 Silverside Road, Tatnall Building #104, Wilmington, Delaware 19810 and its telephone number is (302) 351-3367.
Quantum
Quantum is a recently incorporated blank check company, organized under the laws of the State of Delaware, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which is referred to throughout this proxy statement/prospectus as Quantum’s initial business combination. Quantum Units, Public Shares and the Public Warrants are listed on NYSE under the ticker symbols “QFTA.U,” “QFTA” and “QFTA WS,” respectively.
The mailing address of Quantum’s principal executive office is 4221 W. Boy Scout Blvd., Suite 300, Tampa, Florida 33607. Pursuant to the Business Combination, Quantum will become a wholly-owned subsidiary of TradeStation.
The Merger Agreement (page 126)
The terms and conditions of the merger of Merger Sub with and into Quantum, with Quantum surviving the merger as a wholly-owned subsidiary of TradeStation, are contained in the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. You should read the Merger Agreement carefully, as it is the legal contract that governs the Merger.
Merger Consideration
Each Quantum Share (other than any Excluded Share, PIPE Share and Sponsor Share) will be converted into, and each holder thereof shall have the right to receive in respect of each Quantum Share, a number of TradeStation Shares equal to the lower of: (A) 1.3727; and (B)(1) the sum of (x) the number of Public Shares outstanding immediately prior to the Closing for which Quantum stockholders have not elected redemption and (y) 750,000, divided by (2) the number of Public Shares outstanding immediately prior to the Closing for which Quantum stockholders have not elected redemption. This formula reflects the up to 750,000 Non-Redemption Bonus Shares TradeStation will be issuing at Closing as an incentive to Quantum stockholders not to redeem their Public Shares. Public Stockholders will receive between 1.0373 TradeStation Shares (assuming no redemptions) and 1.3727 TradeStation Shares (assuming 90% or more redemptions) for each Quantum Share owned depending on how many Public Shares are redeemed.
Each of the PIPE Shares and Sponsor Shares will be converted into, and each holder thereof shall have the right to receive in respect of each such share, one TradeStation Share.
Each Quantum Warrant will become a TradeStation Warrant, with each such warrant exercisable for the number of TradeStation Shares that the holder thereof would have received if such warrant had been exercisable and exercised immediately prior to the Merger.
Matters Being Voted On
The Quantum stockholders will be asked to consider and vote on the following proposals at the Special Meeting:
(i)
a proposal to adopt the Merger Agreement and approve the transactions described in this proxy statement/prospectus, see “Proposal No. 1 — The Merger Proposal”;

(ii)
a proposal to approve the issuance of 13,250,000 PIPE Shares in a private offering of securities to the PIPE Investors in connection with the Business Combination, which will occur immediately prior to the Closing, with such PIPE Shares converted into an equal number of TradeStation Shares in the Merger, and the issuance by TradeStation, as the successor to Quantum’s obligations under the Subscription Agreements, of up to 4,038,462 Additional Shares following the Closing dependent on the trading price of the TradeStation Shares during the relevant measurement period and subject to certain other conditions, see “Proposal No. 2 — The PIPE Proposal”; and

(iii)
a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Merger Proposal or the PIPE Proposal, see “Proposal No. 3 — The Adjournment Proposal.”

The Quantum Board of Directors’ Reasons for the Merger (page 111)
After careful consideration, the Quantum Board recommends that Quantum stockholders vote “FOR” each proposal being submitted to a vote of the Quantum stockholders at the Special Meeting. For a description of Quantum’s reasons for the approval of the Merger and the recommendation of the Quantum Board, see the section titled “Proposal No. 1 — The Merger Proposal — Recommendation of the Quantum Board and Reasons for the Business Combination.”
Interests of Quantum’s Directors and Officers in the Business Combination (page 119)
Quantum’s officers and directors may have interests in the Business Combination that may be different from, or in addition to, the interests of Public Stockholders. The members of the Quantum Board were aware of and considered these interests, among other matters, when they approved the Merger Agreement and recommended that Quantum stockholders approve the proposals required to effect the Merger. See “Proposal No. 1 — The Merger Proposal — Interests of Quantum’s Directors and Officers in the Business Combination.”
Certain U.S. Federal Income Tax Considerations (page 141)
For a description of certain U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of Quantum Shares and the ownership and disposition of TradeStation Shares, please see the information set forth in “Certain U.S. Federal Income Tax Considerations” beginning on page 141.
Redemption Rights
Quantum is providing Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon consummation of the Business Combination. Public Stockholders who have elected to exercise their redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, calculated as of two business days prior to the Closing (including interest earned on the funds held in the Trust Account, net of taxes), upon consummation of the Business Combination. A holder of Public Shares may elect to redeem without voting, and if they do vote, irrespective of whether they vote for or against the Merger Proposal.
The amount in the Trust Account is approximately $10.00 per Public Share (based on the Trust Account balance as of September 30, 2021). The redemption right includes the requirement that any beneficial owner on whose behalf a redemption right is being exercised must identify itself in order to validly redeem its Public Shares. There will be no redemption rights upon the completion of the Business Combination with respect to Quantum Warrants. The Sponsors have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any Quantum Shares they may hold. The Sponsors did not receive any compensation in exchange for this agreement to waive their redemption rights. Currently, the Sponsors own approximately 20% of the Quantum Shares, consisting of Sponsor Shares and Public Shares.
Ownership
Upon consummation of the Business Combination, the Quantum stockholders (other than in respect of Excluded Shares) will become TradeStation stockholders.
The following table illustrates the varying ownership amounts and percentages for TradeStation after the Business Combination under three scenarios: one with no redemptions by Public Stockholders, one with 50% redemptions by Public Stockholders and one with maximum redemptions by Public Stockholders. In addition, the ownership percentages below are based on the assumption that there are no adjustments for the outstanding Quantum Warrants issued in connection with or concurrently with Quantum’s IPO as such securities are not exercisable until the later of February 9, 2022 and the Closing. Further, there are no adjustments for the up to (i) 798,894 TradeStation Shares to be delivered as Sponsor Earn Out Shares to Sponsor and (ii) 34,148,232 TradeStation Shares to be delivered as Monex Earn Out Shares to Monex or its Permitted Transferees (as defined in the TradeStation Support Agreement) as the Sponsor Earn Out Shares and the Monex Earn Out Shares will only be delivered following the Closing contingent upon the occurrence of either Triggering Event I or Triggering Event II.
	As of September 30, 2021(1)
	Assuming no redemptions		Assuming 50% redemptions		Assuming 100% redemptions
	Shares	%	Shares	%	Shares	%
Quantum stockholders (including the Sponsors)(2)	23,496,802	14.1	13,434,302	8.6	2,621,802	1.8
Monex Shares (excludes 5 million Monex PIPE Shares)(3)	129,750,000	77.9	129,750,000	82.9	129,750,000	89.1
PIPE Shares (includes 5 million Monex PIPE Shares)(4)	13,250,000	8.0	13,250,000	8.5	13,250,000	9.10
Total TradeStation Shares outstanding at the Closing (excluding Monex Earn Out Shares and Sponsor Earn Out Shares)(5)	166,496,802	100.0	156,434,302	100.0	145,621,802	100.0
Sponsor Earn Out Shares	798,894		798,894		798,894
Monex Earn Out Shares	34,148,232		34,148,232		34,148,232
Total TradeStation Shares outstanding at the Closing (including Monex Earn Out Shares and Sponsor Earn Out Shares)	201,443,928		191,381,428		180,568,928

(1)
The figures in the above table are presented only as illustrative examples and are based on the assumptions described above, which may be different from the actual amount of redemptions in connection with the Business Combination.
(2)
Includes 750,000 Non-Redemption Bonus Shares to be issued in the aggregate to Public Stockholders who have elected not to redeem their Quantum Shares. Such 750,000 Non-Redemption Bonus Shares will be delivered as Merger consideration ratably to such Public Stockholders that hold any number of Quantum Shares not redeemed.

(3)
“Monex Shares” do not include Monex’s $50 million PIPE Investment for which it will receive an additional 5 million TradeStation Shares. Combining Monex’s PIPE Shares with Monex Shares results in Monex ownership of 80.93% assuming no redemptions, 86.14% assuming 50% redemptions and 92.53% assuming max redemptions.

(4)
“PIPE Shares” include the 5 million TradeStation Shares Monex will receive for its $50 million PIPE Investment.

(5)
Excludes any grants or vesting of restricted stock units or performance stock units pursuant to the Omnibus Incentive Plan, including those described in the Executive Agreements with each of TradeStation’s named executive officers.

Appraisal Rights
TradeStation Shares issued as merger consideration will be listed on a national securities exchange at Closing. As a result, neither Quantum stockholders nor Quantum warrant holders have appraisal rights in connection with the Business Combination under the DGCL.
The Adjournment Proposal
If, based on the tabulated vote, there are not sufficient votes at the time of the Special Meeting to authorize Quantum to consummate the Merger, the Quantum Board may submit a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies. Please see the section of this proxy statement/prospectus titled “The Adjournment Proposal.”
Date, Time and Place of Special Meeting of Quantum’s Stockholders
The Special Meeting will be held virtually on           , 2022, at           (New York City time) and conducted exclusively via live webcast at http://           . At the Special Meeting, Quantum stockholders will be asked to approve the Merger Proposal, the PIPE Proposal and the Adjournment Proposal (if necessary).
Voting Power; Record Date
A majority of the voting power of the Quantum Shares entitled to vote at the Special Meeting must be represented at the meeting by virtual attendance or by proxy to constitute a quorum and in order to conduct business at the Special Meeting.
Approval of the Merger Proposal requires the affirmative vote of a majority of the oustanding Quantum Shares entitled to vote thereon. Approval of the PIPE Proposal and the Adjournment Proposal (if necessary) requires the affirmative vote of a majority of the votes cast by holders of outstanding Quantum Shares represented at the Special Meeting by virtual attendance or by proxy and entitled to vote thereon. Approval of the Adjournment Proposal (if necessary) requires the affirmative vote of a majority of the votes cast by holders of outstanding Quantum Shares represented at the Special Meeting by virtual attendance or by proxy and entitled to vote on the Adjournment Proposal. The Quantum Board has fixed the close of business on           , 2022 as the Quantum Record Date for determining the holders of Quantum Shares entitled to receive notice of and to vote at the Special Meeting. As of the Quantum Record Date, there were 20,125,000 Public Shares and 5,031,250 Sponsor Shares outstanding and entitled to vote at the Special Meeting held by           holders of record. Each Quantum Share entitles the holder to one vote at the Special Meeting on each proposal to be considered at the Special Meeting.

Quorum and Vote of Quantum Stockholders
A majority of the voting power of the Quantum Shares, which is 12,578,126 Quantum Shares, present at the Special Meeting by virtual attendance or by proxy and entitled to vote at the meeting is required to constitute a quorum and in order to conduct business at the Special Meeting. A vote to “ABSTAIN” from voting shares represented at the meeting by virtual attendance or by proxy on one or more of the proposals in this proxy statement/prospectus will count as present for the purposes of establishing a quorum. Broker Non-Votes will not count as present for the purposes of establishing a quorum. In the absence of a quorum, the chairman of the Special Meeting may adjourn the Special Meeting.
Certain Voting Arrangements
Sponsor Support Agreement
Contemporaneously with the execution of the Merger Agreement, the Sponsors entered into the Sponsor Support Agreement, pursuant to which, among other things, (i) each Sponsor agreed to vote in favor of, and to adopt and approve, the Merger Agreement and all other documents and transactions contemplated thereby; (ii) Sponsor Holdco agreed to deliver a duly executed copy of the Registration Rights Agreement on the date of Closing; (iii) each Sponsor agreed to the lock-up restrictions set forth in the Sponsor Support Agreement; (iv) each Sponsor agreed to waive its redemption rights in connection with the consummation of the Business Combination with respect to any Quantum Shares it or they may hold, (v) each Sponsor agreed that no working capital warrant will be issued as repayment of any outstanding working capital loans and not to demand conversion of any outstanding working capital loans into working capital warrants; and (vi) each Sponsor agreed not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Quantum, TradeStation, TradeStation’s or Quantum’s affiliates or any of their respective successors, assigns relating to the negotiation, execution or delivery of the Sponsor Support Agreement, the Merger Agreement or the consummation of the Business Combination.
TradeStation Support Agreements
Contemporaneously with the execution of the Merger Agreement, Quantum, TradeStation and Monex entered into the TradeStation Support Agreement, pursuant to which, among other things, Monex (in its capacity as the sole stockholder of TradeStation) agreed to (i) vote in favor of, and to adopt and approve, the adoption of the Amended Charter and the Amended Bylaws of TradeStation, (ii) deliver a duly executed copy of the Registration Rights Agreement on the Closing Date and (iii) the lock-up restrictions in the TradeStation Support Agreement. In addition, TradeStation (in its capacity as the sole stockholder of Merger Sub) agreed to deliver a written consent approving the Merger Agreement and the transactions contemplated thereby.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. Quantum has engaged           to assist in the solicitation of proxies.
If a Quantum stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Special Meeting. A Quantum stockholder may also change its vote by submitting a later-dated proxy as described in the section of this proxy statement/prospectus titled “Special Meeting of Quantum Stockholders — Revoking Your Proxy.”
Recommendation to Stockholders
The Quantum Board believes that the Merger Proposal and the other proposals to be presented at the Special Meeting are fair to and in the best interest of Quantum stockholders and unanimously recommends that Quantum stockholders vote “FOR” the Merger Proposal and the PIPE Proposal, and “FOR” the Adjournment Proposal, if presented.

Comparison of Rights of TradeStation Stockholders and Quantum Stockholders (page 257)
If the Business Combination is successfully completed, Quantum stockholders will become holders of TradeStation Shares, and their rights as stockholders will be governed by TradeStation’s organizational documents. There are also differences between the laws governing Quantum, a Delaware corporation, and TradeStation, a Florida corporation. Please see “Comparison of Rights of TradeStation Stockholders and Quantum Stockholders” on page 257 for more information.
Emerging Growth Company
Each of Quantum and TradeStation is, and consequently, following the Merger, TradeStation will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, TradeStation will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find TradeStation Shares less attractive as a result, there may be a less active trading market for TradeStation Shares and the prices of TradeStation Shares may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. TradeStation has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, TradeStation, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of TradeStation’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
TradeStation will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year following the fifth anniversary of the Closing, in which (a) TradeStation has total annual gross revenue of at least $1.07 billion, or (b) TradeStation is deemed to be a large accelerated filer, which means the market value of TradeStation’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which TradeStation has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Regulatory Matters
The Business Combination is not subject to any federal or state regulatory requirement or approval, except for filings with the State of Delaware necessary to effectuate the Merger at the Closing.
Risk Factors
In evaluating the proposals to be presented at the Special Meeting, a stockholder should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section of this proxy statement/prospectus titled “Risk Factors.” Some of the risks related to Quantum and TradeStation are summarized below:
(i)
TradeStation’s results of operations and other operating metrics may fluctuate significantly from quarter to quarter, which could result in frequent volatility in its share price.

(ii)
If TradeStation fails to retain existing customers or fails to attract new customers in a cost-effective manner (or in general), or if its customers decrease their use of its products and services, TradeStation’s account and revenue growth could be slower than it expects, or negative, and its business may be materially harmed.
(iii)
If TradeStation is unable to manage its growth successfully, its financial performance may suffer, and its brand and reputation may be harmed.

(iv)
TradeStation’s business and reputation may be harmed by changes in business, economic or political conditions that impact financial markets, including systemic market events.

(v)
TradeStation operates in highly competitive markets, and many of TradeStation’s competitors have greater resources than TradeStation does and may have products and services that may be more appealing than TradeStation’s are to current and potential customers.

(vi)
A significant portion of TradeStation’s revenue depends on the interest income it can earn on its customers’ assets in its custody. TradeStation is therefore subject to interest rate risk and fluctuations in the market, which it does not control.

(vii)
Because the majority of TradeStation’s revenue is transaction-based (including brokerage commissions and fees and PFOF), continued commission-and-fee price compression (or elimination), or reduced levels of market trading activity, volume or volatility, or regulatory changes that limit or eliminate any of these types of revenue, may result in slower or no growth, higher account acquisition costs and reduced revenue and profitability.

(viii)
TradeStation’s growth will depend, in part, on the success of its important relationships with third-parties, including critical vendors and third-party relationships related to marketing, lead referrals, account growth and self-clearing. Overreliance on certain third-parties, or TradeStation’s inability to maintain or extend existing relationships or establish new relationships on favorable terms or at all, may cause unanticipated costs or decreased account growth and revenue, negatively impact customer awareness of, or engagement with, TradeStation, and impact TradeStation’s financial performance in the future.

(ix)
TradeStation may require additional capital to satisfy its liquidity needs and support its business growth and objectives, and this capital might not be available to use on reasonable terms, if at all, and may result in stockholder dilution and limitations to TradeStation’s business and operations.

(x)
TradeStation’s exposure to credit risk with customers and counterparties could result in uncollectable unsecured debits and counterparty obligations and other potentially unrecoverable obligations owed to it.

(xi)
The market for cryptocurrency is fragmented, volatile and unpredictable, which may prevent customers from easily entering or liquidating their cryptocurrency positions and which may increase their losses or prevent them from realizing their gains, or result in large losses over a short period of time.

(xii)
Cryptocurrency is believed by many to attract a disproportionately high, as compared to legal tender and other asset classes, number of bad actors who engage, or seek to engage, in cyber-attacks, fraud, theft, money laundering and other crimes or illegal or prohibited activities. Additionally, transactions in cryptocurrency may be irreversible and, accordingly, losses due to fraudulent or accidental transactions may not be recoverable.

(xiii)
The nascent, novel and evolving nature of cryptocurrency creates greater risks when compared to other asset classes, which in turn raises the risk of harm to TradeStation’s customers and TradeStation, the creation of unrecoverable losses to TradeStation’s customers and TradeStation, and negative regulatory and political actions. These risks may result in substantial claims and other actions being brought against TradeStation by customers, regulators and other authorities, which may result in large judgments, settlements, fines, cease-and-desist and similar orders or sanctions, which could limit TradeStation’s cryptocurrency business or eliminate parts of it, and which harm TradeStation’s brand, reputation, business, financial condition and results of operations.

(xiv)
Regulation of the cryptocurrency industry is incipient, fragmented and complex and will likely change substantially. TradeStation’s interpretations of any cryptocurrency regulation may be subject to challenge by the relevant regulators and TradeStation’s failure to comply with such regulation may negatively impact its ability to allow customers to buy, hold and sell cryptocurrencies with it in the future and may significantly and materially adversely affect its business, financial condition and results of operations.

(xv)
The nature of TradeStation’s business, particularly as a self-clearing brokerage firm for equities, options and futures, requires it to be in compliance with numerous, complex and changing regulatory frameworks, rules and regulations imposed by numerous and distinct regulatory authorities and to maintain a significant regulatory financial and operations compliance infrastructure. Changes in these laws and regulations, failure to comply with these laws and regulations, and proceedings and investigations related thereto, could harm TradeStation’s business, financial condition and results of operations.

(xvi)
Public officials have signaled an increased focus on new or additional regulations that could impact TradeStation’s business and require TradeStation to make significant changes to its business model and practices, including with respect to social communities, gamification, PFOF, cryptocurrency lending, and paying crypto interest on customer crypto account balances. Changes in these regulations, failure to comply with these regulations, or proceedings and investigations related thereto, could harm its business, financial condition and results of operations.

(xvii)
TradeStation is subject to legal and regulatory investigations, proceedings and claims in the ordinary course of its business, which could cause it to incur significant legal expenses, damages and fines. An adverse resolution of any future legal proceedings or claims could result in a negative perception of TradeStation and have a material adverse effect on its business, financial condition and results of operations.

(xviii)
TradeStation’s platform and systems have been, and may in the future be, subject to interruption, including extended outages, and instability due to operational and technological failures, whether internal or external, which could have a material adverse effect on its operations, brand reputation and ability to acquire and retain customers.

(xix)
TradeStation’s products and internal systems rely on software that is highly technical, and these systems may contain errors, latencies, bugs or vulnerabilities, and TradeStation may be unsuccessful in addressing or mitigating any such technical limitations or vulnerabilities in its systems in a timely fashion, or at all, which could have a material adverse effect on TradeStation’s operations, brand, reputation and ability to acquire and retain customers.

(xx)
Because TradeStation collects, uses and otherwise processes customer information and other data, including personal data, its business could be materially and adversely affected by a cybersecurity breach, or by an actual or perceived failure by TradeStation or its third-party service providers to protect such information and data or to respect customers’ privacy, which could damage TradeStation’s reputation and brand, negatively affect its ability to retain customers and could materially or permanently damage its business, financial condition and results of operations.

(xxi)
Potential distributed denial of service (“DDoS”) attacks and ransomware attacks are, and will likely continue to be, a large and serious threat to TradeStation’s business, and businesses like TradeStation’s, and they are difficult to detect, prevent or defend against, and could materially or permanently damage TradeStation’s business, financial condition and results of operations.

(xxii)
Any failure to obtain, maintain, protect, defend or enforce TradeStation’s important intellectual property rights, which consist primarily of its proprietary software and technology which constitutes the platform service offerings TradeStation provides, and its “TradeStation” and other trademarks, could materially adversely affect its business, financial condition and results of operations.

(xxiii)
A market for TradeStation’s securities may not develop or be sustained, which would adversely affect the liquidity or price of those securities. If securities or industry analysts do not publish research or publish unfavorable research (even if inaccurate) about TradeStation’s business the price and liquidity of its securities could decline.

(xxiv)
The market price and trading volume of TradeStation’s securities may be volatile and could decline significantly following the Business Combination.

(xxv)
Sales of a substantial number of TradeStation Shares in the public market by the then-existing stockholders could cause its share price to decline.

(xxvi)
After the Closing, a significant number of TradeStation Shares are subject to issuance upon exercise of outstanding warrants or delivery pursuant to earn-out formulas, which may result in dilution to TradeStation’s stockholders.

(xxvii)
Following the Business Combination, Monex will continue to control the direction of TradeStation’s business. Monex’s concentrated ownership of the outstanding TradeStation Shares will prevent you and other stockholders from influencing significant decisions.

(xxviii)
TradeStation will be a “controlled company” within the meaning of the rules of the NYSE and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements. If TradeStation relies on such exemptions, you will not have the same protections afforded to stockholders of companies that are subject to such requirements.

(xxix)
TradeStation may be unable to maintain the listing of its securities in the future.

(xxx)
Quantum may not be able to complete the Business Combination or any other business combination within the prescribed time frame, in which case Quantum would cease all operations except for the purpose of winding up and would redeem its Public Shares and liquidate.

(xxxi)
Because the Exchange Ratio will depend on the number of Public Shares redeemed and the market price of the Quantum Shares will fluctuate, Public Stockholders will not know the number of TradeStation Shares they will receive until after the Redemption Deadline.

(xxxii)
Provisions in the Subscription Agreements provide for the issuance of additional TradeStation Shares to the PIPE Investors following the Closing based on the trading price of TradeStation Shares, and the issuance of such additional shares could cause TradeStation Stockholders following the Merger (other than the PIPE Investors) to experience significant dilution.

(xxxiii)
The projections and forecasts presented in this proxy statement/prospectus are not an indication of the actual results of the Business Combination or TradeStation’s future results.

(xxxiv)
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.

(xxxv)
The market price of TradeStation Shares after the Business Combination will be affected by factors different from those currently affecting the prices of Public Shares.

(xxxvi)
Future resales of the TradeStation Shares issued in connection with the Business Combination may cause the market price of the TradeStation Shares to drop significantly, even if its business is doing well.

(xxxvii)
TradeStation cannot assure you that the TradeStation Shares or TradeStation Warrants will be approved for listing on the NYSE or that TradeStation will be able to comply with the continued listing standards of the NYSE.

(xxxviii)
If a Public Stockholder fails to properly demand redemption rights, it will not be entitled to convert its Public Shares into a pro rata portion of the Trust Account.

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMBINED PER SHARE DATA OF QUANTUM AND TRADESTATION
The following table sets forth summary historical comparative share and unit information for Quantum and TradeStation and unaudited pro forma condensed combined per share information of Quantum after giving effect to the Business Combination (as defined in the section titled “Unaudited Pro Forma Condensed Combined Financial Information”), assuming three redemption scenarios, as follows:
(i)
Assuming No Redemptions:   This presentation assumes that no Public Stockholders exercise redemption rights with respect to their Public Shares.

(ii)
Assuming 50% Redemptions:   This presentation assumes that Public Stockholders holding 10,062,500 Quantum Shares will exercise their redemption rights for $100,642,750 in the Trust Account as of September 30, 2021. The unaudited pro forma book value information reflects the Business Combination as if it had occurred on September 30, 2021. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on April 1, 2020.

(iii)
Assuming Maximum Redemptions:   This presentation assumes that Public Stockholders holding approximately 20,125,000 Quantum Shares will exercise their redemption rights for $201,285,500 in the Trust Account as of September 30, 2021. The unaudited pro forma book value information reflects the Business Combination as if it had occurred on September 30, 2021. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on April 1, 2020.

This information is only a summary and should be read together with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Quantum and TradeStation and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Quantum and TradeStation is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Quantum and TradeStation would have been had the companies been combined during the periods presented.
	Assuming No Redemptions	Assuming 50% Redemptions	Assuming 100% Redemptions
As of and for the six months ended September 30, 2021
Book value per share – basic and diluted(1)	$1.27	$0.71	$0.07
Weighted average shares outstanding – basic and diluted(2)	166,496,802	156,434,302	145,621,802
Net income (loss) per share – basic and diluted	(0.08)	(0.08)	(0.09)
Shareholders’ equity (in thousands)	211,989	111,346	10,703

(1)
Book value per share equals total equity divided by total weighted average shares outstanding.

(2)
Excludes any grants or vesting of restricted stock units or performance stock units pursuant to the Omnibus Incentive Plan, including those described in the Executive Agreements with each of TradeStation’s named executive officers.

PRICE RANGE OF SECURITIES AND DIVIDENDS
Market Price of Quantum Units, Public Shares and Public Warrants
The Quantum Units, Public Shares and Public Warrants are listed on the NYSE under the ticker symbols “QFTA.U,” “QFTA” and “QFTA WS,” respectively. The closing price of the Quantum Units, Public Shares and Public Warrants on November 3, 2021, the last Trading Day before announcement of the execution of the Merger Agreement, was $10.17, $9.83 and $0.37, respectively. As of           , 2022, the Quantum Record Date for the Special Meeting, the closing price of the Quantum Units, Public Shares and Public Warrants was $      , $      and $      , respectively.
The following table shows, for the periods indicated, the high and low sales prices per share of the Quantum Units, Public Shares and Public Warrants as reported by the NYSE. Prior to February 9, 2021, there was no established public trading market for Quantum Units. Public Shares and Public Warrants began trading on March 10, 2021.
	Quantum Units		Public Shares		Public Warrants
Calendar Quarter Ended 2021	High	Low	High	Low	High	Low
First quarter (from March 10, 2021)	$10.32	$9.88	$9.85	$9.60	$0.47	$0.30
Second quarter	$10.15	$9.93	$9.90	$9.65	$0.37	$0.26
Third quarter	$10.20	$9.96	$9.85	$9.68	$0.40	$0.26
Fourth quarter (through December 9, 2021)	$10.65	$10.35	$9.96	$9.78	$0.73	$0.24
Holders of Quantum Units, Public Shares and Public Warrants should obtain current market quotations for their securities. The market price of Quantum’s securities could vary at any time before the Business Combination.
Holders
As of the Quantum Record Date, there were      holders of record of Quantum Units,      holders of record of Public Shares,      holders of record of Public Warrants,      holders of record of Sponsor Shares and      holders of record of Private Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Quantum Units, Public Shares and Public Warrants are held of record by banks, brokers and other financial institutions.
Dividends
Quantum has not paid any cash dividends to date and does not intend to pay cash dividends prior to Closing.
TRADESTATION
Market Price of TradeStation Shares and TradeStation Warrants
Historical market price information regarding TradeStation is not provided because there is no public market for its securities. TradeStation is applying to list the TradeStation Shares and TradeStation Warrants on the NYSE upon the Effective Time under the ticker symbols “TRDE” and “TRDE WS,” respectively.
Holders
As of the date of this proxy statement/prospectus, TradeStation had one holder of record.
Dividends
TradeStation authorized, on April 21, 2021, payment of a cash dividend of $23,737,998 to Monex (its sole shareholder) on or before June 30, 2021. Such cash dividend was paid on June 23, 2021.

RISK FACTORS
Investing in TradeStation Shares involves a high degree of risk. You should carefully consider each of the following risk factors, as well as the other information in this proxy statement/prospectus, including TradeStation’s consolidated financial statements and the related notes and “TradeStation’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in TradeStation Shares. If any of the following risks actually occurs, TradeStation’s business, financial condition, prospects and results of operations could be materially adversely affected. In that event, the market price of TradeStation Shares could decline significantly and you could lose all or part of your investment. The risks described below are not the only risks TradeStation faces. Additional risks TradeStation is not presently aware of or that it currently believes are immaterial could also materially adversely affect its business, financial condition, prospects and results of operations. In that event, the market price of TradeStation Shares could decline, and you could lose part or all of your investment in TradeStation.
Risks Related to TradeStation’s Business
TradeStation’s results of operations and other operating metrics may fluctuate significantly from quarter to quarter, which could result in frequent volatility in its share price.
TradeStation’s results of operations are heavily reliant on the level of trading activity on its platform, TradeStation’s ability to grow and retain customer accounts, the value of the types of customer accounts it acquires and maintains, customer assets under custody, interest rates, and market volume and volatility. In the past, TradeStation’s results of operations and other operating metrics have fluctuated from quarter to quarter due to changes in, or events or conditions related to, one or more of those factors. Such changes, events or conditions have included, and will likely include in the future, movements and trends in the underlying markets, changes in general economic conditions, changes in interest in investing generally, and in self-directed investing and trading in particular, changes in interest rates, and fluctuations in trading levels as to all asset classes or specific ones, each of which is outside its control and will continue to be outside of its control. There are also several factors within, or partially within, TradeStation’s control that can affect its results of operations on a quarter-to-quarter basis, including the timing and success of its marketing campaigns and sales efforts, and the attractiveness of its products and services generally and as compared to its competition as new products, services, enhancements, innovations and pricing plans are introduced, or fail to be introduced, by TradeStation and its competitors. As a result, period-to-period comparisons of TradeStation’s results of operations might not be meaningful, and TradeStation’s past results of operations should not be relied on as indicators of future performance. Further, TradeStation is subject to additional risks and uncertainties that are frequently encountered by companies in rapidly evolving and highly regulated markets, particularly in areas where regulation may be in early stages of development and consensus, such as cryptocurrencies and the increased presence of social media communities in the retail online brokerage space. TradeStation is also in the process of materially shifting its business strategy from one that is focused on positive net income to one that sacrifices positive net income in the near- to mid-term to try to achieve higher and accelerated revenue growth. For example, TradeStation had positive net income in each of the three fiscal years ended March 31, 2021, but has a net loss for the six months ended September 30, 2021 and expects to have a net loss in at least the current and next fiscal years. TradeStation’s financial condition and results of operations in any given quarter can be influenced by numerous factors, many of which TradeStation is unable to predict or are outside of its control, which include, or could include:
•
TradeStation’s ability to increase its net number of active customer accounts and revenue rapidly each quarter;

•
TradeStation’s ability to attract new customers and retain existing customers, and the product mix used by its customers, which have different levels of revenue and profitability;

•
planned and unplanned increases in marketing, sales and other operating expenses that it may incur to grow and expand TradeStation’s customer base and operations, and to remain competitive;

•
the success, or lack of success, in new marketing approaches TradeStation has recently undertaken or plans to undertake, which have not been previously or fully tested;

•
the continued market acceptance of TradeStation’s products and services in a highly competitive environment;

•
competitive pressure to reduce commissions, fees and other pricing, or increase economic incentives, offered to customers for opening and funding online brokerage accounts, and for trading stocks, ETFs, equity options, futures, futures options or cryptocurrencies;

•
system disruptions, outages and other performance problems or interruptions on TradeStation’s platform, or breaches of data or system security, including ransomware or other major cyber attacks, which, if extended or severe, may harm TradeStation’s credibility and reputation in the market and result in loss of customer accounts and reduce its ability to acquire new customer accounts;

•
TradeStation’s failure to provide adequate customer service;

•
TradeStation’s ability to successfully, and in a timely manner, continue development, improvement and feature-enhancement of its products and services, including its intellectual property, data analytics, proprietary technology and customer support functions;

•
the timing and success of new product and service introductions, and new product and service features or enhancements, by TradeStation or its competitors, or other changes in the competitive landscape of its markets;

•
the success of TradeStation’s expansion into new markets, products and services, or ones in which it is in the early stages, such as cryptocurrency trading and customer engagement and activities in social media communities and environments;

•
trading activity in global markets or the demand for financial services generally, particularly by self-directed investors and traders, especially those who tend to trade more actively;

•
trading volume and volatility and the prevailing trading prices for any of the asset classes TradeStation offers its customers to trade, including cryptocurrencies, whose trading prices and volume can be highly volatile, which could, among other things, impact demand for its services, the magnitude of its customer assets under custody, and its growth strategy and business more generally;

•
changes in the adoption and use of cryptocurrencies and the public perception of them, including changes in perceptions and demands regarding cryptocurrencies as investment or trading vehicles;

•
changes in requirements imposed on TradeStation by regulators or by its counterparties across any or all of the asset classes TradeStation offers in accounts for trading and investing, including net capital, cash deposit, collateral, liquidity, permissible investment and other financial requirements imposed by the SEC, FINRA, DTC, NSCC, OCC and certain exchanges for equities accounts (which includes equity options), the CFTC, NFA and CME and other futures exchanges for futures accounts (which includes futures options), and, for digital assets, numerous U.S. state regulatory agencies and potentially certain federal regulatory authorities that may seek to assert this kind of jurisdiction over digital asset brokerages and exchanges;

•
other changes in the legislative or regulatory environment, scope or focus of regulatory investigations and inquiries, or interpretations of regulatory requirements, or outright prohibition of certain activities, including in the cryptocurrency markets and with respect to the use of social media communities and PFOF arrangements;

•
disputes with TradeStation’s customers, adverse litigation and regulatory judgments, enforcement actions, settlements or other related costs and the reputational impact and public perception of such occurrences, including in emerging industries, or emerging components of industries, such as cryptocurrency investment and trading accounts, social media environments and “gamification” marketing or activities for retail investment generally, and PFOF for equities and equity options used in connection with retail online trading;

•
the timing and amount of non-cash expenses, such as stock-based compensation and asset impairment;

•
fraudulent, unlawful or otherwise inappropriate customer behavior, such as when customers initiate deposits into their accounts, make trades on TradeStation’s platform using a short-term extension of credit from TradeStation, and then repatriate or reverse the deposits, resulting in a loss to TradeStation of the credited amount, or when fraudsters use misappropriated third-party information and assets to open an account or compromise an existing account resulting in possible losses;
•
TradeStation’s development of features or services, including certain types of brokerage or trading accounts, that may be the subject of regulatory criticism or form the basis for regulatory enforcement action, including regulatory actions to prohibit certain practices or features;

•
the overall tax rate for TradeStation’s business, which may be affected by new laws affecting the taxation or tax treatment of digital assets, transactional taxes or other tax treatment for trading in financial markets generally or for unrealized gains in financial services accounts;

•
changes in accounting standards, policies, guidance, interpretations or principles; and

•
general economic conditions in either domestic or international markets, including the impact of the ongoing COVID-19 pandemic.

Any one of the factors above or the cumulative effect of some of the factors above, or other factors, including the ones described below, may result in significant fluctuations in TradeStation’s results of operations and could have a material adverse effect on TradeStation’s business, financial condition, results of operations and prospects.
If TradeStation fails to retain existing customers or fails to attract new customers in a cost-effective manner (or in general), or if its customers decrease their use of its products and services, TradeStation’s account and revenue growth could be slower than it expects, or negative, and its business may be materially harmed.
TradeStation’s continued business and revenue growth is dependent on its ability to attract and retain new customers, retain existing customers, and increase its customers’ use of its products and services, and TradeStation cannot provide any assurances that it will be successful in these efforts. The risk that these failures, if they occur, would materially harm TradeStation’s business and operating results is heightened by TradeStation’s recent strategy decision to incur near- to mid-term losses as a result of making significantly higher marketing and employee headcount expenditures to try to achieve accelerated, higher account and revenue growth. There are a number of factors that could lead to a decline in TradeStation’s number of customers and revenue, or customers’ usage of TradeStation’s products and services, or that could prevent TradeStation from increasing its number of customers or revenue, including the various changes, events and conditions described directly above in the risk factor titled “TradeStation’s results of operations and other operating metrics may fluctuate significantly from quarter to quarter, which could result in frequent volatility in its share price.”
As TradeStation seeks to expand its business these and new challenges in attracting and retaining customers will arise that it may not successfully address. TradeStation’s success, and ability to increase revenues and operate profitably, depend in part on its ability to cost-effectively acquire and retain new customers, to retain existing customers and to keep existing customers engaged so that they continue to use its products and services. TradeStation’s customers may choose to cease using its platform, products and services at any time, and may choose to transfer their accounts to another broker-dealer, FCM, cryptocurrency exchange or broker, or financial institution. If TradeStation’s marketing efforts, including its planned near-term significant investment in its marketing, prove to be ineffective or TradeStation is unable to predict customer demands, retain current customers or attract and retain new customers, its revenue may grow more slowly than expected, may not grow at all or may decline, any of which may have a material adverse effect on its business, financial condition and results of operations. See, also, “— If TradeStation is unable to manage its growth successfully, its financial performance may suffer and its brand and reputation may be harmed.”
If TradeStation is unable to manage its growth successfully, its financial performance may suffer, and its brand and reputation may be harmed.
TradeStation has significantly expanded in recent years. For example, it has grown from approximately 70,000 average active accounts in the quarter ended June 30, 2018 to approximately 163,000 for the quarter ended September 30, 2021. TradeStation now seeks to grow accounts to a significantly higher number and at a faster quarterly rate. As TradeStation grows, assuming it is successful in doing so, its business will become increasingly complex. To effectively manage and capitalize on its growth, TradeStation must continue to manage and update its information technology and financial, operating and administrative systems and controls. In addition, as TradeStation grows, it may experience increased difficulty in hiring, training and managing a diffuse and growing employee base and ensuring such employees are adequately and timely trained so that they are productive, and properly follow TradeStation’s procedures and processes, including those required to maintain effective internal controls and regulatory compliance.
TradeStation’s continued growth could strain its existing resources, and it may not be able to manage and update its technology systems and infrastructure, or adequately train new employees (who are being hired at an accelerated rate), to accommodate increases in its business activity in a timely manner, which could lead to operational breakdowns and delays, loss of customers, a reduction in the growth of its customer base, increased operating expenses, decreased employee morale and productivity, financial losses, increased litigation or customer claims, regulatory sanctions or increased regulatory scrutiny, which could lead to monetary or operational sanctions, such as fines or orders to stop accepting new users, or loss of bank relationships that could substantially impair or even suspend TradeStation’s operations.
These events may require substantial financial expenditures, commitments of resources, developments of TradeStation’s processes, and other investments and innovations. If TradeStation does not successfully manage its growth, its reputation, business, financial condition and results of operations may be materially and adversely affected.
TradeStation’s business and reputation may be harmed by changes in business, economic or political conditions that impact financial markets, including systemic market events.
As a financial services company, TradeStation’s business, financial condition, results of operations and reputation are directly and substantially affected by significant elements beyond TradeStation’s control, such as economic and political conditions, including unemployment rates, inflation, interest rates, recessions, tax rates, changes in the volatility in financial markets (including volatility as a result of the COVID-19 pandemic), significant increases or decreases in the volatility or trading volume of particular securities, derivatives, cryptocurrencies or other financial products, broad trends in business and finance and changes in the markets in which such transactions occur and changes in how such transactions are processed. Some of these may be major or systemic events, such as the “dot.com bubble” crash which commenced in March 2000 and the “housing bubble” crash which commenced in 2007 to 2008. These elements can arise suddenly and the full impact of such conditions can remain uncertain and sustained over long periods. A prolonged weakness in markets, such as a slowdown causing reduction in trading volume in securities, derivatives, cryptocurrencies or other financial product markets, would likely result in reduced revenues, and lower, no or negative net customer account grwoth, and have a material adverse effect on TradeStation’s business, financial condition and results of operations. Significant downturns in the securities, derivatives or cryptocurrency markets or in general economic and political conditions may also cause individuals to be reluctant to make their own investment decisions and thus decrease the demand for TradeStation’s products and services and could also result in its customers reducing their engagement with its platform. Conversely, significant upturns in the securities, derivatives, cryptocurrencies or other financial product markets or in general economic and political conditions may cause individuals to be less proactive in seeking ways to improve the returns on their trading or investment decisions and, thus, decrease the demand for TradeStation’s products and services, in particular TradeStation’s advanced tools, educational content and data. Any of these changes could cause TradeStation’s future performance to be uncertain or unpredictable, and could have a material adverse effect on its business, financial condition and results of operations.
Intense competition in TradeStation’s industry led to “zero commission” plans for retail equity, options and ETF transactions. Should such commission elimination in TradeStation’s industry increase in scope, or begin to be offered with respect to the other asset classes TradeStation offers, such pricing pressure and any response TradeStation undertakes could materially and adversely harm its ability to generate revenue.
TradeStation competes in various asset markets based in part on its ability to execute its customers’ trades at competitive prices. Price competition in TradeStation’s industry has been, and continues to be, intense, and brokerage commissions and fees have steadily declined over the past two decades as a result.

This price competition has become even more intense recently, with start-up brokerage firms entering the market offering zero or near-zero commissions for certain types of trades. This intense competition has led to zero commission offerings for certain retail trading transactions becoming commonplace in the U.S., where consumers increasingly cite low costs and ease of use as prominent attractions. TradeStation launched zero-commission equity and equity options trading in October 2019. With respect to equity options (as well as futures) trading, while TradeStation does not charge a transactional or “ticket” commission or fee it does charge a per-contract fee for each contract included in the customer’s trade, and there are also certain types of customer relationships, pricing plans and transactions that continue to include commissions or other fees charged by TradeStation, but there can be no assurance that price compression or elimination of some or all of these fees will not occur. For example, for some of TradeStation’s larger competitors brokerage commission revenues represent a relatively small portion of their total revenues, permitting them more easily to offer zero-commission plans and other incentives which they can use as “loss leaders” to attract customers to their primary and more-profitable products and services.
Should commission elimination in TradeStation’s industry increase in scope, or begin to be offered with respect to the other asset classes TradeStation offers for trading on its platforms (or the types of customer relationships, transactions or pricing plans that are subject to, or include, commissions or other fees in its offerings), TradeStation will experience more pressure on its commission or fee rates and revenue as a result of the competition it faces. TradeStation’s competitors could offer their services at lower prices, and it may be required to reduce its fees significantly to remain competitive. A decline in its commission or fee rates could lower its net trading income, which would adversely affect its profitability. See, also, “— TradeStation operates in highly competitive markets, and many of TradeStation’s competitors have greater resources than it does and may have products and services that may be more appealing than TradeStation’s to its current and potential customers.”
TradeStation operates in highly competitive markets, and many of TradeStation’s competitors have greater resources than TradeStation does and may have products and services that may be more appealing than TradeStation’s to its current and potential customers.
The markets in which TradeStation competes for self-directed traders and investors are evolving and highly competitive, with multiple participants competing for the same customers. TradeStation’s current and potential future competition principally comes from discount brokerages, established financial technology companies, venture-backed financial technology firms, banks, cryptocurrency exchanges, asset management firms and technology platforms. The impact of competitors with superior name recognition, greater market acceptance, larger customer bases or stronger capital positions could materially adversely affect TradeStation’s results of operations and customer acquisition and retention. TradeStation’s competitors may also be able to respond more quickly to new or changing opportunities and demands and withstand changing market conditions better than TradeStation can, especially larger competitors that may benefit from more diversified product and customer bases. In addition, competitors may conduct extensive promotional activities, offer better terms or offer differentiating products and services that could attract TradeStation’s current and prospective customers. TradeStation continues to experience price competition in its markets and may not be able to match the marketing efforts or prices of its competitors. TradeStation may also be subject to increased competition as its competitors enter into business combinations or partnerships, or established companies in other market segments expand to become competitive with its business.
In addition, TradeStation competes in a technology-intensive market characterized by rapid innovation. Some of its competitors in this market, including new and emerging competitors, are not subject to the same regulatory requirements or scrutiny to which TradeStation is subject, which could place it at a competitive disadvantage, in particular in the development of new technology platforms or the ability to rapidly innovate. TradeStation may be unable to effectively use new technologies, adapt its products and services to emerging market standards or develop or introduce and market enhanced or new products and services. If TradeStation is not able to update or adapt its products and services to take advantage of the latest technologies and standards, or is otherwise unable to tailor the delivery of its services to the latest personal and mobile computing devices preferred by many of its customers, and to a growing portion of the self-directed investor market generally, or to provide products or services that are of a quality preferred by its customers and the self-directed investor market generally, it could have a material adverse effect on its ability to compete.

TradeStation’s competitive position within its markets could be materially adversely affected if TradeStation is unable to adequately address any of these factors, which could have a material adverse effect on its business, financial condition, results of operations and prospects.
A significant portion of TradeStation’s revenue depends on the interest income it can earn on its customers’ assets in its custody. TradeStation is therefore subject to interest rate changes in the market, which it does not control.
TradeStation has historically derived a significant portion of its brokerage revenues from interest income on customers’ credit balances and account borrowings, principally customers’ credit balances, the interest income on which is closely tied to industry rates such as federal funds target and effective rates and LIBOR. Very low rates of interest in the past few years have had, and have continued to have, a significant negative impact on TradeStation’s interest income and, therefore, TradeStation’s brokerage revenues, net revenues and net income. Changes in interest rates can also affect the interest earned on interest-earning assets differently than the interest that TradeStation pays on its interest-bearing liabilities. Decreases in interest rates or in the size of customer account balances and borrowings, depending upon the extent of the change, could materially reduce the amount of its interest income and could have a material adverse effect on its business, financial condition and results of operations. For example, based on the amount of TradeStation’s customer cash under custody at September 30, 2021, a 25-basis-point rate decrease, assuming all of that cash was reinvested at such lower rate, would decrease TradeStation’s annual net interest income by approximately $6 million. Accordingly, frequent changes in interest rates could have a material effect, positive or negative, depending upon whether rates move higher or lower, on TradeStation’s quarter-to-quarter revenue and income.
In addition, the expected phase-out of LIBOR could negatively impact TradeStation’s net interest income and could have other adverse effects. Certain of the credit agreements governing TradeStation’s outstanding indebtedness for borrowed money reference LIBOR as the benchmark rate to determine the applicable interest rate or payment amount. If LIBOR is discontinued after 2021 as expected, there will be uncertainty or differences in the calculation of the applicable interest rate or payment amount, depending on the terms of the governing instruments, and work will be required to transition to using the new benchmark rates and to implement necessary changes to TradeStation’s financial models. This could result in different financial performance for previously booked transactions and may impact TradeStation’s existing transaction data, products, systems, operations and pricing processes. The calculation of interest rates under the replacement benchmarks could also impact TradeStation’s net interest income. In addition, LIBOR may perform differently during the phase-out period than in the past and any LIBOR replacement may perform differently, which could result in different interest payments on TradeStation’s outstanding indebtedness and differences in TradeStation’s net interest income.
Because the majority of TradeStation’s revenue is transaction-based (including brokerage commissions and fees and PFOF), continued commission-and-fee price compression (or elimination), or reduced levels of market trading activity, volume or volatility, or regulatory changes that limit or eliminate any of these types of revenue, may result in slower or no growth, higher account acquisition costs and reduced revenue and profitability.
The majority of TradeStation’s revenue is transaction-based, in that TradeStation receives, based upon the pricing plan selected and order type, commissions and other transaction-based fees earned for executing trades for customers in stocks, ETFs, options, futures and cryptocurrencies, as well as PFOF for customer equities and equity options trades. The pressure on TradeStation to maintain and increase its transaction-based revenues is heightened when federal target (and corresponding) interest rates are very low (which, with the exception of a relatively short period, they have been since 2009), since net interest income is the only other major component of TradeStation’s revenue. TradeStation’s continued ability to grow and maintain its transaction-based revenue may be severely challenged by several factors, including continued commission-and-fee price compression, increased competition generally, economic or market downturns or other conditions or events that may reduce customer trading levels and interest in self-directed trading in general, regulatory or market changes that reduce or eliminate the revenue TradeStation can make from PFOF, fully paid securities lending, cryptocurrency lending, and customer trades generally, new taxes or tax treatments regarding brokerage accounts or brokerage account assets, and other factors or events.

PFOF, for example, constitutes a significant portion of TradeStation’s transaction-based revenue. It represented approximately 23% of its total revenues for fiscal 2021, and TradeStation expects revenue derived from PFOF to represent as much as approximately 27%-29% of TradeStation’s total revenues over the next three fiscal years, including the current fiscal year 2022. Several factors, including regulatory changes, in the marketplace may result in a decrease in, or the elimination of, TradeStation’s PFOF, explained in more detail as follows:
Risks to PFOF Related to TradeStation’s Business Relationships with Market Makers
TradeStation’s PFOF comes from arrangements with market makers for its customers’ equities and options trades, and do not have guaranteed terms. If any of these market makers are unwilling to continue to receive orders from TradeStation or to pay TradeStation for those orders, or are willing only to pay TradeStation lower amounts, TradeStation may have little to no recourse and, if there are no other market makers that are willing to receive such orders from TradeStation or to pay it for such orders, or if TradeStation is unable to find replacement market makers in a timely manner, its transaction-based revenue would be impacted negatively.
Risks Related to Regulation of PFOF
TradeStation routes equities and options orders in priority to participating market makers that it believes are most likely to give its customers better execution, based on historical performance and on its internal compliance procedures, and TradeStation does not consider transaction fees when routing orders. However, TradeStation does receive PFOF from market makers for directing order flow. To help manage the potential conflict of interest between its duty to provide best execution and its revenue arrangements, TradeStation establishes the same per share rate with all non-exchange trading venues to which TradeStation route equities orders and the same per share rate with all non-exchange trading venues to which TradeStation routes equity options orders, and TradeStation has increased and enhanced its public disclosure to customers and prospective customers about how its PFOF relationships work and the price quality of its trade executions.
Notwithstanding the efforts TradeStation has made to eliminate conflicts of interest between these PFOF revenue arrangements and its duty to provide best execution to its customers, PFOF practices have drawn heightened scrutiny from the U.S. Congress, the SEC, state regulators and other regulatory and legislative authorities. For example, in November 2018 the SEC amended its rules relating to broker-dealer disclosure of order handling and routing to require that, among other things, such public disclosures must now describe additional detail regarding terms of PFOF arrangements and profit-sharing relationships that may influence a broker-dealer’s routing decision, including information about average rebates the broker received from, and fees the broker paid to, trading venues. Additionally, PFOF practices were the subject of a line of critical questioning during February 18, 2021, May 6, 2021 and September 14, 2021 U.S. Congressional hearings related to, among other issues, gamification and extreme volatility in certain popular equities in the first half of 2021. The SEC or other regulatory authorities or legislative bodies may adopt additional regulation, legislation or guidance relating to PFOF practices as a result of such heightened scrutiny or otherwise, including regulation that could substantially limit or ban such practices, or pursue additional inquiries or investigations relating to PFOF practices. For example, in May 2019, FINRA commenced an investigation into TradeStation’s best execution and PFOF practices, alleging, among other things, that TradeStation did not conduct a regular and rigorous review of its execution quality. The investigation resulted in a settlement (in connection with which TradeStation neither admitted nor denied those allegations) and payment of a $850,000 fine and censure. In addition, in November 2021, the Attorney General of the Commonwealth of Massachusetts sent an information request regarding TradeStation’s PFOF and best execution practices. Any new or heightened PFOF regulation may result in increased compliance costs and otherwise may materially decrease TradeStation’s transaction-based revenue. Because certain of TradeStation’s competitors either do not receive PFOF or derive a lower percentage of their revenues from PFOF than does TradeStation, any such heightened regulation or ban of PFOF could have an outsized impact on TradeStation’s results of operations. Additionally, if TradeStation’s customers or potential customers believe that they may get better execution quality (including better price improvement) directly from stock exchanges or from TradeStation’s competitors that have different execution arrangements, or if they perceive PFOF practices to create a conflict of interest between their brokerage and them, they may favor TradeStation’s competitors. Further, depending on the nature of any new requirements, heightened regulation could also increase TradeStation’s risk of potential regulatory violations and civil litigation, which could result in judgments, fines or other penalties, as well as negative publicity.
Any of these described factors which could reduce or eliminate TradeStation’s PFOF could have a material adverse effect on TradeStation’s business, financial condition and results of operations.
For more information about the regulation of TradeStation’s PFOF practices, as well as certain other sensitive regulatory issues, see “— Risks Related to Regulation and Litigation — Public officials have signaled an increased focus on new or additional regulations that could impact its business and require TradeStation to make significant changes to its business model and practices, including with respect to social communities, gamification, PFOF, cryptocurrency lending, and paying crypto interest on customer crypto account balances. Changes in these regulations, failure to comply with these regulations, or proceedings and investigations related thereto, could harm its business, financial condition and results of operations.”
TradeStation’s growth will depend, in part, on the success of its important relationships with third parties, including critical vendors and third-party relationships related to marketing, lead referrals, account growth and self-clearing. Overreliance on certain third parties, or TradeStation’s inability to maintain or extend existing relationships or establish new relationships on favorable terms or at all, may cause unanticipated costs or decreased account growth and revenue, negatively impact customer awareness of, or engagement with, TradeStation, and impact TradeStation’s financial performance in the future.
TradeStation relies on third parties in connection with many aspects of its business, including third-party platforms and vendors in order to promote its brands and its product offerings and attract customers to its platform. These relationships, which include and are planned to include providers of online services, search engines, social media, directories and other websites and e-commerce businesses, help drive prospective customers to TradeStation’s platform. While TradeStation believes that if there is a loss or significant reduction in one or more of these relationships there are other third parties that could drive customers to its platform, adding or transitioning to them may disrupt TradeStation’s business and increase its costs. Also, TradeStation does have one disproportionately large relationship with a third-party platform and social community provider that funnels many new account leads to it which, should it unexpectedly terminate, would likely be difficult to replace in the short term, or possibly at all. In the event that any of TradeStation’s existing relationships or future relationships fail to provide services to it in accordance with the terms of its arrangements, or at all, and TradeStation is not able to find suitable alternatives in a timely manner, this could impact its ability to attract and retain consumers in a cost-effective manner and adversely affect its business, financial condition and results of operations and prospects.
TradeStation also relies on third parties that provide data center facilities, infrastructure, back-office systems for clearance, settlement and accounting (such as FIS’s Phase3 and GMI systems), crypto platform, middle-office and custody software and services, customer relationship management (CRM), compliance and risk software and systems, website functionality and access, components and services, including databases and data center facilities and cloud computing, all of which are critical to its operations. When TradeStation outsources certain of its operations, it must perform enhanced due diligence of those third parties and must monitor such outsourced functions.
Because of the inherent risk in TradeStation’s reliance on third parties to provide these services and to facilitate certain of its business activities, TradeStation faces increased operational risks. Although TradeStation monitors these third parties, it does not control their operation, including the operation of the data center facilities TradeStation uses. These third parties may be subject to financial, legal, regulatory and labor issues, cybersecurity incidents, break-ins, computer viruses, denial-of-service attacks, sabotage, acts of vandalism, privacy breaches, service terminations, disruptions, interruptions and other misconduct. They are also vulnerable to damage or interruption from human error, power loss, telecommunications failures, fires, floods, earthquakes, hurricanes, tornadoes, pandemics (including the COVID-19 pandemic) and similar events. The failure of TradeStation’s third-party service providers to perform their service level and other obligations and provide the products and services it obtains from them in a timely manner for any reason could materially adversely affect TradeStation’s operations and profitability.

In addition, these third parties may breach their agreements with TradeStation, disagree with TradeStation’s interpretation of contract terms or applicable laws and regulations, refuse to continue or renew these agreements on commercially reasonable terms or at all, fail or refuse to process transactions or provide other services adequately, take actions that degrade the functionality of TradeStation’s services, impose additional costs or requirements on TradeStation or its customers, or give preferential treatment to competitors. There can be no assurance that third parties that provide services to TradeStation or for the direct or indirect benefit of TradeStation’s customers will continue to do so on acceptable terms, in an acceptable manner, or at all. If any third parties do not adequately or appropriately provide their services or perform their responsibilities to TradeStation or for the benefit of TradeStation’s customers, fail to perform as expected, or experience other unanticipated problems, TradeStation may be unable to procure alternatives in a timely and efficient manner or on acceptable terms, or in the case of specialized or single source providers, at all. TradeStation may be subject to business disruptions, losses or costs to remediate any of the deficiencies, customer dissatisfaction, reputational damage, legal or regulatory proceedings, or other adverse consequences, any of which could materially harm its business, financial condition and results of operations.
Because TradeStation provides real-time services in volatile markets, its customers are exposed to the risk of loss on their investments and positions, and customer satisfaction may be severely negatively impacted as a result, which may lead to an increased risk of higher account attrition, which could result in lower or negative net account growth, customer complaints, litigation and reputational harm.
TradeStation is more susceptible to customer dissatisfaction and to losing customers if customers are not able to execute trades as desired or achieve desired results. In case of sudden, large price movements, some leveraged market participants may not be able to meet their obligations to TradeStation or other brokers who, in turn, may not be able to meet their obligations to their counterparties. TradeStation calculates leverage requirements for each of its customers on a continuous basis across all product classes for which leverage is available to customers. When there is turbulence in the global economy, as there has been recently and will likely occur in future periods (which cannot be accurately predicted), TradeStation faces increased risk of default by its customers and other counterparties.
Because of these risks, TradeStation is highly susceptible to customer dissatisfaction or even customer loss if customers are not able to execute trades as desired or if customers experience losses in their portfolios. Customer dissatisfaction could lead to an increased risk of customer complaints and litigation, including the risk that customers escalate complaints to regulators. There can be no assurance that provisions typically included in TradeStation’s agreements with its customers that attempt to limit its exposure to such claims would be enforceable or adequate or would otherwise protect it from liabilities or damages with respect to any particular claim or group of claims. Even if not successful, a claim brought against TradeStation by any of its customers could be time-consuming and costly to defend and could seriously damage TradeStation’s reputation and brand and could have a material adverse impact on its business, financial condition and results of operations. See also “— Risks Related to Regulation and Litigation — TradeStation is subject to legal proceedings and claims in the ordinary course of its business, which could cause it to incur significant legal expenses. An adverse resolution of any future legal proceedings or claims could result in a negative perception of it and have a material adverse effect on its business, financial condition and results of operations.”
TradeStation may require additional capital to satisfy its liquidity needs and support its business growth and objectives, and this capital might not be available to use on reasonable terms, if at all, and may result in stockholder dilution and limitations to TradeStation’s business and operations.
Maintaining adequate liquidity is crucial to TradeStation’s securities brokerage, as well as TradeStation’s cryptocurrency brokerage, including, particularly with respect to its securities and futures brokerage and self-clearing operations, key functions such as transaction settlement, custody requirements and margin lending. TradeStation meets its liquidity needs primarily from working capital and cash generated by customer activity, as well as from external debt financing. Increases in the number of customers, fluctuations in customer cash or deposit balances, as well as market conditions or changes in regulatory treatment of customer assets under custody, may affect TradeStation’s ability to meet its liquidity needs.
A reduction in TradeStation’s liquidity position could reduce TradeStation’s customers’ confidence in it, which could result in the withdrawal of customer assets and loss of customers, or could cause TradeStation to fail to satisfy broker-dealer or other regulatory capital guidelines, which may result in immediate suspension of securities activities, regulatory prohibitions against certain business practices, increased regulatory inquiries and reporting requirements, increased costs, fines, penalties or other sanctions, including suspension or expulsion by regulators, and could ultimately lead to the liquidation of TradeStation’s broker-dealer or other regulated entities. Factors which may adversely affect TradeStation’s liquidity positions include temporary liquidity demands due to timing differences between brokerage transaction settlements and the availability of segregated cash balances, timing differences between cryptocurrency transaction settlements between TradeStation and its cryptocurrency market makers and between TradeStation and its cryptocurrency customers, fluctuations in cash held in customer accounts, a significant increase in TradeStation’s margin lending activities, increased regulatory capital requirements, changes in regulatory guidance or interpretations, other regulatory changes or a loss of market or customer confidence resulting in unanticipated withdrawals of customer assets under custody.
In addition to requiring liquidity for TradeStation’s securities brokerage business, cryptocurrency business and TradeStation’s other regulated businesses, TradeStation may also require additional capital to continue to support the growth of its business and respond to competitive challenges, including the need to promote its products and services, develop new products and services, enhance its existing products, services and operating infrastructure, and acquire and invest in complementary businesses and technologies.
When available cash is not sufficient for its liquidity or growth needs, TradeStation may need to engage in equity or debt financings to secure additional funds. There can be no assurance that such additional funding will be available on terms attractive to TradeStation, or at all, and TradeStation’s inability to obtain additional funding when needed could have a material adverse effect on its business, financial condition and results of operations.
If additional funds are raised through the issuance of equity or convertible debt securities, TradeStation Stockholders could suffer significant dilution, and any new shares TradeStation issues in connection therewith could have rights, preferences or privileges superior to those of its current stockholders. Any debt financing secured by TradeStation in the future could involve restrictive covenants relating to its capital-raising activities and other financial and operational matters, which may make it more difficult for TradeStation to obtain additional capital and to pursue future business opportunities. See, also “— Risks Related to TradeStation’s Equities, Options and Futures Brokerage Products and Services — If TradeStation does not maintain its capital levels, or does not satisfy its cash deposit, collateral, custody, liquidity and settlement obligations, as required under applicable laws and regulations and by applicable regulators, its equities, options and futures brokerage businesses may be restricted and it may be fined or subject to other disciplinary or corrective actions or even being liquidated or wound down, and “— Risks Related to TradeStation’s Cryptocurrency Products and Services — Any inability on its part to maintain adequate relationships with licensors of its cryptocurrency brokerage technology, cryptocurrency custody providers or cryptocurrency liquidity providers, or other relevant vendors or service providers, could negatively impact its operations.”
Proposed legislation that would impose taxes on certain financial transactions could, if adopted, reduce TradeStation’s new account growth and account retention, customer activity, trade volume and revenue, and could increase TradeStation’s expenses.
Certain members of the U.S. Congress and individual state legislatures have proposed the imposition of new taxes on a broad range of financial transactions, including transactions that occur on TradeStation’s platform, such as the buying and selling of stocks and derivative transactions. For example, the Wall Street Tax Act of 2021, H.R. 328, which was introduced into the U.S. Congress in January 2021, would impose a 0.1% excise tax on certain covered transactions. If enacted, such financial transaction taxes could increase the cost to customers of investing or trading on TradeStation’s platform and reduce or adversely affect U.S. market conditions and liquidity, general levels of interest in investing or the volume of trades and other transactions from which TradeStation derives revenues. While it is difficult to assess the impact the proposed taxes could have on TradeStation, if a financial transaction tax is implemented in any jurisdiction in which TradeStation operates, its business, financial condition or results of operations could suffer a material adverse effect, and TradeStation could be impacted to a greater degree than other market participants. In addition, a comprehensive infrastructure bill was recently enacted into law which includes provisions requiring brokers to report to the IRS information on cryptocurrency transactions of more than $10,000.

These new tax reporting provisions or any new tax requirements could adversely affect TradeStation’s new account growth and account retention, customer activity, trade volume and revenue, which could adversely affect TradeStation’s business, financial condition and results of operations.
TradeStation’s operations expose it to liability for errors in execution and clearing functions which could cause losses, regulatory enforcement fines and sanctions, and reputational harm.
TradeStation’s broker-dealer/FCM subsidiary provides trade, execution and clearing services, which include the order placement and management, confirmation, receipt, settlement and delivery functions involved in securities and futures transactions. Clearing brokers also assume direct responsibility for the control of customer securities and other assets and the clearance of customer securities and futures transactions. Self-clearing securities and futures firms are subject to substantially more regulatory control and examination than introducing brokers that rely on others to perform clearing functions. Errors in performing clearing functions, including clerical and other errors related to the handling of funds and securities or futures held by TradeStation on behalf of customers, could lead to (i) civil penalties, as well as losses and liability as a result of related lawsuits brought by customers and others and any out-of-pocket costs associated with remediating customers for any losses incurred in connection therewith, (ii) the risk of fines or other regulatory actions by regulators and (iii) harm to TradeStation’s reputation. See “— Risks Related to Regulation and Litigation — Because TradeStation self-clears all of its asset classes, it is required to be in compliance with numerous, complex and changing regulatory frameworks, rules and regulations imposed by numerous and distinct regulatory authorities and to maintain a significant regulatory financial and operations compliance infrastructure. Changes in these laws and regulations, failure to comply with these laws and regulations, and proceedings and investigations related thereto, could harm its business, financial condition and results of operations.”
TradeStation is exposed to risks associated with its non-U.S. business, including, among others, the failure to maintain all necessary approvals, consents, licenses or registrations required to operate such non-U.S. business, unexpected changes in regulatory requirements, expropriations, fluctuations in currency exchange rates, limitation on the import and export of currency, and political, social and economic instability.
As of September 30, 2021, approximately 20% of TradeStation’s active accounts were held by customers who reside outside the U.S. TradeStation’s business is subject to risks associated with attracting and providing services to non-U.S. customers and may be harmed by global events beyond TradeStation’s control, including changes in regulatory requirements, expropriations, fluctuations in currency exchange rates, limitation on the import and export of currency, and political, social and economic instability, which could impact trading activity, account growth or retention or could result in lower income. TradeStation currently has an introducing broker subsidiary located in the U.K. and a product development subsidiary located in Costa Rica. Having these non-U.S. operating entities, as well as having direct or “B2B” customer relationships in countries in Europe, the Middle East, the Asia-Pacific region and other regions, subjects TradeStation to multiple risks, for example:
•
differing economic and political conditions;

•
differing local product preferences and product requirements;

•
potentially negative consequences from changes in or changing interpretations of laws, including customer protection, data protection, privacy, financial services, tax and other laws or regulations;

•
geopolitical events, including natural disasters, public health issues, acts of war, nationalism and terrorism, social unrest or human rights issues;

•
partial or total expropriation of assets;

•
fluctuations in currency exchange rates;

•
trade protection measures, including tariffs or import-export, currency or foreign exchange restrictions; and

•
enforceability and protection of intellectual property and contract rights.

Violations of the complex foreign laws, rules, regulations and interpretations that apply to TradeStation’s international business may result in fines, criminal actions or sanctions against us, prohibitions on the conduct of TradeStation’s business, or damage to its reputation. Although TradeStation has implemented policies and procedures designed to promote compliance with these laws, violations could nevertheless occur. These risks are inherent in TradeStation’s international business and may increase TradeStation’s costs of doing business internationally and could harm its reputation. In addition, TradeStation may in the future undertake projects and make investments in countries or regions in which it has little or no previous investment or operating experience. TradeStation may not be able to fully or accurately assess the risks of investing in such countries or may be unfamiliar with the laws and regulations in such countries governing its investments and operations. Demand also could differ materially from TradeStation’s expectations as a result of local economic and political conditions or currency fluctuations. As a result, TradeStation may be unable to effectively implement its strategy in new jurisdictions. See also “— Risks Related to Regulation and Litigation.”
The loss of key employees could decrease the quality of TradeStation’s management and operations.
TradeStation’s future success depends, in part, upon the continued service of its key senior management and technology maintenance and development personnel. Recruitment efforts in the financial services industry have recently been aggressive and intense, including recent significant and unanticipated increases in average employee expense. The loss of the services of one or more of these key employees could have a material adverse effect on TradeStation. There can be no assurance that TradeStation will be able to retain its key personnel. Departures and additions of personnel, to the extent disruptive, as well as substantial additional and sustained increases in employee expense to attract and retain employees, could have a material adverse effect on TradeStation’s business, financial condition and results of operations.
TradeStation conducts its brokerage and other business operations through subsidiaries and relies primarily on dividends from its subsidiaries for its cash flows.
TradeStation depends on dividends, distributions and other payments from its subsidiaries to fund payments on its obligations, including any debt obligations it may incur. Regulatory and other legal restrictions may limit TradeStation’s ability to transfer funds to or from certain subsidiaries. These laws and regulations may hinder TradeStation’s ability to access funds that it may need to make payments on its obligations, including any debt obligations it may incur, and conduct its business. In addition to negatively affecting its business, a significant decrease in TradeStation’s liquidity could reduce investor confidence in TradeStation. Certain rules and regulations may limit the extent to which TradeStation’s broker-dealer/FCM subsidiary may distribute capital to it. For example, under FINRA rules applicable to TradeStation’s broker-dealer subsidiary, a dividend in excess of 10% of a member firm’s excess net capital may not be paid without FINRA’s prior written approval. Compliance with these rules may impede TradeStation’s ability to receive dividends, distributions and other payments from its broker-dealer subsidiary.
Future acquisitions of, or investments in, other companies, products, technologies or specialized employees, should TradeStation decide to engage in such transactions, could require significant management attention, disrupt TradeStation’s business, dilute stockholder value and adversely affect TradeStation’s business and operations.
As part of its business strategy, TradeStation may decide to make acquisitions of, or investments in, as applicable, specialized employees or other compatible companies, products or technologies. TradeStation also may enter into relationships with other businesses in order to expand its products and services. Negotiating these transactions can be time-consuming, difficult and expensive and TradeStation’s ability to close these transactions may be subject to third-party approvals, such as government and other regulatory approvals, which are beyond its control. Further, TradeStation may not be able to find suitable acquisition or investment candidates and TradeStation may not be able to complete acquisitions on favorable terms, if at all. Moreover, these kinds of acquisitions or investments may result in unforeseen operating difficulties and expenditures, including disrupting TradeStation’s customer account and revenue growth strategy and ongoing operations, diverting management from their primary responsibilities, subjecting TradeStation to additional liabilities, increasing its expenses and adversely impacting its business, financial condition and results of operations. If TradeStation acquires businesses or technologies, it may not be able to integrate the acquired personnel, operations and technologies successfully, or effectively manage the combined business following the acquisition. Moreover, TradeStation cannot assure that the anticipated benefits of any acquisition or investment would be realized or that it would not be exposed to unknown liabilities.
In connection with these types of transactions, TradeStation may issue additional equity securities that would dilute its stockholders, use cash that it may need in the future to grow organically and operate its business, incur debt on terms unfavorable to it or that it is unable to repay, incur large charges or substantial liabilities, encounter difficulties integrating diverse business cultures and become subject to adverse tax consequences, substantial depreciation or deferred compensation charges. These challenges related to acquisitions or investments could have a material adverse effect on TradeStation’s current growth strategy, as well as on its business, financial condition and results of operations.
Unfavorable media coverage, both traditional and social, could harm TradeStation’s business, financial condition and results of operations.
TradeStation’s industry receives a relatively high volume of media coverage, from both traditional and social media sources, which has increased as the individual trader market has grown. As a result, TradeStation may receive negative media coverage regarding its products and services, inappropriate or otherwise unauthorized behavior by its customers and litigation or regulatory activity. In addition, any unanticipated system disruptions, outages, technical or security-related incidents or other performance problems relating to its platform may receive media attention. Furthermore, any negative experiences TradeStation’s customers have in connection with their use of its products and services, including as a result of any such performance problems, could diminish customer confidence in TradeStation and its products and services, which could result in unfavorable media coverage or publicity.
Unfavorable publicity could adversely affect TradeStation’s reputation. If and as public awareness of TradeStation’s brand increases, issues that draw adverse media coverage could have an amplified negative effect on its reputation and brand as well as TradeStation’s growth. Any such negative publicity could also have an adverse effect on the engagement and loyalty of TradeStation’s customer base, as well as on TradeStation’s ability to recruit and retain personnel, and result in decreased revenue or revenue growth rates, or no or negative growth in customer accounts and revenue, which could have a material adverse effect on TradeStation’s business, financial condition and results of operations.
The continuing and long-term impact of the COVID-19 pandemic on TradeStation’s business, financial condition and results of operations is uncertain and may be materially adverse.
From the onset of the COVID-19 pandemic in March 2020 through March 2021, TradeStation saw substantial growth in its customer base, retention, engagement and trading activity metrics, as well as continued gains and periodic all-time highs achieved by markets generally. During this period, market volatility, stay-at-home orders and increased interest in investing and personal finance helped foster an environment that encouraged traders and investors to become TradeStation customers and begin trading on the TradeStation platform as well as encouraged TradeStation’s existing customers to become more engaged with its platform. Changing trends and behavioral shifts continue as reopening measures continue, and TradeStation may not be able to maintain the customer base it gained, or the rate of growth in its customer base that it experienced, throughout the COVID-19 pandemic. In fact, TradeStation’s results for the six months ended September 30, 2021 indicate a return to trading and other activity at levels consistent with the levels seen prior to COVID-19. Additionally, to the extent that government stimulus measures enacted in response to the pandemic have contributed to the increase in customer engagement, there could be a negative impact on future customer engagement if no additional stimulus measures are taken. Further, if the financial markets experience a downturn, TradeStation may have difficulty attracting and retaining customers who elect not to continue to invest in the financial markets as a result of any such downturn, a lack of access to additional stimulus funds, the ability to resume pre-COVID-19 activities or otherwise. To the extent that customer preferences revert to pre-COVID-19 behaviors, as experienced in the six months ended September 30, 2021, and these metrics do not continue to improve, or if their growth is slowed as mitigation measures to limit the spread of COVID-19 are lifted or the financial markets experience additional or reduced volatility or decline, there could be a material adverse effect on TradeStation’s business, financial condition and results of operations.

Notwithstanding the foregoing, the COVID-19 pandemic and the various measures instituted by governments and businesses to mitigate its spread, including travel restrictions, stay-at-home orders and quarantine restrictions, could adversely impact TradeStation’s customers, employees and business partners and continue to disrupt its operations, including if the pandemic contributes to a general slowdown in the global economic recovery. The extent of the impact of COVID-19 on TradeStation’s business, financial condition and results of operations will depend largely on future developments, including the continued duration of the pandemic, the spread of variants, such as the most recent omicron variant which has followed the delta variant, actions taken to contain COVID-19 or address its impact, the ability to reintegrate its workforce or of its workforce to adapt to the long-term distributed workforce model (with some employees part- or full-time remote, and others not) TradeStation expects to adopt, vaccine mandates, the impact on capital and financial markets and the related impact on the financial circumstances of its customers, all of which are highly uncertain and cannot be predicted. Even after the COVID-19 pandemic subsides, TradeStation may continue to experience adverse impacts to its business as a result of the global economic impact, including the availability of credit, adverse impacts on its liquidity and any recession that has occurred or may occur in the future. A sustained or prolonged COVID-19 pandemic or a continued resurgence could exacerbate the factors described above and adversely impact TradeStation’s business, financial condition and results of operations.
Risks Related to TradeStation’s Equities, Options and Futures Brokerage Products and Services
If TradeStation does not maintain its capital levels, or does not satisfy its cash deposit, collateral, custody, liquidity and settlement obligations, as required under applicable laws and regulations and by applicable regulators, its equities, options and futures brokerage businesses may be restricted and it may be fined or subject to other disciplinary or corrective actions or even being liquidated or wound down.
The SEC, FINRA, CFTC and other SROs have stringent rules with respect to the maintenance of specific levels of net capital and clearinghouse deposits by securities broker-dealers. If TradeStation’s broker-dealer/FCM subsidiary fails to maintain specified levels of capital, TradeStation’s ability to settle trades through the DTC, NSCC or OCC may be suspended or TradeStation may be forced to restrict trading in certain stocks in order to limit clearinghouse deposit requirements, or TradeStation could be subject to immediate suspension or revocation of registration, and suspension or expulsion could ultimately lead to the liquidation or winding down of its broker-dealer/FCM business. If such net capital rules are changed or expanded, if there is an unusually large charge against net capital, or if TradeStation makes changes in its business operations, including as a result of market volatility or its account growth, that increase its capital requirements, then operations which require an intensive use of capital could be limited. A large operating loss or charge against net capital could have a material adverse effect on TradeStation’s ability to maintain or expand its business.
In addition to regulatory net capital requirements, TradeStation’s broker-dealer/FCM subsidiary is subject to cash deposit and collateral requirements under the rules of the DTC, NSCC, OCC and certain exchanges, as well as similar regulatory requirements for its futures business, which may fluctuate significantly from time to time based upon the nature and size of customers’ trading activity and market volatility. If TradeStation’s broker-dealer/FCM subsidiary fails to meet any such deposit, collateral or similar requirements, its ability to settle trades may be suspended or restricted, clearinghouses and exchanges may refuse to clear and settle TradeStation’s trades on behalf of its customers, and TradeStation may be exposed to significant losses or disruptions.
Regulators continue to evaluate and modify regulatory capital requirements from time to time in response to market events and to improve the stability of the financial system. Additional revisions to this framework or new capital adequacy rules applicable to TradeStation may be proposed and ultimately adopted, which could further increase TradeStation’s minimum capital requirements in the future, have an adverse effect on its business, operating results, and financial condition, or result in the removal of permissions to operate, fines or public censure. Even if regulators do not change existing regulations or adopt new ones, TradeStation’s minimum capital requirements will generally increase in proportion to the size of its business conducted by its regulated subsidiaries. As a result, TradeStation will need to increase its regulatory capital, including its excess net capital (meaning the amount in excess of the minimum regulatory capital, which both regulators and certain customers look at to evaluate the overall health of TradeStation’s business in the context of the size, scope and nature of its brokerage activities), in order to expand its operations, as currently planned, and increase its net trading income, and its inability to increase its capital on a cost-efficient basis could constrain its growth or expansion into new or related brokerage services. In addition, in many cases, TradeStation is not permitted to withdraw regulatory capital maintained by its subsidiaries without prior regulatory approval or notice, which could constrain its ability to allocate its capital resources quickly or most efficiently throughout its operations. In particular, these restrictions could adversely affect TradeStation’s ability to withdraw funds needed to satisfy ongoing operating expenses, debt service and other cash needs and could limit, among other key strategic decisions, any future decision by the TradeStation Board to declare dividends.
TradeStation’s compliance and risk management policies and procedures as a regulated financial services company may not be fully effective in identifying or mitigating noncompliance and risk exposure in the market environments or against all applicable types of risk, and TradeStation may be required to expend considerable time and cost to expand its compliance and risk infrastructure.
As a financial services company operating in the securities and futures industries, among others, TradeStation’s business exposes it to a number of heightened risks. TradeStation has devoted significant resources to develop and maintain its compliance and risk management policies and procedures and will continue to do so, but there can be no assurance these are sufficient, especially if TradeStation’s business rapidly grows and evolves. Evolving business and growth make it difficult to predict all of the risks and challenges TradeStation may encounter and may increase the risk that the ability of TradeStation’s policies and procedures to identify, monitor and manage compliance risks may not be fully effective in mitigating TradeStation’s exposure in all market environments or against all types of risk. Further, some controls are manual and are subject to inherent limitations and errors in oversight and other human errors and wrongdoing. This could cause TradeStation’s compliance and other risk management strategies to be ineffective. Other compliance and risk management methods depend upon the evaluation of information regarding markets, customers, catastrophe occurrence or other matters that are publicly available or otherwise accessible to TradeStation, which may not always be accurate, complete, up-to-date or properly or timely evaluated. Insurance and other traditional risk-shifting tools may be held by or available to TradeStation in order to manage certain exposures, but they are subject to terms, such as deductibles, coinsurance, limits and policy exclusions (often related to regulatory violations), as well as risk of counterparty denial of coverage, default or insolvency. Any failure to maintain effective compliance and other risk management strategies could have a material adverse effect on TradeStation’s business, financial condition and results of operations.
TradeStation is also exposed to heightened regulatory risk because its business is subject to extensive regulation and oversight in a variety of areas, and such regulations are subject to evolving interpretations and application and it can be difficult to predict how they may be applied to TradeStation’s business, particularly as TradeStation introduces new products and services and expands into new jurisdictions. Any perceived or actual breach of laws and regulations could negatively impact TradeStation’s business, financial condition or results of operations. It is also possible that these laws and regulations could be interpreted or applied in a manner that would prohibit, alter or impair its existing or planned products and services and TradeStation may be required to expend considerable time and cost to expand its compliance and risk infrastructure.
TradeStation’s exposure to credit risk with customers and counterparties could result in uncollectable unsecured debts and counterparty obligations and other potentially unrecoverable obligations owed to it.
TradeStation extends margin credit and leverage to its securities and futures customers which are collateralized by customer cash and assets under its custody. TradeStation also lends its customers’ securities, on a collateralized basis, in connection with its broker-dealer business. Extending margin or similar leverage and lending securities subjects TradeStation to risks inherent in extending credit, primarily when the collateral is insufficient to cover the customer’s or counterparty’s indebtedness and an unsecured, and often uncollectible, obligation to TradeStation is created. Sharp changes in market values of substantial amounts of securities in a short period of time and the failure by parties to the margin, leverage or other borrowing transactions to honor their commitments could have a material adverse effect on TradeStation’s business, financial condition and results of operations. Such changes could also materially adversely impact TradeStation’s capital. TradeStation has policies and procedures designed to manage credit risk, but it cannot guarantee that such policies and procedures will be effective in preventing TradeStation from incurring substantial unrecoverable losses resulting from defaults by customers and counterparties that are not, or turn out not to be, fully secured by appropriate collateral.
Providing investment education tools could subject TradeStation to additional risks and costs, including reputational and litigation risks, and if such tools are construed to be investment advice or recommendations, TradeStation could face adverse regulatory enforcement actions and significant cost and disruption to its business.
TradeStation provides a variety of investment education and tools, market insights and financial news to its customers that it does not consider investment advice or to include investment recommendations, but it cannot guarantee that such services will not be construed as constituting investment advice or recommendations by customers or regulatory agencies. Risks associated with providing investment advice include, among others, those arising from how TradeStation discloses and addresses possible conflicts of interest, inadequate due diligence, inadequate disclosure, human error and fraud. New regulations, such as the SEC’s Regulation Best Interest and certain state broker-dealer regulations, impose heightened conduct standards and requirements if TradeStation is deemed to provide recommendations to retail investors. In addition, various states are considering potential regulations or have already adopted certain regulations that could impose additional standards of conduct or other obligations on TradeStation if it provides investment advice or recommendations to its customers. Furthermore, TradeStation could be subject to investigations by regulatory agencies if its services are construed as constituting investment advice or recommendations. To the extent that the services it provides are construed or alleged to constitute investment advice or recommendations and TradeStation fails, or has failed, to satisfy regulatory requirements, fails, or has failed, to know its customers and what is suitable to provide to them, improperly advises its customers, or if risks associated with advisory services otherwise materialize, TradeStation could be found liable for losses suffered by such customers, or could be subject to regulatory fines, penalties and other actions, such as business limitations, any of which could harm its reputation, business, financial condition and results of operations.
TradeStation’s peer-to-peer and similar social communities and forums, which it intends to expand, may subject it to additional risks and compliance obligations and costs, in particular in areas such as investment advice or recommendations, trade solicitation and market manipulation, each of which would require substantial ongoing monitoring and review, at potentially significant costs, to try to prevent or mitigate inappropriate conduct in those areas.
Applicable regulators have publicly expressed a focus on social communities and forums in TradeStation’s industry, and may disagree with the appropriateness of the activities in such communities and forums, initiate costly inquiries and investigations, issue adverse guidance or interpretations, or take detrimental enforcement actions.
Because of the social aspect of portions of TradeStation’s platform, in particular TradeStation’s educational tools, which it intends to expand, customers’ actions on TradeStation platform expose TradeStation to risks, some of which are similar to any other social media company, however, some present unique risks given TradeStation’s financial services offering. Statements made through social community platforms or environments TradeStation provides may be misleading or manipulative and could lead to abusive or disorderly trading and/or result in customers entering into transactions that are not suitable for them. TradeStation may also incur liability as a result of information received from third parties made available through its platform or hosted social communities or claims related to its products. Following significant retail investor activity trading in certain “meme stocks” in early 2021 (including, for example, with a view to causing a “short squeeze” in specific stocks), social trading has received regulatory interest and may receive increased regulatory scrutiny going forward. For example, FINRA is currently investigating TradeStation’s handling of customer communications around the REDDIT stock event in January 2021 that caused market volatility and disruptions surrounding Gamestop (the “REDDIT Stock Event”). In addition, broader content-focused legislation regulating content on its platform may require TradeStation to change its products or business practices and may adversely affect its business, financial condition and results of operations. Furthermore, TradeStation may be negatively affected by the actions of customers that are deemed to be hostile or inappropriate to other customers or by the actions of customers acting under false or inauthentic identities or that attempt to manipulate trading prices. In such events, TradeStation could suffer from customer complaints, litigation and negative publicity or regulatory action. See, also, “— Risks Related to Regulation and Litigation — Public officials have signaled an increased focus on new or additional regulations that could impact its business and require TradeStation to make significant changes to its business model and practices, including with respect to social communities, gamification, PFOF, cryptocurrency lending, and paying crypto interest on customer crypto account balances. Changes in these regulations, failure to comply with these regulations, or proceedings and investigations related thereto, could harm its business, financial condition and results of operations.
In addition, TradeStation’s interactive platform allows customers to be more vocal about any issues they experience with its products and services. Therefore, the social nature of portions of TradeStation’s platform or hosted social communities may encourage dissatisfied customers to share information about bad experiences on TradeStation’s platform or with TradeStation, which could result in increased customer complaints reportable to regulators (and the regulatory investigation or enforcement consequences thereof), damage to TradeStation’s reputation, and lower, no or negative account growth or retention. See also “— Risks Related to Regulation and Litigation — TradeStation is subject to legal proceedings and claims in the ordinary course of its business, which could cause it to incur significant legal expenses. An adverse resolution of any future legal proceedings or claims could result in a negative perception of TradeStation and have a material adverse effect on its business, financial condition and results of operations.”
Risks Related to TradeStation’s Cryptocurrency Products and Services
The market for cryptocurrency is fragmented, volatile and unpredictable, which may prevent customers from easily entering or liquidating their cryptocurrency positions and which may increase their losses or prevent them from realizing their gains, or may result in large losses over a short period of time.
The cryptocurrency markets are fragmented, volatile and unpredictable. As a result, the prices of cryptocurrencies are highly speculative and are subject to dramatic fluctuations. Several factors may affect volatility, future expectations and prices, including, but not limited to:
•
Global cryptocurrency supply, including various alternative currencies which exist or may be developed, and global cryptocurrency demand, which can be influenced by the growth or decline of retail merchants’ and commercial businesses’ acceptance of cryptocurrencies as payment for goods and services;

•
The security of online cryptocurrency exchanges and digital wallets that hold cryptocurrencies, and the perception about whether the use and holding of digital currencies is safe and secure;

•
The underlying technology of a cryptocurrency may suddenly change such that the new version of the cryptocurrency is no longer compatible with existing versions or there is otherwise a permanent divergence of the cryptocurrency’s blockchain (a fork), which could adversely impact the value, functionality and other characteristics of the cryptocurrency;

•
Changes in the rights, obligations, incentives or rewards for the various participants in a blockchain network;

•
The maintenance and development of the software protocol of cryptocurrencies;

•
Cryptocurrency exchanges’ deposit and withdrawal policies and practices, liquidity on such exchanges and interruptions in service from, or failures of, such exchanges;

•
Regulatory measures or restrictions that affect the use and value of cryptocurrencies;

•
Competition for and among various cryptocurrencies that exist and market preferences and expectations with respect to adoption of individual digital assets;

•
Actual or perceived manipulation of the markets for cryptocurrencies;

•
Actual or perceived threats that cryptocurrencies and related activities such as mining have adverse effects on the environment or are tied to illegal activities;

•
Social media posts and other public communications by high-profile individuals relating to specific cryptocurrencies, or listing or other business decisions by cryptocurrency companies relating to specific cryptocurrencies; and

•
Expectations with respect to the rate of inflation in the economy, monetary policies of governments, trade restrictions and currency devaluations and revaluations.

There is no assurance that any of TradeStation’s supported crypto assets will maintain their value or that there will be meaningful levels of trading activities in such crypto assets. Changes in the prices or trading volume of cryptocurrencies caused by the factors described above or other factors may impact its regulatory net worth requirements as well as the demand for TradeStation’s services. In case of sudden, large price movements, some leveraged market participants may not be able to meet their obligations to TradeStation or other brokers who, in turn, may not be able to meet their obligations to their counterparties. This may prevent customers from easily liquidating their cryptocurrency positions, which may increase their losses or prevent them from realizing their gains, or may result in large losses over a short period of time.
TradeStation’s exposure to credit risk with counterparties could result in uncollectable counterparty obligations owed to it.
Part of TradeStation’s business involves lending of cryptocurrencies (both its proprietary crypto holdings and crypto assets in customer accounts) to third-party institutional borrowers, typically receiving as collateral from the borrowers like-kind cryptocurrencies or securities of collective investment vehicles that invest substantially all of their assets in cryptocurrencies (such as shares of Grayscale Bitcoin Trust) for those loans. While TradeStation requires the borrowers to maintain collateral worth more than the value of the assets being loaned, TradeStation is subject to risks inherent in extending credit, especially during periods of volatile markets, including rapid declines or increases in the market value of the collateral or loaned assets, as a result of which the value of the collateral could fall below the amount of the loaned assets. Sharp changes in market values of substantial amounts of cryptocurrencies in a short period of time and the failure by parties to the borrowing transactions to honor their commitments, including timely increases of collateral and repayment when due, could have a material adverse effect on TradeStation’s business, financial condition and results of operations.
Cryptocurrency is believed by many to attract a disproportionately high, as compared to legal tender and other asset classes, number of bad actors who engage, or seek to engage, in cyber-attacks, fraud, theft, money laundering and other crimes or illegal or prohibited activities. Additionally, transactions in cryptocurrency may be irreversible and, accordingly, losses due to fraudulent or accidental transactions may not be recoverable.
Cryptocurrency is believed by many to attract a disproportionately high, as compared to legal tender and other asset classes, number of bad actors who engage, or seek to engage, in cyber-attacks, fraud, theft, money-laundering and other crimes or illegal or prohibited activity. Also, security issues, bugs, and software design weaknesses and errors have been identified with many cryptocurrencies, their underlying blockchain networks, or wallet, custody and other systems used by crypto exchanges to store and transmit cryptocurrencies, some of which have been exploited by malicious actors. Since the inception of cryptocurrencies, numerous cryptocurrency platforms have been sued, investigated, shut down or fined due to fraud, manipulative practices, misuse of customer assets, hackers, disclosure deficiencies, business failure and security breaches. In many of these instances, customers of these platforms were not compensated or made whole for their losses. Negative perception and a lack of stability and standardized regulation of cryptocurrencies, and the closure or temporary shutdown of cryptocurrency platforms due to fraud, business failure, hackers or malware distributors, or government mandated regulation and associated losses suffered by users, may reduce confidence in cryptocurrencies and result in greater volatility of the prices of assets, including significant depreciation in value. While TradeStation believes it takes reasonable steps to prevent or reduce the risk of these types of harmful events, TradeStation today uses third-party vendors to provide its crypto trading platform, certain core middle-office software technology to transmit, and account for and manage, in part, customers orders, and for storage of customer crypto assets, and therefore is subject to design flaws, bugs, errors and security issues that may be present and which may be harder to detect and address. There can be no assurance, even if TradeStation were to develop and own its own cryptocurrency platform, middle office and custody systems (and TradeStation is in the process of migrating its front-end crypto platform service to TradeStation technology), that TradeStation’s cryptocurrency offering will not suffer or be harmed by system flaws, deficiencies, failures and security breaches. Any of these events could have a material adverse impact on TradeStation’s business, financial condition and results of operations.

Additionally, transactions in cryptocurrency may be irreversible and, accordingly, losses due to fraudulent or accidental transactions may be irrecoverable. Cryptocurrencies are controllable only by the possessor of both the unique public key and private key relating to the local or online digital wallet in which such cryptocurrency is held. While blockchain ledgers require a public key relating to a digital wallet to be published when used in a transaction, private keys must be safeguarded and stored securely in order to prevent an unauthorized third party from accessing the assets held in such wallet. TradeStation holds all cryptocurrencies in custody in two types of wallets: (i) hot wallets, which are managed online, and (ii) cold wallets, which are managed entirely offline on a computer stored in one or more secure data facilities. In general, the overwhelming majority of cryptocurrency coins on TradeStation’s platform are held in cold storage, though some coins are held in hot wallets to support day-to-day operations. To the extent any of TradeStation’s private keys are lost, destroyed, unable to be accessed by it or otherwise compromised and no backup of such private key is accessible, TradeStation will be unable to access the assets held in the related hot or cold wallet. Any loss of customers’ cryptocurrencies could result in a substantial business disruption, adverse reputational impact, inability to compete with competitors and regulatory investigations, inquiries or actions. See also — “The nascent, novel and evolving nature of cryptocurrency creates greater risks when compared to other asset classes, which in turn raises the risk of harm to TradeStation’s customers and TradeStation, the creation of unrecoverable losses to TradeStation’s customers and TradeStation, and negative regulatory and political actions. These risks may result in substantial claims and other actions being brought against TradeStation by customers, regulators and other authorities, which may result in large judgments, settlements, fines, cease-and-desist and similar orders or sanctions, which could limit TradeStation’s cryptocurrency business or eliminate parts of it, and which harm its brand, reputation, business, financial condition and results of operations.”
Cryptocurrency is not legal tender, is not backed by the U.S. government or most other governments, and customer balances are not covered by FDIC or SIPC protections. The value of a cryptocurrency may be derived in large part from the continued willingness of market participants to exchange legal tender for cryptocurrency, or a particular cryptocurrency for another, which, if such willingness diminishes or disappears, may result in permanent and total loss of value for that particular cryptocurrency.
Cryptocurrency is not legal tender, is not backed by the U.S. government or most other governments and customer balances are not covered by FDIC or SIPC protections. Federal, state and foreign governments may restrict the use and exchange of cryptocurrency, and regulation in the U.S. and in other countries is still developing. For example, in September 2021, China declared all financial transactions involving cryptocurrencies illegal and issued a nationwide ban on cryptocurrency mining. Additionally, the value of cryptocurrencies is based in large part on market adoption and the continued willingness of market participants to exchange legal tender for cryptocurrency, or a particular cryptocurrency for another, which, if such willingness diminishes or disappears, may result in permanent and total loss of value for that particular cryptocurrency. Cryptocurrencies have only recently become selectively accepted as a means of payment by retail and commercial outlets and use of cryptocurrencies by consumers to pay such retail and commercial outlets remains limited. Banks and other established financial institutions may refuse to process funds for cryptocurrency transaction, process wire transfers to or from cryptocurrency exchanges, cryptocurrency-related companies or service providers, or maintain accounts for persons or entities transacting in cryptocurrency. Any of these actions, events or decisions could limit TradeStation’s ability to operate or limit products that it can offer, reduce liquidity in the market and damage the public perception of cryptocurrencies generally, or any one cryptocurrency in particular, and their utility as a payment system, which could decrease the price of cryptocurrencies generally or individually. While TradeStation has observed a continuing positive trend in the total market capitalization of cryptocurrency assets, driven by increased adoption of cryptocurrency trading by both retail and institutional investors and corporations as well as continued growth of various non-investing use cases, historical trends are not indicative of future adoption, and it is possible that the adoption of cryptocurrencies may slow, take longer to develop or never be broadly adopted, which would negatively impact TradeStation’s business, financial condition and results of operations.
Furthermore, unlike securities or other traditional asset exchanges and financial services providers, cryptocurrency platforms are relatively new and, in some cases, unregulated or insufficiently regulated. Because of this, users may be less familiar with cryptocurrency platforms or may not fully understand the risks associated with them. Additionally, while many prominent cryptocurrency platforms provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance, many cryptocurrency platforms do not provide this information, which could result in users making uninformed investment decisions. As a result, the marketplace may lose confidence in cryptocurrency platforms. Further, any security weaknesses identified with a cryptocurrency, any actual or perceived improper trading in trading platforms, any other fraudulent or manipulative acts and practices, any unrecoverable loss of customer assets, and any associated negative publicity, could adversely affect the value of cryptocurrencies and negatively affect the market perception of such cryptocurrencies and, by extension, cryptocurrency markets and platforms, including TradeStation’s platform.
The underlying technology of a cryptocurrency may suddenly change, such that the new version of the cryptocurrency is no longer compatible with existing versions or there is otherwise a permanent divergence of the cryptocurrency’s blockchain (often called a “fork”), which could materially adversely impact the value, functionality and other characteristics of the cryptocurrency.
Most blockchain protocols, including Bitcoin and Ethereum, are open-source. Any user can download the software, modify it and then propose that users and miners of Bitcoin, Ethereum or other blockchain protocols adopt the modification. When a modification is introduced and a substantial majority of miners consent to the modification, the change is implemented and the applicable blockchain protocol networks remain uninterrupted. However, if less than a substantial majority of users and miners consent to the proposed modification, and the modification is not compatible with the software prior to its modification, the consequence would be what is known as a “fork” or “split” of the impacted blockchain protocol network and respective blockchain with one prong running the pre-modified software and the other running the modified software. The effect of such a fork is the existence of two versions of the blockchain protocol network running simultaneously, but with each split network’s cryptocurrency lacking interchangeability.
Both Bitcoin and Ethereum protocols have been subject to “forks” recently that resulted in the creation of new networks, including, among others, Bitcoin Cash, Bitcoin SV, Ethereum Classic and Litecoin. Some of these forks have caused fragmentation among platforms as to the correct naming convention for forked cryptocurrencies. Due to the lack of a central registry or rulemaking body in the cryptocurrency market, no single entity has the ability to dictate the nomenclature of forked cryptocurrencies, causing disagreements and a lack of uniformity among platforms on the nomenclature of forked cryptocurrencies, and which results in further confusion to customers as to the nature of cryptocurrencies they hold on platforms. In addition, several of these forks were contentious and, as a result, participants in certain communities may harbor ill will towards other communities. As a result, certain community members may take actions that adversely impact the use, adoption and price of Bitcoin, Ethereum or any of their forked alternatives.
Furthermore, hard forks can lead to new security concerns. For instance, when the Ethereum and Ethereum Classic networks split in July 2016, replay attacks, in which transactions from one network were rebroadcast on the other network to achieve “double-spending,” plagued platforms that traded Ethereum through at least October 2016, resulting in significant losses to some cryptocurrency platforms. Similar replay attacks occurred in connection with the Bitcoin Cash and Bitcoin SV network split in November 2018. Another possible result of a hard fork is an inherent decrease in the level of security due to the splitting of some mining power across networks, making it easier for a malicious actor to cause losses on that network.
A fork can also lead to a disruption of networks and information technology systems, cybersecurity attacks, replay attacks or security weaknesses, any of which can further lead to temporary or even permanent loss of customer cryptocurrencies. Such disruption and loss could expose TradeStation to liability, even in circumstances where TradeStation has no intention of supporting a cryptocurrency compromised by a fork.
Moreover, TradeStation may not wish to or be able to support a cryptocurrency resulting from the fork of a network which may cause its customers to lose confidence in it or reduce their engagement on its platform. In assessing whether TradeStation will support a cryptocurrency resulting from the fork of a network, among TradeStation’s top priorities is to safeguard customer’s assets. There are several considerations that TradeStation considers as part of a general cryptocurrency approval policy, including security or infrastructure concerns that may arise with the integration of any new cryptocurrency into the technical infrastructure that allows TradeStation to secure customer cryptocurrencies and to transact securely in corresponding blockchains, which may operate to limit TradeStation’s ability to support forks. In addition,

TradeStation’s ability to deliver forked assets may depend on decisions of third-party liquidity sources, custodians used by TradeStation and other service providers, which are outside of its control.
Whether TradeStation is obligated to provide services for a new and previously unsupported cryptocurrency is a question of contract, as recognized in recent published rulings of various courts. While TradeStation’s customer account agreement does not require it to provide such support, it may in the future be subject to claims by its customers arguing that they are entitled to receive certain forked cryptocurrencies by virtue of cryptocurrencies that they hold with TradeStation. If any customers succeed on a claim that they are entitled to receive the benefits of a forked cryptocurrency that TradeStation does not or is unable to support, TradeStation may be required to pay significant damages, fines or other fees to compensate customers for their losses.
The nascent, novel and evolving nature of cryptocurrency creates greater risks when compared to other asset classes, which in turn raises the risk of harm to TradeStation’s customers and TradeStation, the creation of unrecoverable losses to TradeStation’s customers and TradeStation, and negative regulatory and political actions. These risks may result in substantial claims and other actions being brought against TradeStation by customers, regulators and other authorities, which may result in large judgments, settlements, fines, cease-and-desist and similar orders or sanctions, which could limit TradeStation’s cryptocurrency business or eliminate parts of it, and which harm TradeStation’s brand, reputation, business, financial condition and results of operations.
For the fiscal years 2020 and 2021, 0% and 3% of TradeStation’s revenue, respectively, was attributed to cryptocurrencies. As TradeStation’s cryptocurrency brokerage business continues to grow and TradeStation expands its cryptocurrency product and service offerings, so do the risks associated with failing to safeguard and handle its customers’ cryptocurrencies. TradeStation’s success and the success of its offerings requires significant public confidence in its ability to properly manage customers’ balances and handle large and growing transaction volumes and amounts of customer assets. Any failure by TradeStation to maintain the necessary controls or to handle customer assets appropriately and in compliance with applicable regulatory requirements could result in reputational harm, significant financial losses, lead customers to discontinue or reduce their use of TradeStation’s platform and result in significant penalties and fines or additional restrictions, which could harm TradeStation’s reputation, business, financial condition, results of operations and prospects.
Allowing customers to deposit and withdraw cryptocurrencies directly into and from TradeStation’s platform, which TradeStation does allow, could result in unrecoverable loss of customer assets. To deposit cryptocurrencies held by a customer onto TradeStation’s cryptocurrency wallet, a customer must “sign” a transaction that consists of the private key of the wallet from where the customer is transferring cryptocurrencies, the public key of a wallet that TradeStation controls and provides to the customer, and the broadcast of the deposit transaction onto the underlying blockchain network. Similarly, to withdraw cryptocurrencies from TradeStation’s cryptocurrency wallet, the customer must provide TradeStation with the key of the wallet that the cryptocurrencies are to be transferred to, and TradeStation is required to “sign” a transaction authorizing the transfer. A number of errors can occur in this process of depositing or withdrawing cryptocurrencies into or from TradeStation’s cryptocurrency wallets, such as typographical errors, mistakes or the failure to include the information required by the blockchain network. In addition, each wallet address is only compatible with the underlying blockchain network on which it is created. For instance, if Ethereum is sent to a Bitcoin wallet address, the customer’s cryptocurrencies will be permanently and irretrievably lost with no means of recovery. Such incidents could result in customer disputes, damage to TradeStation’s brand and reputation, legal claims against TradeStation, and financial liabilities, any of which could materially adversely affect TradeStation’s business, financial condition and results of operations.
Additionally, allowing customers to deposit and withdraw cryptocurrencies into and from TradeStation’s platform could expose TradeStation to heightened risks related to potential violations of trade sanctions, including the U.S. Treasury Department Office of Foreign Asset Control (“OFAC”) regulations, and anti-money laundering and counter-terrorist financing laws. Such fraudulent transactions may be difficult or impossible for TradeStation to detect and void in certain circumstances. The use of TradeStation’s platform for illegal or improper purposes could subject TradeStation to claims, individual and class action lawsuits, and government and regulatory investigations, prosecutions, enforcement actions, inquiries or requests that could result in reputational harm, and any resulting liabilities, loss of transaction volume, or increased costs, could harm TradeStation’s business, financial condition and results of operations. See “— Risks Related to Regulation and Litigation — TradeStation is subject to governmental laws and requirements regarding economic and trade sanctions, anti-money laundering and counter-terror financing that could impair its ability to compete in international markets or subject it to criminal or civil liability if it violates them.”
Further, cryptocurrencies and blockchain technologies have been, and may in the future be, subject to security breaches, hacking or other malicious activities and TradeStation cannot provide assurance that any of its wallets will not be hacked or compromised such that cryptocurrencies are sent to one or more private addresses that it does not control, which could result in the loss of some or all of the cryptocurrencies that it holds in custody on behalf of customers. Any such losses may be significant, and TradeStation may not be able to obtain insurance coverage for some or all of those losses. TradeStation is required to safeguard customers’ assets using robust standards applicable to TradeStation’s wallet and storage systems, as well as TradeStation’s financial management systems related to such custodial functions, and TradeStation’s security technology is designed to prevent, detect and mitigate unauthorized access to TradeStation’s systems by internal or external threats. However, methods used to obtain unauthorized access, disable or degrade service or sabotage systems are dynamic and evolving and may be difficult to anticipate or detect for long periods of time. Security breaches, computer malware and computer hacking attacks have been a prevalent concern in relation to cryptocurrencies. The cryptocurrencies held in TradeStation’s systems may be an appealing target to hackers or malware distributors seeking to destroy, damage or steal TradeStation’s assets or TradeStation’s customers’ assets and will only become more appealing as TradeStation’s assets and TradeStation’s customers’ assets under custody grow. To the extent that TradeStation is unable to identify and mitigate or prevent new security threats or otherwise adapt to technological changes in the cryptocurrency industry, TradeStation’s customers’ cryptocurrencies may be subject to theft, loss, destruction or other attack. Any loss of private keys relating to, or hack or other compromise of, wallets used to store TradeStation’s customers’ cryptocurrencies could result in total loss of customers’ cryptocurrencies or adversely affect its customers’ ability to sell their assets. TradeStation’s insurance coverage does not cover all customers’ cryptocurrency balances, and cryptocurrencies TradeStation holds in custody are not protected by the SIPC or FDIC. Any such theft, loss, destruction or attack could result in substantial costs to TradeStation and require TradeStation to notify impacted individuals, and in some cases regulators, of a possible or actual incident, expose TradeStation to regulatory enforcement actions, including substantial fines, limit TradeStation’s ability to provide products and services, subject TradeStation to litigation, significant financial losses, damage its reputation, and materially adversely affect its business, financial condition and results of operations.
Regulation of the cryptocurrency industry is incipient, fragmented and complex and will likely change substantially. TradeStation’s interpretations of any cryptocurrency regulation may be subject to challenge by the relevant regulators and TradeStation’s failure to comply with such regulation may negatively impact its ability to allow customers to buy, hold and sell cryptocurrencies with it in the future and may materially adversely affect its business, financial condition and results of operations.
TradeStation provides customers with the ability to buy, hold and sell a limited number of cryptocurrencies, such as Bitcoin, Ethereum and Litecoin. While both domestic and foreign regulators and governments are increasingly focused on the regulation of cryptocurrencies, there is currently no uniformly applicable legal or regulatory regime governing cryptocurrencies in the U.S. Rather, TradeStation’s business is subject to extensive laws, rules, regulations, policies, orders, determinations, directives, treaties, and legal and regulatory interpretations and guidance in the markets in which it operates, including those governing financial services and banking, trust companies, securities, broker-dealers and alternative trading systems, commodities, money transmitters and money services businesses, credit, crypto asset custody, cross-border and domestic money and crypto asset transmission, consumer and commercial lending, usury, foreign currency exchange, privacy, data governance, data protection, cybersecurity, fraud detection, payment services (including payment processing and settlement services), consumer protection, escheatment, antitrust and competition, bankruptcy, tax, anti-bribery, economic and trade sanctions, anti-money laundering, and counter-terrorist financing. Cryptocurrencies are regulated by both federal and state authorities in the U.S. depending on their nature and the context of their usage, and regulation of cryptocurrencies continues to evolve. Recent initiatives by U.S. lawmakers and regulators have increasingly focused on cryptocurrencies and their impact on the economy, retail investors and securities markets, and lawmakers have urged the SEC and the CFTC to implement a comprehensive regulatory regime for cryptocurrencies. Various states within the U.S. have recently proposed, or are in the process of implementing, additional or enhanced licensing and other regulatory obligations on entities, such as TradeStation, that provide cryptocurrency trading capabilities to retail investors. Cryptocurrency market disruptions and resulting governmental interventions are unpredictable, and may make cryptocurrencies, or certain cryptocurrency business activities, unprofitable or illegal altogether. There is a substantial risk of inconsistent regulatory guidance among federal and state agencies and state governments which, along with potential accounting and tax issues or other requirements relating to cryptocurrencies, could impede TradeStation’s growth and operations.
Additionally, many of the legal and regulatory regimes to which TradeStation is subject were adopted prior to the advent of the internet, mobile technologies, crypto assets and blockchain, and related technologies. As a result, they do not contemplate or address new issues associated with cryptocurrencies and are subject to significant uncertainty. For example, the Financial Crimes Enforcement Network of the U.S. Department of the Treasury has issued guidance indicating that cryptocurrency exchanges and brokers must comply with the Funds Travel Rule and the Funds Transfer Rule (commonly referred to collectively as the “Travel Rule”) on financial service providers in the cryptoeconomy. Cryptocurrency businesses face significant obstacles in complying with the Travel Rule, as it requires them to collect and retain customer information that is not essential to completing a cryptocurrency transaction and which cannot be transmitted through the current blockchain technology. While TradeStation has joined a working group to propose a framework to apply the Travel Rule to cryptocurrencies, it may face substantial compliance costs to operationalize and comply with the Travel Rule and similar regulations, and may be further subject to administrative sanctions for technical violations or customer attrition if the customer experience suffers as a result.
Further, the complexity and evolving nature of TradeStation’s cryptocurrency platform and the significant uncertainty surrounding the regulation of cryptocurrencies requires TradeStation to exercise its judgment as to whether certain laws, rules and regulations apply to it and, if so, how, and it is possible that governmental bodies and regulators may disagree with TradeStation’s conclusions. To the extent TradeStation has not complied with such laws, rules and regulations or regulators’ interpretation thereof, it could be subject to significant fines, revocation of licenses, limitations on its products and services, reputational harm and other regulatory consequences, each of which may be significant and could materially adversely affect TradeStation’s business, financial condition and results of operations. In addition to existing laws and regulations, various governmental and regulatory bodies, including legislative and executive bodies, in the U.S. and in other countries may adopt new laws and regulations, or new interpretations of existing laws and regulations may be issued by such bodies or the judiciary. Any such new laws, regulations or interpretations may materially adversely impact the development of the cryptoeconomy as a whole and TradeStation’s legal and regulatory status in particular by changing how it operates its business, how its products and services are regulated, and what products or services TradeStation and its competitors can offer, requiring changes to TradeStation’s compliance and risk mitigation measures, imposing new licensing requirements, or imposing a total ban on certain crypto asset transactions, as has occurred in certain jurisdictions in the past. Any one of these events could have a material adverse effect on TradeStation’s business, financial condition, results of operations or prospects.
Certain state and federal regulators have recently challenged or questioned, including directly with TradeStation, the legality or appropriateness of a cryptocurrency exchange or brokerage firm rehypothecating or lending customers’ cryptocurrency assets that are in its custody, and/or paying interest to customers on their cryptocurrency balances. Should these practices be prohibited or limited, TradeStation may have to withdraw from or cease its cryptocurrency lending activities in certain states or totally, and no longer be able generate the revenue associated with cryptocurrency lending. Being unable to pay interest on customer cryptocurrency account balances could diminish the growth of TradeStation’s cryptocurrency account base or result in certain customers decreasing the amount of business they do with TradeStation or ceasing to do business with TradeStation altogether.
TradeStation generates a portion of its revenue from cryptocurrency rehypothecation and lending. Rehypothecation generally is the practice whereby banks and brokers use, for their own purposes, assets that are owned by their clients that have been deposited or held in accounts with the banks/brokers. Certain state and federal regulators have recently challenged or questioned, including directly with TradeStation, the legality or appropriateness of a cryptocurrency exchange or brokerage firm rehypothecating or lending its customers cryptocurrency assets that are in its custody, and/or paying interest to customers on their cryptocurrency balances (including, with respect to paying interest on cryptocurrency account balances, the SEC). For example, a multi-state examination in August 2021 found that TradeStation Crypto was not in compliance with certain state laws of North Carolina and Washington that require TradeStation Crypto to always be in possession of the same type, or like kind, and amount of virtual currency assets that are owed to customers (because the lending of customer cryptocurrency assets is secured by collateral in the form of a different cryptocurrency or asset). Should these practices be prohibited or limited, TradeStation may have to withdraw from conducting its cryptocurrency business in certain states or discontinue its cryptocurrency lending activities, at least with respect to the lending of customer assets.
Additionally, the SEC and certain state securities regulators have inquired whether TradeStation Crypto accounts may be deemed to be securities by virtue of the account feature that allows TradeStation Crypto customers to earn cryptocurrency “interest” on their cryptocurrency balances with TradeStation Crypto. Any federal or state regulatory actions challenging TradeStation Crypto’s payment of interest on cryptocurrency account balances could result in liability or reputational damage to TradeStation, or could adversely impact its business, financial condition or results of operations in other ways. Furthermore, being unable to pay interest on customer cryptocurrency account balances could diminish the growth of TradeStation’s cryptocurrency account base or result in certain customers decreasing the amount of business they do with TradeStation or ceasing to do business with TradeStation altogether, which could have a material adverse effect on TradeStation’s business, financial condition or results of operations.
A particular cryptocurrency’s status as a “security” in any jurisdiction is subject to a high degree of uncertainty and if TradeStation is unable to properly characterize a cryptocurrency it may be subject to federal or state regulatory scrutiny, investigations, fines and other penalties, which may adversely affect TradeStation’s business, financial condition and results of operations.
The SEC and its staff have taken the position that certain cryptocurrencies fall within the definition of a “security” under the U.S. federal securities laws but that the application of the securities laws to cryptocurrencies may not be warranted in every instance. The legal test for determining whether any given cryptocurrency is a security is a highly complex, fact-driven analysis that has and will continue to evolve over time, and the outcome is difficult to predict. The SEC generally does not provide advance guidance or confirmation on the status of any particular cryptocurrency as a security, and it is difficult to predict the direction or timing of any continuing evolution of the SEC’s views in this area. It is also possible that a change in the governing administration or the appointment of new SEC commissioners could substantially impact the views of the SEC and its staff. Prior public statements issued by senior officials at the SEC indicate that the SEC does not intend to take the position that Bitcoin or Ether (commonly called Ethereum) are securities in their current form. Bitcoin and Ethereum are the only cryptocurrencies as to which senior officials at the SEC have publicly expressed such a view. Nevertheless, such statements are not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be generalized to any cryptocurrency. Moreover, public statements made by the Chairman of the SEC in August 2021 suggest that he and the SEC staff believe that many cryptocurrencies are securities and cryptocurrency market participants should be subject to the full range of the federal securities laws. As a result, with respect to all cryptocurrencies, including Bitcoin and Ethereum, there is currently no certainty under the applicable legal test that such assets are not securities, notwithstanding the conclusions that TradeStation may draw based on its risk-based assessment regarding the likelihood that a particular cryptocurrency could be deemed a “security” under applicable laws. Similarly, though the SEC’s Strategic Hub for Innovation and Financial Technology published a framework for analyzing whether any given cryptocurrency is a security in April 2019, this framework is also not a rule, regulation or statement of the SEC and is not binding on the SEC.
The classification of a cryptocurrency as a security under applicable law has wide-ranging implications for the regulatory obligations that flow from the offer, sale, trading and clearing of such assets. For example, a cryptocurrency that is a security in the U.S. may generally only be offered or sold in the U.S. pursuant to a registration statement filed with the SEC or in an offering that qualifies for an exemption from registration. Persons that effect transactions in cryptocurrencies that are securities in the U.S. may be subject to registration with the SEC as a “broker” or “dealer.” Platforms that bring together purchasers and sellers to trade cryptocurrencies that are securities in the U.S. are generally subject to registration as national securities exchanges, or must qualify for an exemption, such as by being operated by a registered broker-dealer as an alternative trading system, in compliance with rules for alternative trading systems. Persons facilitating clearing and settlement of securities may be subject to registration with the SEC as a clearing agency. Foreign jurisdictions may have similar licensing, registration and qualification requirements.
TradeStation has policies and procedures to analyze whether a cryptocurrency that it permits to be traded on its platform could be deemed to be a “security” under applicable laws. In the event that TradeStation determines a listed cryptocurrency could be deemed a security or that the continued listing of a cryptocurrency presents risk to TradeStation or its customers, TradeStation will take action to discontinue the trading of such cryptocurrency. For example, TradeStation Crypto discontinued its support of trading XRP after the SEC indicated its belief that XRP is, or likely is, a security. Regardless of TradeStation’s conclusions, it could be subject to legal or regulatory action in the event the SEC, a foreign regulatory authority, or a court were to determine that a cryptocurrency currently offered, sold or traded on the TradeStation Crypto platform is a “security” under applicable laws. This could include TradeStation Crypto being subject to judicial or administrative sanctions for failing to offer or sell a cryptocurrency in compliance with the registration requirements, or for acting as a broker, dealer or national securities exchange without appropriate registration, as TradeStation Crypto is not a licensed broker-dealer. Such an action could result in injunctions and cease and desist orders, as well as civil monetary penalties, fines or disgorgement, criminal liability or reputational harm. Customers that traded such supported cryptocurrency and suffered trading losses could also seek to rescind a transaction that TradeStation Crypto facilitated on the basis that it was conducted in violation of applicable law, which could subject TradeStation Crypto to significant liability.
TradeStation only permits trading on its platform of those cryptocurrencies for which it determines there are reasonably strong arguments to conclude that such cryptocurrency is not a security. TradeStation believes that its process reflects a comprehensive and rigorous analysis and is reasonably designed to facilitate consistent application of available legal guidance to cryptocurrencies to facilitate informed risk-based business judgment. However, the application of securities laws to the specific facts and circumstances of cryptocurrencies is complex and subject to differing interpretations and change, and a listing determination made by TradeStation does not guarantee any conclusion under the U.S. federal securities laws. Being required to cease facilitating transactions in the supported cryptocurrency, in addition to the potential regulatory enforcement consequences, may be unpopular with customers and may reduce TradeStation’s ability to attract and retain customers, especially if such assets remain traded on unregulated exchanges outside of the jurisdiction of U.S. regulators, which includes many of TradeStation’s competitors, and could negatively impact TradeStation’s business, financial condition and results of operations. In addition, to the extent that future regulatory actions or policies limit or restrict cryptocurrency usage, custody or trading, or the ability to convert cryptocurrencies to fiat currencies, the demand for cryptocurrency trading may be reduced, which could likewise have a material adverse effect on TradeStation’s business, financial condition and results of operations.
In addition to the SEC and its staff taking the position that certain cryptocurrencies meet the definition of a “security” under the federal securities laws, the CFTC and its staff have generally taken the position that cryptocurrencies, at least to the extent they are not a security, meet the definition of a “commodity” under the Commodity Exchange Act. The CFTC has enforcement authority to impose fines and other remedies for manipulative or fraudulent activity in the commodities markets generally. Furthermore, transactions in commodity interests, such as futures, options and swaps, are subject to more extensive regulatory oversight by the CFTC, including, but not limited to, licensing of entities engaged in or offering commodity interest transactions along with entities offering specific services related to commodity interests. Furthermore, any transaction in a commodity, including a cryptocurrency that meets the definition of a commodity, entered into with, or offered to, retail investors using leverage, margin or other similar financing arrangements (“retail commodity transaction”) is subject to the CFTC’s enhanced regulatory regime applicable to futures trading unless the transaction results in actual delivery within 28 days, which as a practical matter is difficult, if not impossible, for TradeStation to do. Therefore, because of the retail commodity transaction rule, TradeStation does not offer leverage, margin or similar financing arrangements, including the ability to sell short, to its cryptocurrency brokerage customers, and requires that all of their transactions on its platform are fully paid. Not providing margin or leverage to customers’ cryptocurrency accounts puts

TradeStation at a competitive disadvantage against non-U.S. exchanges who do provide such margin or leverage, and may generally be an obstacle to the growth of its crypto brokerage business.
TradeStation offers to customers, as compared to most of its competitors, very few cryptocurrencies to invest in and trade, which may put it at a competitive disadvantage that will negatively affect its ability to grow its cryptocurrency investor customer base and cryptocurrency brokerage revenue.
Some of TradeStation’s competitors support over 50 cryptocurrencies. TradeStation currently offers approximately five. While TradeStation plans to add more cryptocurrencies to its offering, its ability to do so, and the timing of how quickly it can add more, depend on a variety of factors, including ensuring that the cryptocurrency will be compatible with its platform, custody and other systems, that its liquidity providers will be able to adequately support trading of the cryptocurrency, and that there is not a reasonable possibility the cryptocurrency will be deemed a security by the SEC and/or state securities agencies. TradeStation’s risk-management decisions about what cryptocurrencies it will add, and how quickly they can be added, may negatively affect TradeStation’s ability to compete with crypto exchanges and brokers that offer and support a larger number of cryptocurrencies, which could negatively impact TradeStation’s business, financial condition and results of operations.
Any inability of TradeStation to maintain adequate relationships with licensors of its cryptocurrency brokerage technology, cryptocurrency custody providers or cryptocurrency liquidity providers, or other relevant vendors or service providers, could negatively impact TradeStation’s cryptocurrency brokerage operations.
TradeStation Crypto relies on a third-party licensor for its cryptocurrency brokerage technology, third-party custodians, third-party banks and third-party liquidity providers to provide cryptocurrency products and services to customers. TradeStation’s cryptocurrency brokerage services operate seven days a week, do not have a centralized clearinghouse, and the transactions in cryptocurrencies on its platform rely on direct daily settlements of executed customer trades with each of its third-party liquidity providers. In addition, TradeStation Crypto must maintain cash assets in its bank accounts sufficient to meet the working capital needs of its business, which includes deploying available working capital to facilitate cash settlements between it and each of its third-party liquidity providers, as well as maintaining the minimum net worth required by regulators. If any of the third parties relied on to conduct TradeStation Crypto’s cryptocurrency business has operational failures and cannot perform and facilitate routine cash and cryptocurrency settlement transactions, or if TradeStation Crypto fails to maintain cash assets in its bank accounts sufficient to meet the working capital needs of its business and necessary to complete routine cash settlements related to customer trading activity, TradeStation Crypto will be unable to support normal trading operations on its cryptocurrency trading platform and these disruptions could have a material adverse impact on TradeStation’s business, financial condition and results of operations.
TradeStation may also be harmed by the loss of its banking or third-party liquidity provider relationships. As a result of the many regulations applicable to cryptocurrencies or the risks of crypto assets generally, many financial institutions have decided, and other financial institutions may in the future decide, to not provide bank accounts, or access to bank accounts or other financial services, to companies providing cryptocurrency products, including TradeStation Crypto and its liquidity providers. Consequently, if TradeStation Crypto or its liquidity providers cannot maintain sufficient relationships with the banks that provide these services, banking regulators restrict or prohibit banking of cryptocurrency businesses, or if these banks impose significant operational restrictions, it may be difficult for TradeStation to find alternative business relationships for its cryptocurrency business, which may result in a disruption of that business and could have a material adverse impact on TradeStation’s reputation, business, financial condition and results of operations.
Additionally, TradeStation may be materially adversely affected if it is unable to maintain relationships with the licensor of its cryptocurrency brokerage technology. See — “Risks Related to its Intellectual Property — If TradeStation fails to comply with its obligations under license or technology service agreements with third parties that are critical to its business or were to lose technology licenses/service agreements due to actions or other facts pertaining to the licensors/service providers, and is unable to timely replace them on reasonable terms, TradeStation may be required to pay damages or lose rights and technology that are critical to its business.”

Risks Related to Regulation and Litigation
The nature of TradeStation’s business, particularly as a self-clearing brokerage firm for equities, options and futures, requires it to be in compliance with numerous, complex and changing regulatory frameworks, rules and regulations imposed by numerous and distinct regulatory authorities and to maintain a significant regulatory financial and operations compliance infrastructure. Changes in these laws and regulations, failure to comply with these laws and regulations, and proceedings and investigations related thereto, could harm TradeStation’s business, financial condition and results of operations.
The nature of TradeStation’s business, particularly as a self-clearing brokerage firm for equities, options and futures, requires it to be in compliance with numerous, complex and changing regulatory frameworks, rules and regulations imposed by numerous and distinct regulatory authorities, and makes TradeStation subject to substantially more regulatory control and examination than introducing brokers which rely on others to perform execution or clearing functions, or both. Regulatory, including SRO, bodies to whose oversight TradeStation is subject include, principally, the SEC, FINRA, DTC, NSCC and OCC for its equities (including equity options) business, the CFTC, CME and NFA for its futures (including futures options) business, and various international regulators, including the U.K.’s Information Commissioner’s Office and the FCA. Similarly, U.S. state attorneys general and other state regulators, including state securities and financial services regulators, can bring legal actions on behalf of the citizens of their states to assure compliance with state laws. In addition, criminal authorities, such as the U.S. Department of Justice, may institute civil or criminal proceedings for violating applicable laws, rules or regulations.
The SEC, FINRA, CFTC, CME and SROs have stringent rules with respect to the maintenance of specific levels of net capital and clearinghouse deposits by securities broker-dealers and FCMs and several other financial requirements. TradeStation’s failure, as a self-clearing broker-dealer and FCM, to maintain the required net capital levels or to satisfy its cash deposit, collateral, custody, liquidity and settlement obligations as required under applicable laws and regulations and by applicable regulators and exchanges could result in immediate suspension of its securities and/or futures activities (in whole or in part), prevent it from executing customer trade orders, or result in suspension or expulsion by the SEC or FINRA, and/or the CFTC, NFA or CME, as well as restrict TradeStation’s ability to expand its existing business or to commence new businesses, and could ultimately lead to the liquidation of TradeStation’s broker-dealer/FCM and winding down of its broker-dealer/FCM business. See also “— Risks Related to TradeStation’s Equities, Options and Futures Brokerage Products and Services — If TradeStation does not maintain its capital levels, or does not satisfy its cash deposit, collateral, custody, liquidity and settlement obligations, as required under applicable laws and regulations and by applicable regulators, its equities, options and futures brokerage businesses may be restricted and TradeStation may be fined or subject to other disciplinary or corrective actions or even being liquidated or wound down.”
Additionally, failure to obtain, qualify for, maintain or comply with the authorizations, approvals, licenses, permits or the regulatory frameworks established in each of the jurisdictions in which TradeStation and its subsidiaries are regulated gives rise to a number of significant risks, including, but not limited to, the removal of permissions to operate, fines and public censure. Non-compliance with laws and regulations, for example with respect to financial services licensing, the marketing or offering of products or services to customers, and consumer protection legislation in the jurisdictions in which customers reside, could affect the enforceability of TradeStation’s contracts. If regulators conclude that TradeStation’s marketing or financial promotions are not fair or clear, or are misleading, for example with respect to zero commission services, or that its conduct, or the conduct of any of its numerous third-party marketing vendors or commercial relationships otherwise does not comply with applicable laws or regulations, TradeStation may be exposed to regulatory sanctions or required to alter its marketing strategies in a manner which may negatively impact the development of its business. TradeStation’s businesses are subject to a significant amount of federal and state regulatory and SRO oversight, including being required to obtain and maintain numerous federal and state registrations and licenses and SRO memberships. Disparate licensing, marketing, product and reporting obligations constitute a significant regulatory and operational burden, which may require that TradeStation modify its product offerings based upon the location of customers or the nature of the products and services being marketed. For example, in a collective or other unified or simultaneous manner, or in the same communication to customers and prospects, TradeStation markets, promotes and advertises under one brand — TradeStation — its equities, options, futures and cryptocurrency brokerage services, often together with market education or investment insights, and different regulatory requirements apply, or may apply, to each of these subjects and categories. Failure to maintain licenses or registrations in particular jurisdictions may require that TradeStation cease providing some or all products and services to customers located in that particular jurisdiction. TradeStation may also be subject to litigation, investigations, fines, disgorgement of income, sanctions, damages and additional penalties or restrictions that could significantly harm its business, financial condition and results of operations.
TradeStation’s businesses are also subject to laws, rules, regulations, policies, industry standards and contractual obligations regarding data privacy and security, and TradeStation may be subject to litigation, regulatory proceedings or other investigations regarding any actual or perceived non-compliance with such obligations. See “— Risks Related to Cybersecurity and Data Privacy — TradeStation is subject to stringent laws, rules, regulations, policies, industry standards and contractual obligations regarding data privacy and security and may be subject to additional related laws and regulations in jurisdictions into which it expands. Many of these laws and regulations are subject to change and reinterpretation and could result in claims, changes to its business practices, monetary penalties, increased cost of operations or other harm to its business.”
Regulatory investigations and settlements could cause TradeStation to incur additional expenses or change its business practices in a manner material and adverse to its business, and could significantly damage TradeStation’s reputation. In the past, when risks have materialized, TradeStation has paid fines and updated its products and services, supervisory procedures and disclosures, or modified access to such products and services, as required to comply with applicable regulations or enforcement actions.
TradeStation has in place compliance programs to deal with these dynamic regulatory obligations, though cannot guarantee that such compliance programs will be effective. TradeStation’s regulated subsidiaries are in frequent and continuous dialogues with a number of regulators on a number of issues relating to compliance with applicable regulations. While TradeStation continues to review and enhance its compliance programs, it may be the case that regulators continue to scrutinize TradeStation’s operations for compliance with applicable regulations and take issue with the manner in which it provides or markets, or has provided or marketed, its services and products. The result may be regulatory enforcement action, imposition of fines, changes to TradeStation’s business model or ceasing to do business in particular jurisdictions or in relation to particular products or services, which may have a material negative impact on the future growth of TradeStation’s business, financial condition and results of operations. Further, any future enhancements to TradeStation’s compliance programs may not prove effective and may not shield it from liability for historic breaches of applicable regulatory obligations.
Public officials have signaled an increased focus on new or additional regulations that could impact its business and require TradeStation to make significant changes to its business model and practices, including with respect to social communities, gamification, PFOF, cryptocurrency lending, and paying crypto interest on customer crypto account balances. Changes in these regulations, failure to comply with these regulations, or proceedings and investigations related thereto, could harm its business, financial condition and results of operations.
Various lawmakers, regulators and other public officials have recently made statements and signaled an increased focus on new or additional laws or regulations that, if acted upon, could impact TradeStation’s business. Over three days in the spring of 2021, the Committee on Financial Services of the U.S. House of Representatives held hearings on the REDDIT Stock Event at which various members of Congress expressed their concerns about various market practices, including PFOF and options trading. Gary Gensler, who became chair of the SEC in April 2021, was one of the witnesses at the third hearing, held on May 6, 2021, and in his testimony indicated that he had instructed the staff of the SEC to study, and in some cases make rulemaking recommendations to the SEC regarding, a variety of market issues and practices, including PFOF, “gamification,” and whether broker-dealers are adequately disclosing their policies and procedures around potential trading restrictions, whether margin requirements and other payment requirements are sufficient, and whether broker-dealers have appropriate tools to manage their liquidity and risk. Chair Gensler also discussed the use of mobile app features such as rewards, bonuses, push notifications and other prompts. Chair Gensler suggested that such prompts could promote behavior that is not in the interest of the customer, such as excessive trading and risk-taking. Chair Gensler also advised that he had directed the SEC staff to consider whether expanded enforcement mechanisms are necessary. Additionally, on June 9,

2021, Chair Gensler remarked at a public conference that he had instructed the SEC staff to make recommendations for the SEC’s consideration on best execution, Regulation National Market System, PFOF (both on-exchange and off-exchange), minimum pricing increments and the use of the National Best Bid and Offer quotation (“NBBO”). The regulatory agenda published by the SEC on June 11, 2021 also identified that the SEC would be considering proposing rules in the next year to modernize equity market structure, including possible new rules on PFOF, best execution or amendments to Rule 605 (which requires uniform public disclosure of order execution information by all market centers), market concentration and certain other practices. On August 27, 2021, the SEC issued a request for information and public comment on matters related to the use of digital engagement practices by broker-dealers and investment advisers, including behavioral prompts, differential marketing, game-like features and other design elements or features designed to engage with retail investors on digital platforms (e.g., websites, portals and applications), as well as related analytical and technological tools and methods. In an August 2021 interview, Chair Gensler commented that a full ban on PFOF was “on the table.” In his September 2021 testimony before the U.S. Senate Committee on Banking, Housing and Urban Affairs, Chair Gensler described a number of ongoing projects he had instructed SEC staff to pursue related to market structure, including review of PFOF, best execution in the context of the NBBO system, and cryptocurrency asset markets and trading platforms. Chair Gensler made similar comments in his October 2021 testimony before the U.S. House Committee on Financial Services, including noting that the NBBO system might benefit from modernization and might no longer necessarily be an appropriate baseline from which to measure price improvement in the context of assessing best execution. Also in October 2021, the SEC staff released its report on the equity and options market structure conditions surrounding the REDDIT Stock Event, which concluded in part that the episode may “present an opportunity to reflect” on market structure issues such as digital engagement practices, PFOF, and other structures that affect TradeStation’s operations.
In addition, on March 18, 2021, FINRA issued a regulatory notice reminding member firms of their obligations with respect to maintaining margin requirements, customer order handling and effectively managing liquidity, with a particular focus on best execution practices and the need for member firms to make “meaningful disclosures” to inform customers of a firm’s order handling procedures during extreme market conditions. Further, at a public conference on May 19, 2021, FINRA indicated an intention to solicit public feedback, such as through notices or surveys, regarding so-called gamification in order to determine whether to adopt additional guidance or additional rules in that regard. Also, on June 23, 2021, FINRA issued a regulatory notice reminding member firms of the requirement that customer order flow be directed to markets providing the “most beneficial terms for their customers” and indicated that member firms may not negotiate the terms of order routing arrangements in a manner that reduces price improvement opportunities that would otherwise be available to those customers in the absence of PFOF. The impact that this notice may have on the ability of market participants to enter into PFOF arrangements, if any, has not been determined. For more information about the potential impact of legal and regulatory changes, including changes to regulation of PFOF, see “— TradeStation’s business is subject to extensive, complex and changing laws and regulations, and related regulatory proceedings and investigations. Changes in these laws and regulations, or its failure to comply with these laws and regulations, could harm its business” and “— Risks Related to its Business — Because a majority of its revenue is transaction-based, reduced spreads in securities pricing, reduced levels of trading activity generally, changes in its business relationships with market makers and any new regulation of, or any bans on, PFOF and similar practices may result in reduced profitability, increased compliance costs or expanded potential for negative publicity.”
Regarding cryptocurrency lending and paying crypto interest on customer crypto account balances, these practices are being challenged, including directly with TradeStation (which engages in both activities), by several state regulators (cryptocurrency lending) and the SEC and several state regulators (paying crypto interest), and these challenges could result in censures, fines, penalties and orders or settlements to limit, restrict or discontinue these business practices, which could affect TradeStation’s ability to compete successfully with crypto exchanges or brokerages not subject, or as exposed, to U.S. federal and state jurisdiction and which could have an adverse impact on TradeStation’s results of operations and its ability to grow its crypto account base. See, also, “— Risks Related to TradeStation’s Cryptocurrency Products and Services — Certain state and federal regulators have recently challenged or questioned, including directly with TradeStation, the legality or appropriateness of a cryptocurrency exchange or brokerage firm rehypothecating or lending its customers’ cryptocurrency assets that are in its custody, and/or paying interest to customers on their cryptocurrency balances. Should these practices be prohibited or limited, TradeStation may have to withdraw from or cease its cryptocurrency lending activities in certain states or totally, and no longer be able generate the revenue associated with cryptocurrency lending. Being unable to pay interest on customer cryptocurrency account balances could diminish the growth of TradeStation’s cryptocurrency account base or result in certain customers decreasing the amount of business they do with TradeStation or ceasing to do business with TradeStation altogether.”
To the extent that the SEC, FINRA, CFTC or other regulatory authorities or federal or state legislative bodies adopt additional regulations, legislation or interpretation in respect of any of these areas or relating to any other aspect of TradeStation’s business, it could face a heightened risk of potential regulatory violations and could be required to make significant changes to its business model and practices, which changes may not be successful and could lead to loss of customers and revenue, and regulatory censure or fines, among other material adverse impacts. Any of these outcomes could have a material adverse effect on TradeStation’s business, financial condition, results of operations and prospects.
TradeStation is subject to legal and regulatory investigations, proceedings and claims in the ordinary course of its business, which could cause it to incur significant legal expenses, damages and fines. An adverse resolution of any future legal proceedings or claims could result in a negative perception of TradeStation and have a material adverse effect on its business, financial condition and results of operations.
TradeStation is subject to legal and regulatory investigations, proceedings and claims in the ordinary course of its business, which could cause it to incur significant legal expenses and may result in litigation or enforcement. Such proceedings could also have collateral consequences, in addition to legal expenses, damages and fines, as discussed below. The volume of claims and the amount of damages and fines claimed in litigation and regulatory proceedings against financial services firms has been increasing and may continue to increase. The amounts involved in the trades TradeStation executes, together with rapid price movements in certain assets, can result in potentially large damage claims in any litigation resulting from such trades. The social networking aspect of portions of TradeStation’s platform and social forums or communities enables customers to communicate with each other regarding their trades and trading ideas and strategies, which could lead to amplification of complaints or of collusion between customers or other improper activities, such as market manipulation. Also, if many customers lose money, they may share this fact on TradeStation’s platform and other social networks, which could result in increased regulatory scrutiny. Dissatisfied customers, regulators or self-regulatory organizations may make claims against TradeStation regarding the quality of trade execution, improperly settled trades, mismanagement or even fraud, and these claims may increase if and as TradeStation’s business continues to expand. This increased scrutiny may be costly and time-consuming and may divert company resources from other business priorities.
Even if TradeStation prevails in litigation or enforcement proceedings against it, it could incur significant legal expenses and need to devote significant management time handling such claims, even those without merit. Moreover, because even claims without merit can damage TradeStation’s reputation or raise concerns among its customers, TradeStation may feel compelled to settle claims at significant cost. The initiation of any claim, proceeding or investigation against TradeStation, or an adverse resolution of any such matter, could have a material adverse effect on its reputation, business, financial condition and results of operations.
TradeStation is subject to ongoing examinations, oversight and reviews by U.S. federal and state regulators which have jurisdiction over large parts of its business, as well as by clearing organizations and exchanges (for exchanges, both in an SRO or similar rule compliance capacity and as contractual providers of market data for TradeStation’s use and distribution to its customers), and foreign financial service regulators, including the FCA, each of which have broad discretion to audit and examine TradeStation’s business. For example, TradeStation is currently subject to, among other exams, investigations or enforcement actions, an ongoing enforcement action by FINRA related to its anti-money laundering practices regarding the detection and reporting of suspicious trading activity and an ongoing investigation by the SEC related to compliance with Regulation S-ID, has received ongoing inquiries from federal and state regulators with respect to its cryptocurrency lending and crypto interest payment practices, and recently paid an $850,000 fine to settle a FINRA enforcement action involving its best execution and PFOF activities. In addition, the equities and futures exchanges which contractually license their market to data to TradeStation for internal use and distribution to customers periodically conduct contractual audits regarding

TradeStation’s monitoring and reporting of, and payment for, data usage, which typically cover multi-year periods and often result in claims that data license fees have been underpaid. In the past, some of these claimed underpayments, and the settlement of such claims, have been for millions of dollars.
As a result of findings from legal and regulatory investigations, proceedings and claims, regulators could take enforcement action which could result in remedial measures, damages, restitution obligations, fines, and requirements to engage approved consultants or monitors to oversee ordered compliance remediation or enhancement activities, as well as damage to its reputation with regulators, customers and in the industry generally, any of which could have a significant negative impact on TradeStation’s business. In particular, if TradeStation Securities is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act and/or subject to any material disciplinary proceedings or orders, this could prohibit or greatly limit its ability to operate the business as it does today. Further, as a result of findings from these legal and regulatory investigations, proceedings and claims, regulators have imposed, are imposing, and may in the future impose, remedial measures requiring that certain actions be taken, including amending, updating or revising TradeStation’s compliance measures, limiting the kinds of customers to which it may provide services, or changing, terminating or delaying the introduction of new or existing products and services. TradeStation has received, and in the future will receive, examination reports citing potential and actual violations of rules and regulations and inadequacies in its compliance programs which require, or will require, TradeStation to enhance certain practices with respect to its compliance program, which may include matters relating to due diligence, monitoring, training, reporting and recordkeeping. Implementing appropriate measures to properly remediate these examination findings may require TradeStation to incur significant costs, and if it fails to properly remediate any of these examination findings, TradeStation could face civil litigation, significant fines, damage awards, forced removal of certain employees, including members of the executive team, barring of certain employees from participating in the business in whole or in part, revocation of existing licenses, limitations on existing and new products and services, reputational harm, negative impact to existing relationships with regulators, exposure to criminal liability or other material adverse consequences.
TradeStation is subject to governmental laws and requirements regarding economic and trade sanctions, anti-money laundering and counter-terror financing that could impair its ability to compete in international markets or subject it to criminal or civil liability if violated. Failure to comply with these laws and requirements could result in substantial fines, costly undertakings and regulatory actions that could limit TradeStation’s business activities. These risks may be elevated for brokerage firms for self-directed investors who open accounts and execute account transactions in an online environment, particularly for brokerage firms that offer cryptocurrency investment, trading, deposits and withdrawals.
TradeStation is required to comply with U.S. economic and trade sanctions administered by OFAC and has processes in place to comply with the OFAC regulations. As part of TradeStation’s customer onboarding process, in accordance with the Customer Identification Program rules, which is required by Section 326 of the U.S.A. Patriot Act, all potential customers are screened against the OFAC watchlists and continue to be screened daily against the OFAC watchlists. While TradeStation employs technology which includes features designed to block access to its services from sanctioned countries, its platform and services could potentially be illegitimately accessed from anywhere in the world. If they are accessed from a sanctioned country or region or by a sanctioned entity or individual in violation of the trade and economic sanctions, with TradeStation’s knowledge or otherwise, TradeStation could be subject to enforcement actions and severe penalties.
TradeStation is also subject to various anti-money laundering and counter-terrorist financing laws and regulations around the world that prohibit, among other things, involvement in transferring the proceeds of criminal activities. In the U.S., most of TradeStation’s services are subject to anti-money laundering laws and regulations, including the BSA, and similar laws and regulations. The BSA is the primary U.S. anti-money laundering law and has been amended to include certain provisions of Title III of the U.S.A. Patriot Act to detect, deter and disrupt terrorist financing networks. Regulators in the U.S. and globally continue to increase their scrutiny of compliance with these obligations, which include substantial obligations on the part of broker-delaers and FCMs to conduct surveillance and monitoring to detect, prevent and interrupt market manipulation and other improper or illegal trading activities, and any violation or perceived violation by TradeStation or its customers could cause a material adverse effect on TradeStation’s business, financial condition and results of operations. Failures to comply with these laws and requirements could result in substantial fines, costly undertakings and regulatory actions that could limit TradeStation’s business activities. See “— TradeStation is subject to legal proceedings and claims in the ordinary course of its business, which could cause it to incur significant legal expenses. An adverse resolution of any future legal proceedings or claims could result in a negative perception of TradeStation and have a material adverse effect on its business, financial condition and results of operations.”
These risks may be elevated for brokerage firms for self-directed investors who open accounts and execute account transactions in an online environment, particularly for brokerage firms that offer cryptocurrency investment, trading, deposits and withdrawals, as cryptocurrencies are subject to heightened scrutiny, including under customer protection, anti-money laundering, counter terrorism financing and sanctions regulations. See “— Risks Related to TradeStation’s Cryptocurrency Products and Services — Regulation of the cryptocurrency industry is incipient, fragmented and complex and will likely change substantially. TradeStation’s interpretations of any cryptocurrency regulation may be subject to challenge by the relevant regulators and its failure to comply with such regulation may negatively impact its ability to allow customers to buy, hold and sell cryptocurrencies with it in the future and may significantly and adversely affect its business, financial condition and results of operations.”
TradeStation is subject to anti-corruption, anti-bribery and similar laws, and non-compliance with such laws can subject it to criminal or civil liability, substantial fines, costly undertakings, reputational damage and regulatory actions that could lead to significant fines or limitations on its business activities.
TradeStation is subject to U.S. domestic bribery laws and other U.S. and foreign anti-corruption laws. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees and their third-party intermediaries from authorizing, offering or providing, directly or indirectly, improper payments or benefits to recipients in the public sector. These laws also require that TradeStation keeps accurate books and records and maintains internal controls and compliance procedures designed to prevent any such actions. TradeStation has some business operations, including a U.K. and Costa Rica office, outside of the U.S., approximately 20% of its brokerage customers reside outside of the U.S., and it has had software licensing arrangements with brokerage firms in Asia (which are in the process of being wound down but have been in effect for several years), and is seeking to expand operations in Europe. TradeStation has engaged and may further engage with business entities and third-party intermediaries to market its services and to help obtain necessary permits, licenses and other regulatory approvals in foreign jurisdictions. For example, TradeStation’s U.K. subsidiary recently filed an application with the FCA to expand its broker license so that it may introduce cryptocurrency accounts to TradeStation Crypto, and TradeStation may decide to form a new entity to be domiciled in an E.U. country that would apply to be licensed as an introducing broker for some or all of the asset classes TradeStation offers to online investors. With respect to these existing and potential activities, TradeStation or its third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities or other government officials. TradeStation can be held liable for any corrupt or other illegal activities of these third-party intermediaries, and any by its employees, representatives, contractors, partners and agents, even if such activities are not authorized by TradeStation. The failure to comply with any such laws could subject TradeStation to criminal or civil liability, cause it significant reputational harm and have a material adverse effect on its business, financial condition and results of operations.
TradeStation cannot assure that all of its employees and agents will comply with its internal policies and applicable law, including anti-corruption, anti-bribery and similar laws. TradeStation may be ultimately held responsible for any such non-compliance. If and as TradeStation increases its international business, its compliance risks may increase.
Detecting, investigating and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources and attention from senior management. In addition, noncompliance with anti-corruption or anti-bribery laws could subject TradeStation to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties, injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas are received or investigations are launched, or governmental or other sanctions are imposed, or if TradeStation does not prevail in any possible civil or criminal proceeding, TradeStation’s business, financial condition and results of operations could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.
TradeStation’s future efforts to sell shares or raise additional capital may be subject to delays and other limitations imposed by applications regulations.
TradeStation’s regulated subsidiaries are subject to certain regulations regarding changes in control. For example, FINRA Rule 1017 generally provides that FINRA approval must be obtained in connection with any transaction resulting in a change in control of a member firm. FINRA defines control as ownership of 25% or more of the firm’s equity by a single entity or person and would include a change in control of a parent company. Other rules and regulations may have lower ownership thresholds for determining whether a change in control has occurred. As a result of these rules and regulations, future efforts by TradeStation to sell shares or raise additional capital may be delayed or fail.
Risks Related to TradeStation’s Platform, Systems and Technology
TradeStation’s platform and systems have been, and may in the future be, subject to interruption, including extended outages, and instability due to operational and technological failures, whether internal or external, which could have a material adverse effect on its operations, brand reputation and ability to acquire and retain customers.
TradeStation relies on technology, including software, software systems, information technology software and systems, computer hardware, the internet, intranets, and internet, web, mobile and blockchain services, to conduct substantially all of its business activity, both internal and external, including critical vendor services touching all aspects of its business (including self-clearing), API “B2B” relationships with third parties, and the conduct and management of transactions by TradeStation customers. All of TradeStation’s systems and operations, including its primary and disaster recovery data center operations, as well as those of the third parties on which it relies to conduct key functions, are vulnerable to disruptions from natural disasters, power and service outages, interruptions or losses, computer and telecommunications failures, software bugs, cybersecurity attacks, computer viruses, malware, distributed denial of service attacks, spam attacks, phishing or other social engineering, ransomware, security breaches, credential stuffing, technological failure, human error, terrorism, improper operation, unauthorized entry, data loss, intentional bad actions and other similar events. Certain disruptions have been experienced in the past and likely will be experienced in the future. TradeStation may be particularly vulnerable to technology failures because it relies significantly on its own proprietary software and systems for its business, including the front-end platform, order routing system, data collection and distribution systems, and other middle-office and back-end infrastructure, and because it self-clears trades for all of the major asset classes it offers to customers. This risk is heightened by TradeStation having assumed this large technology infrastructure and these self-clearing responsibilities being a relatively small company with limited resources, especially as compared to its larger self-clearing competitors which have far greater resources. If TradeStation fails to adequately support, maintain and upgrade its platform, middle-office and self-clearing technologies (whether owned by TradeStation or licensed or supported by third-party vendors of TradeStation) and operations, that could have a material adverse effect on TradeStation’s reputation, business, financial condition and results of operations.
In addition, surges in trading volume have in the past and may in the future cause TradeStation’s systems to operate at diminished speed or even fail, temporarily or for a prolonged period of time, which could affect its ability to process transactions and potentially result in some customers’ orders being executed at prices they did not anticipate, executed incorrectly, or not executed at all. This risk is heightened by TradeStation’s planned strategy, if successful, to achieve accelerated account growth and trading volume by its account base, together with accelerated hiring to add employee headcount, particularly in product and information technology, which must be timely and effectively on-boarded and trained to support such anticipated growth. Disruptions to, destruction of, improper access to, breach of, instability of, or failure to effectively maintain TradeStation’s information technology systems or external technology of third parties with whom TradeStation does business could result in customer attrition, costly litigation and regulatory inquiries, negative publicity and reputational harm, and may have a material adverse effect on TradeStation’s business, financial condition and results of operations. Frequent or persistent interruptions to TradeStation’s products and services could cause many existing customers to switch to TradeStation’s competitors or to otherwise avoid TradeStation’s products and services. A major and extended disruption could permanently or irreversibly severely damage TradeStation’s business.
While TradeStation has made, and continues to make, significant investments in the reliability, capacity and scalability of its product and service technology and supporting operations technology, TradeStation does not have fully redundant systems for all products and services and cannot assure that these investments will be successful or that TradeStation will be able to maintain, expand and upgrade its systems and infrastructure to meet future requirements and mitigate future risks on a timely basis. It may become increasingly difficult to maintain and improve the availability of TradeStation’s platform and related services, especially as its platform and product and service offerings become more complex, its customer base grows and when it experiences surges in trading volume. To the extent that TradeStation does not effectively address capacity constraints, upgrade its systems as needed, and continually develop or acquire technology and network architecture to accommodate actual and anticipated changes in technology, its reputation, business, financial condition and results of operations would likely be materially adversely affected.
TradeStation’s products and internal systems rely on software that is highly technical, and these systems may contain errors, latencies, bugs or vulnerabilities, and TradeStation may be unsuccessful in addressing or mitigating any such technical limitations or vulnerabilities in its systems in a timely fashion, or at all, which could have a material adverse effect on TradeStation’s operations, brand, reputation and ability to acquire and retain customers.
TradeStation’s products and internal systems rely on software, including software developed or maintained internally and by third parties, that is highly technical and complex. In addition, TradeStation’s platform and internal systems depend on the ability of such software to collect, store, retrieve, transmit, manage and otherwise process immense amounts of data. The software on which TradeStation relies may contain errors, bugs or vulnerabilities, and TradeStation’s systems may be subject to certain technical limitations that could compromise its ability to meet its objectives. Some errors, latencies, bugs or vulnerabilities inherently may be difficult to detect and may be discovered only after code has been released for external or internal use. Errors, latencies, bugs, vulnerabilities, design defects or technical limitations within the software on which TradeStation relies may lead to negative customer experiences, including the communication of inaccurate information to customers, compromised ability of TradeStation’s products to perform in a manner consistent with customer expectations, delayed product introductions, compromised ability to protect the data (including personal data) of customers and TradeStation’s intellectual property or an inability to provide some or all of TradeStation’s services. Such errors, latencies, bugs, vulnerabilities or defects could also be exploited by malicious actors and result in exposure of customers data to persons unauthorized to view such data, or otherwise result in a security breach or other security incident. TradeStation may need to expend significant financial and development resources to analyze, correct, eliminate or work around errors or defects or to address and eliminate vulnerabilities. TradeStation may fail to timely and effectively resolve any such errors, bugs, vulnerabilities or defects in the software on which it relies, and any associated degradations or interruptions of service could result in damage to its reputation, loss of customers, loss of revenue, regulatory or governmental inquiries, civil litigation or liability for damages, any of which could have a material adverse effect on TradeStation’s business, financial condition and results of operations. See, also, “TradeStation’s platform and systems have been, and may in the future be, subject to interruption, including extended outages, and instability due to operational and technological failures, whether internal or external, which could have a material adverse effect on its operations, brand reputation and ability to acquire and retain customers.”
TradeStation’s success depends in part upon effective interoperability with mobile operating systems, networks, technologies, products, hardware and standards that it does not control.
A significant portion of TradeStation’s customers’ activity on its platform occurs on mobile devices. There is no guarantee that popular mobile devices will continue to feature the TradeStation mobile application, or that mobile device customers will continue to use TradeStation products and services rather than those of its competitors. TradeStation is dependent on the interoperability of its application with popular mobile operating systems, networks, technologies, products, hardware and standards that it does not control, such as the Android and iOS operating systems. Any changes, bugs or technical issues in such systems or changes in TradeStation’s relationships with mobile operating system stores, providers, device manufacturers or mobile carriers, or in their terms of service or policies, that degrade the functionality of the TradeStation application, reduce or eliminate its ability to distribute applications, give preferential treatment to competitive products, limit TradeStation’s ability to target or measure the effectiveness of applications, or which impose fees or other charges related to delivery of the TradeStation application, could adversely affect customer usage of the TradeStation application. Further, TradeStation is subject to the standard policies and terms of service of these operating systems, as well as policies and terms of service of the various application stores that make the TradeStation application available to TradeStation’s customers and other third parties. These policies and terms of service govern the availability, promotion, distribution, content and operation generally of applications and experiences on such operating systems and stores. Each provider of these operating systems and stores has broad discretion to change and interpret its terms of service and policies with respect to the TradeStation application and those changes may be unfavorable to TradeStation and its customers’ use of such application. If TradeStation were to violate, or an operating system provider or application store believes that TradeStation has violated, its terms of service or policies, that operating system provider or application store could limit or discontinue TradeStation’s access to its operating system or store. In some cases these requirements may not be clear or TradeStation’s interpretation of the requirements may not align with the interpretation of the operating system provider or application store, which could lead to inconsistent enforcement of these terms of service or policies against TradeStation, and could also result in the operating system provider or application store limiting or discontinuing access to its operating system or store. Any such limitation or discontinuation of access to any third-party platform or application store could materially adversely affect TradeStation’s business, financial condition or results of operations.
Additionally, in order to deliver a high-quality mobile experience for customers, it is important that TradeStation’s products and services work well with a range of mobile technologies, products, systems, networks, hardware and standards that TradeStation does not control, and that TradeStation has good relationships with mobile operating system partners, device manufacturers and mobile carriers. TradeStation may not be successful in maintaining or developing relationships with key participants in the mobile ecosystem or in developing products that operate effectively with these technologies, products, systems, networks or standards. In the event that it is more difficult for TradeStation customers to access and use the TradeStation application, or if customers choose not to access or use the TradeStation application on their mobile devices or use mobile products that do not offer access to the TradeStation application, TradeStation’s customer growth and engagement could be harmed. In the event that customers are adversely affected by these actions, or if TradeStation’s relationships with such third parties deteriorate, TradeStation’s customer growth and engagement could be materially adversely affected and its business, financial condition and results of operations could be materially harmed.
TradeStation relies on third parties to perform certain key functions, including provision of market data, clearing and settlement, and supporting certain product offerings and cloud-based environments, and their failure to perform those functions could materially adversely affect TradeStation’s business, operations, brand reputation and ability to acquire and retain customers.
TradeStation relies on third parties that provide data center facilities, infrastructure, back-office systems, crypto platform, middle-office and custody software and services, customer relationship management (CRM), compliance and risk software and systems, website functionality and access, and other components and services, including databases and data center facilities and cloud computing, all of which are critical to TradeStation’s operations. For example, TradeStation relies on FIS’s Phase3 and GMI systems for clearance, settlement and trade accounting functions for its equities, options and futures business, Amazon Web Services and Microsoft Azure for cloud technology and services, a third-party software development company for its crypto platform and middle office, and internet service providers, regulatory services providers, market makers, exchange systems, banking systems, co-location facilities, communications facilities and other facilities to run TradeStation’s platform and brokerage operations, facilitate trades by customers, and support or carry out certain regulatory obligations. In addition, external content providers provide TradeStation with financial information, market data, quotes and news for all asset classes

TradeStation offers, and other fundamental data that TradeStation provides to its customers. These providers may experience operational, technological and security vulnerabilities, including security breaches, which may impact TradeStation’s business, and TradeStation’s ability to monitor their data security practices is limited. In addition, these third-party service providers may rely on subcontractors to provide services to TradeStation, and these subcontractors may face similar risks. Any interruption in these third-party services, or deterioration in the quality of their service or performance, could be materially disruptive to TradeStation’s business.
Any failure by, or security breach of third-party service providers or their subcontractors that result in an interruption in service, unauthorized access, misuse, loss or destruction of data or other similar adverse occurrence could interrupt TradeStation’s business, cause it to incur losses, result in decreased customer satisfaction and increase customer attrition, subject TradeStation to customer complaints, significant fines, litigation, disputes, claims, regulatory investigations or other inquiries and harm TradeStation’s reputation. See also “— TradeStation’s platform and systems have been, and may in the future be, subject to interruption, including extended outages, and instability due to operational and technological failures, whether internal or external, which could have a material adverse effect on its operations, brand reputation and ability to acquire and retain customers.” Through contractual provisions and third-party risk management processes, TradeStation takes steps to require that its providers, and their subcontractors, protect TradeStation and its customers’ data and information, including personal data. However, due to the size and complexity of TradeStation’s technology platform and services, the amount of data that it stores and the number of customers, employees and third-party service providers that have access to its personal data, TradeStation, its third-party service providers and their subcontractors may be vulnerable to a variety of intentional and inadvertent cybersecurity breaches and other security-related incidents and threats which could have a material adverse effect on TradeStation’s business, financial condition and results of operations. Any contractual protections TradeStation may have from its third-party service providers or related insurance coverage may not be sufficient to adequately protect TradeStation against such consequences, and TradeStation may be unable to enforce any such contractual protections or collect on such insurance.
In addition, there is no assurance that the third-party service providers or their subcontractors will be able to continue to provide these services to meet TradeStation’s current needs in an efficient, cost-effective manner or that they will be able to adequately expand their services to meet TradeStation’s needs in the future. An interruption in, or the cessation of service by, any of these third-party service providers or their subcontractors, coupled with the possible inability of TradeStation to make alternative arrangements in a smooth, cost-effective or timely manner, could have a material adverse effect on TradeStation’s business, financial condition and results of operations.
Further, if there were deficiencies in the oversight and control of any of these third-party relationships, regulators would likely hold TradeStation responsible for those deficiencies, which could have a material adverse effect on TradeStation’s business, reputation and results of operations.
Internet-related issues, which are largely outside of TradeStation’s control, including regulation, speed and quality of service, and the ability to conduct effective digital marketing, may negatively affect the quality of TradeStation’s services and its ability to grow and retain customer accounts.
TradeStation relies on digital marketing of various types, and plans to expand substantially its digital marketing as the main driver of its customer acquisition. If periods of decreased performance, outages or delays on the internet occur frequently or other critical issues concerning the internet are not resolved, overall internet usage or usage of TradeStation’s products could increase more slowly or decline, and TradeStation’s digital marketing efforts may be impaired, which could have a material adverse effect on TradeStation’s account growth strategy, business, financial condition and results of operations. Critical issues concerning the commercial use of the internet, such as regulation, ease of access, security, privacy, reliability, cost and quality of service, remain unresolved and may adversely impact the growth of internet use. If internet usage continues to increase rapidly, the internet infrastructure may not be able to support the demands placed on it by this growth, and its performance and reliability may decline. TradeStation’s ability to increase the speed with which it provide services to consumers, and ability to increase the scope and quality of such services, is, together with the success of TradeStation’s account growth strategy, limited by and dependent upon the speed and reliability of customers’ and customer prospects’ access to the internet, which is beyond

TradeStation’s control. See also “— TradeStation is subject to stringent laws, rules, regulations, policies, industry standards and contractual obligations regarding data privacy and security and may be subject to additional related laws and regulations in jurisdictions into which it expands. Many of these laws and regulations are subject to change and reinterpretation and could result in claims, changes to TradeStation’s business practices, monetary penalties, increased cost of operations or other harm to its business financial condition and results of operations.”
Risks Related to Cybersecurity and Data Privacy
Because TradeStation collects, uses and otherwise processes customer information and other data, including personal data, its business could be materially and adversely affected by a cybersecurity breach, or by an actual or perceived failure by TradeStation or its third-party service providers to protect such information and data or to respect customers’ privacy, which could damage TradeStation’s reputation and brand, negatively affect its ability to retain customers and could materially or permanently damage its business, financial condition and results of operations.
An increasing number of organizations, including large technology companies, financial institutions and government institutions, have disclosed breaches of their information technology systems, some of which have involved sophisticated and highly-targeted attacks, including on portions of their websites, networks or infrastructure, or those of third parties who provide services to them. TradeStation’s systems and those of its customers and third-party service providers have been, and may in the future be, vulnerable to hardware and cybersecurity issues. TradeStation, like other financial technology organizations, is routinely subject to cybersecurity threats and its technologies, systems and networks have been and may in the future be subject to attempted cybersecurity attacks. Such issues are increasing in frequency and evolving in nature. TradeStation believes that the risk that it will be the target of such attacks will grow, perhaps significantly, if it is successful in rapidly growing its size, visibility and brand awareness in its industry, which is TradeStation’s plan.
Concerns about security increase when information is being transmitted, including personal data, electronically. Electronic transmissions can be subject to attack, interception, loss or corruption. In addition, computer viruses and malware can be distributed and spread rapidly over the internet and could infiltrate TradeStation’s systems or those of its customers or third-party service providers. Infiltration of TradeStation’s systems or those of its customers or third-party service providers could in the future lead to disruptions in systems, accidental or unauthorized access to or disclosure, loss, destruction, disablement or encryption of, or use or misuse of, or modification of, confidential, sensitive or otherwise protected information, including personal data, and the corruption of data.
Cybersecurity attacks and other malicious internet-based activity continue to increase and financial technology platform providers have been and are expected to continue to be targeted. In addition to traditional computer “hackers,” malicious code, employee theft or misuse and denial-of-service attacks, sophisticated nation-state and nation-state-supported actors now engage in attacks, including advanced persistent threat intrusions. Further, advances in computer capabilities, new discoveries in the field of cryptography, inadequate facility security or other developments may result in a compromise or breach of the technology TradeStation uses to protect customer data. As the breadth and complexity of the technologies TradeStation uses and the software and platforms it develops continue to grow, including as a result of the use of mobile devices, cloud services, open-source software, social media and the increased reliance on devices connected to the internet, the potential risk of security breaches and cybersecurity attacks also increases. Despite ongoing efforts to improve its ability to protect data from compromise, TradeStation may not be able to protect all of its data across its diverse systems. TradeStation’s efforts to improve security and protect data from compromise may also identify previously undiscovered instances of security breaches or other cyber incidents. TradeStation’s policies, employee training, including phishing-prevention training, procedures and technical safeguards may also be insufficient to prevent or detect improper access to confidential, proprietary or sensitive data, including personal data.
Additionally, due to the COVID-19 pandemic, there is an increased risk that TradeStation may experience cybersecurity-related incidents as a result of its employees, service providers and other third parties working remotely on or in less secure systems and environments. Controls employed by TradeStation’s information technology department and its customers and third-party service providers, including cloud vendors, could be inadequate to prevent or detect cybersecurity-related incidents in some of these environments or situations.
Information security risks for financial service providers are increasing, in part because of the use of the increasing internet, cloud-based servers and mobile technologies to conduct financial transactions and store information and, in the case of cryptocurrencies, the use of digital wallets. The operation of TradeStation’s platform involves the use, collection, storage, sharing, disclosure, transfer and other processing of customer information, including personal data, and security breaches and other security incidents could expose TradeStation to a risk of loss or exposure of this information, which could result in potential liability, investigations, regulatory fines, penalties for violation of applicable laws or regulations, litigation and remediation costs, as well as reputational harm. In addition, the highly-automated nature of TradeStation’s products and services, as well as the liquidity offered by its products and services, may make TradeStation and its customers a target for illegal or improper uses, including fraudulent transactions. Those committing fraud using stolen account numbers, or other deceptive or malicious practices, may be able to illegally obtain significant amounts of money from TradeStation’s businesses and customers. In providing products and services to customers, TradeStation relies on its ability to manage, use, store, disclose, transfer and otherwise process a large volume of customer data, including personal information and other sensitive information.
While TradeStation takes efforts to protect its systems and data, including establishing internal processes and implementing technological measures designed to provide multiple layers of security, and contracts with third-party service providers to take similar steps, there can be no assurance that such safety and security measures, and those of the third-party service providers, will prevent damage to, or interruption or breach of, TradeStation’s or their information systems, data, including personal data, and operations. TradeStation may be required to expend significant resources to continue to modify or enhance its protective measures or to investigate and remediate any information security vulnerabilities. In addition, its remediation efforts may not be successful. Certain measures that could increase the security of TradeStation’s systems take significant time and resources to deploy broadly, and such measures may not be deployed in a timely manner or be effective against an attack. The inability to implement, maintain and upgrade adequate safeguards could have a material adverse impact on TradeStation’s business, financial condition and results of operations.
Moreover, there could be public announcements or media coverage regarding any cybersecurity-related incidents and any steps TradeStation takes to respond to or remediate such incidents. If securities analysts or investors perceive these announcements to be negative, it could, among other things, have a material adverse effect on the price of TradeStation common stock. Further, any publicized security problems affecting TradeStation’s businesses or those of third parties with whom it otherwise conducts business may discourage others, both customers and vendors, from doing business with TradeStation, which could have a material adverse effect on its business, financial condition and results of operations.
It is difficult or impossible to defend against every risk posed by changing technologies, as well as criminals’ intent to commit cyber-crime, and TradeStation’s efforts may not be successful in anticipating, preventing, detecting or stopping attacks, or reacting in a timely manner. The increasing sophistication and resources of cyber criminals and other non-state actors and increased actions by nation-state actors make it difficult to identify and prevent attacks by new threats and could result in a breach of security. Additionally, TradeStation cannot guarantee that its insurance coverage would be sufficient to cover losses resulting from any such cybersecurity-related incidents, or would cover certain incidents at all.
To the extent the operation of TradeStation’s systems relies on its third-party service providers, through either a connection to, or an integration with, such third parties’ systems, the risk of cybersecurity attacks and loss, corruption, or unauthorized access to or publication of TradeStation information, or the confidential information and personal data of customers and employees, may increase. Third-party risks may include insufficient security measures, data location uncertainty, and the possibility of data storage in inappropriate jurisdictions where laws or security measures may be inadequate, and TradeStation’s operational ability to monitor its third-party service providers’ data security practices is limited and may turn out to be insufficient. Although TradeStaion has agreements relating to cybersecurity and data privacy in place with many of its third-party service providers which process personal data, those agreements may not be sufficient, and

TradeStation cannot guarantee that such agreements will prevent the accidental or unauthorized access to or disclosure, loss, destruction, disablement or encryption of, use or misuse of or modification of personal data or enable TradeStation to obtain adequate or any reimbursement from its third-party service providers in the event TradeStation should suffer any such incidents. Due to applicable laws and regulations or contractual obligations, TradeStation may be held responsible for information security failures or cybersecurity attacks attributed to its vendors as they relate to the information shared with them. A vulnerability in a third-party service provider’s software or systems, a failure of a third-party service providers’ safeguards, policies or procedures, or a breach of a third-party service provider’s software or systems could result in the compromise of the confidentiality, integrity or availability of TradeStation’s systems or the data housed in those third-party solutions.
Separate from external actors, vendors and other external sources of threats or mistakes, TradeStation can make its own mistakes. For example, in 2019 a security incident occurred after a software update was implemented to TradeStation’s online client center which, it turned out, had an error that could allow a customer who logged into his or her account in the client center to view for a brief period of time certain data of a previously logged-in client. While the issue was promptly discovered and rectified, the appropriate customers were promptly notified, and it appears that no harm to any customer resulted, if similar or other mistakes occur in the future the results may be materially less fortunate and could have a material adverse effect on TradeStation’s reputation and account growth and retention, as well as result in costly customer claims and regulatory actions, as well as costly remedial measures.
Any or all of the issues above could materially adversely affect TradeStation’s ability to attract new customers and continue its relationship with existing customers, cause customers to stop using TradeStation products and services, result in negative publicity or subject TradeStation to governmental, regulatory or third-party lawsuits, disputes, investigations, orders, regulatory fines, penalties for violation of applicable laws or regulations or other actions or liability, and significant remedial costs, thereby harming TradeStation’s growth prospects, business, financial condition and results of operations.
TradeStation may also be required to expend significant financial and operational resources in response to a security breach, including repairing system damage, increasing security protection costs by deploying additional personnel and modifying or enhancing its protection technologies, investigating, remediating or correcting the breach and any security vulnerabilities, defending against and resolving legal and regulatory claims, and preventing future security breaches and incidents. Security incidents could also expose TradeStation to a disruption or challenges relating to its daily operations, which could materially adversely affect TradeStation’s business, financial condition and results of operations.
Potential distributed denial of service (“DDoS”) attacks and ransomware attacks are, and will likely continue to be, a large and serious threat to TradeStation’s business, and businesses like TradeStation’s, and they are difficult to detect, prevent or defend against, and could materially or permanently damage TradeStation’s business, financial condition and results of operations.
TradeStation has been, and may in the future be, subject to attempted DDoS attacks, a technique used by hackers to take an internet service offline by overloading its servers. In addition, ransomware attacks against businesses of all sizes are becoming increasingly common, and if and as TradeStation is successful in rapidly growing its business and awareness of its brand and position in its industry, such risks will likely increase. TradeStation’s platform and systems may in the future be subject to DDoS, ransomware or other cybersecurity attacks by computer hackers, foreign governments, cyber terrorists or others with grievances against the industry in which TradeStation operates, or against TradeStation in particular, or who seek to extort payments, which may disable or damage the proper functioning of TradeStation’s networks and systems and result in a significant disruption of its business and potentially significant payments to restore the networks and systems. Additionally, TradeStation cannot guarantee that applicable recovery systems, security protocols, network protection mechanisms and other procedures are or will be adequate to prevent network and service interruption, system failure or data loss or will enable TradeStation to successfully, and in a timely manner, recover or restore the data required to process and account for transactions and conduct business while the attack or disruption is continuing. Techniques used to obtain unauthorized access change frequently, and the size of DDoS attacks and the number and types of ransomware attacks are increasing. As a result, TradeStation may be unable to implement adequate preventative measures or stop such attacks while they are occurring. A DDoS attack, ransomware attack or security breach could delay or interrupt service to customers and consumers and may deter the utilization of TradeStation’s products and services. A major and extended attack, breach or disruption could permanently or irreversibly severely damage TradeStation’s business.
TradeStation is subject to stringent laws, rules, regulations, policies, industry standards and contractual obligations regarding data privacy and security and may be subject to additional related laws and regulations in jurisdictions into which it expands. Many of these laws and regulations are subject to change and reinterpretation and could result in claims, changes to TradeStation’s business practices, monetary penalties, increased cost of operations or other harm to TradeStation’s business financial condition and results of operations.
TradeStation is subject to a variety of federal, state, local, and non-U.S. laws, directives, rules, policies, industry standards and regulations, as well as contractual obligations, relating to privacy and the collection, protection, use, retention, security, disclosure, transfer and other processing of personal data and other data, including, in the U.S., the Gramm-Leach-Bliley Act of 1999 (“GLBA”), Section 5(c) of the Federal Trade Commission Act and the California Consumer Privacy Act (the “CCPA”). The legal and regulatory framework for data privacy and security worldwide, including in the U.S., is continuously evolving and, as a result, interpretation and implementation of laws, regulations, rules, standards and enforcement practices are likely to remain uncertain for the foreseeable future. New laws, amendments to, or reinterpretations of, existing laws, regulations, standards and other obligations may require TradeStation to incur additional costs and restrict its business operations, and may require TradeStation to change how it uses, collects, stores, transfers or otherwise processes certain types of personal data and to implement new processes to comply with those laws and regulations and its customers’ exercise of their rights thereunder.
In the U.S., federal laws and regulations, such as the GLBA and its implementing regulations, restrict certain collection, processing, storage, use and disclosure of personal data, require notice to individuals of privacy practices and provide individuals with certain rights to prevent the use and disclosure of certain personal or otherwise legally protected information. These rules also impose requirements for the safeguarding and proper destruction of personal data through the issuance of data security standards or guidelines. The U.S. government, including through Congress, the Federal Trade Commission and the Department of Commerce, has announced that it is reviewing the need for greater regulation for the collection, use and other processing of information concerning consumer behavior on the internet, including regulations aimed at restricting certain targeted advertising practices which, if implemented, could have a material adverse effect on the marketing components of TradeStation’s account and revenue growth strategy. There is also a risk of enforcement actions in response to rules and regulations promulgated under the authority of federal agencies and state attorneys general and legislatures and consumer protection agencies. In addition, privacy advocates and industry groups have proposed and may propose new and different self-regulatory standards that either legally or contractually apply to TradeStation. If TradeStation fails to follow these security standards, including new or revised security standards, even if no customer information is compromised, TradeStation may incur significant fines or experience a significant increase in costs.
Numerous states in the U.S. have enacted or are in the process of enacting state-level data privacy laws and regulations governing the collection, use, and other processing of state residents’ personal data. For example, the CCPA, which took effect on January 1, 2020, established a new privacy framework for covered businesses such as TradeStation’s. The CCPA provides new and enhanced data privacy rights to California residents, such as affording California residents the right to access and delete their information and to opt out of certain sharing and sales of personal information. The CCPA also prohibits covered businesses from discriminating against California residents (for example, charging more for services) for exercising any of their rights under the CCPA. The CCPA may impose severe civil penalties and statutory damages as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action is expected to increase the likelihood of, and risks associated with, data breach litigation. However, it remains unclear how various provisions of the CCPA will be interpreted and enforced. In November 2020, California voters passed the California Privacy Rights Act of 2020 (“CPRA”). Effective in most material respects starting on January 1, 2023, the CPRA amends the CCPA, including by imposing additional obligations on companies covered by the legislation that may impact TradeStation’s business. The CPRA also establishes a regulatory agency dedicated to enforcing it. The effects of the CPRA, the CCPA, other state or federal laws and regulations and potential future changes in laws or regulations relating to privacy, data protection and information security, particularly any new or modified laws or regulations that require enhanced protection of certain types of data or new obligations with regard to data retention, transfer or disclosure, may require TradeStation to modify its data processing practices and policies and could greatly increase the cost of providing its product and service offerings, require significant changes to its operations or even prevent TradeStation from providing certain offerings in jurisdictions in which it currently operates and in which it may operate in the future, or cause TradeStation to incur potential liability if it cannot fully and timely comply with such legislation.
The CPRA and the CCPA may lead other states to pass comparable legislation, which could include potentially greater penalties and more rigorous compliance requirements relevant to TradeStation’s business. For example, Virginia and Colorado recently passed consumer privacy laws that include incremental obligations relative to the CCPA and CPRA. Laws and regulations in all 50 states require businesses to provide notice to customers whose personally identifiable information has been disclosed as a result of a data breach. The laws and regulations are not consistent, as certain state laws and regulations may be more stringent or broader in scope, or offer greater rights to state residents, with respect to sensitive and personal information than federal, international or other state laws or regulations, and such laws and regulations may differ from each other, which may complicate compliance efforts. Compliance in the event of a widespread data breach may accordingly be costly.
Additionally, TradeStation’s operations in the U.K. (which include an office in London and U.K. employees), and its provision of online brokerage services to residents of Europe, subject TradeStation to the E.U. General Data Protection Regulation (“GDPR”), supplemented by national laws and regulations and further implemented through binding guidance from the European Data Protection Board, and, following “Brexit,” to the U.K. Data Protection Act 2018 (“U.K. GDPR”) (i.e., a version of the GDPR as implemented into U.K. law), which regulate the collection, control, sharing, disclosure, use and other processing of personal data and impose stringent data protection requirements with significant penalties, and the risk of civil litigation, for noncompliance. Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to countries outside the E.U, including the U.S., that have not been found to provide adequate protection to such personal data. While TradeStation has taken steps to mitigate the impact on it with respect to these cross-border transfers of data, such as implementing standard contractual clauses, disclosures, and “opt-out” functions, the efficacy and longevity of these transfer mechanisms remain uncertain. The enactment of the GDPR also introduced numerous privacy-related changes for companies operating in the E.U., including greater control for data subjects (including, for example, the “right to be forgotten”), increased data portability for E.U. consumers, data breach notification requirements, and increased fines. In particular, under the GDPR, fines of up to €20 million or up to 4% of the annual global revenue of the non-compliant company, whichever is greater, could be imposed for violations of certain of the GDPR’s requirements. Such penalties are in addition to any civil litigation claims by customers and data subjects. The GDPR requirements may apply not only to third-party transactions, but also to transfers of information between TradeStation and its subsidiaries, including employee information.
Since January 2021, when the transitional period following Brexit expired, TradeStation has been required to comply with both the GDPR and the U.K. GDPR to the extent of TradeStation’s operations in the U.K. (given the conduct of activities falling under each law), exposing TradeStation to two parallel regimes with potentially divergent interpretations and enforcement actions for certain violations. The relationship between the U.K. and the E.U. in relation to certain aspects of data protection law remains unclear, for example, with how data transfers between E.U. member states and the U.K. will be treated and the role of the U.K.’s Information Commissioner’s Office with respect to the E.U. following the end of the transitional period. Following the expiration of such period, there will be increasing scope for divergence in application, interpretation and enforcement of the data protection law as between the U.K. and European Economic Area.
Other jurisdictions have also passed or are considering passing laws requiring local data residency or restricting the transfer of data. These changes may lead to additional costs and increase TradeStation’s overall risk exposure. Any inability to adequately address data privacy or security-related concerns, even if unfounded, or to comply with applicable laws, regulations, standards and other obligations relating to data privacy and security, could result in litigation, breach notification obligations, regulatory or administrative sanctions, additional cost and liability to TradeStation, harm to its reputation and brand, damage to its relationships with customers and have a material adverse effect on its business, financial condition and results of operations.
TradeStation makes public statements, notices and disclosures about its use, collection, disclosure and other processing of personal data through its privacy policies, including information provided on its website and other communications to customers or the public. TradeStation may at any time be alleged to have failed to comply with any of the foregoing. The publication of TradeStation’s privacy policies and other statements that provide promises and assurances about data privacy and security can subject TradeStation to potential government or legal action if they are found to be deceptive, unfair or misrepresentative of TradeStation’s actual practices. Any failure or perceived failure by TradeStation or its third-party service providers to comply with posted privacy policies or with any applicable federal, state or similar foreign laws, rules, regulations, industry standards, policies, certifications or orders relating to data privacy and security, or any compromise of security that results in the theft, unauthorized access, acquisition, use, disclosure, or misappropriation of personal data or other customer data, could result in significant awards, fines, civil or criminal penalties or judgments, proceedings or litigation by governmental agencies or customers, including class action privacy litigation in certain jurisdictions, and negative publicity and reputational harm, one or all of which could have a material adverse effect on TradeStation’s reputation, business, financial condition and results of operations.
Risks Related to TradeStation’s Intellectual Property
Any failure to obtain, maintain, protect, defend or enforce TradeStation’s important intellectual property rights, which consist primarily of its proprietary software and technology in the platform service offerings TradeStation provides, and its “TradeStation” and other trademarks, could materially adversely affect its business, financial condition and results of operations.
TradeStation’s success and ability to compete depend in part upon its ability to obtain, maintain, protect, defend and enforce its material intellectual property rights and technology. Unauthorized use of such intellectual property or a violation of such intellectual property rights by third parties may damage TradeStation’s brands and reputation. TradeStation relies on a combination of trademark, copyright, and trade secret laws in the U.S. and internationally, the terms and conditions covering the authorized use of TradeStation products and services, other contractual provisions, and technological measures to protect TradeStation’s intellectual property rights from infringement, misappropriation or other violation in order to maintain TradeStation’s brand and competitive position. Various factors outside TradeStation’s control may pose a threat to its intellectual property rights, as well as to its products, services and technologies.
The steps TradeStation takes to protect its intellectual property rights may not be sufficient to effectively prevent third parties from infringing, misappropriating, diluting or otherwise violating such intellectual property rights or to prevent unauthorized disclosure or unauthorized use of TradeStation’s trade secrets or other confidential information. There can be no assurance TradeStation’s intellectual property rights will be sufficient to protect against unauthorized parties offering products or services that are substantially similar to TradeStation’s and competing with TradeStation by attempting to copy aspects of TradeStation’s platform features, functions or other technology and use information that TradeStation considers proprietary. Further, since TradeStation’s proprietary technology is protected primarily by TradeStation treating it confidentially as trade secrets, competitors who independently create platform functions and features similar to TradeStation platform functions and features through reverse engineering (without stealing TradeStation’s trade secrets or confidential information, infringing a TradeStation patent, or directly copying TradeStation’s source code), may likely do so without being deemed to have infringed or otherwise violated TradeStation’s intellectual property rights. If any of TradeStation’s trade secrets were to be lawfully obtained, or technology similar to TradeStation’s is independently developed by a competitor or other third party, or TradeStation’s technology is reverse engineered by a competitor or other third party absent contractual provisions or specific laws against it, TradeStation would likely have no right to prevent them from using that technology or information to compete with TradeStation and its competitive position could be materially and adversely harmed.
TradeStation attempts to protect its unregistered intellectual property, technology, and confidential information, including its trade secrets, by limiting access to such information and materials only to those having a “need to know” in order to perform jobs or services for TradeStation, subject to strict confidentiality agreements, and by requiring its employees, contractors, consultants, corporate collaborators, advisors and other third parties who develop intellectual property on TradeStation’s behalf to enter into confidentiality, ownership of work product, and invention assignment agreements. These agreements may be insufficient or breached, or may not effectively prevent unauthorized access to, or unauthorized use, disclosure, misappropriation or reverse engineering of, TradeStation’s confidential information, intellectual property or technology. Moreover, these agreements may not provide an adequate remedy for breaches or in the event of unauthorized use or disclosure of TradeStation’s confidential information or technology, or infringement of its intellectual property. Individuals not subject to ownership of work product or invention assignment agreements, or subject to agreements that may be insufficient in scope or desired outcome for TradeStation, may make adverse ownership claims to TradeStation’s current and future intellectual property, and, to the extent that TradeStation employees, independent contractors or other third parties with whom TradeStation does business use intellectual property owned by others in their work for TradeStation, disputes may arise as to the rights in the related or resulting know-how and inventions such persons produce for or on behalf of TradeStation.
Enforcing a claim that a party disclosed or misappropriated a trade secret or know-how in violation of law or in breach of a contract may be difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, trade secrets and know-how can be difficult to protect and some courts inside and outside the U.S. are less willing or unwilling to protect trade secrets and know-how. Also, TradeStation may not be able to protect its intellectual property rights if it does not detect unauthorized use of those intellectual property rights. TradeStation also may fail to maintain or be unable to obtain adequate protections for certain of its intellectual property rights in the U.S and certain non-U.S. jurisdictions, and its intellectual property rights may not receive the same degree of protection in non-U.S. jurisdictions as they would in the U.S because of the differences across global jurisdictions in trademark, copyright, trade secret and other law concerning intellectual property and proprietary rights. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights, particularly patent rights in software methods, are uncertain and any changes in, or unexpected interpretations of, intellectual property laws may compromise TradeStation’s ability to enforce its trade secrets and intellectual property rights.
TradeStation may be required to expend significant resources to apply for, maintain, monitor and protect its intellectual property rights. Litigation brought to protect and enforce intellectual property rights could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of TradeStation’s intellectual property, as well as result in counterclaims against TradeStation if the alleged infringer of TradeStation’s rights has a large portfolio of intellectual property rights, such as software patents, that cover a broad range and scope of subject matter. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation there is a risk that some of TradeStation’s confidential information could be compromised by disclosure during this type of litigation. In addition to counterclaims, TradeStation’s efforts to enforce its intellectual property rights may be met with defenses attacking their validity and enforceability. Accordingly, TradeStation may not be able to prevent third parties from infringing upon or misappropriating its intellectual property in a cost-effective manner, or at all. TradeStation’s failure to secure, protect and enforce its intellectual property rights could seriously damage its brand and have a material adverse effect on its business, financial condition and results of operations.
TradeStation has been, and may in the future be, subject to claims that it violated certain third-party intellectual property rights, principally software technology patents, which can be costly to defend and expensive to settle (even if they are meritless), and such claims, if successful, could materially adversely affect its business, financial condition and results of operations.
TradeStation’s success depends, in part, on its ability to develop and commercialize its products and services without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. However, third parties may bring claims alleging infringement, misappropriation or violation of their intellectual property rights, regardless of merit. Companies in the technology industry own large numbers of patents, copyrights, trademarks, and trade secrets and TradeStation may face frequent litigation on such claims. If and as TradeStation is successful in rapidly growing its business and awareness of its brand and position in its industry, the possibility of receiving intellectual property claims against it grows.

In addition, various “non-practicing entities,” and other intellectual property rights holders have in the past and may in the future attempt to assert intellectual property claims against TradeStation or seek to monetize the intellectual property rights they own to extract value through licensing or other settlements.
From time to time, TradeStation’s competitors or other third parties may claim, and have in the past claimed, that it is infringing upon, misappropriating or otherwise violating their intellectual property rights, and one third party has continued to allege (TradeStation believes wholly without merit), through periodic correspondence, that certain of TradeStation’s web-related marketing practices infringe two of its patents. In 2018, TradeStation settled a patent infringement case against a competitor that had been pending for eight years, and even though TradeStation believes the settlement was favorable to it, this lawsuit cost TradeStation millions of dollars of legal fees to defend and ultimately settle. TradeStation cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have a material adverse effect on TradeStation’s business, financial condition and results of operations. Any claims or litigation, even those without merit and regardless of the outcome, could cause TradeStation to incur significant expenses and, if successfully asserted against TradeStation, could require that TradeStation pay substantial costs or damages, obtain a license, which may not be available on commercially reasonable terms or at all, pay significant ongoing royalty payments, settlements or licensing fees, satisfy indemnification obligations, prevent TradeStation from offering its products or services or using certain technologies, force TradeStation to implement expensive and time-consuming work-arounds or re-designs, distract TradeStation’s management from its business or impose other unfavorable terms or consequences.
TradeStation’s use of third-party software and other intellectual property rights, as a licensee of the owner (or purported owner), may also be subject to claims of infringement or misappropriation, even if the owner (or purported owner), acting as a licensor or vendor to TradeStation, contractually warrants that it is the owner, free from the rights of others, of what TradeStation is being given to use. These vendors who provide TradeStation with technology that TradeStation incorporates in its product offerings could become subject to various infringement claims to which TradeStation could be added as a defendant, and which could result in TradeStation being required to pay damages and/or cease using the licensed technology, or to use replacement technology which is inferior. TradeStation cannot guarantee that its internally developed, licensed or acquired technologies and content do not or will not infringe, misappropriate or otherwise violate the intellectual property rights of others.
TradeStation may not be able to obtain, maintain, protect, defend or enforce its trademarks and trade names, or build name recognition in its markets, thereby harming its competitive position.
TradeStation believes that the protection of its trademark rights, principally the “TradeStation” mark, is an important factor in product recognition, protecting its brand and maintaining goodwill. In addition to “TradeStation,” there may be existing or new marks that TradeStation owns or will claim to own that may be very important to its business in the future. TradeStation may be unable to obtain trademark protection for certain of its names, logos, slogans or brands, and its existing trademark registrations and applications, and any trademarks that may be used in the future, may not provide TradeStation with competitive advantages or distinguish its products and services from those of its competitors. Further, TradeStation may not be able to successfully register trademarks on which it has begun to build recognition and goodwill.
If TradeStation does not adequately protect its rights in its trademarks from infringement and unauthorized use, any goodwill that it has developed in those trademarks could be lost or impaired, which could harm its brands and business. While TradeStation initially registered “TradeStation” in the U.S in 1991, and certain other jurisdictions over the years, as well as other trademarks over the past three decades, competitors may adopt, or try to adopt, similar names or marks, which could harm TradeStation’s ability to build brand identity and possibly lead to customer confusion. In addition, there could be potential trade name or trademark infringement claims brought against TradeStation by owners of other trademarks that are similar to TradeStation’s trademarks.
Furthermore, certain of TradeStation’s trademarks may be opposed, contested, circumvented or found to be unenforceable, weak or invalid, both in the U.S. and in other countries where trademarks have been registered, and TradeStation may not be able to prevent third parties from infringing or otherwise violating them or using similar marks in a manner that causes confusion or dilutes the value or strength of TradeStation’s brands. Litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in the U.S and abroad may be necessary in the future to enforce TradeStation’s trademark rights and to determine the validity and scope of the trademark rights of others. TradeStation’s efforts to obtain, maintain, protect, defend and enforce its trademarks may be ineffective and could result in substantial costs and diversion of resources, which could materially adversely affect TradeStation’s business, financial condition and results of operations.
TradeStation may be unable to continue to use the domain names that it uses in its business or prevent third parties from acquiring and using domain names that infringe, misappropriate or otherwise violate, are similar to, or otherwise decrease the value of TradeStation’s brand, trademarks, or service marks.
TradeStation has registered domain names that it uses in, or are related to, its business, most importantly www.tradestation.com and www.tradestation-international.com. If TradeStation were to lose the ability to use a domain name, whether due to trademark claims, failure to renew the applicable registration, or any other cause, it may be forced to market product and service offerings, and make and receive electronic communications, under a new domain name, which could cause substantial harm or cause significant expense to be incurred in order to purchase rights to the domain name in question. TradeStation may not be able to obtain its preferred domain names outside the U.S due to a variety of reasons. In addition, competitors and other third parties could attempt to capitalize on TradeStation’s brand recognition by using domain names similar to TradeStation’s. TradeStation may be unable to prevent its competitors and other third parties from acquiring and using domain names that infringe, misappropriate, or otherwise violate, are similar to, or otherwise decrease the value of TradeStation’s brands or its trademarks or service marks. Obtaining, maintaining, protecting, defending and enforcing TradeStation’s rights in its domain names may require litigation, which could result in substantial costs and diversion of resources, which could in turn adversely affect TradeStation’s business, financial condition and results of operations.
Some of TradeStation’s products and services, and information technology systems, contain open-source software, which may pose particular risks, including potential security vulnerabilities, licensing compliance issues and quality issues.
TradeStation uses open-source software in its products, services and information technology systems and anticipates using open-source software in the future. Use and distribution of open-source software may entail greater risks than use of third-party commercial software, as open-source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise TradeStation’s technology or introduce other potential security vulnerabilities. Also, TradeStation cannot ensure that the authors of such open-source software will implement or push updates to address security risks or will not abandon further development and maintenance. Many of the risks associated with the use of open-source software, such as the lack of warranties or assurances of title or performance, cannot be eliminated, and could, if not properly addressed, negatively affect TradeStation’s business. Any of these risks could be difficult to eliminate or manage and, if not addressed, could have a material adverse effect on TradeStation’s business, financial condition and results of operations.
Some open-source licenses contain requirements that TradeStation make available its own source code for modifications or derivative works created based upon the type of open-source software being used, or grant other licenses to its intellectual property, if it licenses or makes such modifications or works available to others. If TradeStation combines its proprietary software with open-source software and license or makes available such software in a certain manner, TradeStation could, under certain open-source licenses, be required to release the source code of its proprietary software to the public. This would allow TradeStation’s competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of TradeStation’s competitive advantages. Alternatively, to avoid the public release of the affected portions of source code, TradeStation could be required to expend substantial time and resources to re-engineer some or all of its software.
Although TradeStation monitors its use of open-source software to avoid subjecting its platform and other technology to conditions it does not intend to apply, TradeStation cannot assure you that its processes for controlling its use of open-source software are, or will be, effective. If TradeStation is held to have breached or failed to fully comply with all the terms and conditions of an open-source software license, it could face litigation, infringement or other liability, or be required to seek costly licenses from third parties to continue providing its product and service offerings on terms that are not economically feasible, or to re-engineer its platform, or to discontinue or delay the provision of its offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, TradeStation proprietary code, any of which could materially adversely affect TradeStation’s business, financial condition and results of operations. Moreover, the terms of many open-source licenses have not been interpreted by U.S. or foreign courts. As a result, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on TradeStation’s ability to provide or distribute its products and services. From time to time there have been claims challenging the ownership of open-source software against companies that incorporate open-source software into their solutions. As a result, TradeStation could be subject to lawsuits by parties claiming ownership of what TradeStation believes to be open-source software, which could have a material adverse effect on TradeStation’s business, financial condition and results of operations.
TradeStation may be unable to halt the operations of third-party websites that aggregate or misappropriate its data or seek to impersonate TradeStation to steal business or defraud its customers or potential customers.
Unauthorized copycat websites have, and may in the future, misappropriate data from TradeStation’s websites and platform and attempt to imitate TradeStation’s brand or the functionality of its websites. When TradeStation becomes aware of such websites, it employs technological or legal measures in an attempt to halt their operations, and thus far has generally been successful in doing so. However, TradeStation may be unable to detect all such websites in a timely manner and, even if successful in detecting such websites, technological and legal measures may be insufficient to halt their operations. In some cases, particularly in the case of websites operating outside of the U.S, available remedies may not be adequate to protect TradeStation against the effect of the operation of such websites. Regardless of whether TradeStation can successfully enforce its rights against the operators of these websites, any measures that TradeStation may take could require it to expend significant financial or other resources, which could harm its business, financial condition and results of operations. In addition, to the extent that such activity creates confusion among customers, TradeStation’s brands could be harmed.
If TradeStation fails to comply with its obligations under license or technology service agreements with third parties that are critical to its business, or was to lose technology licenses/service agreements due to actions or other facts pertaining to the licensors/service providers, and is unable to timely replace them on reasonable terms, TradeStation may be required to pay damages or lose rights and technology that are critical to its business.
TradeStation licenses certain intellectual property, including technologies, data, content and software, from third parties, that is important to its business, and in the future TradeStation may enter into additional agreements that provide it with licenses to valuable intellectual property or technology. For example, virtually all of the market data TradeStation distributes via its platform so that customers can view quotes, conduct analyses and place orders is licensed from the equities and futures exchanges, much of the backbone of its self-clearing data management and accounting systems is licensed from a self-clearing system vendor, and its crypto platform front-end and middle-office technology is licensed from a third-party trading software developer. If TradeStation fails to comply with any of the obligations under its license agreements, it may be required to pay damages and the licensor may have the right to terminate the license. Termination by the licensor would cause TradeStation to lose valuable rights, and could prevent TradeStation from selling its products and services, or inhibit its ability to commercialize future products and services. TradeStation’s business would suffer if any important current or future license terminates (whether or not the termination is justified), if the licensor fails to abide by the terms of the license, if the licensed intellectual property rights are found to be invalid or unenforceable or infringe the intellectual property of others, or if TradeStation is unable to enter into necessary licenses on acceptable terms.
In the future, TradeStation may identify additional third-party intellectual property it may need to license in order to engage in its business. However, such licenses may not be available on acceptable terms or at all. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more-established companies may pursue strategies to license or acquire third-party intellectual property rights, including on an exclusive basis, that TradeStation may consider attractive or necessary. In addition, companies that perceive TradeStation to be a competitor may be unwilling to assign or license rights to TradeStation. Even if such licenses are available, TradeStation may be required to pay the licensor substantial royalties based on sales of TradeStation products and services. Such royalties may affect the margins on TradeStation products and services. In addition, any such licenses TradeStation’s receives or would receive are typically non-exclusive, which could give TradeStation’s competitors access to the same intellectual property licensed to TradeStation.
Any of the foregoing could have a material adverse effect on its business, financial condition and results of operations.
Risks Related to Owning TradeStation’s Securities
A market for TradeStation’s securities may not develop or be sustained, which would adversely affect the liquidity or price of those securities. If securities or industry analysts do not publish research or publish unfavorable research (even if inaccurate) about TradeStation’s business the price and liquidity of its securities could decline.
Prior to the listing of TradeStation securities on the NYSE contemplated by the Business Combination, there will have been no public market for those securities. If an active trading market does not develop, owners of TradeStation securities may not be able to sell their securities quickly or at the quoted market price. An inactive market may also impair its ability to raise capital by selling securities publicly into the market and may impair TradeStation’s ability to acquire other companies or technologies by using its securities as consideration. The initial valuation of TradeStation securities was determined by negotiations in connection with the Merger Agreement and may not be indicative of the market prices of those securities that will prevail in the trading market. In addition, under the Merger Agreement, it is not a condition to any party’s obligation to close that there be a minimum number of Public Stockholders or public float (other than having a sufficient number of stockholders to qualify to be listed on the NYSE). If a very large percentage of the Public Shares are redeemed, this could materially, adversely affect the liquidity of TradeStation securities and materially increase the risk of an inactive market for those securities.
The trading market for TradeStation securities will also depend, at least in part, on the research and reports that securities or industry analysts publish about TradeStation’s business. Currently, TradeStation does not have any analyst coverage and may not be able to obtain analyst coverage in the future. If one or more of the analysts who cover TradeStation downgrade its securities or change their opinion negatively of TradeStation’s securities or its business, the trading price of such securities would likely decline. If one or more of these analysts cease coverage of or fail to regularly publish reports on TradeStation, TradeStation could lose visibility in the financial markets, which could cause the price or trading volume of its securities to decline.
The market price and trading volume of TradeStation’s securities may be volatile and could decline significantly following the Business Combination.
The stock markets, including the NYSE on which TradeStation intends to list its securities, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for TradeStation’s securities following the Business Combination the market price of those securities may be volatile and could decline significantly. In addition, the trading volume in TradeStation’s securities may fluctuate and cause significant price variations to occur. If the market price of TradeStation’s securities declines significantly, you may be unable to resell your shares at or above the market price of those securities as of the Closing. TradeStation cannot assure you that the market price of its securities will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:
•
the realization of any of the risk factors described herein;

•
actual or anticipated differences in company estimates, or in the estimates of analysts, for TradeStation’s key performance indicators;

•
additions and departures of key personnel;

•
failure to comply with the requirements of the NYSE;

•
failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•
future issuances, sales or resales, or anticipated issuances, sales or resales, of TradeStation’s securities;

•
publication of research reports about TradeStation or its industry generally;

•
the performance and market valuations of other similar companies;

•
broad disruptions in the financial markets;

•
speculation in the press or investment community;

•
actual, potential or perceived control, accounting or reporting problems; and

•
changes in accounting principles, policies or guidelines.

Some companies that have experienced volatility in the trading price of their securities have been the subject of securities class action litigation. Any lawsuit to which TradeStation is a party, with or without merit, may result in an unfavorable judgment. TradeStation also may decide to settle lawsuits on unfavorable terms. Any such negative outcome could result in payments of substantial damages or fines, damage to TradeStation’s reputation, or adverse changes to TradeStation’s business practices. Defending against litigation is costly and time consuming and could divert management’s attention and its resources. Furthermore, during the course of litigation, there could be negative public announcements of the results of hearings, motions or other interim proceedings or developments, which could have a negative effect on the market price of TradeStation’s securities.
See also, “Risks Relating to TradeStation’s Business — TradeStation’s results of operations and other operating metrics may fluctuate significantly from quarter to quarter, which could result in frequent volatility in its share price.”
Sales of a substantial number of TradeStation Shares in the public market by existing stockholders could cause its share price to decline.
Concurrently with the execution of the Merger Agreement, TradeStation entered into support agreements with each of Monex and the Sponsors pursuant to which, among other things, following the Closing, (i) Monex’s TradeStation Shares, other than any PIPE Shares, will immediately following the Closing be subject to transfer restrictions, and (ii) the TradeStation Shares that the Sponsors receive as merger consideration and any Private Warrants (including TradeStation Shares issuable upon the exercise thereof) held by the Sponsors following the Closing will be subject to transfer restrictions.
Following the expiration of the applicable lock-up periods, the Sponsor and Monex, which will collectively own at Closing between 80% and 90% of TradeStation Shares, will not be restricted from selling any of their TradeStation Shares, other than by applicable securities laws and applicable insider trading policies. Additionally, the PIPE Investors, including Monex, will not be restricted from selling any of their TradeStation Shares following the Closing Date, subject only to applicable securities laws. In addition, pursuant to the Registration Rights Agreement and the applicable provisions of the Subscription Agreements, TradeStation is obligated to register the resale of the Sponsors, Monex and the PIPE Investors’ TradeStation Shares pursuant to a registration statement that will allow such persons to sell their TradeStation Shares freely in the open market, subject to the aforementioned lock-up periods for Monex and the Sponsor and applicable securities laws. Monex, in light of the low purchase price it paid to acquire TradeStation in June 2011 (as compared to TradeStation’s implied value at Closing) and its ownership of more than 80% of TradeStation Shares at Closing, may have an incentive to sell a substantial number of its TradeStation Shares after its lock-up expires, which could negatively impact the price of TradeStation Shares. If a substantial number of TradeStation Shares in the public market are sold during periods after the consummation of the Business Combination that could have the effect of increasing the volatility in the price of TradeStation’s securities or driving down the market price of those securities.
After the Closing, a significant number of TradeStation Shares are subject to issuance upon exercise of outstanding warrants or delivery pursuant to earn-out formulas, which may result in dilution to TradeStation’s stockholders.
As of the date of this proxy statement/prospectus, there are 20,125,000 Public Warrants to purchase one-half of one Quantum Share, which are held by the Public Stockholders, and 6,153,125 Private Warrants

to purchase one Quantum Share, which are held by the Sponsors. Each warrant has an exercise price of $11.50 per share. At the Effective Time, each Quantum Warrant outstanding immediately prior to the Effective Time will be converted into one TradeStation Warrant on the same terms and conditions that applied to such Quantum Warrants immediately prior to the Effective Time, with each such warrant exercisable for the number of TradeStation Shares the holder of the Quantum Warrant would have received in the Merger if it was exercisable and exercised immediately prior to the Merger. As a result, between 16,820,468 and 22,259,188 TradeStation Shares could be issuable upon conversion of the TradeStation Warrants following the Closing. The TradeStation Warrants will become exercisable at any time commencing on the later of February 9, 2022 and the Closing Date, and will expire on the five-year anniversary of the Closing. The exercise price of these warrants will continue to be $11.50 per share. To the extent such warrants are exercised, additional TradeStation Shares will be issued, which will result in dilution to the TradeStation stockholders (including the Quantum stockholders that receive TradeStation Shares as consideration in the Merger) and increase the number of TradeStation Shares eligible for resale in the public market.
In addition, following the Closing up to (i) 798,894 TradeStation Shares may be delivered from escrow as Sponsor Earn Out Shares to Sponsor Holdco and Chardan, and (ii) 34,148,232 TradeStation Shares may be delivered from escrow as Monex Earn Out Shares to Monex, contingent upon the occurrence of Triggering Event I, Triggering Event II or a change in control of TradeStation where the per share consideration is equal to or greater than the thresholds of Triggering Event I or Triggering Event II. To the extent such Sponsor Earn Out Shares are delivered to Sponsor Holdco and Chardan and such Monex Earn Out Shares are delivered to Monex, those additional TradeStation Shares will result in additional dilution to the TradeStation stockholders (including the Quantum stockholders that receive TradeStation Shares as consideration in the Merger) and increase the number of TradeStation Shares eligible for resale in the public market.
Sales of substantial numbers of TradeStation Shares in the public market, the fact that the TradeStation Warrants may be exercised, or the fact that such Earn Out Shares may be released from escrow, could materially adversely affect the market price of TradeStation Shares. However, there is no guarantee that the TradeStation Warrants will ever be in the money prior to their expiration, and as such, may expire worthless. There is also no guarantee that the Sponsor Earn Out Shares and the Monex Earn Out Shares will ever be delivered to Sponsor Holdco and Chardan and to Monex, respectively.
See also “— Provisions in the Subscription Agreements provide for the issuance of additional TradeStation Shares to the PIPE Investors following the Closing based on the trading price of TradeStation Shares, and the issuance of such additional shares could cause TradeStation stockholders following the Merger (other than the PIPE Investors) to experience significant dilution.”
TradeStation’s future ability to pay cash dividends to stockholders is subject to the discretion of its board of directors and will be limited by its ability to generate sufficient earnings and cash flows. TradeStation does not anticipate paying any dividends for the foreseeable future.
TradeStation has no current plans to pay dividends on TradeStation Shares. The declaration, amount and payment of any future dividends on TradeStation Shares will be at the sole discretion of the TradeStation Board. The TradeStation Board may take into account general and economic conditions, the company’s financial condition and results of operations, its available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, and such other factors as the TradeStation Board may deem relevant. In addition, TradeStation’s ability to pay dividends may be limited by agreements governing any indebtedness that it or its subsidiaries may incur in the future. As a result, owners of TradeStation Shares may not receive any return on their investments unless they are able to sell their TradeStation Shares for a price greater than the price they paid for them.

Risks Related to TradeStation’s Relationship with Monex
Following the Business Combination, Monex will continue to control the direction of TradeStation’s business. Monex’s concentrated ownership of the outstanding TradeStation Shares will prevent you and other stockholders from influencing significant decisions.
Following the Business Combination, Monex will beneficially own at least approximately 81% of the outstanding TradeStation Shares. The matters that Monex will be able to control, directly or indirectly, subject to applicable law, include (but are not limited to):
•
any determinations with respect to TradeStation’s business direction and policies, including the appointment and removal of officers and directors;

•
any determinations with respect to mergers, business combinations, dispositions of assets, dissolutions, liquidations or winding up;

•
all financing and dividend policies, including the payment, if any, of dividends on TradeStation Shares;

•
incurrence of any indebtedness;

•
compensation and benefit programs and other human resources policy decisions;

•
subject to the company’s related-party transaction governance policies, termination of, changes to or determinations under TradeStation’s agreements with Monex;

•
changes to any other agreements to which TradeStation is a party, and other decisions made with respect to such other agreements; and

•
determinations with respect to TradeStation’s tax returns.

While the interest of Monex, as a more-than-80% stockholder of TradeStation, may be largely aligned with TradeStation’s interests and therefore with other TradeStation stockholders in many important respects, Monex’s interests may differ from TradeStation’s or from those of TradeStation’s other stockholders in other respects as a result of interests Monex has, or may have or explore, outside of TradeStation, which could conceivably conflict with TradeStation’s interests. Therefore certain actions that Monex takes with respect to TradeStation, as its controlling stockholder, may not be favorable to TradeStation or TradeStation’s other stockholders.
The difference in voting power between Monex and TradeStation’s other stockholders creates risks that could materially adversely affect the value of TradeStation Shares by, for example, delaying or deferring a change-of-control if investors view, or any potential future purchaser of TradeStation views, the voting power of Monex to be an impediment to a potential acquisition of, or merger with, TradeStation. Further, Monex’s concentrated control will limit or preclude the ability of other holders of TradeStation Shares to influence corporate matters for the foreseeable future, which, in turn, increases the risk that Monex may exercise its rights in a manner that may not necessarily be in the best interest of other TradeStation stockholders. Further, Monex could use its outsized voting control to approve further changes in governance to the detriment of non-controlling holders of TradeStation Shares, which could also result in delisting under the NYSE listing requirements, resulting in reduced liquidity and loss of value for investors. As a result, the market price of TradeStation Shares could be materially adversely affected.
TradeStation will be a “controlled company” within the meaning of the rules of the NYSE and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements. If TradeStation relies on such exemptions, you will not have the same protections afforded to stockholders of companies that are subject to such requirements.
Following the Business Combination, because Monex will beneficially own at least a majority of the outstanding TradeStation Shares, TradeStation will be a “controlled company” within the meaning of the NYSE corporate governance standards, and may elect not to comply with certain corporate governance requirements, including:
•
the requirement that a majority of the TradeStation Board consist of independent directors;

•
the requirement that the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities or, if no such committee exists, that director nominees be selected or recommended by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate; and

•
the requirement that the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Although TradeStation does not intend to rely on the exemptions from these corporate governance requirements, if TradeStation does rely on such exemptions in the future TradeStation may not require a majority of the TradeStation Board to consist of independent directors, or the TradeStation Board’s nominating and governance committee or compensation committee to consist of solely independent directors. Accordingly, TradeStation stockholders would not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.
If Monex sells a controlling interest in TradeStation to a third party in a private transaction, other TradeStation stockholders will not realize any change-of-control premium on their TradeStation Shares and TradeStation may become subject to the control of a presently unknown third party.
Following the completion of the Business Combination, Monex will have the ability, should it choose to do so, to sell or cause to be sold some or all of the TradeStation Shares that it and/or an affiliate of Monex then own in a privately-negotiated transaction, which, if sufficient in size, could result in a change-of-control of TradeStation.
The ability of Monex to privately sell all or a large part of its TradeStation Shares, with no requirement for a concurrent offer to be made to acquire all of the outstanding TradeStation Shares owned by other TradeStation stockholders, would result in a change-of-control with only Monex, and not any other TradeStation stockholder, realizing any change-of-control premium. Additionally, if Monex privately sells its controlling interest in TradeStation, TradeStation will become subject to the control of a presently-unknown third party. Such third party may have conflicts of interest with TradeStation and its business which are adverse to the interests of TradeStation’s other stockholders. In addition, if Monex sells a controlling interest in TradeStation to a third party, TradeStation’s then indebtedness to Monex may be subject to acceleration, Monex may terminate its agreements with TradeStation or TradeStation’s commercial relationships with Monex could otherwise be impacted, or one or more key TradeStation executives could decide to leave the company, any of which could have a material adverse effect on TradeStation’s business, financial condition and results of operations. See “— TradeStation has commercial relationships with Monex. Conflicts of interest and other disputes may arise between Monex and TradeStation that may be resolved in a manner unfavorable to TradeStation and, therefore, to TradeStation’s other stockholders.”
If Monex experiences a change-of-control, TradeStation’s current plans and strategies could be subject to change.
As long as Monex owns a controlling equity interest in TradeStation, it will have significant influence over TradeStation’s plans and strategies, including strategies relating to TradeStation’s marketing and growth. In the event Monex experiences a change-of-control, a new Monex owner may attempt to cause TradeStation to revise or change its plans and strategies, as well as the agreements between Monex and TradeStation. See “— TradeStation has commercial relationships with Monex. Conflicts of interest and other disputes may arise between Monex and TradeStation that may be resolved in a manner unfavorable to TradeStation and, therefore, its other stockholders” and “— If Monex sells a controlling interest in TradeStation to a third party in a private transaction, other TradeStation stockholders will not realize any change-of-control premium on their TradeStation Shares and TradeStation may become subject to the control of a presently unknown third party.”
TradeStation has commercial relationships with Monex. Conflicts of interest and other disputes may arise between Monex and TradeStation that may be resolved in a manner unfavorable to TradeStation and, therefore, to TradeStation’s other stockholders.
Conflicts of interest and other disputes may arise between Monex and TradeStation in connection with their past and ongoing relationships, and any future relationships that may be established in a number of areas, including, but not limited to, the following:

Lending and Other Commercial Arrangements.   TradeStation maintains a credit facility with Monex, which permits TradeStation to borrow up to $180.0 million from Monex for general financial requirements. As of September 30, 2021 and March 31, 2021, the outstanding principal balance under the facility was $168.0 million and $123.0 million, respectively. The weighted average interest rate was 1.315% and 1.32% as of September 30, 2021 and March 31, 2021, respectively, with maturity dates ranging from October 2021 through February 2022. Also, TradeStation has over the years entered into significant software product development and support agreements with Monex (as customer) for projects that have been completed but still require maintenance and support from TradeStation, and TradeStation has two omnibus introducing broker relationships with Monex companies under which TradeStation provides execution and clearing services to Monex for U.S. markets. Any failure by TradeStation to pay amounts outstanding or interest when due on the credit facility, or any payment or performance failures or other breaches under the other commercial agreements between TradeStation and Monex companies, may lead to a dispute, default or other material adverse consequences which, given Monex’s control over TradeStation as its majority owner, might be different or more adverse to TradeStation than if TradeStation’s counterparty was an unaffiliated third party.
Competing Business Activities.   In the ordinary course of its business, Monex may also engage in activities, or have views, where Monex’s interests conflict or are competitive with TradeStation’s interests. These competitive activities may include Monex’s interests in any transaction it may conduct with us, any sale by Monex of a controlling interest in TradeStation to a third party or any investments by Monex in, or business activities conducted by Monex for, one or more of its competitors. Monex also may not permit TradeStation to provide the same services to Monex competitors that TradeStation provides to Monex, such as TradeStation providing execution and clearing services for Japan online brokers so they can provide to their Japanese customers access to trade or invest in U.S. markets. Any of these disputes or conflicts of interests that arise may be resolved in a manner adverse to TradeStation or to TradeStation stockholders other than Monex and its affiliates. As a result, its future competitive position and growth potential could be materially and adversely affected.
See “— Following the Business Combination, Monex will continue to control the direction of its business. Monex’s concentrated ownership of the outstanding TradeStation Shares will prevent you and other stockholders from influencing significant decisions.”
The Amended Charter will not limit the ability of Monex to compete with TradeStation and Monex may have investments in businesses whose interests conflict with TradeStation.
Monex and its affiliates engage in a broad spectrum of activities, including investments in businesses that may compete with TradeStation. In the ordinary course of their business activities, Monex and its affiliates may engage in activities where their interests conflict with TradeStation’s interests and, therefore, the interests of TradeStation’s other stockholders. The Amended Charter provides that none of Monex and its affiliates, or any TradeStation directors not also employed by TradeStation or his or her affiliates, will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which TradeStation operates. Monex and its affiliates also may pursue acquisition opportunities that may be complementary to TradeStation’s business, and, as a result, those acquisition opportunities may not be available to TradeStation. In addition, Monex may have an interest in TradeStation pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance the consolidated value of Monex, even though such transactions might involve risks to TradeStation and, indirectly, TradeStation’s other stockholders, that TradeStation might not have otherwise been willing to take.
The Amended Charter will designate a state or federal court located within the state of Florida or the federal district courts of the U.S., as applicable, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by TradeStation stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with TradeStation or its directors, officers or other employees.
The Amended Charter will provide that, unless TradeStation consents to the selection of an alternative forum, a state or federal court located within the state of Florida will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on the company’s behalf; (ii) any action asserting a breach of fiduciary duty owed by any current or former director, officer, stockholder or employee of TradeStation to TradeStation or its stockholders; (iii) any action asserting a claim against TradeStation arising under the FBCA; or (iv) any action asserting a claim against TradeStation that is governed by the internal affairs doctrine. The Amended Charter further will provide that, unless TradeStation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law the federal district courts of the U.S. will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the U.S., including the Securities Act and the Exchange Act and, in each case, the applicable rules and regulations promulgated thereunder.
Any Person purchasing or otherwise acquiring any interest in any shares of TradeStation’s capital stock shall be deemed to have notice of and to have consented to the forum provision in the Amended Charter. This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a different judicial forum, including one that it may find favorable or convenient for a specified class of disputes with TradeStation or TradeStation’s directors, officers, other stockholders or employees, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Amended Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, TradeStation may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect TradeStation’s business, financial condition and results of operations and result in a diversion of the time and resources of TradeStation’s management and the TradeStation Board.
Risks Related to Being a Public Company
The majority of TradeStation’s management team has limited experience managing a public company.
Although TradeStation has expended a significant amount of time, money and effort on preparing to be a public company, the majority of its management team has limited experience managing a publicly-traded company, interacting with public company investors and research analysts, and complying with the increasingly complex laws and requirements pertaining to public companies, including those related to timely public disclosures, financial reporting, internal controls and enterprise risk management. As a result, they may not successfully or efficiently manage their new and additional roles and responsibilities. TradeStation’s transition to a public company is subject to significant regulatory oversight, reporting obligations under U.S. securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention of TradeStation’s senior management and could divert their attention away from the day-to-day management of TradeStation’s business, which could result in less time being devoted to TradeStation’s management and the achievement of TradeStation’s growth strategy and operational goals. Failure to adequately comply with the requirements of being a public company, including deficiencies in financial reporting or ineffective disclosure controls and procedures and internal control over financial reporting, could cause investors to lose confidence in TradeStation’s reported financial and other information and materially adversely affect TradeStation’s business, financial condition and results of operation, as well as severely negatively affect TradeStation’s stock price.
TradeStation will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.
As a public company, TradeStation will become subject to certain of the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. TradeStation expects that compliance with these requirements will increase its legal and financial compliance costs. TradeStation has made, and will continue to make, changes to its financial management control systems and other areas to manage its obligations as a public company, including corporate governance, corporate controls, disclosure controls and procedures and financial reporting and accounting systems. Implementation of such changes may be costly, time-consuming and, even if implemented, may not be sufficient to allow TradeStation to satisfy its obligations as a public company on a timely basis. Also, as a public company it will be more difficult and significantly more expensive for TradeStation to obtain director and officer (“D&O”) liability insurance, and the company may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for TradeStation to attract and retain qualified people to serve on its board of directors and board committees or as executive officers. As result of becoming a public company, TradeStation will incur significant legal, accounting, D&O insurance, consulting, advisory and other expenses it did not previously incur.
In addition to the above, as a Japanese public company listed on the Tokyo Stock Exchange, Monex is subject to reporting requirements under the Financial Instruments and Exchange Act of Japan, including the Japanese equivalent of the Sarbanes-Oxley Act, (“JSOX”), which requires Monex to report on its significant subsidiaries, including TradeStation. In accordance with Monex’s reporting obligations under JSOX, TradeStation management is responsible for assisting with assessing and reporting annually on the effectiveness of TradeStation’s internal controls over finanical reporting. Furthermore, Monex is required to prepare consolidated financial statements in accordance with the International Financial Reporting Standards (“IFRS”). Accordingly, TradeStation management is also responsible for assisting with preparing financial statements of TradeStation in accordance with IFRS. The obligation to simultaneously assist with JSOX testing and IRFS reporting may be costly and time-consuming, and will be additional reporting and compliance obligations on top of the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act that most other U.S. public companies do not have.
Also, TradeStation’s management team and many other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage the transition into being a public company. See “— Risks related to being a public company — The majority of TradeStation’s management team has limited experience managing a public company.”
If TradeStation fails to maintain an effective system of disclosure controls and internal controls over financial reporting, its ability to produce timely and accurate financial statements or comply with applicable regulators could be impaired.
Pursuant to Section 404 of the Sarbanes-Oxley Act, beginning with TradeStation’s second filing of an Annual Report on Form 10-K with the SEC after TradeStation becomes a newly-public company, management will assess and report annually on the effectiveness of TradeStation’s internal control over financial reporting and identify any material weaknesses in its internal control over financial reporting. Although Section 404(b) of the Sarbanes-Oxley Act requires TradeStation’s independent registered public accounting firm to issue an annual report that addresses the effectiveness of TradeStation’s internal control over financial reporting, TradeStation has opted to rely on the exemptions provided in the JOBS Act, and consequently will not be required to comply with SEC rules that implement Section 404(b) until such time as TradeStation is no longer an “emerging growth company.”
Effective internal controls over financial reporting are necessary for TradeStation to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause TradeStation to fail to meet its reporting obligations and, separately from reporting obligations, could have an adverse effect on TradeStation’s ability to manage its business and make accurate financial judgments and decisions. In addition, any testing by TradeStation conducted in connection with Section 404 of the Sarbanes-Oxley Act, JSOX or any subsequent testing by the company’s independent registered public accounting firm, may reveal deficiencies in internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to TradeStation’s consolidated financial statements or identify other areas for further attention or improvement. Inadequate internal controls could also cause investors to lose confidence in TradeStation’s reported financial information, which could have a material adverse effect on the price of TradeStation Shares, as well as TradeStation’s business, financial condition and results of operations.
If TradeStation’s estimates or judgments relating to its critical accounting policies prove to be incorrect, or such standards change over time, its results of operations could be materially adversely affected.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. TradeStation bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets, liabilities and equity and the amount of sales and expenses that are not readily apparent from other sources. TradeStation’s reported results of operations may show material declines if its assumptions change or if actual circumstances differ from those in its assumptions, which could cause TradeStation’s results of operations to fall below the expectations of securities analysts and investors and could result in a decline in its stock price.
TradeStation may be unable to maintain the listing of its securities in the future.
TradeStation intends to apply to have its securities listed on the NYSE upon the Closing, and it is a condition to the Closing that such listing be approved. TradeStation will be required to meet the NYSE’s initial requirements to be listed. Among the conditions are an expected minimum $4.00 per share trading price, a minimum “public float” (based on all outstanding shares of TradeStation common stock except shares held by directors, executive officers and stockholders owning 10% or more of the outstanding shares) of at least $100.0 million, and a minimum of 400 round lot holders. Therefore, TradeStation’s eligibility for initial and continued listing may depend on the number of Quantum stockholders that redeem their shares at the Closing. If TradeStation fails to meet the continued listing requirements of the NYSE, it could face significant material adverse consequences, including: (1) a limited availability of market quotations for its securities; (2) reduced liquidity with respect to its securities; (3) a determination that its shares are a “penny stock,” which will require brokers trading in TradeStation securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for TradeStation securities; (4) a limited amount of news and analyst coverage for the TradeStation; and (5) a decreased ability to issue additional securities or obtain additional financing in the future.
Risks Related to the Business Combination
Quantum may not be able to complete the Business Combination or any other business combination within the prescribed time frame, in which case Quantum would cease all operations except for the purpose of winding up and would redeem its Public Shares and liquidate.
Quantum must complete an initial business combination by February 9, 2023. Quantum may not be able to consummate the Business Combination or any other business combination within such time frame. If Quantum has not completed any initial business combination by February 9, 2023, it will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but no more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Quantum to pay taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then outstanding Public Shares, which redemption will completely extinguish rights of Quantum stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of Quantum’s remaining stockholders and the Quantum Board, dissolve and liquidate, subject in each case to Quantum’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to Quantum Warrants, which will expire worthless if Quantum fails to complete an initial business combination by February 9, 2023. In such case, based on the amount of funds on deposit in the Trust Account as of the Quantum Record Date, Public Stockholders would receive only $      per Public Share upon the redemption of their shares and their Public Warrants would expire worthless.
Quantum may not have sufficient funds to consummate the business combination.
As of September 30, 2021, Quantum had $202,370 available to it outside of the Trust Account to fund its working capital requirements. If Quantum is required to seek additional capital, it would need to borrow funds from the Sponsors under the working capital loans discussed elsewhere in this proxy statement/prospectus. Under the terms of the Merger Agreement, Quantum cannot incur indebtedness under the working capital loans in an amount in excess of $500,000 prior to the Closing. The Sponsors are not under any obligation to advance funds to Quantum in such circumstances, other than up to $2,000,000 pursuant to the Working Capital Loans (as defined herein) currently outstanding. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to Quantum upon completion of the

Business Combination. If Quantum is unable to consummate the Business Combination because it does not have sufficient funds available, Quantum may be forced to cease operations and liquidate the Trust Account. Consequently, the Public Stockholders may receive less than $10.00 per share and their warrants may expire worthless.
Because the Exchange Ratio will depend on the number of Public Shares redeemed and the market price of the Quantum Shares will fluctuate, Public Stockholders will not know the number of TradeStation Shares they will receive until after the Redemption Deadline.
Upon completion of the Business Combination, each Public Share will be converted into the right to receive, a number of TradeStation Shares equal to the lower of: (A) 1.3727; and (B)(1) the sum of (x) the number of Public Shares outstanding immediately prior to the Closing for which Quantum stockholders have not elected redemption and (y) 750,000, divided by (2) the number of Public Shares outstanding immediately prior to the Closing for which Quantum stockholders have not elected redemption. This formula reflects the up to 750,000 Non-Redemption Bonus Shares TradeStation will be issuing at Closing as an incentive to Quantum stockholders not to redeem their Public Shares. Public Stockholders will receive between 1.0373 TradeStation Shares (assuming no redemptions) and 1.3727 TradeStation Shares (assuming 90% or more redemptions) for each Quantum Share owned depending on how many Public Shares are redeemed.
Because the number of TradeStation Shares that each holder of Public Shares will receive upon the Closing depends on the number of Public Shares redeemed, Public Stockholders will not know the number of TradeStation Shares they will receive until after the Redemption Deadline. See “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Consideration.” In addition, the market price of the Quantum Shares will fluctuate and may vary significantly from its price on the date the Merger Agreement was executed or on other dates, including the date on which Quantum stockholders approve the adoption of the Merger Agreement and the Business Combination. Stock price changes may result from a variety of factors, including changes in Quantum’s or TradeStation’s business, operations or prospects or those of Quantum, regulatory considerations, and general business, market, industry or economic conditions. Many of these factors are outside of TradeStation’s control and Quantum’s control.
Provisions in the Subscription Agreements provide for the issuance of additional TradeStation Shares to the PIPE Investors following the Closing based on the trading price of TradeStation Shares, and the issuance of such additional shares could cause TradeStation stockholders following the Merger (other than the PIPE Investors) to experience significant dilution.
The Subscription Agreements provide that each PIPE Investor, other than Monex, is entitled to receive from TradeStation an additional number of TradeStation Shares if the Adjustment Period VWAP (as defined below) is less than $10.00 per share (such additional shares, “Additional Shares”). Subject to limitations described below, in the event that the Adjustment Period VWAP is less than $10.00 per TradeStation Share, each PIPE Investor, other than Monex, shall be entitled to receive from Quantum a number of Additional Shares equal to the product of (x) the number of PIPE Shares, (excluding any Incentive Shares) issued to the PIPE Investor at the Closing that such PIPE Investor holds through the Adjustment Period (as defined below), multiplied by (y) a fraction, (A) the numerator of which is $10.00 (as adjusted for any stock split, reverse stock split or similar adjustment following the Closing) minus the Adjustment Period VWAP, and (B) the denominator of which is the Adjustment Period VWAP.
For purposes of the Subscription Agreements: (i) the “Adjustment Period VWAP” means the higher of (x) the lower of (A) the VWAP of TradeStation Shares, determined for each of the successive 60 Trading Days of the Adjustment Period (as defined below) and (B) the average of the VWAP of TradeStation Shares determined for each of the successive 10 Trading Days ending on and including the last day of the Adjustment Period and (y) $6.50. The “Adjustment Period” means the 60 Trading Day period beginning on and including the date a resale registration statement for the PIPE Shares is declared effective.
For example, if the Adjustment Period VWAP is $6.50, which is the floor for purposes of the calculation, then TradeStation will be required to issue 4,038,462 Additional Shares, which will result in dilution to the TradeStation stockholders (including the Quantum stockholders that receive TradeStation Shares as merger consideration) and increase the number of TradeStation Shares for resale in the public market.

If the Business Combination is consummated, each outstanding Quantum Warrant will become a warrant to purchase a number of TradeStation Shares equal to the number of shares for which the Quantum Warrant was exercisable multiplied by the Exchange Ratio. The Exchange Ratio (and therefore the number of TradeStation Shares issuable upon exercise of a TradeStation Warrant) will depend on the number of Public Shares that Public Stockholders elect to redeem. If a large number of Public Shares are redeemed, the number of TradeStation Shares for which the Quantum Warrants will be exercisable will increase, which would be dilutive to holders of TradeStation Shares following the Merger.
If the Business Combination is consummated, each outstanding Quantum Warrant will become a warrant to purchase a number of TradeStation Shares equal to the number of shares for which the Quantum Warrant was exercisable multiplied by the Exchange Ratio. The number of TradeStation Shares for which each TradeStation Warrant will be exercisable will depend on the number of Public Shares that Public Stockholders elect to redeem. If a large number of Public Shares are redeemed, the number of TradeStation Shares for which the Quantum Warrants are exercisable will increase, which would be dilutive to holders of TradeStation Shares following the Merger. For example, if 50.0% of Public Shares are redeemed, the Exchange Ratio will be 1.0745 and, following the Merger, each Public Warrant that is currently exercisable for one-half of a Quantum Share will be exercisable for 0.5373 TradeStation Shares, and each Private Warrant that is currently exercisable for one Quantum Share will be exercisable for 1.0745 TradeStation Shares following the Merger.
The exercise price of the Quantum Warrants is subject to potential adjustment post-Closing in the event that Quantum raises additional capital from the issuance of equity securities in connection with the Business Combination with an effective price per share of less than $9.20, the proceeds from such issuances exceed 60% of the total equity proceeds available for funding the Business Combination and if the TradeStation Shares trade below a specified threshold post-Closing.
The Warrant Agreement governing the Quantum Warrants provides that if (i) Quantum issues additional Quantum Shares or equity-linked securities for capital raising purposes in connection with the Closing of its initial business combination at an issue price or effective issue price of less than $9.20 per Quantum Share (the “newly issued price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of Quantum’s initial business combination on the date of the completion of the initial business combination (net of redemptions), and (iii) the volume-weighted average trading price of Quantum Shares and then the TradeStation Shares during the 20 Trading Day period starting on the Trading Day prior to the day on which Quantum completes its initial business combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the Quantum Warrants will be adjusted to be equal to 115% of the higher of the Market Value and the newly issued price and the $16.50 per share redemption trigger price contained in the Warrant Agreement will be adjusted to be equal to 165% of the higher of the Market Value and the newly issued price. See “Description of TradeStation Warrants.”
Because the PIPE Investors other than Monex will receive Incentive Shares, the effective price per share to such PIPE Investors from the sale of 7,500,000 of the PIPE Shares plus the 750,000 Incentive Shares in consideration of the $75 million in proceeds is $9.09 per share. In the event TradeStation or Quantum issue additional equity securities (in addition to the $75 million in PIPE Shares) at an effective price of less than $9.20 per share, and the aggregate proceeds from the sale of the $75 million in PIPE Shares plus the proceeds from any such other issuance at an effective price of less than $9.20 per share exceed 60% of the total equity proceeds for the Merger (including proceeds from the Trust Account net of redemptions), the exercise price of the Quantum Warrants could be adjusted if the Market Value of Quantum Shares and then the TradeStation Shares is below $9.50 per share. If each of conditions (i) through (iii) described above are met, the exercise price of the Quantum Warrants, which will become warrants to purchase TradeStation Shares, will be adjusted to be equal to 115% of the higher of the Market Value and the newly issued price and the $16.50 per share redemption trigger price will be adjusted to be equal to 165% of the higher of the Market Value and the newly issued price.
The Sponsors, Quantum’s directors, officers, advisors and their affiliates may elect to purchase Public Shares or Public Warrants from Public Stockholders, which may influence a vote on the Business Combination and reduce the public “float” of Quantum Shares.
The Sponsors, Quantum’s advisors or any of their affiliates may purchase Public Shares and/or Public Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Merger Proposal or not redeem their Public Shares. The purpose of any such transaction would be to increase the likelihood of obtaining stockholder approval of the Business Combination and/or decrease the number of redemptions. This may result in the completion of the Business Combination, which may not otherwise have been possible absent such transaction. While the exact nature of any such incentives has not been considered or determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options, downside protection and the transfer to such investors or holders of Public Shares purchased by Quantum’s initial stockholders for nominal value or below market value. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and no terms or conditions for any such transactions have been formulated. None of the funds in the Trust Account will be used to purchase Public Shares or Public Warrants or provide any other incentives in such transactions.
The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the Business Combination or TradeStation’s future results.
This proxy statement/prospectus contains projections and forecasts prepared by TradeStation. None of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure, other than to certain parties involved in the Business Combination or toward complying with SEC guidelines or GAAP. These projections and forecasts were prepared based on numerous variables and assumptions, which are inherently uncertain and may be beyond TradeStation’s and Quantum’s control. Important factors that may affect actual results and results of TradeStation’s operations following the Business Combination, or could lead to such projections and forecasts not being achieved include, but are not limited to, the success of TradeStation’s marketing efforts, customer demand for TradeStation’s products and services, an evolving competitive landscape, rapid technological change, margin shifts in the industry, regulation changes in a highly regulated environment, successful management and retention of key personnel, unexpected expenses and general economic conditions. As such, these projections and forecasts may be materially inaccurate and should not be relied upon as an indicator of actual past or future results.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.
The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what its actual financial position or results of operations would have been had the Business Combination been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that TradeStation and Quantum currently believe are reasonable. The unaudited pro forma condensed combined financial information for TradeStation following the Business Combination in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of TradeStation’s, Quantum’s or the combined company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See “Unaudited Historical Comparative and Pro Forma Combined Per Share Data of Quantum and TradeStation.”
Public Stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.
Upon the conversion of Public Shares into TradeStation Shares, the percentage ownership of current Public Stockholders will be diluted. Additionally, of the expected eight members of the TradeStation Board at the completion of the Business Combination, it is anticipated that only one will be appointed by the Sponsors, with the rest being appointed by Monex. Because of this, Public Stockholders will have less influence on TradeStation’s directors, management and policies than they now have on the Quantum Board, management and policies of Quantum.

The market price of TradeStation Shares after the Business Combination will be affected by factors different from those currently affecting the prices of Public Shares.
Upon completion of the Business Combination, Quantum stockholders that do not elect to redeem their shares will become holders of TradeStation Shares listed on the NYSE. Prior to the Business Combination, Quantum has had limited operations. Upon completion of the Business Combination, TradeStation’s results of operations will depend upon the performance of its businesses, which are affected by factors that are different from those currently affecting the results of operations of Quantum.
Future resales of the TradeStation Shares issued in connection with the Business Combination may cause the market price of the TradeStation Shares to drop significantly, even if TradeStation’s business is doing well.
In connection with the Business Combination, TradeStation, Quantum, the Sponsors and Monex entered into the Sponsor Support Agreement, to be effective as of the consummation of the Business Combination. Pursuant to such Sponsor Support Agreement, the Sponsors have agreed not to transfer (i) their TradeStation Shares following the Closing, subject to certain exceptions, until the earlier of (A) (1) in the case of Sponsor Holdco and Chardan, 12 months from Closing and (2) in the case of the Quantum’s directors and officers, six months from Closing and (B) subsequent to the Closing, the date on which the last reported sale price of TradeStation Shares exceeds $12.50 per share for 20 out of any 30 consecutive Trading Days and (ii) their TradeStation Warrants following the Closing, subject to certain exceptions, until the earlier of (A) 30 days from Closing and (B) February 4, 2022. See “Proposal No. 1 — The Merger Proposal — Related Agreements — Lock-up Periods and Registration Rights.”
Upon expiration of the applicable lock-up period and upon the effectiveness of any registration statement TradeStation files pursuant to the Registration Rights Agreement, in a registered offering of securities pursuant to the Securities Act or otherwise in accordance with Rule 144 under the Securities Act, the TradeStation stockholders may sell TradeStation Shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of the TradeStation Shares or putting significant downward pressure on the price of the TradeStation Shares. Further, sales of TradeStation Shares upon expiration of the applicable lock-up period could encourage short sales by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. As such, short sales of TradeStation Shares could have a tendency to depress the price of the TradeStation Shares, which could further increase the potential for short sales.
Additionally, pursuant to the Subscription Agreements, the Quantum PIPE Shares will be converted in the Merger into an equal number of TradeStation Shares, and TradeStation will assume Quantum’s obligation to register such TradeStation Shares on a resale registration statement following the Closing. As such, this additional liquidity in the market for TradeStation Shares may lead to downward pressure on the market price of the TradeStation Shares.
TradeStation cannot predict the size of future issuances or sales of TradeStation Shares or the effect, if any, that future issuances and sales of TradeStation Shares will have on the market price of the TradeStation Shares. Sales of substantial amounts of TradeStation Shares (including those shares issued in connection with the Business Combination), or the perception that such sales could occur, may materially and adversely affect prevailing market prices of TradeStation Shares.
Quantum has a limited period of time to complete an initial business combination, which may create an incentive for the Sponsors to cause Quantum to complete a business combination rather than to liquidate. The Sponsors may generate a positive return on their investment, even if Public Stockholders experience a negative rate of return after the consummation of the Business Combination.
If Quantum is unable to complete its initial business combination by February 9, 2023, Quantum will be obligated to redeem 100% of the Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Quantum to pay taxes, divided by the number of then outstanding Public Shares, subject to certain conditions. As Quantum approaches the end of such investment period, the

Sponsors may have an incentive to cause it to enter into a business combination that is not in the interest of the Public Stockholders rather than to liquidate because a liquidation will cause the Sponsors to lose all of their invested capital.
The Sponsors purchased the Sponsor Shares they hold from Quantum for $25,000, or $0.006 per share, and the Private Warrants for approximately $6,153,125, resulting in an aggregate investment of $6,178,125. Following the Merger and the forfeitures required by the Merger Agreement, the Sponsors will hold 2,621,802 TradeStation Shares, with a further 798,894 Sponsor Earn Out Shares eligible to be released to the Sponsors upon the achievement of certain price targets. Even if the trading price of the TradeStation Shares declines significantly, the value of the TradeStation Shares held by the Sponsors could be significantly greater than the amount the Sponsors’ original investment. As a result, the Sponsors could generate a positive return on their investment upon disposition of their TradeStation Shares even if the trading price of the TradeStation Shares declines materially after the Business Combination. The Sponsors may therefore be economically incentivized to complete an initial business combination, without completing proper due dilignece, with a risky or under-performing business that may not trade at or above or even near $10.00 per share rather than liquidate and lose their entire investment.
Quantum has not obtained an opinion from an independent investment banking firm confirming that the merger consideration is fair to Quantum stockholders from a financial point of view.
Quantum is not required to obtain, and has not obtained, an opinion from an independent investment banking firm, or any other entity, that the merger consideration it is paying to Monex is fair to Quantum stockholders from a financial point of view. The enterprise valuation ascribed to TradeStation has been determined by negotiations between Quantum and TradeStation and approved by the Quantum Board to be acceptable based upon considerations generally accepted by the financial community.
TradeStation cannot assure you that the TradeStation Shares and TradeStation Warrants will be approved for listing on the NYSE or that TradeStation will be able to comply with the continued listing standards of the NYSE.
In connection with the Closing, TradeStation intends to list the TradeStation Shares and TradeStation Warrants on the NYSE under the ticker symbols “TRDE” and “TRDE WS,” respectively. TradeStation’s continued eligibility for listing may depend on the number of Public Shares that are redeemed. If, after the Business Combination, the NYSE delists the TradeStation Shares or TradeStation Warrants from trading on its exchange for failure to meet the listing standards, including the requirement to have 400 round lot holders, and TradeStation is not able to list such securities on another national securities exchange, TradeStation expects such securities could be quoted on an over-the-counter market. If this were to occur, TradeStation and its stockholders and warrant holders could face significant material adverse consequences including:
•
a limited availability of market quotations for its securities;

•
reduced liquidity for its securities;

•
a determination that TradeStation’s Shares are a “penny stock,” which will require brokers trading the TradeStation Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for TradeStation Shares;

•
a limited amount of news and analyst coverage; and

•
a decreased ability to issue additional securities or obtain additional financing in the future.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or are waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed, and such termination could negatively impact TradeStation and Quantum.
Pursuant to the Merger Agreement, the Closing is subject to a number of conditions, including approval of the proposals required to effect the Business Combination by Quantum stockholders, receipt of certain regulatory approvals, effectiveness of the registration statement of which this proxy statement/

prospectus forms a part, approval of the listing of TradeStation Shares and TradeStation Warrants on the NYSE, the accuracy of the representations and warranties by TradeStation and Quantum (subject to the materiality standards set forth in the Merger Agreement) and the performance by TradeStation and Quantum of their covenants and agreements (subject to the materiality standards set forth in the Merger Agreement). These closing conditions may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed. In addition, TradeStation and Quantum can mutually decide to terminate the Merger Agreement at any time, before or after any stockholder approvals, TradeStation or Quantum may elect to terminate the Merger Agreement in certain other circumstances.
If the Business Combination is not completed for any reason, including as a result of Quantum stockholders declining to approve the proposals required to effect the Business Combination, Quantum would be subject to a number of risks, including the following:
•
the trading price of Quantum Shares may be negatively impacted (including to the extent that current market prices reflect a market assumption that the Business Combination will be completed);

•
Quantum will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

•
since the Merger Agreement restricts the conduct of Quantum’s businesses prior to the completion of the Business Combination, Quantum will not have been able to pursue other acquisition targets, and the opportunity to engage in an alternative business combination may no longer be available. See “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Covenants and Agreements.”

If the Merger Agreement is terminated and the Quantum Board seeks another merger or business combination, Quantum stockholders cannot be certain that Quantum will be able to find another acquisition target that would constitute a business combination or that such other merger or business combination will be completed. See “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Termination; Effectiveness.”
The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.
In general, either TradeStation or Quantum may refuse to complete the Business Combination if certain types of changes or conditions, which constitute a failure of a representation or warranty to be true and correct, have a material adverse effect upon the other party between the signing date of the Merger Agreement and the planned Closing. However, other types of changes do not permit either party to refuse to consummate the Business Combination, even if such change could be said to have a material adverse effect on TradeStation or Quantum, including the following events (except, in certain cases where the change has a disproportionate effect on a party):
•
changes in applicable laws or GAAP, or any interpretation thereof;

•
changes in interest rates or economic, political, business, financial, commodity, currency or market conditions generally;

•
changes attributable to the announcement or the execution of the Merger Agreement, the pendency or consummation of the Merger or the performance of the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, licensors, distributors, partners, providers and employees;

•
changes generally affecting any of the industries or markets in which such party or any of its subsidiaries operate or the economy as a whole;

•
changes attributable to compliance with the terms of the Merger Agreement or the taking of any action required or contemplated by the Merger Agreement or with the prior written consent of the other party or at the request of the other party;

•
any earthquake, hurricane, epidemic, pandemic, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event;

•
any national or international political or social conditions in countries in which, or in the proximate geographic region of which, such party operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States. or such other countries or upon any U.S. or such other country’s military installation, equipment or personnel;

•
any failure of TradeStation and its subsidiaries, taken as a whole, to meet any projections, forecasts, or budgets;

•
the amount of Quantum stockholder redemptions;

•
any failure to obtain Quantum stockholder approval;

•
any change in trading price or volume of Quantum Shares or Quantum Warrants;

•
COVID-19 or any COVID-19 Measures, or such party’s or any of its subsidiaries’ compliance therewith;

•
any cyberattack on TradeStation or its subsidiaries; or

•
any matter set forth in the respective disclosure letter of each party.

Furthermore, TradeStation or Quantum may waive the occurrence of a failure of a representation to be true and correct that constitutes a material adverse effect affecting the other party. If a failure of a representation to be true and correct that constitutes a material adverse effect occurs and the parties still consummate the Business Combination, the market trading price of TradeStation Shares may suffer.
TradeStation and Quantum will incur substantial transaction fees and costs in connection with the Business Combination and the integration of their businesses.
TradeStation and Quantum have incurred, and expect to incur, additional material non-recurring expenses in connection with the Business Combination and the completion of the transactions contemplated by the Merger Agreement and related transaction agreements. While both TradeStation and Quantum have assumed that a certain level of expenses would be incurred in connection with the Business Combination, there are many factors beyond their control that could affect the total amount of, or the timing of, anticipated expenses with respect to the integration and implementation of the combined businesses. Additional unanticipated costs may be incurred in the course of conducting TradeStation’s business after the completion of the Business Combination.
Quantum directors and officers may have interests in the Business Combination different from the interests of Public Stockholders.
Executive officers of Quantum negotiated the terms of the Merger Agreement with their counterparts at TradeStation, and the Quantum Board determined that entering into the Merger Agreement is in the best interests of Quantum and its stockholders, declared the Merger Agreement advisable and recommended that Quantum stockholders approve the proposals required to effect the Business Combination. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that Quantum’s executive officers and directors may have financial interests in the Business Combination that may be different from, in addition to, or in conflict with, the interests of Public Stockholders. The Quantum Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Merger Agreement and in recommending to Quantum stockholders that they vote to approve the adoption of the Merger Agreement. See “Proposal No. 1 — The Merger Proposal — Interests of Quantum’s Directors and Officers in the Business Combination.”
TradeStation and Quantum will be subject to business uncertainties while the Business Combination is pending.
Uncertainty about the Closing or effect of the Business Combination may affect the relationship with TradeStation’s suppliers, customers, distributors, licensors and licensees during the pendency of the Business

Combination. Any such impact may have an adverse effect on TradeStation following the Business Combination. These uncertainties may cause parties that deal with TradeStation to seek to change existing business relationships with TradeStation and to delay or defer decisions concerning TradeStation. Changes to existing business relationships, including termination or modification, could negatively affect TradeStation’s revenue, earnings and cash flow. Adverse effects arising from the pendency of the Business Combination could be exacerbated by any delays in the Closing or termination of the Merger Agreement. Additionally, the attention of TradeStation’s management may be directed towards the completion of the Business Combination, including obtaining regulatory approvals and other transaction-related considerations, and may be diverted from the day-to-day business operations of TradeStation and matters related to the Business Combination may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to TradeStation. Further, the Business Combination may give rise to potential liabilities, including as a result of future stockholder lawsuits relating to the Business Combination. Any of these matters could adversely affect the businesses, financial condition or results of operations of the combined company.
TradeStation and Quantum may be materially adversely affected by negative publicity related to the Business Combination and in connection with other matters.
From time to time, political and public sentiment in connection with the special purpose acquisitions companies, such as Quantum, and business combinations with special purpose acquisitions companies, has resulted, and may in the future result, in a significant amount of adverse press coverage and other adverse public statements, which may negatively and aversely effect TradeStation, Quantum or the Merger. Adverse press coverage and other negative publicity, whether or not driven by political or public sentiment, may also result in investigations by regulators, legislators and law enforcement officials or ultimately in legal claims. Responding to these investigations and lawsuits, regardless of the ultimate outcome of the proceeding, can divert the time and effort of senior management from the management of Quantum’s and TradeStation’s respective businesses. Addressing any adverse publicity, governmental scrutiny or enforcement or other legal proceedings is time consuming and expensive and, regardless of the factual basis for the assertions being made, can have a negative impact on TradeStation’s reputation, on the morale and performance of TradeStation’s employees and on TradeStation’s relationships with regulators. It may also have an adverse impact on TradeStation’s ability to take timely advantage of various business and market opportunities. The direct and indirect effects of negative publicity, and the demands of responding to and addressing it, may have a material adverse effect on TradeStation’s and Quantum respective businesses, financial condition and results of operations.
The Merger Agreement contains provisions that prohibit Quantum from seeking an alternative business combination.
The Merger Agreement contains provisions that prohibit Quantum from seeking alternative business combinations during the pendency of the Business Combination. Further, if Quantum is unable to obtain the requisite approval of its stockholders, TradeStation may terminate the Merger Agreement. If the Merger Agreement is terminated and the Quantum Board seeks another merger or business combination, Quantum stockholders cannot be certain that Quantum will be able to find another acquisition target that would consummate a business combination or that such other merger or business combination will be completed prior to Quantum’s deadline for completing an initial business combination.
Quantum stockholders will have their rights as stockholders governed by TradeStation’s Amended Charter.
As a result of the completion of the Business Combination, Quantum stockholders may become holders of TradeStation Shares listed on the NYSE, and their rights as stockholders will be governed by the Amended Charter following the Business Combination. As a result, there will be differences between the rights currently enjoyed by Quantum stockholders and the rights of those stockholders who become TradeStation stockholders following the Business Combination. See “Comparison of Rights of TradeStation Stockholders and Quantum Stockholders.”

The Sponsors have agreed to vote in favor of the proposals at the Special Meeting, regardless of how Public Stockholders vote.
As of the date hereof, the Sponsor Shares and the Public Shares held by the Sponsors represent approximately 20% of the voting power of the Quantum Shares. Pursuant to the Sponsor Support Agreement, the Sponsors have agreed to vote the Sponsor Shares and any Public Shares held by such Sponsor in favor of each of the proposals at the Special Meeting, regardless of how Public Stockholders vote. Accordingly, the agreement by the Sponsors to vote in favor of each of the proposals at the Special Meeting will increase the likelihood that Quantum will receive the requisite stockholder approval for the Business Combination and the transactions contemplated thereby.
If third parties bring claims against Quantum, the proceeds held in the Trust Account could be reduced, and the per share redemption amount received by Public Stockholders may be less than $10.00 per Public Share.
Quantum’s placing of funds in the Trust Account may not protect those funds from third-party claims against Quantum. Although Quantum has had, and will seek to have, all vendors, service providers (excluding Quantum’s independent registered public accounting firm), prospective target businesses and other entities with which it does business execute agreements with Quantum waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Quantum’s assets, including the funds held in the Trust Account. Upon the exercise of a redemption right in connection with the Business Combination, Quantum will be required to provide for payment of claims of creditors that were not waived that may be brought against Quantum within the ten years following redemption. Accordingly, the per-share redemption amount received by the Public Stockholders could be less than the $10.00 per Public Share initially held in the Trust Account, due to claims of such creditors. Pursuant to a letter agreement, Sponsor Holdco has agreed that it will be liable to Quantum if and to the extent any claims by a third party (excluding Quantum’s independent registered public accounting firm) for services rendered or products sold to Quantum, or by a prospective target business with which Quantum has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case less taxes payable. This liability will not apply to claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account or to any claims under Quantum’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Sponsor Holdco will not be responsible to the extent of any liability for such third-party claims. However, Quantum has not asked Sponsor Holdco to reserve, and Sponsor Holdco has not reserved, for such indemnification obligations, nor has Quantum independently verified whether Sponsor Holdco has sufficient funds to satisfy its indemnity obligations and Quantum believes that Sponsor Holdco’s only assets are securities of Quantum. Therefore, TradeStation and Quantum cannot assure you that Sponsor Holdco’s assets would be sufficient to fully satisfy those obligations, if at all. None of Quantum’s officers or directors will indemnify TradeStation for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.
As a result, if any such claims were successfully made against the Trust Account, the funds available for Quantum’s initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, Quantum may not be able to complete the Merger, and Public Stockholders would receive such lesser amount per Public Share in connection with any redemption of their Public Shares. None of Quantum’s officers or directors will indemnify Quantum for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the Quantum Board will not have the ability to adjourn the Special Meeting in order to solicit further votes, and, therefore, the Business Combination will not be approved.
The Quantum Board is seeking approval to adjourn the Special Meeting if there are insufficient votes to approve consummation of the Business Combination at the Special Meeting. If the Adjournment Proposal is not approved, the Quantum Board will not have the ability to adjourn the Special Meeting to a later date and, therefore, will not have sufficient time to solicit votes to approve consummation of the Business Combination, which would not be completed. See “Proposal No. 3 — The Adjournment.”
TradeStation is an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, TradeStation Shares may be less attractive to investors.
TradeStation is an “emerging growth company,” as defined in the JOBS Act, and, as such, will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. TradeStation cannot predict if investors will find TradeStation Shares less attractive if it chooses to rely on these exemptions, including delaying adoption of new or revised accounting standards until such time as those standards apply to private companies and reduced disclosure obligations regarding executive compensation. If some investors find TradeStation Shares less attractive as a result, there may be a less active trading market and its stock price may be more volatile. TradeStation may take advantage of these reporting exemptions until it is no longer an “emerging growth company.” TradeStation will remain an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the Closing, (b) in which TradeStation has total annual gross revenue of at least $1.07 billion, or (c) in which TradeStation is deemed to be a large accelerated filer, which means the market value of TradeStation Shares that is held by non-affiliates exceeds $700 million as of the last day of the second fiscal quarter of such fiscal year, and (2) the date on which TradeStation has issued more than $1.0 billion in non-convertible debt during the prior three-year period.
The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an initial public offering and may create risks for Quantum’s unaffiliated investors.
An initial public offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of an initial public offering company’s business, financial condition and results of operations. Going public via a business combination with a special purpose acquisition company (“SPAC”) does not involve any underwriters or their detailed review of TradeStation’s business and may therefore result in less careful vetting of information that is presented to the public, including in the proxy statement/prospectus.
In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an initial public offering. In any initial public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters and vetted by analysts. In the case of a business combination involving a SPAC, the value of the target company is established by means of negotiations between the target company and the SPAC. The process of establishing the value of a target company in a SPAC business combination may be less effective than an initial public offering book-building process and also does not reflect events that may have occurred between the date of the Merger Agreement and the Closing. In addition, initial public offerings are frequently oversubscribed, resulting in additional potential demand for shares in the aftermarket following the initial public offering. There is no comparable process of generating investor demand in connection with a business combination between a target company and a SPAC, or process of creating an analyst following, each of which may result in lower demand for the surviving company’s shares after Closing, which could in turn, decrease liquidity and trading prices as well as increase share price volatility.

Subsequent to the completion of the Business Combination, TradeStation may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the stock price of TradeStation Shares, which could cause Quantum stockholders to lose some or all of their investment.
Although Quantum has conducted extensive due diligence on TradeStation, there is no assurance that this diligence has or will surface all material issues that may be present in TradeStation’s business, that it would be possible to uncover all material issues through a customary amount of due diligence or that factors outside of TradeStation’s business and outside of its control will not later arise. As a result of these factors, TradeStation may be forced to later write-down or write-off assets, restructure its operations or incur impairment or other charges that could result in TradeStation reporting losses. Even if Quantum’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Quantum’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on TradeStation’s liquidity, the fact that TradeStation reports charges could contribute to negative market perceptions of TradeStation or its securities. In addition, charges of this nature may cause TradeStation to violate net worth or other covenants to which it may be subject as a result of it obtaining post-Business Combination debt financing. Accordingly, any Quantum stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value.
If the Business Combination does not qualify as a reorganization under Section 368(a) of the Code, then the Business Combination generally would be taxable with respect to U.S. Holders.
The Business Combination is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code (such treatment, the “Intended Tax Treatment”). TradeStation and Quantum intend to report the Business Combination in a manner consistent with the Intended Tax Treatment. There are significant factual and legal uncertainties, however, as to whether the Business Combination will qualify for the Intended Tax Treatment. Under Section 368(a) of the Code and U.S. Treasury regulations promulgated thereunder, an acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. There is an absence of guidance directly on point as to how the above requirement applies in the case of an acquisition of a corporation with investment-type assets, such as Quantum. There are significant factual and legal uncertainties concerning the determination of whether these requirements will be satisfied. The Closing is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify for the Intended Tax Treatment, and neither TradeStation nor Quantum intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, no assurance can be given that the IRS will not challenge the Intended Tax Treatment or that a court will not sustain a challenge by the IRS.
If, at the Effective Time, any requirement of Section 368(a) of the Code is not met, then a U.S. Holder would recognize gain or loss in an amount equal to the difference between the fair market value (as of the Closing Date) of TradeStation Shares and Warrants received in the Business Combination, over such holder’s aggregate adjusted tax basis in the corresponding Quantum Shares and Public Warrants surrendered by such holder in the Business Combination.
Risks Relating to Redemption
If a Public Stockholder fails to properly demand redemption rights, it will not be entitled to convert its Public Shares into a pro rata portion of the Trust Account.
Irrespective of whether a Public Stockholder votes in favor or against the Business Combination, it may demand that Quantum convert its Public Shares into a pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. To demand redemption rights, Public Stockholders must deliver their share certificates (if any) and other redemption forms (either physically or electronically) to Quantum’s transfer agent no later than two business days prior to the Special

Meeting. Any Public Stockholder who fails to properly demand redemption rights by delivering their shares will not be entitled to convert their share certificates (if any) and other redemption forms into a pro rata portion of the Trust Account. See “Special Meeting of Quantum Stockholders — Redemption Rights” for the procedures to be followed if you wish to convert your shares to cash.
There is no guarantee that a Public Stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.
We cannot assure you as to the price at which a Public Stockholder may be able to sell the TradeStation Shares in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in the price of TradeStation Shares, and may result in a lower value realized now than a Public Stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s Public Shares. Similarly, if a Public Stockholder does not redeem its shares, such stockholder will bear the risk of ownership of TradeStation Shares after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell its TradeStation Shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Public Stockholder should consult its own tax or financial advisor for assistance on how this may affect its individual situation.
If you, or a “group” of Public Stockholders of which you are a part, are deemed to hold an aggregate of more than 20% of the Public Shares, you, or, if a member of such a group, all of the members of such group in the aggregate, will lose the ability to redeem all such shares in excess of 20% of the Public Shares.
A Public Stockholder, together with any of their affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate its Public Shares or, if part of such a group, the group’s Public Shares, in excess of 20% of the Public Shares. However, a Public Stockholder’s ability to vote all of the Public Shares (including such excess shares) for or against the Merger Proposal is not restricted by this limitation on redemptions. Your inability to redeem any such excess Public Shares could result in you suffering a material loss on your investment in Quantum if you sell such excess Public Shares in open market transactions. Quantum cannot assure you that the value of such excess Public Shares will appreciate over time following the Business Combination or that the market price of the Public Shares will exceed the per-share redemption price.
You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to redeem or sell your Public Shares potentially at a loss.
Public Stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) Quantum’s completion of the Business Combination, and then only in connection with those Public Shares that such stockholder properly elected to redeem, subject to the limitations described herein, and (ii) the redemption of Public Shares if Quantum is unable to complete a business combination by February 9, 2023, subject to applicable law and as further described herein. In addition, if Quantum plans to redeem its Public Shares because Quantum is unable to complete a business combination by February 9, 2023, for any reason, compliance with Delaware law may require that Quantum submit a plan of dissolution to Quantum’s then-existing stockholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, Public Stockholders may be forced to wait beyond February 9, 2023, before they receive funds from the Trust Account. In no other circumstances will Public Stockholders have any right or interest of any kind in the Trust Account.
The tax consequences of the Business Combination are complex and will depend on the particular circumstances of Quantum stockholders. For a more detailed discussion of the U.S. federal income tax considerations for the Business Combination for U.S. Holders, see Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations for the Merger.” U.S. Holders whose Quantum Shares or Public Warrants are being exchanged in the Business Combination are urged to consult their tax advisor to determine the tax consequences thereof.

FORWARD-LOOKING STATEMENTS
The forward-looking statements made in this proxy statement/prospectus are subject to substantial risks and uncertainties. These forward-looking statements include information about possible or assumed future results of TradeStation’s business, financial condition, results of operations, liquidity, plans and objectives, as well as potential future events or results that relate to the Business Combination. Forward-looking statements in this proxy statement/prospectus may be identified by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “foreseeable,” “future,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “trends,” “will,” “would” and similar terms and phrases. Statements regarding the following matters are forward-looking by their nature:
•
account growth rates and total accounts

•
marketing costs;

•
trading volumes;

•
revenue, including trading-related revenue by product;

•
market growth;

•
planned strategic initiatives and other plans to try to accelerate account growth and revenue;

•
the effects of the Business Combination;

•
the cost and availability of financing;

•
the availability of qualified personnel;

•
the business abilities and judgment of personnel;

•
the emergence of new technologies and the response of TradeStation’s customer base to those technologies;

•
acquisitions by TradeStation of other companies;

•
ability to keep investing in new technologies; and

•
other factors discussed under “Risk Factors.”

The preceding list is not intended to be an exhaustive list of all of forward-looking statements used in this proxy statement/prospectus. The forward-looking statements are based on TradeStation’s beliefs, assumptions and expectations of future performance, taking into account the information currently available to TradeStation. These statements are only predictions based upon TradeStation’s current expectations and projections about future events. There are important factors that could cause TradeStation’s actual results, levels of activity, performance or achievements to differ materially from the results, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the risks provided under “Risk Factors” in this proxy statement/prospectus.
You should not rely upon forward-looking statements as predictions of future events. Although TradeStation believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, TradeStation undertakes no obligation to update publicly any forward-looking statements for any reason after the date of this proxy statement/prospectus, to conform these statements to actual results or to changes in its expectations.

SPECIAL MEETING OF QUANTUM STOCKHOLDERS
IN LIEU OF AN ANNUAL MEETING OF QUANTUM STOCKHOLDERS
General
This proxy statement/prospectus is being furnished to Quantum stockholders as part of the solicitation of proxies by the Quantum Board for use at the Special Meeting in lieu of an annual meeting of Quantum stockholders, a virtual meeting of Quantum stockholders to be held on         , 2022, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Quantum stockholders on or about         , 2022.
Date, Time and Place of Special Meeting
The Special Meeting will be held virtually on           , 2022, at           (New York City time) and conducted exclusively via live webcast at https://       , or such other date, time and place to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice. There will not be a physical location for the Special Meeting, and you will not be able to attend the Special Meeting in person.
Recommendation of the Quantum Board
The Quantum Board believes that the Merger Proposal, the PIPE Proposal and the Adjournment Proposal to be presented at the Special Meeting are in the best interests of Quantum and its stockholders and unanimously recommends that Quantum stockholders vote “FOR” each of the proposals.
When you consider the recommendation of the Quantum Board in favor of approval of the Merger Proposal in particular, you should keep in mind that Quantum’s directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests generally as a Quantum stockholder. See the section of this proxy statement/prospectus titled “Proposal No. 1 — The Merger Proposal — Interests of Quantum’s Directors and Officers in the Business Combination.”
Voting Power; Record Date
You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned Quantum Shares at 5:00 p.m. (New York City time) on           , 2022, which is the Quantum Record Date. You are entitled to one vote for each Public Share and Sponsor Share that you owned as of the close of business on the Quantum Record Date. If your Quantum Shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions. On the Quantum Record Date, there were 20,125,000 Public Shares and 5,031,250 Sponsor Shares issued and outstanding.
Vote of the Sponsors
Contemporaneously with the execution of the Merger Agreement, Quantum and the Sponsors entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsors agreed to vote any of the Sponsor Shares and Public Shares held by them in favor of the Business Combination, including the Merger Proposal and the other proposals described in this proxy statement/prospectus. Currently, the Sponsors own approximately 20% of the outstanding voting Quantum Shares.
Quorum and Required Vote for Proposals for the Special Meeting
A majority of the voting power of the issued and outstanding Quantum Shares, which is 12,578,126 Quantum Shares, present at the Special Meeting by virtual attendance or by proxy and entitled to vote is required to constitute a quorum and in order to conduct business at the Special Meeting. A vote to “ABSTAIN” from voting shares represented at the meeting by virtual attendance or by proxy on one or more of the proposals in this proxy statement/prospectus will count as present for the purposes of establishing a quorum. Broker Non-Votes will not count as present for the purposes of establishing a quorum. In the absence of a quorum, the chairman of the Special Meeting may adjourn the Special Meeting.
Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding Quantum Shares. Approval of the PIPE Proposal and the Adjournment Proposal requires the affirmative vote of the majority of the votes cast by the Quantum stockholders present at the Special Meeting by virtual attendance or by proxy and entitled to vote thereon.
The Quantum Board has already approved each of the proposals. The approval of the Merger Proposal and the PIPE Proposal is a condition to the consummation of the Business Combination. If the Merger Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to Quantum stockholders for a vote. The Adjournment Proposal is not conditioned on the approval of any other proposal. If Quantum does not consummate the Business Combination and fails to complete an initial business combination by the Outside Date, Quantum will be required to: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Quantum to pay taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish rights of Quantum stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (c) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Quantum Board, dissolve and liquidate, subject in each case to Quantum’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
Abstentions and Broker Non-Votes
Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Quantum believes the proposals presented to Quantum stockholders at the Special Meeting will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions to your bank, broker or other nominee, it may deliver a proxy card expressly indicating a Broker Non-Vote and will not count as present for the purposes of establishing a quorum.
Broker Non-Votes and a failure to return your proxy card or to vote online during the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal but will have no effect on the PIPE Proposal or the Adjournment Proposal (if necessary).
A vote to “ABSTAIN” from voting your shares represented at the meeting by virtual attendance or by proxy will have the same effect as a vote “AGAINST” the Merger Proposal, the PIPE Proposal and the Adjournment Proposal (if necessary), as applicable. Votes to “ABSTAIN” will count as present for the purposes of establishing a quorum.
Voting Your Shares
Each Quantum Share that you own in your name entitles you to one vote on each of the proposals for the Special Meeting. Your proxy card or cards show the number of Quantum Shares that you own. There are several ways to vote your Quantum Shares:
(i)
You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly represented and voted at the meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your Quantum Shares will be voted as recommended by the Quantum Board.
(ii)
You can virtually attend the Special Meeting and vote online during the meeting even if you have previously voted by submitting a proxy as described above. You will be provided a ballot virtually when you sign into the meeting. However, if your Quantum Shares are held in the name of your broker, bank or other nominee, you must get a legal proxy from the broker, bank or other nominee. That is the only way Quantum can be sure that the broker, bank or nominee has not already voted your Quantum Shares.

After careful consideration, the Quantum Board has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Merger Proposal, “FOR” the PIPE Proposal and “FOR” the Adjournment Proposal (if necessary).
Revoking Your Proxy
If you give a proxy, you may revoke it at any time before the Special Meeting or at such meeting by doing any one of the following:
(i)
you may send another proxy card with a later date;

(ii)
you may notify Continental Stock Transfer & Trust Company by email at           , before the Special Meeting that you have revoked your proxy; or

(iii)
you may virtually attend the Special Meeting, revoke your proxy and vote online during the meeting, as indicated above.

No Additional Matters May Be Presented at the Special Meeting
The Special Meeting has been called only to consider the approval of the Merger Proposal, the PIPE Proposal and the Adjournment Proposal. Under Quantum’s bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus.
Who Can Answer Your Questions About Voting
If you have any questions about how to vote or direct a vote in respect of your Quantum Shares, you may call           , Quantum’s proxy solicitor, at           . Banks and brokerage firms may call collect at:           .
Redemption Rights
Pursuant to Quantum’s charter, a holder of Public Shares may demand that Quantum redeem such shares for cash if the Merger is consummated. Public Stockholders will be entitled to receive cash for these shares only if they no later than 5:00 p.m. (New York City time) on           , 2022 (two (2) business days prior to the date of the Special Meeting):
(i)
submit a written demand to Quantum’s transfer agent that Quantum redeem their Public Shares for cash;

(ii)
certify in such demand for redemption that they “ARE” or “ARE NOT” seeking to redeem more than an aggregate of 20% of the Public Shares together with their affiliates or any Person(s) with whom they are acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act); and

(iii)
deliver such Public Shares to Quantum’s transfer agent (physically or electronically).

If the Business Combination is not consummated, such Public Shares will not be redeemed before the Outside Date.

If the Business Combination is consummated and a Public Stockholder properly demands redemption of its Public Shares, Quantum will redeem each such Public Share for a full pro rata portion of the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination. A Public Stockholder may elect to redeem without voting, and if they do vote, irrespective of whether they vote for or against the Merger Proposal. Holders of Quantum Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. Holders of Quantum Units may instruct their broker to do so, or if a holder holds Quantum Units registered in its own name, the holder must contact Quantum’s transfer agent directly and instruct them to do so. Public Stockholders may elect to redeem all or a portion of their Public Shares even if they vote for the Merger Proposal.
If you do not properly comply with the procedures and requirements to redeem your Public Shares described above, your Public Shares will not be redeemed. Any demand for redemption, once made, may be withdrawn at any time until the date of the Special Meeting. If you delivered your shares for redemption to Quantum’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Quantum’s transfer agent return the shares (physically or electronically).
Each redemption of Public Shares will decrease the amount of cash on deposit in the Trust Account. Moreover, Quantum’s charter, which prohibits Quantum from redeeming or repurchasing Public Shares submitted for redemption if such redemption would result in Quantum’s failure to have net tangible assets (as determined in accordance with Rule3a5l-l(g)(1) of the Exchange Act (or any successor rule)) in excess of $5 million. Accordingly, if the aggregate redemption price for Public Shares submitted for redemption would exceed the amount set forth in the maximum redemption scenario set forth herein, Quantum may need to obtain an additional equity contribution or reduce the per share redemption price to ensure that Quantum complies with the foregoing limitation under Quantum’s charter.
Prior to exercising redemption rights, Public Stockholders should verify the market price of Quantum Shares as they may receive higher proceeds from the sale of Quantum Shares in the public market than from exercising their redemption rights. Quantum cannot assure you that you will be able to sell your Quantum Shares in the open market, even if the market price per share is higher than the redemption price, as there may not be sufficient liquidity in Quantum Shares when you wish to sell your shares.
If you exercise your redemption rights, your Quantum Shares will cease to be outstanding immediately prior to the Merger and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of TradeStation following the Merger, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.
If the Merger is not approved and Quantum does not consummate an initial business combination by the Outside Date, Quantum will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the Public Stockholders and the Quantum Warrants will expire worthless.
Appraisal Rights
Neither Quantum stockholders nor Quantum warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

PROPOSAL NO. 1 — THE MERGER PROPOSAL
Overview
Quantum stockholders are being asked to approve the Business Combination described in this proxy statement/prospectus, including (i) adopting the Merger Agreement and (ii) approving the transactions described in this proxy statement/prospectus.
You should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement. See the section titled “The Merger Agreement” for additional information and a summary of certain terms of the Merger Agreement.
The Business Combination may be consummated only if the Merger Proposal is approved by the affirmative vote of a majority of the outstanding Quantum Shares entitled to vote thereon.
Background of the Proposed Business Combination
The terms of the proposed Business Combination are the result of an extensive search by Quantum for a potential transaction and arms-length negotiations between representatives of Quantum and TradeStation. The following is a brief description of the background of these negotiations and the resulting proposed Business Combination.
Quantum is a blank check company that was incorporated as a Delaware corporation on October 1, 2020 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, without limitation as to business, industry or sector.
On October 23, 2020, Sponsor Holdco purchased 4,312,500 Sponsor Shares from Quantum for $25,000, or $0.006 per share. In January 2021, Sponsor Holdco sold 813,500 Sponsor Shares to Chardan and 35,000 Sponsor Shares to each of Quantum’s directors and director nominees, in each case at the original price per share, resulting in Sponsor Holdco holding a balance of 3,254,000 Sponsor Shares. On February 4, 2021, Quantum effected a stock dividend of 718,750 Quantum Shares, resulting in the Sponsors holding an aggregate of 5,031,250 Sponsor Shares.
On February 9, 2021, Quantum consummated its IPO of 17,500,000 Quantum Units. Each Quantum Unit consists of one Quantum Share and one Public Warrant to purchase one-half of a Quantum Share at $11.50 per share. On February 12, 2021, the underwriters fully exercised their over-allotment option, resulting in the issuance of an additional 2,625,000 Quantum Units. The Quantum Units were sold at an offering price of $10.00 per Quantum Unit, generating total gross proceeds of $201,250,000.
Simultaneously with the consummation of the IPO and the sale of the Quantum Units, the Sponsors purchased 5,562,500 Private Warrants at a price of $1.00 per Private Warrant and, in connection with the underwriters’ full exercise of their over-allotment option, Quantum also consummated the sale of an additional 590,625 Private Warrants at $1.00 per Private Warrant.
A total of $201,250,000 was deposited into the Trust Account in connection with IPO, including the exercise of the over-allotment option. The Quantum Units began trading on February 4, 2021 on the NYSE under the ticker symbol “QTFA.U.” Commencing on March 10, 2021, the securities comprising the Quantum Units began trading separately. The Quantum Units, Public Shares and Public Warrants are trading on the NYSE under the ticker symbols “QFTA.U,” “QFTA” and “QFTA WS,” respectively.
Quantum must complete its initial business combination by February 9, 2023 and, in the event that an initial business combination is not completed by that date, it will cease all operations except for the purpose of winding up and, as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the Public Shares with the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Quantum to pay taxes (less up to $100,000 of interest to pay dissolution expenses).
Following Quantum’s IPO, Quantum’s management team commenced a comprehensive search for a target business. In connection with this search process, representatives of Quantum and Sponsor Holdco and Chardan contacted and were contacted by a significant number of individuals and entities with respect to business combination opportunities. In evaluating potential business combination opportunities, Quantum generally looked for potential business combination targets that met the criteria set forth in the registration statement for Quantum’s IPO. See “— Recommendation of the Quantum Board and Reasons for the Business Combination.”
During the course of this search process, Quantum reviewed and considered more than 50 companies. Several of these companies, which Quantum perceived to have attractive growth profiles, were targeted by Quantum on an unsolicited basis and were asked by the management of Quantum whether they would be interested in exploring a merger with a “special purpose acquisition company.” Of these companies, Quantum evaluated more than 20 target companies in reasonable detail. Quantum chose to evaluate these companies based on their historical financial performance, growth expectations and the strength of their management teams.
Quantum entered into non-disclosure agreements in connection with 33 of these acquisition opportunities (including TradeStation) so that Quantum could obtain additional preliminary diligence information to evaluate the companies as business combination targets, the terms of which did not restrict Quantum from evaluating other business combination opportunities, and submitted illustrative non-binding summary terms in connection with two of these acquisition opportunities (including TradeStation), the terms of which did not restrict Quantum from evaluating other business combination opportunities. The decisions not to further pursue the other acquisition targets were generally the result of one or more of: (i) a difference in valuation expectations between Quantum, on the one hand, and the target, on the other hand; (ii) Quantum’s assessment of the target company’s ability to execute its strategy, scale its business, and achieve its targeted financial projections; (iii) the long-term viability of the target business or its industry or the target’s ability to compete long-term; (iv) the amount of capital that would need to be raised in connection with the closing of a business combination to support the target’s business over the near-term and the likelihood of raising such capital at a valuation mutually agreeable to Quantum and the target; and (v) the degree to which the target was ready to be a public company.
On May 10, 2021, Quantum engaged Winston & Strawn LLP (“Winston”) as legal counsel.
On May 11, 2021, representatives of BofA Securities, Inc. (“BofA”), TradeStation’s financial advisor, emailed the Quantum management team to inquire whether Quantum would be interested in considering a transaction with TradeStation. Also, on May 11, 2021, Quantum and TradeStation entered into a non-disclosure agreement.
On May 18, 2021, the Quantum management team had its first meeting, which was by teleconference, with TradeStation’s senior management, the attendees of which included John Bartleman, President and Chief Executive Officer of TradeStation, and Greg Vance, Chief Financial Officer of TradeStation, as well as representatives of BofA. The Quantum management team then had a follow-up call with representatives of BofA to discuss TradeStation further and, on May 21, 2021, Quantum was granted access to TradeStation’s virtual data room, including its financial projections.
On May 24, 2021, after concluding preliminary due diligence, Quantum entered into a non-binding letter of intent with another target in the financial technologies industry (Target A). The non-binding letter of intent prohibited Quantum and Target A from soliciting or discussing alternative transactions with other potential targets (excluding potential targets such as TradeStation with whom Quantum had already engaged in discussions) until such time as either informed the other party that it was no longer interested in pursuing a transaction.
On June 7, 2021, Sandip Patel, a member of the Quantum Board, and Daniel Caamano, Quantum’s President and a member of the Quantum Board, traveled to Fort Lauderdale, Florida to tour TradeStation’s facilities and met with Mr. Bartleman, Mr. Vance, Takashi Oyagi, Chief Strategic Officer of TradeStation (and also a member of Monex’s board of directors), and Marc Stone, Chief Legal Officer of TradeStation. The TradeStation management team provided the Quantum team with a detailed overview of TradeStation’s business and growth plans.
On June 28, 2021, Quantum sent TradeStation a preliminary, non-binding indication of value based on information received to date, which had a range, based on selected peer firm analysis, of 6.4 to 8.9 times 2022 estimated revenue.

After further due diligence on Target A, the Quantum Board determined to terminate negotiations with Target A on July 8, 2021 due to differences in valuation expectations and due to concerns regarding Target A’s public company readiness.
On July 9, 2021, representatives of Quantum met by teleconference with representatives of BofA to discuss the status of Quantum’s search for a target and Quantum’s continued interest in exploring a transaction with TradeStation.
On July 13, 2021, Quantum engaged Piper Sandler & Co. (“Piper Sandler”) as a financial advisor to assist Quantum in negotiating a non-binding letter of intent with TradeStation.
Piper Sandler sent a draft letter of intent to BofA on July 15, 2021, and, on July 18 and July 19, 2021, Mr. Caamano and John Schaible, Quantum’s Chairman and Chief Executive Officer, met in New York with Oki Matsumoto, the TradeStation Board’s Chairman (and also the Chairman of the Monex board of directors), Mr. Bartleman and Mr. Oyagi to discuss the terms of a potential business combination. Following those meetings, representatives of both parties met by teleconference on July 20, 2021 and determined to move forward with negotiating a non-binding letter of intent.
Also on July 20, 2021, Mr. Schaible, on behalf of Quantum, met telephonically with Messrs. Vance and Oyagi to discuss financial diligence and TradeStations’s projections. Representatives of BofA also attended the meeting.
On July 21, 2021 and July 22, 2021, representatives of the parties, including Mr. Schaible and Mr. Patel on behalf of Quantum, and Messrs. Matsumoto, Bartleman and Oyagi on behalf of TradeStation, met in New York to continue discussions. On July 22, 2021, Quantum and TradeStation entered into a non-binding letter of intent (the “LOI”). The terms of the LOI included a “pre-money equity valuation” of TradeStation of approximately $1,712 million, with Monex (as TradeStation’s sole shareholder) to receive 171,212,604 shares of common stock in the combined company. Such pre-money equity valuation was based on TradeStation’s calendar-year 2022 projected revenue of approximately $310 million. The LOI contemplated that (i) the Sponsors would subject 949,894 of their Sponsor Shares to an earn-out based on certain conditions being met, (ii) Monex would receive up to an additional 34.2 million shares in the combined company if the same earn-out conditions were met, (iii) it would be a condition to TradeStation’s obligation to complete a possible transaction that a minimum of $250 million of cash be available at closing from a combination of the cash in the Trust Account and the gross proceeds from any PIPE investments net of redemptions by Public Stockholders and certain of Quantum’s transaction expenses (the “Minimum Cash Condition”), (iv) Quantum would enter into subscription agreements with certain investors pursuant to which such investors will subscribe for up to 15 million Quantum Shares for an aggregate purchase price up to $150 million as PIPE investments and (v) Monex would be subject to a lock-up across three equal tranches, with one third of the shares released from such lock-up on each of the first, second and third anniversaries of closing, subject to earlier release if price targets of $12.50, $15.00 and $17.50, as applicable, were met. The LOI provided that neither party would solicit or engage in any discussions regarding any alternative transaction until August 22, 2021 (a date that was periodically extended by the parties until shortly before the Merger Agreement was signed). The parties also agreed that in the event that (1) the Minimum Cash Condition was not met, (2) TradeStation was willing to waive the Minimum Cash Condition and (3) Monex was willing (in its sole discretion) to participate in the PIPE investment, then the Sponsors would forfeit a specified number of shares for every $10 million that Monex invested up to a pre-determined cap.
On July 23, 2021, representatives of Quantum met with representatives of Piper Sandler and BofA to discuss the transaction process and allocation of responsibilities.
On July 25, 2021, Winston began discussions with Simpson Thacher & Bartlett LLP (“STB”), counsel to TradeStation, regarding potential transaction structures in order to determine the most efficient structure from a tax, regulatory and deal execution perspective. On July 27, 2021, Quantum and its advisors received access to an expanded virtual data room and Winston commenced legal due diligence.
On July 26, 2021, Mr. Schaible and Mr. Bartleman met by teleconference to discuss transaction status and process.

On July 27, 2021, the Quantum Board and Quantum management met, with representatives of Piper Sandler and Winston present, to discuss the terms of a proposed transaction with TradeStation, including Quantum’s management’s valuation analysis.
On July 27, 2021, Mr. Schaible met with Mr. Bartleman and Mr. Matsumoto via teleconference to discuss transaction status and process.
From July 27, 2021 to August 11, 2021 Quantum’s management team, including Mr. Schaible and Mr. Caamano, held a variety of meetings via teleconference with Mr. Bartleman, Mr. Vance and other members of TradeStation management for the purpose of conducting business, financial, legal and compliance due diligence, including diligence on TradeStation’s brokerage, technology and international businesses, IT, products, internal audit and risk management functions, human resources and marketing.
On August 4, 2021, Quantum engaged Grant Thornton LLP to provide transaction advisory services, including financial due diligence, and, on August 11, 2021, subsequently expanded the scope of the engagement to include IT tech platform and cybersecurity due diligence and, on August 16, 2021, further expanded the engagement to include tax due diligence.
On August 11, 2021, STB provided Winston with an initial draft of the Merger Agreement, reflecting the terms set forth in the LOI and providing for a structure in which Quantum would merge into a wholly owned subsidiary of TradeStation, with the Public Stockholders receiving TradeStation Shares and TradeStation Warrants.
Also on August 11, 2021, Quantum engaged McIntyre Lemon, as regulatory counsel in connection with the transaction and, in particular, to conduct further due diligence regarding SEC and FINRA related matters.
On August 13, 2021, Mr. Schaible and Mr. Caamano met via teleconference with Mr. Bartleman and other representatives of TradeStation management for the purpose of conducting business due diligence.
On August 16, 2021, Mr. Schaible met with representatives of TradeStation to conduct further diligence on TradeStation’s marketing strategy.
Between August 16, 2021 and September 10, 2021, TradeStation and Quantum, and their respective representatives, worked on preparation of materials for the PIPE transaction process, strategic approaches to the PIPE transaction process and the composition of the potential PIPE transaction investor base. Between August 24, 2021 and September 11, 2021 Quantum, TradeStation, and their respective advisors held a number of telephonic conferences during which Piper Sandler and Quantum conducted due diligence.
On August 18, 2021, Quantum engaged De Novo Review LLC to conduct diligence regarding cryptocurrency.
On August 20, 2021, Mr. Schaible met with Mr. Vance and Mr. Matsumoto to discuss funding requirements for the business combination and whether the minimum cash for the transaction could be lower than contemplated in the LOI.
On August 20, 2021, Quantum engaged Piper Sandler as placement agent in connection with the proposed PIPE. Quantum also engaged Marco Polo Securities Inc. (d/b/a Pi Capital International LLC) (“Marco Polo”), an affiliate of a Quantum director, and Chardan Capital Markets, an affiliate of one of Quantum’s Sponsors, as additional co-placement agents on September 11, 2021 and September 13, 2021, respectively.
On August 23, 2021, Mr. Schaible met with Mr. Vance and other representatives of TradeStation to discuss further TradeStation’s risk management and capital requirements and funding requirements.
On August 24, 2021, the Quantum Board met with Quantum management to review the PIPE investor presentation.
On August 25, 2021, Mr. Schaible met by teleconference with Mr. Matsumoto to discuss open terms of the Merger Agreement, including the pre-closing equity value of TradeStation, required regulatory approvals (if any), restrictions on both TradeStation’s and Quantum’s ability to operate their respective businesses between signing and closing, the treatment of certain transaction-related expenses, the circumstances in which the Quantum Board could change its recommendation to Quantum’s stockholders regarding the approval of the Business Combination and related transactions.
On August 27, 2021, Winston provided STB with a revised draft of the Merger Agreement and other ancillary agreements reflecting Quantum’s position on the open terms. Throughout the next two months, Quantum and TradeStation continued to discuss and work through the open terms of the Merger Agreement while Quantum continued to finalize its due diligence and arrange the PIPE Investment. During these two months, Winston and STB traded several drafts of the Merger Agreement until a near-final version was agreed upon between the parties on October 18, 2021.
During September, Quantum engaged additional counsel in connection with the Business Combination to assist Quantum with specific aspects of its due diligence including Alta Batalla to conduct diligence regarding TradeStation’s subsidiary in Costa Rica and Wilkie Farr & Gallagher LLP as regulatory counsel in connection with the Business Combination and, in particular, to conduct due diligence regarding PFOF.
On September 1, 2021, Mr. Schaible met telephonically with Mr. Bartleman and Mr. Vance for purposes of financial due diligence and to discuss transaction terms, following which TradeStation agreed to reduce the proposed pre-money equity value as provided in the LOI by $15 million.
On September 3, 2021, the Quantum Board held a meeting via videoconference to discuss status of the transaction and due diligence.
On September 14, 2021, Mr. Schaible met telephonically with Mr. Matsumoto to discuss open terms of the Merger Agreement.
On August 8, 2021, Winston provided STB and Latham & Watkins LLP (“Latham”), counsel to the placement agents, with an initial draft of the Subscription Agreement for the PIPE. Winston, STB and Latham exchanged comments and finalized the form of Subscription Agreement on October 25, 2021.
On September 17, 2021, Piper Sandler, Chardan Capital Markets and Marco Polo Securities began contacting potential PIPE investors. From September 22 through November 3, 2021, Mr. Schaible, together with representatives of Piper Sandler, and representatives of TradeStation, including Mr. Bartleman and Mr. Vance, held investor meetings with potential PIPE investors.
On September 22, 2021, Winston provided STB with a revised draft of the Merger Agreement. Winston and STB continued to negotiate and exchange revised drafts of the Merger Agreement and ancillary agreements through the signing of the Merger Agreement.
On October 7, 2021, Mr. Bartleman contacted Galaxy Digital Holdings Ltd. (“Galaxy”) to discuss whether Galaxy had interest in participating in the PIPE Investment, and Galaxy responded on October 12, 2021 that it did have such interest, which was communicated to Piper Sandler and Quantum. This was followed by discussions between Mr. Matsumoto and Galaxy through approximately October 22, 2021 regarding the terms on which Galaxy (itself or through an affiliate) would consider being a PIPE Investor.
Galaxy informed Mr. Matsumoto that it would be willing to invest $50 million in the PIPE, but it was not willing to proceed with any PIPE investment unless (i) the pre-money equity value of TradeStation was reduced from approximately $1.7 billion to $1.3 billion, (ii) the PIPE investors would be issued Additional Shares if the Adjustment Period VWAP following the Closing is less than $10.00 (subject to a $6.50 per share floor), and (iii) Galaxy received Incentive Shares equal to 10% of the number of PIPE Shares purchased by Galaxy for no additional consideration.
On or about October 22, 2021, TradeStation informed Piper Sandler and Quantum that it believed Quantum could obtain a $50 million PIPE commitment from Galaxy if TradeStation and Quantum agreed to the conditions proposed by Galaxy. TradeStation informed Quantum that it would agree to the approximately 23.5% valuation reduction (to $1.3 billion) if the Sponsors agreed to forfeit approximately 23.5% of their Sponsor Shares, and the parties did so agree.
On October 24, 2021, STB sent Winston an initial revised draft of the Merger Agreement reflecting the reduction in valuation and agreement by Chardan and Sponsor Holdco to forfeit more shares. Also on

October 24, 2021, Winston sent an initial revised draft of the Subscription Agreement to STB, which contemplated these revised terms for the PIPE Investment, and STB provided comments on the draft to Winston.
On October 25, 2021, Piper Sandler provided the investor presentation containing the revised proposed terms for the PIPE Investment to potential PIPE investors via an electronic dataroom.
On October 25, 2021, Piper Sandler sent to Galaxy a revised draft of the PIPE Subscription Agreement, reflecting the terms and conditions agreed with Galaxy. From October 27, 2021 to November 3, 2021, Mr. Schaible, Mr. Caamano, Mr. Patel, and representatives of Piper Sandler, met with potential PIPE investors to discuss the revised proposed terms for the PIPE Investment.
On October 27, 2021, Mr. Schaible met with Mr. Matsumoto to discuss Quantum’s request that the Minimum Cash Condition be removed from the Merger Agreement to remove significant conditionality around closing and affirm TradeStation’s willingness to complete the business combination with the committed proceeds from the PIPE and without regard to the level of redemptions by Public Stockholders. Afterwards, TradeStation agreed to remove the Minimum Cash Condition if Chardan and Sponsor Holdco would forfeit an additional 650,000 Sponsor Shares (including 150,000 Sponsor Shares that would have been subject to an earn-out). In addition, Monex would agree to reduce its post-closing ownership by 250,000 TradeStation Shares. The parties (and their respective counsel) also discussed various structuring alternatives, with the parties agreeing that 750,000 TradeStation Shares would be issued and allocated to holders of Public Shares with respect to their Public Shares that are not redeemed. TradeStation also agreed that Quantum would be entitled to appoint one director to the post-closing TradeStation Board.
On October 29, 2021, STB sent Winston revised drafts of the Merger Agreement and the Sponsor Support Agreement reflecting the proposed revised terms, including (i) a reduction in the implied pre-closing equity value of TradeStation to $1,297,500,000 (but with no change to the Monex Earn Out Shares), (ii) a 500,000 increase in the total number of Sponsor Shares to be forfeited by Chardan and Sponsor Holdco, (iii) an additional 750,000 TradeStation Shares in the aggregate to be issued and allocated to holders of Public Shares with respect to their Public Shares that are not redeemed, (iv) a 150,000 reduction to the number of Sponsor Earn-Out Shares and (v) the Minimum Cash Condition being removed.
Also on October 29, 2021, White & Case L.L.P., legal counsel to Galaxy, sent comments to the PIPE Subscription Agreement to Winston.
On October 30, 2021, Winston sent a revised draft of the PIPE Subscription Agreement to White & Case. On November 2, 2021, White & Case and Winston continued to discuss the terms of the PIPE Subscription Agreement, including whether the PIPE investors would be subject to a lock-up agreement during the stock measurement period contained in the Subscription Agreement. The parties ultimately agreed that the PIPE investors were not subject to a lockup but that no Additional Shares would be issued to a PIPE investor that transferred any PIPE Shares from the Closing through the Measurement Date.
On November 2, 2021, the Quantum Board held a telephonic board meeting at which representatives of Winston and Piper Sandler were present. After careful consideration, after discussion with Quantum’s management and legal and financial advisors, the Quantum Board unanimously approved the Merger Agreement and the related agreements and determined to recommend the approval of the Business Combination to Quantum stockholders.
On November 3, 2021, Winston, STB and White & Case continued to negotiate the PIPE Subscription Agreement on behalf of Quantum, TradeStation and Galaxy. Piper Sandler provided the additional PIPE investors with the revised draft of the Subscription Agreement and finalized the Subscription Agreement with PIPE investors for $125 million of PIPE commitments, including $50 million from Monex and $50 million from Galaxy, early on November 4, 2021.
Prior to the market open, the Merger Agreement and related documents and agreements were executed on November 4, 2021 and Quantum and TradeStation issued a joint press release announcing the execution of the Merger Agreement.
On December 17, 2021, the parties entered into a First Amendment to the Agreement and Plan of Merger, included as Annex A-2 to this proxy statement/prospectus, which provided for a cap on the number of shares for which each Public Share is exchangeable and which included certain changes to the Amended Charter attached as an exhibit to the Merger Agreement. The parties considered the potentially dilutive effect of the Quantum Warrants arising from the original exchange ratio in certain scenarios where over 90.0% of Quantum stockholders redeem their Quantum Shares in connection with the Closing, and agreed to the addition of the cap to mitigate such potentially dilutive effect.
Recommendation of the Quantum Board and Reasons for the Business Combination
The Quantum Board, in evaluating the Business Combination, reviewed a number of materials, including the investor presentation and analyses therein and the transaction documentation, and consulted with Quantum’s management and legal advisors. In reaching its unanimous resolution (i) that the Business Combination is advisable and in the best interests of Quantum and its stockholders and (ii) to recommend that Quantum stockholders adopt the Merger Agreement and approve the Business Combination, the Quantum Board considered a range of factors, including the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Merger, the Quantum Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Quantum Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Quantum’s reasons for the Merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”
The officers and directors of Quantum have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Merger. In addition, Quantum’s officers and directors and Quantum’s advisors have substantial experience with mergers and acquisitions across a variety of different industries.
In evaluating the Merger, the Quantum Board considered the criteria and guidelines to evaluate prospective business opportunities set by Quantum’s management team and described in the Quantum IPO prospectus:
•
high-growth financial technology business that operates within large and expanding markets with significant whitespace opportunity;

•
meaningful scale and products and/or services that are materially differentiated from competitors creating meaningful barriers to entry for new competitors;

•
operates a superior unit economic model that is either currently or over time is expected to generate profitable, stable and predictable cash flow generation for the business;

•
at a capital inflection point where significant risk-adjusted stockholder value can be generated through a business combination and resulting access to the broader equity capital markets to drive growth;

•
possesses a best-in-class management team with a track record of success in driving growth and profitability within the financial technologies market;

•
maintains superior and scalable risk management, underwriting, data analytics, monitoring and reporting processes; and

•
promotes financial inclusion and provides significant value to the underlying end consumer or enterprise through a lowering of transaction costs or through providing access to high-quality scalable financial services.

The Quantum Board determined that TradeStation meets all the above criteria following a presentation from Quantum’s management team which noted, among other things, that:
•
TradeStation has a trusted brand name and is well positioned to capture a large and growing total addressable market. The total U.S. self-directed investor market is estimated at 63 million investors in

2020 and grew at a compound annual growth rate of approximately 16% from 2018 to 2021, based on industry research;
•
TradeStation is well-positioned for market growth due to its multi-asset online brokerage offering and its disruptive, fast-growing crypto brokerage offering;

•
TradeStation is well-positioned for market growth because its proprietary technology and the vertical integration of the trading value chain allow for superior scalability and its Application Programming Interface (“API”) channels enable the oppportunity for scalable third-party revenue streams;

•
TradeStation has a differentiated product suite with solutions suited to both first-time investors and experienced traders and its growing in-house investor education and social platforms drive customer engagement;

•
TradeStation is at a capital inflection point and the Business Combination will put a significant amount of cash on the balance sheet to enable TradeStation to increase its marketing spend;

•
TradeStation has a seasoned and sophisticated management team with solid in-house legal, compliance and enterprise risk management, internal audit, finance and accounting and information security departments. TradeStation self clears all asset classes and directly connects to exchanges, market makers and liquidity providers;

•
Monex will retain all of its existing equity stake in connection with the Business Combination, will invest an incremental $50 million in the PIPE and will subject over 80% of its TradeStation Shares to a lock-up (with a portion up to three years), aligning its interests with other stockholders; and

•
The valuation of TradeStation in the Business Combination represents a significant discount to the valuation (as a multiple of estimated calendar-year 2022 revenue) of peer companies.

The Quantum Board also considered a number of other factors pertaining to the Merger as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:
•
Due Diligence.   Discussions with Quantum’s management team and legal advisors concerning Quantum’s due diligence examination of TradeStation, including extensive meetings and calls with TradeStation’s management team regarding operations, financial prospects, technology, compliance, and cybersecurity, review of legal and commercial documents, financial, accounting, legal and regulatory diligence;

•
Financial Condition.   TradeStation’s historical financial results, outlook, financial plan and debt structure, as well as valuations and trading of publicly-traded companies in similar and adjacent sectors;

•
Negotiated Transaction.   The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s-length negotiations between Quantum and TradeStation;

•
Lock-Up.   Monex will be subject to a lock-up in respect of its TradeStation Shares following the Closing, excluding its PIPE Shares and, subject to certain exceptions, until (i) for one-third of such TradeStation Shares, the earlier of (A) one year from Closing and (B) subsequent to the Closing, the date on which the last reported sale price of the TradeStation Shares equals or exceeds $12.50 per share for 20 out of any 30 consecutive Trading Days, (ii) for one-third of such TradeStation Shares, the earlier of (A) two years from Closing and (B) subsequent to the Closing, the date on which the last reported sale price of the TradeStation Shares equals or exceeds $15.00 per share for 20 out of any 30 consecutive Trading Days and (iii) for one-third of such TradeStation Shares, the earlier of (A) three years from Closing and (B) subsequent to the Closing, the date on which the last reported sale price of the TradeStation Shares equals or exceeds $17.50 per share for 20 out of any 30 consecutive Trading Days; and

•
Other Alternatives.   The Quantum Board believes, after a thorough review of other business combination opportunities reasonably available to Quantum, that the proposed Business Combination represents the best potential business combination for Quantum and the most attractive opportunity for Quantum’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets, and the Quantum Board believes that such process has not presented a better alternative.
The Quantum Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Merger, including, but not limited to, the following:
•
Regulatory Risk.   The risk of any new or heightened PFOF regulation, which could increase TradeStation’s compliance costs and otherwise materially decrease TradeStation’s transaction-based revenue;

•
Redemption Risk.   The potential that a significant number of Quantum stockholders elect to redeem their shares prior to the consummation of the Business Combination in accordance with Quantum’s existing charter, which would potentially reduce the level of public float for the combined company and would result in less proceeds available to TradeStation to execute is business strategy;

•
Stockholder Vote.   The risk that Quantum stockholders may fail to provide the respective votes necessary to effect the Business Combination;

•
Closing Conditions.   The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Quantum’s control;

•
Litigation.   The possibility of litigation challenging the Merger or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Merger;

•
Public Company Readiness.   The challenges associated with preparing TradeStation, a private entity, for the applicable disclosure and listing requirements to which TradeStation following the Merger will be subject as a company on NYSE;

•
Benefits May Not Be Achieved.   The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•
Liquidation of Quantum.   The risks and costs to Quantum if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities;

•
Growth Initiatives May Not Succeed.   The risk that TradeStation’s growth initiatives may not succeed within the expected timeframe;

•
No Third-Party Valuation.   The risk that Quantum did not obtain a third-party valuation or fairness opinion in connection with the Business Combination;

•
Quantum Stockholders Receiving a Minority Interest in TradeStation.   That Quantum stockholders will hold a minority interest in TradeStation; and

•
Fees and Expenses.   The fees and expenses associated with completing the Business Combination.

In addition to considering the factors described above, the Quantum Board also considered other factors including, without limitation:
•
Interests of Certain Persons.   Some officers and directors of Quantum may have interests in the Business Combination (see the section of this proxy statement/prospectus titled “— Interests of Quantum’s Directors and Officers in the Business Combination”); and

•
Other Risk Factors.   Various other risk factors associated with the business of TradeStation, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The Quantum Board concluded that the potential benefits to Quantum and its stockholders from the Business Combination outweigh the potentially negative factors associated with the Business Combination. Accordingly, the Quantum Board unanimously determined that the Business Combination is advisable and in the best interests of Quantum and its stockholders.
Financial Analysis
Given the experience of Quantum’s management and the Quantum Board in investing, the Quantum Board did not seek a third-party valuation of TradeStation. As part of its financial analysis, Quantum management and its financial advisor conducted a comparable company analysis and discounted cash flow analysis as described below.
Comparable Company Analysis
Quantum management’s review of the Business Combination included a comparable company analysis to assess the value that the public markets would likely ascribe to Quantum following the Business Combination and this analysis was shown to the Quantum Board. The comparable company analysis was prepared by Quantum’s financial advisor in consultation with Quantum management. The comparable companies included both legacy brokers and new entrants into the financial technologies sector and included SoFi Technologies Inc., Apex Clearing Corporation, Robinhood Markets Inc., eToro Ltd, MoneyLion, Inc., Interactive Brokers Group LLC, Coinbase Global Inc., XP, Inc., Charles Schwab & Co., Inc. and TradeZero America Inc. While these companies may share certain characteristics that are similar to those of TradeStation, the Quantum Board did not consider any of these companies to be identical in nature to TradeStation.
Information for comparable companies was based on recent publicly available information at the time, information from paid subscription services, and the most recent broker consensus estimates available as of October 29, 2021. With respect to de-SPAC transactions that had yet to close (eToro Ltd, TradeZero America Inc. and Apex Clearing Corporation), information is based upon announced pro forma enterprise values and projected revenue metrics contained in public filings. Quantum management reviewed with the Quantum Board, among other things, with respect to TradeStation and each such selected comparable company (i) enterprise value as a multiple of calendar year 2021, 2022 and 2023 estimated revenue and (ii) enterprise value as a multiple of 2021, 2022 and 2023 estimated calendar year EBITDA.
Enterprise Value/Revenue Comparable Companies
($ in millions)	CY 2021E	CY 2022E	CY 2023E
TradeStation Revenue	$219.6	$310.0	$470.5
TradeStation multiple	6.5x	4.6x	3.1x
75th percentile	12.9x	9.9x	8.7x
Mean	11.2x	8.8x	7.0x
Median	10.6x	9.8x	7.5x
25%	8.3x	6.3x	5.2x
Based on the review of these selected comparable companies, the Quantum Board concluded that TradeStation’s estimated enterprise value as a multiple of revenue for CY 2021 and CY 2022 of 6.5x and 4.6x, respectively (based upon TradeStations estimated CY 2021 and CY 2022 revenues of $219.6 million and $310 million, respectively, as described below in “— Unaudited Prospective Financial Information of TradeStation”), were an attractive valuation relative to the estimated enterprise values as a multiple of revenue of such selected comparable companies.
Enterprise Value/Adjusted EBITDA Comparable Companies
While the Quantum Board also reviewed enterprise value as a multiple of Adjusted EBITDA for TradeStation and for those comparable companies, it concluded that TradeStation’s estimated enterprise value as a multiple of Adjusted EBITDA as compared to those of its comparable competitors was not a meaningful measure. The Quantum Board’s reasoning was that TradeStation’s Adjusted EBITDA for CY 2021E, CY 2022E and CY 2023E would be substantially affected by (1) large anticipated increases in marketing spend during those years and, overall, the shift in TradeStation’s strategy to a planned rapid revenue growth strategy which sacrifices Adjusted EBITDA (as well as profitability) to try to achieve such rapid growth and (2) substantial increases in employee headcount, principally in product development and information technology, to achieve more quickly several product and service enhancement initiatives to further accelerate and support rapid growth.

Discounted Cash Flow Analysis
Quantum’s management with the assistance of its financial advisor also performed a discounted cash flow (“DCF”) analysis. A DCF analysis uses projected future free cash flows discounted back to the present value using a risk adjusted rate in order to determine the value of an asset. Quantum’s management applied this valuation technique to assist the Quantum Board in determining the present value of TradeStation’s operations. TradeStation provided Quantum with its internally prepared projections for calendar 2022 through calendar 2025. A summary of these projections is set forth in the section titled “— Unaudited Prospective Financial Information of TradeStation.” These projections formed the basis for Quantum’s DCF analysis and are subject to the assumptions and risks set forth in such section.
In performing the DCF analysis, Quantum’s management utilized an estimated cash tax rate of 25.0% during the projection period and terminal year, which represents the median of TradeStation’s annual income tax expense during the fiscal 2019, fiscal 2020 and fiscal 2021. Quantum management utilized a discount rate of 11.8% based on an estimate of TradeStation’s weighted average cost of capital (“WACC”). The WACC range reflected a derived cost of equity using (i) a risk-free rate based on 10-year U.S. government bonds, (ii) an equity risk premium, (iii) an industry premium and (iv) a size premium.
Quantum estimated the range of terminal values by applying an exit multiple of 19.3x (the median EV/ 2022E EBITDA multiple for the comparable companies described above) to TradeStation’s estimated 2025 Adjusted EBITDA based on TradeStation management’s estimates.
This analysis indicated an implied enterprise value for TradeStation of $3.103 billion, as compared to the pro forma enterprise value of TradeStation implied by the Business Combination of $1.426 billion.
The results of this analysis (as described above) supported the Quantum Board’s determination, based on a number of factors, that the aggregate value for TradeStation pursuant to the Business Combination was fair to and in the best interests of Quantum and its stockholders. Due to the forward-looking nature of this projected information, specific quantifications of the amounts that would be required to reconcile such projected information to GAAP measures are not available and Quantum’s management believes that it is not feasible to provide accurate forecasted non-GAAP reconciliations. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures may not be comparable to similarly titled amounts used by other companies.
KPMG LLP, TradeStation’s independent registered public accounting firm, has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying projected financial information and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The KPMG LLP report included in this proxy statement/prospectus relates to TradeStation’s previously issued financial statements. It does not extend to the projected financial information and should not be read to do so.
Unaudited Prospective Financial Information of TradeStation
TradeStation does not as a matter of course make public projections as to future sales, earnings or other results. However, TradeStation management prepared and provided to the TradeStation Board, TradeStation’s financial advisors, Quantum and potential PIPE investors certain internal, unaudited prospective financial information in connection with the evaluation of the Business Combination. TradeStation management prepared such financial information based on their judgment and assumptions regarding the future financial performance of TradeStation. The inclusion of the below information should not be regarded as an indication that TradeStation or any other recipient of this information considered, or now considers, the below information to be necessarily predictive of actual future results. The unaudited prospective financial information is subjective in many respects and dependent on market growth, among other factors, and is subject to numerous risks and uncertainties. See also “Risk Factors — Risks Related to the Business Combination — The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the Business Combination or TradeStation’s future results” and “— Risks Related to TradeStation’s Business.” As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.
While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of TradeStation management, including, among other things, the matters described in the sections of this proxy statement/prospectus titled “Forward-Looking Statements,” “Industry and Market Data” and “Risk Factors.” TradeStation believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information TradeStation had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to the TradeStation business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of TradeStation management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of TradeStation management’s knowledge and belief, the expected course of action and the expected future financial performance of TradeStation. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. Neither TradeStation’s independent auditors, nor any other independent accountants, have complied, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit report of TradeStation’s independent auditor included in this proxy statement/prospectus relates to historical financial information, and it does not extend to the prospective financial information and should not be read to do so.
EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, TRADESTATION DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF TRADESTATION, QUANTUM NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY TRADESTATION STOCKHOLDER, QUANTUM STOCKHOLDERS OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.
Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by TradeStation may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, TradeStation has not provided a reconciliation of such financial measures. The following table sets forth certain summarized prospective financial information regarding TradeStation for fiscal 2022, fiscal 2023 and fiscal 2024:

	Forecast Year Ended March 31,
	2022E(2)	2023E(2)	2024E(2)
	(in millions)
Revenue	$219	$349	$518
Total Expenses	$246	$349	$453
Adjusted EBITDA(1)	$(26)	$0	$65
Adjusted Pre-Tax Income (Loss)	$(48)	$(22)	$40
	Calendar Year Ended December 31,
	2021	2022E(2)	2023E(2)	2024E(2)	2025E(2)
	(in millions)
Revenue	$220	$310	$471	$671	$923
Adjusted EBITDA(1)	$3	$(15)	$44	$129	$235

(1)
For purposes of its unaudited projected financial information, TradeStation calculates Adjusted EBITDA as Adjusted Pre-tax Income (loss) before interest expense on borrowings and depreciation and amortization. Adjusted Pre-tax Income (loss) represents net income (loss) before income tax provision (benefit), and certain expenses and other items, including swap fair value gains (losses) and cryptocurrency timing gains and losses. TradeStation believes these non-GAAP measures of financial results provide useful information to management and investors regarding TradeStation’s liquidity, financial condition and results of operations as well as regarding period-over-period performance of the same. TradeStation does not consider these non-GAAP measures in isolation or as an alternative to liquidity or financial measures determined in accordance with GAAP. A limitation of these non-GAAP financial measures is that they exclude significant items that are required by GAAP to be recorded in TradeStation’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by TradeStation’s management about which items are excluded or included in determining these non-GAAP financial measures and therefore the basis of presentation for these measures may not be comparable to similarly-titled measures used by other companies. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these projected measures, together with some of the excluded information not being ascertainable or accessible, TradeStation is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable effort. The following table provides a reconciliation of projected Adusted Pre-Tax Income (Loss) to projected Adjusted EBITDA.

	Forecast Year Ended March 31,
	2022E	2023E	2024E
	(in millions)
Adjusted Pre-Tax Income (Loss)	$(48)	$(22)	$(39)
Depreciation and Amortization	20	22	26
Interest Expense on Borrowings	2	0	0
Adjusted EBITDA	$(26)	$0	$14

	Year Ended December 31,
	2021	2022E	2023E
	(in millions)
Adjusted Pre-Tax Income (Loss)	$(19)	$(36)	$19
Depreciation and Amortization	20	21	25
Interest Expense on Borrowings	2	0	0
Adjusted EBITDA	$3	$(15)	$44

(2)
For purposes of TradeStation’s unaudited projected financial information, forward looking profitability does not include certain costs associated with being a public company.

The projected information included above related to TradeStation has been prepared by, and is the responsibility of, TradeStation’s management. KPMG LLP, TradeStation’s independent registered public accounting firm, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying projected financial information and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The KPMG LLP report included in this proxy statement/prospectus relates to TradeStation’s previously issued financial statements. It does not extend to the projected financial information and should not be read to do so.
TradeStation’s prospective financial information was based on management’s assessment of projected sales transactions and projected costs as follows:
•
Projected revenue is based on the following assumptions:

•
Account growth increases are driven primarily by increased marketing spend and assumes marketing spend of approximately $58 million, $108 million and $147 million for fiscal 2022, fiscal 2023 and fiscal 2024, respectively.

•
No significant new products, features or enhancements are required near- to mid-term for increased marketing spend to drive account growth.

•
Net account additions generate increased trading-related revenues, including PFOF, and increased net interest income.

•
Incremental gains in net interest income begin in fiscal 2024 generated by small increases that year in applicable interest rates, based on the 1-month USD LIBOR forward yield curve as of May 5, 2021.

•
Revenue per account declines as customer mix changes to higher percentage of millennials/Gen Z (who have lower cash balances to generate net interest income and trade less frequently), as well as anticipated price compression on fees and commissions generally.

•
Wallet share increases from growing number of customers trading multiple asset classes (primarily equities, options and crypto).

•
Among asset classes, growth in equities accounts is largest driver, followed by crypto accounts, which is highest percentage account growth driver.

•
Projected expenses are based on the following assumptions:

•
Marketing spend increases significantly, reaching approximately $147 million for fiscal 2024.

•
Account acquisition cost (the amount of marketing dollars invested to acquire one new account during a given period) increases near-term as TradeStation seeks to achieve greater brand awareness, then begins to gradually decline.

•
Variable costs, such as cost of service provided, certain headcount-related costs and communications costs increase in line with account growth and associated revenues.

•
Technology infrastructure costs increase to support higher trading volumes and other aspects of growth of the business.

•
Excludes costs associated with certain public company operations and employee equity compensation.

Satisfaction of the 80% Test
NYSE rules require that Quantum must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding any deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of signing a definitive agreement in connection with its initial business combination.
As of November 4, 2021, the date of the execution of the Merger Agreement, the balance of the funds in the Trust Account approximately was $201 million and 80% thereof represents approximately $160.8 million. In reaching its conclusion on the 80% asset test, the Quantum Board used the enterprise value of approximately $1.34 billion for TradeStation, which was implied based on the value of the TradeStation Shares to be received by TradeStation stockholders in connection with the Business Combination, net debt of $45 million as of June 30, 2021.
The Quantum Board considered factors such as TradeStation’s historical financial results, the future growth outlook and financial plan, as well as valuation ratios and trading multiples of publicly-traded companies in similar and adjacent sectors. The Quantum Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arm’s-length, was fair to, and in the best interests of, Quantum and its stockholders and appropriately reflected TradeStation’s value.
The Quantum Board believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of TradeStation met the 80% requirement. Based on the fact that the $1.34 billion enterprise value of TradeStation as described above is in excess of the threshold of approximately $160.8 million, the Quantum Board determined that the fair market value of TradeStation was substantially in excess of 80% of the funds in the Trust Account and that the 80% test was satisfied.
Interests of Quantum’s Directors and Officers in the Business Combination
In considering the unanimous recommendation of the Quantum Board with respect to adopting the Merger Agreement and approving the Business Combination, Quantum stockholders should keep in mind that certain members of the Quantum Board and executive officers of Quantum have interests in such proposals that are different from, or in addition to, those of Quantum stockholders generally. In particular:
•
If the Business Combination or another business combination is not consummated by the Outside Date, Quantum will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the Quantum Board, dissolving and liquidating. In such event, the 5,031,250 Sponsor Shares held by the Sponsors, which were acquired for an aggregate purchase price of $25,000 prior to the IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $      upon the closing price of $      share on NYSE on         , 2021, the Quantum Record Date.

•
The Sponsors purchased an aggregate of 6,153,125 Private Warrants from Quantum for an aggregate purchase price of $6,153,125 (or $1.00 per Private Warrant). The purchase of the Private Warrants took place on a private placement basis simultaneously with the consummation of the IPO and the underwriters’ election to exercise their option to purchase additional Quantum Units. Such warrants had an aggregate market value of $      based upon the closing price of $      per warrant on NYSE on           , 2021, the Quantum Record Date. The Private Warrants will become worthless if Quantum does not consummate a business combination by the Outside Date.

•
Mr. Korhammer, one of Quantum’s directors, is a Managing Director at Chardan Capital Markets. Chardan Capital Markets and Quantum are parties to a business combination marketing agreement, dated February 4, 2021 (the “Business Combination Marketing Agreement”). If the Business Combination is consummated, Chardan Capital Markets will receive $7,043,750 pursuant to the Business Combination Marketing Agreement. If the Business Combination or another business combination is not consummated by the Outside Date, Chardan Capital Markets will receive nothing pursuant to the Business Combination Marketing Agreement.
•
Mr. Schaible will be a member of the TradeStation Board after the Closing and will be entitled to receive cash or equity compensation on same terms as paid or payable to the other independent directors.

•
If Quantum is unable to complete a business combination within the required time period, its executive officers will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Quantum for services rendered or contracted for or products sold to Quantum. If Quantum consummates a business combination, on the other hand, TradeStation will be liable for all such claims.

Permitted Purchases of Quantum Securities
Sponsor Holdco and Chardan and Quantum’s directors, officers and advisors and their respective affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares in such transactions. They will not make any such purchases when they are in possession of any material non-public information not disclosed to TradeStation or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Quantum Shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Sponsor Holdco, Chardan or Quantum’s directors, officers and advisors or their respective affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Quantum does not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.
The purpose of such purchases would be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or (ii) satisfy a closing condition that requires Quantum to have a minimum net worth at the Closing, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of Quantum Shares may be reduced and the number of beneficial holders of Quantum securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of Quantum’s securities on NYSE.
Sponsor Holdco and Chardan, Quantum’s directors, officers, advisors and/or their respective affiliates anticipate that they may identify the stockholders with whom to pursue privately negotiated purchases by either the stockholders contacting the Co-Sponsors or Quantum directly or by Quantum’s receipt of redemption requests submitted by stockholders following the mailing of this proxy statement/prospectus. To the extent that Sponsor Holdco and Chardan or Quantum’s directors, officers, advisors or their respective affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination. Sponsor Holdco and Chardan and Quantum’s directors, officers, advisors or their respective affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.
Any purchases by Sponsor Holdco and Chardan or Quantum’s directors, officers, advisors and/or their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser.
Directors, officers, advisors and/or their respective affiliates will not make purchases of common stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.
Regulatory Approvals Required for the Business Combination
The Business Combination is not subject to any federal or state regulatory requirement or approval, except for filings with the State of Delaware necessary to effectuate the Business Combination.
Appraisal Rights
TradeStation Shares issued as merger consideration will be listed on a national securities exchange at Closing. As a result, neither Quantum stockholders nor Quantum Warrant holders have appraisal rights in connection with the Business Combination under the DGCL.
Delisting and Deregistration of Public Shares and Public Warrants
If the Business Combination is completed, the Public Shares and Public Warrants will be delisted from the NYSE and will be deregistered under the Exchange Act. Immediately prior to the Effective Time (as defined in the Merger Agreement), such Public Shares will be converted into TradeStation Shares and such Public Warrants will be converted into TradeStation Warrants in accordance with the Merger Agreement.
Listing of TradeStation Securities
TradeStation will use commercially reasonable efforts to cause, prior to the Effective Time, the TradeStation Shares and TradeStation Warrants (including TradeStation securities issuable pursuant to the Merger Agreement) to be approved for listing on the NYSE under the ticker symbols “TRDE” and “TRDE WS,” respectively, subject to official notice of issuance. Approval of the listing on the NYSE of the TradeStation Shares to be issued in the Business Combination, subject to official notice of issuance, is a condition to each party’s obligation to complete the Business Combination.
Emerging Growth Company
Each of Quantum and TradeStation is, and consequently, following the Merger, TradeStation will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, TradeStation will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find TradeStation Shares less attractive as a result, there may be a less active trading market for TradeStation Shares and the prices of TradeStation Shares may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. TradeStation has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, TradeStation, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of TradeStation’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
TradeStation will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year following the fifth anniversary of the Closing, in which (a) TradeStation has total annual gross revenue of at least $1.07 billion, or (b) TradeStation is deemed to be a large accelerated filer, which means the market value of TradeStation’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which TradeStation has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Expected Accounting Treatment
The Merger will be accounted for as a reverse recapitalization, with no new goodwill or other intangible assets recorded, in accordance with GAAP. It has been determined that TradeStation will be the accounting acquirer.
Vote Required
The approval of the Merger Proposal will require the affirmative vote of a majority of the outstanding Quantum Shares entitled to vote thereon. Accordingly, if a valid quorum is established, a Quantum stockholder’s failure to vote by proxy or to vote at the Special Meeting and Broker Non-Votes with regard to the Merger Proposal will have the same effect as a vote “AGAINST” the Merger Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote “AGAINST” the Merger Proposal.
The Merger is conditioned upon the approval of the Merger Proposal and the PIPE Proposal subject to the terms of the Merger Agreement. If the Merger Proposal is not approved, the PIPE Proposal will not be presented to Quantum stockholders for a vote.
Recommendation of the Quantum Board:
THE QUANTUM BOARD UNANIMOUSLY RECOMMENDS THAT QUANTUM STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

PROPOSAL NO. 2 — THE PIPE PROPOSAL
Assuming the Merger Proposal is approved, Quantum is seeking stockholder approval to issue 13,250,000 PIPE Shares in a private offering of securities to the PIPE Investors in connection with the Business Combination, which will occur immediately prior to the Closing, with such PIPE Shares convrerted into an equal number of TradeStation Shares in the Merger, and the issuance by TradeStation, as the successor to Quantum’s obligations under the Subscription Agreements, of up to 4,038,462 Additional Shares following the Closing dependent on the trading price of the TradeStation Shares during the Adjustment Period, and subject to certain other conditions described in this section.
On November 4, 2021, in connection with the execution of the Merger Agreement, Quantum and TradeStation entered into the Subscription Agreements with the PIPE Investors, pursuant to which such PIPE Investors agreed to purchase an aggregate of 12,500,000 PIPE Shares at a purchase price of $10.00 per share, including 5,000,000 PIPE Shares to be purchased by Monex. Quantum will issue to each PIPE Investor, other than Monex, whose aggregate subscription amount is equal to or greater than $5.0 million, Incentive Shares equal to 10.0% of the PIPE Investor’s aggregate subscribed-for shares for no additional consideration, resulting in the issuance of an additional 750,000 PIPE Shares.
The purpose of the PIPE Investment is to ensure that the combined company has a minimum amount of capital to operate its business following the transaction, to support the combined company’s growth, and for working capital, capital expenditures and general corporate purposes.
The Subscription Agreements provide that in the event that the Adjustment Period VWAP is less than $10.00 per TradeStation Share (as adjusted for any stock split, reverse stock split or similar adjustment following the Closing), each PIPE Investor, other than Monex, is entitled to receive from TradeStation Additional Shares equal to the product of (x) the number of PIPE Shares (excluding any Incentive Shares) issued to such PIPE Investor at the Closing that such PIPE Investor holds through the Measurement Date, multiplied by (y) a fraction, (A) the numerator of which is $10.00 (as adjusted for any stock split, reverse stock split or similar adjustment following the Closing) minus the Adjustment Period VWAP, and (B) the denominator of which is the Adjustment Period VWAP.
For purposes of the Subscription Agreements: (i) the “Adjustment Period VWAP” means the higher of (x) the lower of (A) the VWAP of a TradeStation Share, determined for each of the successive 60 trading days of the Adjustment Period (as defined below) and (B) the average of the VWAP of a TradeStation Share determined for each of the successive 10 trading days ending on and including the last day of the Adjustment Period and (y) $6.50; (ii) the “Adjustment Period” means the 60 trading day period beginning on and including the date a resale registration statement for the PIPE Shares is declared effective; and (iii) the “Measurement Date” means the last day of the Adjustment Period.
In addition, if (i) at any time from the Closing through the Measurement Date, a PIPE Investor transfers the TradeStation Shares into which the PIPE Shares are converted, other than ordinary course of business pledges as part of prime brokerage or other similar financing arrangements permitted under the Subscription Agreements; or (ii) at any time from the Closing through the Measurement Date, the PIPE Investor or any person or entity acting on its behalf, at its direction or pursuant to any understanding with the PIPE Investor, directly or indirectly engages in any transaction in breach of the prohibition in the Subscription Agreements on “short sales,” the PIPE Investor will automatically forfeit the Additional Shares.
The Subscription Agreements provide for certain registration rights. In particular, upon the Closing, TradeStation will assume Quantum’s obligation to file, within 15 business days following the closing date of the Merger, a registration statement registering the resale of the shares issued to the PIPE Investors, and will use commercially reasonable efforts to have such registration statement declared effective as soon as reasonably practicable after the filing thereof, but no later than the earlier of (i) forty-five (45) calendar day (or ninety (90) calendar days if the SEC notifies Quantum that it will “review” the registration statement) following the filing deadline and (ii) the third (3rd) business day after the date Quantum is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.
Assuming that no holder of Public Shares exercises redemption rights as described in this proxy statement/prospectus and no Additional Shares are issued to the PIPE Investors, immediately after the

Closing, the PIPE Investors, excluding Monex, will hold approximately 5.0% of the issued and outstanding TradeStation Shares. Assuming that no holder of Public Shares exercises redemption rights as described in this proxy statement/prospectus and the maximum number of Additional Shares are issued to the PIPE Investors immediately after the Closing, the PIPE Investors, excluding Monex, will hold approximately 7.2% of the issued and outstanding TradeStation Shares. The issuance of the Additional Shares could cause TradeStation stockholders following the Merger (other than the PIPE Investors) to experience significant dilution. See “Risk Factors — Risks Related to the Business Combination — Provisions in the Subscription Agreements provide for the issuance of additional TradeStation Shares to the PIPE Investors following the Closing based on the trading price of TradeStation Shares, and the issuance of such additional shares could cause TradeStation stockholders following the Merger (other than the PIPE Investors) to experience significant dilution.”
If approved by Quantum’s stockholders at the Special Meeting, the PIPE Investment is expected to close immediately prior to the consummation of the Merger.
NYSE Listing Requirements
NYSE Listing Rule 312.03(c) generally requires stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if such securities are not issued in a public offering for cash: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock; or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. However, no stockholder approval is required if, among other things, the transaction involves a sale of common stock, for cash, at a price at least as great as the lower of: (i) the official closing price on the NYSE immediately preceding the signing of the binding agreement; or (ii) the average official closing price for the five trading days immediately preceding the signing of the binding agreement (the “Minimum Price”).
The PIPE Shares to be issued in the PIPE Investment (regardless of whether any Additional Shares are issued) will exceed 20% of the number of Quantum Shares outstanding immediately prior to the consummation of the Business Combination and the PIPE Investment. Further, the PIPE Shares to be issued in connection with the PIPE Investment will be issued at a price that is less than the Minimum Price. Therefore, the PIPE Investment will require stockholder approval under NYSE Listing Rule 312.03(c).
Vote Required
If the Merger Proposal is not approved, the PIPE Proposal will not be presented at the Special Meeting.
The approval of the PIPE Proposal will require the affirmative vote of a majority of the votes cast by the Quantum stockholders present at the Special Meeting by virtual attendance or by proxy and entitled to vote thereon. Accordingly, if a valid quorum is established, a Quantum stockholder’s failure to vote by proxy or to vote at the Special Meeting and Broker Non-Votes with regard to the PIPE Proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote “AGAINST” the PIPE Proposal.
Consummation of the Business Combination is conditioned upon approval of the Merger Proposal and the PIPE Proposal. In the event that the Merger Proposal or the PIPE Proposal does not receive the requisite vote for approval, the Business Combination will not be consummated.
Recommendation of the Quantum Board:
THE QUANTUM BOARD UNANIMOUSLY RECOMMENDS THAT QUANTUM STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE PIPE PROPOSAL.

PROPOSAL NO. 3 — THE ADJOURNMENT PROPOSAL
The Adjournment Proposal allows the Quantum Board to submit a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Merger Proposal or the PIPE Proposal.
In no event will Quantum solicit proxies to adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the existing Quantum charter and Delaware law. The purpose of the Adjournment Proposal is to provide more time for the Sponsors, Quantum and/or their respective affiliates to make purchases of Public Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on such proposal and to meet the requirements that are necessary to consummate the Business Combination. See “Proposal No. 1 — The Merger Proposal — Interests of Quantum’s Directors and Officers in the Business Combination.”
In addition to an adjournment of the Special Meeting upon approval of an adjournment proposal, the Quantum Board is empowered under Delaware law to postpone the meeting at any time prior to the Special Meeting being called to order. In such event, Quantum will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.
Consequences if the Adjournment Proposal is not Approved
If the Adjournment Proposal is presented at the Special Meeting and is not approved by the Quantum stockholders, the Quantum Board may not be able to adjourn the Special Meeting to a later date. In such event, the Business Combination would not be completed.
Vote Required
The approval of the Adjournment Proposal requires the affirmative vote of the majority of the votes cast by the Quantum stockholders present at the Special Meeting by virtual attendance or by proxy and entitled to vote thereon. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals. Accordingly, if a valid quorum is established, a Quantum stockholder’s failure to vote by proxy or to vote at the Special Meeting and Broker Non-Votes with regard to the Adjournment Proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote “AGAINST” the Adjournment Proposal.
Recommendation of the Quantum Board:
THE QUANTUM BOARD UNANIMOUSLY RECOMMENDS THAT QUANTUM STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE MERGER AGREEMENT
This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure letters (the “Disclosure Letters”), which are not filed publicly, are subject to a contractual standard of materiality different from that generally applicable to stockholders, and were used for the purpose of allocating risk among the parties rather than to establish matters as facts. Quantum and TradeStation do not believe that the Disclosure Letters contain information that is material to an investment decision that is not disclosed in this proxy statement/prospectus. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Quantum, TradeStation or any other matter.
Structure of the Business Combination
At the Closing, upon the terms and subject to the conditions thereof, and in accordance with the DGCL, Merger Sub will merge with and into Quantum at the Effective Time, with Quantum continuing as the surviving entity and as a wholly-owned subsidiary of TradeStation.
The Business Combination
Pre-Closing Restructuring
The TradeStation Board has authorized (i) a division of all issued and outstanding TradeStation Shares such that, upon the consummation of the share division, there will be 163,898,232 TradeStation Shares issued and outstanding (comprised of the 129,750,000 TradeStation Shares Monex will hold upon consummation of the Business Combination (excluding its PIPE Shares) and the Monex Earn Out Shares) and (ii) an amendment of the articles of incorporation of TradeStation to increase the number of authorized TradeStation Shares to 750,000,000, with Monex as sole stockholder of TradeStation approving the share division and the articles amendment. Prior to Closing, TradeStation will consummate the share division, effect the articles amendment and adopt the Amended Charter and the Amended Bylaws (the foregoing transactions, the “Pre-Closing Restructuring”).
Merger and Treatment of Quantum Shares and Quantum Warrants
On the Closing Date and at the Effective Time, as a result of the Merger, each Quantum Share (other than any Excluded Share, PIPE Share and Sponsor Share) will be converted into, and each holder thereof will have the right to receive in respect of each Quantum Share, a number of TradeStation Shares equal to the lower of: (A) 1.3727; and (B)(1) the sum of (x) the number of Public Shares outstanding immediately prior to the Closing for which Quantum stockholders have not elected redemption and (y) 750,000, divided by (2) the number of Public Shares outstanding immediately prior to the Closing for which Quantum stockholders have not elected redemption.
Each PIPE Share and Sponsor Share will be converted into, and each holder thereof will have the right to receive in respect of each such share, one TradeStation Share. Each Quantum Warrant will become a TradeStation Warrant, with each such warrant exercisable for the number of TradeStation Shares that the holder thereof would have received if such warrant had been exercisable and exercised immediately prior to the Merger.

Closing
In accordance with the terms and subject to the conditions of the Merger Agreement, the Closing (other than the filing of the merger certificate in connection with the Merger) will take place by conference call and by exchange of signature pages by email or other electronic transmission at a time and date to be specified in writing by Quantum and TradeStation, provided that the date of the Closing will be no later than three (3) business days after the satisfaction or waiver of the closing conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is mutually agreed to in writing by Quantum and TradeStation.
Representations and Warranties
The Merger Agreement contains representations and warranties of TradeStation and Quantum, certain of which are subject to materiality and material adverse effect (as described further below) qualifiers and may be further modified and limited by the Disclosure Letters. See “— Material Adverse Effect.” The representations and warranties of Quantum are also qualified by information included in Quantum’s public filings that were filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).
Representations and Warranties of TradeStation
TradeStation and Merger Sub have made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorities and approvals, capitalization of TradeStation and its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and no defaults, TradeStation benefit plans, labor relations and employees, taxes, brokers’ fees, insurance, permits, assets and personal property, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, information supplied, regulatory compliance, proxy/registration statement and affiliate transactions.
Representations and Warranties of Quantum
Quantum has made representations and warranties relating to, among other things, company organization, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, listing, financial statements, governmental authorities and approvals, the Trust Account, Investment Company Act and JOBS Act, absence of changes, no undisclosed liabilities, capitalization of Quantum, brokers’ fees, indebtedness, taxes, business activities, Quantum’s NYSE listing, interest in competitors, proxy/registration statement and affiliate transactions.
Survival of Representations and Warranties
The representations and warranties of the respective parties to the Merger Agreement will not survive the Closing, except in the case of a party’s misrepresentation that constitutes actual fraud.
Material Adverse Effect
Under the Merger Agreement, certain representations and warranties of TradeStation and Quantum are qualified in whole or in part by a material adverse effect standard (as described further below) for purposes of determining whether a breach of such representations and warranties has occurred. In addition, Quantum’s obligation to consummate the Business Combination will be excused if a TradeStation Material Adverse Effect (described below) has occurred, unless such right is waived by Quantum.
Pursuant to the Merger Agreement, a material adverse effect with respect to TradeStation (a “TradeStation Material Adverse Effect”) means any effect, occurrence, development, fact, condition or change that (A) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of TradeStation and its subsidiaries, taken as a whole, or (B) prevents TradeStation from consummating the Business Combination.

However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a TradeStation Material Adverse Effect:
(a)
any change in applicable laws or GAAP or any interpretation thereof;

(b)
any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally;

(c)
the announcement or the execution of the Merger Agreement, the pendency or consummation of the Merger or the performance of the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, licensors, distributors, partners, providers and employees;

(d)
any effect, occurrence, development, fact, condition or change generally affecting any of the industries or markets in which TradeStation or any of its subsidiaries operate or the economy as a whole;

(e)
the compliance with the terms of the Merger Agreement or the taking of any action required or contemplated by the Merger Agreement or with the prior written consent of Quantum or at the request of Quantum;

(f)
any earthquake, hurricane, disease outbreak, epidemic, pandemic, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event;

(g)
any national or international political or social conditions in countries in which, or in the proximate geographic region of which, TradeStation operates, including the engagement by the U.S. or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the U.S. or such other country, or any territories, possessions, or diplomatic or consular offices of the U.S. or such other countries or upon any U.S. or such other country military installation, equipment or personnel;

(h)
any failure of TradeStation and its subsidiaries, taken as a whole, to meet any projections, forecasts or budgets;

(i)
COVID-19 or any COVID-19 Measures, or TradeStation’s or any of its subsidiaries’ compliance therewith; or

(j)
any cyberattack on TradeStation or its subsidiaries (provided, that such attack is not due to a breach of certain representations of TradeStation in the Merger Agreement regarding cybersecurity matters and such attack causes a broad and extended disruption of TradeStation and its subsidiaries’ systems and services resulting in material adverse harm to TradeStation and its subsidiaries, taken as a whole).

Any Effect referred to in clauses (a), (b), (f) or (g) above may be taken into account in determining if a TradeStation Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, results of operations or financial condition of TradeStation and its subsidiaries, taken as a whole, as compared to other similarly situated competitors or comparable entities operating in the industries and markets in which TradeStation and its subsidiaries operate.
Covenants and Agreements
TradeStation has made covenants relating to, among other things, conduct of business, inspection, preparation and delivery of certain audited financial statements, employee matters, no solicitation by TradeStation, the Pre-Closing Restructuring, indemnification and TradeStation’s contemplated NYSE listing.
Quantum has made covenants relating to, among other things, the Trust Account proceeds and related available equity, Quantum’s current NYSE listing, no solicitation by Quantum, Quantum’s conduct of business, Quantum’s public filings and the PIPE Investment.

TradeStation and Quantum have made joint covenants relating to, among other things, the parties’ efforts to consummate the Business Combination, filing of this proxy statement/prospectus, the Special Meeting, confidentiality, appointment of post-Closing directors and officers of TradeStation and certain tax matters.
Conduct of Business by TradeStation
TradeStation has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), except as otherwise explicitly contemplated by the Merger Agreement, as required by applicable law (including applicable COVID-19 Measures), in connection with the Pre-Closing Restructuring, as set forth in TradeStation’s Disclosure Letter, or as consented to by Quantum in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), (A) it will, and will cause its subsidiaries to, use its reasonable efforts to operate its business in the ordinary course of business consistent with past practice and (B) it will not, and will cause its subsidiaries not to, during the Interim Period:
(a)
change or amend the governing documents of TradeStation or Merger Sub;

(b)
make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any subsidiary of TradeStation to TradeStation or any other subsidiaries of TradeStation;

(c)
(i) issue, deliver, sell, transfer, pledge, dispose of or place any lien (other than a permitted lien) on any equity securities of TradeStation or any of its subsidiaries or (ii) issue, grant or agree to provide any options, warrants or other rights to purchase or obtain any equity securities of TradeStation or any of its subsidiaries;

(d)
redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any equity securities of TradeStation or any of its subsidiaries, except for (i) the acquisition by TradeStation or any of its subsidiaries of any equity securities of TradeStation or its subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between TradeStation and a subsidiary of TradeStation or between subsidiaries of TradeStation;

(e)
except in the ordinary course of business consistent with past practice, or as required by any TradeStation benefit plan in effect on the date hereof or applicable law, (i) make any grant or promise of any severance or termination payment to any person, (ii) establish, adopt, enter into, amend in any respect or terminate any TradeStation benefit plan, or any plan, agreement, program, policy, trust, fund or other arrangement that would be such type of TradeStation benefit plan if it were in existence as of the date of the Merger Agreement, or otherwise increase the amount or accelerate the vesting, payment or funding of any amount under the same, (iii) increase the compensation or benefits payable on or after the date hereof to any current or former director, officer, employee, individual consultant or individual independent contractor of TradeStation and its subsidiaries, (iv) enter into any collective bargaining or other contract or understanding with any labor organization or (v) implement any employee layoffs that would implicate the WARN Act;

(f)
make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of TradeStation and its subsidiaries, other than as may be required by applicable law, GAAP or regulatory guidelines;

(g)
adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of TradeStation or its subsidiaries;

(h)
directly or indirectly acquire by merging or consolidating with, or by purchasing substantially all of the assets of, or by purchasing all of or a substantial equity securities in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or person or division thereof, in each case, that would be material to TradeStation and the subsidiaries, taken as a whole, and other than in the ordinary course of business;

(i)
issue any debt securities, or assume, guarantee or endorse, or otherwise become responsible for,

the obligations of any person for indebtedness except, in each case, in the ordinary course of business consistent with past practice and, as to indebtedness, except as between or among TradeStation and its subsidiaries;
(j)
make any loans or advance any money or other property to any person, except for (i) advances in the ordinary course of business to employees, officers or individual independent contractors of TradeStation or any of its subsidiaries for expenses not to exceed $100,000 individually, or $250,000 in the aggregate, (ii) prepayments and deposits paid to suppliers of TradeStation or any of its subsidiaries in the ordinary course of business, (iii) trade credit extended to customers of TradeStation or any of its subsidiaries in the ordinary course of business, and (iv) loans or advances among TradeStation and its subsidiaries or among the subsidiaries;

(k)
enter into any agreement that materially restricts the ability of TradeStation or its subsidiaries to engage or compete in any line of business or enter into a new line of business, except where such restriction does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of TradeStation and its subsidiaries, taken as a whole;

(l)
enter into, assume, assign, partially or completely amend any material term of or terminate (excluding any expiration in accordance with its terms) any collective bargaining or similar agreement, other than as required by applicable law;

(m)
enter into, modify in any material respect or terminate any contract that is (or would be if entered into prior to the date of the Merger Agreement) a material contract or lease, other than in the ordinary course of business or as required by law;

(n)
sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any lien (other than permitted liens) on, or otherwise dispose of, any material assets, rights or properties (including material intellectual property) of TradeStation, other than (i) equipment deemed by TradeStation in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item, (ii) nonexclusive licenses granted by TradeStation or any of its subsidiaries in the ordinary course of business, or (iii) transactions among TradeStation and its subsidiaries or among its subsidiaries;

(o)
settle any pending or threatened action (i) to the extent such settlement includes an agreement to accept or concede injunctive relief restricting TradeStation or its subsidiary in a manner materially adverse to TradeStation or its subsidiary or (ii) to the extent such settlement involves a government authority or alleged criminal wrongdoing, in each case without first notifying Quantum of its intent to do so if such prior notification is legally permissible (as determined by TradeStation based on advice of counsel);

(p)
other than as required by applicable law, (i) make, change or revoke any material tax election in a manner inconsistent with past practice, or (ii) adopt, change or revoke any accounting method with respect to material amounts of taxes;

(q)
take or permit to be taken, or fail to take or permit to be failed to be taken, any action that would reasonably be expected to impair, impede or prevent the Merger from qualifying for the intended income tax treatment;

(r)
fail to maintain in full force and effect material insurance policies covering TradeStation and its subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices in a manner materially detrimental to TradeStation and its subsidiaries;

(s)
enter into any related party transactions or amend in any material respect any existing related party transactions (excluding (i) any ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of TradeStation or its subsidiaries in their capacity as an officer or director and (ii) any contracts between TradeStation or any of its subsidiaries, on the one hand, and Monex, on the other hand, that are entered into in the ordinary course of business); or

(t)
enter into any agreement, or otherwise become obligated, to do any of the above prohibited actions.

Covenants of TradeStation
Pursuant to the Merger Agreement, TradeStation has agreed, among other things, to:
(a)
not make any claim against the Trust Account, pursuant to the Trust Agreement and irrevocably waive any released claims that TradeStation, its subsidiaries and its and their respective equityholders and affiliates may have against the Trust Account (including any distributions therefrom (other than any distributions to Quantum)) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Quantum or any of its affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever;

(b)
consummate and make effective the Pre-Closing Restructuring prior to the Closing;

(c)
(i) preserve all rights provided in the governing documents of Quantum or in any other agreement to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time in favor of each person who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of Quantum for a period of not less than six (6) years from the Effective Time and (ii) enter into customary indemnification agreements reasonably satisfactory to each of TradeStation and Quantum with the post-Closing directors and officers of TradeStation, which indemnification agreements will continue to be effective following the Closing;

(d)
during the Interim Period, prepare and submit to the NYSE a listing application, if required under NYSE rules, covering the TradeStation Shares and TradeStation Warrants to be issued in connection with the Business Combination, and obtain approval for the listing of such TradeStation Shares and TradeStation Warrants (with Quantum to reasonably cooperate with TradeStataion with respect to such listing);

(e)
prior to the Closing Date, obtain approval for and adopt the Omnibus Incentive Plan;

(f)
during the Interim Period, as promptly as reasonably practicable but in no event later than forty-five (45) days following the end of each fiscal quarter, deliver to Quantum unaudited consolidated financial statements including a consolidated statement of financial condition as of the end of the applicable interim period and related unaudited consolidated statement of income, cash flows and stockholder’s equity prepared in accordance with GAAP for the period from the beginning of the fiscal year to the end of the applicable period and for the comparable period of the prior fiscal year and reasonably cooperate with Quantum in connection with the preparation for inclusion in the proxy statement/prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC);

(g)
not use the name “Quantum FinTech Acquisition Corporation” or any derivation thereof, the trading symbols “QFTA.U,” “QFTA” and “QFTA WS,” Quantum’s internet domain name (https://www.qftacorp.com/), or the intellectual property rights therein as a trademark or other identifier of source, except (i) in a neutral, non-trademark manner (e.g., to describe or reference the historical relationship of the parties or the transactions set forth in and contemplated by the Merger Agreement), or (ii) to the extent required by law; and

(h)
during the Interim Period, not take, and direct its affiliates and representatives not to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, or provide information to, any Person (other than Quantum or any of its affiliates or representatives) concerning any merger, recapitalization or similar business combination transaction, or any sale of substantially all of the assets involving TradeStation and its subsidiaries, taken as a whole (each such acquisition transaction, but excluding the Business Combination, an “Acquisition

Transaction”); (ii) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction; (iii) immediately cease and direct its representatives to immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date of the Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction; and (iv) if it or its subsidiaries or any of their respective representatives receives any inquiry or proposal with respect to an Acquisition Transaction at any time prior to the Closing, promptly advise Quantum of such inquiry or proposal and provide Quantum with a copy of such inquiry or proposal, if in writing.
Conduct of Business of Quantum
Quantum has agreed that during the Interim Period, it will not, except as contemplated by the Merger Agreement, as required by law (including applicable COVID-19 Measures), as set forth in Quantum’s Disclosure Letter, or as consented to by TradeStation in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied except in the case of clauses (a), (b), (d) and (g) below):
(a)
change, modify, supplement, restate or amend the Trust Agreement or the organizational documents of Quantum;

(b)
(i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding equity securities in, Quantum; (ii) split, combine or reclassify any equity securities in Quantum; or (iii) other than in connection with the Quantum stockholder redemption or as otherwise required by Quantum’s organizational documents in order to consummate the Business Combination, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity securities in, Quantum;

(c)
other than as required by applicable law, (i) make, change or revoke any material tax election in a manner inconsistent with past practice, (ii) adopt, change or revoke any accounting method with respect to material amounts of taxes, (iii) file or amend any tax return with respect to material amounts of taxes in a manner inconsistent with past practice, (iv) settle or compromise any material tax liability or any action, audit or other similar proceeding related to material amounts of taxes, (v) enter into any closing agreement with respect to any material amounts of tax, (vi) consent to any extension or waiver of the limitations period applicable to any tax claim or assessment relating to material amounts of taxes, (vii) knowingly surrender any claim for a refund of a material amount of taxes or (viii) enter into any tax allocation, tax sharing, tax indemnification or similar agreement or arrangement (other than any customary commercial agreement not primarily relating to taxes);

(d)
enter into, renew, modify, supplement or amend any transaction or contract with an affiliate of Quantum (including, for the avoidance of doubt, Sponsor Holdco or Chardan, and, where applicable, (x) anyone related by blood, marriage or adoption to Sponsor Holdco or Chardan or (y) any person in which Sponsor Holdco or Chardan has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(e)
waive, release, compromise, settle or satisfy any pending or threatened action or compromise or settle any liability;

(f)
incur, guarantee or otherwise assume (whether directly, contingently or otherwise) any indebtedness, other than working capital loans not exceeding $500,000 in the aggregate;

(g)
(i) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any equity securities in Quantum or any of its subsidiaries, other than (x) issuance of Quantum Shares in connection with the exercise of any Quantum Warrants outstanding on the date hereof, or (y) issuance of Quantum Shares at not less than $10 per share on the terms set forth in the Subscription Agreements or (ii) amend, modify or waive any of the terms or rights set forth in, any Quantum Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(h)
(i) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any contracts to which Quantum is party to (including engagement letters with financial advisors) in a manner adverse to Quantum or that would increase, add to or supplement Quantum’s expenses related to the Business Combination or (ii) enter into a contract that would increase, add to or supplement Quantum’s expenses related to the Business Combination;

(i)
take or permit to be taken, or fail to take or permit to be failed to be taken, any action that would reasonably be expected to impair, impede or prevent the Merger from qualifying for the intended income tax treatment; or

(j)
enter into any agreement, or otherwise become obligated, to take any of the above prohibited actions.

Covenants of Quantum
Pursuant to the Merger Agreement, Quantum has agreed, among other things, to:
(a)
not permit any amendment or modification to be made to, any waiver of, or provide consent to modify (including consent to terminate), any provision or remedy under any of the Subscription Agreements, and take, or cause to be taken, all actions and do, or cause to be done, all things required, necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements;

(b)
during the Interim Period, use commercially reasonable efforts to ensure Quantum remains listed as a public company on, and for Quantum Shares and Quantum Warrants to be listed on the NYSE;

(c)
use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities laws;

(d)
during the Interim Period, use commercially reasonable efforts to (i) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act and (ii) not take any action that would cause Quantum to not qualify as an “emerging growth company” within the meaning of the JOBS Act; and

(e)
prior to or (if impracticable to do so prior to such effectiveness) as promptly as practicable after the registration statement is declared effective under the Securities Act, establish a record date (which date will be mutually agreed with TradeStation, acting reasonably) for, and, as promptly as practicable after such effectiveness, give notice of and duly call the Special Meeting, which meeting will be initially called for a date not more than thirty (30) days after the date on which the registration statement is declared effective, subject to any postponement or adjournment as provided in the Merger Agreement, for the purpose of, among other things: (i) providing Quantum stockholders with the opportunity to redeem Quantum Shares by tendering such shares for redemption not later than 5:00 p.m. (New York City time) on the date that is two business days prior to the date of the Special Meeting and (ii) soliciting proxies from holders of Quantum Shares to vote at the Special Meeting in favor of the Quantum Stockholder Matters;

(f)
include the recommendation of the Quantum Board to the Quantum stockholders in favor of the Business Combination (the “Quantum Board Recommendation”) in the proxy statement (provided that, if at any time prior to, but not after, obtaining approval of the Quantum Stockholder Matters, the Quantum Board determines that a TradeStation Material Adverse Effect has occurred, the Quantum Board may change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Quantum Board Recommendation to the extent required, upon advice of external counsel, in order to comply with fiduciary duties under applicable law (together with any change, withdrawal, withholding, qualification or modification of its recommendation to the Quantum stockholders, a “Change in Recommendation”); provided further, that (i) Quantum’s obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking the Quantum Stockholder Approval will not be affected by any Change in Recommendation or other intervening event or circumstance, and (ii) Quantum will establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the Quantum Stockholder Matters, in each case in accordance with the Merger Agreement, regardless of any Change in Recommendation or other intervening event or circumstance); and
(g)
during the Interim Period, (i) not take, nor permit its affiliates and representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to, provide information to, or commence due diligence with respect to, any Person (other than TradeStation, its stockholders or any of their affiliates or representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in any offer, inquiry, proposal or indication of interest, written or oral relating to any merger, recapitalization or similar business combination transaction (a “Business Combination Proposal”) other than with TradeStation, its stockholders, and their respective affiliates and representatives; (ii) immediately cease and direct its representatives to immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date of Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal; and (iii) if it or its affiliates or any of their respective representatives receives any inquiry or proposal with respect to a Business Combination Proposal at any time prior to the Closing, promptly advise TradeStation of such inquiry or proposal and provide TradeStation with a copy of such inquiry or proposal, if in writing.

Joint Covenants of Quantum and TradeStation
In addition, each of Quantum and TradeStation has agreed, among other things, to take, or as applicable refrain from taking, the actions set forth below.
(a)
Each of Quantum and TradeStation will, and will cause its subsidiaries to: (i) use reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Business Combination (although no such consents have been indentified by Quantum and TradeStation), (ii) use reasonable efforts to obtain all material consents and approvals of third parties that any of Quantum, TradeStation, or their respective affiliates are required to obtain in order to consummate the Business Combination, and (iii) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the closing conditions of the other party or otherwise to comply with the Merger Agreement and to consummate the Business Combination as soon as practicable;

(b)
Each of Quantum and TradeStation will use its reasonable best efforts to cause the proxy statement/registration statement to comply with the rules and regulations promulgated by the SEC, to have the proxy statement/registration statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the proxy statement/registration statement effective as long as is necessary to consummate the transactions contemplated by the Merger Agreement and otherwise ensure that the information contained therein contains no untrue statement of material fact or material omission;

(c)
Each of Quantum and TradeStation will take all actions necessary to ensure that Jun Makihara, Oki Matsumoto, Denise Dickins, Ellen Ellison, George Wellde, John Bartleman, Takashi Oyagi, and John Schaible be elected and appointed as directors of TradeStation effective at the Closing; and

(d)
Prior to the Effective Time, Quantum and TradeStation will each take all reasonable steps as may be required (to the extent permitted under applicable law) to cause any acquisition or disposition of Quantum Shares or TradeStation Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Business Combination by each person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Quantum or TradeStation to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Closing Conditions
The consummation of the Business Combination is conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of the conditions set forth below. Therefore, unless these conditions are satisfied or waived by the applicable parties to the Merger Agreement, the Business Combination may not be consummated. There can be no assurance that the parties to the Merger Agreement would waive any such conditions to the consummation of the Business Combination.
Conditions to the Obligations of Each Party
The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by TradeStation and Quantum:
(a)
there will not be in force any governmental order enjoining the consummation of the Business Combination;

(b)
Quantum will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Quantum stockholders redeem and receipt of the PIPE Investment amount;

(c)
the Quantum Stockholder Approval will have been duly obtained;

(d)
the registration statement of which this proxy statement/prospectus forms a part will have become effective under the Securities Act and no stop order suspending the effectiveness of such registration statement will have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn; and

(e)
the TradeStation Shares to be issued in connection with the Business Combination will have been approved for listing on the NYSE.

Conditions to the Obligations of Quantum
The obligations of Quantum to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Quantum:
(a)
certain representations of TradeStation contained in the Merger Agreement (including representations and warranties of TradeStation with respect to its corporate organization, authorization to enter into the Merger Agreement and consummate the Business Combination, and its and its subsidiaries’ payment of brokers’ fees) will be true and correct (without giving any effect to materiality or TradeStation Material Adverse Effect qualifiers) in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties express relate to an earlier date, which representations and warranties will have been true and correct in all material respects at and as of such date;

(b)
the representations and warranties of TradeStation with respect to TradeStation’s and its subsidiaries’ capitalization and absence of changes since the last balance sheet date will be true and correct in all (other than de minimis) respects of the Closing Date;

(c)
the other representations and warranties of TradeStation contained in the Merger Agreement (without giving effect to materiality or TradeStation Material Adverse Effect qualifiers) will be true and correct as of the Closing Date, (except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties will have been true and correct at and as of such date), except for, in each case, any failure to be so true and correct that would not, individually or in the aggregate, have a TradeStation Material Adverse Effect;

(d)
each of the covenants of TradeStation and Merger Sub to be performed as of or prior to the Closing will have been performed in all material respects;

(e)
TradeStation will have delivered to Quantum a certificate signed by an officer of TradeStation, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in the foregoing clauses (a) through (d) have been fulfilled;

(f)
since the date of the most recent balance sheet of TradeStation, there has not occurred a TradeStation Material Adverse Effect that is continuing; and

(g)
the Pre-Closing Restructuring has been consummated and made effective.

Conditions to the Obligations of TradeStation and Merger Sub
The obligation of TradeStation and Merger Sub to consummate, or cause to be consummated, the Business Combination is subject to the satisfaction of the following conditions any one or more of which may be waived in writing by TradeStation:
(a)
certain representations of Quantum contained in the Merger Agreement (including representations and warranties of Quantum with respect to its corporate organization, authorization to enter into the Merger Agreement and consummate the Business Combination, payment of brokers’ fees, and business activities) will be true and correct (without giving any effect to materiality or Quantum Material Adverse Effect qualifiers) in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties expressly related to an earlier date, which representations and warranties will have been true and correct in all material respects at and as of such date;

(b)
representations and warranties of Quantum with respect to its capitalization will be true and correct in all (other than de minimis) respects as of the Closing Date;

(c)
each of the other representations and warranties of Quantum contained in the Merger Agreement (without giving any effect to materiality or Quantum Material Adverse Effect qualifiers) will be true and correct, in each case as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, any failure to be so true and correct that would not that would not, individually or in the aggregate, reasonably be expected to have a Quantum Material Adverse Effect;

(d)
each of the covenants of Quantum to be performed as of or prior to the Closing will have been performed in all material respects; and

(e)
Quantum will have delivered to TradeStation a certificate signed by an officer of Quantum, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in the foregoing clauses (a) through (d) have been fulfilled.

Termination; Effectiveness
The Merger Agreement may be terminated and the Business Combination abandoned at any time prior to the Closing:
(a)
by mutual written consent of TradeStation and Quantum;

(b)
by Quantum if (i) there are any uncured breaches on the part of TradeStation or Merger Sub such that the closing conditions described above regarding the accuracy of TradeStation’s representations or warranties or compliance with covenants would not be satisfied or (ii) if the Closing has not occurred on or before the 270th day following the date of the Merger Agreement, unless in the case of clauses (i) or (ii), Quantum’s breach of the Merger Agreement has been the primary cause of the failure of the Closing to occur on or before such date,

(c)
by Quantum or TradeStation if the consummation of the Merger is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable governmental order;

(d)
by TradeStation if (i) there are any certain uncured breaches on the part of Quantum such that the closing conditions described above regarding the accuracy of Quantum’s representations or warranties or compliance with covenants would not be satisfied or (ii) if the Closing has not occurred on or before the 270th day following the date of the Merger Agreement, unless in the case of clauses (i) or (ii), TradeStation’s breach of the Merger Agreement has been the primary cause of the failure of the Closing to occur on or before such date; or
(e)
by TradeStation if the Special Meeting has been held, Quantum stockholders have duly voted, and the Quantum Stockholder Approval has not been obtained (subject to any adjournment, postponement or recess of the meeting).

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of TradeStation, Quantum or Merger Sub, as the case may be, for any willful breach of the Merger Agreement, willful misconduct or actual fraud, other than with respect to certain exceptions set forth in the Merger Agreement (including obligations under the confidentiality agreement, dated as of May 11, 2021, by and between Quantum and TradeStation) that will survive any termination of the Merger Agreement.
Waiver; Amendments
Each provision in the Merger Agreement may only be waived in writing, at any time prior to the Closing, by any party by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized.
The Merger Agreement may only be amended or modified by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement. The approval of the Merger Agreement by the stockholders of any of the parties will not restrict the ability of the board of directors (or other body performing similar functions) of any of the parties to terminate the Merger Agreement in accordance with the Merger Agreement or to cause such party to enter into an amendment to the Merger Agreement.
On December 17, 2021, Quantum, TradeStation and Merger Sub entered into a First Amendment to the Agreement and Plan of Merger (the “First Merger Agreement Amendment”). The First Merger Agreement Amendment provides that:
•
In connection with the Closing, each Public Share that is outstanding and has not been redeemed will be converted into a number of TradeStation Shares equal to the lower of (A) 1.3727 and (B) (1) the sum of (x) the number of Public Shares outstanding for which holders have not elected redemption as of immediately prior to the Closing plus (y) 750,000 divided by (2) the number of Public Shares outstanding for which holders have not elected redemption immediately prior to the Closing. The cap of 1.3727 shares is equivalent to the Exchange Ratio in scenarios where 90% of the Public Shares are redeemed.

•
The form of the Amended Charter of TradeStation following the Business Combination is revised to remove classes for the post-closing board of directors and to remove the right of Monex to appoint directors to vacancies on the post-closing board of directors of TradeStation. Following the Closing, each director shall serve for a term expiring at the first annual meeting of shareholders and shall be elected until the next annual meeting of shareholders, and vacancies on the post-closing board of directors shall be filled by the affirmative vote of a majority of the directors then in office.

Fees and Expenses
Subject to the following sentence, each party to the Merger Agreement will bear its own costs and expenses incurred in connection with the Merger Agreement, the other Related Agreements and the transactions therein contemplated, and whether or not such transactions will be consummated, including all fees of its legal counsel, financial advisers and accountants. If the Closing occurs, then TradeStation will pay or reimburse (A) Quantum for all unpaid fees and disbursements of Quantum for outside counsel and fees and expenses of Quantum or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Quantum in connection with Quantum’s IPO (including any deferred underwriter fees) or the Business Combination and (B) (i) the fees and disbursements of outside counsel to TradeStation and Monex incurred in connection with the Business Combination and (ii) the fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed by TradeStation in connection with the Business Combination.
Certain Engagements in Connection with the Business Combination and Related Business Combination
BofA Securities is acting as capital markets advisor to TradeStation, Piper Sandler is acting as financial advisor to Quantum, and Chardan Capital Markets acted as an advisor to Quantum following Quantum’s IPO in connection with the search for an initial business combination for Quantum (which led to the proposed Business Combination). In connection with such engagements, BofA Securities and Piper Sandler will receive fees and expense reimbursements customary for business combinations (in each case subject to the terms and conditions of their respective engagement letters with TradeStation and Quantum) and Quantum will pay Chardan Capital Markets a marketing fee for such services upon the consummation of Quantum’s initial business combination. In addition, Piper Sandler is acting as a co-placement agent in connection with the PIPE Investment and will receive fees and expense reimbursement customary for a PIPE transaction, and Chardan Capital Markets and Marco Polo are acting as co-placement agents in connection with the PIPE Investment and may receive fees and expense reimbursements customary for a PIPE transaction.

AGREEMENTS ENTERED INTO IN CONNECTION WITH
THE MERGER AGREEMENT
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement (the “Related Agreements”), but does not purport to describe all of the terms of any of the Related Agreements. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the Special Meeting.
Contemporaneously with the execution of the Merger Agreement, Quantum, the Sponsors, and TradeStation entered into the Sponsor Support Agreement, pursuant to which, among other things, (A) each Sponsor will vote in favor of, and to adopt and approve, the Merger Agreement and all other documents and transactions contemplated thereby, (B) each Sponsor will not exercise any rights to redeem its Quantum Shares (if such Sponsor holds shares which can be redeemed) in connection with the Business Combination, (C) no Working Capital Warrant (as defined in the Warrant Agreement) will be issued as repayment of any outstanding working capital loans of Quantum and (D) no Sponsor shall solicit, initiate, continue or engage in discussions or negotiations with any person (other than TradeStation, Quantum and their respective affiliates and representatives) which is intended or reasonably likely to result in a Business Combination Proposal other than with TradeStation. In addition:
•
the Sponsors will not to transfer their TradeStation Shares following the Closing, subject to certain exceptions, until the end of an applicable lock-up period, which is the earlier of (i) (1) in the case of Sponsor Holdco and Chardan, 12 months after the Closing Date, and (2) in the case of Quantum’s directors and officers, six months after the Closing Date, and (ii) the date on which the last reported sale price of TradeStation Shares exceeds $12.50 per share for 20 out of any 30 consecutive Trading Days after the Closing Date;

•
the Sponsors will not transfer their TradeStation Warrants following the Closing, subject to certain exceptions, until the later of (i) 30 days after the Closing Date and (ii) February 4, 2022; and

•
Sponsor Holdco and Chardan agreed to forfeit, for no consideration, immediately prior to the Effective Time, a total of 1,610,554 Quantum Shares.

The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earlier to occur of (A) the termination of the Merger Agreement in accordance with its terms in circumstances where the Closing does not occur and (B) the expiration of all lock-up periods described above, and upon such termination the Sponsor Support Agreement will become void and have no further force or effect, without any liability on the part of any party (provided, that no such termination shall relieve any party of any liability for fraud or intentional and willful breach of the Sponsor Support Agreement prior to its termination, and certain provisions of the Sponsor Support Agreement will survive any such termination).
TradeStation Support Agreement
Contemporaneously with the execution of the Merger Agreement, Quantum, TradeStation and Monex entered into the TradeStation Support Agreement, pursuant to which, among other things, Monex will not transfer its TradeStation Shares following the Closing, excluding its PIPE Shares, and subject to certain exceptions, until
•
(A) for one-third of such TradeStation Shares, the earlier of (i) 12 months after the Closing Date and (ii) the date on which the last reported sale price of TradeStation Shares equals or exceeds $12.50 per share for 20 out of any 30 consecutive Trading Days, the 30 Trading Days commencing at least 30 Trading Days after the Closing Date;

•
(B) for one-third of such TradeStation Shares, the earlier of (i) 24 months after the Closing Date and (ii) the date on which the last reported sale price of TradeStation Shares equals or exceeds $15.00 per share for 20 out of any 30 consecutive Trading Days, the 30 Trading Days commencing at least 30 Trading Days after the Closing Date; and

•
(C) for one-third of such TradeStation Shares, the earlier of (i) 36 months after the Closing Date and (ii) the date on which the last reported sale price of TradeStation Shares equals or exceeds $17.50 per share for 20 out of any 30 consecutive Trading Days, the 30 Trading Days commencing at least 30 Trading Days after the Closing Date.

The TradeStation Support Agreement will terminate upon the earlier to occur of (A) the Effective Time and (B) the termination of the Merger Agreement in accordance with its terms in circumstances where the Closing does not occur, and upon such termination, the TradeStation Support Agreement will become void and have no further force or effect, without any liability on the part of any party (provided, that no such termination will relieve any party of any liability for fraud or intentional and willful breach of the TradeStation Support Agreement prior to its termination, certain provisions of the TradeStation Support Agreement will survive any such termination, and Monex’s post-Closing lock-up obligation will survive any such termination until the expiration of the last lock-up period under the TradeStation Support Agreement).
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, certain Quantum stockholders who will receive TradeStation Shares and Monex (collectively, the “TradeStation Equityholders”) will enter into the Registration Rights Agreement, pursuant to which, among other things, TradeStation will agree to file a registration statement within 60 days following the Effective Time to register for resale under the Securities Act (A) any outstanding TradeStation Shares or other equity security of TradeStation held by the TradeStation Equityholders immediately following the Closing, (B) any TradeStation Shares issued to the TradeStation Equityholders pursuant to the terms of the Merger Agreement (including the TradeStation Shares issued or issuable upon the exercise of any other equity security issued to the TradeStation Equityholders pursuant to the terms of the Merger Agreement and the Sponsor Earn Out Shares and Monex Earn Out Shares, held in escrow pursuant to certain escrow agreements entered into at or prior to the Closing), (C) the Private Warrants (including any TradeStation Shares issued or issuable upon the exercise of any Private Warrants), and (D) any other equity security of TradeStation issued or issuable with respect to the securities referred to in the foregoing clauses (A) through (C) by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. The Registration Rights Agreement also permits underwritten takedowns and provides for customary “piggyback” registration rights.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of certain U.S. federal income tax considerations for the Merger for U.S. Holders (as defined below) of Quantum Shares and Quantum Warrants (collectively “Quantum securities”). The following discussion also summarizes certain U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of Quantum Shares that elect to have their common stock redeemed for cash and certain U.S. federal income tax consequences of the ownership and disposition of TradeStation Shares and TradeStation Warrants following the Merger. This discussion applies only to the Quantum securities, TradeStation Shares and TradeStation Warrants, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).
The following does not purport to be a complete analysis of all potential tax effects arising in connection with the Closing, the redemptions of Quantum Shares or the ownership and disposition of TradeStation Shares and TradeStation Warrants. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. Neither Quantum nor TradeStation has sought nor will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position regarding the tax consequences discussed below.
This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:
•
banks, insurance companies, and certain other financial institutions;

•
regulated investment companies and real estate investment trusts;

•
brokers, dealers or traders in securities;

•
traders in securities that elect to mark to market;

•
tax-exempt organizations or governmental organizations;

•
U.S. expatriates and former citizens or long-term residents of the United States;

•
persons holding Quantum securities or TradeStation Shares and/or TradeStation Warrants, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated or similar transaction;

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to Quantum securities or TradeStation Shares and/or TradeStation Warrants, as the case may be, being taken into account in an applicable financial statement;

•
persons that actually or constructively own 5% or more (by vote or value) of the outstanding Quantum Shares or, after the Merger, the issued TradeStation Shares;

•
founders, sponsors, officers or directors of Quantum;

•
“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•
S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•
U.S. Holders having a functional currency other than the U.S. dollar;

•
persons who hold or received Quantum securities or TradeStation Shares and/or TradeStation Warrants, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and

•
tax-qualified retirement plans.

In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in TradeStation prior to the Business Combination, including holders of Quantum securities that also hold, directly or indirectly, equity interests in TradeStation. With respect to the consequences of holding TradeStation Shares, this discussion is limited to holders who acquire such TradeStation Shares in connection with the Business Combination or as a result of the exercise of a TradeStation Warrant, and with respect to the consequences of holding Quantum Warrants, this discussion is limited to holders who held Quantum Warrants prior to and through the Business Combination.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Quantum securities, TradeStation Shares and/or TradeStation Warrants, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
For purposes of this discussion, because any Quantum Unit consisting of one Quantum Share and one-half of one Quantum Warrant is separable at the option of the holder, Quantum is treating any common stock and one-half of one Quantum Warrant held by a holder in the form of a single Quantum Unit as separate instruments and is assuming that the Quantum Unit itself will not be treated as an integrated instrument. Accordingly, the separation of a Quantum Unit in connection with the consummation of the Business Combination generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of Quantum Units and Quantum securities are urged to consult their tax advisors concerning the U.S. federal, state, local and any foreign tax consequences of the transactions contemplated by the Business Combination (including any redemption of Quantum Shares for cash) with respect to any Quantum securities held through a Quantum Unit (including alternative characterizations of a Quantum Unit).
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of Quantum securities, TradeStation Shares, and/or TradeStation Warrants, as the case may be, that is for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation) created or organized in, or under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER AND THE U.S. FEDERAL INCOME TAX TREATMENT TO HOLDERS OF QUANTUM SECURITIES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER IS INHERENTLY UNCLEAR. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER, THE EXERCISE OF YOUR REDEMPTION RIGHTS WITH RESPECT TO QUANTUM SHARES, AND THE OWNERSHIP AND DISPOSITION OF TRADESTATION SHARES AND TRADESTATION WARRANTS TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF THE MERGER, THE EXERCISE OF YOUR REDEMPTION RIGHTS WITH RESPECT TO QUANTUM SHARES, AND THE OWNERSHIP AND DISPOSITION OF TRADESTATION SHARES AND/OR TRADESTATION WARRANTS.

U.S. Holders
U.S. Federal Income Tax Considerations for the Merger
Tax Consequences of the Merger Under Section 368(a) of the Code
To qualify as a reorganization within the meaning of Section 368(a) of the Code (a “reorganization”), a transaction must satisfy certain requirements, including, among others, that the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Merger, its corporate parent) continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury regulations Section 1.368-1(d). However, due to the absence of guidance bearing directly on how the above rules apply in the case of an acquisition of a corporation with investment-type assets, such as Quantum, the qualification of the Merger as a reorganization is not free from doubt. Moreover, the Closing is not conditioned upon the receipt of an opinion of counsel that the Merger will qualify as a reorganization, and neither Quantum nor TradeStation intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Merger. Accordingly, no assurance can be given that the IRS will not challenge the Merger’s qualification as a reorganization or that a court will not sustain such a challenge by the IRS. Neither Quantum nor TradeStation nor any other party to the Merger Agreement makes any representations or provides any assurances regarding the tax treatment of the Merger, including whether the Merger qualifies as a reorganization, or any related transactions. Furthermore, because of the legal and factual uncertainties described above, it is unclear whether the Merger qualifies as a reorganization, and, as a result, no opinion of counsel has or will be provided regarding the qualification of the Merger as a reorganization. U.S. Holders of Quantum securities are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of the Merger, including with respect to its qualification as a “reorganization.”
If, at the Effective Time, the requirements for Code Section 368 are met, the tax treatment of a U.S. Holder of Quantum securities would be as described below under “— U.S. Holders Exchanging Quantum Securities for TradeStation Shares.”
If, at the Effective Time, any requirement for Code Section 368(a) is not met, a U.S. Holder of Quantum securities generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value as of the closing date of the Merger of TradeStation Shares received by such holder in the Merger, plus the amount of cash received in the Merger, over such U.S. Holder’s adjusted tax basis in the Quantum securities surrendered by such U.S. Holder in the Merger. Any gain or loss so recognized would generally be long-term capital gain or loss if the U.S. Holder had held the Quantum securities for more than one year (or short-term capital gain or loss otherwise). Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. However, the deductibility of capital losses is subject to limitations. A U.S. Holder’s initial tax basis in the TradeStation Shares received in the Merger will equal the fair market value of such stock. A U.S. Holder’s holding period in the TradeStation Shares received in the Merger, if any, will begin on the day following the closing date of the Merger and would not include the holding period for the Quantum securities surrendered in exchange therefor.
U.S. Holders Exchanging Quantum Securities for TradeStation Shares
If the Merger qualifies as a reorganization under Section 368(a) of the Code a U.S. Holder generally would not recognize gain or loss.
In such a case, the aggregate tax basis of the TradeStation Shares received by a U.S. Holder in the Merger should be equal to the aggregate adjusted tax basis of Quantum Shares surrendered in exchange therefor. The holding period of the TradeStation Shares received by a U.S. Holder in the Merger should include the period during which the Quantum Shares exchanged therefor were held by such U.S. Holder. It is unclear whether the redemption rights with respect to the Quantum Shares may suspend the running of the applicable holding period for this purpose.

U.S. Holders Exercising Redemption Rights with Respect to Quantum Shares
In the event that a U.S. Holder’s Quantum Shares are redeemed for cash pursuant to the redemption provisions described in this proxy statement/prospectus, the treatment of such redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of stock under Section 302 of the Code. Whether a redemption qualifies for sale treatment will depend largely on facts particular to the U.S. Holder, namely the total number of Quantum Shares treated as held by the U.S. Holder relative to all of the Quantum Shares outstanding both before and after the redemption.
The redemption of Quantum Shares generally will be treated as a sale of stock (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of the U.S. Holder’s interest in Quantum, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally should take into account not only Quantum Shares actually owned by such U.S. Holder but also Quantum Shares constructively owned by it. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include Quantum Shares or TradeStation Shares which could be directly or constructively acquired pursuant to the exercise of Quantum Warrants or TradeStation Warrants.
There will be a complete termination of a U.S. Holder’s interest if either (i) all of the Quantum Shares actually and constructively owned by the U.S. Holder is redeemed or (ii) all of the Quantum Shares actually owned by the U.S. Holder is redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares. In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. Holder immediately following the redemption generally must be less than 80% of the percentage of outstanding voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption, and such U.S. Holder immediately after the redemption actually and constructively owned less than 50% of the total combined voting power of the Quantum Shares. The redemption of Quantum Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Quantum. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Quantum will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult with their tax advisors as to the tax consequences of a redemption.
If the redemption qualifies as a sale of stock by the U.S. Holder under Section 302 of the Code, the U.S. Holder would generally be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Quantum Shares redeemed. Such gain or loss generally would be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. Holder’s tax basis in such holder’s Quantum Shares generally will equal the cost of such shares.
If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s Quantum Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of Quantum Shares. Amounts treated as dividends that Quantum pays to a U.S. Holder that is treated a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, amounts treated as dividends that Quantum pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to the Quantum Shares may have suspended the running of the applicable holding period for these purposes. If the holding period requirements are not satisfied, then a U.S Holder taxable as a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. Holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to “qualified dividend income.”
After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Quantum Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining Quantum Shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Quantum Warrants or possibly in other Quantum Shares constructively owned by it.
U.S. Federal Income Tax Consequences of the Ownership of TradeStation Shares and TradeStation Warrants to U.S. Holders
Taxation of Dividends
If distributions are made in cash or other property (other than certain distributions of TradeStation Shares or rights to acquire TradeStation Shares) to U.S. Holders of TradeStation Shares, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid out of TradeStation’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles.
Distributions in excess of such earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in TradeStation Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of TradeStation Shares and will be treated as described under “— U.S. Holders — U.S. Federal Income Tax Consequences of the Disposition of TradeStation Shares and TradeStation Warrants to U.S. Holders” below.
Dividends paid to a U.S. Holder that is taxable as a corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends such holder elected to treat as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that may be eligible for reduced rates of taxation.
Possible Constructive Distributions
The terms of the TradeStation Warrants provide for an adjustment to the number of TradeStation Shares for which the warrants may be exercised or to the exercise price of the warrants in certain events, as discussed in this proxy statement/prospectus. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the TradeStation Warrants would, however, be treated as receiving a constructive distribution from TradeStation if, for example, the adjustment increases the warrant holders’ proportionate interest in TradeStation’s assets or earnings and profits (e.g., through an increase in the number of TradeStation Shares that would be obtained upon exercise or through a decrease to the exercise price of such TradeStation Warrant) as a result of a distribution of cash to the holders of TradeStation Shares which is taxable to the U.S. Holders of such TradeStation Shares as described immediately above under “— Taxation of Dividends”. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the TradeStation Warrants received a cash distribution from TradeStation equal to the fair market value of the increase in the warrant holder’s interest.
U.S. Holders of TradeStation Shares should consult their tax advisors regarding the possibility of constructive distributions on their TradeStation Shares.
U.S. Federal Income Tax Consequences of the Disposition of TradeStation Shares and TradeStation Warrants to U.S. Holders
A U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of TradeStation Shares or TradeStation Warrants in an amount equal to the difference between

(i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such shares and/or warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of TradeStation Shares or TradeStation Warrants generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the TradeStation Shares and/or TradeStation Warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.
A U.S. Holder generally will not recognize gain or loss upon the acquisition of a TradeStation Share on the exercise of a TradeStation Warrant for cash. A U.S. Holder’s tax basis in any TradeStation Shares received upon exercise of the TradeStation Warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the TradeStation Warrant exchanged therefor (assuming the Merger is not a taxable transaction under Section 368(a) of the Code, as discussed above) and the exercise price. The U.S. Holder’s holding period for a TradeStation Share received upon exercise of the TradeStation Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the TradeStation Warrant and will not include the period during which the U.S. Holder held the TradeStation Warrant. If a TradeStation Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the TradeStation Warrant.
The tax consequences of a cashless exercise of a TradeStation Warrant are not clear under current tax law. A cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. Holder’s basis in the TradeStation Shares received generally would equal the U.S. Holder’s basis in the TradeStation Warrants exercised therefor. If the cashless exercise is not treated as a gain realization event, a U.S. Holder’s holding period in the TradeStation Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the TradeStation Warrants and will not include the period during which the U.S. Holder held the TradeStation Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the TradeStation Shares would include the holding period of the TradeStation Warrants exercised therefor.
It is also possible that a cashless exercise of a TradeStation Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered warrants equal to the number of TradeStation Shares having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss with respect to the TradeStation Warrants deemed surrendered in an amount generally equal to the difference between (i) the fair market value of the TradeStation Shares that would have been received in a regular exercise of the TradeStation Warrants deemed surrendered and (ii) the U.S. Holder’s tax basis in such TradeStation Warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in the TradeStation Shares received would equal the sum of (i) U.S. Holder’s tax basis in the TradeStation Warrants deemed exercised and (ii) the aggregate exercise price of such TradeStation Warrants. A U.S. Holder’s holding period for the TradeStation Shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the TradeStation Warrants and will not include the period during which the U.S. Holder held the TradeStation Warrants.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of TradeStation Warrants, including when a U.S. Holder’s holding period would commence with respect to the TradeStation Share received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of TradeStation Warrants.
Non-U.S. Holders
The section applies to Non-U.S. Holders of TradeStation Shares and TradeStation Warrants. For purposes of this discussion, a Non-U.S. Holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of TradeStation Shares or TradeStation Warrants that is for U.S. federal income tax purposes not a U.S. Holder, including:
•
a nonresident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•
a foreign corporation; or

•
a foreign estate or trust;

but generally does not include a beneficial owner who has been or is engaged in the conduct of a trade or business within the U.S. or an individual an individual who is present in the United States for 183 days or more in the taxable year of the disposition of TradeStation Shares or TradeStation Warrants (except to the extent discussed below). If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of exercising redemption rights with respect to Quantum Shares or the ownership and disposition of TradeStation Shares or TradeStation Warrants.
Non-U.S. Holders Exercising Redemption Rights with Respect to Quantum Shares
The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Quantum Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Quantum Shares, as described above under “— U.S. Holders Exercising Redemption Rights with Respect to Quantum Shares.”
Subject to the discussion below concerning backup withholding, if such a redemption qualifies as a sale of Quantum Shares, any redeeming Non-U.S. Holder will generally not be subject to U.S. federal income tax or withholding tax on any gain recognized as a result of the redemption or be able to utilize a loss in computing U.S. federal income tax liability unless one of the exceptions described below under “— U.S. Federal Income Tax Consequences of the Ownership and Disposition of TradeStation Shares and TradeStation Warrants to Non-U.S. Holders” applies in respect of gain from the disposition of Quantum Shares. Moreover, redeeming Non-U.S. Holders may be subject to U.S. federal income tax on any gain recognized as a result of the redemption if Quantum Shares constitutes a U.S. real property interest by reason of Quantum’s status as a U.S. real property holding corporation for U.S. federal income tax purposes. Quantum believes that it is not and has not been at any time since its formation a U.S. real property holding corporation.
If none of the tests described above is satisfied, a redeeming Non-U.S. Holder will be treated as receiving a distribution from Quantum, which distribution will be treated as a dividend to the extent the distribution is paid out of Quantum’s current or accumulated earnings and profits. Such dividends generally will not be subject to U.S. federal net income tax, unless the dividends are effectively connected with the conduct by such a Non-U.S. Holder of a trade or business within the United States (and are attributable to a U.S. permanent establishment if an applicable income tax treaty so requires), but the gross amount of such dividends will be subject to a withholding tax at a rate of 30% unless such a Non-U.S. Holder is eligible for a reduced rate of withholding under an applicable income tax treaty and provide proper certification of such Non-U.S. Holder’s eligibility for such reduced rate. Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce such Non-U.S. Holder’s basis in its shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described under “— U.S. Holders Exercising Redemption Rights with Respect to Quantum Shares”.
Dividends that are effectively connected with the conduct by such a Non-U.S. Holder of a trade or business in the United States (and are attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States, if an applicable treaty so requires) generally will be subject to U.S. federal net income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, if such a Non-U.S. Holder is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.
IF YOU ARE A NON-U.S. HOLDER OF QUANTUM SHARES CONTEMPLATING EXERCISE OF YOUR REDEMPTION RIGHTS, YOU SHOULD CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.
U.S. Federal Income Tax Consequences of the Ownership and Disposition of TradeStation Shares and TradeStation Warrants to Non-U.S. Holders
In the event of a distribution of cash or other property (other than certain pro rata distributions of TradeStation Shares) in respect of TradeStation Shares (including constructive distributions treated as dividends as further described under the heading “U.S. Holders — U.S. Federal Income Tax Consequences of the Ownership of TradeStation Shares and TradeStation Warrants to U.S. Holders — Possible Constructive Distributions”), the distribution generally will be treated in the same manner as described above under “U.S. Holders — U.S. Federal Income Tax Consequences of the Ownership of TradeStation Shares and TradeStation Warrants to U.S. Holders”.
Dividends paid to a Non-U.S. Holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis generally in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A Non-U.S. Holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such Non-U.S. Holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if TradeStation Shares are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.
A Non-U.S. Holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Subject to the discussion below concerning backup withholding, any gain realized upon the sale or other taxable disposition of TradeStation Shares and/or TradeStation Warrants by a Non-U.S. Holder generally will not be subject to U.S. federal income taxation or withholding tax unless:
•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or a “fixed base” in the United States to which such gain is attributable); or

•
in the case of any gain, the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a TradeStation Warrant, or the lapse of a TradeStation warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a TradeStation Warrant by a U.S. Holder, as described under “U.S. Holders — U.S. Federal Income Tax Consequences of the Disposition of TradeStation Shares and TradeStation Warrants to U.S. Holders” above, although to the extent a cashless exercise or lapse results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of the TradeStation Shares and TradeStation Warrants.
The characterization for United States federal income tax purposes of the redemption of the Non-U.S. Holder’s TradeStation Warrants generally will correspond to the United States federal income tax treatment of such a redemption of a U.S. Holder’s warrants, as described under “U.S. Holders — U.S. Federal Income Tax Consequences of the Disposition of TradeStation Shares and TradeStation Warrants to U.S. Holders ” above, and the consequences of the redemption to the Non-U.S. Holder will be as described in the paragraphs above under the heading “— U.S. Federal Income Tax Consequences of the Ownership and Disposition of TradeStation Shares and TradeStation Warrants to Non-U.S. Holders” based on such characterization.
Information Reporting and Backup Withholding
Information reporting requirements may apply to cash received in redemption of Quantum Shares, dividends received by U.S. Holders of TradeStation Shares, and the proceeds received on the disposition of TradeStation Shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to Quantum Shares or TradeStation Shares and proceeds from the sale, exchange, redemption or other disposition of TradeStation Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Information returns may be required to be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of, a Non-U.S. Holder’s disposition of Quantum securities or their TradeStation Shares, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Dividends paid with respect to TradeStation Shares and proceeds from the sale of other disposition of TradeStation Shares received in the United States by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.
THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE MERGER, THE EXERCISE OF YOUR REDEMPTION RIGHTS WITH RESPECT TO QUANTUM SHARES, AND OF THE OWNERSHIP AND DISPOSITION OF TRADESTATION SHARES AND TRADESTATION WARRANTS, AS APPLICABLE, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

INFORMATION ABOUT QUANTUM
General
Quantum is a blank check company incorporated as a Delaware corporation on October 1, 2020, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While Quantum may pursue an initial business combination in any region or sector, Quantum focuses its efforts on identifying high-growth financial services and FinTech businesses with an estimated enterprise value up to $1.0 billion as targets for its initial business combination.
Initial Public Offering and Private Placement
On February 9, 2021, Quantum consummated its IPO of 17,500,000 Quantum Units. Each Quantum Unit consists of one Public Share, and one Public Warrant, each whole Public Warrant entitling the holder to purchase one-half of one Public Share at $11.50 per full share. The Quantum Units were sold at an offering price of $10.00 per unit, generating gross proceeds of $175,000,000. On February 12, 2021, the underwriters exercised their over-allotment option in full, resulting in Quantum’s issuance of an additional 2,625,000 Quantum Units at a public offering price of $10.00 per unit. After giving effect to the exercise and close of the option, an aggregate of 20,125,000 units were issued in the IPO, with aggregate gross proceeds of $201,250,000.
Simultaneously with the consummation of the IPO and the sale of the Quantum Units, Quantum consummated the private placement of an aggregate of 4,450,000 Private Warrants to Quantum Ventures and 1,112,500 Private Warrants to Chardan, in each case, at a price of $1.00 per Private Warrant, generating gross proceeds of $5,562,500. In connection with the full exercise of the underwriters’ over-allotment option, Quantum Ventures purchased an additional 472,500 Private Warrants and Chardan purchased an additional 118,125 Private Warrants, in each case, at a price of $1.00 per Private Warrant, generating additional gross proceeds of $590,625.
A total of $201,250,000 from the net proceeds of the sale of the Quantum Units in Quantum’s IPO and the sale of the Private Warrants, including as a result of the full exercise of the underwriters’ over-allotment option, was placed in the Trust Account established for the benefit of Public Stockholders with Continental Stock Transfer & Trust Company acting as trustee, and has been invested only in U.S. government treasury, bills, notes and bonds with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and which invest solely in U.S. Treasuries. Except for all interest income that may be released to Quantum to pay its tax obligations and for dissolution expenses up to $100,000, as applicable, none of the funds held in the Trust Account will be released from the Trust Account until the earlier of: (1) the consummation of Quantum’s initial business combination by February 9, 2023; and (2) a redemption to Public Stockholders prior to any voluntary winding-up in the event Quantum does not consummate Quantum’s initial business combination within the applicable period.
As of September 30, 2021, Quantum had $35,500 of interest income available in the Trust Account to pay for its tax obligations, if any.
The Quantum Units began trading on February 9, 2021 on the NYSE under the ticker symbol “QFTA.” Commencing on March 10, 2021, the securities comprising the Quantum Units began separate trading. The Quantum Units, the Public Shares and the Public Warrants are listed on the NYSE under the ticker symbols “QFTA.U,” “QFTA” and “QFTA WS,” respectively.
Effecting Quantum’s Initial Business Combination
Quantum is not presently engaged in, and will not engage in, any operations prior to the Merger. Quantum intends to use the cash held in the Trust Account (after giving effect to redemptions) and the proceeds from the PIPE Investment to pay certain expenses incurred in connection with the Merger and related transactions. Quantum intends to use any remaining balance for general corporate purposes of TradeStation.

Fair Market Value of Target Business
NYSE rules require that Quantum must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding any deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account) at the time of Quantum signing a definitive agreement in connection with its initial business combination. The fair market value of the target or targets is determined by the Quantum Board based on one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. The Quantum Board determined that this test was met in connection with the proposed business combination with TradeStation as described in the section titled “The Merger” in this proxy statement/prospectus.
Redemption Rights for Public Stockholders
Quantum is providing Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon consummation of the Merger. Public Stockholders electing to exercise redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, as of two (2) business days prior to the consummation of the Business Combination (including interest earned on the funds held in the Trust Account, net of taxes), upon the Closing. A holder of Public Shares may elect to redeem without voting, and if they do vote, irrespective of whether they vote for or against the Merger Proposal. If the Business Combination is not consummated, such Public Shares will not be redeemed before February 9, 2023.
The amount in the Trust Account is approximately $10.00 per Public Share (based on the Trust Account balance as of September 30, 2021). The redemption right includes the requirement that any beneficial owner on whose behalf a redemption right is being exercised must identify itself in order to validly redeem its Public Shares. There will be no redemption rights upon the completion of the Merger with respect to Private Warrants. The Sponsors have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any Sponsor Shares and Public Shares they may hold. The Sponsors did not receive any compensation in exchange for this agreement to waive their redemption rights. Currently, the Sponsors own 5,031,250 Sponsor Shares and 901 Public Shares.
Limitation on Redemption Rights
The Existing Quantum Charter provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to an aggregate of 20% or more of Public Shares sold in the IPO, without Quantum’s prior consent.
Facilities and Executive Office
Quantum currently maintains its principal executive offices at 4221 W. Boy Scout Blvd., Suite 300, Tampa, Florida 33607, and its telephone number is 813-257-9366.
Employees
Quantum currently has three executive officers. These individuals are not obligated to devote any specific number of hours to Quantum’s matters, but they intend to devote as much of their time as they deem necessary to Quantum’s affairs until it has completed the Business Combination. Quantum does not intend to have any full-time employees prior to the consummation of the Business Combination.

Management
Directors and Executive Officers
Quantum’s current directors and executive officers are as follows:
Name	Age	Position
John Schaible	50	Chairman and Chief Executive Officer
Miguel Leon	54	Director and Chief Financial Officer
Daniel Caamano V	64	Director and President
Sandip I. Patel	54	Director
Thomas J. Hammond	63	Director
Richard Korhammer	54	Director
Steven J. Carlson	61	Director
John Schaible will join the TradeStation Board at the Closing. Mr. Schaible is the Chairman and Chief Executive Officer of Quantum, a position that he has held since Quantum’s inception in October 2020. Mr. Schaible is a co-founder of Atlas Bank, a Latin American domiciled bank, and, since 2010, has served as its Vice Chairman. Mr. Schaible has also served as Chief Executive Officer of AtlasBanc since 2010 and of its affiliate, Atlas FinTech since 2012. Mr. Schaible also co-founded Anderen Bank and was Chief Operating Officer of Anderen Financial, a FDIC-chartered financial institution and bank holding company regulated by the Federal Reserve Board, respectively, from 2007 until the acquisition of Anderden by First United Bank in 2012. Mr. Schaible also founded and served as Chief Executive Officer of NexTrade, which created an electronic communications network (ECN) in 1994 that was sold to Citigroup in 2006. Mr. Schaible has a degree in business management from Colorado State University. Mr. Schaible has also served on the board of Colorado State University’s General Leadership Council and Center for Entrepreneurship. The TradeStation Board selected Mr. Schaible to serve as a director because of his financial technologies and financial services experience and knowledge.
Miguel Leon, Ph.D. has served as Quantum’s Chief Financial Officer since its inception in October 2020. Mr. Leon is currently a President and Founding Partner of SCA Inventarios, a Chilean logistics and technology company since 2010; a Director of AtlasBank Panama since 2017; and a Director of Tanner Asset Management, an asset management company, since 2020. He has also served as Director and Partner of Solís de Ovando, Leon & Company, an M&A advisory boutique firm, since 2011. Previously, from 2006 to 2011, he was Lead Partner at KPMG Advisory Area Chile, directing more than ten lines of business in various areas of consulting, including corporate finance, risk and compliance and technology. Mr. Leon was also head of the Centre of Excellence at KPMG Corporate Finance in Latin America. Both at Arthur Andersen and Ernst & Young, he served as Regional Director for the Latin America Global Corporate Finance team. Mr. Leon led many mergers and acquisitions, due diligence, business appraisals, arbitration proceedings, and surveys in economic, finance and accounting with a focus on the banking sector. He was also Dean of the Faculty of Economics, Business and Engineering at the Universidad Finis Terrae and President of the Monetary Club Chile. Mr. Leon has a Ph.D. in management science ESADE, Spain; an M.B.A. from the University of Deusto, Spain; a degree in computer engineering from the University Federico, Santa María; and a degree in business administration from the University of Talca. Quantum believes Mr. Leon is well qualified to serve as a director due to his deep corporate finance and accounting expertise and his experience leading various aspects of mergers and acquisitions in the banking sector.
Daniel Caamano, V, Esq. has served as Quantum’s President since its inception in October 2020. Mr. Camaano was a co-founder of Atlas Bank Panama and, since 2015, has served as its Chairman and President. Prior to co-founding Atlas Bank Panama, Mr. Caamano was the driving force behind the creation of Anderen Bank and Anderen Financial. He served as Chairman and President of Anderen Financial and founder, President, and Director of Anderen Bank. Mr. Caamano also served as Chief Legal Officer for NexTrade and operated his own law firm Caamano & Associates PA. Early in his career, Mr. Caamano was trained by Citibank in New York. Mr. Caamano has held a number of executive roles as a senior banker. Mr. Caamano was also an adjunct professor at Stetson University College of Law where he taught international banking and finance. Mr. Caamano holds a bachelor’s degree in science from the Catholic

University and a master’s degree in business administration from Tampa College, an advanced doctoral degree from the Catholic University, and a juris doctor degree from Stetson University College of Law. Quantum believes Mr. Caamano is well qualified to serve as a director due to his extensive management experience in banking and the financial services industry.
Sandip I. Patel, Esq., has served as a member of Quantum’s board of directors since its inception in October 2020. Mr. Patel has been an attorney and corporate business consultant at Sandip I. Patel, P.A., a law firm founded by Mr. Patel in 2000. Since 2017, Mr. Patel has also served as Chief Legal Counsel of Channel Investments, LLC, a medical device company. Mr. Patel has been involved in the formation, acquisition, development, growth, and liquidity events related to companies in the healthcare, insurance and financial services fields. Mr. Patel currently holds public and private investments in a wide range of industries with a focus on medical devices, biotechnology, healthcare services and related technologies, as well as FinTech and related services. Mr. Patel is also a co-founding stockholder of AtlasBanc, and was a co-founding stockholder, and board member of Anderen Bank. He served on the board of directors for Avatar Property and Casualty Insurance Company, a Florida-based homeowners insurance company. Mr. Patel was the Founder, President and Chief Executive Officer of the Orion group of companies, a full-service real estate development company. Previously, Mr. Patel served as Head of the New Business Development and M&A team to national health insurance companies. Mr. Patel oversaw all legal, regulatory and governmental affairs on behalf of WellCare, while serving as the General Counsel and a partner in the company. Mr. Patel received his JD degree from the Stetson University College of Law, and a B.B.A in Finance from the University of Georgia. Quantum believes Mr. Patel is well qualified to serve as a director due to his substantial experience with public and private investments in a wide range of industries, including the financial services and technology industries, as well as his experience serving on the boards of financial services, insurance and other companies.
Thomas J. Hammond has served as a member of Quantum’s board of directors since its IPO in February 2021. Mr. Hammond was the President of ICE Clear U.S., a wholly owned clearing house of Intercontinental Exchange, Inc. (NYSE: ICE) from 2007 until his retirement in 2017. In that role, Mr. Hammond oversaw all technology, operations and financial functions at the clearing house. Prior to joining ICE, Mr. Hammond was Managing Director, Trading Operations at the Chicago Board of Trade (later the CME Group) where he played a leadership role in the successful transition to the Common Clearing Link. Before joining the CME Group in 2003, for a 17-year period, Mr. Hammond served as Chief Executive Officer, Executive Vice President and Chief Operating Officer of the Board of Trade Clearing Corporation (BOTCC), where he successfully managed the development and implementation of integrated over the counter (OTC) clearing systems. Mr. Hammond currently serves as a board member of Atlas FinTech Holdings Corp. and Atlas Bank and, prior to his retirement in 2017, served on the boards of the Financial Services Division and the Chicago Operations Division of the Futures Industry Association, and participated in the Chicago Federal Reserve Bank’s Working Group on Financial Markets. Mr. Hammond earned a Bachelor of Science degree in Business Administration from Lewis University in Romeoville, IL. Quantum believes Mr. Hammond is well qualified to serve as a director due to his extensive financial services experience gained over 37 years in different areas of the financial services industry.
Richard Korhammer has served as a member of Quantum’s board of directors since its IPO in February 2021. Since March 2020, Mr. Korhammer has served as Managing Director and Co-Head of FinTech Investment Banking at Chardan Capital Markets, a global investment bank. From August 2017 to February 2020, he served as Managing Director at SenaHill Securities LLC, an investment banking firm. Previously, from March 2016 to December 2017, Mr. Korhammer served as Chief Executive Officer at Airex, Inc., a producer of cloud-based marketplace. Since 2012, Mr. Korhammer has been the Chairman of the board of directors of Yieldbroker, a Sydney, Australia-based electronic debt and derivatives exchange. Mr. Korhammer was the Chief Executive Officer, Chairman and Co-founder of Lava Trading, an equities and FX best execution trading and order management system platform that he successfully guided from its inception to its acquisition by Citigroup Inc., where he became a Managing Director, overseeing global electronic equities execution. Throughout his career, Mr. Korhammer has held leadership positions including Senior Advisor to Lightyear Capital, a multi-billion dollar private equity firm focusing on the financial sector and Chairman of The Receivables Exchange, an SMB and Fortune 500 receivables trading platform. Mr. Korhammer started his career as a systems engineer as well as serving in business development roles at NeXT Computers, founded by Steve Jobs, which was acquired by Apple Computers. He holds a B.S.E. in computer science and electrical engineering from Princeton University. Quantum believes Mr. Korhammer is well qualified to serve as a director due to his substantial experience as a senior executive and advisor, building and growing companies within the technology, banking, trading, market data and exchange sectors.
Steven J. Carlson has served as a member of Quantum’s board of directors since its IPO in February 2021. Since 2016, Mr. Carlson has served as Co-Chairman of Magellan Global, a financial services holding company which owns Marco Polo, for which he serves as Chairman, Pi Capital International LLC, for which he serves as Managing Partner, and several other early stage firms. Pi Capital, a global advisory firm headquartered in New York City, provides capital raising, M&A advisory, and general corporate advisory services to firms in the financial institutions, renewable power generation, and real estate sectors around the globe. Securities are offered through an affiliate, Marco Polo. Marco Polo is a distribution platform enabling foreign financial services firms to market their products in the United States and other select jurisdictions worldwide. Before founding Pi Capital, Mr. Carlson was President and Head of Investment Banking at INTL FCStone Financial Inc. from 2010 to 2016. Prior to that, Mr. Carlson was the founder, Chairman and Chief Executive Officer of the Provident Group, a boutique investment banking firm providing capital raising, M&A and other corporate finance advisory services to firms globally. Provident Group was acquired by INTL in 2010. Prior to forming Provident in 1999, Mr. Carlson was a Managing Director at Lehman Brothers holding various senior positions at the firm. Mr. Carlson began his career at Fannie Mae. Mr. Carlson graduated with a BA in Economics from the University of Maryland and a Master’s Degree in Public Policy from the Kennedy School of Government at Harvard University. Quantum believes Mr. Carlson is well qualified to serve as a director due to his 30 years of experience in the financial services industry in various leadership positions, as well as his investment banking and entrepreneurial experience, having founded and managed several businesses.
Number and Terms of Office of Officers and Directors
The Quantum Board consists of seven members. Subject to any other special rights applicable to the stockholders, any vacancies on the Quantum Board may be filled by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).
Quantum’s officers are appointed by the Quantum Board and serve at the discretion of the Quantum Board, rather than for specific terms of office. The Quantum Board is authorized to appoint persons to the offices set forth in Quantum’s bylaws as it deems appropriate. Quantum’s bylaws provide that its officers may consist of a Chief Executive Officer, a President, a Chief Financial Officer, a Treasurer, a Secretary and such other officers (including without limitation, Vice Presidents and Assistant Secretaries) as the Quantum Board may from time to time determine.
Director Independence
NYSE listing standards require that within one year of the listing of Quantum’s securities on the NYSE, it have at least three independent directors and that a majority of the Quantum Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Quantum Board has determined that Messrs. Carlson, Hammond, Korhammer and Patel are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Quantum’s independent directors have regularly scheduled meetings at which only independent directors are present.
Audit Committee
Quantum has established an audit committee of the Quantum Board, consisting of Messrs. Carlson, Hammond and Patel, each of whom is an independent director under the NYSE listing standards and under Rule 10-A-3(b)(1) of the Exchange Act. Mr. Carlson serves chair of the audit committee.
Each member of the audit committee is financially literate and the Quantum Board has determined that Mr. Carlson qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee’s duties, which are specified in Quantum’s audit committee charter, include, but are not limited to:
•
reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in Quantum’s Form 10-K;

•
discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of Quantum’s financial statements;

•
discussing with management major risk assessment and risk management policies;

•
monitoring the independence of the independent auditor;

•
verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•
reviewing and approving all related party transactions;

•
inquiring and discussing with management Quantum’s compliance with applicable laws and regulations;

•
pre-approving all audit services and permitted non-audit services to be performed by Quantum’s independent auditor, including the fees and terms of the services to be performed;

•
appointing or replacing the independent auditor;

•
determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•
obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•
establishing procedures for the receipt, retention and treatment of complaints received by Quantum regarding accounting, internal accounting controls or reports which raise material issues regarding Quantum’s financial statements or accounting policies;

•
setting clear hiring policies for employees or former employees of the independent auditors; and

•
approving reimbursement of expenses incurred by Quantum’s management team in identifying potential target businesses.

Nominating and Corporate Governance Committee
Quantum has established a nominating and corporate governance committee of the Quantum Board, consisting of Messrs. Hammond, Korhammer and Patel, each of whom is an independent director under the NYSE’s listing standards. Mr. Hammond serves as the chair of the nominating and corporate governance committee. The nominating and corporate governance committee is responsible for overseeing the selection of persons to be nominated to serve on the Quantum Board. The nominating and corporate governance committee considers persons identified by its members, management, stockholders, investment bankers and others.
Compensation Committee
Quantum has established a compensation committee of the Quantum Board consisting of Messrs. Carlson, Korhammer and Patel, each of whom is an independent director. Mr. Patel serves as chair of the compensation committee. The compensation committee’s duties, which are specified in Quantum’s compensation committee charter, include, but are not limited to:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to Quantum’s Chief Executive Officer’s compensation, evaluating Quantum’s Chief Executive Officer’s performance in light of such goals and objectives and, either as a committee or together with the other independent directors (as directed by the board), determining and approving the compensation level (if any) of Quantum’s Chief Executive Officer based on such evaluation;
•
reviewing and approving the compensation of all of Quantum’s other executive officers;

•
reviewing Quantum’s executive compensation policies and plans;

•
implementing and administering Quantum’s incentive compensation equity-based remuneration plans;

•
assisting management in complying with Quantum’s proxy statement and annual report disclosure requirements;

•
approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Quantum’s executive officers and employees;

•
producing a report on executive compensation to be included in Quantum’s annual proxy statement; and

•
reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser, and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.
Code of Ethics
Quantum has adopted a code of ethics that applies to all of its executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of Quantum’s business.
Executive Officer and Director Compensation
No executive officer has received any cash compensation for services rendered to Quantum. Commencing on Quantum’s IPO through the completion of its initial business combination with a target business, Quantum will pay to Sponsor Holdco a fee of $10,000 per month for providing it with office space and certain office and secretarial services. However, pursuant to the terms of such agreement, Quantum may delay payment of such monthly fee upon a determination by its audit committee that Quantum lacks sufficient funds held outside the Trust Account to pay actual or anticipated expenses in connection with its initial business combination. Any such unpaid amount will accrue without interest and be due and payable no later than the date of the consummation of Quantum’s initial business combination. No compensation or fees of any kind, including finder’s fees, consulting fees and other similar fees, will be paid to Quantum’s insiders or any of the members of its management team, for services rendered prior to or in connection with the consummation of its initial business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on Quantum’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by Quantum; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the trust account and the interest income earned on the amounts held in the trust account, such expenses would not be reimbursed by Quantum unless it consummates an initial business combination.
Legal Proceedings
To the knowledge of Quantum’s management, there is no litigation currently pending against it, any of its officers or directors in their capacity as such or against any of its property.

Periodic Reporting and Financial Information
Quantum Units, Public Shares and Public Warrants are registered under the Exchange Act and Quantum has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, Quantum’s annual reports contain financial statements audited and reported on by its independent registered public accounting firm.

QUANTUM’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION
The following discussion and analysis of Quantum’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections titled “Forward-Looking Statements,” “Industry and Market Data” and “Risk Factors.”
Restatement
This Management’s Discussion and Analysis of Financial Condition and Results of Operations gives effect to the restatement of Quantum’s financial statements as of March 31, 2021 and June 30, 2021. Quantum’s management identified errors made in its historical financial statements where, at the closing of the IPO, Quantum improperly valued Quantum Shares subject to possible redemption. Quantum previously determined Quantum Shares subject to possible redemption to be equal to the redemption value of $10.00 per Quantum Share while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. Quantum’s management determined that the Quantum Shares issued during the IPO can be redeemed or become redeemable subject to the occurrence of future events considered outside of Quantum’s control. Therefore, Quantum’s management concluded that the redemption value should include all Quantum Shares subject to possible redemption, resulting in the Quantum Shares subject to possible redemption being equal to their redemption value. As a result, Quantum’s management has restated temporary equity and permanent equity. This resulted in an accretion adjustment to the initial carrying value of the Quantum Shares subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and common stock.
In connection with the change in presentation for the Quantum Shares subject to redemption, Quantum also restated its net income (loss) per Quantum Share calculation to allocate net income (loss) evenly to all Quantum Shares. This presentation contemplates a business combination as the most likely outcome, in which case all Quantum Shares share pro rata in the income (loss) of Quantum. There has been no change in the Quantum’s total assets, liabilities or operating results.
Overview
Quantum is a blank check company incorporated in Delaware on October 1, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
Significant Events and Business Combination
Quantum entered into the Merger Agreement with TradeStation on November 4, 2021. Pursuant to the Merger Agreement, and assuming the satisfaction or waiver of various closing conditions, including approval of the Merger Agreement by Quantum’s stockholders, Merger Sub will merge with and into Quantum, with Quantum continuing as the surviving corporation and a wholly-owned subsidiary of TradeStation.
Additionally, Quantum and TradeStation entered into the Subscription Agreements with the PIPE Investors pursuant to which the PIPE Investors have committed to purchase an aggregate of 12,500,000 Quantum Shares at a purchase price of $10.00 per share, including 5,000,000 shares to Monex. Quantum will issue to each PIPE Investor, other than Monex, whose aggregate subscription amount is equal to or greater than $5 million, an additional number of Quantum Shares equal to 10% of the PIPE Investor’s aggregate subscribed-for shares for no additional consideration, resulting in the issuance of an additional 750,000 Quantum Shares. Additionally, all PIPE Investors, other than Monex, will be entitled to receive for no additional consideration Additional Shares if the VWAP of TradeStation Shares is less than $10.00 per share during an agreed-upon measurement period. The PIPE Investment are conditioned upon, and will be consummated substantially concurrently with, the Closing. The PIPE Shares will be converted in the Merger into an equal number of TradeStation Shares.

Additionally, Quantum, the Sponsors, TradeStation and Monex entered into the Sponsor Support Agreement, pursuant to which, among other things, each Sponsor agreed (i) to vote all of their Sponsor Shares and Public Shares held by them in favor of the Business Combination and (ii) not to redeem any shares they hold at the Special Meeting. In addition, Sponsor Holdco and Chardan have agreed pursuant to the Sponsor Support Agreement to forfeit at Closing an aggregate of 1,610,554 Sponsor Shares and to deliver an additional 798,894 to be held in escrow subject to certain earn out conditions. Currently, the Sponsors own and have agreed to vote an aggregate of 5,031,250 Sponsor Shares and 901 Public Shares. See Note 11 to Quantum’s financial statements included in this proxy statement/prospectus.
Results of Operations
Quantum has neither engaged in any operations nor generated any revenues to date. Quantum’s only activities through September 30, 2021 were formation, the IPO and, subsequent to the IPO, identifying a target company for a business combination. Quantum does not expect to generate any operating revenues until after the completion of its business combination. Quantum generates non-operating income in the form of interest income on marketable securities held in the Trust Account. Quantum incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the three months ended September 30, 2021, Quantum had a net loss of $924,163, which consists of operating costs of $1,647,599, offset by a change in fair value of warrant liability of $697,765, an unrealized gain on marketable securities held in the Trust Account of $10,576, and interest earned on marketable securities held in the Trust Account of $15,095.
For the nine months ended September 30, 2021, Quantum had a net loss of $1,792,927, which consists of operating and formation costs of $2,280,067, offset by a change in fair value of warrant liability of $451,640, interest earned on marketable securities held in the Trust Account of $34,625, and an unrealized gain on marketable securities held in the Trust Account of $875.
Liquidity and Capital Resources
On February 9, 2021, Quantum consummated the IPO of 17,500,000 Quantum Units at a price of $10.00 per Quantum Unit, each Quantum Unit consisting of Quantum Share, par value $0.0001 per share, and one warrant to purchase one-half of one Quantum Share at an exercise price of $11.50, generating gross proceeds of $175,000,000. Simultaneously with the closing of the IPO, Quantum consummated the sale of 5,562,500 Private Warrants at a price of $1.00 per Private Warrant in a private placement to Chardan and Sponsor Holdco, generating gross proceeds of $5,562,500.
On February 12, 2021, in connection with the underwriters’ exercise of their over-allotment option in full, Quantum consummated the sale of an additional 2,625,000 Quantum Units at a price of $10.00 per Quantum Unit, generating total gross proceeds of $26,250,000. In addition, Quantum consummated the sale of an additional 590,625 Private Warrants at $1.00 per Private Warrant, generating gross proceeds of $590,625.
Following the IPO (including the full exercise of the over-allotment option) and the sale of the Private Warrants, a total of $201,250,000 was placed in the Trust Account. Quantum incurred $5,017,526 in IPO related costs, including $4,528,125 of underwriting fees and $489,401 of other costs.
For the nine months ended September 30, 2021, cash used in operating activities was $932,916. Net loss of $1,792,927 was affected by unrealized gain on marketable securities held in the Trust Account of $875, interest earned on marketable securities held in the Trust Account of $34,625, the change in fair value of warrant liability of $451,640 and transaction costs allocated to the warrant liabilities of $9,348. Changes in operating assets and liabilities provided $1,337,803 of cash for operating activities.
As of September 30, 2021, Quantum had marketable securities of $201,285,500 (including $35,500 of interest income, net of unrealized loss) held in the Trust Account, invested in (i) U.S. government treasury bills, notes or bonds having a maturity of 185 days or less and/or (ii) in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act as determined by Quantum. Interest income on the balance in the Trust Account may be used by Quantum to pay taxes and dissolution expenses up to $100,000. Through September 30, 2021, Quantum has not withdrawn any interest earned from the Trust Account.
Quantum intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete a business combination. To the extent that Quantum’s capital stock or debt is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business, make other acquisitions and/or pursue Quantum’s growth strategies.
As of September 30, 2021, Quantum had cash of $202,370. Quantum has used the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, Sponsor Holdco or an affiliate of Sponsor Holdco, or certain of Quantum’s officers and directors may, but are not obligated to, loan Quantum funds as may be required (“Working Capital Loans”). If Quantum completes a business combination, Quantum would repay such loaned amounts. In the event that a business combination does not close, Quantum may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. The warrants would be identical to the Private Warrants. As of September 30, 2021, there have been no amounts advanced to Quantum under the Working Capital Loans.
On October 19, 2021, Sponsor Holdco committed to provide Quantum an aggregate of $2,000,000 in loans in connection with the Working Capital Loans. Quantum may raise additional capital through loans or additional investments from the Sponsors or its stockholders, officers, directors, or third parties. However, pursuant to the Merger Agreement, until the Closing, Quantum may not incur, guarantee or otherwise assume Working Capital Loans over $500,000 or any other borrowings without the consent of TradeStation.
Based on the foregoing, Quantum believes it will have sufficient cash to meet its needs through the earlier of consummation of a business combination or one year and one day from the date of issuance of the financial statements included herein.
Off-Balance Sheet Arrangements
Quantum has no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of September 30, 2021. Quantum does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. Quantum has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual Obligations
Quantum does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than pursuant to an administration services agreement, dated February 4, 2021, by and between Quantum and Sponsor Holdco pursuant to which Quantum pays Sponsor Holdco a monthly fee of $10,000 for office space, utilities and secretarial support. Quantum began incurring these fees on February 4, 2021 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and Quantum’s liquidation.
Pursuant to a business combination marketing agreement, dated February 4, 2021, by and between Quantum and Chardan Capital Markets, Quantum has engaged Chardan Capital Markets, the representative of the underwriters in the IPO, as an advisor in connection with a business combination to assist Quantum in holding meetings with its stockholders to discuss a potential business combination and the target business’s attributes, introduce Quantum to potential investors that are interested in purchasing Quantum’s securities in connection with the potential business combination, assist Quantum in obtaining stockholder approval for a business combination and assist Quantum with its press releases and public filings in connection with a business combination. Quantum will pay Chardan Capital Markets the marketing fee for such services upon the consummation of Quantum’s initial business combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the IPO, or $7,043,750.
Pursuant to a letter agreement for placement agent services, dated August 20, 2021, by and between Quantum and Piper Sandler, as supplemented by that certain Co-Placement Joinder dated September 11, 2021 by and between Piper Sandler, Quantum and Marco Polo, and that certain Co-Placement Joinder dated September 13, 2021 by and between Piper Sandler, Quantum and Chardan Capital Markets, Quantum engaged Piper Sandler, Marco Polo and Chardan Capital Markets to act as co-placement agents in connection with the PIPE Investment. Quantum will pay a customary fee to Piper Sandler for its services performed in connection with the PIPE Investment, and may pay a customary fee to Marco Polo and/or Chardan Capital Markets for any services performed in connection with the PIPE Investment.
Pursuant to a letter agreement, dated July 13, 2021, by and between Quantum and Piper Sandler, Quantum has engaged Piper Sandler as an independent financial advisor in connection with the Merger pursuant to which Quantum will pay Piper Sandler a customary fee.
Pursuant to the Registration Rights Agreement entered into on February 4, 2021 at or about the time of the IPO, the holders of the Sponsor Shares, as well as the holders of the Private Warrants (and underlying securities) and any warrants issued in payment of Working Capital Loans made to Quantum (and underlying securities), were granted registration and stockholder rights. The parties have agreed to terminate this agreement upon the Closing pursuant to the Sponsor Support Agreement.
Critical Accounting Policies
The preparation of condensed financial statements and related disclosures in conformity with GAAP requires Quantum’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Quantum has identified the following critical accounting policies:
Warrant Liability
Quantum accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity and ASC 815, Derivatives and Hedging. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to Quantum Shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. Quantum has concluded that the Public Warrants should be classified as equity instruments, and the Private Warrants should be classified as liability instruments.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.
Quantum Shares Subject to Possible Redemption
Quantum accounts for Quantum Shares subject to possible redemption in accordance with the guidance in ASC 480. Quantum Shares subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable Quantum Shares (including Quantum Shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Quantum’s control) are classified as temporary equity. At all other times, Quantum Shares are classified as stockholders’ equity. Quantum Shares feature certain redemption rights that are considered to be outside of Quantum’s control and subject to occurrence of uncertain future events. Accordingly, all Quantum Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of Quantum’s condensed balance sheets.
Net Income (Loss) Per Quantum Share
Net income (loss) per Quantum Share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Accretion associated with the redeemable shares of common stock is excluded from income (loss) per Quantum Share, as the redemption value approximates fair value.
Recent Accounting Standards
In August 2020, the FASB issued ASU No. 2020-06, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. Quantum is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Quantum’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on Quantum’s condensed financial statements.
JOBS Act
The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. Quantum qualifies as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly-traded) companies.

TRADESTATION’S SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA
The summary historical consolidated statements of income and statements of cash flows of TradeStation for the years ended March 31, 2021, 2020, and 2019 and the historical consolidated financial position as of March 31, 2021 and 2020 are derived from TradeStation’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The summary historical consolidated statements of income and statements of cash flows of TradeStation for the six months ended September 30, 2021 and 2020 and the historical consolidated financial position as of September 30, 2021 are derived from TradeStation’s unaudited interim consolidated financial statements included elsewhere in this proxy statement/prospectus. TradeStation’s historical results are not necessarily indicative of the results that may be expected in the future, and TradeStation’s results for the six months ended September 30, 2021 are not necessarily indicative of the results that may be expected for the full year ending March 31, 2022 or any other period. You should read the following summary historical consolidated financial and operating data together with “TradeStation’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and TradeStation’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.
	For the six months ended September 30,		For the fiscal years ended March 31,
Statement of Income	2021	2020	2021	2020	2019
(in thousands, except share data and per share amounts)	(unaudited)	(unaudited)
Revenues
Trade-related revenue	$79,868	$78,439	$170,046	$113,231	$105,610
Subscription and other revenue	3,306	3,987	8,771	10,051	12,647
Total non-interest income	83,174	82,426	178,817	123,282	118,257
Interest income	23,892	19,733	43,131	68,131	67,593
Interest expense	(3,917)	(1,399)	(3,296)	(2,774)	(1,719)
Net interest income	19,975	18,334	39,835	65,357	65,874
Net revenues	103,149	100,760	218,652	188,639	184,131
Expenses
Employee compensation and benefits	43,936	35,314	74,297	69,066	65,157
Cost of services provided	16,961	16,649	33,493	31,168	28,253
Communication	7,665	6,774	14,191	12,488	9,980
Marketing	16,890	7,631	17,395	11,049	11,415
Professional services	6,403	3,128	6,321	4,679	5,284
Occupancy and equipment	7,927	6,224	13,439	11,332	10,146
Depreciation and amortization of property and equipment	5,347	4,887	10,130	9,947	9,114
Amortization and intangibles	4,471	4,471	8,942	8,874	8,778
Interest expense on borrowings	1,451	1,721	3,070	4,409	4,590
Other expense (income)	(594)	10,639	4,741	13,186	6,601
Total expenses	110,457	97,438	186,019	176,198	159,318
Income (loss) before income taxes	(7,308)	3,322	32,633	12,441	24,813
Income tax expense (benefit)	(1,703)	903	8,843	2,164	6,217
Net income (loss)	$(5,605)	$2,419	$23,790	$10,277	$18,596
	For the six months ended September 30,		For the fiscal years ended March 31,
Statements of Cash Flows	2021	2020	2021	2020	2019
(in thousands)	(unaudited)	(unaudited)
Net cash provided by (used in):
Operating activities	$115,175	$363,572	$732,716	$474,390	$137,854
Investing activities	(8,411)	(5,351)	(12,888)	(15,000)	(10,732)
Financing activities	21,262	23,000	29,000	45,000	(11,000)

	As of September 30, 2021	As of March 31,
Statement of Financial Condition		2021	2020
(in thousands)	(unaudited)
Cash and cash equivalents	$163,652	$84,399	$128,066
Total assets	4,317,822	4,196,863	2,849,346
Total liabilities	4,103,843	3,953,541	2,629,814
Total stockholder’s equity	213,979	243,322	219,532
	For the six months ended September 30,		For the fiscal years ended March 31,
Other Financial Data:	2021	2020	2021	2020	2019
(in thousands)
Adjusted EBITDA(2)	$(599)	$20,846	$53,600	$41,884	$39,392

(2)
The following table presents the reconciliation of net income (loss), the most comparable GAAP measure, to Adjusted EBITDA.

	For the six months ended September 30,		For the fiscal years ended March 31,
(in thousands)	2021	2020	2021	2020	2019
Net income (loss)	$(5,605)	$2,419	$23,790	$10,277	$18,596
Income tax provision (benefit)	(1,703)	903	8,843	2,164	6,217
Depreciation & amortization	9,818	9,358	19,072	18,821	17,892
Interest expense	1,451	1,721	3,070	4,409	4,590
EBITDA	3,961	14,401	54,775	35,671	47,295
Adjustments:
Swap fair value gain(a)	—	—	—	—	(7,067)
Severance expense(b)	—	—	1,700	—	—
Write-off of software(c)	—	—	—	1,996	400
Market data audit settlement(d)	—	—	—	—	(1,236)
Crypto timing gains & losses(e)	266	6,445	(2,875)	4,217	—
Gain on investment(f)	(4,826)	—	—	—	—
Adjusted EBITDA	$(599)	$20,846	$53,600	$41,884	$39,392

(a)
“Swap fair value gain” refers to the change in fair value of an interest rate swap instrument with Monex that expired November 27, 2018. There have been no further interest rate swap agreements with Monex.

(b)
“Severance expense” refers to a planned reduction-in-force (“RIF”) during the first fiscal quarter of fiscal 2021 as a proactive measure in response to the then-recent onset of “zero commissions” and declines in the federal funds target rates.

(c)
Includes write-off of certain software in fiscal 2019 and fiscal 2020.

(d)
“Market data audit settlement” refers to a settlement made in fiscal 2019 (relating to prior periods of market data use and distribution) for an amount $1.2 million lower than had been accrued.

(e)
“Crypto timing gains and losses” refers to temporary gains and losses recognized due to certain mark-to-market adjustments, but later offset (netted to zero) as the asset positions were closed out. These temporary gains and losses (and related EBITDA adjustments) should not recur, as TradeStation has since adopted hedge accounting with respect to cryptocurrency assets and liabilities.

(f)
Includes an unrealized gain on a strategic investment (preferred shares in non-public entity) based on recently observed funding rounds.

TradeStation utilizes Adjusted EBITDA in the management of its business and operation. Adjusted EBITDA represents net income (loss) attributable to TradeStation before income tax provision (benefit), net interest expense, depreciation and amortization, and for the periods presented has excluded certain other expenses or items, including swap fair value gains (losses), certain severance expenses, write-offs of software, certain contractual settlements and cryptocurrency timing gains and losses.
These items are excluded from TradeStation’s Adjusted EBITDA measures because these items are non-cash in nature or because the amount or timing of these items is not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. TradeStation believes Adjusted EBITDA provides useful information to investors and others in understanding and evaluating its results of operations, and also provide a useful measure for period-to-period comparisons of its business performance. Moreover, TradeStation has included Adjusted EBITDA in this proxy statement/prospectus because it is a key measurement used by its management internally to make operating decisions, including those related to operating expenses, evaluate performance and perform strategic planning and annual budgeting. However, TradeStation does not consider Adjusted EBITDA in isolation or as an alternative to liquidity or financial measures determined in accordance with GAAP.
A limitation of Adjusted EBITDA is that it excludes significant items that are required by GAAP to be recorded in TradeStation’s financial statements. In addition, it is subject to inherent limitations as it reflects the exercise of judgments by management about which items are excluded or included in determining and therefore the basis of presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. You should review TradeStation’s audited financial statements, unaudited financial statements and “Tradestation’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and view them as a whole, and not rely on any single financial measure to evaluate TradeStation’s business.

TRADESTATION’S BUSINESS
Overview
TradeStation offers an award-winning trading platform with broad multi-asset capabilities that is supported by its execution, self-clearing and other online brokerage services, an investment learning environment, and deep customer service and support. TradeStation’s mission is to empower self-directed traders and investors to claim their financial edge in the equities, options, futures and cryptocurrency markets by providing them with powerful trading analysis and order placement technology as well as a robust learning community.
From its start as a fintech pioneer in 1982 TradeStation has developed a trusted brand name and built a foundation to create an online brokerage consistently recognized both as a leader in the market and for the depth of its functions and features. Historically, TradeStation focused on the seasoned, active trader, but over the past several years has expanded its offerings to address the wider self-directed investor market, including the younger generation of Millennial and Gen-Z traders. In particular, TradeStation has enhanced its offerings during the past few years by substantially enriching and improving its Web and mobile offerings, launching its cryptocurrency brokerage platform, simplifying its pricing plans and offering commission-free stock trading, enhancing its account opening process, including offering real-time account funding, adding new learning content and features, and launching a new website.
TradeStation’s proprietary technology for its core equities, options and futures platform is available on desktop, Web and mobile, and its cryptocurrency platform is available on Web and mobile. TradeStation connects directly to stock and futures exchanges and other electronic markets, as well as cryptocurrency markets, for both market data distribution to its customers and trade order placement, and also executes and self-clears its customers’ equities, options, futures and crypto trades and has custody of customer cash and other assets. TradeStation believes owning its core technology, together with the direct market connectivity, execution, self-clearing and custody arrangements it offers, differentiate it from its competition, giving TradeStation advantageous economies of scale and the flexibility to profitably achieve significant growth.
In addition to having substantially enriched and improved TradeStation’s web and mobile offerings, which are preferred by the growing market of younger self-directed investors, TradeStation has developed and implemented API technology that enables it to quickly connect with numerous third-party platforms in various fintech and other investment-related financial services industries. TradeStation has recently begun to leverage, and plans to increasingly leverage, these API relationships to attract and retain customers who may prefer to access its brokerage service environment from other online communities and applications, as well as to expand its marketing leads through online referrals which connect directly to its account opening process.
TradeStation launched its online brokerage in 2001 and its awards and accolades over the past two decades are numerous. In the 2021 Online Broker Review conducted by StockBrokers.com, TradeStation was rated #1 Platform Technology for the ninth consecutive year, and “Best in Class” for “Active Trading” (11th year in a row), “Platform & Tools” (10th year in a row), “Options Trading” (9th year in a row), “Commissions and Fees” (2nd year in a row) and “Futures Trading” (2nd year in a row). In the Stocks & Commodities Reader’s Choice Awards, TradeStation has been voted best “Trading System — Futures” 16 times, best “Trading Systems — Stocks” 15 times, best “Real-Time Data” 11 times, and best “Trading Centers/Schools/Training” 5 times. In the Investor’s Business Daily Annual Surveys of the Best Online Brokers over the past three years TradeStation has been recognized as “top 5” or “top 3” in categories that include “Equity Trading Tools,” “Options Trading Platform” and “Educational Resources.”
Recognition of TradeStation’s crypto platform offering since its late 2019 launch has been similar. TradeStation was named #1 Crypto Technology by Stockbroker.com in 2021 (the award’s inaugural year) and “Best Online Broker for Bitcoin Trading” in 2020. TradeStation’s crypto platform also won “Best New Product” at the 2020 Benzinga Global Fintech Awards.
Driven by its mission and core competencies, TradeStation grew total accounts from 97,000 at the end of fiscal 2019, to 108,000 at the end of fiscal 2020 and to 146,000 at the end of fiscal 2021. TradeStation grew net revenue from $184.1 million in fiscal 2019, to $188.6 million in fiscal 2020 and to $218.7 million in fiscal 2021. TradeStation’s pre-tax income was $24.8 million in fiscal 2019, $12.4 million in fiscal 2020 and $32.6 million in fiscal 2021, and it grew its Adjusted EBITDA from $39.4 million in fiscal 2019, to $41.9 million in fiscal 2020 and to $53.6 million in fiscal 2021. While approximately 20% of TradeStation’s customer accounts are held by customers who reside outside of the U.S., TradeStation focuses principally on serving online traders in the U.S. See “TradeStation’s Summary Historical Financial and Operating Data” for information about Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to its nearest GAAP financial measure, as well as a discussion of the usefulness, comparability and limitations of Adjusted EBITDA.
Industry Background and Market Opportunities
Expanding Self-Directed Investor Market
According to industry research, the total U.S. self-directed investor market was comprised of approximately 63 million people in 2020 and is expected to grow at a compound annual growth rate of approximately 16% between 2018 and 2021. It is believed that this growth is due to the broad-based elimination of commissions for equities trades in the fall of 2019, simplification of trading technology, availability of fractional shares, increased market volatility, increased personal savings rates, and increased trading focus on popular and social media platforms, among other factors. According to a September 25, 2020 Pew Research Center article, in 2019 only 35% of Americans had investments outside of their retirement accounts, another indication of potential wide opportunities for growth. Access to trading is growing and diversifying, and TradeStation believes it is well-positioned to capitalize on this market opportunity. For example, its primary customer base has historically consisted of customers among the Baby Boomer and Gen-X generations (born 1946-1980), who represented approximately 95% of its customers as of March 31, 2019, but represented 86% of its customers as of September 30, 2021, with the Millennial and Gen-Z (born after 1980) portion of its customer base growing from 5% to 14% over that period. TradeStation’s experience is consistent with research in a survey published in February 2021 titled “Investing 2020: New Accounts and the People Who Opened Them” by the FINRA Investor Education Foundation (the “FINRA Foundation”) and the National Opinion Research Center at the University of Chicago, which reported that the majority of new investors who opened a non-retirement investment account during 2020 were, for the first time, under the age of 45.
Trading-Enabling Technology
TradeStation believes there is substantial market opportunity for investment-enabling technology. According to the July 2021 Online Investing Report by Investment Trends, the number of unique individuals who placed at least one online trade on stocks or ETFs in the preceding 12 months was approximately 14.0 million, up from approximately 12.0 million in September 2020 and 7.4 million in August 2019. Furthermore, according to a 2018 FINRA Foundation survey, 85% of respondents reported sometimes or frequent use of trading-enabling technology to place orders, consisting of 55% who reported trading online and 30% who reported placing orders through a mobile app. Younger respondents, aged 18 to 34, were even more likely to report using online or mobile trading platforms. Through TradeStation’s integrated platforms, TradeStation has captured, and believes it is well-positioned to continue to capture, a portion of this growing market.
Cryptocurrency Expansion
Financial institutions, corporations and certain governments are increasing their adoption of crypto assets. While the cryptocurrency market remains in its early stages, the average daily volume of Bitcoin increased approximately seven times in the last three years, through September 2021. In addition, the market value of Bitcoin was approximately $1.1 trillion as of September 30, 2021, an increase of $821 billion from September 30, 2019. According to the July 2021 Online Investing Report by Investment Trends, nearly 7 million online investors currently hold cryptocurrencies, while an additional approximately 2.34 million have indicated a willingness to do so (though not all may act on these intentions). TradeStation believes that it is well-positioned to take advantage of this explosive growth. Launched in November 2019, TradeStation’s crypto brokerage service grew its account base 799% over the twelve months ended September 30, 2021, from 1,025 accounts at September 30, 2020 to 9,218 accounts at September 30, 2021, and grew 227% in revenue in the six months ended September 30, 2021 as compared to the six months ended September 30, 2020.
Demand for Investment Education and Information
As interest rates and yields on traditional savings products have decreased, the number of people interested in learning how to access the financial markets has increased. According to the July 2021 Online Investing Report by Investment Trends, 21% of online investors surveyed said they chose their main online broker because of the education material and programs offered. TradeStation believes that its growing trader education and social network environment allows traders to responsibly connect, share and learn in a manner which addresses this trend.
TradeStation’s Competitive Strengths
TradeStation has built a well-recognized set of financial technologies for active and new traders. While TradeStation has already achieved significant growth, it believes it is well-positioned to invest in its business to increase its growth even further and at a faster pace by attracting to its platform traders and active investors from both legacy and challenger securities brokers and futures comission merchants, as well as those on crypto exchanges looking for a place they can have a multi-asset platform to invest in cryptos together with equities, options and/or futures.
TradeStation Has a Strong Record of Customer Growth.   TradeStation has a strong track record of growing a loyal customer base. For example, TradeStation’s active accounts grew 29.4% to approximately 163,000 at September 30, 2021 from approximately 126,000 at September 30, 2019, and its customer assets under custody were approximately $11.3 billion at September 30, 2021, up 100% from September 30, 2019. TradeStation has also seen increased customer growth among Millennial and Gen-Z customers (born after 1980), who represented 5% of its customer base at September 30, 2019 and 14% of its customer base at September 30, 2021.
TradeStation Has Demonstrated an Ability to Acquire Valuable Customers.   TradeStation has shown that its marketing spend drives customers to it who generate a quick return on its investment. During fiscal 2018, fiscal 2019 and fiscal 2020, TradeStation acquired accounts with $11.4 million in annual marketing expenditures. Such accounts generated trading-related revenue and net interest income at least equal to TradeStation’s marketing expenditures to acquire them in an average of seven to eight months, which TradeStation calls the payback period. In fiscal 2021, while TradeStation increased the annual cost of account acquisition to $17.4 million in marketing expenditure, it reduced the payback period to five months. TradeStation believes its compelling offering of financial technologies supports its customer engagement and in turn its efficient account acquisition engine.
TradeStation Offers a Comprehensive Set of Solutions.   TradeStation offers a broad range of desktop, web and mobile tools designed to help both new and sophisticated traders analyze and trade in the equities, options, futures and crypto markets. These include: TradeStation’s flagship TradeStation 10 desktop platform for more advanced traders (or those who want to become more advanced), which has virtually unlimited charting and analysis capabilities, including powerful functions that enable traders to design, test, optimize and automate custom trading approaches and strategies; the Web and mobile versions of TradeStation, which contain many of the best features and functions of the desktop version and allow for stocks, options, futures and crypto trading “on-the-go”; OptionStation Pro, a platform designed for equity and index options traders; and TradeStation Crypto, which offers valuable analysis tools and one-click order entry for investing in Bitcoin, Ethereum and other cryptocurrencies. In addition to TradeStation’s award-winning platforms, its proprietary API technology enables customers to connect to its brokerage environment from third-party fintech platforms on which they have already become comfortable. Further, TradeStation’s robust middle- and back-office brokerage technology for market data and execution, together with its self-clearing capabilities, provides its business with meaningful operating leverage and an opportunity to scale.
TradeStation Has Control Over TradeStation’s Important Assets and Operations.   TradeStation owns the platform technology that constitutes the core of its differentiated, award-winning equities, options and futures offerings on desktop, Web and mobile, and is in the process of integrating its crypto offering into the

TradeStation proprietary Web and mobile platforms, which TradeStation expects to have completed by early 2022. TradeStation has also controlled its market data delivery and order placement systems for equities, options and futures for approximately 15 years, and for crypto since its November 2019 launch. Further, TradeStation self-clears its customers trades across all of these asset classes. TradeStation’s self-clearing processes for equities, options, futures and crypto launched in 2004, 2005, 2016 and 2019, respectively, and TradeStation maintains clearing memberships for equities and futures with most of the major exchanges and clearing houses, including NYSE and Nasdaq equities exchanges, The Depository Trust Company, National Securities Clearing Corporation and Options Clearing Corporation, and the CME Group and ICE futures exchanges. TradeStation’s significant control over these core assets and operational systems enable it to provide a more seamless platform and brokerage experience to its customers, implement product and service innovations and enhancements more quickly, with decreased dependence on third-party vendor resources and availability, and to scale more efficiently.
TradeStation’s Systems are Robust and Have a Good Track Record.   While system outages and other performance issues are always risks that need to be carefully monitored, and which TradeStation cannot assure will not occur in the future, TradeStation has a successful track record of supporting heavy trading volumes and highly volatile markets with minimal disruption to its platforms’ operations, and believes it is well-positioned for scale and product expansion. For example, trades placed through TradeStation’s order execution system increased from 1.5 million trades per month in April 2019 to 4.7 million trades per month in June 2021, a growth of over 200%. With the scope, scale, technology and resources TradeStation offers, TradeStation believes it is able to quickly and efficiently support the evolving needs of its customer base.
TradeStation Has a Seasoned Management Team.   TradeStation’s executive leadership team has extensive experience working in and leading organizations in the financial and fintech industries. TradeStation’s team has a proven track record of growing organizations. TradeStation believes its management team’s extensive experience in operating through periods of technological and regulatory change will allow it to adapt quickly, scale its business as it grows and respond to changing political and regulatory environments. Further, TradeStation’s team has developed and grown upon a mature corporate governance and risk management structure that is poised to support TradeStation’s growth as a public company.
TradeStation’s Growth Strategies
TradeStation has a multi-pronged growth strategy focused on investment in, and expansion of, its business, designed to leverage its strengths and continuing to build upon the momentum TradeStation has generated to date.
TradeStation Has a Well-Defined Marketing Strategy to Drive Growth.   TradeStation believes there is a large opportunity to expand its marketing footprint and create self-reinforcing brand awareness. TradeStation has historically underinvested in marketing as compared to its publicly-traded peers. Leveraging TradeStation’s accomplishments over the past three years as a strong foundation, TradeStation believes it has an opportunity to focus on higher account and revenue growth, primarily through a substantial increase in its marketing spend. TradeStation aims to focus its increased marketing spend on brand-awareness and performance-based marketing. TradeStation’s projected increase in marketing spend will focus on increased penetration across multiple channels, including internet searches, social media, display and mobile app stores, where TradeStation’s penetration is currently between zero and 5%. TradeStation believes focusing on this large opportunity for digital marketing has the potential to significantly increase its brand’s visibility and accelerate its customer growth and long-term profitability.
TradeStation Plans to Enhance the Platform Environment in Which TradeStation’s Customers Learn and Invest.   TradeStation intends to continue focusing on multiple product feature expansions to sustain its customers’ engagement. TradeStation currently has planned strategic initiatives aimed at further simplifying the user experience for its customers, providing more valuable trading insights and education, enabling the trading of fractional shares, and creating a more modern peer-to-peer social community. TradeStation believes prioritizing user experience and access to products will not only foster continued loyalty among existing customers and, by extension, recurring revenue and lifetime value of such customers, but also increase its platforms’ attractiveness and viability to prospective new customers.

Robust Crypto Offering Poised for Growth.   TradeStation’s current cryptocurrency platform offering has achieved rapid growth in active accounts, combining powerful trading tools with access to proven crypto assets, including Bitcoin, Bitcoin Cash, Ethereum, Litecoin and USDC stablecoin. Additionally, TradeStation has prepared for the launch of several key initiatives to further accelerate the growth of its crypto business, including offering native integration with its other applications, adding new cryptocurrencies, providing support for IRA accounts, and further expansion to international customers.
Expand Strategic Alliances.   TradeStation’s multi-asset, API-compatible brokerage infrastructure has been designed to power account growth through connections to third-party fintech platforms. TradeStation generates a growing amount of revenue from these arrangements with third parties, which TradeStation refers to as strategic alliances. TradeStation currently has strategic alliances with more than 70 companies, principally fintech platforms that do not offer regulated financial services. Revenue associated with such third-party arrangements grew from $7.6 million in fiscal 2018 to $33.1 million in fiscal 2021. TradeStation has also identified potential new strategic alliances with wealth management platforms, banks and neobanks and payment platforms which it believes could drive potential customers into its platform and services and support continued account and revenue growth.
As TradeStation’s strategy to accelerate growth includes a substantial planned increase in marketing spend and employee headcount, which has already begun, its historical performance over the three-year period ended March 31, 2021 in income, Adjusted EBITDA, cost-per-account and market investment payback period should not be viewed as indicative of results in the current fiscal year or either of the two fiscal years thereafter. For example, TradeStation has already, in accordance with its growth plan, incurred pre-tax loss for the six months ended September 30, 2021, as well as higher per-account acquisition cost, and expects those losses and higher per-account acquisition costs to continue over the near- to mid-term. TradeStation believes that sacrificing nearer-term profit through increased marketing and headcount expenditures, and decreased account acquisition efficiency, will position it to achieve a significantly higher level of revenue and market share in the self-directed investor market in the mid- to longer-term. While TradeStation is confident about its growth strategy, it has a high degree of risk, which should be carefully taken into account before deciding whether to invest in it and should be closely monitored on an ongoing basis before deciding whether to maintain, increase or decrease such investment.
TradeStation’s Products and Services
TradeStation’s core product and service is an award-winning trading platform with broad multi-asset capabilities that is supported by its execution, self-clearing and other online brokerage services, an investment learning environment, and deep customer service and support. TradeStation’s products and services empower self-directed traders and investors to conduct analyses and trade in the equities, options, futures and cryptocurrency markets by providing them with powerful trading analysis and order placement technology as well as a robust learning community. TradeStation’s proprietary technology for its core equities, options and futures platform is available on desktop, Web and mobile, and its cryptocurrency platform is available on Web and mobile.
Brokerage Services
TradeStation’s principal online brokerage services offerings are investment and trading in (i) stocks, ETFs, equity and index options, commodity and financial futures, and futures options offered by TradeStation Securities, and (ii) cryptocurrencies, including Bitcoin, Bitcoin Cash, Ethereum, Litecoin and USDC stablecoin, offered by TradeStation Crypto, Inc. TradeStation Securities is an SEC-licensed broker-dealer, a CFTC-licensed FCM and a member of FINRA, SIPC, CME, NFA, DTC, NSCC, OCC and several equities and futures exchanges. TradeStation Securities does not offer crypto accounts. TradeStation Crypto holds various federal and state money services business/money-transmitter and similar registrations and licenses, but is not a securities broker-dealer, FCM or a member of FINRA, SIPC, CME, NFA, DTC, NSCC, OCC or any equities or futures exchange and does not offer equities or futures accounts.
TradeStation’s brokerages self-clear their customers’ stock, ETF, equity and index option, futures, futures options and cryptocurrency trades. TradeStation executes its customers’ securities, futures and crypto transactions on an agency (or as to cyptocurrencies, functionally equivalent) basis only, as opposed to a principal basis whereby a brokerage would maintain inventory, make markets or assume principal risk, and TradeStation does not engage in proprietary trading, reducing TradeStation’s exposure to the risks of sudden market movements and eliminating several potential conflicts of interest.
TradeStation’s proprietary technology for its core equities, options and futures platform is available on desktop, Web and mobile, and its cryptocurrency platform is available on Web and mobile. TradeStation connects directly to stock and futures exchanges and other electronic markets, as well as cryptocurrency markets, for both market data distribution to its customers and trade order placement, and also executes and self-clears its customers’ equities, options, futures and crypto trades and has custody of customer cash and other assets.
As of September 30, 2021, TradeStation had approximately 163,000 equities, futures and crypto accounts, compared to approximately 126,000 equities, futures and crypto accounts as of September 30, 2020. During fiscal 2021, TradeStation’s brokerage customer account base generated approximately 230,000 daily average revenue trades (“DARTs”), compared to 97,000 DARTs during fiscal 2020. As of September 30, 2021, total assets under custody were approximately $11.3 billion.
TradeStation Platforms and Tools
TradeStation’s award-winning, flagship TradeStation 10 desktop platform offers advanced electronic order execution and enables customers to design, test, optimize, monitor and automate their own custom equities, equity and index options and futures trading strategies and make trading decisions by using the numerous research and analysis tools it offers. The TradeStation Web and mobile app versions offer the most-used features of the TradeStation 10 desktop platform, and the TradeStation crypto platform offers cryptocurrency traders numerous charting and analysis tools to help them make trading decisions and then execute those trades in the crypto markets. In addition, TradeStation offers the following attractive and well-received platform offerings, functions and features:
•
OptionStation Pro — OptionStation Pro provides traders with tools to quickly build options chains, graph and analyze any options strategy scenario, and then place trades directly into the market.

•
RadarScreen — Through RadarScreen, traders can scan securities, options and futures markets to identify potential buying or selling opportunities based upon their own trading strategies.

•
TradeStation FuturesPlus — TradeStation FuturesPlus allows TradeStation customers to trade futures and futures options on the leading exchanges and liquidity platforms, including the CME and ICE, on the web or using a mobile device.

•
Matrix — The Matrix combines the benefits of a detailed market depth window, a highly advanced order-entry tool and a precise order-tracking system — all in one, single view. The Matrix is the fastest way to enter or change an order, with single click and/or drag and drop simplicity.

•
EasyLanguage — EasyLanguage is a proprietary computer language TradeStation developed consisting of English-like statements and trading terms which can be input by the trader to describe particular objective rules and criteria. The trader then has considerable flexibility to modify and combine different trading rules and criteria, which ultimately result in the design of the trader’s trading strategies.

•
Portfolio Maestro — Portfolio Maestro is a backtesting tool that allows traders to evaluate the performance of a group of strategies applied to a basket of assets that make up their portfolio. The strategies may be applied to assets with different time frames in the same portfolio, include money and risk management, capital and risk constraints, and others. In addition, strategies may require multi-currency conversion and be presented in a hedge fund industry standard reporting format.

•
Hot Lists — Hot Lists are pre-set scans, which update every 30 seconds, based on price and volume criteria that allow TradeStation customers identify assets that fit their trading strategy.

•
TradeStation Scanner — TradeStation Scanner allows traders to scan the universe of assets on-demand based on hundreds of market data criteria, including price, volume, and fundamental and historical technical indicators.

With the tools it offers, TradeStation seeks to cater to a broad spectrum of self-directed investors, from the very active trader to the self-directed investor who is looking for more simplicity and ease of use, but still expects to enjoy quality tools and features. TradeStation believes its tools have proven to be effective for these different types of traders and investors.
Sales and Marketing
TradeStation’s marketing strategy focuses on performance-based digital marketing aimed at accelerating customer acquisition growth and optimizing account revenue, primarily by building brand name recognition and penetrating digital channels. In order to achieve performance objectives, TradeStation focuses on expanding upon its data-driven organization, utilizing leading-edge marketing tools and developing strong partnerships with leading marketing firms who know the digital marketing space. TradeStation’s advertising tactics dynamically cover the customer acquisition journey. TradeStation’s advertising spend is governed by the evolution of its products, ongoing acquisition campaigns, overall market conditions and the competitive landscape. TradeStation marketing spend was approximately $17.4 million, $11.0 million and $11.4 million for fiscal 2021, 2020 and 2019, respectively. TradeStation, as part of its revenue growth strategy, decided to increase substantially its marketing spend beginning in fiscal 2022, which was approximately $16.9 million for the six months ended September 30, 2021.
Technology Development
TradeStation believes that its success depends, in large part, on its ability to offer differentiated, internet-based trading technologies with advanced order execution technologies, and continuously enhance those technologies, as well as develop and implement well-designed and user-friendly web sites and mobile apps. To date, TradeStation has relied primarily on internal development of its products and services. In order to more rapidly develop for release several new technology initiatives designed to increase the appeal of its brokerage offerings TradeStation has recently increased substantially its product development/information technology employee headcount. As of September 30, 2021, TradeStation’s technology development team grew to 294 people, a 48.5% increase from the size of the team on March 31, 2021.
TradeStation’s approach to product development seeks to synthesize the functions of code engineering, quality assurance and product management using a multi-department team approach, with the goal of breaking down complex, long-term projects into smaller, more manageable components with shorter release cycles, thus identifying development issues earlier in the process and bringing higher-quality products to market more rapidly. The market for trading software tools, streaming real-time market data and news services, and online order execution services is characterized by rapidly changing technology, evolving industry standards in computer hardware, software architecture, programming tools and languages, operating systems, database technology and information delivery systems, changes in customer requirements, and frequent new product and service introductions and enhancements, as well as technical consolidation of products and services.
Customers
TradeStation had approximately 163,000 customer accounts at September 30, 2021. Its primary customer base has historically consisted of customers among the Baby Boomer and Gen-X generations, comprised of those born between 1946 and 1980, who represented approximately 95% of its customers as of March 31, 2019, but represented 86% of its customers as of September 30, 2021, with the Millennial and Gen-Z generations, comprised of those born after 1980, growing from 5% to 14% over that same period. Customers from the Baby Boomer and Gen-X generation generally exhibit more focus on education, data analytics and performance enhancement. They include professional and semi-professional traders, higher net-worth active traders, quantitative and other types of strategy-based traders, as well as more experienced self-directed traders (or those looking to become more experienced in analyzing and trading the markets). They often use TradeStation’s tools and data to develop a trading approach or strategy, and often seem to deploy a larger arsenal of tools to help make their buy, sell and hold decisions. These types of traders, generally, are TradeStation 10 desktop platform users. The younger generation are more mobile and social media-oriented in the products and environments they prefer and exhibit less frequent use of TradeStation’s analytics. They more frequently interact with TradeStation’s offering through their mobile devices and evidence a preference for content and tools being pushed to them, rather than being required to search for and access content and tools. TradeStation believes that this recent increase of the younger generations in its account base has been driven by the success of TradeStation’s enhanced web and mobile offering, as well as the API infrastructure, which Tradestation created to permit customers to connect to TradeStation’s brokerage environment from third-party fintech platforms and online investment communities.
While TradeStation generally does not have a large marketing focus or effort outside of the United States, approximately 20% of its customer accounts are held by residents outside of the United States, many of whom apply to open a TradeStation account on an unsolicited basis. TradeStation currently operates outside of the United States (i) in London via TradeStation’s wholly-owned subsidiary in the United Kingdom, TradeStation International Ltd, an FCA-registered company which introduces certain non-U.S. brokerage customers to TradeStation’s platform and brokerage services and (ii) in Costa Rica via TradeStation’s wholly-owned subsidiary, TradeStation Global Services, SA, which is a technology services company that supports the development by TradeStation of trading software products.
Customer Services and Support and Training
TradeStation provides customer services and support and product-use training in the following ways:
Customer Services and Support.   TradeStation invests heavily in customer support in an effort to deliver the best possible experience to its customers and TradeStation is committed to continuously improving its support functions as it scales. Telephone, email and chat function customer and technical support service is provided to brokerage customers through a highly-trained customer service team. A substantial amount of technical support information is also provided through TradeStation’s websites and platform.
Training.   TradeStation is focused on user education and training as a key part of working to help its customers achieve their financial edge in part by increasing their abilities to leverage TradeStation products and services fully and effectively. TradeStation’s training materials consist of extensive online documentation and technical assistance information on TradeStation’s web sites, including online tutorials and “webinars,” so that TradeStation’s customers may learn to use and take full advantage of its sophisticated technology analysis and trading platforms, and learn more generally about the markets and how to trade them. The TradeStation.com Support Center includes access to an interactive community for active traders, including those who engage or have interest in the development, testing and use of objective trading strategies. TradeStation also provides numerous discussion forums on a variety of topics related to strategy development and technical trading, as well as TradeStation product and service features, articles about trading from industry leaders, and a “library” of strategy indicators, rules and components written in TradeStation’s proprietary EasyLanguage, many of which are contributed by third parties. Additional investment and trading education presentations and materials can be found on TradeStation’s site, YouCanTrade.com, which the company plans over the next year to incorporate into the TradeStation platform ecosystem (instead of being a separate, independent site). TradeStation customers can watch free webinars on a variety of trading topics, access online courses, browse blogs and access unique insights and join a community of traders.
Competition
The market for online brokerage services is intensely competitive and continues to rapidly evolve, and over recent years there has been substantial consolidation in the industry. TradeStation believes consolidation will continue to occur in the four major online execution markets for active traders — equities, equity and index options, futures and cryptocurrencies — meaning that, contrary to specializing in offering services for only one of those market instruments, more and more firms are offering or plan to offer access to multiple asset classes. Also, there have been numerous acquisitions in TradeStation’s industry, mostly by larger firms that are seeking to increase their ability to compete on both quality and price, and to expand their product offering.
TradeStation faces significant competition from parties ranging from large, established discount online brokerage firms, to smaller, early stage fintech providers, or “challenger” brokers, as well as companies native to the cryptoeconomy, such as decentralized exchanges, many of which are exploring or are in the process of adding additional asset classes, such as equities, options or futures, to their product offerings. Further, though TradeStation operates in regulated markets, some of its competitors, particularly in the cryptoeconomy and outside of the United States (but which accept U.S.-resident customers) have not or actively do not adhere to the same standards of regulation and governance as TradeStation.

TradeStation believes that competition, as well as consolidation, will continue to increase and intensify in the future. TradeStation believes its ability to compete will depend upon many factors both within and outside TradeStation’s control, including: pricing pressure; the timing and market acceptance of new products and services and enhancements developed by it and its competitors; TradeStation’s ability to design and support efficient, materially error-free web-based and mobile app platforms; market conditions, such as recession and volatility; the size of the self-directed trader market today and in the future; product and service functionality; data availability and cost; execution and clearing costs; ease of use; reliability; financial stability and strength; customer service and support; and sales and marketing decisions and efforts.
TradeStation faces direct competition from several publicly-traded and privately-held companies, principally online securities brokerages, FCMs and cryptocurrency exchanges and brokers. In addition, there are a number of disruptors to the industry who create further decentralization and competition in the fintech sector. Generally, competitors may be able to respond more quickly or effectively to new or emerging technologies or changes in customer requirements or to devote greater resources to the development, promotion and sale of their products and services. Increased competition could result in price reductions, reduced margins, slower or negative net account growth, and failure to build, or loss of, market share.
Intellectual Property
TradeStation’s success is, and will continue to be, heavily dependent on proprietary software technology, including certain technology currently in development. TradeStation views its software technology as proprietary, and relies, and will be relying, on a combination of copyright, trade secret and trademark laws, nondisclosure agreements and other contractual provisions and technical measures to establish and protect TradeStation’s proprietary rights.
TradeStation has obtained trademark registrations for the TradeStation mark in the United States, Australia, Brazil, Canada, Chile, China, the European Union, Hong Kong, Indonesia, Israel, Japan, Macao, Korea, Singapore, South Africa, Taiwan and the United Kingdom. TradeStation has obtained registrations for the OptionStation mark in the United States, Canada, the European Union, and the United Kingdom. TradeStation has obtained registrations for the EasyLanguage mark in the United States, China, the European Union, Japan, Macao, Korea, Singapore, Taiwan, and the United Kingdom. TradeStation has obtained registrations for the RadarScreen mark in the United States, China, the European Union, Hong Kong, Japan, Macao, Korea, Singapore, Taiwan and the United Kingdom. TradeStation has a registered trademark for the Portfolio Maestro mark in the United States.
TradeStation uses a set of online customer account, subscription and user agreements for its online trading software and data services intended to be legally binding contracts between TradeStation and each of its users (including its brokerage customers) in order to protect its copyrights and trade secrets and to prevent such users from commercially exploiting such copyrights and trade secrets for their own gain.
Despite TradeStation’s efforts to protect its proprietary rights, unauthorized parties may copy or otherwise obtain, use or exploit its software or technology independently. Policing unauthorized use of TradeStation’s software technology is difficult, and TradeStation is unable to determine the extent to which any piracy of its software technology exists. Piracy (as well as “reverse engineering”) can be expected to be a persistent problem, particularly in international markets and as a result of the growing use of the internet.
There has been substantial litigation in the software industry involving intellectual property rights. TradeStation does not believe that it is infringing, or that any technology it currently has in development will infringe, the intellectual property rights of others, but TradeStation cannot guarantee that others will not allege such infringement and bring claims against TradeStation. See “— Legal Proceedings.”
To the extent that TradeStation acquires or licenses a portion of the software or data included in its products or services from third parties (some data and software are licensed from third parties), or markets products licensed from others generally, TradeStation’s exposure to infringement actions may increase because TradeStation must rely upon such third parties for information as to the origin and ownership of such acquired or licensed software or data technology.
Software patent infringement cases in the financial services and financial technologies industries are becoming more frequent, and TradeStation may be required to defend against claimed infringement of the rights of others or to determine the scope and validity of its own intellectual property rights or those of others. In the future, litigation will likely be necessary to establish, define, enforce, defend and protect trade secrets, copyrights, trademarks and other intellectual property rights in the industry. Any such litigation would be costly and divert management’s attention, regardless of whether TradeStation ultimately prevails. Any adverse determinations in such litigation could result in the loss of proprietary rights, subject TradeStation to significant damages and/or royalty payments, require TradeStation to seek licenses from third parties, which could be expensive or not available on reasonable terms, or at all, or prevent TradeStation from selling its products or services or using its trademarks, any one of which could have a material adverse effect on TradeStation’s business, financial condition and results of operations.
Government Regulation
Overview
TradeStation Securities is an SEC-licensed broker-dealer, a CFTC-licensed FCM and a member of FINRA, SIPC, CME, NFA, DTC, NSCC, OCC and several equities and futures exchanges. As such, it is subject to extensive securities and futures industry regulation under both federal and state laws as a broker-dealer with respect to its equities, equity options and securities lending business, and as a FCM with respect to its futures business. TradeStation Crypto is registered with the Financial Crimes Enforcement Network as a money services business and numerous state agencies which regulate money transmitter, money services and digital currencies businesses, and is subject to regulation by those agencies and authorities with respect to its cryptocurrency brokerage business.
Broker-dealers and FCMs are subject to regulations related to those businesses, including, among other things, regulation of: sales methods; trade practices; use and safe-keeping of customers’ funds and securities; clearing, processing and settlement of trades, and arrangements with clearing houses, exchanges and clearing corporations; capital structure; cash deposit or escrow requirements (or their equivalent); record keeping; regulatory reporting; conduct of directors, officers and employees; and supervision. TradeStation currently does not solicit orders from customers or make investment recommendations. If TradeStation were to do so, or be deemed by a regulator as doing so, TradeStation would be subject to additional rules and regulations governing, among other things, sales practices and the suitability of recommendations to customers.
TradeStation’s operations and profitability may be directly affected by the following: new legislation in the future; changes in existing rules promulgated by the SEC, CFTC, FINRA, SIPC, CME, the Board of Governors of the Federal Reserve System, DTCC, OCC, state regulators, various securities and futures exchanges, such as the NYSE and Nasdaq, other self-regulatory associations and organizations, and legislation that affects taxes or fees payable on or with respect to customer trading activity, volume or account balances; and changes in the interpretation or enforcement of existing rules and laws, particularly any changes focused on online brokerages that target a more active trader customer base or market, strategy trading or trading systems, high frequency trading, simulated results from historical tests or “paper trading” of strategies, strategy automation or practices relating to PFOF. As a result of the recent heightened trading activity by self-directed online traders, including with respect to so-called “meme” stocks, as well as certain recent enforcement actions and investigations, and the stated intentions of governmental entities and regulators, there has been, and TradeStation believes there will continue to be, a reasonable likelihood that significant changes will occur to the statutes, regulations or interpretations that affect its business, new and modified regulations will be enacted, and enforcement of regulations will be broader and more stringent than in the past. There is no way to predict the effect, if they occur, these changes will produce or how they may adversely affect the way TradeStation conducts its business or its revenues, costs, employee resources or financial results.
FINRA
As TradeStation Securities is a member of FINRA, it is subject to certain regulations regarding changes in the control of its ownership. FINRA Rule 1017 generally provides that FINRA approval must be obtained in connection with any transaction resulting in a change in control of a member firm. FINRA defines control as ownership of 25% or more of the firm’s equity by a single entity or person and would include a change in control of a parent company. As a result of these regulations, TradeStation’s future efforts to sell shares or raise additional capital may be delayed or otherwise adversely affected.
With respect to active trading of equities, FINRA has adopted rules that require, among other things, firms to provide customers with a risk disclosure statement about active trading. Further, FINRA’s margin rules impose more restrictive requirements for “pattern” active traders (also called “day traders”). FINRA regulation of day trades focuses on two basic areas: customer trading experience and customer risk capital. For example, day traders are required to maintain a minimum equities account balance of at least $25,000. TradeStation believes its brokerage firm’s disclosure materials, as well as the extensive user education and tutorials offered on its web sites, are consistent with both the letter and the spirit of current rules and regulations concerning active trading. With respect to the use of investment analysis software tools generally, and simulated performance reports of trading systems or strategies in particular, FINRA, the NFA and NYSE each have rules regarding how a broker-dealer or futures commission merchant may market those tools to the public and to existing customers.
SIPC
TradeStation Securities is a member of SIPC. SIPC provides protection of up to $500,000 for each securities account brokerage customer, subject to a limitation of $250,000 for cash balances, in the event of the financial failure of a broker-dealer. For securities brokerage accounts, the custody and clearing of and for which are handled by TradeStation Securities, an excess SIPC insurance policy placed through Lloyd’s of London provides coverage for loss of securities and/or cash in excess of primary SIPC protection, up to $200 million in the aggregate (and up to $24.5 million per any one customer, subject to a $900,000 per customer maximum for cash). Neither SIPC nor excess-SIPC coverage applies to fluctuations in the market value of securities or any losses other than those directly caused by the financial failure of a securities broker-dealer. SIPC does not apply in any manner to FCMs or to futures or crypto accounts.
Short Sale Transactions
Within the last two decades, the SEC has adopted numerous regulations applicable to short trading practices, imposing stringent requirements that broker-dealers “locate” shares for short sale transactions and requiring that delivery of those shares take place within a limited time frame, and adopting Rule 201 of Regulation SHO, which restricts short selling when the price of a “covered security” has triggered a “circuit breaker” by falling at least 10% from the prior day’s closing price. A significant percentage of TradeStation’s daily customer trades on many trading days are short sale transactions. Also, TradeStation’s securities lending business is dependent on trader demand to make short sale trades. Accordingly, the adoption of rules that restrict, limit or ban short selling could have a significant adverse impact on TradeStation’s business, financial condition and results of operations.
Net Capital Rule
The SEC, FINRA, CFTC and various other regulatory agencies within the United States have stringent rules and regulations with respect to the maintenance of specific levels of net capital by regulated entities. Generally, a broker-dealer’s capital is its net worth plus qualified subordinated debt deductions for certain types of assets. TradeStation Securities is subject to the Uniform Net Capital Rule (Rule 15c3-1) under the Exchange Act and to the CFTC’s minimum financial requirements (Regulation 1.17) under the Commodity Exchange Act. The Net Capital Rule requires that at least a minimum part of a broker-dealer’s assets be maintained in relatively liquid form.
If these net capital rules are changed or expanded, or if there is an unusually large charge against TradeStation Securities’ net capital, TradeStation Securities’ operations that require intensive use of capital would be limited. U.S. regulators impose notification obligations when net capital falls below certain thresholds. These rules also dictate debt-to-equity in the regulatory capital composition of a broker-dealer, and constrain the ability of a broker-dealer to expand its business under certain circumstances. If a company fails to maintain the required net capital, it may be subject to suspension or revocation of registration. Additionally, the Uniform Net Capital Rule and certain FINRA rules impose requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital. In addition, notice obligations to U.S. regulators may be imposed and approval from FINRA may be required for certain capital withdrawals.
While TradeStation Crypto is not subject to net capital requirements in the manner of a licensed broker-dealer or FCM, many of the state agencies which regulate TradeStation Crypto have minimum net worth requirements, which generally approximate stockholder’s equity, that must be maintained by TradeStation Crypto. As of September 30, 2021, the highest minimum net worth requirement to which TradeStation Crypto is subject was $1.0 million. As of September 30, 2021, TradeStation Crypto had stockholder’s equity of approximately $32.0 million, which TradeStation believes achieves compliance with all applicable minimum net worth requirements.
Protection of Customer Assets
To conduct customer activities, TradeStation Securities is obligated under rules mandated by its primary regulators, the SEC and the CFTC, to segregate cash or qualified securities belonging to customers. In accordance with the Exchange Act, TradeStation Securities is required to maintain separate bank accounts for the exclusive benefit of customers. In accordance with the Commodity Exchange Act, TradeStation Securities is required to segregate all monies, securities and property received from futures customers in specially designated accounts.
Advertising Restrictions
Significant aspects of TradeStation’s marketing campaigns to bring brand name recognition to its services and to promote the benefit of those services and platforms are regulated by FINRA and the NFA, and marketing materials must be, among other things, reviewed by an appropriately-licensed firm principal prior to release, and must conform to standards articulated by the SEC, CFTC, FINRA and NFA, as applicable. FINRA or the NFA may request that revisions be made to marketing materials, or that modifications be made to co-marketing or referral arrangements or relationships, and can impose certain penalties for violations of its advertising regulations, including censures or fines, a requirement of advance regulatory approval of all advertising, the issuance of cease-and-desist orders, and the suspension or expulsion of an entity for which it has oversight, or any of its officers or employees.
Supervision and Compliance
TradeStation’s compliance department supports and seeks to ensure proper operations of its business in accordance with applicable regulatory requirements. The philosophy of the compliance department, and TradeStation’s company as a whole, is to build automated systems to try to minimize manual steps in the compliance process and then to augment these systems with experienced staff members who apply their judgment where necessary and prudent. TradeStation has built automated systems to handle wide-ranging compliance issues, such as trade and audit trail reporting, financial operations reporting, enforcement of short sale rules, enforcement of margin rules and pattern day trading restrictions, review of employee correspondence, archival of required books and records, execution quality and order routing reports, approval and documentation of new customer accounts, surveillance of customer trading for market manipulation or abuse or violations of exchange rules, and anti-money laundering and anti-fraud surveillance. TradeStation’s automated operations and automated compliance systems provide substantial efficiencies to its Compliance department, while maintaining its high standard for compliance and governance.
U.S.A. Patriot Act and Increased AML and “Know Your Customer” and Suspicious Activity Reporting Obligations
Registered broker-dealers, including TradeStation Securities, traditionally have been subject to a variety of rules that require that they “know their customers” and monitor their customers’ transactions for suspicious activities. TradeStation Crypto is subject to the same requirements with respect to its customers and their activities. Under the U.S.A. Patriot Act, broker-dealers are subject to even more stringent requirements. Likewise, the SEC, CFTC and the various exchanges and self-regulatory organizations of which TradeStation Securities is a member have adopted numerous AML and customer due diligence rules. Additionally, TradeStation International Ltd is authorized and regulated by the FCA and, as such, is subject to its AML and customer due diligence rules. Significant criminal and civil penalties can be imposed for violations of the U.S.A. Patriot Act, and significant fines and regulatory penalties can also be imposed for violations of other governmental and self-regulatory organization AML rules.
As required by the U.S.A. Patriot Act and other rules, TradeStation has established comprehensive anti-money laundering and customer identification procedures, designated AML Compliance Officers for each electronic brokerage subsidiary, trained TradeStation’s employees and conducted independent audits of its programs. TradeStation’s anti-money laundering screening is conducted using a mix of automated and manual reviews and has been structured to comply with regulations in various jurisdictions. TradeStation collects required know-your-customer information through its new account opening process and screens accounts against databases for the purposes of identity verification and for review of potential negative information and appearance on government lists, including the OFAC, Specially Designated Nationals and Blocked Persons lists and several other global or non-U.S. sanction lists. Additionally, TradeStation has designed and implemented restrictions to prevent certain types of high-risk activity, including potentially manipulative patterns of trading or higher risk patterns of money movement. TradeStation generates and reviews a sophisticated suite of surveillance reports and queues to identify potential money laundering, market manipulation or abuse, fraud and other suspicious activities. TradeStation also restricts the onboarding of customers who reside in prohibited and certain high-risk jurisdictions.
Dodd-Frank Reform Act
The Dodd-Frank Wall Street Reform and Consumer Protection Act imposes strict reporting and disclosure requirements on the financial services industry. TradeStation maintains a robust system for evidence of its supervisory review of controls over financial reporting and management monitors accounting and regulatory rulemaking developments for their potential effect on its financial statements and internal controls over financial reporting.
Business Continuity Planning
Federal regulators and industry self-regulatory organizations have adopted a series of rules in the past several years requiring regulated firms to maintain business continuity plans that describe what actions firms would take in the event of a disaster (such as a fire, natural disaster or terrorist incident) that might significantly disrupt operations. TradeStation has developed business continuity plans that describe steps that TradeStation and its employees would take in the event of various scenarios. TradeStation has built backup capabilities for key operations performed at its regional offices that would be utilized in the event of a significant outage at its main data center or primary office locations. In addition, TradeStation has strengthened its technical infrastructure and has built redundancy of systems so that certain operations can be handled from multiple offices or remotely. In light of the COVID-19 pandemic, TradeStation has substantially enhanced this infrastructure and its remote access capabilities so that most employees, including all with critical job functions, can work remotely. TradeStation continually evaluates opportunities to further its business continuity planning efforts.
It is possible that other federal or state agencies will attempt to regulate TradeStation’s current and planned online and other electronic service activities with rules that may include compliance requirements relating to record keeping, data processing, other operation methods, privacy, pricing, content, and quality of goods and services as the market for online commerce evolves. Given the continuing growth of the electronic commerce market, federal or state authorities may enact additional laws, rules or regulations, not only with respect to online brokerage services, but to other online services TradeStation provides or may in the future provide. Such laws, rules and regulations, if and when enacted, could have a material adverse effect on TradeStation’s business, financial condition, results of operations and prospects.
Non-U.S. Operations
TradeStation International Ltd is authorized and regulated by the FCA, and has a broker license from the FCA to introduce U.K. residents to TradeStation Securities’ brokerage services. However, due to Brexit, TradeStation International no longer has a “passport” to introduce E.U. resident customers to TradeStation Securities, and its license does not permit introductions to be made to TradeStation Crypto for cryptocurrency brokerage accounts, so TradeStation International recently filed an application with the FCA to expand its broker license so that it may introduce cryptocurrency accounts to TradeStation Crypto, and TradeStation may decide to form a new entity to be domiciled in an E.U. country that would apply to be licensed as an introducing broker for some or all of the asset classes TradeStation offers to online investors. There is no assurance that TradeStation will be successful in either of those endeavors. Also, a brokerage firm which solicits or services online brokerage accounts for residents of another country, even if it is not domiciled and has no place of business in such other country, is or may be generally subject to the marketing, solicitation and other customer protection rules in effect in each such country in which it conducts such business.
Cybersecurity and Data Privacy
TradeStation’s business collects, stores, shares, discloses, transfers, uses and otherwise processes the personal data of individuals across the United States, in every state. As a result, compliance with data protection, privacy and security laws, rules, regulations, policies, industry standards and other legal obligations regulating the collection, storage, sharing, disclosure, transfer, use, protection and other processing of personal data is core to TradeStation’s strategy and integral to the creation of trust in its platform and brokerage services. TradeStation uses a variety of technical and organizational security measures and other procedures and protocols to protect its data and information, including personal data and other data pertaining to customers, employees and other users. Despite measures TradeStation puts in place, TradeStation may be unable to anticipate or prevent unauthorized access to such data, including personal data.
In the United States, the Federal Trade Commission and certain federal statutes regulate the collection and sharing of personal data. Additionally, TradeStation Securities is subject to SEC Regulation S-P, which requires registered broker-dealers to, among other things, adopt written policies and procedures that address administrative, technical and physical safeguards for the protection of customer records and information. Numerous states have enacted or are in the process of enacting state-level data privacy laws and regulations governing the collection, use and processing of state residents’ personal data. All 50 states have laws that obligate companies to provide notification of security breaches of computer databases that contain personal information to affected individuals and/or state agencies and others. New legislation may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data and could result in increased compliance costs and changes in TradeStation’s business practices and policies. TradeStation may be required to modify its data processing practices and policies and incur substantial compliance-related costs and expenses in connection with these and any other future data privacy, protection or security-related laws, rules or regulations, and they may also increase its potential exposure to regulatory enforcement and private litigation.
Regulators around the world continue to propose more stringent data protection, security and privacy laws, rules and regulations, and these laws, rules and regulations are rapidly increasing in number, complexity, enforcement, fines and penalties. These and other data protection, security and privacy laws, rules and regulations and their interpretations continue to develop and may be inconsistent from jurisdiction to jurisdiction. Noncompliance with these laws could result in significant penalties, reputational damage, legal liability and other material adverse consequences. Although TradeStation takes steps to comply with applicable laws, rules and regulations, TradeStation may be subject to regulatory or private actions, investigations, disputes and litigation, which may include substantial fines or other legal liability for non-compliance or perceived non-compliance with data protection, security and privacy laws, rules and regulations, including in the event of an outage, cybersecurity breach or other security incident. TradeStation could be adversely affected if legislation or regulations are expanded to require changes in its or its third-party service providers’ business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect its or its third-party service providers’ business, results of operations or financial condition. Any of the foregoing could have a material adverse effect on TradeStation’s business, financial condition and results of operations.
Cryptocurrency
TradeStation Crypto provides users with the ability to buy, hold and sell certain cryptocurrencies on its platform. Both U.S. and non-U.S. regulators and governments are increasingly focused on the regulation of cryptocurrencies and the regulations related to cryptocurrencies are in a constant state of evolution. In the United States, cryptocurrencies are regulated by both federal and state authorities in certain circumstances.

Although TradeStation Crypto currently permits trading of certain cryptocurrencies and TradeStation does not believe such cryptocurrencies are securities under the U.S. securities laws, TradeStation could be subject to legal or regulatory action in the event the SEC or a court were to determine that a cryptocurrency currently traded on its platform is a “security” under U.S. law. The SEC has not asserted that all cryptocurrencies are securities, but the Division of Finance has indicated that the determination of whether or not a cryptocurrency is a security depends on the characteristics and use of that particular asset. In addition, the SEC has previously determined that certain cryptocurrencies traded on other platforms are securities, subject to federal securities laws. The classification of a cryptocurrency as a security under applicable law has wide-ranging implications for the regulatory obligations associated with the offer, sale, trading and clearing of such assets. To the extent that the SEC or a court determines that any cryptocurrencies available for trading on the TradeStation Crypto platform are securities, TradeStation may ultimately determine such cryptocurrencies cannot not be supported by its platform. Such a determination may also result in regulatory enforcement penalties and financial losses to TradeStation Crypto in the event that TradeStation Crypto has liability to its customers and may owe them damages. It may further result in TradeStation determining that it is advisable to remove other cryptocurrencies from TradeStation’s platform that have similar characteristics to the cryptocurrency the SEC or a court determined was a security. In addition, state laws and regulations impose various compliance requirements, including operational limitations related to the manner and extent to which customer crypto assets can be held under custody, net worth requirements, anti-money laundering program requirements, notice and reporting requirements, and generally require compliance with all applicable federal and state laws, rules and regulations, including The Bank Secrecy Act, as amended by the U.S.A. Patriot Act. Such regulations are subject to change and may be applied in an inconsistent or conflicting manner from one jurisdiction to another. Moreover, the complexity and evolving nature of TradeStation’s crypto business and the significant uncertainty surrounding the regulation of the cryptoeconomy requires TradeStation to exercise its judgment as to whether certain laws, rules and regulations apply to TradeStation. It is possible that regulators may disagree with TradeStation’s conclusions. Furthermore, additional securities and commodities laws, regulations and other governing bodies can apply to certain cryptocurrency businesses or activities. These laws and regulations are complex and TradeStation’s interpretations of them may be subject to challenge by the relevant regulators.
Corporate Structure
TradeStation is a holding company and a wholly-owned subsidiary of Monex, one of Japan’s largest online financial services providers. The primary assets of TradeStation are its ownership interests in the operating subsidiaries that comprise its business.
TradeStation’s website address is www.tradestation.com and the investor relations section of its website is located at https://about.tradestation.com. TradeStation’s Investor Relations Department can be contacted at IR@TradeStation.com. The information available on, or accessible through, TradeStation’s website is not, nor is deemed to be, part of this proxy statement/prospectus.
Employees
As of September 30, 2021, TradeStation had 673 employees consisting of 250 in operations (which include brokerage, data center and education operations; customer service and technical support; compliance; risk management and information security), 294 in technology development (including software engineering, product management and quality assurance), 62 in sales and marketing and 67 in general and administrative (including executive management, finance, information technology services, legal, internal audit and human resources). TradeStation employees are not represented by any collective bargaining organization and TradeStation has never experienced a work stoppage and considers its relations with its employees to be good.
Properties
In the United States, TradeStation conducts its business primarily from its headquarters in Plantation, Florida, and from Chicago, Illinois, Richardson, Texas and New York, New York. Abroad, TradeStation conducts its business through offices located in the United Kingdom and Costa Rica. As of September 30, 2021, TradeStation had 673 employees worldwide.

TradeStation has a lease for its headquarters expiring in May 2032, which currently covers approximately 73,900 square feet of office space, reducing to approximately 48,900 square feet of office space starting June 1, 2022, and includes its brokerage and technology operations, in Plantation, Florida.
TradeStation’s securities brokerage operations also have an approximately 16,100 square foot branch office in Chicago, Illinois, pursuant to a lease that expires in February 2027, and a 3,173 square foot branch office in New York, New York, pursuant to a lease that expires in October 2023.
TradeStation also has an approximately 18,300 square foot leased facility in Richardson, Texas (with the lease expiring in December 2024) and an approximately 17,300 square foot leased facility in Heredia, Costa Rica (with the lease expiring in December 2025) from which certain technology development and technical operations are conducted.
TradeStation’s U.K. subsidiary leases an approximately 900 square foot office in London, England, pursuant to a lease agreement that expires in September 2022.
TradeStation believes that its facilities are adequate to support its current operations and its growth plans and that, if needed, TradeStation will be able to obtain suitable additional facilities on commercially reasonable terms.
Legal Proceedings
For information about legal and other contingencies, see Note 15 — Commitments, Contingencies and Guarantees in TradeStation’s audited financial statements for the year ended March 31, 2021 included elsewhere in this proxy statement/prospectus.

TRADESTATION MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion should be read in conjunction with the audited consolidated financial statements for the three-year period ended March 31, 2021, the unaudited condensed consolidated financial statements for the six-month periods ended September 30, 2021 and September 30, 2020, and the notes related to those financial statements included elsewhere in this proxy statement/prospectus. In addition to historical information, the following discussion also contains forward-looking statements that include numerous risks and uncertainties, including, but not limited to, those described under “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements. Please refer to “Forward-Looking Statements” for more information on such statements.
Overview
TradeStation offers an award-winning trading platform with broad multi-asset capabilities that is supported by its execution, self-clearing and other online brokerage services, an investment learning environment, and deep customer service and support. Its mission is to empower self-directed traders and investors to claim their financial edge in the equities, options, futures and cryptocurrency markets by providing them with powerful trading analysis and order placement technology as well as a robust learning community.
From its start as a fintech pioneer in 1982, TradeStation has developed a trusted brand name and built a foundation to create an online brokerage recognized consistently both as a leader in the market and for the depth of its functions and features. Historically, TradeStation focused on the seasoned, active trader, but over the past several years has expanded its offerings to address the wider self-directed investor market, including the younger generation of Millennial and Gen-Z traders. In particular, TradeStation has enhanced its offering during the past few years by substantially improving its web and mobile offerings, launching its cryptocurrency brokerage platform, simplifying its pricing plans and offering commission-free stock trading, redesigning its account opening process, including offering real-time account funding, adding new learning content and features, and launching a new website.
TradeStation’s proprietary technology for its core equities, options and futures platform is available in desktop, Web and mobile, and its cryptocurrency platform is available on Web and mobile. TradeStation connects directly to stock and futures exchanges and other electronic markets, as well as cryptocurrency markets, for both market data distribution to its customers and trade order placement, and it also executes and self-clear its customers’ equities, options, futures and crypto trades and have custody of customer cash and other assets. TradeStation believes owning its core technology, together with its direct market connectivity, execution, self-clearing and custody arrangements it offers, differentiate TradeStation from its competition, giving it advantageous economies of scale and the flexibility to profitably achieve significant growth.
In addition to having substantially enriched and improved its Web and mobile offerings, which are preferred by the growing market of younger self-directed investors, TradeStation has developed and implemented valuable API technology that enables it to quickly connect with numerous third-party platforms in various fintech and other investment-related financial services industries. TradeStation has recently begun to leverage, and plan to increasingly leverage, these API relationships to attract and retain customers who may prefer to access its brokerage service environment from other online communities and applications, as well as to expand its marketing leads through online referrals which connect directly to its account opening process.
TradeStation’s core target market has expanded over the past several years due to several factors, including, among others:
•
Expanding self-directed investor market;

•
Rapid development of trading-enabling technology;

•
Explosive growth of cryptocurrency trading and use; and

•
Growing demand for investment education and data.

TradeStation believes there is a large opportunity to expand its marketing footprint and create self-reinforcing brand awareness. TradeStation has historically underinvested in marketing as compared to its publicly-traded peers. Leveraging its accomplishments over the past three years as a strong foundation, TradeStation believes TradeStation has an opportunity to focus on higher account and revenue growth, primarily through a substantial increase in its marketing spend. TradeStation aims to focus its increased marketing spend on brand-awareness and performance-based marketing.
As of March 31, 2019, 2020 and 2021, TradeStation had approximately 97,000, 108,000 and 146,000 accounts, respectively. As of September 30, 2021, TradeStation had approximately 163,000 accounts. DARTs for fiscal years 2019, 2020 and 2021 were approximately 79,000, 97,000 and 230,000, respectively. DARTs for the six months ended September 30, 2021 were approximately 209,000.
Further, TradeStation had total revenue of $184.1 million, $188.6 million and $218.7 million for fiscal years 2019, 2020 and 2021, respectively, and had total revenues of $103.1 million for the six months ended September 30, 2021. Customer assets under custody as of March 31, 2019, 2020 and 2021 was approximately $6 billion, $5 billion and $10 billion, respectively, and $11.3 billion as of September 30, 2021.
TradeStation’s substantially increased marketing spend, together with substantial increases in employee headcount to accelerate the completion of new product offerings and enhancements, are currently projected to result in net losses over the next several quarters and such net losses may continue for a longer period. Additionally, there is no assurance that these substantially increased marketing spend and employee headcount costs will generate meaningful increases in its customer account growth or net revenue or ultimately generate profitable results. Further, TradeStation’s ability to translate its increased marketing spend into new customer accounts will depend on a variety of factors, many of which are beyond its control, including investor sentiment, the overall state of the economy, benchmark interest rates and increased competition. TradeStation’s ability to maintain its current conversion rate of customers exposed to its marketing into new funded customer accounts is dependent on these factors along with overall interest of customers in trading in the financial markets, generally, as well as in the specific products and services it offers.
Certain Factors and Uncertainties Affecting TradeStation’s Future Performance
COVID-19 Pandemic and Economic Environment
In March 2020, the World Health Organization recognized the outbreak of COVID-19 as a global pandemic. The response of governments and societies to the COVID-19 pandemic, which included temporary closures of certain businesses, social distancing, travel restrictions, “shelter in place” and other governmental regulations, and reduced consumer spending due to job losses, significantly impacted market volatility in the financial, commodities, cryptocurrency and energy markets, and general economic conditions.
The COVID-19 pandemic precipitated unprecedented market conditions with equally unprecedented social and community challenges. Amid these challenges, TradeStation has been, and continue to be, committed to ensuring the highest levels of service to its customers so they can effectively manage their assets, portfolios and risks. TradeStation’s technical infrastructure withstood the challenges presented by extraordinary volatility and increased market volume that occurred during the stay-at-home period. In addition, TradeStation confirmed it can operate its business from alternate office locations and/or remotely if a company facility must temporarily close due to the spread of the COVID-19 pandemic or otherwise.
The effects of the COVID-19 pandemic on TradeStation’s financial results for fiscal 2021 were principally two-fold: (1) higher commission revenue due to increased trading activity and a higher rate of customer accounts opened; and (2) lower net interest income resulting from lower benchmark interest rates. However, since the beginning of fiscal 2022, trading activity has returned to levels similar to those experienced prior to the start of the COVID-19 pandemic.
The impact of the COVID-19 pandemic and the post-COVID-19 pandemic environment on TradeStation’s future financial results could be significant but currently cannot be quantified, as it will depend on numerous evolving factors that currently cannot be accurately predicted, including, but not limited to, the continued duration and spread of the pandemic, its full impact on its customers, employees and vendors, further governmental actions in response to the pandemic, the extent to which employers permit work-at-home environments to continue, and the overall impact of the pandemic on the economy and society, among other factors. Any of these events could have a materially adverse effect on its financial results.
Retail Market Participation
Retail participation in the equity markets has fluctuated significantly over and throughout the past few years due to investor sentiment, market conditions and a variety of other factors, including COVID-19. Retail transaction volumes are not predictable, and the increased volumes during fiscal 2021 may not be repeatable in future fiscal years. Furthermore, during the six months ended September 30, 2021, TradeStation has seen volumes return to approximately pre-COVID-19 levels.
Investments in Marketing and New Customer Acquisition
TradeStation’s investments in growth include marketing and new customer acquisition efforts. TradeStation believes that historically TradeStation has significantly underinvested in marketing, and it believes that now is the right time to substantially increase its marketing spend. TradeStation believes this investment will leverage its accomplishments over the past few years, including its creating superior Web and mobile versions of its core product offering, its meaningful improvements to the ease-of use of its flagship desktop product, which continues to attract valuable active traders, its launch of its cryptocurrency brokerage platform, and its numerous enhancements to its educational offerings. TradeStation aims to focus its increased marketing spend on building and maintaining higher brand recognition and awareness to generate increased demand for its products and services. TradeStation intends to deploy a variety of marketing campaigns, including digital, social media, display, search engine and mobile app store advertising, and “affiliate” and “refer-a-friend” marketing programs. There can be no assurance that TradeStation’s marketing efforts will be successful in generating increased demand for TradeStation’s products and services.
Payment for Order Flow
PFOF revenue accounted for 14%, 16% and 30% of its trading-related revenue for fiscal 2019, fiscal 2020 and fiscal 2021, respectively, and 8%, 9% and 23%, respectively, of its total revenue for the same periods. TradeStation’s PFOF revenue is driven by its customers’ trading volume as well as spreads on its customers’ transactions it earns from market makers. Continued advancement in computer-generated investment programs and technological as well as regulatory changes could tighten spreads on transactions and ultimately decrease the fees it earns from market makers. Recently, PFOF practices have been under scrutiny by the U.S. Congress, the SEC and other regulators, with some indicating that the elimination of PFOF may be considered. Elimination of PFOF could have a material adverse impact on its business, financial condition and results of operations. See “Risk Factors — Because a majority of its revenue is transaction-based (including brokerage commissions and fees and PFOF), continued commission-and-fee price compression (or elimination), or reduced levels of market trading activity, volume or volatility, or regulatory changes that limit or eliminate any of these types of revenue, may result in slower or no growth, higher account acquisition costs and reduced revenue and profitability — Risks Related to Regulation of PFOF.”
Regulation
TradeStation’s businesses are heavily regulated by local, state, federal and foreign regulatory agencies as well as numerous exchanges and self-regulatory organizations. As a result of increased regulatory scrutiny of financial services companies in recent years, TradeStation has incurred increased compliance costs along with the industry as a whole. However, any increase in regulation also results in an increased barrier to entry to its competitors. TradeStation has built over the past 20 years and, in response to increased regulation and regulatory scrutiny, have continued to build, human and automated compliance and risk management infrastructure which provides it with a possible advantage over newcomers to the businesses it currently conducts.
TradeStation, along with others in the industry, receive many regulatory inquiries each year and are subject to frequent regulatory examinations. While these inquiries may lead to fines or further action against us, the majority of these inquiries do not. The amount of any fines, and when and if they will be incurred, are difficult to predict given the nature of the regulatory process. TradeStation has procedures for evaluating whether potential regulatory fines are probable, estimable and material and for updating its contingency reserves and disclosures accordingly, if applicable.
With respect to cryptocurrency regulation relating to cryptocurrency brokerages and exchanges, certain state and federal regulators have recently challenged the legality or appropriateness of a cryptocurrency exchange or brokerage firm hypothecating or lending its customers cryptocurrency assets that are in its custody, and/or paying interest to customers on their cryptocurrency balances. For example, a multi-state examination in August 2021 found that TradeStation Crypto was not in compliance with certain state laws of North Carolina and Washington that require TradeStation Crypto to always be in possession of the same type, or like kind, and amount of virtual currency assets that are owed to customers (because the lending of customer cryptocurrency assets is secured by collateral in the form of a different cryptocurrency or asset). Should these practices be prohibited or limited in the future, it may have to withdraw from or cease its cryptocurrency lending activities in certain states or totally, and may no longer be able generate the revenue associated with its current cryptocurrency lending practices. Being unable to pay interest on customer cryptocurrency account balances would reduce its expenses but could diminish the growth of its cryptocurrency account base or result in certain customers decreasing the amount of business they conduct with TradeStation.
Price, Volatility and Acceptance of Crypto Assets
There are multiple factors that contribute to changes in cryptocurrency prices, including, but not limited to, changes in the supply and demand for a particular crypto asset, crypto market sentiment, macroeconomic factors, the utility of a particular crypto asset, and idiosyncratic events such as exchange outages or social media trends. TradeStation’s growth strategy depends, in part, on its continued ability to add crypto account customers, to expand the breadth of crypto assets on its platform and to launch innovative crypto brokerage products. Over time, TradeStation has observed an increase in the total market capitalization of crypto assets, which indicates increased adoption. Historical trends are not, however, indicative of future adoption, and it is possible that the adoption of crypto assets and blockchain technology may slow, take longer to develop, or never be broadly adopted, or be materially and adversely affected by new crypto laws and regulations, or large drops in the value of cryptocurrencies in their trading markets, which would negatively impact its business and results of operations.
Benchmark Interest Rates
Net interest income is an important component of its net revenue, second only to trading-related revenue. Benchmark interest rates have fluctuated over the past years due to economic conditions. For example, the benchmark interest rate was 0.25% – 0.50% as of December 2015, was 2.25% – 2.50% as of December 2018, and was 0% – 0.25% as of November 2021. Changes in interest rates are difficult, if not impossible to predict. A decrease in the applicable interest rates will likely have an adverse effect on its net interest income, while an increase will likely have a positive effect.
Fraud and Information Security
Over the past several years TradeStation has increased its focus on managing fraud and improving information security by investing more in information security through advanced technology and employee training to reduce its risk exposure and enhance its ability to detect fraud and prevent or mitigate hacking, phishing and other system intrusion. Managing fraud and information security is critical to maintain operating profitability and customer confidence in TradeStation. TradeStation believes TradeStation has a highly skilled information security and fraud prevention staff that puts it in a strong position to prevent losses as it continues to grow its business. However, any unforeseen fraud or information system breach or intrusion, including, but not limited to, ransomware attacks, could have the potential to negatively impact its business, financial condition and results of operations.
Human Capital
TradeStation’s future success will depend, in part, on its ability to identify, attract, develop, and retain qualified and highly skilled personnel. The loss of any key personnel could make it difficult to manage operations and development activities, increase future attrition, and negatively impact its ability to compete.

The competition for highly skilled personnel in the industry is particularly intense and any lack of success in maintaining and developing staff could adversely affect its future success and growth.
Other Factors
•
Fiscal and monetary policy may change and impact the financial services business and securities markets.

•
Price competition among broker-dealers may continue to intensify. In particular, for some of its larger competitors, brokerage commission revenues represent a relatively small portion of their total revenues, permitting them more easily to offer zero-commission plans and other incentives which they can use as “loss leaders” to attract customers to their primary and more-profitable products and services. Should commission elimination in its industry increase in scope, or begin to be offered with respect to the other asset classes TradeStation offers for trading on its platforms (or the types of customers, transactions or pricing plans that are subject to, or include, commissions or other fees in its offerings), it may experience pressure on its commission or fee rates and revenue as a result of the competition it faces. A decline in its commission or fee rates could lower its net trading income, which would adversely affect its profitability.

Key Operating and Financial Metrics
In addition to the results presented in its consolidated financial statements, it uses the following business metrics to evaluate its business, measure its performance, identify possible trends affecting its business (which, given the volatility in its business, are often difficult to identify), and make strategic decisions:
Daily Average Revenue Trades (“DARTs”)
A revenue trade means one completed customer equities, options, futures, or crypto trade, regardless of the number of shares, contracts, or units included in such trade, and includes trades completed under its “zero commission” plans (which are supported by PFOF revenue). Each “side” of a futures trade is counted as one revenue trade. Partial fills of an equities order on the same day are aggregated and counted as one revenue trade. DARTs are monitored by analysts who follow the brokerage industry because they measure how well brokerage firms are doing in generating revenue from commissions and PFOF. An increase in DARTs suggests that TradeStation’s trading-related revenues (and related earnings) will be higher, while a declining DARTs metric indicates they may decrease, however, DARTs is only a general indicator, as each of the asset classes it offers has a different fee structure and level of profitability, so a change in the mix of customer trading among the asset classes it offers in the periods being compared may cause earnings to be lower or higher than suggested by increases or decreases in overall DARTs over those periods.
Since March 31, 2021, customer trading activity has generally returned to the lower levels experienced prior to the start of the COVID-19 pandemic in March 2020, which has resulted in lower DARTs for the six months ended September 30, 2021 (208,858) than its DARTs for fiscal 2021 (229,826) despite its increase in total customer accounts. In contrast, its DARTs for the six months ended September 30, 2021 (208,858) are a 116% increase over its DARTs for fiscal 2020 (96,765). Fiscal 2020 constituted the one-year period immediately preceding the inflated level of retail trading activity generated by the COVID-19 pandemic.
	Six Months Ended September 30,		Fiscal Year Ended March 31,
	2021	2020	2021	2020	2019
Daily Average Revenue Trades	208,858	202,592	229,826	96,765	78,990
Total Customer Accounts
Total Customer Accounts is the number of customer accounts with a positive account balance as of the six-month or year-end periods presented below. A fundamental aspect of its business strategy is to convert customer account leads from its marketing and sales efforts to customers who apply and are approved for, and open and fund, accounts.

	As of September 30,		As of March 31,
	2021	2020	2021	2020	2019
Total Customer Accounts	162,751	126,078	145,887	107,692	96,972
Gross New Accounts
Gross New Accounts is the total number of new customer accounts opened and funded during the six-month or year-end periods presented below. Each account opened and funded by a customer is counted as a separate account. The increase in gross new accounts in fiscal 2021 largely reflected the increase in market trading activity during the pandemic.
	Six Months Ended September 30,		Fiscal Year Ended March 31,
	2021	2020	2021	2020	2019
Gross New Accounts	39,116	36,681	79,089	35,543	33,333
Total Customer Assets
Total Customer Assets represents total cash and assets held in customer accounts as of the six-month or year-end periods presented below.
(In millions)	As of September 30,		As of March 31,
	2021	2020	2021	2020	2019
Total Customer Assets	$11,269	$7,826	$10,336	$5,420	$5,534
Total Customer Cash
Total Customer Cash represents the aggregate cash held in customers’ equities and future accounts as of the six-month or year-end periods presented below.
(In millions)	As of September 30,		As of March 31,
	2021	2020	2021	2020	2019
Total Customer Cash Under Custody	$2,883	$2,406	$2,796	$2,090	$2,068
Description of Components of Results of Operations
Revenues:
Trading-related revenue
Trading-related revenue includes (i) commissions received on equities, options, futures, and cryptocurrency trades, (ii) PFOF on equities and options orders routed to market makers and (iii) to a lesser extent, monthly service and other fees earned from brokerage customers using its products and services.
Subscription and other revenue
Subscription and other revenue consists of revenue generated from (i) software licensing fees from non-U.S. brokerage firms, (ii) development and technology support services provided to its affiliate, Monex, Inc., (iii) monthly subscription fees for providing trading analysis software and market data services to non-brokerage customers, and (iv) educational offerings, such as learning tutorials and sessions.
Net interest income
Net interest income (interest income less interest expense) consists of net interest earned on securities brokerage customer cash and margin lending balances, futures brokerage customer cash balances, securities and cryptocurrency lending transactions, corporate cash and cash equivalents, and certain marketable securities. Interest incurred on outstanding debt is not subtracted when calculating net interest income. Interest incurred on outstanding debt is reflected in interest expense on borrowings.
Expenses:
Employee compensation and benefits
Employee compensation and benefits includes employee salaries, sales commissions, bonuses, and, to a lesser extent, stock-based compensation, payroll taxes, employee benefits (including group health insurance and employer contributions to benefit programs), recruitment, temporary employee services and other related employee costs.
Cost of services provided
Cost of services provided includes clearing and execution expenses, which include costs associated with executing and clearing customer trades, including fees paid to clearing agents and clearing organizations, exchanges and other market centers, fees and royalties paid for the licensing of self-clearing, back-office software systems and related services, commissions paid to third-party broker-dealers, and payments to educational contractors.
Communications
Communications includes: (i) data communications costs necessary to connect its server farms directly to electronic marketplaces, data sources and to each other; (ii) data communications costs and rack space at its facilities where its data server farms are located; (iii) cloud services fees for its data network, client order execution, and development support; (iv) data distribution and exchange fees; and (v) telephone, internet and other communications costs.
Marketing
Marketing includes advertising costs, referral fees paid to third parties, and other promotion-related costs.
Professional services
Professional services includes fees for legal, accounting, tax and other professional and consulting services.
Occupancy and equipment
Occupancy and equipment includes rent, utilities, property taxes, repairs, software maintenance, and maintenance and other expenses pertaining to its office space.
Depreciation and amortization of property and equipment
Depreciation and amortization of property and equipment includes, primarily, amortization of internally developed software and depreciation of property and equipment.
Amortization of intangibles
Amortization of intangibles includes, primarily, purchase price amortization related to the sale of TradeStation to Monex in June 2011.
Interest expense on borrowings
Interest expense on borrowings includes the interest accrued under various credit facilities with financial institutions, including an affiliate of Monex, to support its operations.

Other expense (income)
Other expense (income) includes insurance, regulatory fees and related costs, employee travel and entertainment, settlements in legal and regulatory matters, costs related to its conferences and training workshops, supplies, postage, exchange memberships, customer debits and errors, bank charges and other administrative expenses.
Income tax expense (benefit)
Income tax expense (benefit) includes U.S. federal, state, local, and international income taxes paid in connection with its operations in those jurisdictions.
Results of Operations
The following table summarizes TradeStation’s results of operations for the periods presented in the consolidated statements of income or condensed statements of operations, which are included elsewhere in this proxy statement/prospectus:
	Six Months Ended September 30,		Fiscal Year Ended March 31,
	2021	2020	2021	2020	2019
(in thousands)
Revenues:
Trading-related revenue	$79,868	$78,439	$170,046	$113,231	$105,610
Subscription and other revenue	3,306	3,987	8,771	10,051	12,647
Total non-interest income	83,174	82,426	178,817	123,282	118,257
Interest income	23,892	19,733	43,131	68,131	67,593
Interest expense	(3,917)	(1,399)	(3,296)	(2,774)	(1,719)
Net interest income	19,975	18,334	39,835	65,357	65,874
Total net revenues	103,149	100,760	218,652	188,639	184,131
Expenses:
Employee compensation and benefits	43,936	35,314	74,297	69,066	65,157
Cost of services provided	16,961	16,649	33,493	31,168	28,253
Communications	7,665	6,774	14,191	12,488	9,980
Marketing	16,890	7,631	17,395	11,049	11,415
Professional services	6,403	3,128	6,321	4,679	5,284
Occupancy and equipment	7,927	6,224	13,439	11,332	10,146
Depreciation and amortization of property and equipment	5,347	4,887	10,130	9,947	9,114
Amortization of intangibles	4,471	4,471	8,942	8,874	8,778
Interest expense on borrowings	1,451	1,721	3,070	4,409	4,590
Other expense (income)	(594)	10,639	4,741	13,186	6,601
Total expenses	110,457	97,438	186,019	176,198	159,318
Income (loss) before income taxes	(7,308)	3,322	32,633	12,441	24,813
Income tax expense (benefit)	(1,703)	903	8,843	2,164	6,217
Net income (loss)	$(5,605)	$2,419	$23,790	$10,277	$18,596

Comparison of the Six Months Ended September 30, 2021 and September 30, 2020
	Six Months Ended September 30,		Change
	2021	2020	$	%
(in thousands)
Revenues:
Trading-related revenue	$79,868	$78,439	$1,429	2%
Subscription and other revenue	3,306	3,987	(681)	(17)%
Total non-interest income	83,174	82,426	748	1%
Interest income	23,892	19,733	4,159	21%
Interest expense	(3,917)	(1,399)	(2,518)	180%
Net interest income	19,975	18,334	1,641	9%
Total net revenues	103,149	100,760	2,389	2%
Expenses:
Employee compensation and benefits	43,936	35,314	8,622	24%
Cost of services provided	16,961	16,649	312	2%
Communications	7,665	6,774	891	13%
Marketing	16,890	7,631	9,259	121%
Professional services	6,403	3,128	3,275	105%
Occupancy and equipment	7,927	6,224	1,703	27%
Depreciation and amortization of property and equipment	5,347	4,887	460	9%
Amortization of intangibles	4,471	4,471	—	0%
Interest expense on borrowings	1,451	1,721	(270)	(16)%
Other expense (income)	(594)	10,639	(11,233)	(106)%
Total expenses	110,457	97,438	13,019	13%
Income (loss) before income taxes	(7,308)	3,322	(10,630)	(320)%
Income tax expense (benefit)	(1,703)	903	(2,606)	(289)%
Net income (loss)	$(5,605)	$2,419	$(8,024)	(332)%
Revenues:
Trading-related revenue
	Six Months Ended September 30,		Change
	2021	2020	$	%
Commissions	$48,668	$50,996	$(2,328)	(5)%
PFOF	26,233	21,434	4,799	22%
Account and service fees	4,967	6,009	(1,042)	(17)%
Total trading-related revenue	$79,868	$78,439	$1,429	2%
For the six months ended September 30, 2021, its trading-related revenues were $79.9 million, compared to $78.4 million for the six months ended September 30, 2020. This $1.4 million, or 2%, increase was due primarily to increased PFOF, partially offset by lower commissions and account and service fees. The increase in PFOF was due primarily to the increase in the number of customer accounts and the additional trade activity associated with those new accounts, which resulted in higher trade volume. The reduction in commissions for the six months ended September 30, 2021 was due primarily to lower average net revenue per account, partially offset by higher DARTS and gross new accounts.

Subscription and other revenue
For the six months ended September 30, 2021, subscription and other revenue was $3.3 million, compared to $4.0 million for the six months ended September 30, 2020. This $681 thousand, or 17%, decrease was due primarily to a decrease in subscription and licensing fees of $1.3 million, partially offset by an increase in the fair value of marketable securities (mainly its investment in Intercontinental Exchange publicly-traded shares that it acquired in connection with its ICE clearing membership) of $578 thousand.
Net interest income
	Six Months Ended September 30,		Change
	2021	2020	$	%
Securities lending	$9,229	$7,342	$1,887	26%
Margin interest	6,257	3,135	3,122	100%
Interest on segregated cash and securities	8,312	9,217	(905)	(10)%
Other interest	94	39	55	141%
Total interest income	23,892	19,733	4,159	21%
Interest expense	(3,917)	(1,399)	(2,518)	180%
Net interest income	$19,975	$18,334	$1,641	9%
For the six months ended September 30, 2021, net interest income was $20.0 million, compared to $18.3 million for the six months ended September 30, 2020. This $1.6 million, or 9%, increase was due primarily to $3.1 million higher margin interest on increased margin borrowings, $2.3 million higher interest earned on the lending of cryptocurrency assets, and $1.9 million higher interest earned on securities lending transactions. Those increases were partially offset by $3.2 million lower interest earned on securities and futures brokerage customer cash balances (due to lower interest rates) and $2.5 million higher interest expense consisting of interest paid to customers on their cryptocurrency account assets and interest shared with securities account customers as part of its fully paid lending program.
Expenses:
Employee compensation and benefits
Employee compensation and benefits expenses were $43.9 million for the six months ended September 30, 2021, compared to $35.3 million for the six months ended September 30, 2020. This $8.6 million, or 24%, increase was due primarily to a 22% increase in the average number of full-time employees (from 494 for the six months ended September 30, 2020 to 603 for the six months ended September 30, 2021), as well as higher incentive compensation and recruiting costs for the six months ended September 30, 2021. The increased headcount is consistent with its planned strategy for increased account and revenue growth and increased headcount is expected to continue.
Cost of services provided
Cost of services provided was $17.0 million for the six months ended September 30, 2021, compared to $16.6 million for the six months ended September 30, 2020. This $312 thousand, or 2%, increase was due primarily to increased trading volumes, partially offset by the impact of a lower mix of futures trades, which have higher trade execution costs, principally futures exchange fees, as compared to other asset classes.
Communications
Communications expenses were $7.7 million for the six months ended September 30, 2021, compared to $6.8 million for the six months ended September 30, 2020. This $891 thousand, or 13%, increase was due primarily to investments in cloud-based infrastructure to support anticipated increased capacity requirements and improve scalability.

Marketing
Marketing expenses for the six months ended September 30, 2021 were $16.9 million, compared to $7.6 million for the six months ended September 30, 2020. This $9.3 million, or 121%, increase was due primarily to increased spend to increase brokerage account growth. This is consistent with its strategy to substantially increase its marketing spend in the current fiscal year, which began in late summer of 2021.
Professional services
Professional services expenses were $6.4 million for the six months ended September 30, 2021, compared to $3.1 million for the six months ended September 30, 2020. This $3.3 million, or 105%, increase was due primarily to increased accounting and advisory costs associated with its cryptocurrency business, implementation of a new enterprise-wide customer relationship management solution, and various other fees for accounting, advisory, and legal services during the interim period.
Occupancy and equipment
Occupancy and equipment expenses were $7.9 million for the six months ended September 30, 2021, compared to $6.2 million for the six months ended September 30, 2020. This $1.7 million, or 27%, increase was due primarily to increased software maintenance costs, mainly related to a new enterprise-wide customer relationship management solution, as well as additional information security software licensing.
Depreciation and amortization of property and equipment
Depreciation and amortization of property and equipment was $5.3 million for the six months ended September 30, 2021, compared to $4.9 million for the six months ended September 30, 2020. This $460 thousand, or 9%, increase was due primarily to additional amortization related to capitalization of software during the six months ended September 30, 2021.
Amortization of intangibles
Amortization of intangibles was $4.5 million for both the six months ended September 30, 2021 and September 30, 2020. There was no change in this expense because the amount is associated with a straight-line amortization of intangible assets from the acquisition of TradeStation by Monex in June 2011.
Interest expense on borrowings
Interest expense on borrowings was $1.5 million for the six months ended September 30, 2021, compared to $1.7 million for the six months ended September 30, 2020. This $270 thousand, or 16%, decrease was due primarily to lower average interest rates during the six months ended September 30, 2021 compared to the six months ended September 30, 2020.
Other expense (income)
Other expense (income) was a benefit of $594 thousand for the six months ended September 30, 2021, compared to an expense of $10.6 million for the six months ended September 30, 2020. This $11.2 million, or 106%, decrease was due primarily to an $18.1 million impairment loss on cryptocurrency assets and $705 thousand of accrued settlement expenses for a regulatory enforcement action incurred during the six months ended September 30, 2020, and a $4.8 million increase in the fair market value of its investment in an institutional exchange and settlement platform for digital assets (with which it also has a commercial relationship with respect to its crypto lending operations) during the six months ended September 30, 2021, partially offset by an $11.7 million gain on cryptocurrency assets incurred for the six months ended September 30, 2020 as compared to a $266 thousand loss incurred for the six months ended September 30, 2021.
Income tax expense (benefit)
Income tax benefit was $1.7 million, or 23.3% of its loss before income taxes, for the six months ended September 30, 2021, compared to $903 thousand income tax expense, or 27.2% of its income before income taxes, for the six months ended September 30, 2020. The decrease in its income tax expense during the six months ended September 30, 2021 is attributable to pre-tax losses that it incurred during the period (which were anticipated as part of its revenue growth strategy), compared to the pre-tax income earned during the six months ended September 30, 2020.
Comparison of the Fiscal Years Ended March 31, 2021 and March 31, 2020
	Fiscal Year Ended March 31,		Change
	2021	2020	$	%
(In thousands)
Revenues:
Trading-related revenue	$170,046	$113,231	$56,815	50%
Subscription and other revenue	8,771	10,051	(1,280)	(13)%
Total non-interest income	178,817	123,282	55,535	45%
Interest income	43,131	68,131	(25,000)	(37)%
Interest expense	(3,296)	(2,774)	(522)	19%
Net interest income	39,835	65,357	(25,522)	(39)%
Total net revenues	218,652	188,639	30,013	16%
Expenses:
Employee compensation and benefits	74,297	69,066	5,231	8%
Cost of services provided	33,493	31,168	2,325	7%
Communications	14,191	12,488	1,703	14%
Marketing	17,395	11,049	6,346	57%
Professional services	6,321	4,679	1,642	35%
Occupancy and equipment	13,439	11,332	2,107	19%
Depreciation and amortization of property and equipment	10,130	9,947	183	2%
Amortization of intangibles	8,942	8,874	68	1%
Interest expense on borrowings	3,070	4,409	(1,339)	(30)%
Other expense (income)	4,741	13,186	(8,445)	(64)%
Total expenses	186,019	176,198	9,821	6%
Income (loss) before income taxes	32,633	12,441	20,192	162%
Income tax expense (benefit)	8,843	2,164	6,679	309%
Net income (loss)	$23,790	$10,277	$13,513	131%
Revenues:
Trading-related revenue
	Fiscal Year Ended March 31,		Change
	2021	2020	$	%
Commissions	$107,331	$81,642	$25,689	31%
PFOF	51,034	17,821	33,213	186%
Account and service fees	11,681	13,768	(2,087)	(15)%
Total trading-related revenue	$170,046	$113,231	$56,815	50%
For fiscal 2021, trading-related revenue was $170.0 million, compared to $113.2 million for fiscal 2020. This $56.8 million, or 50%, increase consisted of a 31% increase in commissions (from $81.6 million to $107.3 million) and a 186% increase in PFOF (from $17.8 million to $51.0 million), partially offset by a 15%

decrease in account and service fees (from $13.8 million to $11.7 million). This 50% increase in trading-related revenue was due primarily to a 137.5% year-over-year increase in the number of DARTs (primarily driven by a 321% and 93% increase in equities and options trading, respectively), partially offset by a decrease in average net revenue per account. TradeStation believes the increase in DARTs was due to a variety of factors, including a 122.5% year-over-year increase in gross new accounts (from 35,543 to 79,089) and higher levels of retail trading activity generated by the COVID-19 pandemic.
TradeStation believes the increases in DARTs and gross new accounts during fiscal 2021 were due in large part to increased interest and activity in self-directed trading during the COVID-19 pandemic during the fiscal year, as April 1, 2020 through March 31, 2021 represents the period of time encompassing the most widespread stay-at-home work environments and business lockdowns during the pandemic, which appear to have contributed to the significant increase in new account openings and retail trading volume (including the social media-driven trading activity that emerged near the end of fiscal 2021). Other factors that appear to have contributed to its DARTs and gross new account increases include fiscal 2021 being the first full year of its cryptocurrency brokerage offering and zero-commission plans for equities trading accounts, and an increase in its marketing spend during fiscal 2021 as compared to the prior fiscal year, which increased marketing spend is separate from, and in addition to, the substantial increase in marketing spend commenced in the late summer of 2021. In addition, its PFOF rates increased beginning in the quarter ended December 31, 2019, the same period in which its zero commission plans for equities accounts were launched.
Subscription and other revenue
For fiscal 2021 subscription and other revenue was $8.8 million, compared to $10.1 million for fiscal 2020. This $1.3 million, or 13%, decrease was due primarily to a decrease in development and technology support services revenue of $1.5 million and a decrease in the fair value of marketable securities (mainly its investment in U.S. treasuries and Intercontinental Exchange publicly-traded shares it acquired in connection with its ICE clearing membership) of $1.1 million, partially offset by a $1.0 million increase in software licensing fees from non-U.S. brokerage firms.
Net Interest income
	Fiscal Year Ended March 31,		Change
	2021	2020	$	%
Securities lending	$15,549	$11,656	$3,893	33%
Margin interest	8,609	5,549	3,060	55%
Interest on segregated cash and securities	14,315	50,634	(36,319)	(72)%
Other interest	4,658	292	4,366	1,495%
Total interest income	43,131	68,131	(25,000)	(37)%
Interest expense	(3,296)	(2,774)	(522)	19%
Net interest income	$39,835	$65,357	$(25,522)	(39)%
For fiscal 2021 net interest income was $39.8 million, compared to $65.4 million for fiscal 2020. This $25.5 million, or 39%, decrease was due primarily to $36.3 million lower interest earned on securities and futures brokerage customer cash balances due to lower interest rates (more specifically, near-zero target rates from the Federal Reserve since March 15, 2020 and average 1-month LIBOR benchmark rates which declined 176 basis points to an average of 0.19% for fiscal 2021, and lower spreads earned on cash deposits in its bank accounts), and to a lesser extent $522 thousand higher interest expense paid to cryptocurrency account holders and equities account holders who participate in its fully paid lending program. These decreases were partially offset by $4.3 million higher interest earned on its lending of cryptocurrency, which began in November 2019, $3.9 million higher interest earned on securities lending transactions, and $3.1 million higher interest received on margin borrowings due to higher average margin balances.

Expenses:
Employee compensation and benefits
Employee compensation and benefits expenses were $74.3 million for fiscal 2021, compared to $69.1 million for fiscal 2020. This $5.2 million, or 8%, increase was due primarily to $5.4 million higher annual incentive compensation as a result of its financial performance for fiscal 2021 substantially exceeding established bonus targets, and lower capitalized compensation costs for internally developed software. These increases in cost were partially offset by lower payroll costs due to having 16 fewer average full-time employees for fiscal 2021 as compared to the prior year. TradeStation’s efforts to increase employee headcount to support its account and revenue growth strategy did not commence until after fiscal 2021.
Cost of services provided
Cost of services provided was $33.5 million for fiscal 2021, compared to $31.2 million for fiscal 2020. This $2.3 million, or 7%, increase was due primarily to increased trading volumes, partially offset by the impact of a lower mix of futures trades, which have higher trade execution costs, principally futures exchange fees, as compared to other asset classes.
Communications
Communications expenses were $14.2 million for fiscal 2021, compared to $12.5 million for fiscal 2020. This $1.7 million, or 14%, increase was due primarily to investments in cloud-based infrastructure to support anticipated increased capacity requirements and improve scalability, as well as increased usage due to higher customer trading volumes.
Marketing
Marketing expenses for fiscal 2021 were $17.4 million, compared to $11.0 million for fiscal 2020. This $6.3 million, or 57%, increase was due to higher spending on digital advertising, social media placement, new marketing tools, and higher lead referral fees paid to third parties.
Professional services
Professional services expenses were $6.3 million for fiscal 2021, compared to $4.7 million for fiscal 2020. This $1.6 million, or 35%, increase was due primarily to lower software development capitalization on technology consulting projects, and increased tax advisory and technical accounting services related to its cryptocurrency business.
Occupancy and equipment
Occupancy and equipment expenses were $13.4 million for fiscal 2021, compared to $11.3 million for fiscal 2020. This $2.1 million, or 19%, increase was due primarily to increased software maintenance costs.
Depreciation and amortization of property and equipment
Depreciation and amortization of property and equipment expenses were $10.1 million for fiscal 2021, compared to $9.9 million for fiscal 2020. This $183 thousand, or 2%, increase was due primarily to an increase in amortization of capitalized internally developed software.
Amortization of intangibles
Amortization of intangibles was slightly over $8.9 million for fiscal 2021 and slightly under $8.9 million for fiscal 2020. Most of this amount is associated with a straight-line amortization of intangible assets from the acquisition of TradeStation by Monex in June 2011. The $68 thousand, or less-than-1%, increase in fiscal 2021 was due primarily to additional amortization of intangibles related to its YouCanTrade educational business (specifically for trademark, non-compete agreement and educational contents), which was acquired in August 2019.

Interest expense on borrowings
Interest expense on borrowings was $3.1 million for fiscal 2021, compared to $4.4 million for fiscal 2020. This $1.3 million, or 30%, decrease was due primarily to lower average interest rates during fiscal 2021 compared to the prior year.
Other expense (income)
Other expense (income) was $4.7 million for fiscal 2021, compared to $13.2 million for fiscal 2020. This $8.4 million, or 64%, decrease resulted from $18.8 million higher gain on cryptocurrency assets in fiscal 2021, a $2.0 million loss on disposal of fixed assets incurred for fiscal 2020, $1.5 million lower travel and entertainment expenses incurred for fiscal 2021 due to the COVID-19 pandemic, an $11.7 million higher impairment loss on cryptocurrency assets in fiscal 2021, $909 thousand higher customer bad debt expense in fiscal 2021, and $805 thousand of accrued costs in fiscal 2021 for a regulatory enforcement settlement.
Income tax expense
Income tax expense was $8.8 million, or 27.1% of its income before income taxes for fiscal 2021, compared with $2.2 million, or 17.4% of its income before income taxes, for fiscal 2020. This $6.7 million increase in income tax expense was primarily the result of $20.2 million higher pre-tax net income during fiscal 2021 compared to the prior year.
Comparison of the Years Ended March 31, 2020 and March 31, 2019
	Fiscal Year Ended March 31,		Change
	2020	2019	$	%
(in thousands)
Revenues:
Trading-related revenue	$113,231	$105,610	$7,621	7%
Subscription and other revenue	10,051	12,647	(2,596)	(21)%
Total non-interest income	123,282	118,257	5,025	4%
Interest income	68,131	67,593	538	1%
Interest expense	(2,774)	(1,719)	(1,055)	61%
Net interest income	65,357	65,874	(517)	(1)%
Net revenues	188,639	184,131	4,508	2%
Expenses:
Employee compensation and benefits	69,066	65,157	3,909	6%
Cost of services provided	31,168	28,253	2,915	10%
Communications	12,488	9,980	2,508	25%
Marketing	11,049	11,415	(366)	(3)%
Professional services	4,679	5,284	(605)	(11)%
Occupancy and equipment	11,332	10,146	1,186	12%
Depreciation and amortization of property and equipment	9,947	9,114	833	9%
Amortization of intangibles	8,874	8,778	96	1%
Interest expense on borrowings	4,409	4,590	(181)	(4)%
Other expense (income)	13,186	6,601	6,585	100%
Total expenses	176,198	159,318	16,880	11%
Income (loss) before income taxes	12,441	24,813	(12,372)	(50)%
Income tax expense (benefit)	2,164	6,217	(4,053)	(65)%
Net income (loss)	$10,277	$18,596	$(8,319)	(45)%

Revenues:
Trading-related revenue
	Fiscal Year Ended March 31,		Change
	2020	2019	$	%
Commissions	$81,642	$77,831	$3,811	5%
PFOF	17,821	14,580	3,241	22%
Account and service fees	13,768	13,199	569	4%
Total trading-related revenue	$113,231	$105,610	$7,621	7%
For fiscal 2020, trading-related revenue was $113.2 million, compared to $105.6 million for fiscal 2019. This $7.6 million, or 7%, increase consisted of a 5% increase in commissions (to $81.6 million from $77.8 million), a 22% increase in PFOF (to $17.8 million from $14.6 million) and a 4% increase in account and service fees (to $13.8 million from $13.2 million). These year-over-year increases were driven primarily by a 22.5% year-over-year increase in the number of DARTs, partially offset by a decrease in average net revenue per trade. TradeStation believes the increase in DARTs was due to a variety of factors, including a 7% increase in gross new accounts (from 33,333 to 35,543) and increased average equities trades per account by its equities account base.
Further, TradeStation believes the increases in gross new accounts and average equities trades per account were due in part to its introduction in October 2019 of zero-commission plans for equities trading accounts, and its improved optimization of marketing spend to increase brokerage account growth during fiscal 2020, compared to the prior year. In addition, its PFOF rates increased beginning in the quarter ended December 31, 2019, the same period in which its zero commission plans for equities accounts were launched.
Subscription and other revenue
For fiscal 2020, subscription and other revenue was $10.1 million, compared to $12.6 million for fiscal 2019. This $2.6 million, or 21%, decrease was due primarily to a decrease in development and technology support services revenue of $2.1 million and a decrease in the fair value of marketable securities, comprised mainly of its investment in U.S. treasuries and in the publicly-traded shares of Intercontinental Exchange, Inc. that it acquired in connection with its ICE clearing membership, of $445 thousand.
Net Interest income
	Fiscal Year Ended March 31,		Change
	2020	2019	$	%
Securities lending	$11,656	$8,449	$3,207	38%
Margin interest	5,549	5,726	(177)	(3%)
Interest on segregated cash and securities	50,634	52,987	(2,353)	(4%)
Other interest	292	431	(139)	(32%)
Total interest income	68,131	67,593	538	1%
Interest expense	(2,774)	(1,719)	(1,055)	61%
Net interest income	$65,357	$65,874	$(517)	(1%)
For fiscal 2020, net interest income was $65.4 million, compared to $65.9 million for fiscal 2019. This $517 thousand, or less-than-1%, decrease was due primarily to $2.4 million lower interest earned on securities and futures brokerage customer cash balances due to lower interest rates (the average 1-month LIBOR benchmark rate declined 28 basis points to an average of 1.95% for fiscal 2020), lower spreads earned on its cash deposits and $1.1 million higher interest expense, consisting of interest shared with securities account customers as part of its fully paid lending program, partially offset by $3.2 million higher interest earned on securities lending transactions.

Expenses:
Employee compensation and benefits
Employee compensation and benefits expenses were $69.1 million for fiscal 2020, compared to $65.2 million for fiscal 2019. This $3.9 million, or 6%, increase was due primarily to higher payroll costs due to an increase in average full-time employees and higher incentive compensation for fiscal 2020 as compared to the prior year.
Cost of services provided:
Cost of services provided was $31.2 million for fiscal 2020, compared to $28.3 million for fiscal 2019. This $2.9 million, or 10%, increase was due primarily to increased trading volumes.
Communications
Communications expenses were $12.5 million for fiscal 2020, compared to $10.0 million for fiscal 2019. This $2.5 million, or 25%, increase was due primarily to investments in cloud-based infrastructure to support increased capacity and improve its business’s scalability.
Marketing
Marketing expenses for fiscal 2020 were $11.0 million, compared to $11.4 million for fiscal 2019. This $366 thousand, or 3%, decrease was primarily due to the termination of a third-party lead referral agreement in August 2019.
Professional services
Professional services expenses were $4.7 million for fiscal 2020, compared to $5.3 million for fiscal 2019. This $605 thousand, or 11%, decrease was primarily due to $881 thousand lower legal fees and $104 thousand lower accounting fees incurred for fiscal 2020 as compared to the prior year, partially offset by $437 thousand lower software development capitalization on technology consulting projects for fiscal 2020 as compared to the prior year.
Occupancy and equipment
Occupancy and equipment expenses were $11.3 million for fiscal 2020, compared to $10.1 million for fiscal 2019. This $1.2 million, or 12%, increase was primarily due to increased software and equipment maintenance costs.
Depreciation and amortization of property and equipment
Depreciation and amortization of property and equipment expenses were $9.9 million for fiscal 2020, compared to $9.1 million for fiscal 2019. This $833 thousand, or 9%, increase was primarily due to an increase in amortization of capitalized internally developed software.
Amortization of intangibles
Amortization of intangibles was $8.9 million for fiscal 2020, compared to $8.8 million for fiscal 2019. Most of this amount is associated with a straight-line amortization of intangible assets from Monex’s acquisition of TradeStation in June 2011. The $96 thousand, or 1%, increase in fiscal 2020 was primarily due to additional amortization of intangibles related to its YouCanTrade educational business, which it acquired in August 2019.
Interest expense on borrowings
Interest expense on borrowings was $4.4 million for fiscal 2020, compared to $4.6 million for fiscal 2019. This $181 thousand, or 4%, decrease was due primarily to lower average interest rates during fiscal 2020 compared to the prior year.

Other expense (income)
Other expense (income) was $13.2 million for fiscal 2020, compared to $6.6 million for fiscal 2019. This $6.6 million, or 100%, increase was due primarily to a higher impairment loss on cryptocurrency assets of $13.6 million in fiscal 2020, a $1.4 million higher loss on the disposal of fixed assets in fiscal 2020, a $247 thousand increase in sales tax expense in fiscal 2020 and a $222 thousand increase in travel and entertainment expense in fiscal 2020, partially offset by a $9.4 million gain on cryptocurrency assets in fiscal 2020.
Income tax expense
Income tax expense was $2.2 million, or 17.4% of its income before income taxes, for fiscal 2020, compared with $6.2 million, or 25.1% of its income before income taxes, for fiscal 2019. This $4.1 million, or 65%, decrease was due primarily to $12.4 million lower pre-tax net income during fiscal 2020 compared to the prior year.
Liquidity and Capital Resources
TradeStation has historically financed its operations through cash flows generated from operating activities, including its securities lending operations, and borrowings from its available credit facilities. As of September 30, 2021 its primary sources of liquidity were its cash and cash equivalents and remaining available funds under its credit facilities. TradeStation had $163.7 million of cash and cash equivalents and $2.8 billion of cash segregated under federal regulations as of September 30, 2021. The outstanding principal balance (i.e., funds drawn) under its three credit facilities was $248 million as of September 30, 2021 and $82 million remained available for withdrawal.
In addition, as described elsewhere in this proxy statement/prospectus, as a result of the Merger TradeStation intends to raise up to $326 million, less the amount of the Redemption and transaction expenses. The Merger is currently expected to close in the first half of the 2022 calendar year. TradeStation expects to use the net proceeds from the Merger to continue to achieve key milestones under its current growth strategy, which is primarily to increase and accelerate account and revenue growth through increased marketing spend and expansion of its workforce, and generally to add liquidity. Its outstanding principal of $248 million under its lines of credit is higher than it has historically been due primarily to the implementation of its growth strategy during the current fiscal year, several months in advance of the date it anticipates receiving the net proceeds of the Merger. In the event the Merger fails to close, is substantially delayed, or the Redemption amount is very high, it will likely need to obtain new or additional financing sources to continue with its growth strategy as currently planned, or it may need to revise its growth strategy downward to be less costly.
TradeStation’s future capital requirements will depend on various factors, including but not limited to the success and timing of the Merger, its growth rate, headcount, sales and marketing activities, and introduction of new products and other strategic initiatives. These incremental expenditures are expected to be funded through the net proceeds of the Merger, net cash provided by operating activities and, as needed, its credit lines or other financing sources it may seek to obtain in the future.
Through TradeStation’s various funding sources it seeks to maintain customer and regulatory confidence in its balance sheet and its ability to meet its current and future obligations under regular and stressed scenarios. Based on its current levels, TradeStation believes its cash flows from operations, its proprietary and customer funds, and its available borrowings will be adequate to meet its liquidity needs for more than the next twelve months.

Cash Flows
The following table summarizes TradeStation’s cash flow activities for the periods presented in the consolidated financial statements and condensed consolidated financial statements included elsewhere in this filing:
	Six Months Ended September 30,		Year Ended March 31,
	2021	2020	2021	2020	2019
(in thousands)
Net cash provided by (used in) operating activities	$115,175	$363,572	$732,716	$474,390	$137,854
Net cash provided by (used in) investing activities	(8,411)	(5,351)	(12,888)	(15,000)	(10,732)
Net cash provided by (used in) financing activities	21,262	23,000	29,000	45,000	(11,000)
Net increase in cash, cash equivalents, and cash segregated	$128,026	$381,221	$748,828	$504,390	$116,122
Operating activities
Cash provided by and used in operating activities consists of net income (loss), adjusted for certain non-cash items including deferred tax expense, depreciation and amortization, cryptocurrency impairment losses and gains, and unrealized gain on investments, in addition to the effect of changes in operating assets and liabilities. Fluctuations in TradeStation’s net operating assets and liabilities from one period to the next most often is due to the trading activity of its customers, market volatility, the timing of cash receipts and payments, and vendor payment terms.
For the six months ended September 30, 2021, cash provided by operating activities was $115.2 million, due partially to a net loss of $5.6 million, adjusted for non-cash “add-back” expenses (income) of $6.2 million consisting primarily of depreciation and amortization expense of $9.8 million, offset by an upward adjustment to the carrying value of an investment of $4.8 million. In addition, there was a net inflow from changes in operating assets and liabilities of $114.6 million, attributed primarily to a decrease in receivables from brokerage customers of $50.1 million, investments segregated under federal regulations of $60.0 million, and stablecoin assets, net of stablecoin payables to customers, of $67.3 million, offset by increases in securities borrowed of $175.0 million, securities loaned of $18.0 million, and payables to brokerage customers of $87.9 million.
For the six months ended September 30, 2020, cash provided by operating activities was $363.6 million, due partially to net income of $2.4 million, adjusted for non-cash “add-back” expenses (income) of $15.9 million consisting primarily of impairment loss on cryptocurrency assets of $18.1 million and depreciation and amortization expense of $9.4 million, offset by a gain on cryptocurrency assets of $11.7 million. In addition, there was a net inflow from changes in operating assets and liabilities of $345.2 million, attributed primarily to the decreases in investments segregated under federal regulations of $115.7 million and securities borrowed of $49.0 million, in addition to increases in payables to brokerage customers of $315.9 million, and receivables from brokerage customers of $65.3 million.
For the year ended March 31, 2021, cash provided by operating activities was $732.7 million, the result of net income of $23.8 million, non-cash adjustments of $20.3 million, and changes in operating assets and liabilities of $688.7 million. Operating assets increased $276.3 million (cash outflow), which was offset by a $964.9 million increase in operating liabilities (cash inflow). The increase in operating assets was driven primarily by an increase in receivables from brokerage customers of $163.8 million, and the increase in operating liabilities was driven primarily by the increase in payables to brokerage customers of $705.8 million.
For the year ended March 31, 2020, cash provided by operating activities was $474.4 million, the result of net income of $10.3 million, non-cash adjustments of $27.1 million, and changes in operating assets and liabilities of $437.0 million. Operating assets decreased by $433.2 million (cash inflow) and operating liabilities increased by $3.8 million (cash inflow). The decrease in operating assets was driven primarily by a $299.9 million decrease in investments segregated under federal regulations and a $110.7 million decrease in securities borrowed. The increase in operating liabilities was driven primarily by an increase in payables to brokerage customers of $22.0 million, offset by a decrease in securities loaned of $24.7 million.
For the year ended March 31, 2019, cash provided by operating activities was $137.9 million, the result of net income of $18.6 million, non-cash adjustments of $17.6 million, and changes in operating assets and liabilities of $101.7 million. Operating assets increased $90.2 million (cash outflow) and operating liabilities increased by $191.9 million (cash inflow). The increase in operating assets was driven primarily by an increase in securities borrowed of $176.5 million, offset by decreases in investments segregated under federal regulations of $51.2 million and receivables from brokers, dealers, clearing organizations and agents of $26.8 million. The increase in operating liabilities was driven primarily by an increase in securities loaned of $153.0 million and an increase in payables to brokerage customers of $41.2 million.
Investing activities
Our investing activities, and the cash used in or provided by those activities, include primarily purchases of property and equipment, expenditures related to capitalized internal-use software development costs, and investments in other companies, if any.
For the six months ended September 30, 2021, net cash used in investing activities was $8.4 million, consisting of $6.0 million in purchases of property and equipment and $2.4 million of capitalized internally developed software.
For the six months ended September 30, 2020, net cash used in investing activities was $5.4 million, consisting primarily of $5.9 million in purchases of property and equipment.
For the year ended March 31, 2021, net cash used in investing activities was $12.9 million, consisting primarily of $9.1 million of capitalized internally developed software and $2.9 million of property and equipment purchases.
For the year ended March 31, 2020, net cash used in investing activities was $15.0 million, consisting primarily of $9.3 million of capitalized internally developed software, $3.0 million of property and equipment purchases, and $1.0 million invested in two private companies through the purchase of convertible notes or other securities.
For the year ended March 31, 2019, net cash used in investing activities was $10.7 million, consisting primarily of $9.2 million of capitalized internally developed software.
Financing activities
TradeStation’s financing activities, and the cash provided by or used in those financing activities, are the result of proceeds it receives from drawing funds under one of its three lines of credit, offset by repayments of amounts previously drawn under those same credit facilities and any dividends paid to Monex.
For the six months ended September 30, 2021, cash flows provided by financing activities were $21.3 million, which consisted of cash inflows from drawing $75.0 million from its credit facilities, offset by cash outflows due to a dividend payment to Monex of $23.7 million and repayments of $30.0 million drawn from credit facilities in prior periods.
For the six months ended September 30, 2020, cash flows provided by financing activities were $23.0 million, which consisted of cash inflows from drawing $62.0 million from its credit facilities, offset by cash outflows due to repayments of $39.0 million drawn in prior periods.
For the year ended March 31, 2021, cash flows provided by financing activities were $29.0 million, which consisted of cash inflows from drawing $97.0 million from credit facilities, offset by cash outflows due to repayments of $68.0 million drawn in prior periods.
For the year ended March 31, 2020, cash flows provided by financing activities were $45.0 million, which consisted of cash inflows from drawing $54.0 million from credit facilities, offset by cash outflows due to repayments of $9 million drawn in prior periods.

For the year ended March 31, 2019, cash flows provided by financing activities were $11 million, which consisted of cash inflows from drawing $32 million from credit facilities, offset by cash outflows due to repayments of $43.0 million drawn in prior periods.
Please refer to the consolidated and condensed consolidated statements of cash flows, included elsewhere in this proxy statement/prospectus, for additional information.
Regulatory Capital Requirements
TradeStation Securities, Inc.
Our securities and futures brokerage subsidiary, TradeStation Securities, is subject to the net capital requirements of the SEC’s Uniform Net Capital Rule (Rule 15c3-1), which is administered by the SEC and FINRA, and the CFTC financial requirement (Regulation 1.17 under the Commodity Exchange Act), which is administered by the CFTC and the NFA. Under these rules, TradeStation calculates its net capital requirements using the “alternative method,” which requires the maintenance of minimum net capital, as defined by the rules, equal to the highest of: (i) $1,000,000; (ii) 8.0% of domestic and foreign domiciled customer and non-customer (excluding proprietary) risk maintenance margin/performance bond requirements for all domestic and foreign futures, options on futures contracts and cleared over-the-counter derivatives positions, excluding the risk margin associated with naked long option positions; or (iii) 2.0% of aggregate customer debit balances.
The table below summarizes TradeStation Securities’ net capital, required adjusted net capital and excess adjusted net capital as of the periods presented, in thousands:
	September 30,	March 31,	March 31,
	2021	2021	2020
Net Capital	$161,222	$147,925	$133,656
Required Adjusted Net Capital	12,171	11,397	4,599
Excess Adjusted Net Capital	149,051	136,528	129,057
In addition to net capital requirements, as a self-clearing broker-dealer TradeStation Securities is subject to DTCC, OCC and other cash deposit requirements, which are and may continue to be large in relation to its total liquid assets, and which may fluctuate significantly from time to time based upon the nature and size of its customers’ trading activity. TradeStation Securities is also registered as a FCM. The Commodity Exchange Act requires an FCM to segregate all customer transactions and assets from the FCM’s proprietary activities. As of September 30, 2021, March 31, 2021, and March 31, 2020, it had security deposits and short-term U.S. Treasury Bills totaling $68.7 million, $74.7 million, and $67.1 million, respectively, held by clearing organizations in support its self-clearing of equities and standardized equity option trades.
TradeStation Crypto, Inc.
TradeStation Crypto is registered with the Financial Crimes Enforcement Network as a money services business and numerous state agencies which regulate money transmitter, money services and digital currencies businesses. While TradeStation Crypto is not subject to net capital requirements in the manner of a licensed broker-dealer or FCM, many of these state agencies have minimum net worth requirements, which generally approximate stockholder’s equity, that must be maintained by TradeStation Crypto. As of September 30, 2021, the highest minimum net worth requirement to which TradeStation Crypto is subject was $1.0 million. As of September 30, 2021, TradeStation Crypto had stockholder’s equity of approximately $32.0 million, which TradeStation believes achieved compliance with all applicable minimum net worth requirements.
Critical Accounting Policies and Estimates
TradeStation’s consolidated financial statements are prepared in accordance with GAAP and requires TradeStation to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in its consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are based on judgment, historical experience, and information best available to TradeStation at the time. Actual results could differ materially from those estimates.
An accounting policy is considered to be critical if the nature of the estimates or assumptions is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and the effect of the estimates and assumptions on financial condition or operating performance. The accounting policies TradeStation believes to reflect its more significant estimates, judgments and assumptions that are most critical to understanding and evaluating its reported financial results are described below. For further information on TradeStation’s significant accounting policies, see Note 2 — Summary of Significant Accounting Policies in its consolidated financial statements included elsewhere in this proxy statement/prospectus.
Cryptocurrency Assets, Stablecoin Assets, and Cryptocurrency Assets Loaned
TradeStation holds positions in cryptocurrencies as well as in the stablecoin USD Coin (USDC), which is a cryptocurrency, but is considered a financial instrument in accordance with ASC Topic 825. These stablecoins are recognized in the consolidated statements of financial condition within stablecoin assets and are recognized at fair value.
TradeStation has the right, under its customer account agreement, to borrow, pledge, repledge, hypothecate, rehypothecate, loan or invest the customer assets unless the customer elects to opt out of this authorization. Cryptocurrency assets held for customers are recorded in the consolidated statements of financial condition as cryptocurrency assets other than stablecoins, while stablecoins held for customers are not recognized as assets in the consolidated statements of financial condition. TradeStation, from time to time, converts customer USDC assets to USD at which point the USD is recorded in cash and cash equivalents in the consolidated statements of financial condition.
TradeStation enters into cryptocurrency lending arrangements with third-party institutional borrowers typically receiving from the borrower like-kind cryptocurrencies or securities of collective investment vehicles that invest substantially all of their assets in cryptocurrencies as collateral for those loans. The loans are secured by collateral consisting of assets having a value at the time of the loan that is at least 100% of the value of the assets being loaned. When loaned, the cryptocurrency assets other than stablecoins are reclassified to cryptocurrency assets loaned. The securities of collective investment vehicles received as collateral are not recognized in the statements of financial condition.
Cryptocurrency assets other than stablecoins with no qualifying fair value hedge are recognized as intangible assets with indefinite useful lives under ASC Topic 350, “Intangibles Goodwill and Other-General Intangibles Other than Goodwill.” These cryptocurrency assets are recognized in the consolidated statements of financial condition as cryptocurrency assets, initially measured at acquisition cost and subsequent to the initial recognition, are measured at the acquisition cost less impairment losses. When cryptocurrency prices rise, previously recognized impairment losses are not reversed, however, the impairment losses can be offset by gains recognized once sold.
Cryptocurrency assets and cryptocurrency assets loaned that are designated as the hedged item are initially measured at the acquisition cost. Subsequent changes in fair value attributable to the hedged risk are adjusted to the carrying amount of these cryptocurrency assets and offset with the gains and losses on the corresponding liabilities designed as the hedging instruments.
Income Taxes
TradeStation recognizes a valuation allowance on deferred tax assets when it determines that it is more likely than not that some portion or all of a deferred tax asset will not be realized. TradeStation recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount, if greater than 50%, likely to be realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Interest and penalties, if any, related to income tax matters are accrued in the income tax expense line item in the period they are incurred.
Loss Contingencies
TradeStation is from time to time, subject to certain pending and threatened litigation, regulatory investigations and other legal proceedings that arise out of the normal course of business. TradeStation is also subject to regulatory oversight by numerous regulatory and other governmental agencies. TradeStation’s policy is to estimate and accrue for potential losses that may arise out of litigation and regulatory proceedings, to the extent that such losses are probable and can be estimated. Significant judgment is required in making these estimates and final liabilities may ultimately be materially different. The amount accrued for litigation and regulatory proceedings is determined on a case-by-case basis and represents an estimate of probable losses based on, among other factors, the progress of each case or proceeding, TradeStation’s industry experience with similar cases or proceedings, and the opinions and views of internal and external legal counsel. Given the inherent difficulty of predicting the outcome of litigation and regulatory matters, particularly in cases or proceedings in which substantial or indeterminate damages or fines are sought, or where cases or proceedings are in the early stages, TradeStation cannot estimate losses or ranges of losses for cases or proceedings where there is only a reasonable possibility that a loss may be incurred. TradeStation monitors these matters for developments that would affect the likelihood of a loss and the accrued amount, if any, and adjusts the amount as appropriate.
Recently Issued Accounting Pronouncements
The FASB has issued certain accounting updates which were assessed and either determined to be not applicable or are not expected to have a significant impact on TradeStation’s financial statements. For information about recently adopted accounting pronouncements, see Note 2 — Summary of Significant Accounting Policies in TradeStation’s consolidated financial statements included elsewhere in this proxy statement/prospectus.
Off-Balance Sheet Arrangements
It may be exposed to a risk of loss not reflected in its combined consolidated financial statements as a result of its extension of credit to its customers that is collateralized by cash or securities. It may be exposed to significant off-balance sheet risk in the event that related margin requirements are insufficient to fully cover potential losses that its customers may incur and those customers then fail to satisfy their obligations to it. Additionally, in the normal course of its business, it purchases and sells securities and pledge or receive collateral. If a counterparty to a transaction fails to fulfill its contractual obligations to us, it may incur a loss if the market value of the security underlying such transaction is different from the price of such security as agreed in the relevant contract underlying such transaction. See “−Quantitative and Qualitative Disclosures About Market Risk” below for more information about the nature and business purpose of its off-balance-sheet arrangements. There is no known event, demand, commitment, trend or uncertainty that it currently believe is likely to result in the termination, or material reduction in the availability to TradeStation of its off-balance-sheet arrangements.
Qualitative and Quantitative Disclosures about Market Risk
Margin Loans
TradeStation extends margin loans to its brokerage customer accounts (other than its cryptocurrency brokerage customer accounts), which are subject to various regulatory requirements. These margin loans are collateralized by its customers’ cash and securities. The risks associated with margin credit increase during periods of rapid market movements or in cases where collateral is concentrated. During such times, customers who utilize margin loans and who have collateralized their obligations with securities may find that such securities have a rapidly depreciating value and may not be sufficient to cover their margin obligations to TradeStation in the event of a liquidation.
TradeStation is also exposed to credit risk when its customers execute transactions, such as short sales of options and equities, that can expose them to risk beyond their invested capital, as well as through its futures business. TradeStation expects this kind of exposure to increase with the growth of its overall business. Because it indemnifies and holds harmless its clearing houses and counterparties from certain liabilities or claims, the use of margin loans and short sales may expose TradeStation to significant off-balance-sheet risk in the event that its collateral is not sufficient to fully cover losses that customers may incur and those customers fail to satisfy their obligations to TradeStation.
As of September 30, 2021, TradeStation had $169.8 million in margin loans extended to its customers. The amount of risk to which TradeStation is exposed from the margin loans it extends to its customers and from short sale transactions by its customers is unlimited and not quantifiable as the risk is dependent upon analysis of a potential significant and undeterminable rise or fall in stock prices. Its account level margin requirements meet or exceed those required by Regulation T of the Board of Governors of the Federal Reserve and FINRA portfolio margin rules, as applicable. As a matter of practice, TradeStation enforces real-time margin compliance monitoring and liquidate customers’ positions if their equity falls below required margin requirements. TradeStation has a comprehensive policy implemented in accordance with regulatory standards to assess and monitor the suitability of various trading activities for its customers. To mitigate its risk, it also continuously monitors customer accounts to detect excessive concentration, large orders or positions, patterns of day trading and other activities that indicate increased risk to it.
Our credit exposure is mitigated by its policy of evaluating each account throughout each trading day and closing out positions for accounts that are found to be under-margined. While this methodology is effective in most situations, it may not be effective in situations where no liquid market exists for the relevant securities or commodities or where, for any reason, liquidation cannot be sufficiently achieved or drives additional losses. TradeStation continually monitors and evaluates its risk management policies, including the implementation of policies and procedures to enhance the detection and prevention of potential loss events to mitigate margin loan losses.
Interest Rate Risk
In low rate environments, such as the current one, it faces reduced earnings potential with respect to net interest income on segregated cash and investments. Based on its customer balances and investments outstanding as of September 30, 2021, and assuming the reinvestment of maturing short duration instruments, an unexpected decrease in U.S. dollar interest rates of 0.25% would decrease its net interest income by approximately $6 million on an annualized basis, assuming the full effect of reinvestment at lower rates.
Counterparty Credit Risk
We deposit customers’ margin securities with lending institutions as collateral for borrowings. If a lending institution does not return a security, it may be obligated to purchase such security at prevailing market prices in order to return it to its customer. In such circumstances, it may incur a loss equal to the amount by which the market value of such security exceeds the value of the loan from the lending institution. In connection with securities financing activities, it enters into securities borrowing and lending arrangements which may result in significant credit exposure in the event the counterparty to such transaction is unable to fulfill its contractual obligations to us. The amount of such risk cannot be quantified, but TradeStation monitors the exposure to this risk as part of its normal, day-to-day business activities and take mitigating actions as necessary.
Digital Asset Risk
Digital asset prices have exhibited elevated volatility and are subject to influence by many factors not usually relevant to securities, options or futures markets. Cryptocurrencies may experience significant fluctuations in market value. The amount of such risk related cannot be quantified, however it does not expect a 10% increase or decrease in the relative price of crypto assets would have a material effect on its operating results, liquidity or cashflows. To help mitigate any risk arising from the volatility in market prices of cryptocurrencies, TradeStation has adopted fair value hedge accounting whereby it put in place qualified derivative instruments that are designated as hedging instruments. This risk management policy and its hedging relationships are documented at inception.

FISCAL 2021 EXECUTIVE COMPENSATION
The following tables provide compensation information with respect to TradeStation’s principal executive officer and its two other most highly-compensated executive officers as of March 31, 2021 for services rendered for fiscal 2021. These individuals are referred to as TradeStation’s named executive officers. The 2021 compensation presented below for each named executive officer was determined in accordance with policies and practices developed by TradeStation in respect of the services each named executive officer provided to TradeStation and/or its subsidiaries.
SUMMARY COMPENSATION TABLE
The following table provides summary information concerning compensation to or on behalf of TradeStation’s named executive officers for fiscal 2021.
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Non-Equity Incentive Plan Compen- sation ($)(3)	All Other Compensation ($)(4)	Total ($)
John Bartleman Chief Executive Officer	2021	450,000	—	1,023,889	9,540	1,473,889
Greg Vance Chief Financial Officer	2021	329,167	50,000	337,781	8,820	716,948
Takashi Oyagi Chief Strategic Officer	2021	341,660	—	343,356	—	685,016

(1)
The amounts reported represent the named executive officer’s base salary earned during the fiscal year covered.

(2)
The amount reported for Mr. Vance represents a final installment of his sign-on bonus in connection with the commencement of his employment with TradeStation and was subject to continued employment through the payment date.

(3)
The amount reported reflects the aggregate of payouts under TradeStation’s annual cash incentive plan (“AIP”) and long-term cash incentive plan for Messrs. Bartleman, Vance and Oyagi earned in fiscal 2021. Messrs. Bartleman, Vance and Oyagi earned $455,625, $157,781 and $163,356, respectively, under the AIP and $515,000, $180,000 and $180,000, respectively, under the TradeStation Group, Inc. Amended and Restated Long Term Cash Incentive Plan (the “LTI Plan”) in fiscal 2021. See “Narrative Disclosure to Summary Compensation Table — Non-Equity Incentive Plan Compensation — Annual Bonus Plan” and “— Long-Term Cash Incentive Plan” for more information. Mr. Bartleman also received $53,264 under the Employee Equity Participation Award Plan (the “Cash Program”). See “Narrative Disclosure to Summary Compensation Table — Non-Equity Incentive Plan Compensation — Cash Program” for more information.

(4)
The amounts reported represent matching contributions by TradeStation under its 401(k) plan on behalf of Messrs. Bartleman and Vance in the following amounts: $9,540 and $8,820.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE
Executive Agreements
Each of TradeStation’s named executive officers is party to a Second Amended and Restated Executive Agreement referred to as an “Executive Agreement,” which provides for a current base salary of ($500,000 for Mr. Bartleman, $400,000 for Mr. Vance and $341,000 for Mr. Oyagi) (before this second amendement and restatement, which was executed after fiscal 2021, some of these base salary amounts were lower, consistent with what is shown in the Summary Compensation Table), which may be increased in TradeStation’s sole discretion, subject to the approval of the compensation committee, but not decreased.
The Business Combination constitutes a “Qualifying Event,” (which is defined as TradeStation becoming a listed company on NYSE or Nasdaq as a result of an IPO or a transaction similar to the Business Combination) for all purposes of the Executive Agreements, regardless of when the Business Combination is completed, and shall continue to constitute a Qualifying Event for all purposes of the Executive Agreements except only if, and unless and until, the Merger Agreement is terminated and therefore no Business Combination or listing pursuant to the Merger Agreement will occur. The occurrence of a Qualifying Event triggers certain provisions of the Executive Agreements which replace or modify provisions that apply prior to the occurrence of the Qualifying Event, for example, with respect to the issuance of Equity Awards (described later in “— Compensation Arrangements to be Adopted in Connection with the Proposed Business Combination”) and certain modifications with respect to the AIP and LTI Plan as applied to the named executive officers, but these replacements or modifications do not, and did not, apply to compensation of the named executive officers for fiscal 2021.
The Executive Agreements also provide that during the first fiscal quarter (April 1 to June 30) of each fiscal year, commencing with the April 1 to June 30, 2021 fiscal quarter, until a change in control is consummated, the named executive officers will each be granted an annual bonus target award at least equal to a percentage (180% for Mr. Bartleman, and 85% for each Mr. Vance and Mr. Oyagi) of the named executive officer’s base salary. (If the Business Combination is consummated, those percentages will be decreased to 100% and 75%, respectively, commencing with fiscal 2022.)
Base Salary
TradeStation provides each named executive officer with a base salary for the services that the name executive officer performs for it. Base salary can also impact other compensation and benefit opportunities, including annual bonuses, as such opportunities are expressed as a percentage of base salary. This compensation component constitutes a stable element of compensation while other compensation elements are variable. Base salaries are reviewed annually and may be increased (but not decreased) based on the individual performance of the named executive officer, company performance, market intelligence, any change in the executive’s position within TradeStation’s business, the scope of his or her responsibilities and any changes thereto. For fiscal 2021, Messrs. Bartleman, Vance and Oyagi had base salaries of $450,000, $350,000 and $341,660, respectively. Each of TradeStation’s named executive officer’s base salaries was modified in October 2021 in connection with their Executive Agreement as described above under “—Executive Agreements.”
Non-Equity Incentive Plan Compensation
Annual Bonus Plan
In order to motivate its employees, including its named executive officers, to pursue short term financial goals that contribute to its long-term strategy, TradeStation has provided its named executive officers the opportunity to participate in the AIP. Target amounts that each of TradeStation’s named executive officers are eligible to earn under the AIP are expressed as a percentage of base salary. For fiscal 2021, Mr. Bartleman was eligible to earn a target amount of 180% of his base salary and Messrs. Vance and Oyagi were eligible to earn a target amount of 85% of their respective base salaries. Payouts under the AIP for fiscal 2021 were based on a pretax income (loss) performance target and were set in the first quarter of fiscal 2021. Pretax income (loss) pursuant to the AIP is defined as TradeStation’s GAAP income (loss) before taxes adjusted for certain differences in accounting treatments under IFRS, which include the timing of unrealized gains and losses on cryptocurrency assets and liabilities and marketable securities, capitalized costs, accounting for leases under ASC 842 and audit fee adjustments in the aggregate amount of $2.5 million in fiscal 2021.
The AIP for fiscal 2021 could range from 0% of target to any percentage in excess of target, with no maximum. If TradeStation’s pretax income (loss) for fiscal 2021 was $(17.1) million or lower, Messrs. Bartleman, Vance and Oyagi would have received no payout. If TradeStation’s pretax income (loss) for fiscal 2021 exceeded the target level of performance of $(9.8) million, Messrs. Bartleman, Vance and Oyagi were eligible to earn more than 100% of their target bonus amounts. If TradeStation’s pretax income (loss) fell between, or above, the specified thresholds, the payout was determined using straightline interpolation using the table set forth below:
Pretax Income (Loss)	$(17.1) million	$(9.8) million	$30.1 million
Payout as a % of Target	0%	100%	239%
TradeStation’s pretax income for fiscal 2021 was $30.1 million, which resulted in a 239% achievement factor. Pursuant to TradeStation’s discretion under the AIP, TradeStation reduced the achievement factor to 225% in light of TradeStation’s unprecedented performance in fiscal 2021 and a decision to allocate more compensation to other employees who had received awards under the AIP. Accordingly, each of the named executive officers earned a cash bonus pursuant to the AIP equal to 225% of his target bonus amount, as illustrated in the table set forth below.
Name	Base Salary ($)	Target Bonus as a % of Base Salary	Target Bonus Amount ($)	Achievement Factor	Bonus Earned in fiscal 2021 ($)	Deferred Bonus ($)
John Bartleman	450,000	180%	810,000	225%	455,625	1,366,875
Greg Vance	330,000	85%	280,500	225%	157,781	473,344
Takashi Oyagi	341,660	85%	290,411	225%	163,356	490,069
As shown in the table above, for each of Messrs. Bartleman, Vance and Oyagi, 25% of their Annual Bonus Plan amount was earned for performance during fiscal 2021 and was paid in the first fiscal quarter of fiscal 2022, with the remaining balance of 75% vesting on March 31, 2023 as long as such named executive officer continues to be an employee of TradeStation as of March 31, 2023.
Long-Term Cash Incentive Plan
The LTI Plan was designed to provide opportunities for any senior management employee or other key employee of TradeStation to earn cash financial rewards for their continued service to TradeStation and/or their roles in contributing to TradeStation meeting its long-term performance targets. The LTI Plan provides for both time-based and performance-based awards, to align the interests of TradeStation’s named executive officers with those of TradeStation’s stockholders. Participants must be employed by TradeStation as of the last day of their Performance Cycle (defined below) in order to be eligible for payment. A committee of the TradeStation Board comprised of non-employee directors is responsible for determining the awards, with the approval of Monex, TradeStation’s parent company and current sole stockholder. When the Business Combination is consummated and TradeStation Shares are listed on the NYSE, there will be no further awards made under the LTI Plan, and the awards granted prior to the termination date will continue to operate and remain outstanding in accordance with the terms of the LTI Plan and corresponding award agreements. Also, no awards were granted under the LTI plan in fiscal 2022 in contemplation of the Business Combination (or another Qualifying Event during fiscal 2022), and no fiscal 2022 awards (meaning with a measurement date commencing April 1, 2021) will be granted unless the Business Combination fails to be accomplished. Payments are to be made in lump sum within 70 days of the end of a specified fiscal year or number of fiscal years (a “Performance Cycle”). All awards under the LTI Plan are intended to comply with Code Section 409A and to be an “unfunded” plan for federal tax purposes.
In fiscal 2021, TradeStation’s named executive officers were eligible to earn payouts under the LTI Plan awards granted to them in fiscal 2018, which had a three-year Performance Cycle that commenced April 1, 2018. The fiscal 2018 grants were amended effective March 31, 2020 to be 100% time-based (instead of 100%

performance-based) and to be 50% of the original target amount. Set forth below are the initial target amounts and earned amounts, which were 50% of the initial target amounts for each of TradeStation’s named executive officers pursuant to the fiscal 2018 grants under the LTI Plan.
Name	2018 LTI Grant ($)	Earned Amount ($)
John Bartleman	1,030,000	515,000
Greg Vance	360,000	180,000
Takashi Oyagi	360,000	180,000
Cash Program
On each of June 30, 2014 (the “2014 Cash Program Grant”) and June 30, 2015 (the “2015 Cash Program Grant”), Mr. Bartleman received awards under the Cash Program in the following amounts, respectively: $200,000 and $150,000. Each award vests over a six-year term with each vesting date falling on the one year anniversary of the grant date and 25% of the award vesting on each of the third through sixth anniversaries of the grant date. No grants were made under the Cash Program after June 30, 2015 and with the final payout of the 2015 Cash Program Grant in June 2021, no grants will be outstanding under the Cash Program.
In fiscal 2021, Mr. Bartleman was eligible to receive $50,000 under the 2014 Cash Program Grant and $37,500 under the 2015 Cash Program Grant, subject to continued employment on the respective anniversary dates of those grants. Each cash payment was determined by multiplying the target amount by a fraction, the numerator of which is the Fair Market Value (as defined below) of a share of common stock of Monex on the applicable vesting date and the denominator of which is the Fair Market Value of a share of common stock of Monex on the grant date. “Fair Market Value” of a share of common stock of Monex is the 60 trading-day volume weighted average price of a share of Monex common stock on the principal exchange on which such shares are trading ending on the applicable date. Set forth below are the amounts earned by Mr. Bartleman in fiscal 2021:
Grant	Target Amount	Grant Date Fair Market Value	Vesting Date Fair Market Value	Multiplier	Earned Amount
2014 Cash Program Grant	$50,000	¥357.06	¥214.26	0.6001	$30,004
2015 Cash Program Grant	$37,500	¥345.43	¥214.26	0.6203	$23,260
Equity Awards
TradeStation did not award any equity to its named executive officers in fiscal 2021. For equity awards anticipated in connection with the proposed Business Combination, please see “— Compensation Arrangements to be Adopted in Connection with the Proposed Business Combination — 2021 Omnibus Incentive Plan — Initial Equity Awards.”
Retirement and Other Benefits
TradeStation’s named executive officers are eligible to receive the same benefits it provides, and to participate in all plans TradeStation offers, to other full-time employees, including health, dental and vision insurance, group term life insurance, short- and long-term disability insurance, other health and welfare benefits, TradeStation’s 401(k) and Roth 401(k) Savings Plan and other voluntary benefits.
Limited Perquisites
Executive perquisites are not part of TradeStation’s general compensation philosophy.

OUTSTANDING EQUITY AWARDS AT MARCH 31, 2021
There are no outstanding equity awards for TradeStation’s named executive officers. For a description of the equity awards anticipated in connection with the proposed Business Combination, please see “— Compensation Arrangements to be Adopted in Connection with the Proposed Business Combination — 2021 Omnibus Incentive Plan — Initial Equity Awards.”
TERMINATION AND CHANGE IN CONTROL PROVISIONS
Executive Agreements
The Executive Agreements with each of TradeStation’s named executive officers provide that in the event of a change in control (as defined in the LTI Plan) prior to a Qualifying Event, if the named executive officer remains employed through the date of the consummation of the change in control, as soon as reasonably practicable (but no later than 60 days) following such consummation of the change in control the named executive officer shall receive an amount equal to the sum of: (i) an amount equal to 12 months of the named executive officer’s base salary, (ii) an amount equal to the named executive officer’s annual bonus target award, (iii) a pro-rated annual bonus target award in respect of the fiscal year in which the change in control occurs, (iv) an amount equal to the sum of all unpaid deferred bonus amounts, (v) an amount equal to the sum of all LTI target awards at the greater of target or estimated actual performance, (vi) an “incentive award” (which is a percentage of the enterprise value of TradeStation as determined in connection with the change-in-control event, as described in a formula set forth in the Executive Agreements) and (vii) an amount, whether or not the named executive officer elects COBRA, equal to 159% of 24 months of COBRA premiums that would be payable for the named executive officer and his dependents continued coverage under the TradeStation group health insurance plan if Executive had elected COBRA. The foregoing payments will also be made to the named executive officer as and when such payments would have otherwise been payable, if the named executive officer’s employment is terminated by TradeStation without “cause,” the named executive officer resigns for “good reason,” in each case as defined in the Executive Agreements, or the named executive officer’s employment terminates due to death or disability during the period commencing on the 90 days prior to the signing of the definitive agreement in respect of the change in control and ending on the date of the consummation of the change in control.
The Executive Agreements with each of TradeStation’s named executive officers provide that in the event of a change in control following a Qualifying Event, if the named executive officer’s employment is terminated by TradeStation without “cause,” as a result of the named executive officer’s death or disability, or the named executive officer resigns for “good reason” (each of the foregoing, a “double-trigger event”), during the period commencing on the 90 days prior to the signing of the definitive agreement in respect of the change in control and ending on the second anniversary of the change in control (the “double-trigger period”), as soon as reasonably practicable (but no later than 60 days) following such double-trigger event, the named executive officer shall receive an amount equal to the sum of: (i) an amount equal to 24 months of the named executive officer’s base salary (ii) an amount equal to two times the named executive officer’s annual bonus target award, (iii) a pro-rated annual bonus target award in respect of the fiscal year in which the change in control occurs, (iv) an amount equal to the sum of all unpaid deferred bonus amounts, (v) an amount equal to the sum of all LTI target awards at the greater of target or estimated actual performance and (vi) an amount, whether or not the named executive officer elects COBRA, equal to 159% of 24 months of COBRA premiums that would be payable for the named executive officer and his dependents continued coverage under the TradeStation group health insurance plan if Executive had elected COBRA.
The Executive Agreements with each of TradeStation’s named executive officers also provide that in the event of a change in control following a Qualifying Event, all outstanding performance share unit awards, performance share awards and other performance-based equity awards, if any, shall accelerate and vest 100% and be issued (or paid in cash) at their target amounts upon the consummation of the change in control, regardless of whether or not a double-trigger event has occurred. If, in connection with a change in control following a Qualifying Event, the named executive officer’s restricted stock units, restricted stock or other time-based equity awards, if any, are not assumed or substituted by the buyer in accordance with assumption and substitution requirements set forth in the Executive Agreements, such equity awards shall accelerate and vest 100% and be issued (or paid in cash) upon the consummation of the change in control. If such restricted stock units, restricted stock or other time-based equity awards are assumed or substituted by the buyer in accordance with assumption and substitution requirements set forth in the Executive Agreements, and a double-trigger event occurs during the double-trigger period, such equity awards shall accelerate and vest 100% and be issued (or paid in cash) upon the occurrence of the double-trigger event.
The Executive Agreements provide that the payments and benefits described above are subject to a “greater of” 280G cut-back, whereby the named executive officer will receive the greater of (i) the full amount of such payments and benefits or (ii) the portion of such payments having a value equal to 2.99 times the named executive officer’s “base amount” within the meaning of Section 280G of the Code.
The Executive Agreements with each of TradeStation’s named executive officers provide that, if following a Qualifying Event and outside of the double-trigger period, the named executive officer’s employment is terminated by TradeStation without “cause,” as a result of the named executive officer’s death or disability, or by the named executive officer for “good reason,” as soon as reasonably practicable (but no later than 60 days) following such termination of employment the named executive officer shall receive an amount equal to the sum of: (i) an amount equal to 12 months of the named executive officer’s base salary, (ii) an amount equal to the named executive officer’s annual bonus target award, (iii) a pro-rated annual bonus target award in respect of the fiscal year in which the change in control occurs, (iv) an amount equal to the sum of all unpaid deferred bonus amounts, (v) an amount equal to the sum of all LTI target awards at the greater of target or estimated actual performance and (vi) an amount, whether or not the named executive officer elects COBRA, equal to 159% of 24 months of COBRA premiums that would be payable for the named executive officer and his dependents continued coverage under the TradeStation group health insurance plan if Executive had elected COBRA. In addition to such payments, a pro-rata portion of any equity awards held by the named executive officer at the time of such termination shall vest, unless the named executive officer’s employment is terminated due to his death or disability, in which case, all such equity awards shall vest in full, in each case, with the vesting of performance awards based on actual performance in respect of the applicable performance cycle.
The named executive officer’s receipt of each of the benefits described above is subject to and conditioned upon his execution of a release of claims.
In the event of the named executive officer’s termination of employment as a result of a qualifying retirement, within seven days following such retirement the named executive officer shall receive all then unpaid deferred compensation, if any, and a pro-rated portion of the named executive officer’s target annual bonus for the year in which such retirement occurs. Any unvested and outstanding equity awards held by the named executive officer shall continue to vest in accordance with their terms, in the same manner and on the same schedule as if the retirement had not occurred and the named executive officer had remained employed through all scheduled vesting periods.
LTI Plan
The LTI Plan provides for certain potential payments in respect of outstanding awards upon certain terminations of employment.
Upon a termination of a named executive officer’s employment by TradeStation without “cause” (as defined in the LTI Plan) or due to a qualifying retirement, death or disability (as defined in the LTI Plan) during a performance cycle, the named executive officer is eligible for a pro-rated payment in respect of performance-based awards and time-based awards, in each case, calculated using the method set forth in the named executive officer’s award agreement.
Each named executive officer’s Executive Agreement sets forth the treatment of his awards under the LTI Plan in connection with a change in control, which is summarized above.

COMPENSATION ARRANGEMENTS TO BE ADOPTED IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION
2021 Omnibus Incentive Plan
In connection with, but prior to the completion of, the Business Combination, the TradeStation Board expects to adopt, and TradeStation expects Monex, its sole stockholder, to approve, the TradeStation Group, Inc. 2021 Omnibus Incentive Plan (the “Omnibus Incentive Plan”). A summary description of the material features of the Omnibus Incentive Plan is set forth below. The following summary describes what TradeStation expects to be the material terms of the Omnibus Incentive Plan. This summary is not a complete description of all provisions of the Omnibus Incentive Plan and is qualified in its entirety by reference to the Omnibus Incentive Plan, the form of which is attached to this proxy statement/prospectus as Exhibit 10.5 and incorporated by reference in its entirety.
Purpose.   The purpose of the Omnibus Incentive Plan is to provide a means through which to attract and retain key personnel and to provide a means whereby TradeStation’s directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in TradeStation or be paid incentive compensation, including incentive compensation measured by reference to the value of TradeStation Shares, thereby strengthening their commitment to TradeStation’s welfare and aligning their interests with those of TradeStation’s stockholders.
Eligibility.   Eligible participants are any (i) individual employed by TradeStation or any of its subsidiaries; provided, however, that no employee covered by a collective bargaining agreement will be eligible to receive awards under the Omnibus Incentive Plan unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director or officer of TradeStation or any of its subsidiaries; or (iii) consultant or advisor to TradeStation or any of its subsidiaries who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act, who, in the case of each of clauses (i) through (iii) above, has entered into an award agreement or who has received written notification from the Committee (as defined in the next paragraph — “Administration”) or its designee that they have been selected to participate in the Omnibus Incentive Plan.
Administration.   TradeStation’s Omnibus Incentive Plan will be administered by TradeStation’s compensation committee, or such other committee of the TradeStation Board to which it has properly delegated power, or if no such committee or subcommittee exists, the TradeStation Board (such administering body referred to herein, for purposes of this description of the Omnibus Incentive Plan, as the “Committee”). Except to the extent prohibited by applicable law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it in accordance with the terms of the Omnibus Incentive Plan. The Committee is authorized to: (i) designate participants; (ii) determine the type or types of awards to be granted to a participant; (iii) determine the number of TradeStation Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, awards; (iv) determine the terms and conditions of any award; (v) determine whether, to what extent and under what circumstances awards may be settled in, or exercised for, cash, TradeStation Shares, other securities, other awards or other property, or canceled, forfeited or suspended and the method or methods by which awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, TradeStation Shares, other securities, other awards, or other property and other amounts payable with respect to an award will be deferred either automatically or at the election of the participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission in the Omnibus Incentive Plan and any instrument or agreement relating to, or award granted under, the Omnibus Incentive Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee may deem appropriate for the proper administration of the Omnibus Incentive Plan; (ix) adopt sub-plans; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Omnibus Incentive Plan. Unless otherwise expressly provided in the Omnibus Incentive Plan, all designations, determinations, interpretations and other decisions under or with respect to the Omnibus Incentive Plan or any award or any documents evidencing awards granted pursuant to the Omnibus Incentive Plan are within the sole discretion of the Committee, may be made at any time, and are final, conclusive and binding upon all persons or entities, including, without limitation, TradeStation, any participant, any holder or beneficiary of any award and any of TradeStation’s stockholders.
Awards Subject to the Omnibus Incentive Plan.   TradeStation’s Omnibus Incentive Plan provides that the total number of TradeStation Shares that may be issued under the Omnibus Incentive Plan is        , or the “Absolute Share Limit”; provided, however, that the Absolute Share Limit shall be increased on the first day of each fiscal year beginning with fiscal 2023 in an amount equal to the lesser of (x) 3% of the total number of TradeStation Shares outstanding on the last day of the immediately preceding fiscal year and (y) a lower number of TradeStation Shares as determined by the TradeStation Board. Of this amount, subject to changes in capital structure and similar events, the maximum number of TradeStation Shares for which incentive stock options may be granted is the “Absolute Share Limit”; and during a single fiscal year, each non-employee director shall be granted a number of TradeStation Shares subject to awards, taken together with any cash fees paid to such non-employee director during the fiscal year, equal to (A) $1,000,000 (calculating the value of any such awards based on the fair value of such awards on the date of grant for financial reporting purposes) or (B) such lower amount as determined by the TradeStation Board. Except for “Substitute Awards” (as defined below), to the extent that an award expires or is canceled, forfeited, terminated, settled in cash, or otherwise is settled without issuance to the participant of the full number of TradeStation Shares to which the award related, the unissued shares will again be available for grant under the Omnibus Incentive Plan. TradeStation Shares withheld in payment of the exercise price, or taxes relating to an award, and shares equal to the number of shares surrendered in payment of any exercise price, or taxes relating to an award, shall be deemed to constitute shares not issued; provided, however, that such shares shall not become available for issuance if either: (i) the applicable shares are withheld or surrendered following the termination of the Omnibus Incentive Plan or (ii) at the time the applicable shares are withheld or surrendered, it would constitute a material revision of the Omnibus Incentive Plan subject to stockholder approval under any then-applicable rules of the national securities exchange on which the TradeStation Shares are listed. No award may be granted under the Omnibus Incentive Plan after the tenth anniversary of the Effective Date (as defined in the Omnibus Incentive Plan), but awards granted before then may extend beyond that date. Awards may, in the sole discretion of the Committee, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by TradeStation or with which TradeStation combines, (“Substitute Awards”), and such Substitute Awards will not be counted against the Absolute Share Limit, except that Substitute Awards intended to qualify as “incentive stock options” will count against the Absolute Share Limit.
Grants.   All awards granted under the Omnibus Incentive Plan will vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee, including, without limitation, attainment of Performance Conditions. For purposes of this prospectus /proxy statement, “Performance Conditions” means specific levels of performance of TradeStation (and/or one or more of its subsidiaries, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing), which may be determined in accordance with GAAP or on a non-GAAP basis on, without limitation, the following measures: (i) net earnings, net income (before or after taxes), or consolidated net income; (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); (vii) cash flow measures (including, but not limited to, operating cash flow, free cash flow, or cash flow return on capital), which may be but are not required to be measured on a per share basis; (viii) actual or adjusted earnings before or after interest, taxes, depreciation, and/or amortization (including EBIT and EBITDA); (ix) gross or net operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total stockholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) operating efficiency; (xiv) objective measures of customer/client satisfaction; (xv) working capital targets; (xvi) measures of economic value added or other ‘value creation’ metrics; (xvii) enterprise value; (xviii) sales; (xix) stockholder return; (xx) customer/client retention; (xxi) competitive market metrics; (xxii) employee retention; (xxiii) objective measures of personal targets, goals, or completion of projects (including, but not limited to, succession and hiring projects, completion of specific acquisitions, dispositions, reorganizations, or other corporate transactions or capital-raising transactions, expansions of specific business operations, and meeting divisional or project budgets);

(xxiv) comparisons of continuing operations to other operations; (xxv) market share; (xxvi) cost of capital, debt leverage, year-end cash position or book value; (xxvii) strategic objectives; (xxviii) account opening metrics and trading volume; (xxix) gross or net authorizations; (xxix) backlog; or (xxxi) any combination of the foregoing. Any one or more of the aforementioned performance criteria may be stated as a percentage of another performance criteria, or used on an absolute or relative basis to measure the performance of one or more of TradeStation or its subsidiaries as a whole or any divisions or operational and/or business units, product lines, brands, business segments, or administrative departments of TradeStation and/or one or more of its subsidiaries or any combination thereof, as the Committee may deem appropriate, or any of the above performance criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.
Options.   Under the Omnibus Incentive Plan, the Committee may grant non-qualified stock options and incentive stock options with terms and conditions determined by the Committee that are not inconsistent with the Omnibus Incentive Plan; provided that all stock options granted under the Omnibus Incentive Plan are required to have a per share exercise price that is not less than 100% of the fair market value of TradeStation Shares underlying such stock options on the date such stock options are granted and all stock options that are intended to qualify as incentive stock options must be granted pursuant to an award agreement expressly stating that the options are intended to qualify as incentive stock options, and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The maximum term for stock options granted under the Omnibus Incentive Plan will be 10 years from the initial date of grant, or with respect to any stock options intended to qualify as incentive stock options, such shorter period as prescribed by Section 422 of the Code. However, if a non-qualified stock option would expire at a time when trading of TradeStation Shares is prohibited by TradeStation’s insider trading policy (or “blackout period” imposed by TradeStation), the term will automatically be extended to the 30th day following the end of such period. The purchase price for TradeStation Shares as to which a stock option is exercised may be paid to TradeStation, to the extent permitted by law (i) in cash, check, cash equivalent and/or TradeStation Shares valued at the fair market value at the time the option is exercised, provided that such TradeStation Shares are not subject to any pledge or other security interest and have been held by the participant for at least six months or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying GAAP or (ii) by such other method as the Committee may permit in its sole discretion, including, without limitation: (a) in other property having a fair market value on the date of exercise equal to the exercise price, (b) if there is a public market for the TradeStation Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which TradeStation is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the TradeStation Shares otherwise issuable upon the exercise of the option and to deliver promptly to TradeStation an amount equal to the exercise price or (c) a “net exercise” procedure effected by withholding the minimum number of TradeStation Shares otherwise issuable in respect of an option that is needed to pay the exercise price. Any fractional TradeStation Shares shall be settled in cash.
Stock Appreciation Rights.   The Committee may grant stock appreciation rights (“SARs”) under the Omnibus Incentive Plan, with terms and conditions determined by the Committee that are not inconsistent with the Omnibus Incentive Plan. The Committee may also award SARs independent of any option. Generally, each SAR will entitle the participant upon exercise to an amount (in cash, TradeStation Shares or a combination of cash and shares, as determined by the Committee) equal to the product of (i) the excess of (a) the fair market value on the exercise date of one TradeStation Share over (b) the strike price per TradeStation Share covered by the SAR, times (ii) the number of TradeStation Shares covered by the SAR, less any taxes required to be withheld. The strike price per TradeStation Share covered by an SAR will be determined by the Committee at the time of grant but in no event may such amount be less than 100% of the fair market value of a TradeStation Share on the date the SAR is granted (other than in the case of SARs granted in substitution of previously granted awards).
Restricted Stock and Restricted Stock Units.   The Committee may grant restricted TradeStation Shares or restricted stock units (“RSUs”) representing the right to receive, upon vesting and the expiration of any applicable restricted period, one TradeStation Share for each RSU, or, in the sole discretion of the Committee, the cash value thereof (or any combination thereof). As to restricted TradeStation Shares, subject to the other provisions of the Omnibus Incentive Plan, the holder will generally have the rights and privileges of a stockholder as to such restricted TradeStation Shares, including, without limitation, the right to vote such restricted TradeStation Shares.
Other Equity-Based Awards and Other Cash-Based Awards.   The Committee may grant other equity-based or cash-based awards under the Omnibus Incentive Plan, with terms and conditions determined by the Committee that are not inconsistent with the Omnibus Incentive Plan.
Effect of Certain Events on the Omnibus Incentive Plan and Awards.   In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, TradeStation Shares, other of TradeStation’s securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of TradeStation Shares or other securities, issuance of warrants or other rights to acquire TradeStation Shares or other of TradeStation’s securities, or other similar corporate transaction or event that affects the TradeStation Shares (including a “Change in Control,” as defined in the Omnibus Incentive Plan); or (ii) unusual or nonrecurring events affecting TradeStation, including changes in applicable rules, rulings, regulations, or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, participants (any event in (i) or (ii), an “Adjustment Event”), the Committee will, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of (a) the Absolute Share Limit, or any other limit applicable under the Omnibus Incentive Plan with respect to the number of awards which may be granted thereunder; (b) the number of TradeStation Shares or other of TradeStation’s securities (or number and kind of other securities or other property) which may be issued in respect of awards or with respect to which awards may be granted under the Omnibus Incentive Plan; and (c) the terms of any outstanding award, including, without limitation, (x) the number of TradeStation Shares or other of TradeStation’s securities (or number and kind of other securities or other property) subject to outstanding awards or to which outstanding awards relate; (y) the exercise price or strike price with respect to any award; or (z) any applicable performance measures; provided that in the case of any “equity restructuring” (within the meaning of the FASB ASC Topic 718 (or any successor pronouncement thereto)), the Committee will make an equitable or proportionate adjustment to outstanding awards to reflect such equity restructuring. In connection with any Adjustment Event, the Committee may, in its sole discretion, provide for any one or more of the following: (i) substitution or assumption of awards, acceleration of the exercisability of, lapse of restrictions on, or termination of, awards or a period of time for participants to exercise outstanding awards prior to the occurrence of such event (and any such award not so exercised will terminate upon the occurrence of such event); and (ii) subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancellation of any one or more outstanding awards and payment to the holders of such awards that are vested as of such cancellation (including, without limitation, any awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event) the value of such awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per TradeStation Share received or to be received by other holders of TradeStation Shares in such event), including, without limitation, in the case of stock options and SARs, a cash payment equal to the excess, if any, of the fair market value of the TradeStation Shares subject to the option or SAR over the aggregate exercise price or strike price thereof, or, in the case of restricted stock, restricted stock units, or other equity-based awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such award prior to cancellation of the underlying shares in respect thereof.
Amendment and Termination.   The TradeStation Board may amend, alter, suspend, discontinue or terminate the Omnibus Incentive Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuance or termination may be made without stockholder approval if (i) such approval is required under applicable law; (ii) it would materially increase the number of securities which may be issued under the Omnibus Incentive Plan (except for adjustments in connection with certain corporate events); or (iii) it would materially modify the requirements for participation in the Omnibus Incentive Plan; provided, further, that, other than pursuant to Section 11, any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award will not to that extent be effective without such individual’s consent.

The Committee may, to the extent consistent with the terms of the Omnibus Incentive Plan, any applicable award agreement and Section 409A of the Code, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award granted or the associated award agreement, prospectively or retroactively (including after a Termination, as defined in the Omnibus Incentive Plan); provided that, except as otherwise permitted in the Omnibus Incentive Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant with respect to such award will not to that extent be effective without such individual’s consent; provided, further, that without stockholder approval, except as otherwise permitted in the Omnibus Incentive Plan, (i) no amendment or modification may reduce the exercise price of any option or the strike price of any SAR; (ii) the Committee may not cancel any outstanding option or SAR and replace it with a new option or SAR (with a lower exercise price or strike price, as the case may be) or other award or cash payment that is greater than the value of the cancelled option or SAR; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which TradeStation’s securities are listed or quoted.
Dividends and Dividend Equivalents.   The Committee in its sole discretion may provide as part of an award dividends or dividend equivalents, on such terms and conditions as may be determined by the Committee in its sole discretion. Any dividends payable in respect of restricted stock awards that remain subject to vesting conditions shall be retained by TradeStation and delivered to the participant within 15 days following the date on which such restrictions on such restricted stock awards lapse and, if such restricted stock is forfeited, the participant shall have no right to such dividends. Dividends attributable to RSUs shall be distributed to the participant in cash or, in the sole discretion of the Committee, in TradeStation Shares having a fair market value equal to the amount of such dividends, upon the settlement of the RSUs and, if such RSUs are forfeited, the participant shall have no right to such dividends.
Clawback/Repayment.   All awards are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the TradeStation Board or the Committee and as in effect from time to time and (ii) applicable law. To the extent that a participant receives any amount in excess of the amount that the participant should otherwise have received under the terms of the award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the participant will be required to repay TradeStation any such excess amount. No recovery of cash payments or TradeStation Shares under any clawback, forfeiture or other similar policy or applicable law will be an event giving rise to a right to resign for “good reason” or assert “constructive termination” (or any similar term) under any agreement with TradeStation or a subsidiary of TradeStation.
Detrimental Activity.   If a participant has engaged in any detrimental activity, as defined in the Omnibus Incentive Plan, as determined by the Committee, the Committee may, in its sole discretion, provide for one or more of the following: (i) cancellation of any or all of such participant’s outstanding awards or (ii) forfeiture and repayment to TradeStation on any gain realized on the vesting, exercise or settlement of any awards previously granted to such participant.
Initial Equity Awards
Pursuant to the Executive Agreements, TradeStation expects to make certain initial equity awards to its named executive officers based on a percentage of TradeStation’s “pre-money” equity value immediately prior to the Qualifying Event. As soon as practicable following the completion of the Business Combination, TradeStation expects to award Mr. Bartleman a staking grant of 1,205,922 restricted stock units, and an initial grant (in lieu of the LTI Plan award not granted in fiscal 2021) of 100,000 restricted stock units and 100,000 performance stock units; Mr. Vance a staking grant of 541,901 restricted stock units, and an initial grant (in lieu of the LTI Plan award not granted in fiscal 2021) of 50,000 restricted stock units and 50,000 performance stock units; and Mr. Oyagi a staking grant of 278,586 restricted stock units, and an initial grant (in lieu of the LTI Plan award not granted in fiscal 2021) of 25,000 restricted stock units and 25,000 performance stock units.
The staking grants of restricted stock units are expected to vest 25% on each of the first four anniversaries of the date of grant. The initial grants of restricted stock units are expected to vest 25% on each of the first four anniversaries of a four-year measurement period commencing April 1, 2021. Because the initial grants of restricted stock units begin with the four-year vesting period commencing April 1, 2021, if the Business Combination closes on or after April 1, 2022 then 25% of the these restricted stock units will be vested on the date of grant. The initial grants of performance stock units are expected to have a 3-year performance period concluding on March 31, 2024, and to cliff-vest 100% at the conclusion of such period, based on the attainment of performance goals based on cumulative revenue and account growth, adjusted 20% up or down based on total stockholder return over such 3-year performance period as compared to TradeStation’s peer group. Commencing with the first quarter of fiscal 2022, TradeStation expects to make annual equity awards in the first quarter of each fiscal year to each named executive officer in amounts and pursuant to vesting schedules as determined by the TradeStation Board’s compensation committee.
FISCAL 2021 DIRECTOR COMPENSATION
For fiscal 2021, TradeStation did not pay compensation or grant equity awards to directors for their service on the TradeStation Board. TradeStation’s directors are reimbursed for reasonable travel and related expenses associated with attendance at board or committee meetings.
The TradeStation Board will adopt a policy with respect to the compensation payable to TradeStation’s non-employee directors upon consummation of the proposed Business Combination. Under this policy, each non-employee director will be eligible to receive compensation for his or her service consisting of annual cash retainers and equity awards.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined balance sheet as of September 30, 2021 and unaudited pro forma condensed combined statements of operations for the six months ended September 30, 2021 and for the year ended March 31, 2021 (“financial information”) present the combination of the financial information of Quantum and TradeStation, adjusted to give effect to the consummation of the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information,” which is herein referred to as Article 11.
In accordance with Article 11, the historical financial statements may be adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to provide for “Transaction Accounting Adjustments” reflecting only the application of required accounting for the Transactions. The accompanying unaudited pro forma condensed combined financial information does not reflect any Management Adjustments pursuant to Article 11-02(a)(7) of Regulation S-X.
Quantum is a blank check company incorporated as a Delaware corporation on October 1, 2020, formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities. As of September 30, 2021, there was $201.250 million held in the Trust Account.
TradeStation, a Florida corporation formed on January 18, 2000, is the successor to a trading software company that was formed in 1982. TradeStation was acquired by, and became a wholly-owned subsidiary of, Monex in 2011. TradeStation is an award-winning trading platform, offering state-of-the-art trading technology with broad multi-asset capabilities and self-clearing online brokerage services.
The unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical balance sheets of Quantum and TradeStation on a pro forma basis as if the Merger and the Transactions had been consummated on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended September 30, 2021 and year ended March 31, 2021 combine the historical statements of operations of Quantum and TradeStation on a pro forma basis as if the Transactions had been consummated on April 1, 2020, the beginning of the earliest period presented, as further described in Note 1 (“Basis of Presentation”) below.
The unaudited pro forma combined financial information has been presented for informational purposes only and does not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The unaudited pro forma combined financial information also does not purport to be useful in predicting the future financial condition or results of operations of the combined company. The unaudited pro forma adjustments are based only on information currently available. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. Management of Quantum and TradeStation have made significant estimates and assumptions in the determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these estimates and assumptions, the amounts recorded following the Merger may differ materially from the information presented. As a result, this unaudited pro forma condensed combined financial information should be read in conjunction with the financial information included elsewhere in this proxy statement/prospectus.
Accounting for the Merger
The unaudited pro forma condensed combined financial information has been derived from and should be read together with Quantum’s and TradeStation’s audited and unaudited financial statements and related notes, respectively, the sections titled “Quantum’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “TradeStation’s Management’s Discussion and Analysis of Financial

Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus, including the description of the Transactions and the risk factors set forth under the section titled “Risk Factors.”
Under both the no redemption and maximum redemption scenarios, the Merger will be accounted for as a reverse recapitalization, with no new goodwill or other intangible assets recorded, in accordance with GAAP. It has been determined that TradeStation will be the accounting acquirer based on evaluation of the following facts and circumstances:
•
TradeStation’s existing stockholder will have the greatest voting interest in the combined entity under both the no redemption and maximum redemption scenarios;

•
TradeStation’s directors will represent the majority of the board of directors of the combined company following the consummation of the Transactions;

•
TradeStation’s management will be the senior management of the combined company following the consummation of the Transactions;

•
TradeStation is the larger entity based on historical operating activity and has the larger employee base;

•
the post-combination company will assume TradeStation’s name.

The unaudited pro forma condensed combined financial information presents two redemption scenarios as follows:
•
Assuming No Redemptions:   This presentation assumes that no Quantum stockholders exercise their redemption rights with respect to their Public Shares at the Closing; and

•
Assuming Maximum Redemptions:   This presentation assumes that Quantum stockholders holding 20,125,000 Public Shares will exercise their redemption rights for the $201,285,500 in the Trust Account as of September 30, 2021. The Merger Agreement does not include as a condition to TradeStation’s obligation to consummate the Merger that, at the Closing, Quantum have a minimum cash balance. The number of shares redeemed under the maximum redemption scenario reflects the estimated maximum number of redemptions that could occur given there is no restriction on the number of Public Shares subject to redemption rights before the consummation of the merger. Furthermore, Quantum will only proceed with the Merger if it will have net tangible assets of at least $5,000,001 at the time of consummation of the Merger. Due to the PIPE Investment (described below), this condition will be met even if 100% of the Public Shares are redeemed.

Description of the Transactions, including the Merger
On November 4, 2021, Quantum entered into the Merger Agreement with TradeStation and Merger Sub, TradeStation’s direct wholly-owned subsidiary. Pursuant to the Merger Agreement, Merger Sub will merge with and into Quantum, with Quantum surviving the Merger. As a result of the Merger, and upon consummation of the Transactions, Quantum will become a wholly-owned subsidiary of TradeStation, with the stockholders of Quantum becoming stockholders of TradeStation.
Upon consummation of the Transactions, TradeStation will become a publicly-traded company.
The unaudited pro forma condensed combined financial information has been adjusted to give pro forma effect to the following transactions which will occur pursuant to or concurrently with the Merger.
•
The Merger in accordance with the Merger Agreement, including:

1.
At the Effective Time, each PIPE Share and Sponsor Share in Quantum will be converted, and the PIPE Investors and the Sponsors shall have the right to receive, in respect of each Quantum Share, one TradeStation Share.

2.
At the Effective Time, each Quantum Share issued and outstanding immediately prior to the Effective Time (other than any Quantum Shares held by the Sponsors and the PIPE Investors) will be converted into, and the Public Stockholders shall be entitled to receive for each Quantum Share, a number of TradeStation Shares equal to the lower of: (A) 1.3727; and (B)(1) the sum of (x) the number of Public Shares outstanding immediately prior to the Closing for which Quantum stockholders have not elected redemption and (y) 750,000, divided by (2) the number of Public Shares outstanding immediately prior to the Closing for which Quantum stockholders have not elected redemption.
3.
From and after the Effective Time, each holder of Quantum Shares prior to the Merger shall cease to have any other rights in and to Quantum, and each certificate relating to the ownership of Quantum shall thereafter represent only the right to receive the applicable pro rata share of the applicable consideration payable to such holder of Quantum Shares at the Closing in accordance with, and subject to the terms and conditions of the Merger Agreement.

4.
Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable Quantum Share, which shall constitute the only outstanding shares of capital stock of the Quantum. From and after the Effective Time, the shares of common stock of the Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of Quantum into which they were converted in accordance with the immediately preceding sentence.

5.
Each Quantum Share held in Quantum’s treasury or owned by Quantum, Merger Sub or TradeStation immediately prior to the Effective Time shall be cancelled and no consideration shall be paid or payable with respect thereto.

6.
Notwithstanding anything in the Merger Agreement to the contrary, no fraction of a TradeStation Share will be issued by virtue of the Merger, and any such fractional share (after aggregating all fractional TradeStation Shares that otherwise would be received by a Public Stockholder or Sponsor) shall be rounded down to the nearest whole share.

•
By virtue of the Merger and without any action on the part of any holder of Quantum Warrants, each Quantum Warrant that is outstanding immediately prior to the Effective Time shall, pursuant to and in accordance with the Warrant Agreement, automatically and irrevocably be modified to provide that such Quantum Warrant shall no longer entitle the holder thereof to purchase the amount of Quantum Shares set forth therein and in substitution thereof such Quantum Warrant shall entitle the holder thereof to acquire such number of TradeStation Shares per Quantum Warrant.

•
TradeStation has agreed to issue to an escrow agent (the “Escrow Agent”), to hold on behalf of Monex, 34,148,232 TradeStation Shares (the “Monex Earn Out Shares”) to be held in an escrow account (the “Escrow Account”).

Following the Closing, the Monex Earn Out Shares shall be released and delivered as follows, upon the terms and subject to the conditions set forth in the Merger Agreement and the Escrow Agreement: (i) Upon the occurrence of Triggering Event I, an aggregate of fifty percent (50%) of the Monex Earn Out Shares will be released from the Escrow Account and distributed to Monex or to Monex’s Permitted Transferees (as defined in the Company Support Agreement); (ii) Upon the occurrence of Triggering Event II, an aggregate of fifty percent (50%) of the Monex Earn Out Shares will be released from the Escrow Account and distributed to Monex or to Monex’s Permitted Transferees (as defined in the Company Support Agreement); and (iii) if the conditions set forth in (i) and (ii) have not been satisfied within the Earn Out Period, any Monex Earn Out Shares remaining in the Escrow Account shall be automatically released to TradeStation for cancellation.
If, during the Earn Out Period, there is a Change in Control Transaction with respect to TradeStation (or a successor thereof), (i) the Triggering Event I with respect to the Monex Earn Out Shares shall have been deemed to occur if the per share consideration paid in such Change in Control Transaction is equal to or in excess of $12.50 but less than $15.00 and (ii) the Triggering Event I and the Triggering Event II with respect to the Monex Earn Out Shares shall have been deemed to simultaneously occur if the per share consideration paid in such Change in Control Transaction is equal to or in excess of $15.00.

•
The Sponsor has agreed to deliver electronically through The Depository Trust Company (“DTC”) to the Escrow Agent, 798,894 of the TradeStation Shares to be delivered to Sponsor (the “Sponsor Earn Out Shares”).

Following the Closing, the Sponsor Earn Out Shares shall be released and delivered as follows, upon the terms and subject to the conditions set forth in the Merger Agreement and the Escrow Agreement: (i) upon the occurrence of Triggering Event I, fifty percent (50%) of the Sponsor Earn Out Shares will be released from escrow and distributed to the Sponsor; (ii) upon the occurrence of Triggering Event II, fifty percent (50%) of the Sponsor Earn Out Shares will be released from the Escrow Account and distributed to the Sponsor; and (iii) if the conditions set forth in (i) and (ii) have not been satisfied within the Earn Out Period, any Sponsor Earn Out Shares remaining in the Escrow Account shall be automatically released to TradeStation for cancellation.
If, during the Earn Out Period, there is a Change in Control Transaction with respect to TradeStation (or a successor thereof), (i) the Triggering Event I with respect to the Sponsor Earn Out Shares shall have been deemed to occur if the per share consideration paid in such Change in Control Transaction is equal to or in excess of $12.50 but less than $15.00 and (ii) the Triggering Event I and the Triggering Event II with respect to the Sponsor Earn Out Shares shall have been deemed to simultaneously occur if the per share consideration paid in such Change in Control Transaction is equal to or in excess of $15.00.
•
The Monex Earn Out Shares, the Sponsor Earn Out Shares, and the per share price of $12.50 and $15.00 referenced in each of the Monex Triggering Event and the Sponsor Triggering Event shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to TradeStation Shares occurring on or after the Closing.

•
Subject to the terms of conditions of the Warrant Agreement, the Public Warrants will be exercisable after giving effect to the Merger for the number of TradeStation Shares the holder of the Public Warrant would have received in the Merger if such warrant was exercisable and exercised immediately prior to the Merger. As of the date of this proxy statement/prospectus, 20,125,000 Public Warrants and 6,153,125 Private Warrants are issued and outstanding. Shares underlying these warrants under (a) the no redemption scenario are (i) 10,437,831 shares underlying Public Warrants and (ii) 6,382,637 shares underlying Private Warrants and (b) the maximum redemption scenario are (i) 10,062,500 shares underlying Public Warrants and (ii) 6,153,125 shares underlying Private Warrants.

•
Concurrently with and following the execution of the Merger Agreement, Quantum and certain PIPE Investors entered into a series of Subscription Agreements, providing for the purchase by the PIPE Investors at the Effective Time of an aggregate of 12,500,000 PIPE Shares at a price per share of $10.00, for gross proceeds to Quantum of $125,000,000. In addition, the Subscription Agreements contemplate certain additional PIPE Shares issuable to any PIPE Investor, other than Monex, for no additional consideration, whose aggregate subscription amount was equal to or greater than $5 million, equal to 10.0% of the aggregate subscribed-for PIPE Shares by such PIPE Investors, resulting in the issuance of an additional 750,000 Incentive shares.

•
Furthermore, PIPE Investors, other than Monex, will be entitled to receive for no additional consideration additional TradeStation Shares (the “Additional Shares”) if the volume weighted average price of TradeStation Shares is less than $10.00 per share during the agreed upon measurement period. This volume weighted average price for the measurement period (the “Adjustment Period VWAP”) will be the lower of the average of the volume weighted average price per TradeStation Share for (1) the successive 60-trading-day period that begins on the effectiveness date of the resale shelf registration statement for the PIPE Investors’ TradeStation Shares and (2) the 10-day trading period which ends on the 60th trading day of such period, subject to a floor of $6.50. The additional number of TradeStation Shares will equal the number of shares purchased by the PIPE Investors (other than Monex) multiplied by a fraction, the numerator of which is the difference between $10.00 and the Adjustment Period VWAP and the denominator of which is the Adjustment Period VWAP.

•
Certain TradeStation executives will be granted equity awards, pursuant to currently effective management compensation agreements, which shall be granted as soon as practicable after

TradeStation Shares are free to trade on the NYSE, and shall be valued based on the “pre-money” equity value of the TradeStation Shares immediately prior to completion of the Business Combination.
The following represents the aggregate merger consideration issued by TradeStation under the no redemption scenario, 50% redemption scenario and maximum redemption scenario:
	No Redemption Scenario		50% Redemption Scenario(1)		Maximum Redemption Scenario(2)
	Purchase Price	Shares Issued	Purchase Price	Shares Issued	Purchase Price	Shares Issued
	(in thousands, except share and per share amounts)
Share consideration to Public Stockholders at Closing(3)	$201,250	20,875,000	$100,625	10,812,500	$—	—
Share consideration to Quantum Sponsors at Closing	$26,218	2,621,802	$26,218	2,621,802	$26,218	2,621,802
Quantum PIPE Investment(4)	$75,000	8,250,000	$75,000	8,250,000	$75,000	8,250,000

(1)
This scenario assumes 10,062,500 Public Shares, or 50% of the Public Shares, are redeemed.

(2)
This scenario assumes 20,125,000 Public Shares, or 100% of the Public Shares, are redeemed. Under the maximum redemption scenario, no Non-Redemption Bonus Shares would be issued as all of the Public Stockholders under this scenario would have redeemed all of their Public Shares.

(3)
Pursuant to Quantum’s Current Charter, Public Stockholders will be provided the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account. Pursuant to the Merger Agreement, each Public Stockholder that elects not to redeem will receive for each Public Share they have elected not to redeem a number of TradeStation Shares equal to the lower of: (A) 1.3727; and (B)(1) the sum of (x) the number of Public Shares outstanding immediately prior to the Closing for which Quantum stockholders have not elected redemption and (y) 750,000, divided by (2) the number of Public Shares outstanding immediately prior to the Closing for which Quantum stockholders have not elected redemption. In the no redemption and the 50% redemption scenarios, the consideration to Public Stockholders at closing includes 750,000 Non-Redemption Bonus Shares to be issued in aggregate to Public Stockholders who elect not to redeem their Public Shares. Under the maximum redemption scenario no Non-Redemption Bonus Shares would be issued as all of the Public Stockholders under this scenario have redeemed all of their Public Shares.

(4)
Includes the 750,000 Incentive Shares.

Ownership
The following summarizes the unaudited pro forma TradeStation Shares outstanding under the no redemption scenario, 50% redemption scenario and maximum redemption scenario, assuming no Quantum Warrants have been exercised:
	Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions
Equity Capitalization Summary at Closing	Shares	%	Shares	%	Shares	%
Public Stockholders(1)	20,875,000	12%	10,812,500	7%	—	—
Quantum Sponsor Shares(2)	2,621,802	2%	2,621,802	2%	2,621,802	2%
TradeStation Stockholder (Monex)(3)(4)	129,750,000	77%	129,750,000	82%	129,750,000	88%
Quantum PIPE Shares(5)	8,250,000	5%	8,250,000	5%	8,250,000	6%
Monex PIPE Shares	5,000,000	3%	5,000,000	3%	5,000,000	3%
Executive Shares(6)	965,490	1%	965,490	1%	965,490	1%
Total Shares Outstanding at Closing(7)	167,462,292	100%	157,399,792	100%	146,587,292	100%

(1)
Includes 750,000 Non-Redemption Bonus Shares to be issued in aggregate to Public Stockholders electing not to redeem their Public Shares. Such 750,000 Non-Redemption Bonus Shares will be distributed ratably to such Public Stockholders that hold any number of Quantum Shares not redeemed.
(2)
Excludes 798,894 Sponsor Earn Out Shares which are subject to forfeiture unless Triggering Price I or Triggering Price II have been met, as further described in Note 5.

(3)
Excludes 34,148,232 Monex Earn Out Shares which are subject to forfeiture unless Triggering Price I or Triggering Price II have been met, as further described in Note 5.

(4)
Prior to the Closing, TradeStation will undergo a pre-closing reorganization which will result in there being 163,898,232 TradeStation Shares issued and outstanding, all held by Monex Group, Inc. At the Closing, Monex will retain 129,750,000 TradeStation Shares as 34,148,332 TradeStation shares will become subject to forfeiture as noted above in (3).

(5)
Includes the 750,000 Incentive Shares.

(6)
This represents the vested executive awards that will be granted as a result of the Merger, and excludes any unvested shares to be issued to executives as a result of the Merger.

(7)
Quantum Warrants are excluded from this table.

The following unaudited pro forma condensed combined statement of financial condition as of September 30, 2021, the unaudited pro forma condensed combined statement of operations for the year ended March 31, 2021, and the unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2021 are based on the historical financial statements of Quantum and TradeStation, as further described in Note 1 (“Basis of Presentation”) below. The unaudited pro forma adjustments are based on information currently available, assumptions and estimates and are described in the accompanying notes. Actual results may differ materially from the assumptions and estimates used to present the accompanying unaudited pro forma combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION
AS OF SEPTEMBER 30, 2021
(dollars in thousands, except share data)
	Historical		Assuming No Redemptions			Assuming Maximum Redemptions
	Quantum Acquisition Corporation	TradeStation Group Inc.	Pro Forma Accounting Adjustments (Note 3)		Pro Forma Condensed Combined	Additional Pro Forma Adjustments (Note 3)		Pro Forma Condensed Combined
ASSETS
Cash and cash equivalents	$202	$163,652	$281,474	A	$445,328	$(201,286)	B	$244,042
Cash and investments segregated under federal regulations and other	—	2,797,742	—		2,797,742	—		2,797,742
Receivables from brokers, dealers, clearing organizations and clearing agents	—	84,643	—		84,643	—		84,643
Securities borrowed	—	510,061	—		510,061	—		510,061
Receivables from brokerage customers, net of allowance	—	169,776	—		169,776	—		169,776
Cryptocurrency assets	—	222,369	—		222,369	—		222,369
Stablecoin assets	—	157	—		157	—		157
Cryptocurrency assets loaned	—	38,000	—		38,000	—		38,000
Pledged stablecoin assets	—	83,950	—		83,950	—		83,950
Due from affiliated companies	—	589	—		589	—		589
Property and equipment, net	—	45,273	—		45,273	—		45,273
Goodwill and intangible assets, net	—	153,845	—		153,845	—		153,845
Right-of-use assets, net	—	14,388	—		14,388	—		14,388
Other assets	426	33,377	(2,100)	C	31,703	—		31,703
Marketable securities held in Trust Account	201,286	—	(201,286)	B	—	—		—
TOTAL ASSETS	$201,914	$4,317,822	$78,088		$4,597,824	$(201,286)		$4,396,538
LIABILITIES
Payables to brokers, dealers and clearing organizations	$—	$3,861	$—		$3,861	$—		$3,861
Securities loaned	—	549,773	—		549,773	—		549,773
Payables to brokerage customers	—	2,883,013	—		2,883,013	—		2,883,013
Cryptocurrency and stablecoin payables to customers	—	217,856	—		217,856	—		217,856
Accounts payable and accrued expenses	1,744	—	(1,503)	I	241	—		241
Cryptocurrency collateral received on stablecoin assets lending	—	125,924	—		125,924	—		125,924
Operating lease liabilities	—	16,865	—		16,865	—		16,865
Notes payable	—	248,000	—		248,000	—		248,000
Deferred income taxes, net	—	17,658	—		17,658	—		17,658
Other liabilities	—	40,457	(2,014)	I	38,443	—		38,443
Due to affiliated companies	—	436	—		436	—		436
Warrant liability	3,363	—	—		3,363	—		3,363
Monex earn out liability	—	—	266,961	D	266,961	—		266,961
Sponsor earn out liability	—	—	6,246	D	6,246	—		6,246
Additional Shares liability	—	—	7,195	E	7,195	—		7,195
Total Liabilities	$5,107	$4,103,843	$276,885		$4,385,835	$—		$4,385,835

	Historical		Assuming No Redemptions			Assuming Maximum Redemptions
	Quantum Acquisition Corporation	TradeStation Group Inc.	Pro Forma Accounting Adjustments (Note 3)		Pro Forma Condensed Combined	Additional Pro Forma Adjustments (Note 3)		Pro Forma Condensed Combined
Commitments
Common stock subject to possible redemption**	201,250	—	(201,250)	F	—	—		—
Stockholders’ Equity (Deficit)
TSG: Preferred stock, $0.01 par value*	—	—	—		—	—		—
TSG: Common stock, $0.01 par value*	—	—	1,675	F	1,675	(201)	B	1,474
QFAC: Preferred stock, $0.0001 par value**	—	—	—		—	—		—
QFAC: Common stock, $0.0001 par value**	1	—	(1)	F	—	—		—
Additional paid-in capital	—	171,278	309,629	G	480,907	(201,085)	B	279,822
Retained earnings (accumulated deficit)	(4,444)	42,701	(308,850)	H	(270,593)	—		(270,593)
Total Stockholders’ Equity (Deficit)	(4,443)	213,979	2,453		211,989	(201,286)		10,703
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$201,914	$4,317,822	$78,088		$4,597,824	$(201,286)		$4,396,538

*
Historical TradeStation — Common stock, $0.01 par value; 200,000,000 shares authorized, 1,000 issued and outstanding. Preferred Stock, $.01 par value; 25,000,000 shares authorized, none issued and outstanding.

Pro forma Combined (assuming no redemptions) — Common stock, $0.01 par value; 750,000,000 shares authorized, 167,462,292 issued and outstanding. Preferred Stock, $0.01 par value; 25,000,000 shares authorized, none issued and outstanding.
Pro forma Combined (assuming max redemptions) — Common stock, $0.01 par value; 750,000,000 shares authorized, 146,587,292 issued and outstanding. Preferred Stock, $0.01 par value; 25,000,000 shares authorized, none issued and outstanding.
**
Historical Quantum — Common stock, $0.0001 par value; 100,000,000 shares authorized; 5,031,250 shares issued and outstanding (excluding 20,125,000 shares subject to possible redemption) at September 30, 2021. Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2021
(dollars in thousands, except share and per share data)
	Historical		Assuming No Redemptions			Assuming Maximum Redemptions
	Quantum Acquisition Corporation	TradeStation Group Inc.	Pro Forma Adjustments (Note 3)		Pro Forma Condensed Combined	Additional Pro Forma Adjustments (Note 3)		Pro Forma Condensed Combined
Revenues
Total net revenues	$—	$103,149	$—		$103,149	$—		$103,149
Expenses
Employee compensation and benefits	—	43,936	5,230	AA	49,166	—		49,166
Cost of services provided	—	16,961	—		16,961	—		16,961
Communications	—	7,665	—		7,665	—		7,665
Marketing	—	16,890	—		16,890	—		16,890
Professional services	—	6,403	—		6,403	—		6,403
Occupancy and equipment	—	7,927	—		7,927	—		7,927
Depreciation and amortization or property and equipment	—	5,347	—		5,347	—		5,347
Amortization of intangibles	—	4,471	—		4,471	—		4,471
Operating and formation costs	2,043	—	(60)	BB	1,983	—		1,983
Change in fair value of warrant liability	1,517	—	—		1,517	—		1,517
Interest earned on marketable securities held in Trust Account	(35)	—	35	CC	—	—		—
Unrealized loss on marketable securities held in Trust Account	10	—	(10)	CC	—	—		—
Other expense (income)	—	(594)	—		(594)	—		(594)
Interest expense on borrowings	—	1,451	—		1,451	—		1,451
Total expenses	3,535	110,457	5,195		119,187	—		119,187
Loss before benefit for income taxes	(3,535)	(7,308)	(5,195)		(16,038)	—		(16,038)
Benefit for income taxes	—	(1,703)	(1,210)	DD	(2,913)	—		(2,913)
Net loss	$(3,535)	$(5,605)	$(3,985)		$(13,125)	$—		$(13,125)
Loss per Share
Weighted average shares outstanding					167,462,292	(20,875,000)	EE	146,587,292
Loss per share (basic and diluted) attributable to common stockholders					$(0.08)			$(0.09)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED MARCH 31, 2021
(dollars in thousands, except share and per share data)
	Historical		Assuming No Redemptions			Assuming Maximum Redemptions
	Quantum Acquisition Corporation	TradeStation Group Inc.	Pro Forma Adjustments (Note 3)		Pro Forma Condensed Combined	Additional Pro Forma Adjustments (Note 3)		Pro Forma Condensed Combined
Revenues
Total net revenues	$—	$218,652	$—		$218,652	$—		$218,652
Expenses
Employee compensation and benefits	—	74,297	20,114	FF	94,411	—		94,411
Cost of services provided	—	33,493	—		33,493	—		33,493
Communications	—	14,191	—		14,191	—		14,191
Marketing	—	17,395	—		17,395	—		17,395
Professional services	—	6,321	—		6,321	—		6,321
Occupancy and equipment	—	13,439	—		13,439	—		13,439
Depreciation and amortization or property and equipment	—	10,130	—		10,130	—		10,130
Amortization of intangibles	—	8,942	—		8,942	—		8,942
Operating and formation costs	243	—	3,875	GG	4,118	—		4,118
Other expenses (income)	—	4,741	3,653	HH	8,394			8,394
Change in fair value of warrant liability	(1,969)	—	—		(1,969)	—		(1,969)
Unrealized loss on marketable securities held in Trust Account	(11)	—	11	II	—	—		—
Interest expense on borrowings	—	3,070	—		3,070	—		3,070
Total expenses	(1,737)	186,019	27,653		211,935	—		211,935
Income (loss) before income taxes	1,737	32,633	(27,653)		6,717	—		6,717
Provision (benefit) for income taxes	—	8,843	(7,494)	JJ	1,349	—		1,349
Net income (loss)	$1,737	$23,790	$(20,159)		$5,368	$—		$5,368
Earnings (loss) per Share
Weighted average shares outstanding (basic)					167,462,292	(20,875,000)	EE	146,587,292
Earnings per share (basic) attributable to common stockholders					$0.03			$0.04
Weighted average shares outstanding (diluted)					168,508,240			147,633,240
Earnings per share (diluted) attributable to common stockholders					$0.03			$0.04

* For the period from October 1, 2020 (inception) through March 31, 2021, refer to Note 1. Basis of Presentation.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.
Basis of Presentation

The Merger will be accounted for as a reverse recapitalization in accordance with GAAP. Accordingly, for accounting purposes, the Merger is treated as the equivalent of TradeStation issuing shares for the net assets of Quantum, accompanied by a recapitalization. The net assets of Quantum are stated at historical cost, with no goodwill or other intangible assets recorded.
The unaudited pro forma condensed combined statement of financial condition as of September 30, 2021 gives pro forma effect to the Transactions as if they had been consummated on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2021, and the year ended March 31, 2021, gives pro forma effect to the Transactions as if they had been consummated on April 1, 2020.
The unaudited pro forma condensed combined statement of financial condition as of September 30, 2021 has been prepared using, and should be read in conjunction with, the following:
•
Quantum’s unaudited balance sheet as of September 30, 2021 and the related notes included elsewhere in this proxy statement/prospectus; and

•
TradeStation’s unaudited condensed consolidated interim statements of financial condition as of September 30, 2021, and the related notes included elsewhere in this proxy statement/prospectus.

TradeStation and Quantum have different fiscal year ends. As TradeStation’s fiscal year end is March 31 and Quantum’s fiscal year end is December 31, Quantum’s pro forma condensed combined statement of operations for the period ended March 31, 2021 includes the addition of Quantum’s operating results for its fiscal period from October 1, 2020 (inception) through December 31, 2020 and its operating results for the three months ended March 31, 2021 as permitted by Rule 11-02 of Regulation S-X. The condensed combined statement of operations for the six months ended September 30, 2021 combines the historical results of TradeStation for the six months ended September 30, 2021 and the historical results of Quantum for the six months ended September 30, 2021, derived from Quantum’s unaudited statement of operations for the nine months ended September 30, 2021 and the three months ended March 31, 2021.
The unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2021 have been prepared using, and should be read in conjunction with, the following:
•
Quantum’s unaudited condensed statement of operations for the three months ended March 31,2021 and nine months ended September 30, 2021, and the related notes included elsewhere in this proxy statement/prospectus; and

•
TradeStation’s unaudited consolidated interim statements of operations for the six months ended September 30, 2021 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2021 has been prepared using, and should be read in conjunction with, the following:
•
Quantum’s audited statement of operations for the period from October 1, 2020 (inception) through December 31, 2020 and the related notes, which is included elsewhere in this proxy statement/prospectus; and

•
Quantum’s unaudited condensed statement of operations for the three months ended March 31, 2021 not included in this proxy statement/prospectus; and

•
TradeStation’s audited consolidated statement of income for the year ended March 31, 2021 and the related notes, which is included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates and assumptions, the actual results may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Transactions are based on currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the differences may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations or the financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of TradeStation after consummation of the Transactions. They should be read in conjunction with the historical financial statements and notes thereto of Quantum and TradeStation included elsewhere in this proxy statement/prospectus.
2.
Accounting Policies

In the preparation of this unaudited pro forma condensed combined financial information, no reclassifications were determined to be necessary to align Quantum and TradeStation’s financial statement presentations. Management will perform a comprehensive review of Quantum and TradeStation accounting policies upon the completion of the Merger. As a result of the review management may identify differences between the accounting policies of the entities, which, when conformed, could have a material impact on the financial statements of the post-Merger TradeStation. Based on its initial analysis, management has not identified any differences between Quantum and TradeStation that would have a material impact on the unaudited pro forma condensed combined financial information.
There were no intercompany transactions between Quantum and TradeStation that require adjustments to the unaudited pro forma condensed combined financial information for any of the periods presented.
3.
Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

TradeStation has elected not to present Management’s Adjustments and has only presented Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. Quantum and TradeStation did not have any relationship prior to the execution of the Merger Agreement. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company, following consummation of the Transactions, filed consolidated income tax returns during the periods presented.
The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Quantum Shares outstanding, that will be converted into TradeStation shares in the Merger, and existing TradeStation Shares assuming the Transactions occurred on April 1, 2020.
Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Condition
The adjustments included in the unaudited pro forma condensed combined statement of financial condition as of September 30, 2021 are as follows:
(A)
Represents pro forma adjustments to the cash balance in the no redemption scenario to reflect the following:

	($ in thousands)
Reclassification of investments held in Quantum Trust Account	$201,286	(i)
Settlement of estimated transaction costs	(44,812)	(ii)
Proceeds from PIPE Investment – Third Party	75,000	(iii)
Proceeds from PIPE Investment – Monex	50,000	(iv)
	$281,474

(i)   Reflects the reclassification of $201.3 million of marketable securities held in the Trust Account that becomes available following the Merger in the no redemption scenario.
(ii)   Reflects the settlement of preliminary estimated transaction costs of TradeStation of $21 million and Quantum of $24 million, totaling approximately $45 million. Approximately $3.7 million has been incurred between both parties for transaction-related expenses as of September 30, 2021, of which approximately $232,500 has been paid. As such, approximately $41.3 million represents the amounts that have not yet been recognized in the historical financial statements but are expected to be incurred in connection with the Merger. Transaction costs include financial advisory, legal and other professional fees related to the Merger. In connection with the reverse recapitalization treatment, approximately $35 million of transaction costs are recorded as reductions to TradeStation’s additional paid-in capital. TradeStation is currently estimating the allocation of transaction costs to the Earn Out Shares and the Additional Shares, which are contingently issuable and will be accounted for as liability classified instruments. Approximately $3.7 million of the transaction costs have been allocated to the Earn Out Shares and Additional Shares. There is a corresponding pro forma adjustment to accumulated deficit in the condensed combined statements of operations for expense related to Earn Out Shares and Additional Shares.
(iii)   Reflects the gross proceeds of $75 million from the issuance and sale of 7,500,000 Quantum Shares with a par value of $0.0001 to PIPE Investors (other than Monex) pursuant to the PIPE Investment, not including the Incentive Shares.
(iv)   Reflects the gross proceeds of $50 million from the issuance and sale of 5,000,000 Quantum Shares with a par value of $0.0001 to Monex at $10.00 per share pursuant to the PIPE Investment.
(B)
The financial information under the heading “Assuming Maximum Redemptions,” reflects the maximum redemption scenario, in which all 20,125,000 Quantum Shares subject to redemption by Quantum stockholders are redeemed for an aggregate payment of approximately $201.3 million.

(C)
Reflects the reclassification of approximately $2.1 million of transaction costs that has already been recorded within other assets on TradeStation’s historical statement of financial condition as of September 30, 2021 to additional paid-in capital.

(D)
Reflects the fair value of the Monex Earn Out Shares contingently issuable to Monex and the Sponsor Earn Out Shares contingently issuable to Quantum’s Sponsor. The fair value was determined based on information available as of the date of the unaudited pro forma condensed combined financial information. Refer to Note 5 for more information.

(E)
Reflects the fair value of the Additional Shares issuable to eligible PIPE Investors. The fair value was determined based on information available as of the date of the unaudited pro forma condensed combined financial information. Refer Note 6 for more information.

(F)
Reflects the reclassification of approximately $201.3 million related to Quantum Shares subject to possible redemption to permanent equity, and conversion of all Quantum Shares into TradeStation Shares. Furthermore, this adjustment is reflective of the impact of the forfeiture of 1,610,554 of the 5,031,250 Sponsor Shares which would be held by the Sponsors following the Business Combination, as described within the Sponsor Support Agreement. In addition, TradeStation will undergo a pre-closing reorganization, which will result in 163,898,232 TradeStation Shares issued and outstanding upon the Closing (please refer to (vii) below for further information); this adjustment reflects those additional TradeStation Shares that will be issued as a result of such pre-closing reorganization. Furthermore, this adjustment reflects the issuance of 965,490 shares that will be issued as a result of the Merger related to vested executive awards, which result in a reduction of additional paid-in capital of $10,000 with the corresponding adjustment to common stock par value.

(G)
Represents pro forma adjustments to additional paid-in capital in the no redemption scenario:

	($ in thousands)
Capitalize estimated transaction costs for TradeStation and Quantum	$(35,847)	(ii)
Issuance of TradeStation Shares to PIPE Investors	124,999	(iii)(iv)
Reclassification of Public Shares subject to redemption	201,248	(v)
Elimination of Quantum accumulated deficit	(4,444)	(vi)
Pre-closing TradeStation reorganization	(1,298)	(vii)
Executive equity awards	25,344	(viii)
Par value adjustment	(363)	(ix)
Issuance of vested executive equity awards	(10)	(F)
	$309,629
(v)   Reflects the reclassification of $201.2 million related to Quantum Shares subject to possible redemption to permanent equity, in the no redemption scenario.
(vi)   Reflects the elimination of historical accumulated deficit of Quantum.
(vii)   Prior to the Closing, TradeStation will undergo a pre-closing reorganization which will result in there being 163,898,232 TradeStation Shares issued and outstanding, all held by Monex. At the Closing, Monex will retain 129,750,000 shares of TradeStation Shares. As such, the adjustment reflects the increase in TradeStation Shares at par value with a corresponding reduction in additional paid-in capital.
Furthermore, Monex will deliver 34,148,232 of 163,898,232 TradeStation Shares to the Escrow Agent, which will represent the Monex Earn Out Shares.
(viii)   Reflects $25,344 adjustment to accumulated deficit reflecting corresponding adjustments to the condensed combined statements of operations for stock compensation expenses associated with equity awards to be granted, under currently in force employment agreements, to certain members of TradeStation management at the time of the Merger, subject to vesting over the relevant service period. The grant date fair value of the equity awards was determined to be $10.00 per equity award.
TradeStation management is currently in the process of determining applicable performance metrics for the achievement of performance-based awards, and therefore no such awards have been reflected in stock compensation expense.
(ix)   Reflects an adjustment to increase the par value of Quantum Shares exchanged for TradeStation Shares to $0.01 from the historical par value of Quantum Shares of $0.0001.
(H)
Represents pro forma adjustments to accumulated deficit in the no redemption and maximum redemption scenarios:

	($ in thousands)
Elimination of Quantum accumulated deficit	$4,444	(vi)
Transaction cost allocated to the Earn Out Shares and Additional Shares	(3,653)	(ii)
Quantum transaction cost	(3,895)	(x)
Monex Earn Out liability	(266,961)	(D)
Sponsor Earn Out liability	(6,246)	(D)
Executive equity awards	(25,344)	(viii)
Additional Shares liability	(7,195)	(E)
	$(308,850)
(x)   Reflects an adjustment to accumulated deficit of $3.9 million of transaction costs which are expected to be incurred by Quantum before Closing.

(I)
Reflects the settlement of transaction costs incurred by TradeStation ($2,014) and Quantum ($1,503) at the consummation of the transaction.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended September 30, 2021 are as follows:
(AA)
Represents an adjustment to record $5,230 in stock compensation expense associated with TradeStation employee awards to be granted upon Closing. The grant date fair value was determined to be $10 with respect to 3,861,961 TradeStation Shares to be issued. TradeStation management is currently in the process of determining applicable performance metrics for the achievement of performance based awards, and therefore no such awards have been reflected in stock compensation expense.

(BB)
Reflects the elimination of Quantum’s administrative service fee paid ($60) to Sponsor, which is nonrecurring.

(CC)
Reflects the elimination of interest income and unrealized gain on investments related to the investments held in the Trust Account of Quantum that would not have be earned if the Merger had been consummated on April 1, 2020.

(DD)
Reflects the adjustment related to the income tax effects of the aggregate pro forma adjustments based on TradeStation’s historical effective tax rate of 23.3%.

(EE)
The financial information under the heading “Assuming Maximum Redemptions,” reflects the maximum redemptions scenario, in which 20,875,000 Quantum Shares are redeemed by Public Stockholders. This amount includes the 750,000 Non-Redemption Bonus Shares to be issued in the aggregate to Public Stockholders that elected not to redeem their Quantum Shares.

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended March 31, 2021 are as follows:
(FF)
Represents an adjustment to record $20,114 in stock compensation expense associated with TradeStation employee awards to be granted upon Closing. The grant date fair value per share was determined to be $10 with respect to 3,861,961 shares to be issued. TradeStation management is currently in the process of determining applicable performance metrics for the achievement of performance based awards, and therefore no such awards have been reflected in stock compensation expense.

(GG)
Reflects the elimination of Quantum’s administrative service fee paid to Sponsor Holdco that would not have been payable if the Merger had been consummated on April 1, 2020. In addition, reflects $3.9 million of transaction costs which are expected to be incurred by Quantum before Closing.

(HH)
TradeStation is currently estimating the allocation of certain transaction costs to liability classified instruments originated in connection with the Subscription Agreement to be approximately $3.7 million of the total estimated transaction costs, which was allocated to the Earn Out Shares and Additional Shares, which are contingently issuable.

(II)
Reflects the elimination of unrealized gain on investments related to the investments held in the Trust Account of Quantum that would not have been earned if the Merger had been consummated on April 1, 2020.

(JJ)
Reflects the adjustment related to the income tax effects of the aggregate pro forma adjustments based on TradeStation’s historical effective tax rate of 27.1%.

4.
Earnings (loss) per Share

Represents the net income (loss) per share calculated using the historical weighted average shares outstanding over the relevant period, and the issuance of additional shares in connection with the Merger, assuming the shares were outstanding since April 1, 2020. As the Merger is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Merger have been outstanding for the entire periods presented. If the maximum number of Quantum Shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.
	Year Ended March 31, 2021			Six Months Ended September 30, 2021
	No Redemption Scenario	50% Redemption Scenario	Maximum Redemption Scenario	No Redemption Scenario	50% Redemption Scenario	Maximum Redemption Scenario
	(dollars in thousands, except share and per share data)
Pro forma net income (loss)	$5,368	$5,368	$5,368	$(13,125)	$(13,125)	$(13,125)
Pro Forma weighted average shares calculation, basic and diluted
Public Shares and Sponsor Shares(1)(2)	23,496,802	23,496,802	23,496,802	23,496,802	23,496,802	23,496,802
Quantum third-party PIPE shares(3)(4)	8,250,000	8,250,000	8,250,000	8,250,000	8,250,000	8,250,000
TradeStation Stockholder(5)	129,750,000	129,750,000	129,750,000	129,750,000	129,750,000	129,750,000
Monex PIPE shares	5,000,000	5,000,000	5,000,000	5,000,000	5,000,000	5,000,000
Executive shares	965,490	965,490	965,490	965,490	965,490	965,490
Redemptions	—	(10,062,500)	(20,875,000)	—	(10,062,500)	(20,875,000)
Pro forma weighted average shares outstanding (basic)	167,462,292	157,399,792	146,587,292	167,462,292	157,399,792	146,587,292
Net income (loss) per share (basic) attributable to common stockholders	$0.03	$0.03	$0.04	$(0.08)	$(0.08)	$(0.09)
Year ended March 31, 2021 pro forma weighted average shares outstanding (diluted)(6)	168,508,240	158,445,740	147,633,240	167,462,292	157,399,792	146,587,292
Net income (loss) per share (diluted) attributable to common stock holders	$0.03	$0.03	$0.04	$(0.08)	$(0.08)	$(0.09)

(1)
Excludes 798,894 Sponsor Earn Out Shares which are subject to forfeiture unless Triggering Price I or Triggering Price II have been met, as further described in Note 5.

(2)
Includes under the “no redemption” and 50% redemption scenarios 750,000 Non-Redemption Bonus Shares to be issued in the aggregate to Public Stockholders who have elected not to redeem their Quantum Shares. Such 750,000 Non-Redemption Bonus Shares will be distributed ratably to such Public Stockholders that hold any number of Quantum Shares not redeemed. If all of the Quantum Shares are redeemed, pursuant to the maximum redemption scenario, no such Non-Redemption Bonus Shares will be distributed. Further, under all potential redemption scenarios such Non-Redemption Bonus Shares will not have a material impact on the pro forma income (loss), net income (loss) per share or other financial results of the post-combination company, except that with respect to the scenarios described above there is an impact on pro forma income (loss) and related net income (loss) per share from expenses related to the warrant liability valuation. For example, in the case of the 90% redemption scenario, the scenario with the largest impact to the financial results of the post-combination company, the pro forma loss and net loss per share would increase by $(1.2) million or $(0.01), respectively, related to an increase in the private warrant liability.

(3)
Includes 750,000 Incentive Shares.

(4)
Excludes Additional Shares.

(5)
Excludes 34,148,232 Monex Earn Out Shares which are subject to forfeiture unless Triggering Price I or Triggering Price II have been met, as further described in Note 5.

(6)
Includes, for the year ended March 31, 2021, the effects of dilutive securities related to unvested employee compensation equity awards (1,045,948 shares). In addition, including these shares in the diluted earnings per share calculation for the six months ended September 31, 2021 would result in anti-dilution, and thus they’ve been excluded from that calculation. Furthermore, the calculation of diluted weighted average shares outstanding excludes the shares underlying outstanding warrants for the periods presented as these shares would have an anti-dilutive effect. Shares underlying these warrants under the 90% redemption scenario are as follows: (a) 13,812,794 shares underlying Public Warrants and (b) 8,446,395 under Private Warrants. See Note 2 above.

5.
Monex and Sponsor Earn Out Shares

The Monex Earn Out Shares are expected to be accounted for as liability classified instruments because the earn out triggering and acceleration events that determine the number of Monex Earn Out Shares to be issued to Monex are not indexed to the TradeStation Shares. The preliminary estimated fair value of the Monex Earn Out Shares is $266.9 million.
The Sponsor Earn Out Shares are expected to be accounted for as liability classified instruments because the earn out triggering and acceleration events that determine the number of Sponsor Earn Out Shares to be released to the Sponsor are not indexed to the TradeStation Shares. The preliminary estimated fair value of the Sponsor Earn Out Shares is $6.2 million.
The preliminary estimated fair value of the Monex and Sponsor Earn Out Shares was determined using a Monte Carlo Simulation (a “MCS”) valuation model using the following assumptions:
•
“Price Target” means the Price Target as defined in the Merger Agreement for Triggering Event I and Triggering Event II:

•
“Triggering Event I” means the first date on which the VWAP over any 20 Trading Days within the preceding 30 consecutive Trading Day period during the Earn Out Period is greater than or equal to $12.50; or

•
“Triggering Event II” means the first date on which the VWAP over any 20 Trading Days within the preceding 30 consecutive Trading Day period during the Earn Out Period is greater than or equal to $15.00.

•
Vesting Date:   The Trading Day that the Price Target price is achieved in at least 20 of the last 30 trading days

•
Expected post-Closing future volatility:   43.6%, the volatility rate was determined by using an average of historical volatility of a number of selected industry peers deemed to be comparable to TradeStation.

•
Risk-free interest rate:   0.98%, the risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the issuance of these pro forma financial statements for zero-coupon U.S. Treasury notes with maturities corresponding to the expected five-year term of the Earn Out Period.

•
Expected term:   The expected term is the five-year term of the Earn Out Period.

•
Expected dividend yield:   The expected dividend rate is zero as the TradeStation currently has no history or expectation of declaring dividends.

6.
Additional Shares Issuable to certain PIPE Investors in Certain Situations

The Additional Shares are expected to be accounted for as liability classified instruments because Monex will not receive Additional Shares and, as a result, the final number of Additional Shares to be issued to PIPE Investors are dependent upon the characteristics of the holder of the committed shares, rather than indexed to the TradeStation Shares. No PIPE Investor will be entitled to receive any Additional Shares in respect of the Incentive Shares.
The preliminary estimated fair value of the Additional Shares is $7.2 million. This preliminary estimated fair value of the Additional Shares was determined using a MCS based in Geometric Brownian motion, using the following assumptions:
•
Expected future volatility:   46.4%, the volatility rate was determined by using the median option implied volatility of selected industry peers deemed to be comparable to TradeStation.

•
Risk-free interest rate:   0.04%, the risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the issuance of these pro forma financial statements for zero-coupon U.S. Treasury notes with maturities corresponding to the expected measurement period of the Additional Shares.

•
Expected term:   The expected term is the expected 0.24-year term of the measurement period of the Additional Shares.

•
Expected dividend yield:   The expected dividend rate is zero as TradeStation currently has no history or expectation of declaring dividends.

MANAGEMENT FOLLOWING THE MERGER
Management and Board of Directors
Quantum and TradeStation anticipate that the current executive officers and the majority of the current directors of TradeStation will remain as the executive officers and directors of TradeStation following the Merger. The following persons are expected to serve as TradeStation’s executive officers and directors following the Merger in the roles and capacities shown below.
Name	Age	Position
Executive Officers
John Bartleman	50	President; Chief Executive Officer; Chairman of the Board
Takashi Oyagi	53	Chief Strategic Officer; Director
Marc Stone	61	Chief Legal Officer; General Counsel; Secretary
Greg Vance	53	Chief Financial Officer; Treasurer
Peter Korotkiy	53	Chief Brokerage Officer
Michael Fisch	49	Chief Technology Officer
Directors
Oki Matsumoto	58	Director
Jun Makihara	64	Director
Denise Dickins	60	Director nominee
Ellen Ellison	63	Director nominee
George W. Wellde, Jr.	69	Director nominee
John Schaible	51	Director nominee
Executive Officers
John Bartleman has served as TradeStation’s chief executive officer and a member of the TradeStation Board since April 2016, and will assume the role of Chairman of the TradeStation Board upon completion of the Merger. He joined TradeStation in 1999 as a product manager. Prior to being named chief executive officer, Mr. Bartleman served in several TradeStation roles, including Vice President of Product Management, Chief Growth Officer and Vice President of Brokerage Operations, from 2012 to 2016, as well as TradeStation Securities’ President, from 2015 to 2017, and Vice President of Product Management, from 2009 to 2014. Mr. Bartleman has also been the chief executive officer of TradeStation Crypto, Inc. and You Can Trade, Inc. since their formations, in 2018 and 2019, respectively, and serves as a board member of TradeStation’s operating subsidiaries. Prior to joining TradeStation, Mr. Bartleman was a Senior Research Systems Analyst at Templeton Global Investors, Inc. from 1995 to 1999. He has a bachelor’s degree in International Relations from Florida International University and a Master of Business Administration degree from Nova Southeastern University. The TradeStation Board selected Mr. Bartleman to serve as a director, and has proposed that at upon completion of the Merger he assume the role of Chair, because of his substantial leadership experience and industry knowledge.
Takashi Oyagi joined TradeStation in June 2011, upon its acquisition by Monex, as TradeStation’s Chief Strategic Officer and a member of the TradeStation Board, and will continue serving as a board member after the Merger. He also serves as a board member of TradeStation’s operating subsidiaries. Mr. Oyagi has also, since 2011, served as Monex’s Chief Strategic Officer and a member of its board of directors, and from 2009 to 2011 as an Executive Director focused on Monex business projects in Beijing and Hong Kong. He was one of the four founding members of Monex’s predecessor company in 1999. Mr. Oyagi also served as a Director in the Global Markets Division of Deutsche Bank Securities, Inc. in New York from 2004 to 2007, and in the Asian Special Situation Group at Goldman Sachs (Japan) Ltd., trading non-performing loans from 1998 to 1999. He began his career in finance in 1991 at Bank of Japan. Mr. Oyagi has a bachelor’s degree in Law from the University of Tokyo and a Master of Business Administration degree from the University of Chicago. The TradeStation Board selected Mr. Oyagi to serve as a director because of his significant financial and corporate strategy expertise.
Marc Stone has served as TradeStation’s Chief Legal Officer, General Counsel and Secretary since 1997 and as a member of the TradeStation Board since June 2016 and is anticipated to remain on the TradeStation Board until the Merger. He is responsible for oversight of TradeStation’s legal, compliance, enterprise risk management and internal audit departments. Prior to joining TradeStation, Mr. Stone was a partner in the corporate department of Bilzin Sumberg, a Miami-based law firm from 1993 to 1997. He has a bachelor’s degree in English and American Literature and in Theatre Arts and Dramatic Literature from Brown University and a JD degree from the University of California School of Law at Berkeley (Berkeley Law/Boalt Hall). He is a member of the Bar of the State of New York, the Florida Bar, and the New York State Bar Association.
Greg Vance has served as TradeStation’s Chief Financial Officer and Treasurer since January 2017. Before joining TradeStation, he was Chief Administrative Officer for the Asset Management and Insurance Group of FIS, a payment services provider, where his responsibilities included group level business operations and profit and loss responsibilities for the Securities Transfer Group from November 2015 to January 2017. Prior to FIS, Mr. Vance held several positions with SunGard, which FIS acquired in November 2015, including Chief Financial Officer, SunGard Brokerage Group from 2002 to 2011, Senior Vice President — Finance, SunGard Wealth Management from 2007 to 2011 and Senior Vice President — Finance, SunGard Asset Management and Insurance from 2011 to 2015. Mr. Vance served as an Audit Senior at Arthur Andersen LLP from 1991 to 1995 and has a Bachelor of Science degree in Accounting, with honors, from the University of Illinois.
Peter Korotkiy has served as TradeStation’s Chief Brokerage Officer since April 2018. Mr. Korotkiy joined TradeStation in October 2015 as Chief Operating Officer of TradeStation Securities, and has been President and Chief Operating Officer of TradeStation Securities since April 2017, and Chief Operating Officer and a member of the board of directors of TradeStation Crypto, Inc. since June 2018. Prior to joining TradeStation, he served from 2007 to 2015 first as Vice President — Brokerage Operations, and later as Chief Operating Officer, of tradeMONSTER, an online brokerage firm that merged with OptionsHouse LLC in 2014 as part of an acquisition of those two companies by General Atlantic, then sold in 2016 to E*Trade Financial Corporation. Prior to tradeMONSTER, Mr. Korotkiy served as Director — Global Trading/Product Development of E*Trade Securities LLC (2004-2007), Senior Manager — Global Trading, Margins, P&S, at E*Trade Clearing LLC (1999-2004), and as an Investment Executive at Vanguard Capital (1997-1999). Mr. Korotkiy holds a Bachelor of Science degree from the University of Georgia.
Michael Fisch has served as TradeStation’s Chief Development Officer from April 2014 to April 2016 and was appointed Chief Technology Officer in April 2016. He has also been President of TradeStation Technologies since April 2016. Before joining TradeStation, Mr. Fisch was with SunGard companies, first as an IT Manager of SunGard Financial Networks — Prescient Markets from 1999 to 2002, then Director, IT & Operations, and Vice President, IT & Operations, of SunGard Transaction Networks from 2003 to 2009), then Senior Vice President, Product Development, and Chief Technology Officer of SunGard Wealth & Retirement Administration from 2009 to 2014. Mr. Fisch holds a bachelor’s degree, summa cum laude, in Psychology and History from the State University of New York (SUNY) Brockport.
Directors and Director Nominees
Oki Matsumoto is the Chairman of the TradeStation Board, a position which he has held since June 2011 and intends to hold until the Merger, after which he will continue to serve as a member of the TradeStation Board. Mr. Matsumoto is the founder, Chairman and Chief Executive Officer of Monex (and also serves on the Monex board’s compensation and nominating committees), and currently serves as an outside director of Mastercard, Incorporated, (since 2016), and as International Board member and Vice Chair of Human Rights Watch. He is also Chairman of Coincheck, Inc., a Japanese crypto wallet and exchange service, and Monex, Inc., a Japanese online brokerage firm, each a subsidiary of Monex. Mr. Matsumoto served as an outside director of the Tokyo Stock Exchange from 2008 to 2013 and as a former member, Economic Counsel to the Prime Minister of Japan. He began his career at Salomon Brothers, then joined Goldman Sachs (1990-1998), where he held several leadership positions, including General Partner (1994-1998). Mr. Matsumoto has a bachelor’s degree in Law from the University of Tokyo. The

TradeStation Board selected Mr. Matsumoto to serve as a director because of his global perspective and extensive financial expertise and his digital, innovation, talent management, culture development and sustainability experience.
Jun Makihara joined the TradeStation Board in 2011. He has also served as an outside director of Monex since 2006, Philip Morris International Inc. since 2014, and Shinsei Bank Ltd. since 2011. Mr. Makihara previously served as Chairman of Neoteny Co., Ltd., a Japanese venture capital firm, from June 2000 to January 2015. Prior to that, he served in various roles at Goldman Sachs & Co. from 1981 to 2000, including General Partner, Co-Head of Equity Business, Co-Branch Manager of the Tokyo Branch and Co-Head of Investment Banking of the Tokyo Branch. He received his bachelor’s degree. in Economics, Magna Cum Laude, from Harvard College and his Master of Business Administration degree from Harvard Business School. The TradeStation Board selected Mr. Makihara to serve as a director because of his global perspective and extensive financial expertise.
Denise Dickins will join the TradeStation Board at the Closing. Since 2006, Ms. Dickins has been a Professor, Department of Accounting, College of Business, at East Carolina University where she teaches graduate-level classes on auditing, corporate governance and accounting ethics. While earning her Ph.D. from 2002 to 2006 she was an instructor of various accounting and auditing courses at Florida Atlantic University. From 1983 to 2002 Ms. Dickins served in varying capacities with Arthur Andersen LLP, including Partner in Charge of the South Florida Audit Division. Dr. Dickins is a certified public accountant and certified internal auditor. She currently serves on the board of directors and chairs the audit and compensation committees of Watsco, Inc., an air conditioning, heating and refrigeration equipment distributor, and, since August 2021, has served on the board of directors and as a member of the audit and compensation committees of NV5 Global, a provider of professional and technical engineering solutions. She previously served on the board of directors of Steiner Leisure Limited from 2019 to 2015, Great Lakes Dredge and Dock from 2013 to 2015, and TradeStation Group, Inc. from 2006 to 2011 (TradeStation was a publicly traded company from 1997 until its acquisition by Monex in 2011). She holds a bachelor’s degree in Accounting and Finance from Florida State University and a doctorate degree in Business Administration from Florida Atlantic University. The TradeStation Board selected Dr. Dickins to serve as a director because of her auditing and accounting, social and corporate governance expertise and skills.
Ellen J. Ellison, CFA, will join the TradeStation Board at the Closing. Ms. Ellison is an institutional investor who served as Chief Investment Officer at the University of Illinois Foundation from January 2013 to May 2021. Prior to this position, she was Executive Director performing a similar role at the University of Miami. She has held positions of increasing importance at Fiduciary Trust Co., International, an investment and wealth manager, from 1992 through 2005. A CFA holder since 1996, she earned her bachelor’s degree cum laude from Mt. Holyoke College and a Master of Business Administration degree from Columbia University. She serves as a non-trustee advisor and Vice-Chair for the Mt. Holyoke College Investment Committee. The TradeStation Board selected Ms. Ellison to serve as a director because of her investment and financial expertise.
George W. Wellde, Jr. will join the TradeStation Board at the Closing. Mr. Wellde has been a member of the board of directors of Fortress Investment Group, an asset management company, since 2009, including its audit, compensation and governance committees and as its lead director through 2017. Mr. Wellde has also served on the advisory board of RMG Acquisition Corporation III, a SPAC sponsored by RMG Capital, since 2020. Mr. Wellde also serves on the board of the Global Health Investment Fund, which focuses on financing global health and research, and joined Revolution Global, a private Illinois-based wellness company, as a board member in 2019, serving on its governance, strategic planning and compensation committees. He is also a member of The Council on Foreign Relations and a board member of The Partnership for Public Service, both nonprofit organizations. Since 2010, Mr. Wellde has also served on the board of trustees of The George Washington University, and has been on its Executive, Audit and Compliance, and Finance and Investment committees for the past several years. Mr. Wellde joined Goldman Sachs in 1979 and became a partner in 1992, holding several leadership positions until his retirement in 2008. Prior to joining Goldman Sachs, he worked from 1976 to 1979 for the Federal Reserve Board of Governors in Washington, D.C. Mr. Wellde holds a bachelor of science degree from the University of Richmond and a Master of Business Administration degree from The George Washington University. The TradeStation Board selected Mr. Wellde to serve as a director because of his corporate governance, strategic planning, financial and investment expertise.

John Schaible will join the TradeStation Board at the Closing. Mr. Schaible is the Chairman and Chief Executive Officer of Quantum, a position that he has held since Quantum’s inception in October 2020. Mr. Schaible is a co-founder of Atlas Bank, a Latin American domiciled bank, and, since 2010, has served as its Vice Chairman. Mr. Schaible has also served as Chief Executive Officer of AtlasBanc since 2010 and of its affiliate, Atlas FinTech since 2012. Mr. Schaible also co-founded Anderen Bank and was Chief Operating Officer of Anderen Financial, a FDIC-chartered financial institution and bank holding company regulated by the Federal Reserve Board, respectively, from 2007 until the acquisition of Anderden by First United Bank in 2012. Mr. Schaible also founded and served as Chief Executive Officer of NexTrade, which created an electronic communications network (ECN) in 1994 that was sold to Citigroup in 2006. Mr. Schaible has a degree in business management from Colorado State University. Mr. Schaible has also served on the board of Colorado State University’s General Leadership Council and Center for Entrepreneurship. The TradeStation Board selected Mr. Schaible to serve as a director because of his financial technologies and financial services experience and knowledge.
Family Relationships
There are no family relationships between any of TradeStation’s executive officers and its directors.
Arrangements for Election of Directors and Members of Management
Prior to the Merger, TradeStation’s directors have been appointed in accordance with its governing documents as currently in effect. Concurrently with the Closing, (i) one director nominated by Quantum and reasonably acceptable to TradeStation (Mr. Schaible); and (ii) seven directors to be nominated Monex and reasonably acceptable to TradeStation (and nominated in accordance with TradeStation’s governing documents and applicable Law), each as described above. The Chair of the TradeStation Board shall initially be John Bartleman, who shall serve in such capacity in accordance with the terms of TradeStation’s governing documents following the Closing. The officers of TradeStation will continue to serve in their current capacities following the Closing in accordance with the terms of TradeStation’s governing documents following the Closing.
Corporate Governance
Controlled Company Exception
After the completion of this offering, Monex will beneficially own at least approximately 80.9% of TradeStation Shares. As a result, TradeStation will be a “controlled company” within the meaning of the NYSE corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of the TradeStation Board consist of independent directors, (2) that the TradeStation Board have a compensation committee that consists entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that TradeStation’s director nominations be made, or recommended to the full TradeStation Board, by TradeStation’s independent directors or by a nominations committee that consists entirely of independent directors and that TradeStation adopt a written charter or board resolution addressing the nominations process. Although TradeStation does not intend to rely on the exemptions from these corporate governance requirements at least initially after the Closing, if TradeStation does choose to rely on such exemptions in the future, you will not have the same protections afforded to stockholders of companies that are subject to these corporate governance requirements. In the event that TradeStation does in the future choose to rely on one or more of these exemptions, and ceases to be a “controlled company” and TradeStation Shares continue to be listed on the NYSE, TradeStation will be required to comply with the above listed provisions within the applicable transition periods.
Board of Directors
Under the FBCA and the Amended Charter to be effective upon Closing, TradeStation’s business and affairs will be managed under the direction of the TradeStation Board. The TradeStation Board may exercise all powers and may take all actions that are not specifically granted to TradeStation’s stockholders or to executive management.
Under the Amended Charter to be effective upon the Closing, the number of directors on the TradeStation Board will be determined from time to time exclusively by resolutions adopted by the TradeStation Board.
Initially following the Merger, the TradeStation Board will include one director nominated by Quantum and reasonably acceptable to TradeStation (who will be Mr. Schaible) and seven directors nominated by Monex and reasonably acceptable to TradeStation. See — “Arrangements for Election of Directors and Members of Management.” Following these initial appointments, TradeStation’s directors will be elected by a simple majority vote of holders of TradeStation Shares, participating and voting (in person or by proxy) at an annual general meeting of TradeStation’s stockholders.
Each director will hold office until the annual general meeting of TradeStation’s stockholders for the year in which such director’s term expires, unless the tenure of such director expires earlier pursuant to the FBCA or unless such director is removed from office as described below.
Under the Amended Charter to be effective upon the Closing, at any time when Monex as beneficial stockholder owns less than 50% of the total voting power of TradeStation’s stockholders entitled to vote generally in the election of directors, the approval of the holders of at least a majority of the total voting power of TradeStation’s stockholders voting as a single class is generally required to remove any of TradeStation’s directors (other than the directors elected by the holders of any series of preferred stock, if applicable) from office, and the approval of the holders of at least two-thirds of the total voting power of TradeStation’s stockholders voting together as a single class is generally required to amend such requirement. In addition, vacancies on the TradeStation Board may only be filled by a vote of a simple majority of the directors then in office or in the case of directors elected by the holders of any series of preferred stock, if applicable, by a majority of the holders of the respective director appointment rights. A director so appointed will hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.
Director Independence
As a result of TradeStation Shares and TradeStation Warrants being listed on the NYSE following consummation of the Merger, TradeStation will be required to comply with the applicable rules of such exchange in determining whether a director is independent. The NYSE listing standards require that a controlled company is not required to have a majority of independent directors, however after the Closing five of TradeStation’s eight board members will be independent directors. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the listed company). The TradeStation Board has determined that each of its directors, other than Oki Matsumoto, John Bartleman and Takashi Oyagi will be independent directors as defined under NYSE listing standards.
Committees of the Board of Directors
Following the Merger, TradeStation will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter. In addition, from time to time, special committees may be established under the direction of the TradeStation Board when the TradeStation Board deems it necessary or advisable to address specific issues. Following the Merger, copies of TradeStation’s committee charters will be posted on its website, tradestation.com, as required by applicable SEC and the NYSE rules. The information on, or available through, such website is not deemed to be incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.
Audit Committee
Upon the Closing, TradeStation will establish an audit committee of the TradeStation Board. Following the Merger, TradeStation’s audit committee will consist of Denise Dickins, Ellen Ellison and Gorge Wellde, with Ms. Dickins serving as the chair of the audit committee. The TradeStation Board has determined that each member of the audit committee is independent and financially literate. Further, the TradeStation Board has determined that Ms. Dickins qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
The TradeStation Board will adopt an audit committee charter setting forth the responsibilities of the audit committee, which are consistent with the SEC rules and NYSE listing standards. These responsibilities include:
•
appointing, compensating, retaining, evaluating, terminating and overseeing TradeStation’s independent registered public accounting firm;

•
pre-approving audit and non-audit services to be provided by the independent auditors and related fees and terms;

•
overseeing the accounting and financial reporting processes of TradeStation;

•
overseeing audits of TradeStation financial statements;

•
preparing all reports as may be required of an audit committee under the rules and regulations promulgated under the Exchange Act;

•
reviewing with management and TradeStation’s independent auditor TradeStation annual and quarterly financial statements prior to publication, filing or submission to the SEC;

•
reviewing and monitoring TradeStation accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•
establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee
Upon the Closing, TradeStation will establish a compensation committee of the TradeStation Board. Following the Merger, TradeStation’s compensation committee will consist of two members, Jun Makihara and Ellen Ellison, with Mr. Makihara serving as the chair of the compensation committee. The TradeStation Board has determined that each member of TradeStation’s compensation committee is independent under the NYSE listing standards. The TradeStation Board will adopt a compensation committee charter setting forth the responsibilities of the committee, which are consistent with the NYSE listing standards and include among others:
•
recommending to the TradeStation Board for its approval compensation policies, incentive-based compensation plans and equity-based compensation plans, and overseeing the development and implementation of such policies and recommending to the TradeStation board any amendments or modifications the committee deems appropriate;

•
reviewing and approving the granting of options and other incentive awards to TradeStation’s executive officers, including reviewing and approving corporate goals and objectives relevant to the compensation of TradeStation executive officers, including evaluating their performance in light of such goals and objectives;

•
approving and exempting certain transactions regarding executive officers’ compensation;

•
making recommendations to the TradeStation Board regarding the compensation of TradeStation’s directors;

•
administering TradeStation equity-based compensation plans, including without limitation, approving the adoption of such plans, amending and interpreting such plans and the awards and agreements issued pursuant thereto, and making awards to eligible persons under the plans and determining the terms of such awards; and

•
appointing and overseeing any compensation consultants.

Nominating and Governance Committee
Upon the Closing, TradeStation will establish a nominating and governance committee of the TradeStation Board. Following the Merger, TradeStation’s nominating and governance committee will consist of two members, George Wellde and John Schaible, with Mr. Wellde serving as chair of the nominating and governance committee. The TradeStation Board has determined that each member of TradeStation’s nominating and governance committee is independent. The TradeStation Board will adopt a nominating and governance committee charter setting forth the responsibilities of the committee, which include, but are not limited to:
•
overseeing and assisting the TradeStation Board in reviewing and recommending nominees for election of directors;

•
assessing the performance of the members of the TradeStation Board and committees; and

•
establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to the TradeStation Board a set of corporate governance guidelines applicable to TradeStation’s business.

Compensation Committee Interlocks and Insider Participation
None of TradeStation’s executive officers currently serves, or has served during the last year, as a member of the compensation committee of any entity, other than TradeStation, that has one or more executive officers serving as a member of the TradeStation Board.
Code of Ethics
TradeStation has had a code of ethics for many years and, upon the Closing, will have adopted a revised and enhanced code of ethics applicable to its directors, officers and employees. A copy of the code of ethics will be available on TradeStation’s website. The code of ethics will qualify as a “code of ethics,” as defined in Item 406(b) of Regulation S-K. TradeStation intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of TradeStation’s code of ethics on TradeStation’s website rather than by filing a current report on Form 8-K. The information contained on, or accessible from, TradeStation’s website is not deemed to be incorporated in this proxy statement/prospectus and does not form a part of this proxy statement/prospectus.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Certain Relationships and Related Person Transactions — Quantum
On October 23, 2020, Sponsor Holdco purchased 4,312,500 Sponsor Shares from Quantum for $25,000, or $0.006 per share. In January 2021, Sponsor Holdco sold 813,500 Sponsor Shares to Chardan and 35,000 Sponsor Shares to each of Quantum’s directors and director nominees, in each case at the original price per share, resulting in Sponsor Holdco holding a balance of 3,254,000 Sponsor Shares. On February 4, 2021, Quantum effected a stock dividend of 718,750 Quantum Shares, resulting in the Sponsors holding an aggregate of 5,031,250 Sponsor Shares. The Sponsor Shares included an aggregate of up to 656,250 shares that were subject to forfeiture. As a result of the underwriters’ election to fully exercise their over-allotment option on February 12, 2021, no Sponsor Shares are currently subject to forfeiture (other than pursuant to the Sponsor Support Agreement).
On February 9, 2021, Sponsor Holdco purchased from Quantum 4,450,000 Private Warrants and Chardan purchased from Quantum 1,112,500 Private Warrants, in each case, at a price of $1.00 per warrant, for an aggregate purchase price of $5,562,500 in a private placement that closed simultaneously with the closing of the IPO. Each Private Warrant is exercisable for one (1) Quantum Share at an exercise price of $11.50 per share.
On February 12, 2021, upon the underwriters’ election to fully exercise their over-allotment option, Sponsor Holdco purchased an additional 472,500 Private Warrants from Quantum and Chardan purchased an additional 118,125 Private Warrants from Quantum, in each case, at a price of $1.00 per warrant for an aggregate additional purchase price of $590,625.
In order to fund working capital deficiencies or finance transaction costs in connection with a business combination., Sponsor Holdco or an affiliate of Sponsor Holdco, or certain of Quantum’s officers and directors may, but are not obligated to, loan Quantum funds as may be required (“Working Capital Loans”). If Quantum completes a business combination, it would repay such loaned amounts. In the event that a business combination does not close, Quantum may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Warrants. On October 19, 2021, Sponsor Holdco committed to provide Quantum an aggregate of $2,000,000 in loans in connection with the Working Capital Loans. There have been no amounts advanced to Quantum under the Working Capital Loans.
On October 1, 2020, Quantum issued an unsecured promissory note to Sponsor Holdco, pursuant to which Quantum was entitled to borrow up to an aggregate principal amount of $200,000. The promissory note was non-interest bearing and payable on the earlier of (i) January 31, 2021 and (ii) the completion of the IPO. The outstanding balance under the promissory note was repaid at the closing of the IPO on February 9, 2021.
Pursuant to a registration rights agreement entered into on February 4, 2021, the holders of the Sponsor Shares, as well as the holders of the Private Warrants (and underlying securities) and any warrants issued in payment of Working Capital Loans made to Quantum (and underlying securities), were granted registration and stockholder rights. The parties have agreed to terminate this agreement upon the Closing pursuant to the Sponsor Support Agreement.
Pursuant to an administrative services agreement, dated February 4, 2021, Quantum agreed to pay Sponsor Holdco a total of $10,000 per month for office space, utilities and secretarial support. Upon completion of a business combination or Quantum’s liquidation, Quantum will cease paying these monthly fees.
Quantum paid to Chardan Capital Markets, the representative of the underwriters of the IPO and an affiliate of Chardan, an underwriting discount of $0.225 per Quantum Unit purchased by it in the IPO.
Quantum also engaged Chardan Capital Markets as an advisor in connection with its business combination, pursuant to a business combination marketing agreement, dated February 4, 2021. Chardan

Capital Markets will assist Quantum in holding meetings with its stockholders to discuss a potential business combination and the target business’s attributes, introduce Quantum to potential investors that are interested in purchasing Quantum’s securities in connection with the potential business combination, assist Quantum in obtaining stockholder approval for a business combination and assist Quantum with its press releases and public filings in connection with a business combination. Quantum will pay Chardan Capital Markets a marketing fee for such services upon the consummation of Quantum’s initial business combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the IPO or $7,043,750.
Pursuant to a joinder agreement for co-placement agent services, dated September 11, 2021, Quantum engaged Marco Polo, an affiliate of a Quantum director, to act as a co-placement agent in connection with the raising capital in a private placement to finance the Business Combination. Quantum does not owe Marco Polo a fee in connection with the PIPE Investment.
Pursuant to a joinder agreement for co-placement agent services, dated September 13, 2021, Quantum engaged Chardan Capital Markets, an affiliate of one of the Sponsors, to act as a co-placement agent in connection with the raising capital in a private placement to finance the Business Combination. Quantum does not owe Chardan Capital Markets a fee in connection with the PIPE Investment.
Contemporaneously with the execution of the Merger Agreement, the Sponsors entered into the Sponsor Support Agreement, pursuant to which, among other things, they agreed (i) to vote all of their Sponsor Shares and Public Shares held by them in favor of the Business Combination and (ii) not to redeem any of the shares they hold at the Special Meeting. In addition, Sponsor Holdco and Chardan agreed to forfeit an aggregate of 1,610,554 Sponsor Shares.
Quantum will reimburse its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on Quantum’s behalf, such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by Quantum; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the Trust Account and the interest income earned on the amounts held in the Trust Account, such expenses would not be reimbursed by Quantum unless Quantum consummates an initial business combination. Quantum’s audit committee will review and approve all reimbursements and payments made to any Sponsor or Quantum’s or their respective affiliates, and any reimbursements and payments made to members of Quantum’s audit committee will be reviewed and approved by Quantum’s board of directors, with any interested director abstaining from such review and approval.
Quantum has entered into indemnity agreements with each of its officers and directors. These agreements require Quantum to indemnify these individuals to the fullest extent permitted under Delaware law and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified to the fullest extent permitted by applicable law and Quantum’s amended and restated articles of incorporation.
Certain Relationships and Related Person Transactions — TradeStation
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, Monex, along with other TradeStation Equityholders, will enter into the Registration Rights Agreement, pursuant to which, among other things, TradeStation will agree to file a registration statement within 60 days following the Effective Time to register for resale under the Securities Act (A) any outstanding TradeStation Shares or other equity security of TradeStation held by the TradeStation Equityholders immediately following the Closing, (B) any TradeStation Shares issued to the TradeStation Equityholders pursuant to the terms of the Merger Agreement (including the TradeStation Shares issued or issuable upon the exercise of any other equity security issued to the TradeStation Equityholders pursuant to the terms of the Merger Agreement), (C) the Private Warrants (including any TradeStation Shares issued or issuable upon the exercise of any Private Warrants), and (D) any other equity security of TradeStation issued or issuable with respect to the securities referred to in the foregoing clauses (A) through (C) by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. The Registration Rights Agreement also permits underwritten takedowns and provides for customary “piggyback” registration rights.
Credit Facilities
TradeStation maintains working capital line of credit facilities with two financial institutions. TradeStation’s credit facility arrangements are guaranteed by Monex. TradeStation pays Monex a fee in exchange for guaranteeing TradeStation’s performance obligations under each arrangement. These fees are included in interest expense in TradeStation’s condensed consolidated statements of income and were not material for either of the periods presented.
TradeStation also maintains a credit facility with Monex Finance Corporation, a wholly-owned subsidiary of Monex. The facility permits TradeStation to borrow up to $180.0 million for meeting general financial requirements for ordinary business operations. As of December 14, 2021, TradeStation’s outstanding principal balance under the facility with Monex Finance Corporation was $178 million. The weighted average interest rate of the funds advanced under the facility was 1.315% as of September 30, 2021, with maturity dates ranging from October 2021 through February 2022. In July 2021, TradeStation received a commitment letter to extend the credit facility to March 31, 2023. See “TradeStation’s Summary Historical Financial and Operating Data” for additional information.
Indemnification Agreements
On the Closing Date, TradeStation shall enter into customary indemnification agreements reasonably satisfactory to each of TradeStation and Quantum with the post-Closing directors and officers of TradeStation, which indemnification agreements shall continue to be effective following the Closing. The SEC has expressed the opinion that indemnification of directors and office holders from liabilities arising under the Securities Act is against public policy and therefore unenforceable.

DESCRIPTION OF TRADESTATION WARRANTS
Pursuant to the Merger Agreement, at the Effective Time, as a result of the Merger, each Quantum Warrant will be converted into a TradeStation Warrant. The following provides a summary of the material provisions of the TradeStation Warrants, which will be issued upon the Closing, qualified by reference to the Warrant Agreement as amended upon Closing.
Each Public TradeStation Warrant will entitle the registered holder to purchase one-half of one TradeStation Share at a price of $11.50 per whole share, multiplied by the Exchange Ratio. However, no Public TradeStation Warrants will be exercisable for cash unless TradeStation has an effective and current registration statement covering the TradeStation Shares issuable upon exercise of the TradeStation Warrants and a current prospectus relating to such TradeStation Shares. Notwithstanding the foregoing, if a registration statement covering the TradeStation Shares issuable upon exercise of the Public TradeStation Warrants is not effective within 120 days from the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when TradeStation shall have failed to maintain an effective registration statement, exercise TradeStation Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The TradeStation Warrants will expire five years from the Closing at 5:00 p.m. (New York City time).
The Private TradeStation Warrants will be identical to the Public TradeStation Warrants, except that (i) each Private TradeStation Warrant will be exercisable for one TradeStation Share multiplied by the Exchange Ratio (rather than one-half of a TradeStation Share multiplied by the Exchange Ratio) at an exercise price of $11.50 per share, (ii) such Private TradeStation Warrants will be non-redeemable so long as they are still held by the initial purchasers or their affiliates, and (iii) such Private TradeStation Warrants will be exercisable for cash (even if a registration statement covering the TradeStation Shares issuable upon exercise of such TradeStation Warrants is not effective) or on a cashless basis, at the holder’s option, so long as they are still held by the initial purchasers or their affiliates.
TradeStation may call the outstanding TradeStation Warrants for redemption (excluding the Private TradeStation Warrants but including any TradeStation Warrants that were issued by Quantum upon the exercise of the unit purchase option), in whole and not in part, at a price of $0.01 per warrant:
•
at any time while the TradeStation Warrants are exercisable,

•
upon not less than 30 days’ prior written notice of redemption to each TradeStation Warrant holder,

•
if, and only if, the reported last sale price of the TradeStation Shares equals or exceeds $16.50 per share, for any 20 Trading Days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders, and

•
if, and only if, there is a current registration statement in effect with respect to the TradeStation Shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the TradeStation Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a TradeStation Warrant will have no further rights except to receive the redemption price for such holder’s TradeStation Warrant upon surrender of such TradeStation Warrant.
The redemption criteria for TradeStation Warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the exercise price of the TradeStation Warrants so that if the share price declines as a result of the redemption call, the redemption will not cause the share price to drop below the exercise price of the TradeStation Warrants.
If the TradeStation Warrants are called for redemption as described above, management will have the option to require all holders that wish to exercise TradeStation Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the TradeStation Warrants for that number of TradeStation Shares equal to the quotient obtained by dividing (x) the product of the number of TradeStation Shares underlying the TradeStation Warrants, multiplied by the difference between the exercise price of the TradeStation Warrants and the “fair market value” by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the TradeStation Sharess for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of TradeStation Warrants. Whether the option to require all holders to exercise their TradeStation Warrants on a “cashless basis” is exercised will depend on a variety of factors including the price of the TradeStation Shares at the time the TradeStation Warrants are called for redemption, TradeStation’s cash needs at such time and concerns regarding dilutive share issuances.
The TradeStation Warrants were issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Quantum. The Warrant Agreement provides that the terms of the TradeStation Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding TradeStation Warrants in order to make any change that adversely affects the interests of the registered holders.
The exercise price and number of TradeStation Shares issuable on exercise of the TradeStation Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation.
The TradeStation Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of TradeStation Warrants being exercised. The warrant holders will not have the rights or privileges of holders of TradeStation Shares and any voting rights until they exercise their warrants and receive TradeStation Shares. After the issuance of TradeStation Shares upon exercise of the TradeStation Warrants, each holder will be entitled to one vote for each TradeStation Share held of record on all matters to be voted on by stockholders.
Except as described above, no Public TradeStation Warrants will be exercisable for cash, and TradeStation will not be obligated to issue TradeStation Shares unless at the time a holder seeks to exercise such TradeStation Warrant, a prospectus relating to the TradeStation Shares issuable upon exercise of the TradeStation Warrants is current and the TradeStation Shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the TradeStation Warrants. Under the terms of the Warrant Agreement, Quantum agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the TradeStation Shares issuable upon exercise of the TradeStation Warrants until the expiration of the TradeStation Warrants. However, neither Quantum nor TradeStation can assure you that Quantum will be able to do so and, if Quantum does not maintain a current prospectus relating to the TradeStation Shares issuable upon exercise of the TradeStation Warrants, holders will be unable to exercise their TradeStation Warrants, and TradeStationwill not be required to settle any such warrant exercise. If the prospectus relating to the TradeStation Shares issuable upon the exercise of the TradeStation Warrants is not current or if the TradeStation Shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the TradeStation Warrants reside, TradeStation will not be required to net cash settle or cash settle the warrant exercise, the TradeStation Warrants may have no value, the market for the TradeStation Warrants may be limited and the TradeStation Warrants may expire worthless.
A holder of a TradeStation Warrant may notify TradeStation in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.99% or 9.99% (or such other amount as a holder may specify) of outstanding TradeStation Shares.
No fractional shares will be issued upon exercise of the TradeStation Warrants. If, upon exercise of the TradeStation Warrants, a holder would be entitled to receive a fractional interest in a share, TradeStation will, upon exercise, round down to the nearest whole number the number of TradeStation Shares to be issued to the warrant holder.

Contractual Arrangements with respect to the Certain Warrants
Private Quantum Warrants
Quantum has agreed that so long as the private Quantum Warrants are still held by the initial purchasers or their affiliates, Quantum will not redeem such Quantum Warrants, and Quantum will allow the holders to exercise such Quantum Warrants on a cashless basis (even if a registration statement covering the TradeStation Shares issuable upon exercise of such warrants is not effective). However, once any of the foregoing Quantum Warrants are transferred from the initial purchasers or their affiliates, these arrangements will no longer apply. Furthermore, because the private Quantum Warrants were issued in a private transaction, the holders and their transferees will be allowed to exercise the private Quantum Warrants for cash even if a registration statement covering the TradeStation Shares issuable upon exercise of such Quantum Warrants is not effective and receive unregistered TradeStation Shares.
Sponsor Support Agreement
Contemporaneously with the execution of the Merger Agreement, Quantum, Sponsor, TradeStation and the Sponsors entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsors agreed not to transfer their TradeStation Warrants following the Closing, subject to certain exceptions, until the earlier of (i) 30 days from Closing and (ii) February 4, 2022. See “Proposal No. 1 — The Merger Proposal — Related Agreements — Sponsor Support Agreement.”
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, the TradeStation Equityholders and TradeStation will enter into the Registration Rights Agreement, pursuant to which, among other things, TradeStation will agree to file a registration statement within 60 days of the Effective Time to register for resale under the Securities Act the Private Warrants (including any TradeStation Shares issued or issuable upon the exercise of any Private Warrants). See “Proposal No. 1 — The Merger Proposal — Related Agreements — Registration Rights Agreement.”
TradeStation’s Warrant Agent
The warrant agent for the TradeStation Warrants will be Continental Stock Transfer & Trust Company.
Listing
TradeStation Warrants, subject to being approved for listing on the NYSE, will trade under the ticker symbol “TRDE WS.”

DESCRIPTION OF CAPITAL STOCK OF TRADESTATION
The following is a description of the capital stock of TradeStation and of the material terms of the Amended Charter and Amended Bylaws, as they will be in effect upon the Closing. Such description is summarized and is qualified by reference to the Amended Charter and Amended Bylaws to be effective upon the Closing, copies of which are filed with the SEC as exhibits to the registration statement of which this proxy statement/prospectus forms a part. This description of the TradeStation Shares reflects changes to the capital structure that will occur upon the Closing.
General
The authorized capital stock of TradeStation consists of 775 million shares, of which 750 million shares are common stock, par value $0.01 per share, and 25 million shares are preferred stock, par value $0.01 per share. As of December 1, 2021, there were 1,000 shares of common stock outstanding held of record by Monex, and no shares of preferred stock outstanding. Upon completion of the Merger a maximum of approximately 166,496,802 TradeStation Shares will be issued and outstanding, assuming no Quantum stockholders elect to redeem their Public Shares and no exercise of outstanding Quantum Warrants and no Earn Out Shares have been released from the escrow account.
Common Stock
The issued and outstanding TradeStation Shares are, and the TradeStation Shares to be issued by TradeStation subject to completion of the Merger will be, validly issued, fully paid and nonassessable. Subject to the rights of holders of preferred stock which may be issued in the future, the holders of outstanding TradeStation Shares are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the TradeStation Board may from time to time determine. The TradeStation Shares are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of TradeStation. Upon liquidation, dissolution or winding up of TradeStation, the holders of TradeStation Shares are entitled to receive, pro rata, the assets of TradeStation which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Each outstanding TradeStation Share is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.
Preferred Stock
The Amended Charter authorizes the TradeStation Board to issue the preferred stock in classes or series and to establish the designations, preferences, qualifications, limitations or restrictions of any class or series with respect to the rate and nature of dividends, the amounts payable upon liquidation, the price and terms and conditions on which shares may be redeemed, the terms and conditions for conversion or exchange into any other class or series of shares, voting and preemptive rights and other terms. TradeStation may issue, without approval of the holders of common stock, preferred stock which has voting, dividend or liquidation rights superior to the TradeStation Shares and which may adversely affect rights of holders of TradeStation Shares. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of TradeStation Shares and could have the effect of discouraging, delaying, deferring or preventing a change in control of TradeStation. TradeStation has no present intention to issue any preferred stock.
Annual Stockholder Meetings
The Amended Charter and Amended Bylaws will provide that annual stockholders meetings will be held at a date, time and place, if any, as exclusively selected by the TradeStation Board or a duly authorized committee thereof. To the extent permitted under applicable law, TradeStation may conduct meetings by remote communications, including by webcast.

Effects of Amended Charter and Amended Bylaws and Certain Provisions of Florida Law
The Amended Charter and Amended Bylaws to be effective upon the Closing will contain, and the FBCA does contain, provisions (which are summarized in the following paragraphs) that are intended to enhance the likelihood of continuity and stability in the composition of the TradeStation Board. These provisions are intended to avoid costly takeover battles, reduce TradeStation’s vulnerability to a hostile change in control and enhance the ability of the TradeStation Board to maximize share value in connection with any unsolicited offer to acquire TradeStation. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of TradeStation by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.
Authorized but Unissued Capital Stock
The FBCA does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as TradeStation Shares remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
The TradeStation Board may generally issue one or more series of preferred shares on terms calculated to discourage, delay or prevent a change in control of TradeStation or the removal of TradeStation’s management. Moreover, TradeStation’s authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholders’ approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.
One of the effects of the existence of authorized and unissued and unreserved common stock or preferred stock may be to enable the TradeStation Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of TradeStation by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of TradeStation management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Certain Provisions of Florida Law
TradeStation is subject to Sections 607.0901 and 607.0902 of the FBCA. In general, Section 607.0901 restricts the ability of a greater than 10% stockholder of a company to engage in a wide range of specified transactions between such company and such stockholder or a person or entity controlled by or controlling such stockholder. The statute provides that such a transaction must be approved by the affirmative vote of the holders of two-thirds of such company’s voting shares, other than the shares beneficially owned by the interested stockholder, unless it is approved by a majority of the disinterested directors. Section 607.0902 restricts the ability of a third party to effect an unsolicited change in control of a company. In general, the statute provides that, unless approved by the TradeStation Board, shares acquired in a transaction which effects a certain threshold change in the ownership of TradeStation’s voting have the same voting rights as shares held by the acquiring person prior to the acquisition only to the extent granted by a resolution adopted by stockholders in a prescribed manner. These statutory provisions have an anti-takeover effect by deterring unsolicited offers or delaying changes in control or management of TradeStation.
Removal of Directors; Vacancies and Newly Created Directorships
The Amended Charter provides that the directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class; provided, however, at any time when Monex and its affiliates beneficially own, in the aggregate, less than 50% of the total voting power of all then outstanding shares of TradeStation stock entitled to vote generally in the election of directors, directors may only be removed for cause, and only upon the affirmative vote of holders of at least 66 2∕3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.
In addition, the Amended Charter provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancies on the TradeStation Board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders; provided, however, at any time when Monex and its affiliates beneficially own, in the aggregate, less than 50% of the total voting power of all then outstanding shares of stock of TradeStation entitled to vote generally in the election of directors, any newly created directorship on the TradeStation Board that results from an increase in the number of directors and any vacancy occurring in the TradeStation Board may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders) (other than directors elected by the holders of any series of preferred stock, by voting separately as a series or together with one or more series, as the case may be).
Director Nominations and Stockholder Proposals
The Amended Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of TradeStation Board. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide TradeStation with certain information. Generally, to be timely, a stockholder’s notice must be received at TradeStation’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. The Amended Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Amended Bylaws allow the chairperson of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings that may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of TradeStation.
Stockholder Action by Written Consent
The Amended Charter provides that at any time when Monex and/or its affiliates beneficially own, in the aggregate, at least 50% of the total voting power of all the then outstanding shares of stock of TradeStation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of TradeStation may be taken without a meeting, without prior notice and without a vote, only if a consent or consents, setting forth the action so taken, shall be signed (i) by or on behalf of Monex and (ii) by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to TradeStation in accordance with the applicable provisions of the FBCA.
Special Stockholder Meetings
The Amended Charter provides that at any time when Monex and/or its affiliates beneficially own, in the aggregate, less than 50% of the total voting power of all the then outstanding shares of stock of TradeStation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of TradeStation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent of stockholders in lieu of a meeting. The existence of these provisions in the Amended Charter and Amended Bylaws may have the effect of discouraging a change in control of TradeStation and limiting stockholder participation in certain transactions or circumstances by limiting stockholders’ participation to annual and special meetings of stockholders and making such participation contingent upon adherence to certain prescribed procedures.

Supermajority Provisions
The Amended Charter and Amended Bylaws will provide that the TradeStation Board is expressly authorized to make, alter, amend, change, add to, rescind, or repeal, in whole or in part, the Amended Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Florida or the Amended Charter. For as long as Monex and/or its affiliates beneficially own, in the aggregate, at least 50% of the total voting power of all then outstanding shares of TradeStation stock entitled to vote generally in the election of directors, any amendment, alteration, change, addition, or repeal of the Amended Bylaws by TradeStation stockholders requires the affirmative vote of a majority in voting power of the outstanding shares of TradeStation stock present in person or represented by proxy at a stockholders’ meeting and entitled to vote on such amendment, alteration, rescission or repeal. At any time when Monex and/or its affiliates beneficially own, in the aggregate, less than 50% in voting power of TradeStation stock entitled to vote generally in the election of directors, any amendment, alteration, rescission, or repeal of the Amended Bylaws by the stockholders requires the affirmative vote of the holders of at least 66 2/3% of the total voting power of all then outstanding shares of TradeStation stock entitled to vote thereon, voting together as a single class.
The FBCA provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s articles of incorporation, unless the articles of incorporation requires a greater percentage.
The Amended Charter will provide that at any time when Monex and/or its affiliates beneficially own, in the aggregate, less than 50% in voting power of TradeStation stock entitled to vote generally in the election of directors, the following provisions in the Amended Charter may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2∕3% in voting power of all the then outstanding TradeStation Shares entitled to vote thereon, voting together as a single class:
•
the provisions regarding stockholder action by written consent;

•
the provisions regarding calling special meetings of stockholders;

•
the provisions regarding competition and corporate opportunities;

•
the provision requiring a 66 2/3% supermajority vote for stockholders to amend the Amended Bylaws;

•
the provisions eliminating monetary damages for breaches of fiduciary duty by a director;

•
the provisions regarding unenforceability of select provisions of the Amended Charter; and

•
the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

The combination of the lack of cumulative voting and the supermajority voting requirements will make it more difficult for TradeStation’s stockholders to replace the TradeStation Board as well as for another party to obtain control of TradeStataion by replacing the TradeStation Board. Because the TradeStation Board has the power to retain and discharge officers, these provisions could also make it more difficult for stockholders or another party to effect a change in management.
These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of TradeStation or its management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the TradeStation Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of TradeStation. These provisions are designed to reduce TradeStation’s vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for TradeStation shares and, as a consequence, they also may inhibit fluctuations in the market price of TradeStation shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Dissenters’ Rights of Appraisal and Payment
Under the FBCA, with certain exceptions and limitations, TradeStation stockholders will have appraisal rights in connection with a merger in which TradeStation is a constituent entity, share exchange to which TradeStation is a party or disposition of TradeStation assets pursuant to FBCA Section 1202. Pursuant to the FBCA, stockholders who properly request and perfect appraisal rights in connection with such merger, share exchange or disposition of assets will have the right to receive payment of the fair value of their shares pursuant to the provisions of FBCA Sections 607.1324, 607.1326, 607.1330 and 607.1331. Under the DGCL, neither Quantum stockholders nor Quantum warrant holders have appraisal rights in connection with the Business Combination.
Stockholders’ Derivative Actions
Under the FBCA, any of the TradeStation stockholders may bring an action in TradeStation’s name to procure a judgment in TradeStation’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of TradeStation shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. To bring such an action, the stockholder must otherwise comply with Florida law regarding derivative actions.
Exclusive Forum
The Amended Charter provides that unless TradeStation consents in writing to the selection of an alternative forum, the state or federal courts located within the state of Florida shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of TradeStation, (ii) action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of TradeStation to TradeStation or TradeStation’s stockholders, (iii) action asserting a claim against TradeStation or any current or former director, officer, employee or stockholder of TradeStation arising pursuant to any provision of the FBCA or the Amended Charter or Amended Bylaws, or (iv) action asserting a claim against TradeStation or any director, officer, employee or stockholder of TradeStation governed by the internal affairs doctrine of the law of the State of Florida. The Amended Charter will further provide that, unless TradeStation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law the federal district courts of the U.S. will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the U.S. The Amended Charter will provide that, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of TradeStation shall be deemed to have notice of and to have provided consent to the forum provisions in the Amended Charter. However, there is uncertainty as to whether a court would enforce the forum selection provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
Conflicts of Interest
Florida law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Amended Charter will, to the maximum extent permitted from time to time by Florida law, renounce any interest or expectancy that TradeStation has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to TradeStation’s officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are TradeStation or its subsidiaries’ employees. The Amended Charter will provide that, to the fullest extent permitted by law, none of Monex or any of its affiliates or any director who is not employed by TradeStation (including any non-employee director who serves as one of TradeStation’s officers in both his or her director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which TradeStation or its affiliates now engage or propose to engage or (ii) otherwise competing with TradeStation or its affiliates. In addition, to the fullest extent permitted by law, in the event that Monex or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself or its, his or her affiliates or for TradeStation or its affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to TradeStation or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity, provided that the Amended Charter will not renounce TradeStation’s interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of TradeStation. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for TradeStation unless TradeStation would be permitted to undertake the opportunity under the Amended Charter, TradeStation has sufficient financial resources to undertake the opportunity and the opportunity would be in line with TradeStation’s business.
Limitation of Liability and Indemnification Matters
The Amended Charter contains a provision eliminating the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the FBCA. This provision in the Amended Charter does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Florida law. Each director will continue to be subject to liability for breach of a director’s duty of loyalty to TradeStation or its stockholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, and for any transaction from which the director derived an improper personal benefit. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.
The Amended Charter and Amended Bylaws provide that TradeStation will indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by law. The Amended Bylaws also permit it to secure insurance on behalf of any person it is required or permitted to indemnify for any liability arising out of their actions in such capacity, regardless of whether the Amended Charter or Amended Bylaws would permit indemnification. TradeStation intends to obtain liability insurance for its directors and officers. In addition to the indemnification provided for in the Amended Charter and Amended Bylaws, TradeStation intends to enter into agreements to indemnify its directors and its executive officers. These agreements, among other things will indemnify TradeStation’s directors and executive officers for all direct and indirect expenses and costs, including, without limitation, all reasonable attorneys’ fees and related disbursements, other out-of-pocket costs and reasonable compensation for time spent by such persons for which they are not otherwise compensated by TradeStation or any third person, and liabilities of any type whatsoever, including, but not limited to, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such persons in connection with either the investigation, defense, settlement or appeal of any threatened, pending or completed action, suit or other proceeding, including any action by or in the right of TradeStation, arising out of such persons’ services as a director, officer, employee or other agent of TradeStation, any subsidiary of TradeStation or any other company or enterprise to which such persons provide services at the request of TradeStation. TradeStation believes that these provisions and agreements are necessary to attract and retain talented and experienced directors and officers.
At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of TradeStation where indemnification will be required or permitted. TradeStation is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.
Transfer Agent and Registrar
The transfer agent and registrar for TradeStation Shares will be Continental Stock Transfer & Trust Company.
Listing
TradeStation, subject to being approved for listing on the NYSE (which is a condition to the Closing), will trade under the symbol “TRDE.”

TRADESTATION SHARES ELIGIBLE FOR FUTURE SALE
Upon completion of the Merger, TradeStation will have 775,000,000 authorized TradeStation Shares and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to 166,496,802 issued and outstanding, assuming no Quantum Shares are redeemed in connection with the Merger. All of the TradeStation Shares issued in connection with the Merger will be freely transferable by persons other than by TradeStation’s “affiliates” without restriction or further registration under the Securities Act. TradeStation Shares issued to the Sponsors and Monex are subject to the lock-up provisions described below. Sales of substantial amounts of TradeStation Shares in the public market could adversely affect prevailing market prices of TradeStation Shares.
Lock-up Periods and Registration Rights
Sponsor Support Agreement — Lock-up
Contemporaneously with the execution of the Merger Agreement, Quantum, the Sponsors, and TradeStation entered into the Sponsor Support Agreement, pursuant to which, among other things:
•
the Sponsors will not to transfer their TradeStation Shares following the Closing, subject to certain exceptions, until the end of the applicable lock-up period, which is the earlier of (i) (1) in the case of Sponsor Holdco and Chardan, 12 months after the Closing Date, and (2) in the case of Quantum’s directors and officers, six months after the Closing Date, and

•
the date on which the last reported sale price of TradeStation Shares exceeds $12.50 per share for 20 out of any 30 consecutive Trading Days after the Closing Date and (ii) the Sponsors will not transfer their TradeStation Warrants following the Closing, subject to certain exceptions, until the later of (i) 30 days after the Closing Date and (ii) February 4, 2022.

TradeStation Support Agreement — Lock-up
Contemporaneously with the execution of the Merger Agreement, Quantum, TradeStation and Monex entered into the TradeStation Support Agreement, pursuant to which, among other things, Monex will not transfer its TradeStation Shares following the Closing, excluding its PIPE Shares and subject to certain exceptions, until:
•
for one-third of such TradeStation Shares, the earlier of (i) 12 months after the Closing Date and (ii) the date on which the last reported sale price of TraddeStation Shares equals or exceeds $12.50 per share for 20 out of any 30 consecutive Trading Days, the 30 Trading Days commencing at least 30 Trading Days after the Closing Date;

•
for one-third of such TradeStation Shares, the earlier of (i) 24 months after the Closing Date and (ii) the date on which the last reported sale price of TradeStation Shares equals or exceeds $15.00 per share for 20 out of any 30 consecutive Trading Days, the 30 Trading Days commencing at least 30 Trading Days after the Closing Date; and

•
for one-third of such TradeStation Shares, the earlier of (i) 36 months after the Closing Date and (ii) the date on which the last reported sale price of TradeStation Shares equals or exceeds $17.50 per share for 20 out of any 30 consecutive Trading Days, the 30 Trading Days commencing at least 30 Trading Days after the Closing Date.

Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, the TradeStation Equityholders will enter into the Registration Rights Agreement, pursuant to which, among other things, TradeStation will agree to file a registration statement within 60 days following the Effective Time to register for resale under the Securities Act (A) any outstanding TradeStation Shares or other equity security of TradeStation held by the TradeStation Equityholders immediately following the Closing, (B) any TradeStation Shares issued to the TradeStation Equityholders pursuant to the terms of the Merger Agreement (including the TradeStation Shares issued or issuable upon the exercise of any other equity security issued to the TradeStation Equityholders pursuant to the terms of the Merger Agreement), (C) the Private Warrants (including any

TradeStation Shares issued or issuable upon the exercise of any Private Warrants), and (D) any other equity security of TradeStation issued or issuable with respect to the securities referred to in the foregoing clauses (A) through (C) by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. The Registration Rights Agreement also permits underwritten takedowns and provides for customary “piggyback” registration rights.
Rule 144
In general, Rule 144 of the Securities Act, (“Rule 144”), permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Business Combination, TradeStation will not be a shell company, and as long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of restricted securities of TradeStation.
If the above conditions have been met and Rule 144 is available, a person who has beneficially owned restricted TradeStation Shares or TradeStation Warrants for at least one year would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been an affiliate of TradeStation at the time of, or at any time during the three months preceding, a sale. If such persons are an affiliate of TradeStation at the time of, or at any time during the three months preceding, a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of TradeStation Shares or TradeStation Warrants, as applicable, then outstanding; or

•
the average weekly reported trading volume of TradeStation Shares or TradeStation Warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144, when available, will also be limited by manner of sale provisions and notice requirements.

COMPARISON OF RIGHTS OF TRADESTATION STOCKHOLDERS AND QUANTUM STOCKHOLDERS
The rights of the stockholders of TradeStation and the relative powers of the TradeStation Board are governed by the laws of the Florida and TradeStation’s Articles of Incorporation and Bylaws, each as currently in effect. As a result of the Merger, Quantum Shares will be canceled and automatically converted into the right to receive TradeStation Shares. Each TradeStation Share will be issued in accordance with, and subject to the rights and obligations of, the Amended Charter which will be effective upon the Closing, in substantially the form attached hereto as Exhibit 3.2. Because TradeStation will be, at the Closing, a company organized under the laws of the Florida, the rights of the stockholders of Quantum will be governed by Florida law and the Amended Charter and Amended Bylaws.
Many of the principal attributes of TradeStation Shares and Quantum Shares are similar. However, there are differences between the rights of TradeStation stockholders under Florida law and the rights of stockholders of Quantum, as in effect prior to the consummation of the Transactions, under the laws of Delaware. In addition, there are differences between the Amended Charter as such will be in effect from and after the consummation of the Transactions and the organizational documents of Quantum.
The following is a summary comparison of the material differences between the rights of Quantum stockholders under the organizational documents of Quantum and the laws of Delaware, and the rights of TradeStation stockholders under Florida law and the Amended Charter and Amended Bylaws to be effective upon Closing. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or the NYSE listing requirements or of TradeStation’s or Quantum’s governance or other policies.
The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Amended Charter, the FBCA, the DGCL and the organizational documents of Quantum as they will be in effect from and after the Effective Time. You are also urged to carefully read the relevant provisions of the FBCA and the DGCL for a more complete understanding of the differences between being a stockholder of TradeStation and a stockholder of Quantum.
	TradeStation	Quantum
Authorized and Outstanding Capital Stock	The authorized capital stock of Tradestation consists of 750,000,000 TradeStation Shares and 25,000,000 shares of preferred stock, of which 1,000 TradeStation Shares and zero shares of preferred stock are outstanding.	The authorized capital stock of Quantum consists of 101,000,000 shares of capital stock, including 100,000,000 Quantum Shares and 1,000,000 shares of preferred stock, of which 25,156,250 Quantum Shares and zero shares of preferred stock are issued and outstanding.
Special Meetings of Stockholders	Except as otherwise required by law and subject to the rights of the holders of any series of preferred shares of TradeStation, special meetings of the stockholders of TradeStation for any purpose or purposes may be called at any time only by or at the direction of the TradeStation Board or the chair of the TradeStation Board; provided, however, that at any time when Monex as beneficial stockholders own, in the aggregate, at least 50% of the total voting power of all then outstanding shares of stock of TradeStation entitled to vote generally in the election of directors, special meetings of the stockholders of TradeStation for any	Subject to the rights, if any, of the holders of any outstanding series of the preferred stock, and to the requirements of applicable law, special meetings of stockholders of Quantum may be called only by the chairman of the Quantum Board, the chief executive officer of Quantum, or the Quantum Board pursuant to a resolution adopted by a majority of the Quantum Board, and the ability of the stockholders of Quantum to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of Quantum may not be called by another person or persons.

	TradeStation	Quantum
purpose or purposes may also be called by or at the direction of the TradeSttion Board or the chair of the TradeStation Board at the request of Monex.
Action by Written Consent	At any time when Monex owns, in the aggregate, at least 50% of the total voting power of all the then outstanding shares of stock of TradeStation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of TradeStation may be taken without a meeting, without prior notice and without a vote, only if a consent or consents, setting forth the action so taken, shall be signed (i) by or on behalf of Monex and (ii) by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to TradeStation in accordance with the applicable provisions of the FBCA. At any time when Monex owns, in the aggregate, less than 50% of the total voting power of all the then outstanding shares of stock of TradeStation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of TradeStation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent of stockholders in lieu of a meeting.	Except as may be otherwise provided for or fixed pursuant to the Amended and Restated Certificate of Incorporation (including any preferred stock designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the IPO, any action required or permitted to be taken by the stockholders of Quantum must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of Quantum.
Quorum	A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders of TradeStation. When a specified item of business is required to be voted on by a class or series of stock, a majority of the shares of such class or series shall constitute a quorum for the transaction of such item of business by that class or series.	Except as otherwise provided by applicable law, the Certificate of Incorporation or the By Laws of Quantum, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of Quantum entitled to vote at such meeting shall constitute a quorum for the transaction of business

	TradeStation	Quantum
at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.
Notice of Meetings	Except as provided under “Action by Written Consent” above, TradeStation shall notify stockholders of the date, time and place of each annual and special stockholders’ meeting no fewer than 10 or more than 60 days before the meeting date.	Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by Quantum not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the DGCL
Advance Notice Provisions	No equivalent provision.	Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of Quantum shall be given in the manner provided in the Bylaws of Quantum.
Bylaw Amendments	The TradeStation Board may make, repeal, alter, amend and rescind, in whole or in part, the Amended Bylaws without the assent or vote of TradeStation stockholders in any manner not inconsistent with the FBCA or other applicable law or the Amended Charter; provided that at any time when Monex owns, in the aggregate, less than 50% of the total voting power of all the then outstanding shares of stock of TradeStation entitled to vote generally in the election of directors, in addition to any vote of the holders of any class	The Quantum Board shall have the power to adopt, amend, alter or repeal the By Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By Laws. The By Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting (except as otherwise provided in

	TradeStation	Quantum
	or series of capital stock of TradeStation required by the Amended Charter, the affirmative vote of the holders of at least 66 2∕3% of the total voting power of all the then outstanding shares of stock of TradeSatation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of TradeStation to alter, amend, repeal or rescind, in whole or in part, any provision of the Amended Bylaws or to adopt any provision inconsistent herewith.	Section 8.7) power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By Laws.
Charter Amendments	At any time when Monex owns, in the aggregate, less than 50% of the total voting power of all the then outstanding shares of stock of TradeStation entitled to vote generally in the election of directors, in addition to any greater or additional vote required by applicable law or the Amended Charter, the following provisions in the Amended Charter may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith may be adopted, only by the affirmative vote of the holders of at least 66 2∕3% of the total voting power of all the then outstanding shares of stock of TradeStation entitled to vote thereon, voting together as a single class: Article V, Article VI, Article VIII, Article XI and Article XII.	Quantum reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in Quantum’s Amended and Restated Certificate of Incorporation (including any preferred stock designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by Quantum’s Amended and Restated Certificate and the DGCL.
Size of Board, Election of Directors	The number of directors shall be determined from time to time by resolution adopted by the TradeStation Board. The directors (other than those directors elected by holders of any series of preferred shares), voting separately as a series or together with one or more such series, as the case may be, shall be divided into three classes designated Class I, Class II, Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date the	Quantum’s Amended and Restated Certificate of Incorporation provides that the number of directors of Quantum, other than those who may be elected by the holders of one or more series of the preferred stock voting separately by class or series, shall be fixed from time to time exclusively by the Quantum Board pursuant to a resolution adopted by a majority of the Quantum Board.

	TradeStation	Quantum
TradeStation Shares are first publicly-traded after the date of the Restated Articles (the “Listing Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Listing Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Listing Date. At each annual meeting of stockholders commencing with the first annual meeting following the Listing Date, the directors of the class to be elected at each annual meeting shall be elected for a three-year term. If the total number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the total number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. The TradeStation Board may assign members of the TradeStation Board already in office to their respective class.
Removal of Directors	Any or all of the directors, voting separately as a series or together with one or more other such series, may be removed from office at any time, with or without cause, by the affirmative vote of a majority in voting power of all outstanding share of stock of TradeStation entitled to vote thereon, voting together as a single class; provided, however, that at any time when Monex owns, in the aggregate, less than 50% of the total voting power	Any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of Quantum entitled to vote generally in the election of directors, voting together as a single class.

	TradeStation	Quantum
of all the then outstanding shares of stock of TradeStation entitled to vote generally in the election of directors, any such director or all such directors may be removed only for cause and only upon the affirmative vote of the holders of at least 66 2∕3% of the total voting power of all then outstanding shares of stock of TradeStation entitles to vote thereon, voting together as a single class.
Board Vacancies and Newly Created Directorships	Any vacancy occurring in the TradeStation Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office (other than directors elected by the holders of any series of preferred shares, voting separately as a series or together with one or more series, as the case may be), although less than a quorum, by a sole remaining director or by the stockholders; provided, however, that, subject to the rights granted to holders of one or more series of preferred shares then outstanding, at any time when Monex owns, in the aggregate, less than 50% of the total voting power of all then outstanding shares of stock of TradeStation entitled to vote generally in the election of directors, any newly-created directorship on the TradeStation Board that results from an increase in the number of directors and any vacancy occurring in the TradeStation Board shall be filled only by an affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by stockholders) (other than directors elected by the holders of any series of preferred shares, by voting separately as a series or together with one or more series, as the case may be).	Quantum’s articles provide that newly created directorships resulting from an increase in the number of directors and any vacancies on the Quantum Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
Corporate Opportunity	To the fullest extent permitted by law, TradeStation renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a	To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to Quantum or any of its officers or directors, or any of

	TradeStation	Quantum
	corporate opportunity for an identified person and TradeStation or any of its affiliates, except as provided in Section (C) of Article VI of the Amended Charter. In the event that any identified person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and TradeStation or any of its affiliates, such identified person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to TradeStation or any of its affiliates and, to the fullest extent permitted by law, shall not be liable to TradeStation or its stockholders or to any affiliate of TradeStation for breach of any fiduciary duty as a stockholder, director or officer of TradeStation solely by reason of the fact that such identified person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to TradeStation.	their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of Quantum’s Amended and Restated Certificate of Incorporation or in the future, and Quantum renounces any expectancy that any of the directors or officers of Quantum will offer any such corporate opportunity of which he or she may become aware to Quantum, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of Quantum only with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of Quantum and (i) such opportunity is one Quantum is legally and contractually permitted to undertake and would otherwise be reasonable for Quantum to pursue and (ii) the director or officer is permitted to refer that opportunity to Quantum without violating any legal obligation.
Exclusive Forum	Unless TradeStation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of TradeStation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of TradeStation to TradeStation or TradeStation’s stockholders, (iii) an action asserting a claim arising pursuant to any provision of the FBCA, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Florida, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.	Unless Quantum consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of Quantum, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or agent of Quantum to Quantum or Quantum’s stockholders, or any claim for aiding and abetting any such alleged breach, (iii) any action asserting a claim against Quantum, its directors, officers or employees arising pursuant to any provision of the DGCL or Quantum’s Amended and Restated Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against Quantum, its directors, officers or employees governed by the internal

	TradeStation	Quantum
affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. This exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act, the Securities Act, or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act, the Securities Act, or any other claim for which the federal courts have exclusive jurisdiction.
Limitation of Liability	A director of TradeStation shall not be personally liable to TradeStation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to TradeStation or its stockholders, taking into account Article VI of the Amended Charter in determining the director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 607.0834 of the FBCA, as the	A director of Quantum shall not be personally liable to Quantum or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to Quantum or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or

	TradeStation	Quantum
	same exists or hereafter may be amended, (iv) for violation of a criminal law, unless the director had reasonable cause to believe the director’s conduct was lawful or had no reasonable cause to believe the director’s conduct was unlawful, or (v) for any transaction from which the director derived an improper personal benefit. If the FBCA is amended or interpreted to authorize the further elimination or limitation of the liability of directors, then the liability of TradeStation’s directors shall be eliminated or limited to the full extent authorized by the FBCA, as so amended or interpreted.	unlawful redemptions, or derived improper personal benefit from his or her actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of Quantum hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
Indemnification and Contribution	TradeStation shall indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, TradeStation), by reason of the fact that he or she is or was a director or officer of TradeStation and may so indemnify any employee or agent of TradeStation or any person who was serving at the request of TradeStation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of TradeStation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.	To the fullest extent permitted by applicable law, Quantum shall indemnify, defend and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of Quantum or, while a director or officer of Quantum, is or was serving at the request of Quantum as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, the Employee Retirement Income Security Act of 1974, excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. Quantum shall to the fullest extent not

TradeStation	Quantum
prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT OF TRADESTATION
The following table and accompanying footnotes set forth information known to TradeStation regarding (i) the actual beneficial ownership of the Quantum Shares, as of September 30, 2021 and (ii) expected beneficial ownership of TradeStation Shares immediately following consummation of the Merger, assuming no Quantum Shares are redeemed, and alternatively that the maximum number of Quantum Shares permitted to be redeemed are redeemed, by:
•
each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding Quantum Shares or TradeStation Shares;

•
each of Quantum’s current directors and named executive officers;

•
each person who will become a director or named executive officer of TradeStation at the Closing; and

•
all directors and officers of TradeStation, as a group.

The beneficial ownership of TradeStation is based on 25,156,250 Quantum Shares issued and outstanding as of September 30, 2021 (including Monex’s PIPE Shares and Earn Out Shares and the Sponsor Earn Out Shares). In addition, the ownership percentages below do not take into account the TradeStation Shares underlying the Private Warrants or the Public Warrants.
The expected beneficial ownership of TradeStation Shares, assuming no Quantum Shares are redeemed, has been determined based upon the following: (i) no Public Stockholder has exercised their redemption rights to receive cash from the Trust Account in exchange for their Quantum Shares and Quantum has not issued any additional Quantum Shares; (ii) 13,250,000 Quantum Shares have been issued pursuant to the Subscription Agreements; and (iii) there will be an aggregate of 166,496,802 TradeStation Shares issued and outstanding at the Closing.
The expected beneficial ownership of shares of the TradeStation Shares, assuming the maximum number of Quantum Shares are redeemed has been determined based on the following: (i) Public Stockholders have exercised their redemption rights with respect to approximately 20,125,000 Quantum Shares; (ii) 13,250,000 Quantum Shares have been issued pursuant to the Subscription Agreements; and (iii) there will be an aggregate of 180,568,928 TradeStation Shares issued and outstanding at the Closing.

			After the Merger
	Before the Merger		Assuming No Redemptions		Assuming Illustrative Maximum Redemptions
Name and Address of Beneficial Owner	Number of Quantum Shares	%	Number of TradeStation Shares	%	Number of TradeStation Shares	%
Directors and Executive Officers of Quantum Pre-Merger(1)
John Schaible	40,833	*	40,833	*	40,833	*
Daniel Caamano, V(2)	41,233	*	41,233	*	41,233	*
Miguel Leon	40,833	*	40,833	*	40,833	*
Steven J. Carlson	40,833	*	40,833	*	40,833	*
Thomas J. Hammond	40,833	*	40,833	*	40,833	*
Richard Korhammer	40,833	*	40,833	*	40,833	*
Sandip I. Patel(3)	41,334	*	41,334	*	41,334	*
All pre-Merger directors and executive officers of Quantum as a group (7 individuals)	286,732	1.1	286,732	*	286,732	*
Directors and Executive Officers of TradeStation Post-Merger(4)
John Bartleman	—	—	—	—	—	—
Takashi Oyagi	—	—	—	—	—	—
Marc Stone	—	—	—	—	—	—
Greg Vance	—	—	—	—	—	—
Peter Korotkiy	—	—	—	—	—	—
Michael Fisch	—	—	—	—	—	—
Oki Matsumoto	—	—	—	—	—	—
Jun Makihara	—	—	—	—	—	—
Denise Dickins	—	—	—	—	—	—
Ellen Ellison	—	—	—	—	—	—
George W. Wellde, Jr.	—	—	—	—	—	—
John Schaible	40,833	*	40,833	*	40,833	*
All post-Merger directors and executive officers of TradeStation as a group (12 individuals)	—	—	40,833	*	40,833	*
Five Percent Holders:
Monex Group, Inc.(5)	—	—	129,750,000	77.9	129,750,000	89.1
Quantum Ventures LLC(6)	3,796,335	15.1	2,621,802	1.6	2,621,802	1.8

* Less than 1%
(1)
Unless otherwise noted, the business address of each of the following entities or individuals is c/o Quantum FinTech Acquisition Corporation, 4221 W. Boy Scout Blvd., Suite 300, Tampa FL, 33607.

(2)
Includes 400 Public Shares acquired by Mr. Caamano in the public market.

(3)
Includes 501 Public Shares acquired by Mr. Patel in the public market.

(4)
Unless otherwise noted, the business address of each of the following entities or individuals is c/o TradeStation Group, Inc., 8050 SW 10th Street, Plantation, FL 33324.

(5)
The business address of Monex Group, Inc. is ARK Mori Building 25F 1-12-32, Akasaka Minato-ku Tokyo, 107-6025 Japan.

(6)
The shares reported above are held in the name of Sponsor Holdco. Messrs. Schaible, Caamano and Patel are the three managers of Sponsor Holdco. Any action by Sponsor Holdco with respect to the Sponsor Shares held by it, including voting and dispositive decisions, requires a majority vote of the board of managers. Accordingly, under the so-called “rule of three,” because voting and dispositive decisions are made by a majority of Sponsor Holdco’s managers, none of the managers of Sponsor Holdco is deemed to be a beneficial owner of Sponsor Holdco’s securities, even those in which such manager holds a pecuniary interest. Accordingly, none of such individuals is deemed to have or share beneficial ownership of the Sponsor Shares held by Sponsor Holdco.

APPRAISAL RIGHTS
Neither Quantum stockholders nor Quantum warrant holders have appraisal rights in connection with the Business Combination under the DGCL.
ANNUAL MEETING STOCKHOLDER PROPOSALS
If the Merger is consummated, you will be entitled to attend and participate in TradeStation’s annual meetings of stockholders. If TradeStation holds a 2022 annual meeting of stockholders, it will provide notice of or otherwise publicly disclose the date on which the 2022 annual meeting will be held.
OTHER STOCKHOLDER COMMUNICATIONS
Stockholders and interested parties may communicate with the Quantum Board, any committee chairperson or the non-management directors as a group by writing to the Quantum Board or committee chairperson in care of Quantum FinTech Acquisition Corporation, 4221 W. Boy Scout Blvd., Suite 300, Tampa, FL 33607.
LEGAL MATTERS
The legality of the TradeStation Shares offered by this proxy statement/prospectus and certain other legal matters will be passed upon for TradeStation by Bilzin Sumberg Baena Price & Axelrod LLP, Miami, Florida. The legality of the TradeStation Warrants offered by this proxy statement/prospectus will be passed upon for TradeStation by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters will be passed upon for Quantum by Winston & Strawn LLP, Chicago, Illinois.
EXPERTS
The financial statements for Quantum as of December 31, 2020, and for the period from October 1, 2020 (inception) through December 31, 2020, appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.
The consolidated financial statements of TradeStation as of March 31, 2021 and 2020, and for each of the years in the three-year period ended March 31, 2021, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS
Pursuant to the rules of the SEC, Quantum and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, Quantum will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request delivery of single copies of the proxy statement/prospectus in the future. Stockholders may notify Quantum of their requests by calling or writing Quantum at its principal executive offices at (813) 257-9366 or 4221 W. Boy Scout Blvd., Suite 300, Tampa, FL 33607.
TRANSFER AGENT AND REGISTRAR
The transfer agent for TradeStation’s securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION
Quantum files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Quantum at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.
Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.
All information contained in this document relating to Quantum has been supplied by Quantum, and all such information relating to TradeStation has been supplied by TradeStation. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.
If you would like additional copies of this document or if you have questions about the Merger, you should contact via phone or in writing:
Quantum FinTech Acquisition Corporation:
4221 W. Boy Scout Blvd., Suite 300
Tampa, FL 33607
Proxy Solicitor:

INDEX TO FINANCIAL STATEMENTS
QUANTUM FINTECH ACQUISITION CORPORATION
TRADESTATION GROUP, INC.
Unaudited Condensed Consolidated Financial Statements as of September 30, 2021 and March 31, 2021 and for the six months ended September 30, 2021 and 2020:
Unaudited Condensed Consolidated Statements of Financial Condition	F-69
Unaudited Condensed Consolidated Statements of Operations	F-70
Unaudited Condensed Consolidated Statements of Changes in Shareholder’s Equity	F-71
Unaudited Condensed Consolidated Statements of Cash Flows	F-72
Notes to Unaudited Condensed Consolidated Financial Statements	F-73

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
Quantum FinTech Acquisition Corporation
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Quantum FinTech Acquisition Corporation (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholder’s equity and cash flows for the period from October 1, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from October 1, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
New York, NY
March 31, 2021

QUANTUM FINTECH ACQUISITION CORPORATION
BALANCE SHEET
DECEMBER 31, 2020
ASSETS
Current Assets
Cash	$21,868
Prepaid expenses	20,833
Total Current Assets	42,701
Deferred offering costs	157,919
TOTAL ASSETS	$200,620
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accrued expenses	$940
Accrued offering costs	50,000
Promissory note – related party	130,100
Total Current Liabilities	181,040
Commitments and Contingencies
Stockholder’s Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 5,031,250 shares issued and outstanding(1)	503
Additional paid-in capital	24,497
Accumulated deficit	(5,420)
Total Stockholder’s Equity	19,580
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$200,620

(1)
Included an aggregate of up to 656,250 shares of common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised. On February 4, 2021, the Company effected a stock dividend of 718,750 shares with respect to its common stock, resulting in an aggregate of 5,031,250 shares of common stock outstanding. All share and per-share amounts have been retroactively restated to reflect the stock dividend (see Note 5).
The accompanying notes are an integral part of the financial statements.

QUANTUM FINTECH ACQUISITION CORPORATION
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM OCTOBER 1, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
Formation and operating costs	$5,420
Net Loss	$(5,420)
Weighted average shares outstanding, basic and diluted(1)	4,375,000
Basic and diluted net loss per common share	$(0.00)

(1)
Excluded an aggregate of up to 656,250 shares of common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised. On February 4, 2021, the Company effected a stock dividend of 718,750 shares with respect to its common stock, resulting in an aggregate of 5,031,250 shares of common stock outstanding. All share and per-share amounts have been retroactively restated to reflect the stock dividend (see Note 5).

The accompanying notes are an integral part of the financial statements.

QUANTUM FINTECH ACQUISITION CORPORATION
STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
FOR THE PERIOD FROM OCTOBER 1, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount
Balance – October 1, 2020 (inception)	—	$—	$—	$—	$—
Issuance of common stock to Quantum Ventures(1)	5,031,250	503	24,497	—	25,000
Net loss	—	—	—	(5,420)	(5,420)
Balance – December 31, 2020	5,031,250	$503	$24,497	$(5,420)	$19,580

(1)
Included an aggregate of up to 656,250 shares of common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised. On February 4, 2021, the Company effected a stock dividend of 718,750 shares with respect to its common stock, resulting in an aggregate of 5,031,250 shares of common stock outstanding. All share and per-share amounts have been retroactively restated to reflect the stock dividend (see Note 5).

The accompanying notes are an integral part of the financial statements.

QUANTUM FINTECH ACQUISITION CORPORATION
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM OCTOBER 1, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
Cash Flows from Operating Activities:
Net loss	$(5,420)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Prepaid expenses	(20,833)
Accrued expenses	940
Net cash used in operating activities	(25,313)
Cash Flows from Financing Activities:
Proceeds from issuance of common stock to Quantum Ventures	25,000
Proceeds from promissory note – related party	130,100
Payment of offering costs	(107,919)
Net cash provided by financing activities	47,181
Net Change in Cash	21,868
Cash – Beginning	—
Cash – Ending	$21,868
Non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$50,000
The accompanying notes are an integral part of the financial statements.

QUANTUM FINTECH ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Quantum FinTech Acquisition Corporation (the “Company”) was incorporated in Delaware on October 1, 2020. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”).
The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from October 1, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering were declared effective on February 4, 2021. On February 9, 2021, the Company consummated the Initial Public Offering of 17,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $175,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,562,500 warrants (each, a “Private Warrant” and, collectively, the “Private Warrants”) at a price of $1.00 per Private Warrant in a private placement to Quantum Ventures LLC (the “Quantum Ventures”), who purchased 4,450,000 Private Warrants and Chardan Quantum LLC (“Chardan Quantum” and together with Quantum Ventures, the “Co-Sponsors”) who purchased 1,112,500 Private Warrants, generating gross proceeds of $5,562,500, which is described in Note 4.
Following the closing of the Initial Public Offering on February 9, 2021, an amount of $175,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Warrants was placed in a trust account (the “Trust Account”), invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.
On February 12, 2021, the underwriters fully exercised their over-allotment option, resulting in an additional 2,625,000 Units issued for an aggregate amount of $26,250,000. In connection with the underwriters’ full exercise of their over-allotment option, the Company also consummated the sale of an additional 590,625 Private Warrants at $1.00 per Private Warrant, generating total proceeds of $590,625. A total of $26,250,000 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $201,250,000.
Transaction costs amounted to $ 5,017,526, consisting of $ 4,528,125 of underwriting fees and $489,401 of other offering costs.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company

QUANTUM FINTECH ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, Quantum Ventures has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering (a) in favor of approving a Business Combination and (b) not to redeem any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.
The Co-Sponsors and the other holders of the Company’s shares prior to the Initial Public Offering (the “initial stockholders”) have agreed (A) to vote their Founder Shares and any Public Shares in favor of a Business Combination, (B) not to propose, or vote in favor of, prior to and unrelated to a Business Combination, an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s redemption obligation to redeem all Public Shares if the Company cannot complete a Business Combination within 18 months (August 9, 2022) (or 24 months from the closing of the Initial Public Offering (February 9, 2023) if the Company has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination by August 9, 2022) unless the Company provides public stockholders an opportunity to redeem their Public Shares in conjunction with any such amendment, (C) not to convert any shares (including the Founder Shares) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve the Company’s Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination, and (D) that the Founder Shares shall not participate in any liquidating distribution upon winding up if a Business Combination is not consummated.

QUANTUM FINTECH ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
The Company will have until August 9, 2022 (or February 9, 2023, as applicable) to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, Quantum Ventures has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the insiders will not be responsible to the extent of any liability for such third-party claims. The Company has sought and will continue to seek to reduce the possibility that the insiders will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Management’s Plan
Prior to the completion of the initial public offering, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements, and had substantial doubt over its ability to continue as a going concern. The Company has since competed its Initial Public Offering at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company for general working capital purposes. Working capital on the date of the Initial Public Offering was $1,153,393. Accordingly, management has since reevaluated the Company’s liquidity and financial condition and

QUANTUM FINTECH ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
determined that sufficient capital exists to sustain operations for at least one year from the issuance of these financial statements and therefore substantial doubt has been alleviated.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the

QUANTUM FINTECH ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.
Deferred Offering Costs
Deferred offering costs consisted of legal, accounting, and other expenses incurred through the balance sheet date that were directly related to the Initial Public Offering. On February 9, 2021, deferred offering costs amounting to $489,401 were charged to stockholder’s equity upon the completion of the Initial Public Offering (see Note 1). As of December 31, 2020, there were $157,919 of deferred offering costs recorded in the accompanying balance sheet.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The provision for income taxes was deemed to be immaterial as of December 31, 2020
Net Loss Per Common Share
Net loss per share of common stock is computed by dividing net loss by the weighted average number of common shares outstanding during the period, excluding shares of common stock subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 656,250 shares of common stock that were subject to forfeiture by the Co-Sponsors if the over-allotment option was not exercised by the underwriter (see Note 5). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance

QUANTUM FINTECH ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Coverage of $250,000. The Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheet, primarily due to their short-term nature.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 20,125,000 Units, inclusive of 2,625,000 Units sold to the underwriters on February 12, 2021 upon the underwriters’ election to fully exercise their over-allotment option at a price of $10.00 per Unit. Each Unit will consist of one share of common stock and one redeemable warrant (“Public Warrant”). Each Public Warrant will entitle the holder to purchase one-half share of common stock at an exercise price of $11.50 per share (see Note 7).
NOTE 4 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, Quantum Ventures purchased an aggregate of 4,450,000 Private Warrants and Chardan Quantum purchased 1,112,500 Private Warrants, in each case, at a price of $1.00 per Private Warrant, for an aggregate purchase price of $5,562,500, in a private placement. On February 12, 2021, in connection with the underwriters’ election to fully exercise their over-allotment option, the Company sold an additional 590,625 Private Warrants to the Co-Sponsors, at a price of $1.00 per Private Warrant, generating gross proceeds of $590,625. Each Private Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per full share, subject to adjustment (see Note 7). The proceeds from the Private Warrants were added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
On October 23, 2020, Quantum Ventures purchased 4,312,500 shares (the “Founder Shares”) of the Company’s common stock for an aggregate price of $25,000. In January 2021, Quantum Ventures sold 813,500 Founder Shares to Chardan Quantum and 35,000 Founder Shares to each of the Company’s directors and director nominees, in each case at the original price per share, resulting in Quantum Ventures holding a balance of 3,254,000 Founder Shares. On February 4, 2021, the Company effected a stock dividend of 718,750 shares with respect to its common stock, resulting in the initial stockholders holding an aggregate of 5,031,250 Founder Shares. The Founder Shares include an aggregate of up to 656,250 shares subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the initial stockholders will collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option on February 12, 2021, no Founder Shares are currently subject to forfeiture.
The initial stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until (1) with respect to 50% of the Founder Shares, the earlier of six months

QUANTUM FINTECH ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
after the completion of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after a Business Combination and (2) with respect to the remaining 50% of the Founder Shares, six months after the completion of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Administrative Services Agreement
The Company agreed, commencing on February 4, 2021, to pay Quantum Ventures a total of $10,000 per month for office space, utilities and secretarial support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.
Promissory Note  —  Related Party
On October 1, 2020, the Company issued an unsecured promissory note to Quantum Ventures (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $200,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) January 31, 2021 and (ii) the completion of the Initial Public Offering. As of December 31, 2020, there was $130,100 in borrowings outstanding under the Promissory Note. The outstanding balance under the Promissory Note was repaid at the closing of the Initial Public Offering on February 9, 2021.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, Quantum Ventures or an affiliate of Quantum Ventures, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Registration and Stockholder Rights
Pursuant to a registration rights agreement entered into on February 4, 2021, the holders of the Founder Shares, as well as the holders of the Private Warrants (and underlying securities) and any warrants issued in payment of Working Capital Loans made to Company (and underlying securities) will have registration and stockholder rights pursuant to an agreement to be signed prior to or on the effective date of the Initial Public Offering. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Warrants (and underlying securities) can elect to exercise these registration rights at any time after the consummation of a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The registration and stockholder rights agreement does not contain liquidating damages or other cash settlement

QUANTUM FINTECH ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Business Combination Marketing Agreement
The Company engaged the underwriters as advisors in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’s attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the potential Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay the underwriters a fee for such services upon the consummation of a Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the Initial Public Offering, including any proceeds from the full or partial exercise of the over-allotment option.
NOTE 7 — STOCKHOLDER’S EQUITY
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.
Common Stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2020, there were 5,031,250 shares of common stock issued and outstanding.
Warrants — The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination or (b) one year from the closing of the Initial Public Offering. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within 120 days from the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
Once the warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
at any time after the warrants become exercisable;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•
if, and only if, the reported last sale price of the shares of common stock equals or exceeds $16.50 per share, for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to warrant holders; and

•
if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if (x) the Company issues additional common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares or Private Warrants held by the initial stockholders or their affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and Newly Issued Price, and the $16.50 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 165% of the higher of the Market Value and the Newly Issued Price.
The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (i) each private warrant is exercisable for one share of common stock at an exercise price of $11.50 per share, the Private Warrants and the shares of common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or saleable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 8 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

QUANTUM FINTECH ACQUISITION CORPORATION
CONDENSED BALANCE SHEETS
	September 30, 2021 (Unaudited)	December 31, 2020
ASSETS
Current assets
Cash	$202,370	$21,868
Prepaid expenses	426,325	20,833
Total Current Assets	628,695	42,701
Deferred offering costs	—	157,919
Marketable securities held in Trust Account	201,285,500	—
TOTAL ASSETS	$201,914,195	$200,620
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,744,235	$940
Accrued offering costs	—	50,000
Promissory note – related party	—	130,100
Total Current Liabilities	1,744,235	181,040
Warrant liabilities	3,363,298	—
Total Liabilities	5,107,533	181,040
Commitments
Common stock subject to possible redemption; 20,125,000 and no shares at redemption value at September 30, 2021 and December 31, 2020, respectively	201,250,000	—
Stockholders’ (Deficit) Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 5,031,250 shares issued and outstanding (excluding 20,125,000 and no shares subject to possible redemption) at September 30, 2021 and December 31, 2020, respectively	503	503
Additional paid-in capital	—	24,497
Accumulated deficit	(4,443,841)	(5,420)
Total Stockholders’ (Deficit) Equity	(4,443,338)	19,580
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$201,914,195	$200,620
The accompanying notes are an integral part of the unaudited condensed financial statements.

QUANTUM FINTECH ACQUISITION CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
Operating and formation costs	$1,647,599	$2,280,067
Loss from operations	(1,647,599)	(2,280,067)
Other income:
Change in fair value of warrant liability	697,765	451,640
Interest earned on marketable securities held in Trust Account	15,095	34,625
Unrealized gain on marketable securities held in Trust Account	10,576	875
Total Other income	723,436	487,140
Net loss	$(924,163)	$(1,792,927)
Basic and diluted weighted average shares outstanding, Redeemable common stock	20,125,000	17,147,436
Basic and diluted net loss per share, Redeemable common stock	$(0.04)	$(0.08)
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	5,031,250	4,935,096
Basic and diluted net loss per share, Non-redeemable common stock	$(0.04)	$(0.08)
The accompanying notes are an integral part of the unaudited condensed financial statements.

QUANTUM FINTECH ACQUISITION CORPORATION
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021
(UNAUDITED)
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ (Deficit) Equity
	Shares	Amount
Balance – January 1, 2021	5,031,250	$503	$24,497	$(5,420)	$19,580
Accretion of Common Stock subject to possible redemption (restated – see Note 2)	—	—	(2,362,684)	(2,645,494)	(5,008,178)
Cash paid in excess of fair value for Private Warrants	—	—	2,338,187	—	2,338,187
Net income	—	—	—	1,742,262	1,742,262
Balance – March 31, 2021 (restated – see Note 2)	5,031,250	503	—	(908,652)	(908,149)
Net loss	—	—	—	(2,611,026)	(2,611,026)
Balance – June 30, 2021 (restated – see Note 2)	5,031,250	503	—	(3,519,678)	(3,519,175)
Net loss	—	—	—	(924,163)	(924,163)
Balance – September 30, 2021	5,031,250	$503	$—	$(4,443,841)	$(4,443,338)
The accompanying notes are an integral part of the unaudited condensed financial statements.

QUANTUM FINTECH ACQUISITION CORPORATION
CONDENSED STATEMENT OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2021
(UNAUDITED)
Cash Flows from Operating Activities:
Net loss	$(1,792,927)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liability	(451,640)
Transaction costs incurred in connection with warrant liability	9,348
Unrealized gain on marketable securities held in Trust Account	(875)
Interest earned on marketable securities held in Trust Account	(34,625)
Changes in operating assets and liabilities:
Prepaid expenses	(405,492)
Accounts payable and accrued expenses	1,743,295
Net cash used in operating activities	(932,916)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(201,250,000)
Net cash used in investing activities	(201,250,000)
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	196,721,875
Proceeds from sale of Private Warrants	6,153,125
Proceeds from promissory note – related party	23,957
Repayment of promissory note – related party	(154,057)
Payment of offering costs	(381,482)
Net cash provided by financing activities	202,363,418
Net Change in Cash	180,502
Cash – Beginning of period	21,868
Cash – End of period	$202,370
Non-Cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$201,250,000
Accretion of common stock subject to possible redemption	$5,008,178
Initial classification of private warrant liabilities	$3,814,938
The accompanying notes are an integral part of the unaudited condensed financial statements.

QUANTUM FINTECH ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Quantum FinTech Acquisition Corporation (the “Company”) was incorporated in Delaware on October 1, 2020. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of September 30, 2021, the Company had not commenced any operations. All activity through September 30, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income and expenses in the form of interest income from the proceeds derived from the Initial Public Offering and change in fair value of warrant liability.
The registration statements for the Company’s Initial Public Offering were declared effective on February 4, 2021. On February 9, 2021, the Company consummated the Initial Public Offering of 17,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $175,000,000, which is described in Note 4.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,562,500 warrants (each, a “Private Warrant” and, collectively, the “Private Warrants”) at a price of $1.00 per Private Warrant in a private placement to Quantum Ventures LLC (“Quantum Ventures”), who purchased 4,450,000 Private Warrants and Chardan Quantum LLC (“Chardan Quantum” and together with Quantum Ventures, the “Co-Sponsors”) who purchased 1,112,500 Private Warrants, generating gross proceeds of $5,562,500, which is described in Note 5.
Following the closing of the Initial Public Offering on February 9, 2021, an amount of $175,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Warrants was placed in a trust account (the “Trust Account”), invested in U.S. government treasury bills, notes or bonds having a maturity of 185 days or less and/or (ii) in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.
On February 12, 2021, the underwriters fully exercised their over-allotment option, resulting in an additional 2,625,000 Units issued for an aggregate amount of $26,250,000. In connection with the underwriters’ full exercise of their over-allotment option, the Company also consummated the sale of an additional 590,625 Private Warrants at $1.00 per Private Warrant, generating total proceeds of $590,625. A total of $26,250,000 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $201,250,000.
Transaction costs amounted to $5,017,526, consisting of $4,528,125 of underwriting fees, and $489,401 of other offering costs. Offering costs amounting to $5,008,178 were charged to stockholders’ equity upon the completion of the Initial Public Offering, and $9,348 of the offering costs were related to the warrant liability and charged to the operating and formation costs in the statement of operations.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The

QUANTUM FINTECH ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.
The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Co-Sponsors have agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering (a) in favor of approving a Business Combination and (b) not to redeem any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares, without voting, if they do vote, irrespective of whether they vote for or against the proposed Business Combination.
At the time of the Initial Public Offering, the Co-Sponsors and the other holders of the Company’s shares prior to the Initial Public Offering (the “initial stockholders”) have agreed (A) to vote their Founder Shares and any Public Shares in favor of a Business Combination, (B) not to propose, or vote in favor of, prior to and unrelated to a Business Combination, an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s redemption obligation to redeem all Public Shares if the Company cannot complete a Business Combination within 18 months (August 9, 2022) (or 24 months from the closing of the Initial Public Offering (February 9, 2023) if the Company has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination by August 9, 2022) unless the Company provides public stockholders an opportunity to redeem their Public Shares in conjunction with any such amendment, (C) not to convert any shares (including the Founder Shares) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve the Company’s Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination, and (D) that the Founder Shares shall not participate in any liquidating distribution upon winding up if a Business Combination is not consummated.

QUANTUM FINTECH ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
The Company has until August 9, 2022 (or February 9, 2023, as applicable) to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, dissolution expenses up to $100,000, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
At the time of the Initial Public Offering, the initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, Quantum Ventures has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the insiders will not be responsible to the extent of any liability for such third-party claims. The Company has sought and will continue to seek to reduce the possibility that the insiders will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Management’s Plan
As of September 30, 2021, the Company had $202,370 in its operating bank accounts, $201,285,500 in marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem stock in connection therewith and a working capital deficit of $982,207, excluding Delaware franchise taxes of approximately $133,000. As of September 30, 2021, $35,500 of the amount on deposit in the Trust Account represented interest income and unrealized losses on marketable securities, which is available to the Company for working capital needs. Through September 30, 2021, the Company had not withdrawn any amounts from the Trust Account for such needs.
In September 2021, the Sponsor committed to provide the Company an aggregate of $2,000,000 in loans in connection with the Working Capital Loans as described in Note 6. The Company may raise

QUANTUM FINTECH ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
additional capital through loans or additional investments from the Sponsors or its stockholders, officers, directors, or third parties. The Company’s officers and directors and the Sponsors may, but are not obligated to (except as described above), loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. The Company has not drawn on the Working Capital Loans as of September 30, 2021.
Based on the foregoing, the Company believes it will have sufficient cash available to meet its needs through the earlier of consummation of a Business Combination or one year and one day from the date of issuance of these financial statements.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2.   RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
In connection with the preparation of the Company’s financial statements as of September 30, 2021, management determined it should restate its previously reported financial statements. The Company determined, at the closing of the Company’s Initial Public Offering it had improperly valued its common stock subject to possible redemption. The Company previously determined the common stock subject to possible redemption to be equal to the redemption value, while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. Management determined that the common stock issued during the Initial Public Offering can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control. Therefore, management concluded that the redemption value should include all common stock subject to possible redemption, resulting in the common stock subject to possible redemption being equal to its redemption value. As a result, management has restated temporary equity and permanent equity. This resulted in an accretion adjustment to the initial carrying value of the common stock subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and common stock.
In connection with the change in presentation for the common stock subject to redemption, the Company also restated its net income (loss) per common share calculation to allocate net income (loss) evenly to all common stock. This presentation contemplates a Business Combination as the most likely outcome, in which case, all common stock share pro rata in the income (loss) of the Company.
There has been no change in the Company’s total assets, liabilities or operating results.
The impact of the restatement on the Company’s financial statements for periods prior to September 30, 2021 is reflected in the following tables.
Balance Sheet as of March 31, 2021 (unaudited)	As Previously Reported on March 31, 2021 10-Q/A	Adjustment	As Restated
Common stock subject to possible redemption	$195,341,848	$5,908,152	$201,250,000
Common stock	$563	$(60)	$503
Additional paid-in capital	$3,262,598	$(3,262,598)	$—
Retained Earnings (accumulated deficit)	$1,736,842	$(2,645,494)	$(908,652)
Total Stockholders’ Equity (Deficit)	$5,000,003	$(5,908,152)	$(908,149)

QUANTUM FINTECH ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
Balance Sheet as of June 30, 2021 (unaudited)	As Previously Reported on June 30, 2021 10-Q	Adjustment	As Restated
Common stock subject to possible redemption	$192,730,822	$8,519,178	$201,250,000
Common stock	$589	$(86)	$503
Additional paid-in capital	$5,873,598	$(5,873,598)	$—
Accumulated deficit	$(874,184)	$(2,645,494)	$(3,519,678)
Total Stockholders’ Equity (Deficit)	$5,000,003	$(8,519,178)	$(3,519,175)
Statement of Operations for the Three Months Ended March 31, 2021 (unaudited)	As Previously Reported on March 31, 2021 10-Q/A	Adjustment	As Restated
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	19,203,497	(19,203,497)	—
Basic and diluted net income per common stock, Common stock subject to possible redemption	$—	$—	$—
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	5,251,529	$(511,946)	4,739,583
Basic and diluted net income (loss) per common stock, Non-redeemable common stock	$0.33	$0.22	$0.11
Basic and diluted weighted average shares outstanding, Redeemable common stock	—	11,093,056	11,093,056
Basic and diluted net income (loss) per share, Redeemable common stock	$—	$0.11	$0.11
Statement of Operations for the Three Months Ended June 30, 2021 (unaudited)	As Previously Reported on June 30, 2021 10-Q	Adjustment	As Restated
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	19,533,138	(19,533,138)	—
Basic and diluted net income per share, Common stock subject to possible redemption	$—	$—	$—
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	5,623,112	$(591,862)	5,031,250
Basic and diluted net income (loss) per share, Non-redeemable common stock	$(0.46)	$0.36	$(0.10)
Basic and diluted weighted average shares outstanding, Redeemable common stock	—	20,125,000	20,125,000
Basic and diluted net income (loss) per share, Redeemable common stock	$—	$(0.10)	$(0.10)

QUANTUM FINTECH ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
Statement of Operations for the Six Months Ended June 30, 2021 (unaudited)	As Previously Reported on June 30, 2021 10-Q	Adjustment	As Restated
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	19,416,244	(19,416,244)	—
Basic and diluted net income per share, Common stock subject to possible redemption	$—	$—	$—
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	5,438,347	$(552,125)	4,886,222
Basic and diluted net income (loss) per share, Non-redeemable common stock	$(0.16)	$0.12	$(0.04)
Basic and diluted weighted average shares outstanding, Redeemable common stock	—	15,633,978	15,633,978
Basic and diluted net income (loss) per share, Redeemable common stock	$—	$(0.04)	$(0.04)
Statement of Changes in Stockholders’ Equity (Deficit) for the three months ended March 31, 2021	As Previously Reported on March 31, 2021 10-Q/A	Adjustment	As Restated
Sale of 20,125,000 units, net of underwriting discounts, initial value of public warrants and other offering costs	$196,241,822	$(196,241,822)	$—
Common stock subject to possible redemption	$(195,341,848)	$195,341,848	$—
Accretion for Class A Common Stock to Redemption amount	$—	$(5,008,178)	$(5,008,178)
Total stockholders’ equity (deficit)	$5,000,003	$(5,908,152)	$(908,149)
Statement of Changes in Stockholders’ Equity (Deficit) for the three months ended June 30, 2021	As Previously Reported on June 30, 2021 10-Q	Adjustment	As Restated
Change in value of common stock subject to possible redemption	$2,611,026	$(2,611,026)	$—
Total stockholders’ equity (deficit)	$5,000,003	$(8,519,178)	$(3,519,175)
Statement of Cash Flows for the Three Months Ended March 30, 2021 (unaudited)	As Previously Reported on March 31, 2021 10-Q/A	Adjustment	As Restated
Non-Cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$193,588,000	$7,662,000	$201,250,000
Change in value of common stock subject to possible redemption	$1,753,848	$(1,753,848)	$—
Accretion of common stock subject to possible redemption	$—	$5,008,178	$5,008,178

QUANTUM FINTECH ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
Statement of Cash Flows for the Six Months Ended June 30, 2021 (unaudited)	As Previously Reported on June 30, 2021 10-Q	Adjustment	As Restated
Non-Cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$193,588,000	$7,662,000	$201,250,000
Change in value of common stock subject to possible redemption	$(857,178)	$857,178	$—
Accretion of common stock subject to possible redemption	$—	$5,008,178	$5,008,178
NOTE 3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the period ended December 31, 2020, as filed with the SEC on March 31, 2021. The interim results for the three and nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies,

QUANTUM FINTECH ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Two of the more significant accounting estimates included in these condensed financial statements is the determination of the fair value of the warrant liabilities and fair value of the sale of the Founder Shares. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2021 and December 31, 2020.
Marketable Securities Held in Trust Account
At September 30, 2021, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying condensed statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.
Offering Costs
Offering costs consisted of legal, and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred in the statements of operations. Offering costs associated with the common stock issued were initially charged to temporary equity and then accreted to common stock subject to redemption upon the completion of the Initial Public Offering. Offering costs amounting to $5,008,178 were charged to stockholders’ equity upon the completion of the Initial Public Offering, and $9,348 of the offering costs were related to the warrant liability and charged to the operating and formation costs in the statement of operations.
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting

QUANTUM FINTECH ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the private warrants was estimated using a Binomial lattice model approach (see Note 10).
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including Common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable common stock resulted in charges against additional paid-in capital and accumulated deficit.
At September 30, 2021, the common stock subject to possible redemption reflected in the condensed balance sheets is reconciled in the following table:
Gross proceeds from the IPO	$201,250,000
Less:
Common stock issuance costs	(5,008,178)
Plus:
Accretion of carrying value to redemption value	5,008,178
Common stock subject to possible redemption	$201,250,000
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences

QUANTUM FINTECH ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The effective tax rate differs from the statutory tax rate of 21% for the three and nine months ended September 30, 2021, due to the valuation allowance recorded on the Company’s net operating losses.
Net income (Loss) per Common Stock
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per common stock is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. The Company applies a two-class method in calculating earnings per share. Accretion associated with the redeemable shares of common stock is excluded from earnings (loss) per share as the redemption value approximates fair value.
The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 16,215,625 shares of common stock in the aggregate. As of September 30, 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stocks and then share in the earnings of the Company. As a result, diluted net income (loss) per common stock is the same as basic net income (loss) per common stock for the periods presented.

QUANTUM FINTECH ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
The following table reflects the calculation of basic and diluted net loss per common stock (in dollars, except share amounts):
	Three Months Ended September 30, 2021		Nine Months Ended September 30, 2021
	Redeemable	Non-redeemable	Redeemable	Non-redeemable
Basic and diluted net loss per common stock
Numerator:
Allocation of net loss	$(739,330)	$(184,833)	$(1,392,236)	$(400,691)
Denominator:
Basic and diluted weighted average shares outstanding	20,125,000	5,031,250	17,147,436	4,935,096
Basic and diluted net loss per share of common stock	$(0.04)	$(0.04)	$(0.08)	$(0.08)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Deposit Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature, except for warrant liabilities (see Note 10).
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Recent Accounting Standards
In August 2020, the FASB issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including

QUANTUM FINTECH ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.
NOTE 4.   PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 20,125,000 Units, inclusive of 2,625,000 Units sold to the underwriters on February 12, 2021 upon the underwriters’ election to fully exercise their over-allotment option, at a purchase price of $10.00 per Unit. Each Unit will consist of one share of common stock and one redeemable warrant (“Public Warrant”). Each Public Warrant will entitle the holder to purchase one-half share of common stock at an exercise price of $11.50 per share (see Note 9).
NOTE 5.   PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, Quantum Ventures purchased 4,450,000 Private Warrants and Chardan Quantum purchased 1,112,500 Private Warrants, in each case, at a price of $1.00 per Private Warrant, for an aggregate purchase price of $5,562,500, in a private placement. On February 12, 2021, in connection with the underwriters’ election to fully exercise their over-allotment option, the Company sold an additional 590,625 Private Warrants to the Co-Sponsors, at a price of $1.00 per Private Warrant, generating gross proceeds of $590,625. Each Private Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per full share, subject to adjustment (see Note 9). The proceeds from the Private Warrants were added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).
NOTE 6.   RELATED PARTY TRANSACTIONS
Founder Shares
On October 23, 2020, Quantum Ventures purchased 4,312,500 shares (the “Founder Shares”) of the Company’s common stock for an aggregate price of $25,000. In January 2021, Quantum Ventures sold 813,500 Founder Shares to Chardan Quantum and 35,000 Founder Shares to each of the Company’s directors and director nominees, in each case at the original price per share, resulting in Quantum Ventures holding a balance of 3,254,000 Founder Shares. On February 4, 2021, the Company effected a stock dividend of 718,750 shares with respect to its common stock, resulting in the initial stockholders holding an aggregate of 5,031,250 Founder Shares. The Founder Shares included an aggregate of up to 656,250 shares that were subject to forfeiture. As a result of the underwriters’ election to fully exercise their over-allotment option on February 12, 2021, no Founder Shares are currently subject to forfeiture.
At the time of the Initial Public Offering, the initial stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until (1) with respect to 50% of the Founder Shares, the earlier of nine months after the completion of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after a Business Combination and (2) with respect to the remaining 50% of the Founder Shares, nine months after the completion of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange

QUANTUM FINTECH ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
their shares of common stock for cash, securities or other property. If the Company seeks stockholder approval in connection with a Business Combination, the Co-Sponsors have agreed to vote its their Founder Shares and any Public Shares purchased during or after the Initial Public Offering (a) in favor of approving a Business Combination and (b) not to redeem any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination.
The sale of the Founders Shares to the Company’s directors and director nominees is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 245,000 shares granted to the Company’s directors and director nominees was $1,462,650 or $5.97 per share. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of September 30, 2021, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares.
Administrative Services Agreement
The Company agreed, commencing on February 4, 2021, to pay Quantum Ventures a total of $10,000 per month for office space, utilities and secretarial support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three and nine months ended September 30, 2021, the Company incurred and paid $30,000 and $80,000, respectively, in fees for these services, which are included in the operating and formation costs in the accompanying condensed statements of operations.
Promissory Note — Related Party
On October 1, 2020, the Company issued an unsecured promissory note to Quantum Ventures (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $200,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) January 31, 2021 and (ii) the completion of the Initial Public Offering. As of September 30, 2021 and December 31, 2020, there was no balance and $130,100, respectively, outstanding under the Promissory Note. The outstanding amount of $154,057 was repaid at the closing of the Initial Public Offering on February 9, 2021.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, Quantum Ventures or an affiliate of Quantum Ventures, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

QUANTUM FINTECH ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
In September 2021, the Sponsor committed to provide the Company an aggregate of $2,000,000 in loans in connection with the Working Capital Loans. Through the date of this filing, there have been no amounts advanced to the Company under the Working Capital Loans.
NOTE 7.   COMMITMENTS
Registration Rights
Pursuant to a registration rights agreement entered into on February 4, 2021, the holders of the Founder Shares, as well as the holders of the Private Warrants (and underlying securities) and any warrants issued in payment of Working Capital Loans made to Company (and underlying securities) will have registration and stockholder rights pursuant to an agreement to be signed prior to or on the effective date of the Initial Public Offering. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Warrants (and underlying securities) can elect to exercise these registration rights at any time after the consummation of a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The registration and stockholder rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option to purchase up to 2,625,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On February 12, 2021, the underwriter’s elected to fully exercise the over-allotment option to purchase an additional 2,625,000 Public Units at a price of $10.00 per Public Unit.
Business Combination Marketing Agreement
The Company engaged the underwriters as advisors in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’s attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the potential Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay the underwriters the marketing fee for such services upon the consummation of our initial business combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the Initial Public offering or $7,043,750.
NOTE 8.   STOCKHOLDERS’ EQUITY
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.
Common stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share. At September 30, 2021, there were 25,156,250 shares of common stock issued and outstanding, including

QUANTUM FINTECH ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
20,125,000 shares of common stock subject to possible redemption which are presented as temporary equity. At December 31, 2020, there were 5,031,250 shares of common stock issued and outstanding.
NOTE 9.   WARRANTS
As of September 30, 2021, there are 10,062,500 Public Warrants outstanding that are classified and accounted for as equity instruments. The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination or (b) one year from the closing of the Initial Public Offering. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within 120 days from the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
Once the warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
at any time after the warrants become exercisable;

•
upon not less than 30 days’ prior written notice of redemption;

•
if, and only if, the reported last sale price of the shares of common stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders; and

•
if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if (x) the Company issues additional common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares or Private Warrants held by the initial stockholders or their affiliates, as applicable, prior to such issuance) (the “Newly Issued

QUANTUM FINTECH ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and Newly Issued Price, and the $16.50 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 165% of the higher of the Market Value and the Newly Issued Price.
As of September 30, 2021, there are 6,153,125 Private Warrants to purchase an equal number of common shares that are outstanding that are classified and accounted for as derivative liabilities. Under this accounting treatment, the Company is required to measure the fair value of the Private Warrants at the end of each reporting period as well as re-evaluate the treatment of the Private Warrants and recognize changes in the fair value from the prior period in the Company’s operating results for the current period. The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (i) each private warrant is exercisable for one share of common stock at an exercise price of $11.50 per share, the Private Warrants and the shares of common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or saleable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 10.   FAIR VALUE MEASUREMENTS
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
At September 30, 2021, assets held in the Trust Account were comprised of $201,285,500 in money market funds which are primarily invested in U.S. Treasury securities. During the three and nine months ended September 30, 2021, the Company did not withdraw any interest income from the Trust Account.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

QUANTUM FINTECH ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
Description	Level	September 30, 2021
Assets:
Marketable securities held in Trust Account	1	$201,285,500
Liabilities:
Warrant liability – Private Warrants	3	$3,363,298
The Private Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statements of operations.
The Private Placement Warrants were initially and as of the end of each subsequent report period, valued using a lattice model, specifically a binomial lattice model incorporating the Cox-Ross-Rubenstein methodology, which is considered to be a Level 3 fair value measurement. The primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of our common stocks. The expected volatility of the Company’s ordinary shares was determined based on the implied volatility of the Public Warrants.
The key inputs into the binomial lattice model for the Private Warrants were as follows:
Input	February 9, 2021 (Initial Measurement) and February 12, 2021 (over-allotment exercise)	September 30, 2021
Market price of public shares	$9.39	$9.85
Risk-free rate	0.54%	0.94%
Dividend yield	0.00%	0.00%
Volatility	14.1%	11.3%
Exercise price	$11.50	$11.50
Effective expiration date	6/20/26	6/21/26
The following table presents the changes in the fair value of warrant liabilities:
Private Placement
Fair value as of January 1, 2021	$—
Initial measurement on February 9, 2021	3,448,750
Exercising of underwriters’ over-allotment on February 12, 2021	366,188
Change in valuation inputs or other assumptions	(451,640)
Fair value as of September 30, 2021	$3,363,298
There were no transfers between levels during the three and nine months ended September 30, 2021.
NOTE 11.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, other than as

QUANTUM FINTECH ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.
Merger Agreement
On November 4, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, TradeStation Group, Inc., a Florida corporation (“TradeStation”), and TSG Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of TradeStation (“Merger Sub”). The Merger Agreement was unanimously approved by the Company’s board of directors. If the Merger Agreement is approved by the Company’s stockholders, and the transactions contemplated by the Merger Agreement are consummated, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of TradeStation (the “TradeStation Business Combination”).
Prior to the closing of the TradeStation Business Combination (the “Closing”), TradeStation will undergo a pre-closing reorganization which will result in there being 163,898,232 shares of common stock of TradeStation (“TradeStation Common Stock”) issued and outstanding, all held by Monex Group, Inc. (“Monex”), the sole shareholder of TradeStation. At the Closing, Monex will retain 129,750,000 shares of TradeStation Common Stock and deliver 34,148,232 shares of TradeStation Common Stock to an escrow agent (the “Monex Earn Out Shares”). The Monex Earn Out Shares will be released to Monex upon certain milestones (based on the achievement of certain price targets of TradeStation Common Stock following the Closing). In the event such milestones are not met within five years of the Closing, the Monex Earn Out Shares will be automatically released to TradeStation for cancellation. In addition, at the Closing, certain Sponsors (as defined below) will deliver to the escrow agent an aggregate of 798,894 shares of TradeStation Common Stock that such Sponsors would otherwise receive as consideration in the Merger (the “Sponsor Earn Out Shares,” and together with the Monex Earn Out Shares, the “Earn Out Shares”). The Sponsor Earn Out Shares will be subject to the same milestones as the Monex Earn Out Shares. In the event such milestones are not met within five years of the Closing, the Sponsor Earn Out Shares will be automatically released to TradeStation for cancellation.
In connection with the Closing, (i) each share of the Company’s common stock (“Company Common Stock”) that (x) is held by Quantum Ventures LLC and Chardan Quantum LLC and the Company’s directors and officers (collectively, the “Sponsors”) after taking into effect the forfeitures described below or (y) was acquired pursuant to the Subscription Agreements (as further described below), will be converted into one share of TradeStation Common Stock, (ii) each share of Company Common Stock (other than the shares referred to in clause (i)) that is outstanding and has not been redeemed will be converted into a number of shares of TradeStation Common Stock equal to (A) the sum of (1) the number of public shares outstanding for which holders have not elected redemption as of immediately prior to the Closing and (2) 750,000 divided by (B) the number of public shares outstanding for which holders have not elected redemption immediately prior to the Closing.
Each outstanding warrant to purchase Company Common Stock (“Company Warrant”) will become a warrant to purchase TradeStation Common Stock, with each such warrant exercisable for the number of shares of TradeStation Common Stock the holder of the Company Warrant would have received in the Merger if it exercised the Company Warrant immediately prior to the Merger.
Subscription Agreements
Additionally, the Company and TradeStation entered into subscription agreements (collectively, the “Subscription Agreements”), each dated as of November 4, 2021, with certain investors (collectively, the “PIPE Investors”) pursuant to which, among other things, the Company agreed to issue and sell, in private placements to close immediately prior to the Closing, an aggregate of 12,500,000 shares of the Company’s

QUANTUM FINTECH ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
common stock for $10.00 per share (the “Company PIPE Shares”), including 5,000,000 shares to Monex. The PIPE Investment will be consummated substantially concurrently with the Closing, subject to the terms and conditions contemplated by the Subscription Agreements. The Company PIPE Shares will be converted in the Merger into an equal number of shares of TradeStation Common Stock.
TradeStation will assume upon Closing the Company’s obligation to file, within 15 calendar days of Closing (the “Filing Deadline”), a registration statement registering the resale of such common stock and will use commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) forty-five (45) calendar days (or ninety (90) calendar days if the SEC notifies the Company that it will “review” the registration statement) following the Filing Deadline and (ii) the third (3rd) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.
Sponsor Support Agreement
Additionally, the Company entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”) with TradeStation, Monex and the initial stockholders, pursuant to which, among other things, the initial stockholder agreed to vote any of the shares of Company Common Stock held by them in favor of the TradeStation Business Combination and not to redeem any such shares at the special meeting of stockholders to be held in connection with the TradeStation Business Combination. In addition, the insiders agreed not to transfer (i) their TradeStation common stock following the closing, subject to certain exceptions, until the earlier of (A) (1) in the case of Co-Sponsors, 12 months from closing and (2) in the case of the Company’s directors and officers, 6 months from closing and (B) subsequent to the closing, the date on which the last reported sale price of TradeStation common stock exceeds $12.50 per share for 20 out of any 30 consecutive trading days and (ii) their TradeStation warrants following the closing, subject to certain exceptions, until the earlier of (A) 30 days from closing and (B) February 4, 2022.

Report of Independent Registered Public Accounting Firm
To the Shareholder and Board of Directors
TradeStation Group, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated statements of financial condition of TradeStation Group, Inc. and subsidiaries (the Company) as of March 31, 2021 and 2020, the related consolidated statements of income, changes in shareholder’s equity, and cash flows for each of the years in the three year period ended March 31, 2021, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the three year period ended March 31, 2021, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2021.
Miami, Florida
December 23, 2021

TRADESTATION GROUP, INC.
Consolidated Statements of Financial Condition
(In thousands, except share data)
	March 31,
	2021	2020
ASSETS
Cash and cash equivalents	$84,399	$128,066
Cash and investments segregated under federal regulations and other	2,808,981	2,072,175
Receivables from brokers, dealers, clearing organizations and clearing agents	90,245	79,266
Securities borrowed	335,057	266,839
Receivables from brokerage customers, net (net of allowance for credit losses of $138 and $269)	219,839	56,023
Cryptocurrency assets	319,408	7,427
Stablecoin assets	1,050	100
Cryptocurrency assets loaned	8,156	—
Pledged stablecoin assets	94,750	7,000
Due from affiliated companies	1,630	2,162
Property and equipment, net	42,439	39,691
Goodwill and intangible assets, net	158,316	167,258
Right-of-use assets, net	16,073	8,496
Other assets	16,520	14,843
Total assets	$4,196,863	$2,849,346
LIABILITES AND SHAREHOLDER’S EQUITY
Liabilities:
Payables to brokers, dealers and clearing organizations	$3,791	$3,749
Securities loaned	531,818	289,205
Payables to brokerage customers	2,795,154	2,089,346
Cryptocurrency and stablecoin payables to customers	153,601	2,016
Cryptocurrency collateral received on stablecoin assets lending	189,386	9,724
Cash collateral received on cryptocurrency assets lending	—	11,900
Operating lease liabilities	18,342	10,741
Notes payable	203,000	174,000
Deferred income taxes, net	18,124	14,221
Other liabilites	39,912	23,401
Due to affiliated companies	413	1,511
Total liabilities	3,953,541	2,629,814
COMMITMENTS AND CONTINGENCIES (see Note 15)
Shareholder’s equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized, 1,000 issued and outstanding	—	—
Additional paid-in capital	171,278	171,278
Retained earnings	72,044	48,254
Total shareholder’s equity	243,322	219,532
Total liabilities and shareholder’s equity	$4,196,863	$2,849,346
See accompanying notes to consolidated financial statements

TRADESTATION GROUP, INC.
Consolidated Statements of Income
(In thousands, except share data and per share amounts)
	Year Ended March 31,
	2021	2020	2019
Revenues:
Trading-related revenue	$170,046	$113,231	$105,610
Subscription and other revenue	8,771	10,051	12,647
Total non-interest income	178,817	123,282	118,257
Interest income	43,131	68,131	67,593
Interest expense	(3,296)	(2,774)	(1,719)
Net interest income	39,835	65,357	65,874
Total net revenues	218,652	188,639	184,131
Expenses:
Employee compensation and benefits	74,297	69,066	65,157
Cost of services provided	33,493	31,168	28,253
Communications	14,191	12,488	9,980
Marketing	17,395	11,049	11,415
Professional services	6,321	4,679	5,284
Occupancy and equipment	13,439	11,332	10,146
Depreciation and amortization of property and equipment	10,130	9,947	9,114
Amortization of intangibles	8,942	8,874	8,778
Interest expense on borrowings	3,070	4,409	4,590
Other expense (income)	4,741	13,186	6,601
Total expenses	186,019	176,198	159,318
Income before income taxes	32,633	12,441	24,813
Income tax expense	8,843	2,164	6,217
Net income	$23,790	$10,277	$18,596
Net income per common share, basic and diluted	$23,790	$10,277	$18,596
Weighted-average common shares outstanding, basic and diluted	1,000	1,000	1,000
See accompanying notes to consolidated financial statements

TRADESTATION GROUP, INC.
Consolidated Statements of Shareholder’s Equity
(In thousands, except share data)
	Preferred stock		Common stock		Additional paid-in capital	Retained earnings	Total
	Shares	Amount	Shares	Amount
Balance as of March 31, 2018	—	$—	1,000	$—	$171,278	$19,381	$190,659
Net income	—	—	—	—	—	18,596	18,596
Balance as of March 31, 2019	—	—	1,000	—	171,278	37,977	209,255
Net income	—	—	—	—	—	10,277	10,277
Balance as of March 31, 2020	—	—	1,000	—	171,278	48,254	219,532
Net income	—	—	—	—	—	23,790	23,790
Balance as of March 31, 2021	—	$—	1,000	$—	$171,278	$72,044	$243,322
See accompanying notes to consolidated financial statements

TRADESTATION GROUP, INC.
Consolidated Statements of Cash Flows
(In thousands)
	Year Ended March 31,
	2021	2020	2019
Cash flows from operating activities:
Net income	$23,790	$10,277	$18,596
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred tax expense	3,903	2,041	6,182
Depreciation and amortization	19,072	18,821	17,892
Loss on disposal of property and equipment	157	1,996	588
Impairment loss on cryptocurrency assets	25,334	13,614	—
Gain on cryptocurrency assets	(28,209)	(9,460)	—
Fair value adjustment on derivatives	—	63	(7,067)
Other, net	—	(3)	(14)
Changes in operating assets and liabilities:
Investments segregated under federal regulations and other	55,687	299,876	51,167
Receivables from brokers, dealers, clearing organizations and clearing agents	(10,980)	(14,659)	26,781
Securities borrowed	(68,218)	110,724	(176,525)
Receivables from brokerage customers, net	(163,816)	30,221	8,734
Stablecoins	13,602	—	—
Pledged stablecoin assets	(87,750)	(7,000)	—
Cash collateral received on cryptocurrency assets lending	(11,900)	11,900	—
Due from/to affiliated companies, net	(565)	(1,616)	1,437
Other assets	(2,361)	3,786	(1,841)
Payable to brokers, dealers and clearing organizations	227	772	(326)
Securities loaned	242,613	(24,743)	153,024
Payables to brokerage customers	705,808	21,980	41,176
Other liabilities	16,322	5,800	(1,950)
Net cash provided by operating activities	732,716	474,390	137,854
Cash flows from investing activities:
Purchase of property and equipment	(2,884)	(2,982)	(1,441)
Capitalized internally developed software	(9,130)	(9,318)	(9,174)
Cash paid in business acquisition, net of cash and cash equivalents acquired	—	(1,500)	—
Other, net	(874)	(1,200)	(117)
Net cash used in investing activities	(12,888)	(15,000)	(10,732)
Cash flows from financing activities:
Proceeds from notes payable	97,000	54,000	32,000
Repayment of notes payable	(68,000)	(9,000)	(43,000)
Net cash provided by (used in) financing activities	29,000	45,000	(11,000)
Net increase in cash, cash equivalents and cash segregated	748,828	504,390	116,122
Cash, cash equivalents and cash segregated at beginning of year	2,074,555	1,570,165	1,454,043
Cash, cash equivalents and cash segregated at end of year	$2,823,383	$2,074,555	$1,570,165
Cash and cash equivalents at end of year	84,399	128,066	72,993
Cash segregated at end of year	2,738,984	1,946,489	1,497,172
Cash, cash equivalents and cash segregated at end of year	$2,823,383	$2,074,555	$1,570,165
Supplemental cash flow information and noncash activity:
Cash paid for interest	$7,326	$7,863	$5,892
Cash paid for taxes	$795	$34	$34
Cash paid for leases	$2,574	$3,429	—
Lease liabilities arising from obtaining right-of-use assets	$10,270	$14,055	—
See accompanying notes to consolidated financial statements

TRADESTATION GROUP, INC.
Notes to Consolidated Financial Statements
(1)
Description of Business

TradeStation Group, Inc. (together with its subsidiaries, the “Company” or “TradeStation”), a Florida corporation formed in 2000, is the successor to a trading software company that was formed in 1982. TradeStation became a wholly owned subsidiary of Monex Group, Inc. (“Monex” or “Parent Company”) in 2011. Monex is headquartered in Minato-ku, Tokyo and listed on Section One of the Tokyo Stock Exchange.
The Company’s core offering is online investment and trading, including regulated brokerage services, for individuals (many of whom are active traders) and certain types of institutional customers across numerous asset classes, including stocks, exchange-traded funds, equity options, futures and futures options contracts, and cryptocurrencies (which were added as an offered asset class in November 2019). The Company’s branded trading platforms seamlessly integrate strategy trading software tools, historical and streaming real-time market data, and electronic order-routing and execution, and include automated and manual advanced order placement capabilities and numerous advanced charting and analytics features. The Company also offers investment education services to support its core offering and, beginning in 2019, as a separate service.
The Company’s wholly owned subsidiaries include:
TradeStation Securities, Inc., a Florida corporation, is a self-clearing broker-dealer and Futures Commission Merchant (“FCM”) for self-directed investors and traders that carries customer accounts. It is licensed as a broker-dealer under the Securities Exchange Act of 1934 and as a FCM under the Commodity Exchange Act and is a member of the Financial Industry Regulatory Authority (together with the Securities and Exchange Commission (“SEC”), its primary regulator for securities), CME Group (together with the Commodity Futures Trading Commission (“CFTC”), its primary regulator for futures), and the National Futures Association, and a member of numerous equities and futures exchanges.
TradeStation Crypto, Inc., a Florida corporation, provides an online brokerage service for self-directed cryptocurrency investors and traders and engages in cryptocurrency and stablecoin lending to institutional borrower counterparties. TradeStation Crypto is registered with the Financial Crimes Enforcement Network as a money services business and numerous state agencies which regulate money transmitter, money services, and digital currencies businesses.
TradeStation Technologies, Inc., a Florida corporation, and TradeStation Global Services, S.A., a Costa Rica private company, each develop software and information technology (“IT”) products and systems, and offer software/IT maintenance and support, for its affiliates. TradeStation Technologies also provides subscription services to end users and software licensing and support to unaffiliated brokerage firms outside of the United States.
TradeStation International Ltd, a company organized under the laws of England and Wales, authorized and regulated by the UK Financial Conduct Authority, introduces or refers to its U.S.-based affiliates and, at times, to non-affiliated brokerage firms, customers who reside in certain countries outside of the United States.
You Can Trade, Inc., a Florida corporation, is an online media publication service that provides investment educational content, ideas and demonstrations and a social community to subscription customers and registered users.
(2)
Summary of Significant Accounting Policies

The following is a summary of significant accounting policies adhered to in the preparation of the consolidated financial statements:
Principles of Consolidation
The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and pursuant to the rules and regulations

TRADESTATION GROUP, INC.
Notes to Consolidated Financial Statements
of the SEC. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.
Segment Information
Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (the “CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the Company’s CODM. The CODM reviews financial information presented on a global consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. The Company has determined that it operates as one operating segment and one reportable segment.
Use of Estimates
The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect certain amounts reported in the consolidated financial statements and accompanying notes. These estimates and assumptions are based on judgment, historical experience, and best available information at the time, and actual results could differ significantly from those estimates.
Foreign Currency Translation
Management has determined that the functional currency of subsidiaries in the United Kingdom and Costa Rica is the U.S. dollar. Accordingly, monetary accounts maintained in currencies other than the U.S. dollar are re-measured into U.S. dollars in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 830, “Foreign Currency Matters.” Therefore, the effects of foreign currency translation adjustments arising from differences in exchange rates from period to period are reflected in other expense (income) on the consolidated statements of income.
Cash and Cash Equivalents
Cash and cash equivalents consist primarily of deposits with banks and highly liquid financial instruments with maturities of three months or less (when purchased) that are not segregated for regulatory purposes (see Cash and Investments Segregated under Federal Regulations and Other) or to meet margin requirements at clearinghouses (see Receivables from and Payables to Brokers, Dealers, Clearing Organizations and Clearing Agents).
Cash and Investments Segregated under Federal Regulations and Other
The Company is obligated by rules mandated by two of its primary regulators, the SEC and the CFTC, to set aside cash or qualified securities to satisfy regulations promulgated to protect customer assets. As of March 31, 2021 and 2020, cash and investments segregated under federal regulations and other included $2.74 billion and $1.95 billion of segregated cash and $70.0 million and $125.7 million of U.S. Treasuries, respectively. Included in segregated cash as of March 31, 2021 and 2020 was $115.1 million and $37.9 million, respectively, of collateral related to the Company’s fully paid lending program.
Unrealized gains and losses on investments segregated under federal regulations are reflected in subscription and other revenues on the consolidated statements of income.
Receivables from and Payables to Brokers, Dealers, Clearing Organizations and Clearing Agents
Receivables from brokers, dealers, clearing organizations and clearing agents include deposits with clearing organizations, receivables from market making broker-dealers and exchanges related to payments for order flow or similar rebates, and amounts receivable for securities not delivered by the Company to the

TRADESTATION GROUP, INC.
Notes to Consolidated Financial Statements
purchaser by the settlement date (“fails to deliver”). The Company earns interest on the deposits with clearing organizations which is included as interest income in the consolidated statements of income. As the Company has not experienced historic defaults, there is not an expectation of credit losses for these arrangements.
Payables to brokers, dealers and clearing organizations include amounts from unsettled futures trades and options on futures trades executed on behalf of customers, clearing and exchange fees, and amounts payable for securities not received by the Company from a seller by the settlement date (“fails to receive”). See Note 3 — Receivables from and Payables to Brokers, Dealers, Clearing Organizations and Clearing Agents.
Securities Borrowed and Securities Loaned
Securities borrowed transactions require the Company to deliver collateral to the counterparty in the form of cash. The Company receives collateral in the form of cash for securities loaned transactions. The amount of cash delivered or received is generally greater than the market value of the securities. These transactions are accounted for as collateralized financings and are recorded at the amount of cash collateral delivered or received, plus accrued interest, in the consolidated statements of financial condition.
The Company earns interest on the cash collateral received from counterparties. Additional revenue or expense can be earned or incurred for lending certain securities based on demand for that security. Those fees earned or incurred on securities borrowed and securities loaned transactions are recorded in interest income or interest expense on the consolidated statements of income.
All securities borrowed and securities loaned transactions have an open contractual term and, upon notice by either party, may be terminated within three business days. The Company manages risks associated with securities lending and borrowing activities by requiring credit approvals for counterparties, continually monitoring the market value of securities loaned and the collateral values of securities borrowed each day (and requiring additional cash as collateral for securities loaned or return of collateral for securities borrowed, when necessary), and by participating in a risk-sharing program offered through the Options Clearing Corporation. The securities loaned and securities borrowed transactions are subject to an industry-standard Master Securities Loan Agreement (“MSLA”) with other broker-dealers. The Company applies the practical expedient based on collateral maintenance provisions in estimating an allowance for credit losses for securities borrowed receivables.
Receivables from Brokerage Customers, Net, and Payables to Brokerage Customers
Receivables from brokerage customers consist primarily of margin loans to brokerage customers, which are carried at the amount of cash loaned to (and receivable from) the customer, net of an allowance for credit losses, in the consolidated statements of financial condition. Margin loans are collateralized by the securities held in customers’ accounts. The Company monitors margin levels and requires customers to provide additional collateral, or reduce margin positions, to meet the minimum collateral requirements if the fair value of the collateral changes. This collateral is not reflected in the consolidated statements of financial condition.
The Company applies the practical expedient based on collateral maintenance provisions in estimating an allowance for credit losses for margin loans. An allowance for credit losses on unsecured or partially secured receivables from brokerage customers is estimated based on the aging of those receivables. Unsecured balances that are related to confirmed cases of fraud are reserved for immediately. The allowance for credit losses for receivables from brokerage customers was not material for the periods presented. See Note 5 — Receivables from Brokerage Customers, Net.
Payables to brokerage customers consist primarily of customers’ cash held in brokerage accounts which is carried at the amount of customer cash on deposit and futures customers’ gains and losses on open trades. During the year ended March 31, 2021, 2020 and 2019, neither the Company nor its commodities customers engaged in cleared swaps transactions under section 4d(f) of the Commodity Exchange Act.

TRADESTATION GROUP, INC.
Notes to Consolidated Financial Statements
Collateral
The Company receives collateral in connection with margin and securities lending arrangements, including fully paid lending arrangements. The Company is permitted to pledge securities held as collateral to enter into securities loaned transactions, to effectuate short sales by customers, to make delivery on customers’ securities failed to deliver, and to satisfy possession or control requirements.
The amount of collateral received in connection with margin loans that is permitted to be repledged is approximately 140% of margin loan balances based on federal regulations. The fair value of collateral received in connection with securities borrowed and fully paid lending is permitted to be repledged. For further discussion, see Offsetting of Financial Assets and Liabilities under Note 10 — Financial Instruments.
Allowance for Credit Losses
On April 1, 2020, the Company adopted FASB ASC Topic 326, “Financial Instruments — Credit Losses” (“ASC Topic 326”) which replaces the incurred loss methodology with the current expected credit loss (“CECL”) methodology. ASC Topic 326 applies to financial assets measured at amortized cost, held-to-maturity debt securities, and off-balance sheet credit exposures. For on-balance sheet assets, an allowance must be recognized at the origination or purchase of in-scope assets and represents the expected credit losses over the contractual life of those assets. Expected credit losses on off-balance sheet credit exposures must be estimated over the contractual period the Company is exposed to credit risk as a result of a present obligation to extend credit.
The Company adopted ASC Topic 326 using the modified retrospective approach for all in-scope assets, which did not result in an adjustment to the opening balance in retained earnings. Results for reporting periods beginning after April 1, 2020 are presented under ASC Topic 326 while prior periods continue to be reported in accordance with previously applicable U.S. GAAP. The impact to the current period is not material since the Company’s in-scope assets are primarily subject to collateral maintenance provisions for which the Company elected to apply the practical expedient of reporting the difference between the fair value of collateral and the amortized cost for the in-scope assets as the allowance for current expected credit losses. The Company’s in-scope assets included margin loans, securities lending activities, and receivables from deposits with clearing organizations.
The Company adopted the new standard on its effective date of April 1, 2020 using a modified retrospective approach. This adoption did not have a material impact on the Company’s financial condition, results of operations or cash flows.
Credit losses associated with margin loans, securities lending activities and receivables from deposits with clearing organizations are not expected to be material. The Company performs periodic credit evaluations and provides allowances for potential credit losses, as considered necessary, based upon its assessment of specifically identified unsecured receivables and other factors.
Cryptocurrency Assets, Stablecoin Assets, and Cryptocurrency Assets Loaned
The Company holds positions in the following cryptocurrencies: Bitcoin (BTC), Bitcoin Cash (BCH), Ether (ETH), Litecoin (LTC), and XRP. In December 2020, the Company discontinued supporting deposits and trading in XRP but has continued to allow customers to withdraw their XRP assets from their accounts with the Company.
The Company also holds positions in the stablecoin USD Coin (USDC), which is a cryptocurrency, but is considered a financial instrument in accordance with ASC Topic 825, “Financial Instruments,”, as it gives rise to a contract with Circle Internet Financial, Inc. (“Circle”), the entity which holds U.S. Dollar (“USD”) or equivalent reserves for each USDC. The Company has the right to redeem USD for each USDC on a one-to-one basis, and Circle has the obligation to redeem the USDC in exchange for USD on

TRADESTATION GROUP, INC.
Notes to Consolidated Financial Statements
that basis. These stablecoins are recognized in the consolidated statements of financial condition within stablecoin assets and are recognized at fair value.
Cryptocurrency and stablecoin are held to pay blockchain fees and interest payments to the Company’s customers (“Firm Assets”), are received and held as collateral under cryptocurrency and stablecoin lending arrangements (“Collateral Assets”) and are received and held for the benefit of the Company’s customers (“Customer Assets”). All cryptocurrency assets and stablecoin assets are held by the Company on an omnibus basis in wallets with third-party digital wallet custodians. The Company earns commissions as a broker for customer trades in the form of the cryptocurrency traded by the customer which generated the commission.
The Company has the right, under its customer account agreement, to borrow, pledge, repledge, hypothecate, rehypothecate, loan or invest the customer assets unless the customer elects to opt out of this authorization. Cryptocurrency assets held for customers are recorded in the consolidated statements of financial condition as cryptocurrency assets, while stablecoins held for customers are not recognized as assets in the consolidated statements of financial condition.
The Company enters into cryptocurrency lending arrangements (e.g., lending BTC and ETH) with third-party institutional borrowers, typically receiving from the borrower like-kind cryptocurrencies or cash as collateral for those loans. The loans are secured by collateral consisting of assets having a value at the time of the loan that is at least 100% of the value of the assets being loaned. When loaned, the cryptocurrency assets are reclassified to cryptocurrency assets loaned in the consolidated statements of financial condition.
Cryptocurrency assets with no qualifying fair value hedge are recognized as intangible assets with indefinite useful life under ASC Topic 350, “Intangibles Goodwill and Other-General Intangibles Other than Goodwill.” These cryptocurrency assets are recognized in the consolidated statements of financial condition as cryptocurrency assets, initially measured at acquisition cost and subsequent to the initial recognition, are measured at the acquisition cost less impairment losses. The Company uses the market prices quoted on industry-recognized cryptocurrency exchanges at the specific time of the transaction on the transaction date. Cryptocurrency assets with no qualifying fair value hedge are subject to impairment tests on a daily basis. The Company directly performs a quantitative impairment test without a qualitative assessment, as these cryptocurrency assets have a readily determinable market value. When cryptocurrency prices rise, previously recognized impairment losses are not reversed, however, the impairment losses can be offset by gains recognized once sold.
Cryptocurrency assets and cryptocurrency assets loaned that are designated as the hedged item are initially measured at the acquisition cost. Subsequent changes in fair value attributable to the hedged risk are adjusted to the carrying amount of these cryptocurrency assets and recorded in other expense (income) on the consolidated statements of income. Cryptocurrency assets and cryptocurrency assets loaned designated as the hedged item in fair value hedges are measured at fair value on a recurring basis using quoted prices in markets (Level 2). See Note 4 — Cryptocurrency Assets and Cryptocurrency Assets Loaned and Note 9 — Derivatives and Hedging Activities.
Cryptocurrency and Stablecoin Payables to Customers
Cryptocurrency held for the Company’s customers and stablecoins rehypothecated from the Company’s customers are recorded as liabilities for return to the customers. The obligation to return the cryptocurrency and stablecoin assets to the customers represents a hybrid contract with an embedded derivative associated with the cryptocurrency collateral requirements, which is a contingent borrowing/redemption feature triggered by certain fluctuations in the prices of cryptocurrency. The Company accounts for the entire hybrid contract in accordance with ASC Topic 815, “Derivatives and Hedging,” at fair value. Changes in the fair value of the hybrid contract are recognized within other expense (income) on the consolidated statements of income.

TRADESTATION GROUP, INC.
Notes to Consolidated Financial Statements
Pledged Stablecoin Assets, Cash Collateral Received on Cryptocurrency Assets Lending and Cryptocurrency
Collateral Received on Stablecoin Assets Lending
The Company enters into stablecoin lending arrangements with third-party borrowers whereby it lends USDC and receives cryptocurrency, typically BTC or ETH, as collateral. Stablecoin loans are secured by collateral consisting of cryptocurrency assets having, at the time of the loan, a value of at least 100% of the value of the assets that are loaned. These transactions are accounted for as secured borrowings in accordance with ASC Topic 860, “Transfers and Servicing.” The Company recognizes the cryptocurrency collateral received in the consolidated statements of financial condition as cryptocurrency assets and reclassifies the USDC loaned to pledged stablecoin assets.
The Company recognizes the obligation to return the cryptocurrency collateral as cryptocurrency collateral received on stablecoin assets lending on the consolidated statements of financial condition. This obligation represents a hybrid contract with an embedded derivative associated with the cryptocurrency collateral requirements which is a contingent borrowing/redemption feature triggered by fluctuations in the prices of the cryptocurrency. The Company accounts for this separately as a freestanding derivative in accordance with ASC Topic 815, “Derivatives and Hedging,” using the allocation method. The allocation method requires measuring the embedded derivative at fair value. Changes in the fair value of the derivative are recognized within other expense (income) on the consolidated statements of income.
Under both stablecoin and cryptocurrency lending arrangements, the Company requires borrowers to maintain collateral worth at least 100% of the value of the loaned assets, and these collateral requirements periodically call for the addition or return of collateral based on prevailing market prices for the collateral. The credit risk exposure of these lending arrangements is limited by this process of continuously maintaining collateral worth at least 100% of the value of the loaned assets. These lending arrangements may have an open-term (terminable by either party on demand) or a stated maturity date, and the Company earns a fixed percentage of interest. Accrued interest receivable is recorded within other assets in the consolidated statements of financial condition.
Property and Equipment, Net
Property and equipment are stated at cost, less accumulated depreciation and amortization. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are expensed when incurred. Leasehold improvements are capitalized and amortized over the lesser of its useful life or the term of the lease. Upon the sale or retirement of assets, the cost and accumulated depreciation or amortization are removed from the accounts, and any gain or loss is recognized.
The Company evaluates long-lived assets for recoverability whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment losses are recognized if the carrying amount exceeds the sum of the undiscounted cash flows estimated to be generated by those assets. The amount of impairment loss is calculated as the amount by which the carrying value exceeds fair value.
The costs of internally developed software that qualify for capitalization are included in property and equipment. For qualifying internal-use software costs, capitalization begins when all the planning, designing, coding, and testing activities are completed to establish that the product can be produced to meet its design specifications. The costs incurred during analysis stage are expensed as incurred. Technology development costs incurred in the development and enhancement of software used in connection with services provided by the Company that do not otherwise qualify for capitalization treatment as defined above are expensed as incurred. Completed projects, as well as other purchased software, are carried at cost and are amortized on a straight-line basis over their estimated useful lives.
In August 2018, the FASB amended the guidance on accounting for implementation costs incurred in a cloud computing arrangement that is a service contract. The amended guidance aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The

TRADESTATION GROUP, INC.
Notes to Consolidated Financial Statements
Company early adopted the new standard on its effective date of April 1, 2018 and applied the standard prospectively. Implementation costs incurred on and after April 1, 2018 in a cloud computing arrangement that is a service contract are capitalized or expensed in accordance with the accounting guidance, and capitalized costs are amortized over the term of the hosting arrangement. The capitalized implementation costs are included in other assets on the consolidated statements of financial condition and the amortized expenses are recorded in communications on the consolidated statements of income. For additional information on property and equipment, net, see Note 6 — Property and Equipment, Net.
Goodwill and Intangible Assets, Net
In January 2017, the FASB amended the guidance to simplify the test for goodwill impairment by eliminating Step 2 from the goodwill impairment test. The amended guidance requires the Company to perform its annual goodwill impairment test by comparing the fair value of a reporting unit to its carrying amount. An impairment charge would be recognized at the amount by which the carrying amount exceeds the fair value of the reporting unit; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Income tax effects resulting from any tax-deductible goodwill should be considered when measuring the goodwill impairment loss, if applicable. The Company has the option to perform a qualitative assessment to conclude whether it is more likely than not that the carrying amount of the Company exceeds its fair value. The Company adopted the new standard on its effective date of April 1, 2018 and applied the standard prospectively.
Goodwill is recognized as a result of business combinations and represents the excess of the purchase price over the fair value of net tangible assets and identifiable intangible assets. The Company evaluates goodwill for impairment on an annual basis as of January 31 and in interim periods when events or changes indicate the carrying value may not be recoverable. The Company has the option of performing a qualitative assessment of goodwill to determine whether it is more likely than not that the fair value of its goodwill is less than the carrying value. If it is more likely than not that the fair value exceeds the carrying value, then no further testing is necessary; otherwise, the Company must perform a quantitative assessment of goodwill. The Company may elect to bypass the qualitative assessment and proceed directly to performing the quantitative assessment.
Acquired intangible assets with a definite useful life are amortized over their estimated useful lives on a straight-line basis. The Company also evaluates the estimated remaining useful life of its intangible assets and whether events or changes in circumstances warrant a revision to the remaining period of amortization. Intangible assets assessed as having indefinite lives are not amortized but are assessed for indicators that the useful life is no longer indefinite or for indicators of impairment each period. See Note 7 — Goodwill and Intangibles Assets, Net, for additional information.
Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company may use various valuation approaches, including market, income and/or cost approaches.
The fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The fair value hierarchy includes three levels based on the objectivity of the inputs as follows:
Level 1
Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2
Quoted prices for similar assets in an active market, quoted prices in markets that are not considered to be active or financial instruments for which all significant inputs are observable, either directly or indirectly.

TRADESTATION GROUP, INC.
Notes to Consolidated Financial Statements
Level 3
Prices or valuations that require inputs that are both significant to fair value measurement and unobservable.

The availability of observable inputs can vary, and in certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to a fair value measurement requires judgment and consideration of factors specific to the asset or liability. See Note 10 — Financial Instruments for additional information.
Securities, Futures and Cryptocurrency Transactions
Customer securities transactions are recorded on a settlement-date basis, and customer futures transactions are recorded on a trade-date basis. Receivables from and payables to brokerage customers include amounts due on cash and margin transactions, including futures contracts transacted on behalf of customers. Revenues and expenses for customer securities, cryptocurrency, and futures transactions are recorded on a trade-date basis (see Trading-related revenue under Revenue Recognition below). Securities and commodities owned by brokerage customers, including those that collateralize margin loans or similar transactions, are not included in the Company’s consolidated statements of financial condition.
Revenue Recognition
In May 2014, the FASB amended the guidance on revenue from contracts with customers. The new standard outlines a single comprehensive model for entities to apply in accounting for revenue arising from contracts with customers. The amended guidance became effective on April 1, 2018 and the Company adopted the guidance on a modified retrospective basis. This adoption did not have a material impact on the Company’s financial condition, results of operations or cash flows as the satisfaction of performance obligations under the new guidance is materially consistent with the Company’s previous revenue recognition policies. Similarly, the amended guidance did not have a material impact on the recognition of costs incurred to obtain new contracts.
Trading-related revenue
Trading-related revenue consists primarily of brokerage commissions, payments for order flow, and inactivity fees. Commissions and related clearing costs are earned by order execution and trade clearing and settlement for customers in equities, options, futures, and cryptocurrency. Commissions are recorded on a trade date basis as transactions occur since the performance obligation is satisfied at a point in time. Payments for order flow are earned from various market makers and exchanges based upon trading volume and other factors. Order flow revenue is recognized on a trade-date basis as a trade order is routed to the exchange or market maker since the performance obligation is satisfied at a point in time. Inactivity fees are earned when a customer does not meet certain minimum trading or asset balance thresholds and are recognized at a point in time.
Subscription and other revenue
Subscription revenue and other revenue includes subscription fees, data services fees, software license fees and royalties, which are recognized over-time as the services are provided. Subscription and other revenue also include fees for development and support services provided to Parent Company, which are recognized at a point in time when developed software has been delivered. See Note 14 — Related Party Transactions.
Net interest income
Net interest income is recorded on an accrual basis and represents the difference between interest generated on interest earning assets and interest paid on funding sources. Net interest income includes net

TRADESTATION GROUP, INC.
Notes to Consolidated Financial Statements
securities lending proceeds, stablecoin and cryptocurrency lending (net of interest paid to customers), margin lending, and returns on invested customer cash (net of interest, if any, paid to customers) and corporate cash and cash equivalents.
Advertising
Advertising, which is included in marketing expense, is expensed when the initial advertising activity takes place.
Derivatives and Hedging Activities
The Company utilizes derivative instruments to manage risks, which may include market price, interest rate and foreign currency risks. The Company does not use derivative instruments for speculative or trading purposes.
Derivative instruments are carried at fair value on the consolidated statements of financial condition with unrealized gains and losses recorded in the consolidated statements of income.
To mitigate the risk arising from market price volatility of cryptocurrency, the Company adopts fair value hedge accounting and designates qualified derivative instruments as hedging instruments. The Company formally documents the risk management policy and hedging relationships at inception. For each fair value hedge, both the gain or loss on the derivative as well as the offsetting gain or loss on the hedged item attributable to the hedged risk are recognized in other expense (income) on the consolidated statements of income. For additional information, see Note 9 — Derivatives and Hedging Activities and Note 10 — Financial Instruments.
Leases
On April 1, 2019, the Company adopted FASB ASC Topic 842, “Leases,” (“ASC Topic 842”) which requires that a lessee recognize in the statement of financial condition a lease liability and a corresponding right-of-use asset, including for those leases that the Company had classified as operating leases. Upon adoption, the right-of-use asset and the lease liability were measured using the present value of the remaining lease payments. ASC Topic 842 was implemented using a modified retrospective approach, which resulted in no cumulative-effect adjustment in the opening balance of retained earnings as of April 1, 2019. As permitted under ASC Topic 842, the Company adopted the following practical expedients: 1) not to reassess whether an expired or non-lease contract that commenced before April 1, 2019 contained an embedded lease, 2) not to reassess the classification of existing leases, 3) not to determine whether initial direct costs related to existing leases should be capitalized under ASC Topic 842, and 4) not to separate lease and non-lease components.
The Company reviews all relevant contracts to determine if the contract contains a lease at its inception date. A contract contains a lease if the contract conveys to the company the right to control the use of an underlying asset for a period of time in exchange for consideration. If the Company determines that a contract contains a lease, it recognizes, in the consolidated statements of financial condition, a lease liability and a corresponding right-of-use asset on the commencement date of the lease. The lease liability is initially measured at the present value of the future lease payments over the lease term using the rate implicit in the lease or, if not readily determinable, the Company’s incremental borrowing rate. An operating lease right-of-use asset is initially measured at the value of the lease liability minus any lease incentives and initial direct costs incurred plus any prepaid rent.
The Company’s leases are classified as operating leases and consist primarily of real estate leases for office space and data centers. Each lease liability is measured using the Company’s incremental borrowing rate, which is based on an internally developed yield curve using interest rates of third parties’ corporate debt issued with a similar risk profile as the Company and a duration commensurate with the lease term.

TRADESTATION GROUP, INC.
Notes to Consolidated Financial Statements
Leases with an initial term of 12 months or less are not recorded on the statement of financial condition but are recognized as lease expense on a straight-line basis over the applicable lease terms. Operating lease expense is recognized on a straight-line basis over the lease term and is included in occupancy and equipment expense in the Company’s consolidated statements of income.
For additional information, see Note 13 — Leases.
Income Taxes
The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for periods in which the differences are expected to reverse. The effect of changes in tax rates on deferred tax assets and liabilities are recognized in income in the period which includes the enactment date. A valuation allowance is established for deferred tax assets when management determines that it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount, if greater than 50%, likely to be realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. It was determined that there were no material uncertain tax positions considered more likely than not (i.e., greater than 50% likelihood) to be sustained as of March 31, 2021, 2020 and 2019.
Interest and penalties, if any, related to income tax matters are accrued in the income tax expense line item in the period they are incurred. For additional information on income taxes, see Note 12 — Income Taxes.
Comprehensive Income
Comprehensive income is defined as the change in a business enterprise’s equity during a period arising from transactions, events or circumstances relating to non-owner sources. It includes all changes in equity during a period except those resulting from investments by, or distributions to, owners. The Company’s comprehensive income equals net income for the years ended March 31, 2021, 2020 and 2019.
Net Income (Loss) per Common Share
Net income (loss) available to common shareholders represents the numerator used in the computation of basic net income (loss) per common share. The denominators used in the computation of basic net income (loss) per common share are weighted average common shares outstanding for the period. There were 1,000 common shares outstanding for the years ended March 31, 2021, 2020, and 2019. There are no common stock equivalents outstanding to consider for computation of diluted net income per share for the years ended March 31, 2021, 2020 and 2019.
(3)
Receivables from and Payables to Brokers, Dealers, Clearing Organizations and Clearing Agents

Receivables from brokers, dealers, clearing organizations and clearing agents consist of the following (in thousands):
	March 31,
	2021	2020
Deposits with clearing organizations	81,197	74,363
Receivables from order flow	5,557	3,215
Securities failed to deliver to broker-dealers	731	64
Other	2,760	1,624
	$90,245	$79,266

TRADESTATION GROUP, INC.
Notes to Consolidated Financial Statements
The Company is subject to clearing organization and other cash deposit requirements which are, and may continue to be, large in relation to the Company’s total liquid assets. The balances may fluctuate significantly from time to time based upon the nature and size of the customers’ trading activity. As of March 31, 2021 and 2020, deposits with clearing organizations included cash of $61.2 million and $54.4 million, respectively, and U.S. Treasuries of $20.0 million and $20.0 million, respectively.
Payables to brokers, dealers, and clearing organizations consist of the following (in thousands):
	March 31,
	2021	2020
Payables to clearing organizations	3,482	3,671
Payables to brokers-dealers	309	78
	$3,791	$3,749

(4)
Cryptocurrency Assets and Cryptocurrency Assets Loaned

Cryptocurrency assets and cryptocurrency assets loaned consist of the following asset classes (in thousands):
	March 31, 2021
Category	Acquisition Cost	Gains (Losses)	Impairment Losses	Book Value	Fair Value
Firm Assets	$463	$—	$57	$406	$1,399
Collateral Assets	119,931	69,455	—	189,386	189,386
Customer Assets	114,050	16,465	899	129,616	130,902
Assets	$234,444	$85,920	$956	$319,408	$321,687
Assets Loaned	$3,204	$4,952	$—	$8,156	$8,156
	March 31, 2020
Category	Acquisition Cost	Gains (Losses)	Impairment Losses	Book Value	Fair Value
Firm Assets	$239	$—	$91	$148	$181
Collateral Assets	9,327	—	3,385	5,942	9,724
Customer Assets	2,016	—	679	1,337	1,682
Assets	$11,582	$—	$4,155	$7,427	$11,587
The Company recognized $25.3 million and $13.6 million in impairment losses due to the market price decline of cryptocurrency subsequent to acquisition for the years ended March 31, 2021 and 2020, respectively, which is included within other expense (income) in the consolidated statements of income. There were no impairment losses in 2019.
Gains and losses recognized for cryptocurrency assets and cryptocurrency assets loaned, which are designated as the hedged items, are recorded within other expense (income) on the consolidated statements of income. The gain recognized on these hedged items was $90.9 million for the year ended March 31, 2021. Within other expense (income) in the consolidated statements of income, the gain on the hedged items has an offsetting loss of the same amount due to the application of fair value hedge accounting. The net impact on the consolidated statements of income is $0, as depicted and further discussed in Note 9 — Derivatives and Hedging Activities.
(5)
Receivables from Brokerage Customers, Net

Receivables from brokerage customers consist primarily of margin loans to brokerage customers, which are reported at their outstanding principal balance, net of any allowance for credit losses. Margin

TRADESTATION GROUP, INC.
Notes to Consolidated Financial Statements
loans to brokerage customers were $219.8 million and $56.0 million as of March 31, 2021 and 2020, respectively, which included an allowance for expected credit losses of $138 thousand and $269 thousand as of March 31, 2021 and 2020, respectively. Securities owned by brokerage customers are held as collateral for margin loans. Such collateral is not reflected in the consolidated statements of financial condition.
(6)
Property and Equipment, Net

Property and equipment, net, consisted of the following asset classes (in thousands):
		March 31,
	in years	2021	2020
Internally developed Software	7	$61,743	$53,238
Software	3 – 5	15,949	15,275
Computer equipment	3 – 5	26,526	24,423
Furniture and equipment	3 – 7	2,371	4,163
Leasehold improvements	5 – 10	4,981	4,969
Construction-in-progress		4,852	3,748
Total property and equipment		116,422	105,816
Accumulated depreciation and amortization		(73,983)	(66,125)
Total property and equipment, net		$42,439	$39,691
Depreciation and amortization expense related to property and equipment was approximately $10.1 million, $9.9 million and $9.1 million for the years ended March 31, 2021, 2020 and 2019, respectively.
During the year ended March 31, 2020, the Company recognized $2.0 million of impairment upon determining certain internally developed software could no longer be used for the intended purpose. The impairment expense is included in other expense (income) on the consolidated statements of income.
Construction-in-progress includes software in the process of development of $3.8 million and $3.6 million as of March 31, 2021 and 2020 respectively.
(7)
Goodwill and Intangible Assets, Net

Goodwill and intangible assets are primarily the result of the acquisition of the Company by the Parent Company in 2011. For the years ended March 31, 2021 and 2020, goodwill and intangible assets, net included $81.4 million of goodwill and $76.9 million and $85.8 million of intangibles assets, net, respectively.
The following tables outline the Company’s intangibles assets with finite lives:
	March 31, 2021
	Weighted Average Original Useful Life (Years)	Weighted Average Remaining Useful Life (Years)	Gross Amount	Accumulated Amortization	Net Amount
Trademark	17.19	8.17	$17,520	$9,326	$8,194
Customer Lists	17.5	8.25	36,000	19,500	16,500
Technology	17.5	8.25	105,000	56,875	48,125
Educational Contents	3	1.42	20	11	9
Non compete Agreement	3	1.42	250	132	118
			$158,790	$85,844	$72,946

TRADESTATION GROUP, INC.
Notes to Consolidated Financial Statements
	March 31, 2020
	Weighted Average Original Useful Life (Years)	Weighted Average Remaining Useful Life (Years)	Gross Amount	Accumulated Amortization	Net Amount
Trademark	17.19	9.20	$17,520	$8,307	$9,213
Customer Lists	17.5	9.25	36,000	17,500	18,500
Technology	17.5	9.25	105,000	51,042	53,958
Educational Contents	3	1.83	20	4	16
Non compete Agreement	3	1.83	250	49	201
			$158,790	$76,902	$81,888
The table below presents the Company’s expected future amortization of intangible assets (in thousands):
Year Ended March 31,
2022	$8,942
2023	8,890
2024	8,852
2025	8,852
2026	8,852
Thereafter	28,558
Total future amortization expense	$72,946
The Company’s exchange memberships, which represent the right to conduct business on the exchanges, are also included in intangible assets. The exchange memberships have indefinite lives and are recorded at cost and evaluated for impairment as circumstances may warrant. As of March 31, 2021, and 2020, the exchange memberships included in other intangible assets was $4.0 million.
There were no impairments to the carrying value of the Company’s goodwill during the years ended March 31, 2021, 2020 and 2019.
(8)
Notes Payable

The Company maintains external lines of credit with two financial institutions for working capital purposes. As of March 31, 2021 and 2020, the amount of funds available to the Company under the credit lines was $120.0 million. The credit facilities require the Company to maintain annual financial covenants. As of March 31, 2021 and 2020, the Company’s outstanding borrowings under the credit facilities were $80.0 million and $40.0 million, respectively. The weighted average interest rate of all borrowings drawn under the credit facilities was 0.99% and 1.56% as of March 31, 2021 and 2020, respectively, with maturities ranging from April 2021 to August 2021. The Company’s external credit facilities are guaranteed by Parent Company, and in exchange, the Company pays Parent Company a guarantee fee. The total guarantee fees are immaterial for all years presented. See Note 14 — Related Party Transactions for additional information.
Subsequent to March 31, 2021, the amount of funds available to the Company under the external lines of credit was increased to $150.0 million, and maturities of outstanding borrowings were extended to dates ranging from December 2021 to April 2022.
In June 2011, the Company and a Parent Company affiliate, Monex Finance Corporation, entered into a long-term loan agreement for $103.0 million. As of March 31, 2020, the outstanding loan balance was $25.0 million, and the interest rate was 3.43%. This loan was paid in full on June 7, 2020.

TRADESTATION GROUP, INC.
Notes to Consolidated Financial Statements
The Company also maintains a credit facility with Monex Finance Corporation. The facility permits the Company to borrow up to $180.0 million for meeting general financial requirements of the Company’s ordinary business operations. As of March 31, 2021, and 2020, the Company had outstanding balances of $123.0 million and $109.0 million, respectively. The interest rate is agreed upon between the parties on the applicable drawdown date and these loan advances have a maturity date not to exceed six months from the funding date. The weighted average interest rate on these borrowings interest was 1.32% and 2.87% as of March 31, 2021 and 2020, respectively, with maturity ranging from April 2021 to July 2021. In July 2021, the Company received a commitment letter to extend the credit facility to March 31, 2023.
(9)
Derivatives and Hedging Activities

Hybrid instruments
Cryptocurrency payables to customers are included in cryptocurrency and stablecoin payables to customers on the consolidated statements of financial condition. Cryptocurrency collateral received is included in cryptocurrency collateral received on stablecoin assets lending on the consolidated statements of financial condition. Gains and losses recognized for hybrid instruments are included within other expense (income) on the consolidated statements of income.
The following tables present hybrid instruments by accounting designation as of March 31, 2021 (in thousands):
			Hybrid Instruments
	Currency type	Notional (in Currency unit)	Not designated as hedges	Designated as hedges	Carrying Amount
Cryptocurrency payables to customers	BTC	1,752.59	$—	$103,221	$103,221
	ETH	15,750.91	—	30,579	30,579
	LTC	11,462.16	—	2,244	2,244
	BCH	1,328.83	—	710	710
	XRP	3,726,713.16	—	2,139	2,139
			$—	$138,893	$138,893
			Hybrid Instruments
	Currency type	Notional (in Currency unit)	Not designated as hedges	Designated as hedges	Carrying Amount
Cryptocurrency collateral received	BTC	3,159.07	$—	$186,057	$186,057
	ETH	1,715.00	—	3,329	3,329
			$—	$189,386	$189,386
The following tables present hybrid instruments by accounting designation as of March 31, 2020 (in thousands):
			Hybrid Instruments
	Currency type	Notional (in Currency unit)	Not designated as hedges	Designated as hedges	Carrying Amount
Cryptocurrency payables to customers	BTC	1,725.22	$1,711	$—	$1,711
	ETH	626.74	116	—	116
	LTC	590.63	30	—	30
	BCH	101.81	22	—	22
	XRP	586,870.91	137	—	137
			$2,016	$—	$2,016

TRADESTATION GROUP, INC.
Notes to Consolidated Financial Statements
			Hybrid Instruments
	Currency type	Notional (in Currency unit)	Not designated as hedges	Designated as hedges	Carrying Amount
Cryptocurrency collateral received	BTC	1,501.83	$9,724	$—	$9,724
Fair value hedges
For hybrid instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative instrument as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings. For the year ended March 31, 2021, the Company included the gain or loss on the hedged items (that is, cryptocurrency assets and cryptocurrency assets loaned) in the same line item as the offsetting loss or gain on the related cryptocurrency indexation as follows (in thousands):
Gains (losses) on
Hybrid instruments	Hedged items	Net impact
$(90,872)	$90,872	$—
For the year ended March 31, 2020, there were no hybrid instruments designated as fair value hedges.
For additional information for hedged items of fair value hedging, see Note 4 — Cryptocurrency Assets and Cryptocurrency Assets Loaned.
(10)
Financial Instruments

Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis
The tables below present, by level within the fair value hierarchy, financial assets, and liabilities, measured at fair value on a recurring basis (in thousands):
	March 31, 2021
Assets:	Level 1	Level 2	Level 3	Total Fair Value
Investments segregated under federal regulations and other
U.S. Treasuries	$69,997	$—	$—	$69,997
Receivables from brokers, dealers, clearing organizations and clearing agents
U.S. Treasuries	20,000	—	—	20,000
Stablecoin assets	1,050	—	—	1,050
Pledged stablecoin assets	94,750	—	—	94,750
Other assets	1,766	—	866	2,632
Total financial assets measured at fair value	$187,563	$—	$866	$188,429
Liabilities:
Stablecoin payables to customers	$14,708	$—	$—	$14,708
Other liabilities	—	169	—	169
Total financial liabilities measured at fair value	$14,708	$169	$—	$14,877

TRADESTATION GROUP, INC.
Notes to Consolidated Financial Statements
	March 31, 2020
	Level 1	Level 2	Level 3	Total Fair Value
Assets:
Investments segregated under federal regulations and other
U.S. Treasuries	$125,686	$—	$—	$125,686
Receivables from brokers, dealers, clearing organizations and clearing agents
U.S. Treasuries	19,999	—	—	19,999
Stablecoin assets	100	—	—	100
Pledged stablecoin assets	7,000	—	—	7,000
Other assets	1,277	—	1,142	2,419
Total financial assets measured at fair value	$154,062	$—	$1,142	$155,204
Liabilities:
Other liabilities	$—	$122	$—	$122
Total financial liabilities measured at fair value	$—	$122	$—	$122
Other assets measured at fair value on a recurring basis primarily include shares of ICE common stock (NYSE-listed equity security). The Company determined the fair value of the shares based on the end of day quoted market price as of March 31, 2021 and 2020.
Financial Assets and Liabilities Not Measured at Fair Value
Cash and cash equivalents, cash segregated under federal regulations and other, securities borrowed and securities loaned:   The carrying value of these short-term financial instruments are recorded at amounts that approximate the fair value of these instruments. These financial instruments generally expose the Company to limited credit risk, have open/continuous or short-term maturities, and carry interest rates that approximate market rates. Under the fair value hierarchy, cash and cash equivalents and cash segregated under federal regulations and other are classified as Level 1 and securities borrowed and securities loaned are classified as Level 2.
Receivables from/payables to brokers, dealers, clearing organizations and clearing agents, receivables from/payables to brokerage customers, and due to/due from affiliated companies:   These financial instruments include cash deposited with clearing organizations and agents, margin loans to customers and customer cash deposits, and various other receivables/payables of a similar nature. These financial instruments are recorded at amounts that approximate fair value and classified as Level 2 under the fair value hierarchy.
Notes payable:   The Company has three credit facilities from which it can draw funds for working capital-related purposes. All borrowings under the credit facilities carry interest rates that approximate market rates and are short-term, generally with a maturity date of six months or less for each drawdown of funds. The carrying values of the Company’s short-term borrowings approximate fair value, and under the fair value hierarchy, the borrowings are recorded as Level 2.
Offsetting of Financial Assets and Financial Liabilities
Securities Lending Transactions
The Company enters into securities borrowed and securities loaned transactions and is required to deliver cash to the lender for securities borrowed and receives collateral in the form of cash for securities loaned. Securities borrowed and securities loaned transactions are recorded at the amount of cash collateral delivered to or received from the counterparty plus accrued interest. These activities are transacted under

TRADESTATION GROUP, INC.
Notes to Consolidated Financial Statements
MSLAs that may allow for net settlements of payments in the normal course, as well as offsetting of all contracts with a given counterparty in the event of a bankruptcy or default of one of the two parties to the transaction. The Company does not offset securities borrowing and securities lending transactions within the consolidated statements of financial condition.
The securities loaned transactions are entered into by repledging the collateral received in connection with margin loans, fully paid lending, and securities borrowed. The collateral repledged through securities loaned transactions is described in the table below. In addition, collateral repledged to effectuate short sales by customers, to make delivery on customers’ securities failed to deliver, and to satisfy possession or control requirements was $14.8 million and $19.4 million at March 31, 2021 and 2020, respectively.
Stablecoin Lending Arrangements
The Company enters into stablecoin lending arrangements with third-party borrowers whereby the Company lends stablecoin and receives cryptocurrency as collateral. The Company recognizes the cryptocurrency collateral received in cryptocurrency assets and reclassifies the stablecoin loaned to pledged stablecoin assets, within the consolidated statements of financial condition.
The Company has the right to retransfer the cryptocurrency collateral it receives under its stablecoin loans. As of March 31, 2020, the Company had received 1,501.83 cryptocurrency units as collateral on stablecoin loans. The Company rehypothecated 1,500 BTC in bitcoin lending transactions where the Company lent BTC and received $11.9 million cash as collateral. There was no cash collateral received on cryptocurrency assets lending as of March 31, 2021. These transactions are also accounted for as secured borrowings in accordance with ASC Topic 860. The Company recognizes the cash collateral received as cash within the consolidated statements of financial condition and a payable is recognized as cash collateral received on cryptocurrency assets lending. The Company does not derecognize the BTC loaned.
The following table presents information about these transactions to evaluate the potential effects of rights of offset between these recognized assets and liabilities (in thousands):
	March 31, 2021
	Gross amounts recognized as assets/liabilities	Gross amounts offset in the consolidated statements of financial condition	Net amounts presented in the consolidated statements of financial condition	Gross amounts not offset in the consolidated statements of financial condition
				Collateral received or pledged (including cash)	Net amount
Assets:
Securities borrowed	$335,057	$—	$335,057	$(323,790)	$11,267
Stablecoin loans	94,750	—	94,750	(94,750)	—
Liabilities:
Securities loaned	$531,818	$—	$531,818	$(511,569)	$20,249

TRADESTATION GROUP, INC.
Notes to Consolidated Financial Statements
	March 31, 2020
	Gross amounts recognized as assets/liabilities	Gross amounts offset in the consolidated statements of financial condition	Net amounts presented in the consolidated statements of financial condition	Gross amounts not offset in the consolidated statements of financial condition
				Collateral received or pledged (including cash)	Net amount
Assets:
Securities borrowed	$266,839	$—	$266,839	$(248,483)	$18,356
Stablecoin loans	7,000	—	7,000	(7,000)	—
Liabilities:
Securities loaned	$289,205	$—	$289,205	$(264,307)	$24,898
Cash collateral received on cryptocurrency assets lending	11,900	—	11,900	(11,900)	—
Included in securities borrowed (gross amounts recognized as assets/liabilities) was $11.6 million and $40.7 million at March 31, 2021 and 2020, respectively, transacted through a program with a clearing organization, which requires the return of cash to the Company.
Included in securities loaned (gross amounts recognized as assets/liabilities) was $99.7 million and $55.0 million at March 31, 2021 and 2020, respectively, transacted through a program with a clearing organization, which requires the return of securities to the Company.
The gross amount of cryptocurrency collateral received on stablecoin lending arrangements exceeded the carrying value of the stablecoin loans recorded at carrying value on the consolidated statements of financial condition.
Fees earned or incurred on securities borrowed and securities loaned transactions are recorded on a net basis and included in net interest income on the consolidated statements of income. For the years ended March 31, 2021, 2020, and 2019, the Company recognized net interest income of $14.9 million, $11.2 million, and $8.2 million, respectively, on securities borrowed and securities loaned transactions, which included gross income (fees earned) of $30.6 million, $34.8 million, and $31.0 million, respectively, and gross expenses (fees incurred) of $15.7 million, $23.6 million, $22.8 million, respectively.
(11)
Share-Based Compensation and Benefit Plans

Employee Benefit Plans
The Company provides retirement benefits through a defined contribution 401(k) plan (the 401(k) Plan). All employees with at least three months of continuous service are eligible to participate and may contribute up to 60% of their compensation up to the annual limit set by the Internal Revenue Service. Employer matching contributions are discretionary, as defined in the 401(k) Plan, and are vested 20% for each year of service. Matching contributions recorded under this plan were approximately $864 thousand, $938 thousand and $857 thousand for the years ended March 31, 2021, 2020 and 2019, respectively and are included within employee compensation and benefits on the consolidated statements of income.
Executive Share-Based Awards
In June 2021, TradeStation entered into agreements with certain executives that provide for one-time share-based awards following the closing of a Qualifying Event equal to approximately 2.5% of the pre-closing equity value of TradeStation. The share-based awards vest over a four-year period. For purposes of these agreements, a “Qualifying Event” means that TradeStation becomes a publicly traded NYSE- or Nasdaq-listed company through an initial public offering or a business combination with a special purpose acquisition company. In October 2021, the agreements were modified to increase the share-based awards to approximately 2.7% of the pre-closing equity value of TradeStation or about $35 million. See Note 16 — Subsequent Events for additional discussion.

TRADESTATION GROUP, INC.
Notes to Consolidated Financial Statements
(12)
Income Taxes

The Company recorded income tax expense of $8.8 million, $2.2 million and $6.2 million for the years ended March 31, 2021, 2020 and 2019, respectively. The components of income tax expense are as follows (in thousands):
	March 31,
	2021	2020	2019
Current
Federal	$1,944	$8	$(42)
State	1,427	86	77
Foreign	1,569	30	—
	4,940	124	35
Deferred
Federal	3,788	1,653	5,164
State	115	387	1,018
Foreign	—	—	—
	3,903	2,040	6,182
Provision for income taxes	$8,843	$2,164	$6,217
Pre-tax income for domestic and foreign operations consisted of the following (in thousands):
	March 31,
	2021	2020	2019
Domestic	$25,001	$11,495	$24,030
Foreign	7,632	946	783
Income before income taxes	$32,633	$12,441	$24,813
Deferred income tax assets and liabilities are recorded when revenues and expenses are recognized in different periods for financial and income tax reporting purposes. The temporary differences that created deferred income tax assets and liabilities are as follows (in thousands):

TRADESTATION GROUP, INC.
Notes to Consolidated Financial Statements
	March 31,
	2021	2020
Deferred income tax assets:
Net operating loss carryforward	$479	$1,626
Tax credit carryforward	2,209	7,169
Lease liability	4,096	2,929
Cryptocurrency payables to customers	34,224	410
Cryptocurrency collateral received	46,656	2,369
Accrued liabilities and deferred income	3,706	2,506
Other	202	428
Valuation allowance	(669)	(520)
Deferred income tax assets	90,903	16,917
Deferred income tax liabilities:
Depreciation and amortization	25,065	26,494
Right-of-use asset	3,115	2,502
Cryptocurrency assets	80,550	1,757
Other	297	385
Deferred income tax liabilities	109,027	31,138
Net deferred income tax liabilities	$18,124	$14,221
The valuation allowance of $669 thousand as of March 31, 2021 relates to state tax credits and state net operating loss carryforwards of $420 thousand and $249 thousand, respectively. The valuation allowance of $520 thousand as of March 31, 2020 relates to state tax credits and state net operating loss carryforwards of $320 thousand and $200 thousand, respectively. The valuation allowance will be reduced when and if the Company determines it is more likely than not that the related deferred income tax assets will be realized. The Company believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets. The future benefit of deferred tax assets is dependent upon the generation of future taxable income during the periods in which these temporary differences become deductible. The Company considered the Company’s projected future taxable income, the scheduled reversal of deferred tax liabilities, and tax planning strategies in its assessment.
As of March 31, 2021, the Company’s state net operating loss carryforwards of $8.6 million are due to expire at various dates, but no later than 2036. As of March 31, 2021, the Company had $1.4 million of federal and $991 thousand of state research and development (“R&D”) tax credits. These R&D tax credits expire between 2029 and 2041.
A reconciliation of the difference between the expected income tax expense using the statutory federal tax rate of 21.0%, and the Company’s actual income tax expense is as follows (in thousands):

TRADESTATION GROUP, INC.
Notes to Consolidated Financial Statements
	March 31,
	2021	2020	2019
Federal statutory rate	21.0%	21.0%	21.0%
Foreign Rate Differential	(0.6)	(1.6)	(0.7)
State and local income taxes, net of federal tax benefits	3.5	4.1	3.9
Tax credits generated, net of expirations	(2.5)	(3.1)	0.4
Impact of state rate changes	0.6	(1.7)	1.4
Nondeductible expenses	0.6	1.3	0.5
Uncertain tax benefits	0.3	(5.1)	(1.1)
Valuation allowance	0.5	(1.6)	(1.7)
Foreign Taxes less US Deduction	3.8	0.2	—
Global Intangible Low-Taxed Income	0.7	1.9	0.6
Other	(0.8)	2.0	0.7
	27.1%	17.4%	25.0%
The following table summarizes the activity related to the Company’s unrecognized tax benefits (in thousands):
	March 31,
	2021	2020
Beginning balance	$168	$871
Increases related to tax positions taken during a prior period	15	—
Increases related to tax positions taken during the current period	59	43
Decreases as a result of a lapse of the applicable statute of limitations	—	(48)
Decreases related to tax positions taken during a prior period	—	(698)
Ending balance	$242	$168
The gross amount of the unrecognized tax benefits that, if recognized, would affect the Company’s effective tax rate was $242 thousand and $168 thousand as of March 31, 2021 and 2020, respectively. The Company accrued potential penalties and interest as a component of provision for income taxes on the consolidated statements of income related to these unrecognized tax benefits of $25 thousand and $20 thousand for the year ended March 31, 2021 and 2020, respectively. The Company had a liability for potential penalties of $47 thousand and $31 thousand as of March 31, 2021 and 2020, respectively, and potential interest on those penalties of $30 thousand and $20 thousand as of March 31, 2021 and 2020, respectively. Such liabilities are reported as a component of other liabilities on the consolidated statements of financial condition. The Company does not expect the unrecognized tax benefits to change significantly over the next 12 months.
The Company files U.S. federal and state income tax returns in jurisdictions with varying statutes of limitations. The Company generally remains subject to examination by U.S. federal tax authorities for the tax years ended March 31, 2018 through March 31, 2020. The tax years ended March 31, 2014 through March 31, 2020 generally remain subject to examination by many U.S. state tax authorities.
(13)
Leases

The Company has operating leases consisting of real estate leases for corporate offices where the Company is the lessee.
Upon adoption of ASC 842, the Company recognized right-of-use assets and corresponding lease liabilities based on the present value of its remaining minimum rental payments for existing operating leases

TRADESTATION GROUP, INC.
Notes to Consolidated Financial Statements
as of the adoption date, utilizing the Company’s applicable incremental borrowing rate, also as of the adoption date. The adoption of ASC 842 resulted in the Company recognizing $11.3 million of operating right-of-use assets and $14.1 million of operating lease liabilities as of April 1, 2019. The difference between the right-of-use assets and lease liabilities is the result of $2.8 million of deferred rent liabilities as of March 31, 2019. The Company had no finance leases as April 1, 2019 or subsequent thereto. The Company’s lease agreements do not contain any residual value, guarantees or covenants.
The Company entered into a lease amendment for the Company’s headquarters in November 2020. Under the amendment, the Company reduced the current contracted space and extended the lease period until May 2032. The Company also received $1.0 million of rent concessions and $2.3 million of leasehold improvement incentives in conjunction with the amendment.
The table below presents the Company’s future minimum lease payments for all operating leases as of March 31, 2021 (in thousands):
Year Ended March 31,
2022	$2,373
2023	2,540
2024	2,473
2025	2,320
2026	1,948
Thereafter	8,443
Total undiscounted lease payments	20,097
Interest	(1,755)
Present vale of lease liabilities	$18,342
Cash paid for amounts included in the measurement of operating lease liabilities was $2.6 million and $3.4 million for the years ended March 31, 2021 and 2020, respectively. Lease expense is comprised of operating lease cost of approximately $2.5 million and $3.2 million for the years ended March 31, 2021 and 2020, respectively, and is included in occupancy and equipment within the consolidated statements of income.
The weighted average of remaining lease terms are 9.1 years and 4.3 years as of March 31, 2021 and 2020, respectively. The weighted average discount rates are 3.17% and 3.34% as of March 31, 2021 and 2020, respectively.
(14)
Related Party Transactions

The following table summarizes the Company’s transactions with related parties for each of the periods presented below (in thousands):
	Year Ended March 31,
	2021	2020	2019
Revenues:
Trading-related revenue(1)	$7,853	$2,152	$1,389
Subscription and other revenue(2)	3,675	5,153	7,226
Expenses:
Professional services(3)	$140	$148	$—

(1)
Trading-related revenue include amounts recognized from omnibus introducing broker agreements under which Monex brokerage subsidiaries use the Company for execution and clearing in U.S. markets.

TRADESTATION GROUP, INC.
Notes to Consolidated Financial Statements
(2)
Subscription and other revenue include amounts recognized from contracts for market data, cloud hosting, data center, hardware and software maintenance and software development provided to Monex.

(3)
Professional services includes Monex personnel cost incurred by the Company.

As of March 31, 2021 and 2020, the Company had the following balances arising from transactions with related parties (in thousands):
	March 31,
	2021	2020
Assets:
Due from affiliated companies(4)	$1,630	$2,162
Liabilites:
Note Payable(5)	$123,000	$134,000
Due to affiliated companies(6)	413	1,511

(4)
Due from affiliated companies represents the amount receivable from certain Monex subsidiaries. The Company settles these balances each month with Monex.

(5)
The Company has loan agreements with Monex Finance Corporation. See Note 8 — Notes Payable for additional discussion.

(6)
Accrued interest due to Monex is associated with notes payable. As noted in Note 8 — Notes Payable, the Company pays its Parent Company a fee in exchange for guaranteeing the Company’s performance with respect to its obligations under the credit facility arrangements with the two non-affiliated financial institutions. The fees are 25 basis points of the amount of debt outstanding and are included in interest expense in the consolidated statements of income. For the years ended March 31, 2021, 2020, and 2019, the Company incurred $151 thousand, $12 thousand, and $1 thousand in guarantee fees, respectively. The Company is also obligated, under a reimbursement agreement, to repay Monex amounts paid under the credit facility guarantees. See Note 8 — Notes Payable.

(15)
Commitments, Contingencies and Guarantees

Litigation and Claims
The Company is from time to time, subject to certain pending and threatened litigation, regulatory investigations and other legal proceedings that arise out of the normal course of business. The Company is also subject to regulatory oversight by numerous regulatory and other governmental agencies. The Company accrues a liability when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company discloses a possible loss if the Company determines that a loss is reasonably possible, and the loss or range of loss can be estimated. In many actions and proceedings, it is not possible to determine whether a liability has been incurred or to estimate the ultimate or minimum amount of that liability until the matter is close to resolution.
Subject to the foregoing, the Company continues to assess these matters and believes, in conjunction with consultation with outside counsel, that based on information available the resolution of these matters will not have a material adverse effect on the Company’s consolidated statements of financial condition, consolidated statements of income, or consolidated statements of cash flows. However, given the uncertainties inherent in these matters, it is possible that the unfavorable resolution of one or more of these matters may have a material adverse effect on the Company’s results of operations for a particular period, and changes in circumstances or additional information could result in additional accruals or resolution amounts in excess of established accruals, which could adversely affect the Company’s results of operations, potentially materially.

TRADESTATION GROUP, INC.
Notes to Consolidated Financial Statements
General Contingencies and Guarantees
The Company provides guarantees to securities clearing organizations and exchanges under standard membership agreements, which require members to guarantee the performance of other members. Under the agreements, if another member becomes unable to satisfy its obligations to the clearing houses and exchanges, other members would be required to meet shortfalls. The Company’s liability under these arrangements is not quantifiable and may exceed the amounts it has posted as collateral. The potential requirement for the Company to make payments under these arrangements is remote. Accordingly, no liability has been recognized for these guarantees.
The Company’s operations include the execution, settlement, and financing of various customer securities, options, and futures transactions. These activities may expose the Company to credit risk and losses in the event the customers are unable to fulfill their contractual obligations. The Company also engages third-party firms to clear certain customers’ futures transactions and has agreed to indemnify these firms for any loss that they may incur from the customer transactions introduced to them by the Company. The potential requirement for the Company to make payments under these arrangements is remote. Accordingly, no liability has been recognized for these guarantees.
The Company is the principal under surety bonds that secure its payment of certain amounts that may become payable under the money services business, money transmitter or similar laws and regulations of those U.S. states where the Company is licensed. The Company has entered into agreements to indemnify the surety companies for liabilities incurred by them in connection with these surety bonds.
Tax Regulation
Current promulgated tax rules related to cryptocurrency are unclear in certain respects and may require significant judgments to be made in the interpretation of the law, including but not limited to areas of income tax, information reporting and withholding of tax at source. Additional guidance may be issued by U.S. and non-U. S governing bodies that may significantly differ from the Company’s interpretation of the law, which could have unforeseen effects on its financial condition and results of operations, and such impact is not estimable.
Other Contractual Commitments
The Company has $7.3 million of non-cancelable contractual commitments as of March 31, 2021, primarily related to a service agreement with a single vendor which gives the Company the right to use and offer customers certain software programs and program data. Commitments under the service agreement are due within five years as follows: $1.2 million due in one year, $4.0 million due within 1-3 years, and $2.1 million due within 3-5 years of March 31, 2021.
(16)
Subsequent Events

The Company evaluated events and transactions that occurred from March 31, 2021 through the date the consolidated financial statements were issued, December 23, 2021, in accordance with FASB ASC Topic 855, “Subsequent Events,” and noted the following:
Dividend payment
The Company paid a dividend of $23.7 million to Parent Company Monex in June 2021.
Merger
On November 4, 2021, TradeStation and TSG Merger Sub, Inc. (“Merger Sub”), a newly-formed subsidiary of TradeStation, executed a definitive business combination agreement with Quantum FinTech

TRADESTATION GROUP, INC.
Notes to Consolidated Financial Statements
Acquisition Corporation (“Quantum FinTech”) pursuant to which Merger Sub will merge with and into Quantum FinTech, with Quantum FinTech surviving the merger and becoming a wholly-owned subsidiary of TradeStation.
The transaction values the combined company at an implied pro forma enterprise value of approximately $1.43 billion. Assuming no redemptions of Quantum FinTech shares, Monex will own approximately 80% of TradeStation at closing. All of Monex’s shares in TradeStation, excluding the shares it will acquire in the PIPE (described below), are subject to lockup agreements. The business combination and related transactions have been approved by the boards of directors of both TradeStation and Quantum FinTech, as well as by Monex. At the closing, approximately 48% of the shares held by Quantum FinTech’s sponsors (the “Sponsors”) will convert to unvested performance-based earn-out shares (798,894 shares) or be forfeited (1,610,554 shares). Also on November 4, 2021, Quantum FinTech and TradeStation entered into subscription agreements with certain investors that committed to invest an aggregate of $125 million in Quantum FinTech common stock at a purchase price of $10.00 per share (the “PIPE”). The PIPE includes, as co-anchor investments, $50 million from Monex and $50 million from an unaffiliated third-party investor. The PIPE will be consummated substantially concurrently with the closing of the business combination.
As a result of the business combination, the Sponsors, Quantum FinTech’s officers and directors (in each case after taking into account the forfeitures described above), and the PIPE investors will receive one share in TradeStation in exchange for one share of Quantum FinTech. Each other holder of a Quantum FinTech share that has elected not to redeem its Quantum FinTech shares at the closing will receive one share of TradeStation common stock plus an additional amount of TradeStation shares based on an exchange ratio formula which distributes an additional 750,000 TradeStation shares pro rata to each non-redeeming Quantum FinTech shareholder.
Upon closing of the business combination, each issued and outstanding Quantum FinTech warrant will become a warrant to purchase TradeStation common stock, with each such warrant exercisable for the number of shares of TradeStation common stock the holder of the Quantum FinTech warrant would have received if it exercised the Quantum FinTech warrant immediately prior to the business combination.
Additionally, each PIPE investor, other than Monex, that invests at least $5.0 million will receive additional shares of TradeStation common stock, for no additional consideration, equal to 10% of the shares it has committed to purchase. Additionally, all PIPE investors, other than Monex, will be entitled to receive, for no additional consideration, additional shares of TradeStation common stock, such that they are made whole on their original invested amount, if the volume weighted average price of TradeStation common stock is less than $10.00 per share during an agreed upon measurement period, subject to a floor of $6.50. Following the closing of the transaction, Monex may receive earn-out consideration up to 34,148,232 shares and the Sponsors may receive earn-out consideration up to 798,894 shares. These earn out shares will be released to Monex and the Sponsors upon certain milestones (based on the achievement of certain price targets of TradeStation common stock following the closing). In the event such milestones are not met within five years of the closing, the earn out shares will be automatically released to TradeStation for cancellation.
The closing of the business combination, and timing thereof, is subject to certain customary conditions, including the approval by Quantum FinTech’s stockholders, the effectiveness of TradeStation’s registration statement on Form S-4, containing the proxy statement of Quantum FinTech, and the approval for listing on the NYSE of the shares of common stock of TradeStation.

TRADESTATION GROUP, INC.
Condensed Consolidated Statements of Financial Condition
(In thousands, except share data)
(Unaudited)
	September 30,	March 31,
	2021	2021
ASSETS
Cash and cash equivalents	$163,652	$84,399
Cash and investments segregated under federal regulations and other	2,797,742	2,808,981
Receivables from brokers, dealers, clearing organizations and clearing agents	84,643	90,245
Securities borrowed	510,061	335,057
Receivables from brokerage customers, net (net of allowance for credit losses of $68 and $138)	169,776	219,839
Cryptocurrency assets	222,369	319,408
Stablecoin assets	157	1,050
Cryptocurrency assets loaned	38,000	8,156
Pledged stablecoin assets	83,950	94,750
Due from affiliated companies	589	1,630
Property and equipment, net	45,273	42,439
Goodwill and intangible assets, net	153,845	158,316
Right-of-use assets, net	14,388	16,073
Other assets	33,377	16,520
Total assets	$4,317,822	$4,196,863
LIABILITES AND SHAREHOLDER’S EQUITY
Liabilities:
Payables to brokers, dealers and clearing organizations	$3,861	$3,791
Securities loaned	549,773	531,818
Payables to brokerage customers	2,883,013	2,795,154
Cryptocurrency and stablecoin payables to customers	217,856	153,601
Cryptocurrency collateral received on stablecoin assets lending	125,924	189,386
Operating lease liabilities	16,865	18,342
Notes payable	248,000	203,000
Deferred income taxes, net	17,658	18,124
Other liabilites	40,457	39,912
Due to affiliated companies	436	413
Total liabilities	4,103,843	3,953,541
COMMITMENTS AND CONTINGENCIES (see Note 12)
Shareholder’s Equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized, 1,000 issued and outstanding	—	—
Additional paid-in capital	171,278	171,278
Retained earnings	42,701	72,044
Total shareholder’s equity	213,979	243,322
Total liabilities and shareholder’s equity	$4,317,822	$4,196,863
See accompanying notes to condensed consolidated financial statements

TRADESTATION GROUP, INC.
Condensed Consolidated Statements of Operations
(In thousands, except share data and per share amounts)
(Unaudited)
	Six Months Ended September 30,
	2021	2020
Revenues:
Trading-related revenue	$79,868	$78,439
Subscription and other revenue	3,306	3,987
Total non-interest income	83,174	82,426
Interest income	23,892	19,733
Interest expense	(3,917)	(1,399)
Net interest income	19,975	18,334
Total net revenues	103,149	100,760
Expenses:
Employee compensation and benefits	43,936	35,314
Cost of services provided	16,961	16,649
Communications	7,665	6,774
Marketing	16,890	7,631
Professional services	6,403	3,128
Occupancy and equipment	7,927	6,224
Depreciation and amortization of property and equipment	5,347	4,887
Amortization of intangibles	4,471	4,471
Interest expense on borrowings	1,451	1,721
Other expense (income)	(594)	10,639
Total expenses	110,457	97,438
Income (loss) before income taxes	(7,308)	3,322
Income tax expense (benefit)	(1,703)	903
Net income (loss)	$(5,605)	$2,419
Net income (loss) per common share, basic and diluted	$(5,605)	$2,419
Weighted-average common shares outstanding, basic and diluted	1,000	1,000
See accompanying notes to condensed consolidated financial statements

TRADESTATION GROUP, INC.
Condensed Consolidated Statements of Shareholder’s Equity
(In thousands, except share data)
(Unaudited)
	Six Months Ended September 30, 2020
	Preferred stock		Common stock		Additional paid-in capital	Retained earnings
	Shares	Amount	Shares	Amount			Total
Balance at March 31, 2020	—	$—	1,000	$—	$171,278	$48,254	$219,532
Net income						2,419	2,419
Balance at September 30, 2020	—	$—	1,000	$—	$171,278	$50,673	$221,951
	Six Months Ended September 30, 2020
	Preferred stock		Common stock		Additional paid-in capital	Retained earnings
	Shares	Amount	Shares	Amount			Total
Balance at March 31, 2021	—	$—	1,000	$—	$171,278	$72,044	$243,322
Net loss						(5,605)	(5,605)
Dividend paid to Parent Company						(23,738)	(23,738)
Balance at September 30, 2021	—	$—	1,000	$—	$171,278	$42,701	$213,979
See accompanying notes to condensed consolidated financial statements

TRADESTATION GROUP, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Six Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$(5,605)	$2,419
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred tax expense (benefit)	(466)	62
Depreciation and amortization	9,818	9,358
Gain on investments	(4,826)	—
Loss on disposal of property and equipment	225	84
Impairment loss on cryptocurrency assets	—	18,121
Loss (gain) on cryptocurrency assets	279	(11,676)
Fair value adjustment on derivatives	1,162	—
Other, net	1	(2)
Changes in operating assets and liabilities:
Investments segregated under federal regulations and other	60,016	115,687
Receivables from brokers, dealers, clearing organizations and clearing agents	5,602	20,016
Securities borrowed	(175,005)	49,038
Receivables from brokerage customers, net	50,063	(65,300)
Stablecoin assets, net of stablecoin payables to customers	67,333	2,338
Pledged stablecoin assets	10,800	(75,550)
Cash collateral received on cryptocurrency assets lending	—	(11,900)
Due from/to affiliated companies, net	1,064	(162)
Other assets	(12,028)	(2,330)
Payable to brokers, dealers and clearing organizations	70	(263)
Securities loaned	17,955	(2,353)
Payables to brokerage customers	87,859	315,912
Other liabilities	858	73
Net cash provided by operating activities	115,175	363,572
Cash flows from investing activities:
Purchase of property and equipment	(6,010)	(5,855)
Capitalized internally developed software	(2,401)	(682)
Other, net	—	1,186
Net cash used in investing activities	(8,411)	(5,351)
Cash flows from financing activities:
Proceeds from notes payable	75,000	62,000
Repayment of notes payable	(30,000)	(39,000)
Payment of dividend to Parent Company	(23,738)	—
Net cash provided by financing activities	21,262	23,000
Net increase in cash, cash equivalents and cash segregated	128,026	381,221
Cash, cash equivalents and cash segregated at beginning of period	2,823,383	2,074,555
Cash, cash equivalents and cash segregated at end of period	$2,951,409	$2,455,776
Cash and cash equivalents at end of period	163,652	49,418
Cash segregated at end of period	2,787,757	2,406,358
Cash, cash equivalents and cash segregated at end of period	$2,951,409	$2,455,776
See accompanying notes to condensed consolidated financial statements

TRADESTATION GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(1)   Description of Business
TradeStation Group, Inc. (together with its subsidiaries, the “Company” or “TradeStation”), a Florida corporation formed in 2000, is the successor to a trading software company that was formed in 1982. TradeStation became a wholly owned subsidiary of Monex Group, Inc. (“Monex” or “Parent Company”) in 2011. Monex is headquartered in Minato-ku, Tokyo and listed on Section One of the Tokyo Stock Exchange.
The Company’s core offering is online investment and trading, including regulated brokerage services, for individuals (many of whom are active traders) and certain types of institutional customers across numerous asset classes, including stocks, exchange-traded funds, equity options, futures and futures options contracts, and cryptocurrencies. The Company’s branded trading platforms seamlessly integrate strategy trading software tools, historical and streaming real-time market data, and electronic order-routing and execution, and include automated and manual advanced order placement capabilities and numerous advanced charting and analytics features. The Company also offers separate investment education services in support of its core offering.
The Company’s wholly owned subsidiaries include:
TradeStation Securities, Inc., a Florida corporation, is a self-clearing broker-dealer and Futures Commission Merchant (“FCM”) for self-directed investors and traders that carries customer accounts. It is licensed as a broker-dealer under the Securities Exchange Act of 1934 and as a FCM under the Commodity Exchange Act and is a member of the Financial Industry Regulatory Authority (together with the Securities and Exchange Commission (“SEC”), its primary regulator for securities), CME Group (together with the Commodity Futures Trading Commission (“CFTC”), its primary regulator for futures), and the National Futures Association, and a member of numerous equities and futures exchanges.
TradeStation Crypto, Inc., a Florida corporation, provides an online brokerage service for self-directed cryptocurrency investors and traders and engages in cryptocurrency and stablecoin lending to institutional borrower counterparties. TradeStation Crypto is registered with the Financial Crimes Enforcement Network as a money services business and numerous state agencies which regulate money transmitter, money services, and digital currencies businesses.
TradeStation Technologies, Inc., a Florida corporation, and TradeStation Global Services, S.A., a Costa Rica private company, each develop software and information technology (“IT”) products and systems, and offer software/IT maintenance and support, for its affiliates. TradeStation Technologies also provides subscription services to end users and software licensing and support to unaffiliated brokerage firms outside of the United States.
TradeStation International Ltd, a company organized under the laws of England and Wales, authorized and regulated by the UK Financial Conduct Authority, introduces or refers to its U.S.-based affiliates and, at times, to non-affiliated brokerage firms, customers who reside in certain countries outside of the United States.
You Can Trade, Inc., a Florida corporation, is an online media publication service that provides investment educational content, ideas and demonstrations, and a social community to subscription customers and registered users.
(2)   Summary of Significant Accounting Policies
The following is a summary of significant accounting policies adhered to in the preparation of the condensed consolidated financial statements:
Basis of Presentation and Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and pursuant

TRADESTATION GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
to the rules and regulations of the SEC for interim financial reporting. The condensed consolidated financial statements are unaudited, and in management’s opinion, include all normal, recurring adjustments necessary for fairly presenting the interim period financial results. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full fiscal year ending March 31, 2022 or any other future period. These unaudited condensed consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements and notes as of March 31, 2021 and 2020 and for the years ended March 31, 2021, 2020, and 2019.
There have been no material changes to the Company’s significant accounting policies, as described in the audited annual consolidated financial statements as of March 31, 2021, and 2020 and for the years ended March 31, 2021, 2020 and 2019 other than the changes described below. The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.
Use of Estimates
The preparation of the condensed consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect certain amounts reported in the condensed consolidated financial statements and accompanying notes. These estimates and assumptions are based on judgment, historical experience, and best available information at the time, and actual results could differ significantly from those estimates.
Cash and Investments Segregated under Federal Regulations and Other
The Company is obligated by rules mandated by two of its primary regulators, the SEC and the CFTC, to set aside cash or qualified securities to satisfy regulations promulgated to protect customer assets. As of September 30, 2021 and March 31, 2021, cash and investments segregated under federal regulations and other included $2.79 billion and $2.74 billion of segregated cash and $10.0 million and $70.0 million of U.S. Treasuries, respectively. Included in segregated cash as of March 31, 2021 was $115.1 million of collateral related to the Company’s fully paid lending program. In April 2021, the Company entered into a new arrangement with a third-party collateral agent for the administration of the fully paid lending program, resulting in a change in the classification of $138.0 million of collateral related to the Company’s fully paid lending program within the condensed consolidated statement of financial condition. As of September 30, 2021, the collateral related to the Company’s fully paid lending program was classified as securities borrowed in the condensed consolidated statements of financial condition.
Cryptocurrency Assets, Stablecoin Assets, and Cryptocurrency Assets Loaned
The Company has the right, under its customer account agreement, to borrow, pledge, repledge, hypothecate, rehypothecate, loan or invest the customer assets unless the customer elects to opt out of this authorization. Cryptocurrency assets held for customers are recorded in the condensed consolidated statements of financial condition as cryptocurrency assets, while stablecoins held for customers are not recognized as assets in the condensed consolidated statements of financial condition. The Company from time to time converts customer USDC assets to USD at which point the USD is recorded in cash and cash equivalents in the condensed consolidated statements of financial condition. The Company has a policy in place to maintain a sufficient supply of USDC to be able to meet customer USDC withdrawal demands. The Company monitors customer USDC balances and adjusts the amount of USDC available in Hot Wallet locations based on a predefined, targeted amount. USDC purchased and sold by customers are settled in fiat and converted to USDC based on that targeted amount.
The Company enters into cryptocurrency lending arrangements (e.g., lending BTC and ETH) with third-party institutional borrowers typically receiving from the borrower like-kind cryptocurrencies or securities of collective investment vehicles that invest substantially all of their assets in cryptocurrencies (such as shares of Grayscale Bitcoin Trust) as collateral for those loans. The loans are secured by collateral consisting of

TRADESTATION GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
assets having a value at the time of the loan that is at least 100% of the value of the assets being loaned. When loaned, the cryptocurrency assets are reclassified to cryptocurrency assets loaned. The securities of collective investment vehicles received as collateral are not recognized in the condensed consolidated statements of financial condition.
(3)   Receivables from and Payables to Brokers, Dealers, Clearing Organizations and Clearing Agents
Receivables from brokers, dealers, clearing organizations and clearing agents consist of the following (in thousands):
	September 30,	March 31,
	2021	2021
Deposits with clearing organizations	$75,841	$81,197
Receivables from order flow	4,489	5,557
Securities failed to deliver to broker-dealers	898	731
Other	3,415	2,760
	$84,643	$90,245
The Company is subject to clearing organization and other cash deposit requirements which are, and may continue to be, large in relation to the Company’s total liquid assets. The balances may fluctuate significantly from time to time based upon the nature and size of the customers’ trading activity. As of September 30, 2021 and March 31, 2021, deposits with clearing organizations included cash of $50.9 million and $61.2 million, respectively, and U.S. Treasuries of $24.9 million and $20.0 million, respectively.
Payables to brokers, dealers, and clearing organizations consist of the following (in thousands):
	September 30,	March 31,
	2021	2021
Payables to clearing organizations	$3,819	$3,482
Payables to broker-dealers	42	309
	$3,861	$3,791
(4)   Cryptocurrency Assets and Cryptocurrency Assets Loaned
Cryptocurrency assets and cryptocurrency assets loaned consist of the following asset classes (in thousands):
September 30, 2021
Category	Acquisition Cost	Gains (Losses)	Impairment Losses	Book Value
Firm assets	$277	$—	$44	$233
Collateral assets	127,255	(1,331)	—	125,924
Customer assets	107,055	(10,088)	755	96,212
Cryptocurrency assets	$234,587	$(11,419)	$799	$222,369
Cryptocurrency assets loaned	$22,252	$15,748	$—	$38,000

TRADESTATION GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
March 31, 2021
Category	Acquisition Cost	Gains (Losses)	Impairment Losses	Book Value
Firm assets	$463	$—	$57	$406
Collateral assets	119,931	69,455	—	189,386
Customer assets	114,050	16,465	899	129,616
Cryptocurrency assets	$234,444	$85,920	$956	$319,408
Cryptocurrency assets loaned	$3,204	$4,952	$—	$8,156
The Company recognized impairment charges of $18.1 million during the six months ended September 30, 2020 when the market price of certain cryptocurrencies dropped below the carrying value at various points in time throughout the period. The impairment expense is included within other expense (income) in the condensed consolidated statements of operations. No impairment losses were recognized during the six months ended September 30, 2021.
Gains and losses recognized for cryptocurrency assets and cryptocurrency assets loaned, which are designated as the hedged item, are recorded within other expense (income) in the condensed consolidated statements of operations. The loss recognized for such hedged item was $266 thousand for the six months ended September 30, 2021. For additional information on derivatives designated as hedging instruments, see Note 7 — Derivatives and Hedging Activities.
(5)   Receivables from Brokerage Customers, Net
Receivables from brokerage customers consist primarily of margin loans to brokerage customers, which are reported at their outstanding principal balance, net of any allowance for credit losses. Margin loans to brokerage customers were $169.8 million and $219.8 million as of September 30, 2021 and March 31, 2021, respectively, which included an allowance for expected credit losses of $68 thousand and $138 thousand as of September 30, 2021 and March 31, 2021, respectively. Securities owned by brokerage customers are held as collateral for margin loans. Such collateral is not reflected in the condensed consolidated statements of financial condition.
(6)   Notes Payable
The Company maintains external lines of credit with two financial institutions for working capital purposes. As of September 30, 2021 and March 31, 2021, the amount of funds available to the Company under the credit lines was $150.0 million and $120.0 million, respectively. The credit facilities require the Company to maintain annual financial covenants. As of September 30, 2021 and March 31, 2021, the Company’s outstanding borrowings under the credit facilities were $80.0 million. The weighted average interest rate of all borrowings drawn under the credit facilities was 0.93% and 0.99% as of September 30, 2021 and March 31, 2021, respectively, with maturities ranging from November 2021 through January 2022.
Subsequent to September 30, 2021, maturities of outstanding borrowings under the external lines of credit were extended to dates ranging from December 2021 to April 2022
The Company’s credit facility arrangements are guaranteed by Parent Company. The Company pays Parent Company a fee in exchange for guaranteeing the Company’s performance obligations under each arrangement. These fees are included in interest expense in the condensed consolidated statements of operations and were not material for either of the periods presented. See Note 11 — Related Party Transactions.
The Company also maintains a credit facility with Monex Finance Corporation. The facility permits the Company to borrow up to $180.0 million for ordinary business operations. As of September 30, 2021

TRADESTATION GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
and March 31, 2021, the Company’s outstanding principal balance under the facility with Monex Finance Corporation was $168.0 million and $123.0 million, respectively. The interest rate is agreed upon between the parties on the applicable drawdown date and these loan advances have a maturity date not to exceed six months from the funding date. The weighted average interest rate of the funds advanced under the facility was 1.315% and 1.32% as of September 30, 2021 and March 31, 2021, respectively, with maturity dates ranging from October 2021 through February 2022. In July 2021, the Company received a commitment letter to extend the credit facility to March 31, 2023.
(7)   Derivatives and Hedging Activities
Hybrid instruments
Cryptocurrency payables to customers are included in cryptocurrency and stablecoin payables to customers in the condensed consolidated statements of financial condition. Cryptocurrency collateral received is included in cryptocurrency collateral received on stablecoin assets lending in the condensed consolidated statements of financial condition. Gains and losses recognized for hybrid instruments are included in other expense (income) in the condensed consolidated statements of operations.
The following tables present hybrid instruments by accounting designation as of September 30, 2021 (in thousands):
			Hybrid Instruments
	Currency type	Notional (in Currency unit)	Not designated as hedges	Designated as hedges	Carrying Amount
Cryptocurrency payables to customers	BTC	1,538.45	$—	$66,760	$66,760
	ETH	21,269.94	—	63,160	63,160
	LTC	18,181.48	—	2,749	2,749
	BCH	1,554.41	—	772	772
	XRP	3,344,877.83	—	3,186	3,186
			$—	$136,627	$136,627
			Hybrid Instruments
	Currency type	Notional (in Currency unit)	Not designated as hedges	Designated as hedges	Carrying Amount
Cryptocurrency collateral received	BTC	2,828.82	$—	$122,757	$122,757
	ETH	1,066.74	—	3,167	3,167
			$—	$125,924	$125,924
The following tables present hybrid instruments by accounting designation as of March 31, 2021 (in thousands):
			Hybrid Instruments
	Currency type	Notional (in Currency unit)	Not designated as hedges	Designated as hedges	Carrying Amount
Cryptocurrency payables to customers	BTC	1,752.59	$—	$103,221	$103,221
	ETH	15,750.91	—	30,579	30,579
	LTC	11,462.16	—	2,244	2,244
	BCH	1,328.83	—	710	710
	XRP	3,726,713.16	—	2,139	2,139
			$—	$138,893	$138,893

TRADESTATION GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
			Hybrid Instruments
	Currency type	Notional (in Currency unit)	Not designated as hedges	Designated as hedges	Carrying Amount
Cryptocurrency collateral received	BTC	3,159.07	$—	$186,057	$186,057
	ETH	1,715.00	—	3,329	3,329
			$—	$189,386	$189,386
Fair value hedges
For hybrid instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative instrument and the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings. For the six months ended September 30, 2021, the gain or loss on the hedged items (that is, cryptocurrency assets and cryptocurrency assets loaned) was included in the same line item as the offsetting loss or gain on the related cryptocurrency indexation as follows:
Gains (losses) on
Hybrid instruments	Hedged items	Net impact
$(4,330)	$4,330	$—
For the six months ended September 30, 2020, there were no hybrid instruments designated as fair value hedges.
For additional information on the hedged items in fair value hedges, see Note 4 — Cryptocurrency Assets and Cryptocurrency Assets Loaned.
(8)   Financial Instruments
Financial Assets and Liabilities Measured at Fair Value on Recurring Basis
The tables below present, by level within the fair value hierarchy, financial assets and liabilities measured at fair value on a recurring basis (in thousands):
	September 30, 2021
Assets:	Level 1	Level 2	Level 3	Total Fair Value
Investments segregated under federal regulations and other U.S. Treasuries	$9,985	$—	$—	$9,985
Receivables from brokers, dealers, clearing organizations and clearing agents
U.S. Treasuries	24,913	—	—	24,913
Stablecoin assets	157	—	—	157
Pledged stablecoin assets	83,950	—	—	83,950
Other assets	1,815			1,815
Total financial assets measured at fair value	$120,820	$—	$—	$120,820
Liabilities:
Stablecoin payables to customers	$81,065	$—	$—	$81,065
Total financial liabilities measured at fair value	$81,065	$—	$—	$81,065

TRADESTATION GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
	March 31, 2021
Assets:	Level 1	Level 2	Level 3	Total Fair Value
Investments segregated under federal regulations and other U.S. Treasuries	$69,997	$—	$—	$69,997
Receivables from brokers, dealers, clearing organizations and clearing agents
U.S. Treasuries	20,000	—	—	20,000
Stablecoin assets	1,050	—	—	1,050
Pledged stablecoin assets	94,750	—	—	94,750
Other assets	1,766		866	2,632
Total financial assets measured at fair value	$187,563	$—	$866	$188,429
Liabilities:
Stablecoin payables to customers	$14,708	$—	$—	$14,708
Other liabilities	—	169	—	169
Total financial liabilities measured at fair value	$14,708	$169	$—	$14,877
Other assets measured at fair value on a recurring basis primarily include shares of ICE common stock (NYSE-listed equity security). The Company determined the fair value of the shares based on the end of day quoted market price as of September 30, 2021 and March 31, 2021.
Financial Assets and Liabilities Not Measured at Fair Value
Cash and cash equivalents, cash segregated under federal regulations and other, securities borrowed and securities loaned: The carrying value of these short-term financial instruments are recorded at amounts that approximate the fair value of these instruments. These financial instruments generally expose the Company to limited credit risk, have open/continuous or short-term maturities, and carry interest rates that approximate market rates. Under the fair value hierarchy, cash and cash equivalents and cash segregated under federal regulations and other are classified as Level 1 and securities borrowed and securities loaned are classified as Level 2.
Receivables from/payables to brokers, dealers, clearing organizations and clearing agents, receivables from/payables to brokerage customers, and due to/due from affiliated companies: These financial instruments include cash deposited with clearing organizations and agents, margin loans to customers and customer cash deposits, and various other receivables/payables of a similar nature. These financial instruments are recorded at amounts that approximate fair value and classified as Level 2 under the fair value hierarchy.
Notes payable: The Company has three credit facilities from which it can draw funds for working capital-related purposes. All borrowings under the credit facilities carry interest rates that approximate market rates and are short-term, generally with a maturity date of six months or less for each drawdown of funds. The carrying values of the Company’s short-term borrowings approximate fair value, and under the fair value hierarchy, the borrowings are recorded as Level 2.
Other assets — equity securities: Other assets primarily includes equity securities without readily determinable fair values, which are measured at cost less impairment (if any), plus or minus observable price changes in orderly transactions from an identical or similar investment of the same issuer (measurement alternative under ASC 321). The securities represent the Company’s investment in a private company and are classified as Level 3 due to the infrequency of observable prices. The investment is comprised of equity-classified preferred shares, which, prior to conversion that occurred subsequent to the year ended March 31, 2021, were convertible notes recorded as debt securities at fair value. As of September 30, 2021, the carrying value of the investment was $5.6 million. For the six months ended September 30, 2021, upward

TRADESTATION GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
carrying value changes were $4.8 million and there were no downward carrying value changes. Carrying value changes are recorded in other expenses (income) on the condensed consolidated statements of operations.
Offsetting of Financial Assets and Financial Liabilities
Securities Lending Transactions
The Company enters into securities borrowed and securities loaned transactions and is required to deliver cash to the lender for securities borrowed and receives collateral in the form of cash for securities loaned. Securities borrowed and securities loaned transactions are recorded at the amount of cash collateral delivered to or received from the counterparty plus accrued interest. These activities are transacted under MSLAs that may allow for net settlements of payments in the normal course, as well as offsetting of all contracts with a given counterparty in the event of a bankruptcy or default of one of the two parties to the transaction. The Company does not offset securities borrowing and securities lending transactions within the condensed consolidated statements of financial condition.
The securities loaned transactions are entered into by repledging the collateral received in connection with margin loans, fully paid lending, and securities borrowed. The collateral repledged through securities loaned transactions is described in the table below. In addition, collateral repledged to effectuate short sales by customers, to make delivery on customers’ securities failed to deliver, and to satisfy possession or control requirements was $22.3 million and $14.8 million at September 30, 2021 and March 31, 2021, respectively.
Stablecoin Lending Arrangements
The Company enters into stablecoin lending arrangements with third-party borrowers whereby the Company lends stablecoin and receives cryptocurrency as collateral. The Company recognizes the cryptocurrency collateral received in cryptocurrency assets and reclassifies the stablecoin loaned to pledged stablecoin assets, within the condensed consolidated statements of financial condition. The Company has the right to retransfer the cryptocurrency collateral it receives under its stablecoin loans. There was no cash collateral received on cryptocurrency assets lending or stablecoin assets lending as of September 30, 2021 or March 31, 2021.
The following table presents information about these transactions to evaluate the potential effects of rights of offset between the recognized assets and liabilities (in thousands):
	September 30, 2021
				Gross amounts not offset in the condensed consolidated statements of financial condition
	Gross amounts recognized as assets/liabilities	Gross amounts offset in the condensed consolidated statements of financial condition	Net amounts presented in the condensed consolidated statements of financial condition	Collateral received or pledged (including cash)	Net amount
Assets:
Securities borrowed	$510,061	$—	$510,061	$(478,486)	$31,575
Stablecoin loans	83,950	—	83,950	(83,950)	—
Liabilities:
Securities loaned	$549,773	$—	$549,773	$(516,980)	$32,793

TRADESTATION GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
	March 31, 2021
				Gross amounts not offset in the condensed consolidated statements of financial condition
	Gross amounts recognized as assets/liabilities	Gross amounts offset in the condensed consolidated statements of financial condition	Net amounts presented in the condensed consolidated statements of financial condition	Collateral received or pledged (including cash)	Net amount
Assets:
Securities borrowed	$335,057	$—	$335,057	$(323,790)	$11,267
Stablecoin loans	94,750	—	94,750	(94,750)	—
Liabilities:
Securities loaned	$531,818	$—	$531,818	$(511,569)	$20,249
Included in securities borrowed (gross amounts recognized as assets/liabilities) was $69.0 million and $11.6 million at September 30, 2021 and March 2021, respectively, transacted through a program with a clearing organization, which requires the return of cash to the Company.
Included in securities borrowed (gross amounts recognized as assets/liabilities) was $97.9 million and $99.7 million at September 30, 2021 and March 30, 2021, respectively, transacted through a program with a clearing organization, which requires the return of securities to the Company.
The gross amount of cryptocurrency collateral received on stablecoin lending arrangements exceeded the carrying value of the stablecoin loans recorded at carrying value on the condensed consolidated statements of financial condition.
Fees earned or incurred on securities borrowed and securities loaned transactions are recorded on a net basis and included in net interest income in the condensed consolidated statements of operations. For the six months ended September 30, 2021 and September 30, 2020, the Company recognized net interest income of $8.9 million and $7.1 million, respectively, on securities borrowed and loaned transactions, which included gross income (fees earned) of $15.2 million and $15.6 million, respectively, and gross expenses (fees incurred) of $6.3 million and $8.5 million, respectively.
(9)   Share-Based Compensation and Benefit Plans
Employee Benefit Plans
The Company provides retirement benefits through a defined contribution 401(k) plan (the “401(k) Plan”). All employees with at least three months of continuous service are eligible to participate and may contribute up to 60% of their compensation up to the annual limit set by the Internal Revenue Service. Employer matching contributions are discretionary, as defined in the 401(k) Plan, and are vested 20% for each year of service. Matching contributions recorded under the 401(k) Plan were $476 thousand and $118 thousand for the six months ended September 30, 2021 and September 30, 2020, respectively. These expenses are recorded within employee compensation and benefits in the condensed consolidated statements of operations.
Executive Share-Based Awards
In June 2021, TradeStation entered into agreements with certain executives that provide for one-time share-based awards following the closing of a Qualifying Event equal to approximately 2.5% of the pre-closing equity value of TradeStation. The share-based awards vest over a four-year period. For purposes of

TRADESTATION GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
these agreements, a “Qualifying Event” means that TradeStation becomes a publicly traded NYSE- or Nasdaq-listed company through an initial public offering or a business combination with a special purpose acquisition company. In October 2021, the agreements were modified to increase the share-based awards to approximately 2.7% of the pre-closing equity value of TradeStation or about $35 million. See Note 13 — Subsequent Events for additional discussion.
(10)   Income Taxes
The Company calculates the income tax provision for interim periods by applying the estimated annual effective tax rate (“ETR”) for the full fiscal year to the Company’s pre-tax income or loss for the interim period, adjusted for the tax effect of discrete items. The estimated annual ETR is calculated quarterly based on the Company’s forecasted pre-tax net income or loss for the full fiscal year.
For the six months ended September 30, 2021 and September 30, 2020, the Company recognized an income tax benefit of $1.7 million and an income tax expense of $903 thousand, respectively. The Company’s ETR was 23.3% for the six months ended September 30, 2021, which was lower than the 27.1% ETR in the same period of the prior year primarily due to the impact of foreign income tax expense on pre-tax losses in the current period compared to the impact of foreign income tax expense on pre-tax income in the prior year period.
(11)   Related Party Transactions
The following table summarizes the Company’s transactions with related parties for each of the periods presented below (in thousands):
	Six Months Ended September 30,
	2021	2020
Revenues:
Trading-related revenue(1)	$1,861	$2,784
Subscription and other revenue(2)	1,639	1,799
Expenses:
Professional services(3)	$70	$70

(1)
Trading-related revenue includes amounts recognized from omnibus introducing broker agreements under which Monex brokerage subsidiaries use the Company for execution and clearing in U.S. markets.

(2)
Subscription and other revenue includes amounts recognized from contracts for market data, cloud hosting, data center, hardware and software maintenance and software development provided to Monex.

(3)
Professional services include Monex personnel cost incurred by the Company.

As of September 30, 2021 and March 31, 2021, the Company had the following balances arising from transactions with related parties (in thousands):
	September 30,	March 31,
	2021	2021
Assets:
Due from affiliated companies(4)	$589	$1,630
Liabilites:
Note Payable(5)	$168,000	$123,000
Due to affiliated companies(6)	436	413

TRADESTATION GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(4)
Due from affiliated companies represents the amount receivable from certain Monex subsidiaries. The Company settles these balances each month with Monex.

(5)
The Company has a loan agreement with Monex Finance Corporation. See Note 6 — Notes Payable for additional discussion.

(6)
Accrued interest due to Monex is associated with notes payable. As noted in Note 6 — Notes Payable, the Company pays its Parent Company a fee in exchange for guaranteeing the Company’s performance obligations under the credit facility arrangements with the two non-affiliated financial institutions. The fees are 25 basis points of the debt outstanding and are included in interest expense in the condensed consolidated statements of operations. For the six months ended September 30, 2021 and September 30, 2020, the Company incurred guarantee fees of $102 thousand and $61 thousand, respectively. The Company is also obligated under a reimbursement agreement to repay Monex amounts paid under the credit facility guarantees. See Note 6 — Notes Payable.

(12)   Commitments, Contingencies and Guarantees
Litigation and Claims
The Company is, from time to time, subject to certain pending and threatened litigation, regulatory investigations and other legal proceedings that arise out of the normal course of business. The Company is also subject to regulatory oversight by numerous regulatory and other governmental agencies. The Company accrues a liability when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company discloses a possible loss if the Company determines that a loss is reasonably possible, and the loss or range of loss can be estimated. In many actions and proceedings, it is not possible to determine whether a liability has been incurred or to estimate the ultimate or minimum amount of that liability until the matter is close to resolution.
Subject to the foregoing, the Company continues to assess these matters and believes, in conjunction with consultation with outside counsel, that based on information available the resolution of these matters will not have a material adverse effect on the Company’s financial condition, results of operations, or cash flows. However, given the uncertainties inherent in these matters, it is possible that the unfavorable resolution of one or more of these matters may have a material adverse effect on the Company’s results of operations for a particular period. Future changes in circumstances or additional information could result in additional accruals or resolution amounts in excess of established accruals, which could adversely affect the Company’s results of operations, potentially materially.
General Contingencies and Guarantees
The Company provides guarantees to securities clearing organizations and exchanges under standard membership agreements, which require members to guarantee the performance of other members. Under the agreements, if another member becomes unable to satisfy its obligations to the clearing houses and exchanges, other members would be required to meet shortfalls. The Company’s liability under these arrangements is not quantifiable and may exceed the amounts it has posted as collateral. The potential requirement for the Company to make payments under these arrangements is remote. Accordingly, no liability has been recognized for these guarantees.
The Company’s operations include the execution, settlement, and financing of various customer securities, options, and futures transactions. These activities may expose the Company to credit risk and losses in the event the customers are unable to fulfill their contractual obligations. The Company also engages third-party firms to clear certain customers’ futures transactions and has agreed to indemnify these firms for any loss that they may incur from the customer transactions introduced to them by the Company. The potential requirement for the Company to make payments under these arrangements is remote. Accordingly, no liability has been recognized for these guarantees.

TRADESTATION GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
The Company is the principal under surety bonds that secure its payment of certain amounts that may become payable under the money services business, money transmitter or similar laws and regulations of those U.S. states where the Company is licensed. The Company has entered into agreements to indemnify the surety companies for liabilities incurred by them in connection with these surety bonds.
Tax Regulation
Current promulgated tax rules related to cryptocurrency are unclear in certain respects and may require significant judgments to be made in the interpretation of the law, including but not limited to areas of income tax, information reporting and withholding of tax at source. Additional guidance may be issued by U.S. and non-U.S. governing bodies that may significantly differ from the Company’s interpretation of the law, which could have unforeseen effects on its financial condition and results of operations, and such impact is not estimable.
(13)   Subsequent Events
The Company evaluated events and transactions that occurred from September 30, 2021 through the date the condensed consolidated financial statements were issued, December 23, 2021, in accordance with FASB ASC Topic 855, “Subsequent Events,” and noted the following:
On November 4, 2021, TradeStation and TSG Merger Sub, Inc. (“Merger Sub”), a newly-formed subsidiary of TradeStation, executed a definitive business combination agreement with Quantum FinTech Acquisition Corporation (“Quantum FinTech”) pursuant to which Merger Sub will merge with and into Quantum FinTech, with Quantum FinTech surviving the merger and becoming a wholly-owned subsidiary of TradeStation.
The transaction values the combined company at an implied pro forma enterprise value of approximately $1.43 billion. Assuming no redemptions of Quantum FinTech shares, Monex will own approximately 80% of TradeStation at closing. All of Monex’s shares in TradeStation, excluding the shares it will acquire in the PIPE (described below), are subject to lockup agreements. The business combination and related transactions have been approved by the boards of directors of both TradeStation and Quantum FinTech, as well as by Monex. At the closing, approximately 48% of the shares held by Quantum FinTech’s sponsors (the “Sponsors”) will convert to unvested performance-based earn-out shares (798,894 shares) or be forfeited (1,610,554 shares).
Also on November 4, 2021, Quantum FinTech and TradeStation entered into subscription agreements with certain investors that committed to invest an aggregate of $125 million in Quantum FinTech common stock at a purchase price of $10.00 per share (the “PIPE”). The PIPE includes, as co-anchor investments, $50 million from Monex and $50 million from an unaffiliated third-party investor. The PIPE will be consummated substantially concurrently with the closing of the business combination.
As a result of the business combination, the Sponsors, Quantum FinTech’s officers and directors (in each case after taking into account the forfeitures described above), and the PIPE investors will receive one share in TradeStation in exchange for one share of Quantum FinTech. Each other holder of a Quantum FinTech share that has elected not to redeem its Quantum FinTech shares at the closing will receive one share of TradeStation common stock plus an additional amount of TradeStation shares based on an exchange ratio formula which distributes an additional 750,000 TradeStation shares pro rata to each non-redeeming Quantum FinTech shareholder.
Upon closing of the business combination, each issued and outstanding Quantum FinTech warrant will become a warrant to purchase TradeStation common stock, with each such warrant exercisable for the number of shares of TradeStation common stock the holder of the Quantum FinTech warrant would have received if it exercised the Quantum FinTech warrant immediately prior to the business combination.

TRADESTATION GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
Additionally, each PIPE investor, other than Monex, that invests at least $5.0 million will receive additional shares of TradeStation common stock, for no additional consideration, equal to 10% of the shares it has committed to purchase. Additionally, all PIPE investors, other than Monex, will be entitled to receive, for no additional consideration, additional shares of TradeStation common stock, such that they are made whole on their original invested amount, if the volume weighted average price of TradeStation common stock is less than $10.00 per share during an agreed upon measurement period, subject to a floor of $6.50. Following the closing of the transaction, Monex may receive earn-out consideration up to 34,148,232 shares and the Sponsors may receive earn-out consideration up to 798,894 shares. These earn out shares will be released to Monex and the Sponsors upon certain milestones (based on the achievement of certain price targets of TradeStation common stock following the closing). In the event such milestones are not met within five years of the closing, the earn out shares will be automatically released to TradeStation for cancellation.
The closing of the business combination, and timing thereof, is subject to certain customary conditions, including the approval by Quantum FinTech’s stockholders, the effectiveness of TradeStation’s registration statement on Form S-4, containing the proxy statement of Quantum FinTech, and the approval for listing on the NYSE of the shares of common stock of TradeStation.

 Annex A-1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and among
QUANTUM FINTECH ACQUISITION CORPORATION,
TSG MERGER SUB, INC.,
AND
TRADESTATION GROUP, INC.
dated as of
November 4, 2021

A-1-i

A-1-ii

A-1-iii

EXHIBITS & ANNEXES
Exhibit A	—	Sponsor Support Agreement
Exhibit B	—	Form of Amended and Restated Company Charter
Exhibit C	—	Form of Amended and Restated Company Bylaws
Exhibit D	—	Form of Registration Rights Agreement
Exhibit E	—	Form of Certificate of Merger
Exhibit F	—	Form of Incentive Equity Plan
Annex A	—	Pre-Closing Restructuring Plan

A-1-iv

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 4, 2021, by and among Quantum FinTech Acquisition Corporation, a Delaware corporation (“Quantum”), TradeStation Group, Inc., a Florida corporation (the “Company”), and TSG Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”). Quantum, the Company and Merger Sub are collectively referred to herein as the “Parties” and individually as a “Party”. Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.
RECITALS
WHEREAS, Quantum is a blank check company incorporated in Delaware and formed for the purpose of entering into a Business Combination with one or more businesses or entities;
WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of the Company and was formed for the sole purpose of the Merger;
WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and other applicable Laws, the Parties intend to enter into a business combination transaction by which Merger Sub will merge with and into Quantum (the “Merger”), with Quantum being the surviving corporation of the Merger (Quantum, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”), and the outstanding shares of Quantum Capital Stock will be converted into the right to receive shares of Company Common Stock;
WHEREAS, the board of directors of Quantum has unanimously (i) determined that it is in the best interests of Quantum and the Quantum Stockholders, and declared it advisable, to enter into this Agreement providing for the Merger, (ii) approved this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the Merger, be adopted by the Quantum Stockholders (the “Quantum Board Recommendation”);
WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub and the sole stockholder of Merger Sub, and declared it advisable, to enter into this Agreement providing for the Merger, (ii) approved this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the Merger, be adopted by the sole stockholder of Merger Sub;
WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company, and declared it advisable, to enter into this Agreement providing for the Merger and the Pre-Closing Restructuring and (ii) approved this Agreement and the Transactions, including the Merger and the Pre-Closing Restructuring, on the terms and subject to the conditions of this Agreement;
WHEREAS, pursuant to the Pre-Closing Restructuring, the Company will amend and restate its Articles of Incorporation to be substantially in the form of Exhibit A (the “Amended and Restated Company Charter”) and Bylaws to be substantially in the form of Exhibit B (the “Amended and Restated Bylaws”);
WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax law that follows the U.S. federal income tax treatment of the Merger), each of the Parties intends that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which Quantum and the Company are parties under Section 368(b) of the Code, and (ii) this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);
WHEREAS, as a condition and inducement to Quantum’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Monex Group, Inc. (“Monex”), the sole shareholder of the Company, and the Company have executed and delivered to Quantum a Company

A-1-1

Support Agreement (as defined below) pursuant to which, among other things, (i) Monex has agreed to adopt and approve, in accordance with the terms and subject to the conditions of the Company’s Governing Documents, the adoption of the Amended and Restated Company Charter and the Amended and Restated Bylaws (such approval, the “Company Stockholder Approval”) and (ii) the Company, as the sole stockholder of Merger Sub, has agreed to adopt and approve this Agreement and other documents contemplated hereby and the transactions contemplated hereby and thereby (such approval, the “Merger Sub Stockholder Approval”);
WHEREAS, as a condition and inducement to Quantum’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Monex has agreed to a certain lock-up covenant in favor of Quantum;
WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Sponsor, the Company and Quantum have entered into the Sponsor Support Agreement, a copy of which is attached as Exhibit A hereto;
WHEREAS, on or prior to the date hereof, Quantum has obtained, and prior to the Closing, Quantum may obtain, commitments from certain investors for a private placement of shares of Quantum Common Stock (the “PIPE Investment”) pursuant to the terms of one or more subscription agreements (each, a “Subscription Agreement”), pursuant to which, among other things, such investors have agreed to, or may agree to, subscribe for and purchase, and Quantum has agreed to, or may agree to, issue and sell to such investors, on the Closing Date and prior to the Effective Time, an aggregate number of shares of Quantum Common Stock set forth in the Subscription Agreements in exchange for an aggregate purchase price as set forth in the Subscription Agreements, on the terms and subject to the conditions set forth therein;
WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Quantum shall provide an opportunity to Quantum Stockholders to have their outstanding shares of Quantum Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Quantum’s Organizational Documents in connection with obtaining the Quantum Stockholder Approval (as defined below);
WHEREAS, at the Closing, the Sponsor, Quantum, the Company, Monex and certain other parties will enter into a Registration Rights Agreement, substantially in the form of Exhibit D attached hereto (as amended, restated, modified, supplemented or waived from time to time, the “Registration Rights Agreement”); and
WHEREAS, upon the consummation of the Transactions (excluding any PIPE Investment or any direct investment by Monex in new shares of the Company Common Stock concurrently with the PIPE Investment), Monex will hold 129,750,000 shares of the Company Common Stock (the “Closing Monex Share Consideration”), which, valued at the Closing Share Price, will represent a total equity value of $1,297,500,000; for the avoidance of doubt, the Closing Monex Share Consideration does not include the Monex Earn Out Shares, which will be issued to Monex pursuant to the Pre-Closing Restructuring and, at the Closing, delivered by Monex to the Escrow Agent in accordance with this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.01   Definitions.   For purposes of this Agreement, the following capitalized terms have the following meanings:
“Acquisition Transaction” has the meaning specified in Section 10.03(a).
“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at Law or in equity) or arbitration.
“Additional Interim Financial Statements” has the meaning specified in Section 8.09.

A-1-2

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, in no event shall the Company or any of the Company’s Subsidiaries be considered an Affiliate of any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Company nor shall any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any equityholder of the Company be considered an Affiliate of the Company or any of its Subsidiaries.
“Affiliate Agreements” has the meaning specified in Section 6.12(a)(x).
“Agreement” has the meaning specified in the preamble hereto.
“Amended and Restated Bylaws” has the meaning specified in the Recitals hereto.
“Amended and Restated Company Charter” has the meaning specified in the Recitals hereto.
“Anti-Corruption Laws” means, collectively: (a) the U.S. Foreign Corrupt Practices Act (FCPA); (b) the UK Bribery Act 2010; and (c) any other applicable anti-bribery or anti-corruption Laws related to combating bribery, corruption and money laundering.
“Associated Person of Company BD” means an “associated person” as defined in Section 3(a)(18) of the Exchange Act, 15 U.S.C. §78c(a)(18), of Company BD.
“Associated Person of Company FCM” means an “associated person” as defined in CFTC Regulation 1.3, 17 C.F.R. § 1.3, of Company FCM.
“Audited Financial Statements” has the meaning specified in Section 6.08(a).
“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.
“Business Combination Proposal” has the meaning specified in Section 10.03(b).
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
“CARES Act” has the meaning specified in the definition of “COVID-19 Measures”.
“CEA” means the Commodity Exchange Act, as amended.
“Certificates” has the meaning specified in Section 3.02(b).
“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Quantum, dated February 4, 2021, as amended and in effect on the date hereof.
“Certificate of Merger” has the meaning specified in Section 2.02.
“CFTC” means the United States Commodity Futures Trading Commission.
“Change in Recommendation” has the meaning specified in Section 10.02(e).
“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of the assets, business or equity securities of another Person or (b) under which any Person(s) makes any equity or similar investment in another Person, in each case, that results, directly or indirectly, in the stockholders of a Person, as applicable, as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

A-1-3

“Closing” has the meaning specified in Section 5.01.
“Closing Date” has the meaning specified in Section 5.01.
“Closing Monex Share Consideration” has the meaning specified in the Recitals hereto.
“Closing Quantum Share Consideration” means the number of shares (rounded to the nearest whole share) of Company Common Stock equal to the total number of shares of Company Common Stock to be issued pursuant to Section 3.01(a) and Section 3.01(b).
“Closing Share Price” means $10.00.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning specified in the preamble hereto.
“Company BD” means TradeStation Securities Inc.
“Company Benefit Plan” has the meaning specified in Section 6.13(a).
“Company Closing Statement” has the meaning specified in Section 5.02(b).
“Company Common Stock” means the shares of common stock, par value $0.01 per share, of the Company.
“Company Cure Period” has the meaning specified in Section 12.01(b).
“Company Disclosure Letter” has the meaning specified in the introduction to Article VI.
“Company Employees” has the meaning specified in Section 6.13(a).
“Company FCM” means TradeStation Securities Inc.
“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property that is used in connection with conducting the business of the Company and its Subsidiaries as currently conducted.
“Company Preferred Stock” means the shares of preferred stock, par value $0.01 per share, of the Company.
“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article VI of this Agreement, as qualified by the Company Disclosure Letter. For the avoidance of doubt, the Company Representations are solely made by the Company.
“Company Stock” means the Company Common Stock and the Company Preferred Stock.
“Company Stockholder Approval” has the meaning specified in the Recitals hereto.
“Company Subsidiary Securities” has the meaning specified in Section 6.07(b).
“Company Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among Monex, Quantum and the Company, as amended or modified from time to time.
“Confidentiality Agreement” has the meaning specified in Section 13.09.
“Contracts” means any written legally binding contracts, agreements, subcontracts and leases and all material written amendments, written modifications and written supplements thereto (other than any Company Benefit Plan).
“COVID-19” means SARS-CoV-2 or COVID-19, any evolutions thereof and any related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive,

A-1-4

pronouncement, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention and the World Health Organization) in connection with, related to or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and the Families First Coronavirus Response Act, or any changes thereto.
“Cryptocurrency Software” has the meaning specified in Section 6.20(n).
“Data Room” has the meaning specified in Section 1.02(h).
“D&O Indemnitee” has the meaning specified in Section 8.06(a).
“DEA” means Company BD’s designated examining authority.
“DGCL” has the meaning specified in the Recitals hereto.
“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Quantum Disclosure Letter.
“DSRO” means Company FCM’s designated self-regulatory organization.
“DTC” has the meaning specified in Section 4.02(a).
“Dual Registrant” means TradeStation Securities Inc. in its dual capacities as Company BD and Company FCM.
“Dual Registrant’s Associated Persons” means Associated Persons of Company FCM and Associated Persons of Company BD.
“Earn Out Period” means the period beginning on the Closing Date and ending on the date that is the fifth (5th) anniversary of the Closing Date.
“Effect” means any effect, occurrence, development, fact, condition or change.
“Effective Time” has the meaning specified in Section 2.02.
“Enforceability Exceptions” has the meaning specified in Section 6.03.
“Environmental Laws” means any applicable Laws relating to pollution or protection of the environment, or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect as of the date hereof.
“Equity Securities” means, with respect to any Person, any share, share capital, capital stock, partnership, membership, joint venture or similar interest in such Person (including any stock appreciation, phantom stock, profit participation, voting or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
“ERISA” has the meaning specified in Section 6.13(a).
“Escrow Account” has the meaning specified in Section 4.01(a).
“Escrow Agent” has the meaning specified in Section 4.01(a).
“Escrow Agreement” has the meaning specified in Section 4.01(a).
“Evaluation Material” has the meaning specified in Section 8.10(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning specified in Section 3.02(a).
“Exchange Agent Agreement” means a paying and exchange agent agreement, in form and substance reasonably acceptable to Quantum and the Company.
“Excluded Share” means, without duplication, each share of (i) Quantum Common Stock for which redemption rights have been exercised in connection with the Quantum Stockholder Redemption,

A-1-5

(ii) Quantum Common Stock (if any), that, at the Effective Time, is held in the treasury of Quantum, and (iii) Quantum Common Stock (if any), that is owned by Merger Sub or the Company.
“Export Control Laws” means (a) the U.S. Export Administration Regulations and all other Laws adopted by Governmental Authorities of the United States and other countries relating to import and export controls and (b) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and all anti-boycott Laws adopted by Governmental Authorities of other countries relating to prohibition of unauthorized boycotts.
“FCM Compliance Policies” has the meaning specified in Section 6.27(d).
“Final Prospectus” has the meaning specified in Section 7.06(a).
“Financial Statements” has the meaning specified in Section 6.08(a).
“FINRA” means the Financial Industry Regulatory Authority (and any predecessors thereof).
“Fraud” means actual (as opposed to constructive) and intentional fraud under Delaware common law with a specific intent to deceive brought against a Party based solely and exclusively with respect to the making of any representation or warranty by such Party in Article VI or Article VII (as applicable).
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence, or which govern its internal affairs, in each case as amended, restated, modified or supplemented from time to time. For example, the “Governing Documents” of a corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, and the “Governing Documents” of a limited liability company are its operating agreement.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (including the CFTC, SEC and state securities agencies or regulatory bodies), self-regulatory organizations (including the NFA and FINRA), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, and the DSRO.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive”, or as a “pollutant” or “contaminant” or words of similar intent or meaning under applicable Environmental Laws as in effect as of the date hereof, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides, in each case, which are regulated under Environmental Law and as to which liability may be imposed pursuant to Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Incentive Equity Plan” has the meaning specified in Section 8.08.
“Indebtedness” means, with respect to any Person as of any time, without duplication, (i) all indebtedness for borrowed money of such Person, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (iii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any indebtedness of such Person, in each case to the extent payable as a result of the consummation of the Transactions, (iv) any Working Capital Loans (with respect to Quantum), (v) any amounts owing under any COVID-19 Measures (including, for the avoidance of doubt, with respect to the Company and its Subsidiaries, any and all liabilities for amounts that the Company or any of its Subsidiaries has deferred pursuant to Section 2302 of the CARES Act), and (vi) all indebtedness of the type referred to in clauses (i) - (v) of this definition of any other Person, guaranteed directly or indirectly, jointly or severally. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any

A-1-6

Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any Subsidiary of such Person or between any two or more Subsidiaries of such Person.
“Individual Consultant” means a consultant who is a natural person.
“Individual Independent Contractor” means an independent contractor who is a natural person.
“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the Transactions or by any third party challenging the Transactions, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Regulatory Consent Authority or any subpoena, interrogatory or deposition.
“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) patents, industrial designs, and utility models, and applications for any of the foregoing, including all provisionals, divisionals, continuations, continuations-in-part, requests for continuing examination, reissues, reexaminations, renewals and extensions of any of the foregoing and all rights to claim priority of any of the foregoing; (b) copyrights, works of authorship, copyrightable subject matter, websites, copyrights, mask work rights, database rights, and design rights (all whether registered or unregistered); registrations and applications for registration of, and all renewals and extensions of, any of the foregoing and all moral rights associated with any of the foregoing; (c) trade secrets, know-how, and other proprietary and confidential information and data, including inventions (whether or not patentable or reduced to practice), invention disclosures, legal rights in ideas protectable as intellectual property under applicable laws, developments, improvements, designs, drawings, algorithms, source code, methods, processes, techniques, formulae, research and development, compilations, compositions, manufacturing processes, production processes, devices, specifications, reports, analyses, data analytics, customer lists, supplier lists, pricing information, cost information, business plans, business proposals, marketing plans, and marketing proposals; (d) trademarks, trade names, certification marks, logos, service marks, trade dress, business names (including any fictitious or “dba” names), Internet domain names, uniform resource locators, social media accounts and handles, slogans, tag lines, symbols, and other designations of source or origin (all whether registered or unregistered), registrations and applications for registration of, and renewals and extensions of, any of the foregoing, and all common law rights in and goodwill associated with any of the foregoing (collectively, “Trademarks”); (e) Software; (f) artificial intelligence technologies, including machine learning technologies and deep learning technologies; (g) technical data, and databases, compilations and collections of technical data; (h) any registrations or applications for registration for any of the foregoing, including any provisional, divisions, continuations, continuations-in-part, renewals, reissuances, revisions, re-examinations and extensions (as applicable); (i) any rights recognized under applicable Law that are equivalent or similar to any of the foregoing; and (j) all rights to sue and collect damages for past, present and future infringement of and other violations of any of the foregoing.
“Intended Income Tax Treatment” has the meaning specified in Section 10.04(b).
“Interim Financial Statements” has the meaning specified in Section 6.08(a).
“Interim Period” has the meaning specified in Section 8.01.
“IT Systems” means all Software (including Cryptocurrency Software), information technology and computer systems, servers, networks, data communications lines, databases, computer hardware, firmware, middleware, routers, hubs, switches, and all other information technology equipment, and all associated documentation, in each case, used in connection with the business of the Company and its Subsidiaries as currently conducted.
“JOBS Act” has the meaning specified in Section 6.08(e).
“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“Leased Real Property” has the meaning specified in Section 6.19(b).

A-1-7

“Leases” has the meaning specified in Section 6.19(b).
“Letter of Transmittal” means a letter of transmittal in a customary form as mutually agreed by the Company and Quantum.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.
“M&A Contract” has the meaning specified in Section 6.12(a)(iii).
“Malicious Code” means any (i) back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program; (ii) virus, Trojan horse, worm, or other Software routine or hardware component designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware, or data; and (iii) similar programs.
“Material Adverse Effect” means, with respect to the Company and its Subsidiaries, any Effect that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) prevents the Company from consummating the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) any change in applicable Laws or GAAP or any interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, licensors, distributors, partners, providers and employees, (iv) any Effect generally affecting any of the industries or markets in which the Company or any of its Subsidiaries operate or the economy as a whole, (v) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of Quantum or at the request of Quantum, (vi) any earthquake, hurricane, disease outbreak, epidemic, pandemic, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (vii) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (viii) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (viii) shall not prevent a determination that any Effect not otherwise excluded from this definition of Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in, or would reasonably be expected to result in, a Material Adverse Effect, (ix) COVID-19 or any COVID-19 Measures, or the Company’s or any of its Subsidiaries’ compliance therewith, (x) any cyberattack on the Company or its Subsidiaries, provided that such attack is not due to a breach of the representations in Section 6.20(j) or Section 6.20(k) and such attack causes a broad and extended disruption of the Company and its Subsidiaries’ systems and services resulting in material adverse harm to the Company and its Subsidiaries, taken as a whole, or (xi) any matters set forth in Section 1.01(d) of the Company Disclosure Letter; provided that, in the case of clauses (i), (ii), (vi) and (vii) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate and adverse impact on the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated competitors or comparable entities operating in the industries and markets in which the Company and its Subsidiaries operate.
“Material Contracts” has the meaning specified in Section 6.12(b).
“Merger” has the meaning specified in the Recitals hereto.
“Merger Sub” has the meaning specified in the preamble hereto.
“Merger Sub Stockholder Approval” has the meaning specified in the Recitals hereto.

A-1-8

“Monex” has the meaning specified in the Recitals hereto.
“Monex Earn Out Acceleration Event” has the meaning specified in Section 4.01(b).
“Monex Earn Out Shares” has the meaning specified in Section 4.01(a).
“Monex Triggering Event” means each of the Triggering Event I, Triggering Event II and Monex Earn Out Acceleration event.
“Most Recent Balance Sheet” has the meaning specified in Section 6.08(a).
“NFA” means the National Futures Association.
“NYSE” means the New York Stock Exchange.
“Offer Documents” has the meaning specified in Section 10.02(a).
“Outstanding Company Expenses” shall have the meaning specified in Section 5.02(b).
“Outstanding Quantum Expenses” shall have the meaning specified in Section 5.02(a).
“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or its Subsidiaries.
“Party” has the meaning specified in the preamble hereto.
“Payoff Amount” means the amount necessary at the Closing to fully discharge the Quantum Indebtedness, if any, as set forth in payoff letters or similar statements or invoices obtained by Quantum from its lenders or other creditors prior to the Closing.
“PCAOB” means the Public Company Accounting Oversight Board (United States).
“PCI-DSS” means the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time.
“Permits” means all licenses, approvals, consents, registrations, franchises and permits that are required to own, lease or operate the properties and assets of the Company and its Subsidiaries and to conduct the business of the Company and its Subsidiaries as currently conducted.
“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) or zoning, building, entitlement and other land use and environmental regulations that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially impair the value or interfere with the present uses of such real property, (v) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Lease, and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (vi) Liens that that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole, (vii) non-exclusive licenses of Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practices, (viii) Liens securing any Indebtedness of the Company and its Subsidiaries, (ix) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or other property being leased or licensed, (x) Liens that do not, individually or in the aggregate, materially and adversely affect the ordinary course

A-1-9

operation of the business of the Company and its Subsidiaries, taken as a whole, and (xi) Liens described in Section 1.01(b) of the Company Disclosure Letter.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Personal Information” means, in addition to the definition for any similar term (e.g., “personal data,” “personally identifiable information,” “nonpublic personal information” or “personal information”) as defined by applicable Privacy and Security Requirements, any information that identifies, could reasonably be used to identify or is otherwise reasonably capable of being associated with an individual person.
“PIPE Investment” has the meaning specified in the Recitals hereto.
“PIPE Investment Amount” has the meaning specified in Section 7.13(a).
“PIPE Investor” means an investor party to a Subscription Agreement.
“PIPE Shares” means shares of the Quantum Common Stock issued to the PIPE Investors pursuant to applicable Subscription Agreements.
“PIPE Stockholders” means the holders of the PIPE Shares (in such capacity).
“Policies” has the meaning specified in Section 6.16.
“Post-Redemption Quantum Public Share Number” means, without duplication, the aggregate number of Quantum Public Shares outstanding as of immediately prior to the Effective Time (if determined as of the date hereof, being 20,125,000 shares). For the avoidance of doubt, the Post-Redemption Quantum Public Share Number does not include any Quantum Redeeming Shares outstanding immediately prior to the Effective Time.
“Pre-Closing Holders” means the Quantum Public Stockholders, Quantum Sponsor Stockholders and the PIPE Stockholders.
“Pre-Closing Restructuring” has the meaning specified in Section 8.05.
“Pre-Closing Restructuring Plan” has the meaning specified in Section 8.05.
“Principal” has the meaning ascribed to that term in CFTC Regulation 3.1(a), 17 C.F.R. § 3.1(a).
“Privacy and Security Requirements” means, to the extent applicable to the Company, (a) all applicable Laws relating to the Processing of Protected Data, including, without limitation, Section 5 of the Federal Trade Commission Act, all state Laws related to unfair or deceptive trade practices, in each case, to the extent they apply to the Processing of Personal Data, the California Consumer Privacy Act and any implementing regulations therein (together, the “CCPA”), the Fair Credit Reporting Act (“FCRA”), the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (“CAN-SPAM”), all Laws related to online privacy policies, the Telephone Consumer Protection Act (“TCPA”), the Illinois Biometric Information Privacy Act (“BIPA”), all Laws related to faxes, telemarketing and text messaging, and all Laws related to breach notification, 201 CMR 17.00, et seq., NY SHIELD Act, 23 NYCRR 500, the Gramm-Lech-Bliley Act (together with all implanting regulations and rules, the “GLBA”), Regulation P, Regulation V, SEC Regulation S-P, the Red Flags Rule, and all Laws relating to the security or protection of Personal Information; (b) the PCI-DSS and any other privacy- or data security- related industry standards to which the Company is legally or contractually bound or has publicly represented with which it complies; (c) all material Contracts between the Company and any Person that are applicable to the Processing of Protected Data; and (d) all public or posted policies applicable to the Company relating to the Processing of Protected Data, including without limitation all website and mobile application privacy policies.
“Private Warrants” has the meaning specified in the Warrant Agreement.
“Process” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution,

A-1-10

transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).
“Protected Data” means data of the Company or its Subsidiaries regulated by the PCI-DSS, Personal Information and all data for which the Company is required by Law, Contract or posted or public privacy policy to safeguard and/or keep confidential or private.
“Proxy Statement/Prospectus” has the meaning specified in Section 10.02(a).
“Public Warrants” has the meaning specified in the Warrant Agreement.
“Quantum” has the meaning specified in the preamble hereto.
“Quantum Board Recommendation” has the meaning specified in the Recitals hereto.
“Quantum Capital Stock” means the Quantum Common Stock and the Quantum Founder Common Stock.
“Quantum Closing Statement” has the meaning specified in Section 5.02(a).
“Quantum Common Stock” means the common stock, par value $0.0001 per share, of Quantum.
“Quantum Cure Period” has the meaning specified in Section 12.01(e).
“Quantum Disclosure Letter” has the meaning specified in the introduction to Article VII.
“Quantum Founder Common Stock” means the Quantum Common Stock issued to Persons listed in Section 1.01(c) of the Quantum Disclosure Letter.
“Quantum Group” has the meaning specified in Section 13.17.
“Quantum Indebtedness” means the amount, if any, at Closing, of all working capital loans or other Indebtedness, or other monetary obligations or amounts, owed by Quantum to any Affiliate, officer or director of Quantum, or, to any unaffiliated third-party lender to, or creditor of, Quantum; provided, however, that any obligations or amounts included in the Outstanding Quantum Expenses shall not be counted as “Quantum Indebtedness”.
“Quantum Marks” has the meaning specified in Section 8.10(b).
“Quantum Material Adverse Effect” means, with respect to Quantum and Sponsor, any Effect that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of Quantum or (b) prevents Quantum from consummating the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Quantum Material Adverse Effect”: (i) any change in applicable Laws or GAAP or any interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, or (iv) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of the Company or at the request of the Company, (vi) any earthquake, hurricane, disease outbreak, epidemic, pandemic, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (vii) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Quantum or Sponsor operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (viii) the amount of the Quantum Stockholder Redemption, (ix) any failure to obtain Quantum Stockholder Approval, (x) any change in the trading price or volume of Quantum Common Stock or Quantum Warrants; provided, that clause (x) shall not prevent a determination that any Effect not otherwise excluded from this definition of

A-1-11

Quantum Material Adverse Effect underlying such change in trading price has resulted in, or would reasonably be expected to result in, a Quantum Material Adverse Effect, (xi) any actions taken by the Company, its Subsidiaries or any of their respective Affiliates or Representatives or financing sources after the date of this Agreement, (xii) COVID-19 or any COVID-19 Measures, or Quantum’s or Sponsor’s compliance therewith, or (xiii) any matters set forth in Section 1.01(a) of the Quantum Disclosure Letter; provided that, in the case of clauses (i), (ii), (vi) and (vii), such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate and adverse impact on the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated competitors or comparable entities operating in the industries and markets in which the Quantum or Sponsor operate.
“Quantum Organizational Documents” means the Certificate of Incorporation and Quantum Bylaws, as amended, restated, modified or supplemented from time to time.
“Quantum Preferred Stock” means the preferred stock, par value $0.0001 per share, of Quantum.
“Quantum Public Shares” means shares of Quantum Common Stock, other than Excluded Shares, PIPE Shares and Quantum Sponsor Shares.
“Quantum Redeeming Shares” means shares of the Quantum Common Stock that are required to be redeemed pursuant to the Quantum Stockholder Redemption.
“Quantum Representations” means the representations and warranties of Quantum expressly and specifically set forth in Article VII of this Agreement, as qualified by the Quantum Disclosure Letter.
“Quantum Specified Representations” has the meaning specified in Section 11.03(a)(i).
“Quantum Sponsor Stockholders” means the Sponsors as defined in the Sponsor Support Agreement.
“Quantum Sponsor Shares” means the shares of Quantum Common Stock held by Quantum Sponsor Stockholders as of the date of this Agreement, being (i) with respect to Quantum Ventures LLC, 3,796,335 shares of Quantum Common Stock, (ii) with respect to Chardan Quantum LLC, 949,084 shares of Quantum Common Stock and (iii) with respect to each of the directors and officers of Quantum, 40,833 shares of Quantum Common Stock.
“Quantum Stockholder Approval” has the meaning specified in Section 7.02(b).
“Quantum Stockholder Matters” has the meaning specified in Section 10.02(e).
“Quantum Stockholder Redemption” has the meaning specified in Section 10.02(e).
“Quantum Stockholders” means the holders of shares of Quantum Capital Stock.
“Quantum Unit” has the meaning specified in Section 7.12.
“Quantum Warrants” means Private Warrants and Public Warrants.
“Registered Intellectual Property” has the meaning specified in Section 6.20(a).
“Registration Rights Agreement” has the meaning specified in the Recitals hereto.
“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to the Registration Statement Securities.
“Registration Statement Securities” has the meaning specified in Section 10.02(a).
“Regulatory Consent Authorities” means, as applicable, the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, and any other governmental or self-regulatory organization whose consent, or filing therewith, is necessary to consummate the Merger.
“Related Party Transaction” has the meaning specified in Section 6.24.
“Release Notice” has the meaning specified in Section 4.01(c).

A-1-12

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.
“Sanctions Laws” means any Law related to economic sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union or any of its Member States, the United Nations, or Her Majesty’s Treasury of the United Kingdom.
“Sarbanes-Oxley Act” has the meaning specified in Section 6.08(d).
“SEC” means the United States Securities and Exchange Commission.
“SEC Reports” has the meaning specified in Section 7.08(a).
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder, including the rules and regulations promulgated by any applicable self-regulatory organizations.
“Security Breach” means any (i) security breach or breach of Protected Data of the Company or its Subsidiaries under applicable Privacy and Security Requirements or any unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of Protected Data of the Company or its Subsidiaries or the Company’s own confidential information; or (ii) unauthorized interference with system operations or security safeguards of IT Systems, including any successful phishing incident or ransomware attack.
“Software” means any and all computer programs, software, firmware, databases, data collections, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form; and all related documentation and materials, including source code, object code, code repositories, development tools, application programming interfaces, user interfaces, architecture, files, manuals, programmers’ notes, derivative works, foreign language versions, fixes, upgrades, updates, enhancements, current and prior versions and releases, and all media and other tangible property necessary for the delivery or transfer of any of the foregoing.
“Special Meeting” has the meaning specified in Section 10.02(e).
“Specified Representations” has the meaning specified in Section 11.02(a)(i).
“Sponsor” means Quantum Ventures LLC, a Delaware limited liability company, and Chardan Quantum LLC, a Delaware limited liability company.
“Sponsor Earn Out Acceleration Event” has the meaning specified in Section 4.02(b).
“Sponsor Earn Out Shares” has the meaning specified in Section 4.02(a).
“Sponsor Support Agreement” means that certain Letter Agreement, dated as of the date hereof, by and among the Sponsor, the Company, Quantum and the other parties’ signatory thereto, as amended, restated, modified or supplemented from time to time.
“Sponsor Triggering Event” means each of the Triggering Event I, Triggering Event II and Sponsor Earn Out Acceleration event.
“Subscription Agreement” has the meaning specified in the Recitals hereto.
“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.
“Surviving Corporation” has the meaning specified in the Recitals hereto.

A-1-13

“Surviving Provisions” has the meaning specified in Section 12.02.
“Tax” means any federal, state, provincial, territorial, local, foreign or other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment related (including employee withholding or employer payroll), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, sales or use, or other tax or like assessment or charge in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.
“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.
“Terminating Company Breach” has the meaning specified in Section 12.01(b).
“Terminating Quantum Breach” has the meaning specified in Section 12.01(c).
“Termination Date” has the meaning specified in Section 12.01(b).
“Trademarks” has the meaning set forth in the definition of Intellectual Property.
“Trading Day” means any day on which shares of Company Common Stock are actually traded on the Trading Market.
“Trading Market” means the NYSE or such other stock market on which shares of Company Common Stock (being the principal stock market on which such shares shall then be trading) are trading at the time of the determination.
“Transaction Documents” means this Agreement, the Registration Rights Agreement, the Company Support Agreement, the Sponsor Support Agreement, the Subscription Agreements, the Exchange Agent Agreement, each Letter of Transmittal, the Amended and Restated Company Charter, the Amended and Restated Company Bylaws and all the other agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.
“Transactions” means the transactions contemplated by this Agreement, including the Merger.
“Transfer Taxes” has the meaning specified in Section 10.04(a).
“Treasury Regulations” means the regulations promulgated under the Code.
“Triggering Event I” means the first date on which the VWAP over any twenty (20) Trading Days within the preceding thirty (30) consecutive Trading Day period during the Earn Out Period is greater than or equal to $12.50.
“Triggering Event II” means the first date on which the VWAP over any twenty (20) Trading Days within the preceding thirty (30) consecutive Trading Day period during the Earn Out Period is greater than or equal to $15.00.
“Trust Account” has the meaning specified in Section 7.06(a).
“Trust Agreement” has the meaning specified in Section 7.06(a).
“Trustee” has the meaning specified in Section 7.06(a).
“VWAP” means, with respect to a Trading Day, the volume weighted average price for such Trading Day of one share of Company Common Stock on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function or, if not available, by another authoritative source mutually agreed by the Company and Quantum.
“WARN Act” has the meaning specified in Section 6.14(c).

A-1-14

“Warrant Agreement” means that certain Warrant Agreement, dated February 4, 2021, by and between Quantum and Continental Stock Transfer & Trust Company, as warrant agent.
“W&S” has the meaning specified in Section 13.17.
“W&S Privileged Communications” has the meaning specified in Section 13.17.
“Working Capital Loans” means any loan made to Quantum by any of the Sponsor, an Affiliate of the Sponsor, or any of Quantum’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.
Section 1.02   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Disclosure Letter”, “Exhibit” and “Annex” refer to the specified Article, Section, Disclosure Letter, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if), and (viii) references to “$” or dollar shall be references to United States dollars.
(b)   When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19).
(c)   Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(d)   Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(e)   The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.
(f)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(g)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(h)   The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. on the day that is immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” (the “Data Room”) maintained on Intralinks under the title “Project Triton” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.
(i)   The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical

A-1-15

delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
Section  1.03   Knowledge.   As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, the individuals identified in Section 1.03 of the Company Disclosure Letter, none of whom shall have any personal liability or obligations regarding such knowledge, and, in the case of Quantum, the individuals identified in Section 1.01(e) of the Quantum Disclosure Letter, none of whom shall have any personal liability or obligations regarding such knowledge.
Section  1.04   Equitable Adjustments.   Other than as contemplated by this Agreement, if between the date of this Agreement and the Closing the outstanding shares of Company Stock or shares of Quantum Capital Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by Quantum with respect to its shares of Quantum Capital Stock or rights to acquire Quantum Capital Stock, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Stock or shares of Quantum Capital Stock, as applicable, will be appropriately adjusted to provide to the holders of Company Stock or the holders of Quantum Capital Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Quantum, the Company or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement or any other Transaction Document.
ARTICLE II
THE MERGER
Section 2.01   The Merger.   At the Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Quantum and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into Quantum, following which the separate corporate existence of Merger Sub shall cease and Quantum shall continue as the Surviving Corporation after the Merger and as a direct, wholly owned subsidiary of the Company.
Section 2.02   Effective Time.   On the terms and subject to the conditions set forth herein, on the Closing Date, Quantum and Merger Sub shall cause the Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit E attached hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by Quantum and Merger Sub and specified in the Certificate of Merger, being the “Effective Time”).
Section 2.03   Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and Quantum shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and Quantum set forth in this Agreement to be performed after the Effective Time.
Section 2.04   Governing Documents.   Subject to Section 8.06, at the Effective Time, the Governing Documents of the Surviving Corporation shall be amended to read the same as the Governing Documents of Merger Sub as in effect immediately prior to the Effective Time.
Section 2.05   Directors/Managers and Officers of the Surviving Corporation.   Immediately after the Effective Time, the board of directors and officers of the Surviving Corporation shall be as the Company may determine.
ARTICLE III
EFFECTS OF THE MERGER
Section 3.01   Effect of Merger on Capital Stock.   On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any further action on the part of any Party or the holders of any securities of Quantum, the following shall occur:

A-1-16

(a)   At the Effective Time, each PIPE Share and each Quantum Sponsor Share will be converted into, and the PIPE Stockholders and the Quantum Sponsor Stockholders shall be entitled to receive for each such share, one (1) share of Company Common Stock.
(b)   At the Effective Time, each share of Quantum Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Share, PIPE Share and Quantum Sponsor Share) will be converted into, and each holder thereof shall be entitled to receive for each such share, a number of shares of Company Common Stock equal to (1) the sum of (x) the Post-Redemption Quantum Public Share Number plus (y) 750,000 divided by (2) the Post-Redemption Quantum Public Share Number.
(c)   From and after the Effective Time, each of the Pre-Closing Holders shall cease to have any other rights in and to Quantum or the Surviving Corporation, and each Certificate relating to the ownership of shares of Quantum Common Stock (other than any Excluded Share) shall thereafter represent only the right to receive the applicable portion of the Closing Quantum Share Consideration in accordance with, and subject to the terms and conditions of this Agreement.
(d)   Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, the shares of common stock of the Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
(e)   Each share of Quantum Common Stock held in Quantum’s treasury or owned by Quantum, Merger Sub or the Company immediately prior to the Effective Time shall be cancelled and no consideration shall be paid or payable with respect thereto.
(f)   Notwithstanding anything in this Agreement to the contrary, no fraction of a share of Company Common Stock will be issued by virtue of the Merger, and any such fractional share (after aggregating all fractional shares of Company Common Stock that otherwise would be received by a Pre-Closing Holder) shall be rounded down to the nearest whole share.
Section 3.02   Merger Consideration.
(a)   Deposit with Exchange Agent.   Prior to the Closing, the Company shall appoint a commercial bank or trust company reasonably acceptable to Quantum (such consent not to be unreasonably withheld, conditioned or delayed) to act as paying and exchange agent hereunder (the “Exchange Agent”). Immediately prior to the Effective Time, the Company shall deposit with the Exchange Agent the number of shares of Company Common Stock equal to the Closing Quantum Share Consideration.
(b)   Exchange Procedures.
(i)   The Company will (x) promptly issue and allot, credited as fully paid, or cause to be issued and allotted, credited as fully paid, to the Pre-Closing Holders (other than holders of Excluded Shares), the number of shares of Company Common Stock issued pursuant to Section 3.01(a) or Section 3.01(b) at the Effective Time and (y) direct the Exchange Agent to take all necessary action to record and effect the same.
(ii)   Any Closing Quantum Share Consideration that is to be issued to Pre-Closing Holders under this Agreement will be issued directly to the registered Pre-Closing Holders. If any portion of the Merger Consideration is to be issued to a Person other than the Person in whose name the relevant Quantum Capital Stock was registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Quantum Capital Stock shall have been permitted in accordance with the terms of (x) the Quantum Organizational Documents, as in effect immediately prior to the Effective Time, and (y) this Agreement and the Sponsor Support Agreement, (ii) if certificated, the certificate or certificates for shares of Quantum Capital Stock

A-1-17

(collectively, the “Certificates”) shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such portion of the Closing Quantum Share Consideration, or the Person in whose name such portion of the Closing Quantum Share Consideration is issued, shall have already executed and delivered counterparts to such other documents as are reasonably deemed necessary by the Surviving Corporation or Quantum, and (iv) the Person requesting such delivery shall pay to Quantum any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such certificate of Quantum Capital Stock or establish to the satisfaction of the Surviving Corporation and Quantum that such Tax has been paid or is not payable.
(iii)   All shares of Company Common Stock issued and delivered upon the surrender of shares of Quantum Common Stock in accordance with the terms of this Article III shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such shares of Quantum Common Stock. To the extent that such Quantum Common Stock are represented by Certificates, the holders of such Quantum Common Stock will be provided a Letter of Transmittal to send their certificated shares of Quantum Common Stock to the Exchange Agent for the shares of Company Common Stock that are issuable in respect of the holder’s shares of Quantum Common Stock, and the Exchange Agent will, upon receipt of completed documentation required by the Letter of Transmittal from such holder, issue shares of the Company Common Stock that are issuable in respect of the holder’s shares of Quantum Common Stock. To the extent that the shares of Quantum Common Stock are held in book entry, the issuance of the shares of Company Common Stock will automatically be made by the Exchange Agent.
(c)   Lost, Stolen or Destroyed Certificates.   In the event any Certificate shall have been lost, stolen or destroyed: (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and (ii) if required by the Company, the posting by such Person of a bond in customary amount and upon such terms as may reasonably be required by the Company as indemnity against any claim that may be made against it, the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue the portion of the Closing Quantum Share Consideration attributable to such Certificate (after giving effect to any required Tax withholdings as provided in Section 3.05).
Section 3.03   Quantum Warrants.   At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Quantum Warrants, each Quantum Warrant that is outstanding immediately prior to the Effective Time shall, pursuant to and in accordance with Section 4.5 of the Warrant Agreement, automatically and irrevocably be modified to provide that such Quantum Warrant shall no longer entitle the holder thereof to purchase the amount of share(s) of Quantum Common Stock set forth therein and in substitution thereof such Quantum Warrant shall entitle the holder thereof to acquire such number of shares of Company Common Stock per Quantum Warrant, subject to adjustments as provided in Sections 4.1, 4.2, 4.3 and 4.4 of the Warrant Agreement, that such holder was entitled to acquire pursuant to the terms and conditions of the Warrant Agreement if the Quantum Warrant was exercised prior to the Transactions. The Parties shall cause the Warrant Agreement to be amended or supplemented to the extent necessary to give effect to this Section 3.03.
Section 3.04    Payoff Amount and Expenses.
(a)   At the Closing, the Surviving Corporation, on behalf of Quantum, shall pay, or cause to be paid the Payoff Amount, if any, to such account or accounts as Quantum has specified to the Company in writing at least two (2) Business Days prior to the Closing Date.
(b)   On the Closing Date, following the Closing, the Surviving Corporation shall pay, or cause to be paid, all the Outstanding Quantum Expenses.
Section 3.05   Withholding Rights.   Notwithstanding anything in this Agreement to the contrary, all amounts or value deliverable in connection with this Agreement by Quantum, Merger Sub, the Company, the Surviving Corporation, the Exchange Agent and their respective Affiliates shall be paid free and clear and without any deduction or withholding for Taxes, except for any amount required to be deducted and

A-1-18

withheld with respect to the making of such payment under applicable Law. Prior to making any deduction or withholding in respect of amounts payable to any Pre-Closing Holder in connection with this Agreement (other than any deduction or withholding (i) in respect of any payroll withholding in connection with any payments that are compensatory in nature for U.S. federal income tax purposes or (ii) attributable to the Company’s failure to deliver the certification and notice required under Section 9.08), the Company shall use commercially reasonable efforts to provide or cause to be provided at least seven (7) days prior notice of such deduction or withholding to the applicable Pre-Closing Holder, and all parties shall reasonably cooperate to reduce or eliminate any applicable withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority consistent with the terms of this Section 3.05, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.
ARTICLE IV
EARN OUTS
Section 4.01   Company Earn Out.
(a)   At the Closing, Monex shall deliver, or cause to be delivered, electronically through The Depository Trust Company (“DTC”), using DTC’s Deposit/Withdrawal At Custodian System, to an escrow agent (the “Escrow Agent”), to hold on behalf of Monex, 34,148,232 shares of Company Common Stock (the “Monex Earn Out Shares”) to be held in an escrow account (the “Escrow Account”) established pursuant to an escrow agreement to be entered into at or prior to the Closing by Quantum, the Sponsor, the Company, Merger Sub, Monex and the Escrow Agent (the “Escrow Agreement”), which shall be in a form reasonably satisfactory to Quantum, the Sponsor, the Company, Merger Sub and Monex. Following the Closing, the Monex Earn Out Shares shall be released and delivered as follows, upon the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement:
(i)   Upon the occurrence of Triggering Event I, an aggregate of fifty percent (50%) of the Monex Earn Out Shares will be released from the Escrow Account and distributed to Monex or to Monex’s Permitted Transferees (as defined in the Company Support Agreement);
(ii)   Upon the occurrence of Triggering Event II, an aggregate of fifty percent (50%) of the Monex Earn Out Shares will be released from the Escrow Account and distributed to Monex or to Monex’s Permitted Transferees (as defined in the Company Support Agreement); and
(iii)   if the conditions set forth in Section 4.01(a)(i) or Section 4.01(a)(ii) have not been satisfied within the Earn Out Period, any Monex Earn Out Shares remaining in the Escrow Account shall be automatically released to the Company for cancellation and Monex shall not have any right to receive such Monex Earn Out Shares or any benefit therefrom.
(b)   If, during the Earn Out Period, there is a Change of Control Transaction with respect to the Company (or a successor thereof), (i) the Triggering Event I with respect to the Monex Earn Out Shares shall have been deemed to occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $12.50 but less than $15.00 and (ii) the Triggering Event I and the Triggering Event II with respect to the Monex Earn Out Shares shall have been deemed to simultaneously occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $15.00 (each such event described in clauses (i) and (ii), a “Monex Earn Out Acceleration Event”).
(c)   Promptly upon the occurrence of any Monex Triggering Event, or as soon as practicable after the Company becomes aware of the occurrence of such Monex Triggering Event or receives written notice of such Monex Triggering Event from Monex, the Company and Monex shall jointly prepare and deliver, or cause to be prepared and delivered, a written notice to the Escrow Agent (a “Release Notice”), which shall set forth in reasonable detail the Monex Triggering Event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Monex Earn Out Shares to be released).

A-1-19

(d)   For the avoidance of doubt, Monex shall be entitled to receive the Monex Earn Out Shares upon the occurrence of each Monex Triggering Event; provided, that each Monex Triggering Event shall only occur once, if at all; provided, further, that Triggering Event I and Triggering Event II may be achieved at the same time or over the same overlapping trading days.
(e)   The Parties agree that the delivery of the Monex Earn Out Shares shall be treated as an adjustment to the Closing Monex Share Consideration for Tax purposes.
Section 4.02   Sponsor Earn Out.
(a)   At the Closing, the Sponsor shall deliver, or cause to be delivered, electronically through the DTC, using DTC’s Deposit/Withdrawal At Custodian System, to the Escrow Agent, 798,894 of the shares of Company Common Stock to be delivered to Sponsor in accordance with Section 3.01(a) (the “Sponsor Earn Out Shares”).
(b)   If, during the Earn Out Period, there is a Change of Control Transaction with respect to the Company (or a successor thereof), (i) the Triggering Event I with respect to the Sponsor Earn Out Shares shall have been deemed to occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $12.50 but less than $15.00 and (ii) the Triggering Event I and the Triggering Event II with respect to the Sponsor Earn Out Shares shall have been deemed to simultaneously occur if the per share consideration paid in such Change of Control Transaction is equal to or in excess of $15.00 (each such event described in clauses (i) and (ii), an “Sponsor Earn Out Acceleration Event”).
(c)   Upon receipt of the Sponsor Earn Out Shares, the Escrow Agent will place the Sponsor Earn Out Shares in the Escrow Account. Following the Closing, the Sponsor Earn Out Shares shall be released and delivered as follows, upon the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement:
(i)   upon the occurrence of Triggering Event I, fifty percent (50%) of the Sponsor Earn Out Shares will be released from the Escrow Account and distributed to the Sponsor;
(ii)   upon the occurrence of Triggering Event II, fifty percent (50%) of the Sponsor Earn Out Shares will be released from the Escrow Account and distributed to the Sponsor; and
(iii)   if the conditions set forth in Section 4.02(c)(i) or Section 4.02(c)(ii) have not been satisfied within the Earn Out Period, any Sponsor Earn Out Shares remaining in the Escrow Account shall be automatically released to the Company for cancellation and the Sponsor shall not have any right to receive such Sponsor Earn Out Shares or any benefit therefrom.
(d)   Promptly upon the occurrence of any Sponsor Triggering Event, or as soon as practicable after the Company becomes aware of the occurrence of such Sponsor Triggering Event or receives written notice of such Sponsor Triggering Event from Sponsor, the Company and Sponsor shall jointly prepare and deliver, or cause to be prepared and delivered, a Release Notice, which shall set forth in reasonable detail the Sponsor Triggering Event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Sponsor Earn Out Shares to be released to Sponsor).
(e)   For the avoidance of doubt, the Sponsor shall be entitled to receive Sponsor Earn Out Shares upon the occurrence of each Sponsor Triggering Event; provided, however, that each Sponsor Triggering Event shall only occur once, if at all; provided, further, that Triggering Event I and Triggering Event II may be achieved at the same time or over the same overlapping trading days.
(f)   The Parties agree that the delivery of the Sponsor Earn Out Shares shall be treated as an adjustment to the Closing Quantum Share Consideration for Tax purposes.
Section 4.03   Equitable Adjustments.   The Monex Earn Out Shares, the Sponsor Earn Out Shares, and the per share price of $12.50 and $15.00 referenced in each of the Monex Triggering Event and the Sponsor Triggering Event shall be equitably adjusted for stock splits, reverse stock splits, stock dividends,

A-1-20

reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Company Common Stock occurring on or after the Closing.
ARTICLE V
CLOSING TRANSACTIONS
Section 5.01   Closing.   On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article XI (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as Quantum and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date”.
Section 5.02   Closing Statements.
(a)   Quantum Closing Statement.   On the date that is four (4) Business Days prior to the Closing Date, Quantum shall prepare and deliver to the Company a written statement (the “Quantum Closing Statement”) setting forth its good faith estimate and calculation of: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the Quantum Stockholder Redemption) and the PIPE Investment proceeds received and to be received by Quantum prior to the Closing; (b) the aggregate amount of all payments required to be made in connection with the Quantum Stockholder Redemption; (c) all unpaid fees and disbursements of Quantum for outside counsel and fees and expenses of Quantum or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Quantum in connection with Quantum’s initial public offering (including any deferred underwriter fees) or the Transactions (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Quantum Expenses”) and (d) the Payoff Amount, if any. The Quantum Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. Following the Company’s receipt of the Quantum Closing Statement and through the Closing Date, the Company shall have the right to review and comment on such calculations and estimates, Quantum shall consider and reflect in good faith any such comments made by the Company, and Quantum and the Company shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculation of the items set forth on the Quantum Closing Statement (and any updates or revisions as may be agreed to by Quantum and the Company shall be included in the Quantum Closing Statement, with such Quantum Closing Statement and all items and amounts set forth therein being final, conclusive, and binding upon, and non-appealable by, the parties hereto). Quantum shall, and shall cause its Representatives to, (i) reasonably cooperate with the Company and its Representatives to the extent related to the Company’s review of the Quantum Closing Statement and Updated Quantum Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (ii) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Quantum Closing Statement and Updated Quantum Closing Statement and reasonably requested by the Company or its Representatives in connection with such review; provided, that, the Company shall not, and shall cause its Representatives to not, unreasonably interfere with the business of Quantum and its Subsidiaries in connection with any such access.
(b)   Company Closing Statement.   On the date that is four (4) Business Days prior to the Closing Date, the Company shall deliver to Quantum a written statement (the “Company Closing Statement”) setting forth its good faith estimate or calculation of the following fees and expenses incurred by or on behalf of the Company or Monex in connection with the Transactions, including preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof): (i) the fees and disbursements of outside counsel to the Company and Monex incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts and

A-1-21

financial advisors employed by the Company in connection with the Transactions (collectively, the “Outstanding Company Expenses”), including a detailed itemization of the components thereof. Following Quantum’s receipt of the Company Closing Statement and through the Closing Date, Quantum shall have the right to review and comment on such calculations and estimates, the Company shall consider and reflect in good faith any such comments made by Quantum, and the Company and Quantum shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculation of the items set forth on the Company Closing Statement (and any updates or revisions as may be agreed to by the Company and Quantum shall be included in the Company Closing Statement, with such Company Closing Statement and all items and amounts set forth therein being final, conclusive, and binding upon, and non-appealable by, the parties hereto). The Company shall, and shall cause its Representatives to, (i) reasonably cooperate with Quantum and its Representatives to the extent related to Quantum’s review of the Company Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (ii) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Company Closing Statement and reasonably requested by Quantum or its Representatives in connection with such review; provided that, Quantum shall not, and shall cause its Representatives to not, unreasonably interfere with the business of the Company and its Subsidiaries in connection with any such access.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (i) as set forth in the disclosure letter delivered to Quantum by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) and (ii) as contemplated by the Pre-Closing Restructuring Plan or otherwise in connection with the Pre-Closing Restructuring, the Company represents and warrants to Quantum as follows:
Section 6.01   Corporate Organization of the Company.   The Company has been duly incorporated, is validly existing as a corporation and its status is active under the Laws of the State of Florida. The copies of the Governing Documents of the Company, as in effect on the date hereof, previously made available by the Company to Quantum are true, correct and complete and are in full force and effect as of the date of this Agreement. The Company has the requisite corporate power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to have such corporate power and authority to own, operate and lease and to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not in violation of any of the provisions of its Governing Documents, except where such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 6.02   Subsidiaries.   The Subsidiaries of the Company and their respective jurisdictions of incorporation or organization, in each case, as of the date of this Agreement are set forth in Section 6.02 of the Company Disclosure Letter. The Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except as would not be material to the Company and its Subsidiaries, taken as a whole. Copies of the Governing Documents of each Subsidiary previously made available by the Company to Quantum are true, correct and complete and are in full force and effect as of the date of this Agreement. Each Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and will not conduct any business

A-1-22

prior to the Closing except for matters incidental to engaging in the Transactions, and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Document to which it is or will be a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Documents, as applicable.
Section 6.03   Due Authorization.   Subject to the Company Stockholder Approval by Monex and the Merger Sub Stockholder Approval by the Company, each of the Company and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is or will be a party and (subject to the approvals described in Section 6.05 of the Company Disclosure Letter) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the respective boards of directors of the Company and Merger Sub and other than execution and delivery of the Company Stockholder Approval and the Merger Sub Stockholder Approval, no other corporate or equivalent proceeding on the part of the Company or Merger Sub is necessary to authorize this Agreement or such Transaction Documents or the Company’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Document (when executed and delivered by the Company and Merger Sub) will be, duly and validly executed and delivered by the Company and Merger Sub and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Document will constitute, a valid and binding obligation of the Company and Merger Sub, enforceable against the Company and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).
Section 6.04   No Conflict.   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 6.04 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and each Transaction Document to which each of the Company and Merger Sub is or will be a party by the Company and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the Governing Documents of the Company or Merger Sub, (b) conflict with or violate any provision of, or result in the breach of or default by the Company or Merger Sub under any applicable Law or Governmental Order, (c) except as set forth in Section 6.04(c) of the Company Disclosure Letter, require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any Material Contract or Lease, (d) result in the creation of any Lien (except for Permitted Liens) upon any of the properties, rights or assets of the Company or any of its Subsidiaries, or (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien (except for Permitted Liens) or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, in each case of clauses (b) through (f), for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 6.05   Governmental Authorities; Consents.   Assuming the truth and completeness of the representations and warranties of Quantum contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or Merger Sub with respect to the Company’s or Merger Sub’s execution, delivery and performance of this Agreement and the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for (i) applicable requirements of Securities Law, (ii) the filing of the Certificate of Merger in accordance with the DGCL, (iii) any actions, Permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company or Merger Sub to perform or comply with on a timely basis any material obligation of the Company or Merger Sub under this Agreement or to consummate the

A-1-23

Transactions in accordance with the terms hereof and (iv) as otherwise disclosed in Section 6.05 of the Company Disclosure Letter.
Section 6.06   Current Capitalization.
(a)   As of the date hereof, the authorized capital stock of the Company consists of (1) 200,000,000 shares of Company Common Stock, of which 1,000 shares are outstanding, all of which are held by Monex as the sole shareholder of the Company, and (2) 25,000,000 shares of Company Preferred Stock, none of which are outstanding. The outstanding shares of Equity Securities of the Company (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) are free and clear of all Liens (other than the restrictions under applicable Securities Laws, transfer restrictions existing under the terms of the Governing Documents of the Company, and Permitted Liens) and (iii) are not subject to any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) or preemptive or similar rights.
(b)   Other than as set forth in this Section 6.06 or in Section 6.06 of the Company Disclosure Letter or contemplated in this Agreement, there are (i) no subscriptions, puts, calls, obligations, options, warrants or other rights (including preemptive rights), commitments or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, sell or otherwise transfer, any Equity Securities in, or other securities convertible into or exchangeable or exercisable for Company Stock, (ii) no Contracts to which the Company is a party or by which the Company or any of its assets or properties are bound obligating the Company to issue or sell any Equity Securities of the Company, (iii) no restricted shares, stock appreciation rights, equity equivalents, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in the Company, (iv) as of the date hereof, (A) no obligations or commitments of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company or make payments in respect of such shares, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person (other than any Subsidiary of the Company), and (B) no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote, (iv) no equityholder agreements, voting agreements, voting trusts, proxies, registration rights agreements or other similar agreements relating to the Company’s equity interests to which the Company is a party and (v) as of the date hereof, no shares of common stock, preferred stock, incentive equity, phantom equity or other Equity Securities of the Company issued and outstanding.
Section 6.07   Capitalization of Subsidiaries.
(a)   The outstanding shares of Equity Securities of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Section 6.07(a) of the Company Disclosure Letter, all of the outstanding ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable Securities Laws, transfer restrictions existing under the terms of the Governing Documents of such Subsidiary, and Permitted Liens) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights.
(b)   Except as set forth in Section 6.07(b) of the Company Disclosure Letter or contemplated in this Agreement, there are (i) no outstanding Equity Securities of the Company or any of its Subsidiaries convertible into or exchangeable for Equity Securities in any Subsidiary of the Company, (ii) no subscriptions, puts, calls, obligations, options, warrants or other rights (including preemptive rights), commitments or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, sell or otherwise transfer, any Equity Securities in, any Subsidiary of the Company, (ii) no Contracts to which a Subsidiary of the Company is a party or by which the Subsidiary of the Company or any of its assets or properties are bound obligating the Subsidiary of the Company to issue or sell any Equity Securities of, the Subsidiary of the Company, or (iii) no restricted shares, stock appreciation rights, equity equivalents, performance

A-1-24

shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii), in addition to all ownership interests of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”).
(c)   Except as set forth in Section 6.07(c) of the Company Disclosure Letter or contemplated in this Agreement, there are no (i) voting agreements, voting trusts, proxies, registration rights agreements, equityholders agreements or other similar agreements or understandings to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound with respect to the voting or transfer of any shares of capital stock of such Subsidiary, (ii) obligations or commitments of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities or make payments in respect of such shares, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person, (iii) outstanding bonds, debentures, notes or other indebtedness of any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the stockholders of any Subsidiary of the Company may vote, or (iv) as of the date hereof, shares of common stock, preferred stock, incentive equity, phantom equity or other Equity Securities of any Subsidiary of the Company issued and outstanding.
(d)   Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries owns or has the right to acquire, directly or indirectly, any Equity Securities in any Person.
Section 6.08   Financial Statements.
(a)   The Company has delivered to Quantum true and complete copies of (i) the audited consolidated statements of financial condition of the Company and its Subsidiaries as of March 31, 2021 and March 31, 2020, and the related audited consolidated statements of income, cash flows and shareholder’s equity for the fiscal years ended March 31, 2021 and March 31, 2020, together with the auditor’s reports thereon (the “Audited Financial Statements”) prepared in accordance with GAAP and audited in accordance with PCAOB standards and containing an unqualified report of the Company’s auditor, and (ii) the unaudited consolidated statements of financial condition of the Company and its Subsidiaries as of June 30, 2021 (the “Most Recent Balance Sheet”) and March 31, 2021, and related unaudited consolidated statements of income, cash flows and shareholder’s equity for the three-month periods ended June 30, 2021 and June 30, 2020, respectively, reviewed by the Company’s independent public accountants (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).
(b)   The Financial Statements (i) have been prepared from, and reflect in all material respects, the books and records of the Company and its Subsidiaries in accordance with GAAP, (ii) present fairly, in all material respects, the consolidated financial position, results of operations, cash flows and changes in shareholders’ equity of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied in all material respects throughout the periods covered thereby (except, in the case of the Interim Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments) and (iii) when included in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 10.02, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act applicable to the Company, as registrant, and in effect as of the respective dates thereof.
(c)   The Additional Interim Financial Statements, when delivered (i) will be prepared from, and reflect in all material respects, the books and records of the Company and its Subsidiaries in accordance with GAAP, (ii) present fairly, in all material respects, the consolidated financial position, results of operations, cash flows and changes in shareholders’ equity of the Company and its Subsidiaries as of the dates and for the periods indicated in such Additional Interim Financial Statements in conformity with GAAP consistently applied in all material respects throughout the periods covered thereby (except for the absence of footnotes and other presentation items and normal year-end adjustments) and (iii) when included in the Registration Statement for filing with the SEC following the date of this

A-1-25

Agreement in accordance with Section 10.02, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act applicable to the Company, as registrant, and in effect as of the respective dates thereof.
(d)   The Company and its Subsidiaries, on a consolidated basis, maintain a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to (i) provide reasonable assurance regarding the reliability of the Company’s and its Subsidiaries’ financial reporting and (ii) permit the preparation of financial statements in accordance with GAAP. The Company has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).
(e)   KPMG LLP is a public accounting firm registered with the PCAOB and is independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the SEC and the PCAOB.
(f)   The Company qualifies as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”).
(g)   There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company that would be prohibited by Section 402 of the Sarbanes-Oxley Act following the Closing.
Section 6.09   Undisclosed Liabilities.   As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business of the Company and its Subsidiaries, (c) arising under this Agreement or the performance by the Company or Merger Sub of their obligations hereunder, (d) disclosed in Section 6.09 of the Company Disclosure Letter or (e) that will be discharged or paid off prior to or at the Closing or that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
Section 6.10   Litigation and Proceedings.   Except as set forth in Section 6.10 of the Company Disclosure Letter, as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened in writing Actions against the Company or any of its Subsidiaries or any of their respective properties, rights or assets which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 6.10 of the Company Disclosure Letter, as of the date of this Agreement, there is no, and since April 1, 2018, there has been no, Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their respective properties, rights or assets that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date hereof, none of the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the three preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to be, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 6.11   Compliance with Laws.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except (i) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 6.21) and compliance with Tax Laws (which are the subject of Section 6.15) and (ii) as set forth in Section 6.11

A-1-26

of the Company Disclosure Letter, the Company and its Subsidiaries are, and since April 1, 2018 have been, in compliance with all applicable Laws and Governmental Orders. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except as set forth in Section 6.11 of the Company Disclosure Letter, since April 1, 2018 through the date hereof, (a) neither the Company nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits and (b) no charge, claim, assertion or Action of any violation of any Law, Governmental Order or material Permit by the Company or any of its Subsidiaries is currently threatened in writing against the Company or any of its Subsidiaries. Except as set forth in Section 6.11 of the Company Disclosure Letter, as of the date hereof (A) no investigation, examination, audit or review by any Governmental Authority with respect to the Company or any of its Subsidiaries, including Dual Registrant and Dual Registrant’s Associated Persons, is pending or, to the knowledge of the Company, threatened in writing, other than those the outcome of which would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, (B) no such investigations, examinations, audits or reviews have been conducted into the Company or any of its Subsidiaries, including Dual Registrant and Dual Registrant’s Associated Persons, by any Governmental Authority since April 1, 2018, other than those the outcome of which did not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, taken as a whole, and (C) Dual Registrant has not received any notice or communication of any unresolved violation or exception, whether as to Dual Registrant or any of Dual Registrant’s Associated Persons from any Governmental Authority. Neither the Company nor its Subsidiaries is registered or required to be registered or licensed or required to be licensed (a) with the SEC, the securities commission of any state or any other Governmental Authority as an investment adviser or investment manager, (b) with the CFTC or under Laws applicable to it in non-U.S. jurisdictions as a commodity pool operator, commodity trading advisor, introducing broker, retail foreign exchange dealer, swap dealer or major swap participant, or (c) as a bank, trust company, transfer agent, municipal advisor, insurance company, forex firm or insurance broker, except where the failure to be so registered or licensed would not reasonably be expected to have a Material Adverse Effect.
Section 6.12    Contracts; No Defaults.
(a)   Except for the Leases, Section 6.12(a) of the Company Disclosure Letter sets forth a complete and accurate list of all of the following Contracts to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party or is otherwise bound:
(i)   each Contract that (A) requires aggregate future payments to the Company and its Subsidiaries in excess of $1,000,000 in any fiscal year and may not be terminated without cause by the counterparty on fewer than one hundred and twenty (120) days’ notice or (B) grants to any Person (other than the Company or its Subsidiaries) (1) any “most favored nation” provisions or other price guarantees for a period greater than one (1) year or (2) material non-competition, non-solicitation or no-hire provisions imposed on the Company or its Subsidiaries, other than no-hire provisions customarily included in service vendor contracts;
(ii)   any collective bargaining or similar agreement with any trade or labor union, works council or other labor organization;
(iii)   (x) Contracts entered into during the one (1) year period prior to the date hereof with respect to mergers, acquisitions or sales of any Person or material business unit thereof by the Company or any of its Subsidiaries other than such Contracts between the Company and its Subsidiaries (each an “M&A Contract”), or (y) M&A Contracts in which the Company or any of its Subsidiaries have any ongoing material obligations or liabilities, including deferred purchase price payments, earn-out payments or indemnification obligations;
(iv)   Contracts establishing (x) partnerships or (y) joint ventures, in each case, that are material to the Company and its Subsidiaries, taken as a whole (excluding, in the case of clause (x) any Subsidiaries of the Company);
(v)   Contracts prohibiting or restricting in any material respect the ability the Company or its Subsidiaries to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person, in each case, in any material respect, other than

A-1-27

customary restrictions with respect to the sale or delivery of products in certain geographical areas and non-solicitation and no-hire provisions, in each case, entered into in the ordinary course of business;
(vi)   each Contract with Governmental Authorities requiring aggregate future payments to the Company and its Subsidiaries in excess of $250,000 in any fiscal year;
(vii)   Contracts for indebtedness for borrowed money or any guarantee thereof, including any mortgage, indenture, note, installment obligation or other instrument or agreement related thereto, except any such Contract (A) with an aggregate outstanding principal amount not exceeding $1,000,000 or (B) between or among the Company and its Subsidiaries;
(viii)   Contracts that relate to the settlement or final disposition of any material Action within the last year pursuant to which the Company or any of its Subsidiaries has ongoing obligations or liabilities, in each case, in excess of $250,000;
(ix)   each material Contract to which the Company or any of its Subsidiaries is a party relating to the development, ownership, use, registration, or enforcement of, or exercise of any rights under, Intellectual Property (excluding (A) non-exclusive licenses granted to customers in the ordinary course of business, (B) licenses to Open Source Components, (C) nondisclosure agreements, (D) invention assignment agreements with current and former employees, Individual Consultants, and Individual Independent Contractors of the Company and its Subsidiaries, (E) inbound non-exclusive licenses in respect of commercially available off-the-shelf Software having a replacement cost of less than $1,000,000 and (F) non-exclusive licenses that are merely incidental to the transaction contemplated in such license, including: (i) a sales or marketing Contract that includes an incidental non-exclusive license to use the trademarks of the Company for the purposes of advertising and selling the Company services during the term of and in accordance with such Contract; and (ii) a Contract to purchase or lease equipment, such as a photocopier, computer, or mobile phone that also contains a non-exclusive license of Intellectual Property); and
(x)   Contracts with any officer, director, manager, stockholder, member of an Affiliate of the Company, any of its Subsidiaries or any of their respective relatives or Affiliates (other than the Company or any of the Company’s Subsidiaries) (excluding Governing Documents) (“Affiliate Agreements”).
(b)   All of the foregoing set forth in Section 6.12(a) of the Company Disclosure Letter, including all amendments and modifications thereto, are sometimes collectively referred to as “Material Contracts”. The Company has furnished or otherwise made available to Quantum true, complete and correct copies of all Material Contracts. Each Material Contract sets forth the entire agreement and understanding between the Company or its Subsidiaries and the other parties thereto. Each Material Contract is valid, binding and in full force and effect (subject to the Enforceability Exceptions and assuming such Material Contract is a valid and legally binding obligation of the counterparty thereto). None of the Company, its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or violation of any Material Contract in any material respect. There is no event or condition that exists that constitutes or, with or without notice or the passage of time or both, would constitute any such default or violation by the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto, or give rise to any acceleration of any obligation or loss of rights or any right of termination of a Material Contract. Since April 1, 2020, neither the Company nor any of its Subsidiaries has received any notice or request, in each case, in writing, on behalf of any other party to a Material Contract to terminate, cancel or not renew such Material Contract, or to renegotiate any material term thereof that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, or alleging or disputing any breach or default under such Material Contract.
Section 6.13   Company Benefit Plans.
(a)   Section 6.13(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income

A-1-28

Security Act of 1974, as amended (“ERISA”), and any stock purchase, stock option, equity or phantom equity compensation, severance, medical, dental, vision, disability, life insurance, health and welfare plan, retirement, employment, individual consulting, retention, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, in each case, which are contributed to (or required to be contributed to), sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or Individual Independent Contractor or Individual Consultant of the Company or its Subsidiaries (the “Company Employees”), other than any statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority.
(b)   With respect to each Company Benefit Plan, the Company has delivered or made available to Quantum copies of (i) each Company Benefit Plan and any current trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description and subsequent summaries of material modification not incorporated therein, if any, required under ERISA with respect to such Company Benefit Plan, (iii) the most recent annual report on Form 5500 with respect to each Company Benefit Plan (if applicable) and all related schedules attached thereto, (iv) the most recent actuarial valuation (if applicable) relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan; (vi) the most recent nondiscrimination testing results; (vii) the three (3) most recent years of Forms 1094-C and a list of the three (3) most recent years of Forms 1095-C, if applicable; and (viii) all material communications received from or sent to the Internal Revenue Service or the Department of Labor.
(c)   Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, each Company Benefit Plan has been maintained, funded, established, operated and administered in compliance respects with its terms and all applicable Laws, including ERISA and the Code. There is no material Action pending or, to the knowledge of the Company, threatened against any Company Benefit Plan relating to any such plan or the assets, fiduciaries or administrators thereof (other than routine claims in the ordinary course of business for benefits under such plans). No material audits, inquiries, reviews, proceedings, claims, or demands are pending with the United States Internal Revenue Service (“IRS”), United States Department of Labor, Pension Benefit Guaranty Corporation or any other Governmental Authority. All premiums, contributions, or other payments required to have been made by applicable Law or under the terms of any such Company Benefit Plan or any Contract or agreement relating thereto have been made on a timely basis (and there are no outstanding liabilities for Taxes, penalties or fees with respect to any such Company Benefit Plan. The Company has, at all relevant times, made an offer of minimum essential coverage to their respective full-time employees such that the Company is not responsible for any assessable payment under Section 4980H(a) or (b) of the Code.
(d)   Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and each related trust that is intended to be exempt from federal income Tax pursuant to Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and there are no existing circumstance or events, and, nothing has occurred that would reasonably be expected to adversely affect such qualification or exemption, as the case may be.
(e)   Neither the Company nor any of its Subsidiaries has incurred any current or projected, including contingent, liability in respect of post-employment or post-retirement health, medical, life insurance or other welfare benefits for current, former or retired employees of Company or any of its Subsidiaries, except as required under Section 4980B of the Code (or comparable state or foreign Law).
(f)   Neither the Company nor any of its Subsidiaries maintains, sponsors contributes to, has ever been maintained, sponsored or been required to contribute to with respect to (i) any “multiemployer plan” (as such term is defined in Sections 3(37) or 4001(a)(3) of ERISA or under Sections 413(c) or 414(f)

A-1-29

of the Code); (ii) any plan or arrangement that is or was subject to Section 412 of the Code or Section 302 or Title IV of ERISA; (iii) any “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; or (iv) any “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA.
(g)   Except as set forth in Section 6.13(g) of the Company Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event) will (i) result in the payment to any current or former employee, director, officer or Individual Independent Contractor of any money or other property or otherwise cause any Company Benefit Plan to increase benefits otherwise due thereunder; (ii) accelerate or modify the time of payment or the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Person; (iii) limit or restrict the ability to merge, amend or terminate any Company Benefit Plan; (iv) trigger, or entitle, any current or former employee, officer, director, Individual Independent Contractor, or Individual Consultant of the Company to any payments or benefits under any Company Benefit Plan (including severance, supplemental unemployment compensation, change in control payments or otherwise); or (v) by virtue of Section 280G(b)(5) of the Code, result in any payment or benefit to any Person that would constitute an “excess parachute payments” within the meaning of Section 280G of the Code.
Section 6.14   Labor Matters.
(a)   As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreements with a labor organization. None of the Company Employees are represented by any labor organization or works council with respect to their employment with the Company or any of its Subsidiaries. To the knowledge of the Company, as of the date of this Agreement, (i) there are no activities or proceedings of any labor organization to organize any of the Company Employees and (ii) there is no, and since April 1, 2018 has been no, material labor dispute or strike, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries, in each case, pending or threatened.
(b)   Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, (i) each of the Company and its Subsidiaries are in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, “whistle blower” rights, sexual harassment policies, employee leave issues, the proper classification of employees and Individual Independent Contractors, the proper payment of overtime and minimum wage, classification of employees as exempt and non-exempt, and unemployment insurance and (ii) the Company and its Subsidiaries have not since April 1, 2018 committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board. The Company has not implemented any “mass layoff,” “mass termination” or “plant closing” of employees (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended or any similar state or local Law (the “WARN Act”)).
(c)   Except as set forth in Section 6.14(c) of the Company Disclosure Letter, as of the date hereof, the Company and its Subsidiaries are not delinquent in payments (i) to any of their employees for any wages, salaries, commissions, bonuses, vacation time, sick leave, incentive payments or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees; or (ii) in the payment of fees for services to any Individual Independent Contractor or Individual Consultant.
Section 6.15   Taxes.
(a)   All income and other material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

A-1-30

(b)   All material amounts of Taxes due and owing by the Company and its Subsidiaries (whether or not reflected on any Tax Returns) have been duly paid to the appropriate Governmental Authority, and since the date of the Most Recent Balance Sheet, neither the Company nor any of its Subsidiaries has incurred or accrued any material Tax liability or material amounts of taxable income or gain outside the ordinary course of business other than any liabilities incurred in connection with the Transactions.
(c)   Each of the Company and its Subsidiaries has (i) withheld and deducted all amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee (including employees working remotely and providing services from states outside of jurisdictions where the Company maintains an office), Individual Independent Contractor, creditor, shareholder or any other third party, (ii) timely remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.
(d)   Neither the Company nor any of its Subsidiaries is engaged in any audit, administrative proceeding or judicial proceeding with respect to material Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute or claim with respect to material Taxes, other than disputes or claims that have since been resolved, and no such claims have been threatened in writing. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries and no written request for any such waiver or extension is currently pending. All deficiencies for material amounts of Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to material amounts of Taxes or required to file a Tax Return in respect of material amounts of Taxes in that jurisdiction.
(e)   Within the past two years, neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).
(f)   Neither the Company nor any of its Subsidiaries (i) has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), (ii) has executed or entered into any “closing agreement” or other binding written agreement with respect to material Taxes with a Governmental Authority that created obligations that will bind the Company or its Subsidiaries after the Closing or (iii) has, or has ever had, a permanent establishment or branch in a jurisdiction outside the country of its organization. Except as set forth in Section 6.15(f) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is organized in a non-U.S. jurisdiction.
(g)   There are no Liens with respect to material Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.
(h)   Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes). Neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or other group filing a consolidated, joint, unitary or combined Tax Return, other than such a group that includes only the Company and/or its Subsidiaries.
(i)   Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).
(j)   The Company does not have any obligation to gross-up or indemnify any individual with respect to any tax imposed under Section 4999 of the Code.

A-1-31

(k)   Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business; (v) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local applicable Laws); or (vi) election under Section 965(h) of the Code.
(l)   The Company is not, and has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(m)   Section 6.15(m) of the Company Disclosure Letter sets forth the classification of the Company and each of its Subsidiaries for U.S. federal income Tax purposes.
(n)   Neither the Company nor any of its Subsidiaries has taken, permitted to be taken, intends to take or has agreed to take or permit to be taken, nor is aware of any fact or circumstance, that would reasonably be expected to impair, impede or prevent the Merger from qualifying for the Intended Income Tax Treatment.
Section 6.16   Insurance. Section 6.16 of the Company Disclosure Letter sets forth a list of all material policies of property, fire and casualty, product liability, workers’ compensation, directors and officers, errors and omissions, and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date hereof (collectively, the “Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) all of the Policies with respect to policy periods that include the date of this Agreement are in full force and effect and all premiums due and payable for such Policies have been duly paid, (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation, non-renewal, reduction in coverage or termination of any of the Policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of such Policies and (c) except as set forth in Section 6.16 of the Company Disclosure Letter there is no material claim by the Company or any of its Subsidiaries under any Policy. The Company and its Subsidiaries have reported to their respective insurers all material claims and circumstances known by Company and Subsidiary employees with such reporting responsibilities that would reasonably be likely to give rise to a material claim by the Company or any of its Subsidiaries under any Policy.
Section 6.17   Permits.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except as set forth in Section 6.17 of the Company Disclosure Letter: (a) as of the date of this Agreement, each of the Company and its Subsidiaries has all Permits (except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 6.21)) and all Permits are in full force and effect and (b) none of the Company, its Subsidiaries are (i) in default or violation of such Permits or (ii) is the subject of any pending action by a Governmental Authority seeking the revocation, suspension or impairment of any Permit.
Section 6.18   Personal Property and Assets.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Closing will not affect the enforceability against any Person of any Real Property Leases or the rights to the continued use and possession of the Real Property Leases for the conduct of the business as currently conducted. As of the date hereof, the Company or its Subsidiaries owns and has good title to or a valid leasehold, license or similar interest in each item of material tangible personal property reflected on the books of the Company and its Subsidiaries as owned by the Company or its Subsidiaries, free and clear of all Liens other than Permitted Liens.
Section 6.19   Real Property.
(a)   Neither the Company nor any of its Subsidiaries owns any real property.

A-1-32

(b)   Section 6.19(b) of the Company Disclosure Letter sets forth the address of each interest in real property leased by the Company or any of its Subsidiaries (the “Leased Real Property”) and each Contract pursuant to which the Company or any of its Subsidiaries lease such property (such Contracts, collectively, the “Leases”). Each Lease sets forth the entire agreement and understanding between the Company or its Subsidiaries and the other parties thereto. Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, each Lease is valid, binding and in full force and effect (subject to the Enforceability Exceptions and assuming such Lease is a valid and legally binding obligation of the counterparty thereto). None of the Company, its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or violation of any Lease in any material respect, and there is no event or condition that exists that constitutes or, with or without notice or the passage of time or both, would constitute any such default or violation by the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto, so as to give rise to any acceleration of any obligation or loss of rights or any right of termination of a Lease.
Section 6.20   Intellectual Property and IT Security.
(a)   Section 6.20(a) of the Company Disclosure Letter lists all Owned Intellectual Property for which applications have been filed or registrations have been obtained, whether in the United States or internationally as of the date of this Agreement (“Registered Intellectual Property”)and all material unregistered Trademarks and material unregistered Software that are Owned Intellectual Property. Except as set forth in Section 6.20(a) of the Company Disclosure Schedule, the Company or one of its Subsidiaries is the sole and exclusive owner of all material Owned Intellectual Property, free and clear of all Liens or similar encumbrances other than Permitted Liens, and all material Registered Intellectual Property is subsisting and in good standing, and is, to the Company’s knowledge, valid and enforceable. The Company and its Subsidiaries own or have the valid and enforceable right to use all material Company Intellectual Property, free and clear of all Liens or similar encumbrances, other than Permitted Liens, provided that this representation shall not be construed as a representation as to the non-infringement of any third-party Intellectual Property. All Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance, and renewals, and timely payment of requisite fees.
(b)   No Person (including current and former founders, employees, contractors, and consultants of the Company or any of its Subsidiaries) has any right, title, or interest, directly or indirectly, in whole or in part, in any material Owned Intellectual Property. All Persons who have created any material Intellectual Property for or on behalf of the Company or any of its Subsidiaries have executed valid and enforceable written assignments of any such Intellectual Property (and waivers of all moral rights to the Company or its Subsidiaries in the jurisdictions that recognize such rights with respect to such created Intellectual Property), or such Intellectual Property rights are owned by the Company and its Subsidiaries by operation of law. To the Company’s knowledge, no Person is in violation of any such assignment agreements.
(c)   The Company and its Subsidiaries have taken commercially reasonable precautions consistent with prevailing industry practice to protect and preserve the secrecy and confidentiality of all (i) trade secrets, and other material confidential information that is Owned Intellectual Property, (ii) and any confidential information owned by any Person to whom the Company or any of its Subsidiaries has a confidentiality obligation. No such trade secrets or material confidential information have been disclosed by the Company or any of its Subsidiaries to any Person other than pursuant to (x) a written agreement restricting the disclosure and use of such trade secrets and confidential information by such Person or (y) other obligations of confidentiality, such as a professional obligation of confidentiality. All use or disclosure by the Company or any of its Subsidiaries of confidential information owned by any Person has been pursuant to and in accordance with the terms of a written agreement between the Company or such Subsidiary and the Person, or is otherwise lawful in all material respects.
(d)   Neither the Company nor any of its Subsidiaries has (i) licensed or escrowed any of the material Owned Intellectual Property in source code form to any party, and no such source code has been released to any party, (ii) entered into any exclusive licenses licensing any material Owned Intellectual Property to third parties or (iii) entered into any arrangements or agreements that place a Lien or similar encumbrance, other than a Permitted Lien, on its material Owned Intellectual Property.

A-1-33

(e)   Except as disclosed in Section 6.20(e) of the Company Disclosure Schedule, the Company, the Subsidiaries, and the former (since April 1, 2018) and current conduct of the business of the Company and its Subsidiaries and the products and services thereof, including the manufacture, importation, use, offer for sale, sale, licensing, distribution, and other commercial exploitation of such products and services and the Company Intellectual Property, does not infringe, misappropriate or otherwise violate any Intellectual Property or right of publicity of any Person that would have a Material Adverse Effect on the Company or any of its Subsidiaries, and since April 1, 2018, have not infringed, misappropriated, or otherwise violated any Intellectual Property Rights or right of publicity of any Person that would have a Material Adverse Effect on the Company or any of its Subsidiaries. The Company and its Subsidiaries have taken reasonable steps consistent with prevailing industry practice to ensure that the Company’s business does not infringe, and does not misappropriate or violate, any intellectual property of any other Person in any material respect. Except as disclosed in Section 6.20(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is the subject of any pending Action that either alleges a claim of infringement, misappropriation, or other violation of any Intellectual Property rights or rights of publicity of any Person, or challenges the ownership, use, patenting, registration, validity, or enforceability of any Owned Intellectual Property, and no such claims have been asserted or threatened in writing against the Company or any of its Subsidiaries since April 1, 2018. Since April 1, 2018, no Person has notified the Company or any of its Subsidiaries in writing that any of such Person’s Intellectual Property rights or rights of publicity are infringed, misappropriated, or otherwise violated by the Company or any of its Subsidiaries, or that the Company or any of its Subsidiaries requires a license to any of such Person’s Intellectual Property rights. Neither the Company nor any of its Subsidiaries is making any unauthorized use of any confidential information or trade secrets of any other Person in connection with the conduct of their business that would have a Material Adverse Effect on the Company or any of its Subsidiaries.
(f)   To the Company’s knowledge, there is and has been no unauthorized use, disclosure, infringement, misappropriation or violation of any of the Owned Intellectual Property, including by any employee or former employee of the Company or any of its Subsidiaries. Since April 1, 2018, no written claims alleging any unauthorized use, disclosure, infringement, misappropriation, or violation have been made against any Person by any Company or any Company Subsidiary.
(g)   All material Software that is Owned Intellectual Property or Cryptocurrency Software: (i) conforms in all material respects with all specifications, representations, warranties, and other descriptions established by the Company or any of its Subsidiaries or conveyed thereby to their customers or other transferees, (ii) is operative for its intended purpose in all material respects, and to the Company’s knowledge, (x) is free of any material defects and (y) does not contain any Malicious Code; and (iii) has been maintained by the Company and its Subsidiaries in accordance in all material respects with their contractual obligations to customers or other licensees.
(h)   No Person other than the Company and its Subsidiaries possesses a copy, in any form (print, electronic, or otherwise), of any material source code for any material Software that is Owned Intellectual Property, and all such source code has been maintained strictly confidential. Neither the Company nor any of its Subsidiaries has any obligation to afford any Person access to any such source code. The Company and its Subsidiaries are in possession of the material documentation and other materials relating to the material Software used in the business of the Company and its Subsidiaries that is reasonably necessary for the use and maintenance and other exploitation of such Software as used in the business of the Company and its Subsidiaries.
(i)   No Open Source Component has been incorporated in, linked to, or otherwise used in connection with any material Software that is Owned Intellectual Property and that has been distributed in any manner that: (i) imposes a requirement that any material source code for any portion of such Software that is Owned Intellectual Property be made available in source code form, or (ii) otherwise imposes any other material limitation, restriction, or condition on the right or ability of the Company or any of its Subsidiaries to use, distribute, or enforce material any Software that is Owned Intellectual Property in any manner. “Open Source Component” means (A) any Software that is distributed as free software or open source software, including software available under the GNU Affero General Public License (AGPL), GNU General Public License (GPL), GNU Lesser General Public License (LGPL),

A-1-34

Mozilla Public License (MPL), Apache License, BSD licenses, any Create Commons “ShareAlike” license, or any other license that is approved by the Open Source Initiative, or pursuant to open source, copyleft, or similar licensing and distribution models; and (B) any Software that requires as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into, linked to, derived from, or distributed with such Software (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, or (3) be redistributable at no or minimal charge.
(j)   The Company and its Subsidiaries have not materially breached any material licenses and service contracts, including relating to the purchase of a sufficient number of license seats for all material Software, with respect to the IT Systems. Except as disclosed in Section 6.20(j) of the Company Disclosure Schedule: (i) all material IT Systems are operational, fulfill the purposes for which they were acquired or developed, have security, back-ups, and disaster recovery arrangements in place and hardware and Software capacity, support, and maintenance, and trained personnel, which are sufficient in all material respects for the current needs of the business of the Company and its Subsidiaries; and all material IT Systems are free from any material defect, bug, malware, spyware or other virus or other programming design or documentation error or corruptant. The Company and its Subsidiaries have reasonable disaster recovery, data back-up, and security plans, procedures, and facilities and has taken reasonable steps consistent with or exceeding industry standards to safeguard the availability, security, and integrity of the IT Systems and all data and information stored thereon, including from unauthorized access and infection by Malicious Code. Since April 1, 2018, the material IT Systems have not suffered any material failure that was not remedied promptly without material liability or cost or the duty to notify any Person. The Company and its Subsidiaries take reasonable actions to protect the confidentiality, ownership, integrity and security of their material IT Systems and all information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties, and, except as disclosed in Section 6.20(j) of the Company Disclosure Schedule, there have been no material breaches of the same that have not been corrected or remedied without material liability or cost or the duty to notify any Person.
(k)   The Company is and since April 1, 2018 has been in compliance with all applicable Privacy and Security Requirements in all material respects. Except as disclosed in Section 6.20(k) of the Company Disclosure Schedule, the Company, and to the Company’s knowledge, any third party Processing Personal Data on behalf of the Company, has not since April 1, 2018, experienced any material Security Breaches, and the Company is not aware of any notices or complaints from any Person regarding such a Security Breach. The Company has not received any written notice that it is subject to any enforcement Action by any Governmental Entity or any Action by any other Person, in each case, that alleges the unauthorized Processing of Protected Data or non-compliance with applicable Privacy and Security Requirements, excluding for clarity, individual data deletion, “opt out” or similar privacy rights requests in the ordinary course of business. The Company maintains systems and procedures to receive and effectively respond , to the extent required by applicable Law, to complaints and individual rights requests in connection with the Company’s Processing of Personal Information, and, to the extent required by applicable Law, the Company has complied with all such individual rights requests in all material respects. The Company does not engage in the sale, as defined by applicable Laws, of Personal Information.
(l)   The Company provides individuals with all privacy notices as required by Privacy and Security Requirements. The Company complies in all material respects with all requirements relating to data localization and the cross-border transfer of Personal Information under applicable Law.
(m)   The Company has valid and legal rights, in all material respects, to Process all Protected Data that is Processed by or on behalf of the Company in connection with the use and/or operation of its products, services and business, and the execution, delivery, or performance of this Agreement will not adversely affect these rights or violate any applicable Privacy and Security Requirements in any material respect. All sales and marketing activities by the Company have since April 1, 2018 been in compliance in all material respects with all applicable Laws that require the provision of notice and obtaining of consent from potential customers to receive such sales and marketing materials. The Company has since April 1, 2018 implemented, and has since April 1, 2018 required all third parties

A-1-35

that receive Protected Data from or on behalf of Company to implement, reasonable physical, technical and administrative safeguards that are compliant with applicable Privacy and Security Requirements in all material respects and consistent in all material respects with industry standards that are designed to protect Protected Data from unauthorized access by any Person.
(n)   All material Software developed by or for the Company specifically for its cryptocurrency exchange business (the “Cryptocurrency Software”) is either owned by the Company or a Subsidiary or is otherwise used pursuant to a valid license or other enforceable right (including any applicable open source software license), provided, that this representation shall not be construed as a representation as to the non-infringement of any third-party Intellectual Property. Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect: (x) none of the Cryptocurrency Software used by the Company and/or its Subsidiaries is a “bootleg” version or unauthorized copy; and (y) to the knowledge of the Company, no such unauthorized software is used by the Company or any of its Subsidiaries. The Cryptocurrency Software and other information technology that is material to the operation of the businesses of the Company and/or any of its Subsidiaries as conducted as of the date of this Agreement: (i) are in satisfactory working order (apart from any that is under development) and (ii) have reasonable security, backups, disaster recovery arrangements, and hardware and software support.
Section 6.21   Environmental Matters.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a)   the Company and its Subsidiaries are and, except for matters which have been fully resolved, since April 1, 2018 have been, in compliance with all applicable Environmental Laws;
(b)   the Company and its Subsidiaries hold all material Permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted;
(c)   there are no Actions pending against or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, nor to the knowledge of the Company is there any reasonable basis for such claims; and
(d)   there is no unresolved Governmental Order relating to any Environmental Law imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their properties, rights or assets.
Section 6.22   Absence of Changes.   Since the date of the Most Recent Balance Sheet, there have not been any changes, developments or events that has or have had a Material Adverse Effect.
Section 6.23   Brokers’ Fees.   Except as set forth in Section 6.23 of the Company Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their respective Affiliates for which Quantum, the Company or any of the Company’s Subsidiaries has any obligation.
Section 6.24   Related Party Transactions.   Except for the Contracts set forth in Section 6.24 of the Company Disclosure Letter, (a) there are no Contracts (excluding Contracts related to (i) employee compensation and other ordinary incidents of employment (including participation in Company Benefit Plans) set forth in Section 6.13(a) of the Company Disclosure Letter and (ii) equity ownership) between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director of the Company, on the other hand and (b) none of the officers, directors, managers or Affiliates of the Company or any of its Subsidiaries owns any asset or property (intellectual, real or personal) used in and material to the business of the Company and its Subsidiaries taken as a whole (collectively, a “Related Party Transaction”).
Section 6.25   Registration Statement and Proxy Statement/Prospectus.   On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) of

A-1-36

the Securities Act, the Proxy Statement/Prospectus (together with any amendments or supplements thereto), shall comply in all material respects with the applicable requirements of the Securities Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date the Proxy Statement/Prospectus is first mailed to the Quantum Stockholders, and at the time of the Special Meeting, the Proxy Statement/Prospectus, together with any amendments or supplements thereto, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and shall comply in all material respects with the applicable requirements of the Securities Act; provided, however, that, notwithstanding the foregoing provisions of this Section 6.25, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus or included in the Proxy Statement/Prospectus that were not supplied by or on behalf of the Company for use therein.
Section 6.26   Regulatory Compliance.
(a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or any of its Subsidiaries, or, to the Company’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of any of the Company or any of its Subsidiaries, is or has been, since April 1, 2018, (i) a Person named on any Sanctions Laws-related or Export Control Laws-related list of designated Persons; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, fifty percent or more by one or more Persons described in clauses (i) or (ii); (iv) transacting business with or on behalf of any Person described in clauses (i) - (iii) or any country or territory described in clause (ii) in violation of Sanctions Laws; or (v) otherwise in violation of Sanctions Laws or Export Control Laws.
(b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or any of its Subsidiaries, or, to the Company’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of the Company or any of its Subsidiaries has, since April 1, 2018, (i) made, offered, promised, paid or received any bribes, kickbacks or other similar improper payments to or from any Person or (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, in each case of clause (i) or (ii), in violation of the Anti-Corruption Laws.
(c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries since April 1, 2018 have been and remain in compliance in all material respects with applicable anti-money laundering laws, regulations, rules and guidelines in United States including the Bank Secrecy Act and in jurisdiction of incorporation (collectively, the “Anti-Money Laundering Laws”) and maintain compliance policies and procedures in order to mitigate the risk that its counterparty (whether supplier, vendor, customer or otherwise) is engaged in illicit activity.
(d)   Except as set forth in Section 6.26 of the Company Disclosure Letter, to the Company’s knowledge, as of the date hereof, (i) there are no pending or threatened in writing Actions, filings, Governmental Orders, inquiries or governmental investigations alleging any such violations of Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions Laws, or Export Control Laws by the Company, any of its Subsidiaries or any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of the Company or any of its Subsidiaries, and (ii) since April 1, 2018, no such Actions, filings, Governmental Orders, inquiries or governmental investigations have been threatened in writing or are pending.
Section 6.27   Further Regulatory Compliance by Dual Registrant.
(a)   Dual Registrant is, and since April 1, 2018 has been, duly registered, licensed or qualified (i) as a futures commission merchant under the CEA and in each state where the conduct of its business requires such registration, licensing or qualification and (ii) as a broker-dealer under the Exchange

A-1-37

Act and in each state where the conduct of its broker-dealer business requires such registration, licensing or qualification. Dual Registrant is a member in good standing of the NFA, FINRA, and each other Governmental Authority where membership or association with such Governmental Authority is required in order for Dual Registrant to conduct its business as presently conducted. Dual Registrant is, and has been since April 1, 2018 in compliance, in all material respects, with Laws applicable to it, including rules and regulations of the NFA, the CFTC, the SEC, FINRA, any other Governmental Authority to which it is a member, and any state securities authorities the jurisdiction of which Dual Registrant is subject.
(b)   Dual Registrant has filed on a timely basis all material regulatory reports, schedules, forms, registrations, financial statements, notices, and other documents, together with any material amendments that were required to be filed since April 1, 2018 with (i) the NFA, the CFTC, Dual Registrant’s DSRO, or otherwise required to be filed under Law applicable to it, including the CEA, or the NFA’s rules or its By-Laws, including all Form 1-FR-FCM reports (or FOCUS reports, as applicable), Segregation of Funds Statements, Cleared Swaps Customer Collateral Statements, and all such reports required pursuant to CFTC regulations and (ii) the SEC, Dual Registrant’s DEA, and any applicable Governmental Authority to which it is a member, or otherwise required to be filed under Securities Laws applicable to it, including the Exchange Act, FINRA rules, or the rules of any other Governmental Authority of which it is a member, including all FOCUS reports and all such reports required pursuant to SEC regulations. All such filings were, at the time they were filed, in compliance, in all material respects, with the applicable requirements of Laws and did not contain any untrue statement of a material fact or omit to state a fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were or are made, not misleading. Dual Registrant has timely paid in full all fees and assessments due and payable in connection with any such filings.
(c)   Except as otherwise disclosed in Section 6.27(c) of the Company Disclosure Letter, none of Dual Registrant or, to the Dual Registrant’s knowledge, any of Dual Registrant’s Associated Persons are the subject of any Actions, material disciplinary proceedings or Governmental Orders of any Governmental Authority arising under Laws applicable to it or them which would be required to be disclosed on Form 7-R of Dual Registrant, Form 8-R of any Associated Person of Company FCM, Form BD of Dual Registrant, or Form U-4 of any Associated Person of Company BD and is not so disclosed. None of Company FCM, and of its Principals or any of its Associated Persons of Company FCM is or has been ineligible to serve as a futures commission merchant, Principal of or Associated Person of a futures commission merchant under Sections 8a(2) or 8a(3) of the CEA (including being subject to any “statutory disqualification”), nor is Dual Registrant or any Associated Person of Company BD subject to a statutory disqualification, as defined in Section 3(a)(39) of the Exchange Act.
(d)   Dual Registrant has adopted and, at all times since April 1, 2018, has had in place and has been in compliance with, in all material respects, (i) written supervisory control policies and procedures, which have been, in all material respects, implemented pursuant to and in accordance with Laws applicable to it, including but not limited to NFA Compliance Rule 2-9, NFA Compliance Rule 2-36 and NFA Financial Requirements Rules (the “FCM Compliance Policies”) and (ii) a system of supervision, including written supervisory procedures, with which it and Dual Registrant’s Associated Persons have been in material compliance, and which supervisory system has been, in all material respects, implemented pursuant to and in accordance with Securities Laws applicable to it, including but not limited to FINRA Rule 3110 (the “BD Compliance Policies”). Such FCM Compliance Policies reflect, if applicable, modifications to such policies as Company FCM has agreed to with any Governmental Authority. Further, the BD Compliance Policies have been reasonably designed to achieve compliance with applicable Securities Laws, including rules of any applicable Governmental Authority. Except as set forth in any of Dual Registrant’s annual or other period compliance reviews made available to Quantum, Dual Registrant is in, and at all times since April 1, 2018 has been, in compliance, in all material respects, with the FCM Compliance Policies and the BD Compliance Policies.
(e)   Dual Registrant maintains and, at all times since April 1, 2018 has maintained, net capital (i) in compliance with, in all material respects, all Laws applicable to it, including Regulation 1.17 under the CEA, NFA Financial Requirements Rules, and Rule 15c3-1 under the Exchange Act, and no

A-1-38

distribution of cash is required to be made by Dual Registrant that will result in Dual Registrant not being in compliance with such applicable regulatory net capital requirements and (ii) in an amount sufficient to ensure that it is not, and has not been, required to (A) file notice under Regulation 1.12 under the CEA, including as a result of being informed by the NFA or CFTC that it is or has been in violation of Regulation 1.17 under the CEA or (B) file notice under Rule 17a-11 under the Exchange Act, including as a result of discovering or being informed by the SEC or Dual Registrant’s DEA that it is or has been in violation of Rule 15c3-1 or has discovered or has been informed by its independent public accountant of any material inadequacies or material weaknesses to its financial condition or financial controls.
(f)   Dual Registrant is in compliance with all applicable Laws and regulatory requirements for the protection of customer or client funds and securities. Dual Registrant has not made any withdrawals from any segregated or reserve bank account it is required to maintain, except in compliance with applicable Laws.
(g)   Dual Registrant currently maintains and, at all times since April 1, 2018 has maintained proper books and records, whether in electronic form or otherwise, in which full, true and correct entries in accordance with GAAP and applicable Laws, including requirements under applicable Securities Laws, NFA rules and the CEA, are made of all dealings and transactions in relation to its business and activities. Dual Registrant currently possesses and maintains and, at all times since April 1, 2018 has possessed and maintained all such books and records, whether in electronic form or otherwise, in accordance with all applicable Laws.
(h)   Schedule 6.27(h) sets forth a list of each branch office of Dual Registrant as of the date hereof, identifying (i) the address for such branch office, (ii) the number of Associated Persons of Dual Registrant associated with such branch office, and (iii) the branch office manager for such branch office.
(i)   All Dual Registrant’s Associated Persons of have taken and passed all relevant proficiency examinations required by applicable Law, including (as applicable), but not limited to, the Series 3, Series 7, Series 24, Series 30, Series 34, and/or the Swaps Proficiency Requirements.
Section 6.28   No Additional Representations or Warranties.   Except as provided in this Article VI, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Quantum or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Quantum or its Affiliates.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF QUANTUM
Except as set forth in the disclosure letter delivered by Quantum to the Company on the date of this Agreement (the “Quantum Disclosure Letter”) (each section of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports filed or furnished by Quantum prior to the date hereof (excluding (i) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (ii) any exhibits or other documents appended thereto), Quantum represents and warrants to the Company as follows:
Section 7.01   Corporate Organization.   Quantum is duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the Governing Documents of Quantum filed with the SEC as of the date hereof are true, correct and complete and are in effect as of the date of this Agreement. Quantum is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective Governing Documents. Quantum is duly licensed or qualified and in good

A-1-39

standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a Quantum Material Adverse Effect.
Section 7.02   Due Authorization.
(a)   Quantum has all requisite corporate or entity power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party and, upon receipt of the Quantum Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors of Quantum and, except for the Quantum Stockholder Approval, no other corporate or equivalent proceeding on the part of Quantum is necessary to authorize this Agreement or such Transaction Documents or Quantum’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Document to which Quantum is or will be a party has been or will be, duly and validly executed and delivered by Quantum and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Document to which Quantum is or will be a party, constitutes or will constitute a legal, valid and binding obligation of Quantum, enforceable against Quantum in accordance with its terms, subject to the Enforceability Exceptions.
(b)   Assuming a quorum is present at the Special Meeting, as adjourned or postposed, the only votes of any of Quantum’s capital stock necessary in connection with the entry into this Agreement by Quantum, the consummation of the Transactions, including the Closing, and the approval of the Quantum Stockholder Matters are as set forth in Section 7.02(b) of the Quantum Disclosure Letter (such votes, collectively, the “Quantum Stockholder Approval”).
(c)   At a meeting duly called and held, the board of directors of Quantum has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Quantum Stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the Transactions as a Business Combination on the terms and subject to the conditions of this Agreement; and (iv) resolved to recommend to the stockholders of Quantum approval of the Transactions.
(d)   To the knowledge of Quantum, the execution, delivery and performance of any Transaction Document by any party thereto, do not and will not conflict with or result in any violation of any provision of any applicable Law or Governmental Order applicable to such party or any of such party’s properties or assets.
Section 7.03   No Conflict.   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 7.03 of the Quantum Disclosure Letter, the execution, delivery and performance of this Agreement and any other Transaction Document to which Quantum is or will be a party by Quantum and, upon receipt of the Quantum Stockholder Approval, the consummation of the transactions contemplated hereby or by any other Transaction Document do not and will not (a) conflict with or violate any provision of, or result in the breach of the Quantum Organizational Documents or any Governing Documents of any Subsidiaries of Quantum, (b) conflict with or violate any provision of, or result in the breach of or default by Quantum under any applicable Law or Governmental Order, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any Contract to which Quantum or any Subsidiaries of Quantum is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Quantum or any Subsidiaries of Quantum, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Quantum Material Adverse Effect.

A-1-40

Section 7.04   Litigation and Proceedings.   There are no pending or, to the knowledge of Quantum, threatened in writing Actions against Quantum or any of their respective properties, rights or assets, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a Quantum Material Adverse Effect. There is no Governmental Order imposed upon or, to the knowledge of Quantum, threatened in writing against Quantum or any of their respective properties, rights or assets which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a Quantum Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon Quantum which could, individually or in the aggregate, reasonably be expected to have a Quantum Material Adverse Effect.
Section 7.05    Governmental Authorities; Consents.   Assuming the truth and completeness of the representations and warranties of the Company contained in Section 6.04 and Section 6.05, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Quantum with respect to Quantum’s execution, delivery and performance of this Agreement and the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for (i) applicable requirements of Securities Laws, (ii) the filing of the Certificate of Merger in accordance with the DGCL, (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Quantum Material Adverse Effect and (iv) as otherwise disclosed in Section 7.05 of the Quantum Disclosure Letter.
Section 7.06   Financial Ability; Trust Account.
(a)   As of the date hereof, there is at least $201,000,000 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, effective as of February 4, 2021, by and between Quantum and the Trustee on file with the SEC Reports of Quantum as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Quantum Organizational Documents and Quantum’s final prospectus of Quantum, dated as of October 23, 2020, and filed with the U.S. Securities and Exchange Commission (“SEC”) (File No. 333-252226 and 333-252761) on February 10, 2021 (the “Final Prospectus”). Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Quantum has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since February 4, 2021, Quantum has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account, and other than to pay any income and franchise Taxes from any such interest, as permitted by the Trust Agreement). As of the Effective Time, the obligations of Quantum to dissolve or liquidate pursuant to the Quantum Organizational Documents shall terminate, and, as of the Effective Time, Quantum shall have no obligation whatsoever pursuant to the Quantum Organizational Documents to dissolve and liquidate the assets of Quantum by reason of the consummation of the Transactions. To Quantum’s knowledge, following the Effective Time, no stockholder of Quantum shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Quantum Common Stock for redemption pursuant to the Quantum Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Quantum and, to the knowledge of Quantum, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Quantum, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than stockholders of Quantum who shall have elected to redeem their shares of

A-1-41

Quantum Common Stock pursuant to the Quantum Stockholder Redemption or the underwriters of Quantum’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.
(b)   Assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, Quantum has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Quantum on the Closing Date.
(c)   As of the date hereof, Quantum does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness (other than the Working Capital Loans).
Section 7.07   Brokers’ Fees.   Except as set forth in Section 7.07 of the Quantum Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Quantum or any of its Affiliates, including the Sponsors. Upon the payment of the fees set forth in Section 7.07 of the Quantum Disclosure Letter, no Person shall have the right to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment for any other transaction involving Quantum following the Closing.
Section 7.08   SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.
(a)   Quantum has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since February 4, 2021 and prior to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly presented (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Quantum, in each case as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing). As of the date of this Agreement, Quantum does not have any material off-balance sheet arrangements that are not disclosed in the SEC Reports.
(b)   Quantum has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Quantum is made known to Quantum’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Quantum’s knowledge, such disclosure controls and procedures are effective in timely alerting Quantum’s principal executive officer and principal financial officer to material information required to be included in Quantum’s periodic reports required under the Exchange Act.
(c)   Quantum has established and maintained a system of internal controls. To Quantum’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Quantum’s financial reporting and the preparation of Quantum’s financial statements for external purposes in accordance with GAAP.

A-1-42

(d)   Each director and executive officer of Quantum has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. There are no outstanding loans or other extensions of credit made by Quantum to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Quantum. Quantum has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(e)   Neither Quantum nor Quantum’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Quantum, (ii) any fraud, whether or not material, that involves Quantum’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Quantum or (iii) any claim or allegation regarding any of the foregoing.
(f)   As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Quantum, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
Section 7.09   Business Activities.
(a)   Since its incorporation, Quantum has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Quantum Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Quantum or to which Quantum is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Quantum or any acquisition of property by Quantum or the conduct of business by Quantum as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Quantum Material Adverse Effect.
(b)   Quantum does not own or have a right to acquire, directly or indirectly, any Equity Securities in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Quantum nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.
(c)   As of the date hereof, Section 7.09(c) of the Quantum Disclosure Letter sets forth each Contract to which Quantum is a party or otherwise bound. Except for this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 9.01), Quantum is not, and at no time has been, party to any Contract with any other Person that (i) would require payments by Quantum in excess of $100,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 9.01) or (ii) grants to any Person any non-competition, non-solicitation, no-hire or similar restrictive covenant provisions imposed on Quantum.
(d)   There is no liability, debt or obligation of or claim or judgment against Quantum or any of its Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on Quantum’s consolidated balance sheet for the three-months ended March 31, 2021 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Quantum and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Quantum’s consolidated balance sheet for the three-months ended March 31, 2021 in the ordinary course of the operation of business of Quantum and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Quantum and its Subsidiaries, taken as a whole), (iii) disclosed in the Quantum Disclosure Letter or (iv) incurred in connection with or contemplated by this Agreement or the Transactions.
(e)   Since February 4, 2021, (i) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a Quantum Material Adverse Effect

A-1-43

and (ii) except as set forth in Section 7.09(e) of the Quantum Disclosure Letter, Quantum has, in all material respects, conducted its business and operated their properties in the ordinary course of business consistent with past practice.
Section 7.10   Tax Matters.
(a)   All material Tax Returns required by Law to be filed by Quantum have been filed, and all such Tax Returns are true, correct and complete in all material respects.
(b)   All material amounts of Taxes due and owing by Quantum have been paid.
(c)   Quantum has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, Individual Independent Contractor, creditor, shareholder or any other third party, (ii) timely remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.
(d)   Quantum is not engaged in any audit, administrative proceeding or judicial proceeding with respect to material Taxes. Quantum has not received any written notice from a Governmental Authority of a dispute or claim with respect to material Taxes, other than disputes or claims that have since been resolved, and no such claims have been threatened in writing. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Quantum and no written request for any such waiver or extension is currently pending.
(e)   Within the past two years, neither Quantum nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).
(f)   Quantum (i) has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), (ii) has not executed or entered into any “closing agreement” or other binding written agreement with respect to material Taxes with a Governmental Authority that created obligations that will bind Quantum after the Closing or (iii) has not, or has not ever had, a permanent establishment or branch in a jurisdiction outside the country of its organization.
(g)   There are no Liens with respect to material Taxes on any of the assets of Quantum, other than Permitted Liens.
(h)   Quantum does not have any material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts with persons that are not the Sponsor or its direct or indirect equityholders or their Affiliates that do not primarily relate to Taxes).
(i)   Quantum is not a party to, is bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts with persons that are not the Sponsor or its direct or indirect equityholders or their Affiliates not primarily relating to Taxes).
(j)   Quantum has not taken, permitted to be taken, agreed to take or permitted to be taken, nor does Quantum intend to take or permit to be taken, any action, and is not aware of any fact or circumstance, that would reasonably be expected to impair, impede or prevent the Merger from qualifying for the Intended Income Tax Treatment.
Section 7.11   Capitalization.
(a)   The authorized capital stock of Quantum consists of 100,000,000 shares of capital stock, including (i) 100,000,000 shares of Quantum Common Stock and (ii) 1,000,000 shares of Quantum

A-1-44

Preferred Stock, of which (A) 25,156,250 shares of Quantum Common Stock are issued and outstanding as of the date of this Agreement and (B) no shares of Quantum Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Quantum Common Stock, Quantum Founder Common Stock and Quantum Preferred Stock (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law, (3) were not issued in breach or violation of any preemptive rights or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain Quantum Capital Stock held by the Sponsor.
(b)   Subject to the terms of conditions of the Warrant Agreement, the Public Warrants will be exercisable after giving effect to the Merger for one-half share of Company Common Stock at an exercise price of $11.50 per share, and the Private Warrants will be exercisable after giving effect to the Merger for one share of Company Common Stock at an exercise price of $11.50 per share. As of the date of this Agreement, 20,125,000 Public Warrants and 6,153,125 Private Warrants are issued and outstanding. The Quantum Warrants are not exercisable until the later of (x) February 9, 2022 and (y) the Closing. All outstanding Quantum Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Quantum enforceable against Quantum in accordance with their terms (subject to Enforceability Exception); (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Quantum Organizational Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Quantum Organizational Documents or any Contract to which Quantum is a party or otherwise bound.
(c)   Except for this Agreement, the Quantum Warrants and the Subscription Agreements, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Quantum Capital Stock or any other Equity Securities of Quantum, or any other Contracts to which Quantum is a party or by which Quantum is bound obligating Quantum to issue or sell any Equity Securities of, Quantum, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Quantum. Except as disclosed in the SEC Reports, the Quantum Organizational Documents or in the Sponsor Support Agreement, there are no outstanding contractual obligations of Quantum to repurchase, redeem or otherwise acquire any securities or equity interests of Quantum. There are no outstanding bonds, debentures, notes or other Indebtedness of Quantum having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Quantum’s stockholders may vote. Except as disclosed in the SEC Reports, Quantum is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Quantum Capital Stock or any other Equity Securities of Quantum. Quantum does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, restricted share, phantom equity, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any Equity Securities of such Person.
(d)   No Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of Quantum representing 15% or more of the combined voting power of the issued and outstanding securities of Quantum.
Section 7.12   NYSE Listing.   The issued and outstanding units of Quantum, each such unit comprised of one share of Quantum Common Stock and one Quantum Warrant (an “Quantum Unit”), are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “QFTA.U”. The issued and outstanding shares of Quantum Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “QFTA.” The issued and outstanding Quantum Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “QFTA WS”. Quantum is in compliance with the

A-1-45

rules of the NYSE and there is no Action pending or, to the knowledge of Quantum, threatened against Quantum by the NYSE or the SEC with respect to any intention by such entity to deregister the Quantum Common Stock or Quantum Warrants or terminate the listing of Quantum Common Stock or Quantum Warrants on the NYSE. None of Quantum or its Affiliates has taken any action in an attempt to terminate the registration of the Quantum Common Stock or Quantum Warrants under the Exchange Act except as contemplated by this Agreement. Quantum has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Quantum Common Stock or Quantum Warrants from the NYSE or the SEC.
Section 7.13   PIPE Investment.
(a)   Quantum has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into as of the date hereof by Quantum with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide equity financing to Quantum solely for purposes of consummating the Transactions in the aggregate amount of $115,000,000 (together with any aggregate amount committed by any PIPE Investors following the date hereof, the “PIPE Investment Amount”). To the knowledge of Quantum, as of the date hereof, with respect to each PIPE Investor as of the date hereof, the Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and, as of the date hereof, no withdrawal, termination, amendment or modification is contemplated by Quantum. Each Subscription Agreement that has been entered into as of the date hereof is a legal, valid and binding obligation of Quantum and, to the knowledge of Quantum, each PIPE Investor party thereto, and neither the execution or delivery by Quantum nor the performance of Quantum’s obligations under any such Subscription Agreement violates or will violate any Laws. The Subscription Agreements provide that the Company is a third-party beneficiary thereof and is entitled to enforce such agreements against the PIPE Investor. There are no other agreements, side letters, or arrangements between Quantum and any PIPE Investor that could affect the obligation of such PIPE Investors to contribute to Quantum the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investors, and, as of the date hereof, Quantum does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount pursuant thereto not being available to Quantum, on the Closing Date. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Quantum under any material term or condition of any Subscription Agreement and, as of the date hereof, Quantum has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition to closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement) to the obligations of the PIPE Investors to contribute to Quantum the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.
(b)   No fees, consideration or other discounts are payable or have been agreed to be paid by Quantum or any of its Subsidiaries to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements.
Section 7.14   Related Party Transactions.   Except as described in the SEC Reports or in connection with the PIPE Investment, there are no transactions, Contracts, side letters, arrangements or understandings between Quantum, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Quantum.
Section 7.15   Investment Company Act.   Neither Quantum nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 7.16   Interest in Competitors.   Quantum does not own any interest, nor does any of its Associates (as defined under the HSR Act) or Affiliates insofar as such Affiliate-owned interests would be attributed to Quantum under the HSR Act or any other antitrust Law, in any Person that derives revenues from any lines of products, services or business within any of the Company’s or any of its Subsidiaries’ lines of products, services or business.

A-1-46

Section 7.17   Defense Production Act.   No national or subnational governments of a single foreign state have a “substantial interest” (as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof) in Quantum.
Section 7.18   Proxy Statement/Prospectus.   When first filed pursuant to Section 14A of the Exchange Act, the Proxy Statement/Prospectus (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Exchange Act. On the date of any filing pursuant to Section 14A of the Exchange Act, the date the Proxy Statement/Prospectus is first mailed to the Quantum Stockholders, and at the time of the Special Meeting, the Proxy Statement/Prospectus, together with any amendments or supplements thereto, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Quantum makes no representations or warranties as to the information contained in or omitted from the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to Quantum by or on behalf of the Company specifically for inclusion in the Registration Statement or the Proxy Statement/Prospectus.
Section 7.19   No Working Capital Loans.   As of the date hereof, there are no Working Capital Loans outstanding.
Section 7.20   No Additional Representations or Warranties.   Except as provided in this Article VII, neither Quantum nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates.
ARTICLE VIII
COVENANTS OF THE COMPANY
Section 8.01   Conduct of Business.   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), except as required by this Agreement, required by applicable Law (including applicable COVID-19 Measures) ,in connection with the Pre-Closing Restructuring, set forth in Section 8.01 of the Company Disclosure Letter, or consented to in writing by Quantum (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (x) the Company shall, and shall cause its Subsidiaries to, use its reasonable efforts to operate its business in the ordinary course of business consistent with past practice, and (y) the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:
(a)   change or amend the Governing Documents of the Company or Merger Sub;
(b)   make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any Subsidiary of the Company to the Company or any other Subsidiaries of the Company;
(c)   (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any Equity Securities of the Company or any of its Subsidiaries or (ii) issue, grant or agree to provide any options, warrants or other rights to purchase or obtain any Equity Securities of the Company or any of its Subsidiaries;
(d)   redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of the Company or any of its Subsidiaries, except for (A) the acquisition by the Company or any of its Subsidiaries of any Equity Securities of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests and (B) transactions between the Company and a Subsidiary of the Company or between Subsidiaries of the Company;
(e)   except in the ordinary course of business consistent with past practice, or as required by any Company Benefit Plan in effect on the date hereof or applicable Law, (i) make any grant or promise of any severance or termination payment to any Person, (ii) establish, adopt, enter into, amend in any respect or terminate any Company Benefit Plan, or any plan, agreement, program, policy, trust, fund or other arrangement that would be such type of Company Benefit Plan if it were in existence as of the date of

A-1-47

this Agreement, or otherwise increase the amount or accelerate the vesting, payment or funding of any amount under the same, (iii) increase the compensation or benefits payable on or after the date hereof to any current or former director, officer, employee, Individual Consultant or Individual Independent Contractor of the Company and its Subsidiaries, (iv) enter into any collective bargaining or other Contract or understanding with any labor organization or (v) implement any employee layoffs that would implicate the WARN Act;
(f)   make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by applicable Law, GAAP or regulatory guidelines;
(g)   adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;
(h)   directly or indirectly acquire by merging or consolidating with, or by purchasing substantially all of the assets of, or by purchasing all of or a substantial Equity Securities in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, in each case, that would be material to the Company and the Subsidiaries, taken as a whole, and other than in the ordinary course of business;
(i)   issue any debt securities, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness except, in each case, in the ordinary course of business consistent with past practice and, as to Indebtedness, except as between or among the Company and its Subsidiaries;
(j)   make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees, officers or Individual Independent Contractors of the Company or any of its Subsidiaries for expenses not to exceed $100,000 individually, or $250,000 in the aggregate, (B) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business, (C) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business, and (D) loans or advances among the Company and its Subsidiaries or among the Subsidiaries;
(k)   enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business or enter into a new line of business, except where such restriction does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;
(l)   enter into, assume, assign, partially or completely amend any material term of or terminate (excluding any expiration in accordance with its terms) any collective bargaining or similar agreement, other than as required by applicable Law;
(m)   enter into, modify in any material respect or terminate any Contract that is (or would be if entered into prior to the date of this Agreement) a Material Contract or Lease, other than in the ordinary course of business or as required by Law;
(n)   sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Owned Intellectual Property) of the Company, other than (A) equipment deemed by the Company in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item, (B) nonexclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business, or (C) transactions among the Company and its Subsidiaries or among its Subsidiaries;
(o)   settle any pending or threatened Action (1) to the extent such settlement includes an agreement to accept or concede injunctive relief restricting the Company or a Subsidiary in a manner materially adverse to the Company or a Subsidiary or (2) to the extent such settlement involves a

A-1-48

Government Authority or alleged criminal wrongdoing, in each case without first notifying Quantum of its intent to do so if such prior notification is legally permissible (as determined by the Company based on advice of counsel);
(p)   other than as required by applicable Law, (A) make, change or revoke any material Tax election in a manner inconsistent with past practice, or (B) adopt, change or revoke any accounting method with respect to material amounts of Taxes;
(q)   take or permit to be taken, or fail to take or permit to be failed to be taken, any action that would reasonably be expected to impair, impede or prevent the Merger from qualifying for the Intended Income Tax Treatment;
(r)   fail to maintain in full force and effect material insurance policies covering the Company and the Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices in a manner materially detrimental to the Company and its Subsidiaries;
(s)   enter into any Related Party Transactions or amend in any material respect any existing Related Party Transactions (excluding (i) any ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of the Company or its Subsidiaries in their capacity as an officer or director and (ii) any Contracts between the Company or any of its Subsidiaries, on the one hand, and Monex, on the other hand, that are entered into in the ordinary course of business); or
(t)   enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 8.01.
Section 8.02   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions prior to July 22, 2021 with prospective buyers of the Company or the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, during the Interim Period the Company shall, and shall cause its Subsidiaries to, afford to Quantum, it Affiliates and their respective Representatives reasonable access during normal business hours and with reasonable advance notice, in such manner as to not unreasonably interfere with the normal operation of the Company and its Subsidiaries and so long as permissible under applicable Law, to their respective properties, assets, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its and their reasonable efforts to furnish such Representatives with financial and operating data and other information concerning the business and affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as Quantum and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that Quantum shall not be permitted to perform any environmental sampling or testing at any Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions; provided, further, however, that remote access may be provided by the Company and its Subsidiaries in lieu of physical access in response to COVID-19 to the extent reasonably necessary (1) to protect the health and safety of such officers and employees or (2) in order to comply with any applicable COVID-19 Measures. The Parties shall use reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request, and the provision of access or information, in each case pursuant to this Section 8.02 shall be made in a time and manner so as not to materially delay the Closing. All information obtained by Quantum and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.
Section 8.03   No Claim Against the Trust Account.   The Company acknowledges that it has read the Final Prospectus and other SEC Reports, the Quantum Organizational Documents, and the Trust Agreement and understands that Quantum has established the Trust Account described therein containing all but a small portion of the net proceeds of its initial public offering (the “IPO”), as well as a portion of the underwriting discounts and commissions (including underwriting discounts and proceeds due to the

A-1-49

underwriters for any exercise of the IPO underwriters’ overallotment option) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Quantum’s public stockholders (including overallotment shares acquired by Quantum’s underwriters, the “Public Stockholders”) and that, except as otherwise described in the Final Prospectus, Quantum may disburse monies from the Trust Account only: (a) upon the completion of the initial Business Combination, (b) upon the redemption of 100% of the Quantum Common Stock if Quantum does not complete its initial Business Combination prior to February 9, 2023, subject to applicable law, (c) upon the redemption of Quantum Common Stock in connection with a Quantum Stockholder vote to approve an amendment to the Certificate of Incorporation (i) to modify the substance or timing of Quantum’s obligation to redeem 100% of the Quantum Common Stock if Quantum has not completed an initial Business Combination prior to February 9, 2023 or (ii) with respect to any other provision relating to Quantum Stockholders’ rights or pre-initial Business Combination and (iv) with respect to any interest earned on the funds held in the Trust Account, to pay income and other tax obligations owed by Quantum.. The Company, on behalf of itself, its Subsidiaries and its and their respective equityholders and Affiliates, hereby acknowledges and agrees that neither the Company, nor any of its Subsidiaries and its and their respective equityholders and Affiliates, do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom (other than any distributions to Quantum), or make any claim against the Trust Account (including any distributions therefrom (other than any distributions to Quantum)), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement, any Transaction Document or any proposed or actual business relationship between Quantum or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by August 9, 2022, or such later date as approved by the stockholders of Quantum to complete a Business Combination, Quantum will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its controlled Affiliates) (i) hereby irrevocably waives any Released Claims that the Company, its Subsidiaries and its and their respective equityholders and Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Quantum or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, (ii) agrees and acknowledges that such irrevocable waiver is material to this Agreement and the Transactions and specifically relied upon by Quantum to induce Quantum to enter into this Agreement, and (iii) intends and understands such waiver to be valid, binding and enforceable against the Company, the Pre-Closing Holders and their respective Affiliates under applicable Law. Notwithstanding anything to the contrary, nothing in this Section 8.03 shall (x) serve to limit or prohibit the right of the Company, the Company, its Subsidiaries and its and their respective equityholders and Affiliates to pursue a claim against Quantum pursuant to this Agreement for legal relief against monies or other assets of Quantum held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or for fraud in the making of the representations and warranties in Article VII, and (y) serve to limit or prohibit the Company’s or its controlled Affiliates’ rights to pursue a claim against Quantum or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 13.13 for specific performance or other injunctive relief. This Section 8.03 shall survive the termination of this Agreement for any reason.
Section 8.04   Company Stockholder Approval;Merger Sub Stockholder Approval.
(a)   Upon the terms set forth in this Agreement, the Company shall, as soon as reasonably practicable and in any event no later than three (3) Business Days after the date hereof, (i) obtain and deliver to Quantum, the Company Stockholder Approval, (A) in the form of a written consent executed by Monex (pursuant to the Company Support Agreement) and (B) in accordance with the terms and subject to the conditions of the Company’s Governing Documents, and (ii) take all other action necessary or advisable to secure the Company Stockholder Approval.

A-1-50

(b)   Upon the terms set forth in this Agreement, the Company, as the sole stockholder of Merger Sub, shall, as soon as reasonably practicable, and in any event no later than three (3) Business Days after the date hereof, deliver to Quantum the Merger Sub Stockholder Approval (A) in the form of a written consent executed by the Company (pursuant to the Company Support Agreement) and (B) in accordance with the terms and subject to the conditions of Merger Sub’s Governing Documents.
Section 8.05   Pre-Closing Restructuring.   The Company shall, and shall cause its Subsidiaries, as applicable, to take those actions set forth, and otherwise in the manner described, in Annex A (such actions, the “Pre-Closing Restructuring” and such Annex, the “Pre-Closing Restructuring Plan”) and consummate and make effective the Pre-Closing Restructuring prior to the Closing.
Section 8.06   Indemnification and Insurance.
(a)   The Company agrees that all rights provided in the Governing Documents of Quantum or in any other agreement to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including in respect of any matters arising in connection with this Agreement and the Transactions) in favor of each Person who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of Quantum (each, a “D&O Indemnitee”) shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time.
(b)   Prior to the Closing, Quantum may cause coverage to be extended under Quantum’s current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time.
(c)   Notwithstanding anything contained in this Agreement to the contrary, this Section 8.06 shall not be terminated or modified in such a manner as to materially and adversely affect any D&O Indemnitee to whom this Section 8.06 applies without the consent of the affected D&O Indemnitee. In the event that the Company, Quantum or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or Quantum, as the case may be, shall succeed to the obligations set forth in this Section 8.06.
(d)   On the Closing Date, the Company shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Quantum with the post-Closing directors and officers of the Company, which indemnification agreements shall continue to be effective following the Closing.
Section 8.07   Company NYSE Listing.   From the date hereof through the Closing, the Company shall prepare and submit to NYSE a listing application, if required under NYSE rules, covering the shares of Company Common Stock and warrants to be issued in connection with the Transactions, and shall obtain approval for the listing of such shares of Company Common Stock and warrants, and Quantum shall reasonably cooperate with the Company with respect to such listing.
Section 8.08   Incentive Equity Plan.   Prior to the Closing Date, the Company shall approve, and subject to approval of the Company’s sole stockholder, adopt, a management incentive equity plan in the form attached hereto as Exhibit F (with such changes as may be agreed by the Company and Quantum), (the “Incentive Equity Plan”). As soon as practicable in accordance with applicable Law after the Effective Time, the Company shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Company Common Stock issuable under the Incentive Equity Plan, and the Company shall use reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.

A-1-51

Section 8.09   Financial Statements.   During the Interim Period, as promptly as reasonably practicable but in no event later than forty-five (45) days following the end of each fiscal quarter, the Company shall deliver to Quantum unaudited consolidated financial statements including a consolidated statement of financial condition as of the end of the applicable interim period and related unaudited consolidated statement of income, cash flows and shareholder’s equity prepared in accordance with GAAP for the period from the beginning of the fiscal year to the end of the applicable period and for the comparable period of the prior fiscal year (the “Additional Interim Financial Statements”). The Company shall reasonably cooperate with Quantum in connection with the preparation for inclusion in the Proxy Statement/Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).
Section 8.10   Non-Transfer of Certain Quantum Intellectual Property.
(a)   The Company acknowledges that Quantum is in possession of certain confidential and proprietary information of third parties received in connection with the Quantum’s evaluation of alternative business combinations, including but not limited to, information concerning the business, financial condition, operations, assets and liabilities, trade secrets, know-how, technology, customers, business plans, Intellectual Property rights, promotional and marketing efforts, the existence and progress of financings, mergers, sales of assets, take-overs or tender offers of third parties, including Quantum’s and its respective Representatives’ internal notes and analysis concerning such information (collectively, “Evaluation Material”), and that the Evaluation Material is or may be subject to confidentiality or non-disclosure agreements. The Company acknowledges it has no right or expectancy in or to the Evaluation Material, other than its right to use same pursuant to the Confidentiality Agreement.
(b)   The Company shall have no right or expectancy in or to the ownership or use of the name “Quantum FinTech Acquisition Corporation” or any derivation thereof, the trading symbols “QFTA”, “QFTA-UN” or “QFTA-WT,” Quantum’s internet domain name (https://www.qftacorp.com/), or the Intellectual Property rights therein (collectively, the “Quantum Marks”) as a trademark or other identifier of source. For clarity, nothing in this Agreement, prevents the Company from using the Quantum Marks (i) in a neutral, non-trademark manner (e.g., to describe or reference the historical relationship of the parties or the transactions set forth in and contemplated by this Agreement), or (ii) to the extent required by Law.
ARTICLE IX
COVENANTS OF QUANTUM
Section 9.01   Conduct of Quantum During the Interim Period.
(a)   During the Interim Period, except as set forth in Section 9.01 of the Quantum Disclosure Letter, as required by this Agreement, as required by applicable Law (including applicable COVID-19 Measures), or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of clauses (i), (ii), (iv), (vi) and (vii) below, as to which the Company’s consent may be granted or withheld in its sole discretion), Quantum shall not, and shall cause each of its Subsidiaries not to:
(i)   change, modify, supplement, restate or amend the Trust Agreement or the Quantum Organizational Documents;
(ii)   (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities in, Quantum; (B) split, combine or reclassify any Equity Securities in Quantum; or (C) other than in connection with the Quantum Stockholder Redemption or as otherwise required by Quantum’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities in, Quantum;
(iii)   other than as required by applicable Law, (A) make, change or revoke any material Tax election in a manner inconsistent with past practice, (B) adopt, change or revoke any accounting method with respect to material amounts of Taxes, (C) file or amend any Tax Return with respect to material amounts of Taxes in a manner inconsistent with past practice, (D) settle or

A-1-52

compromise any material Tax liability or any Action, audit or other similar proceeding related to material amounts of Taxes, (E) enter into any closing agreement with respect to any material amounts of Tax, (F) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment relating to material amounts of Taxes, (G) knowingly surrender any claim for a refund of a material amount of Taxes or (H) enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any customary commercial agreement not primarily relating to Taxes);
(iv)   enter into, renew, modify, supplement or amend any transaction or Contract with an Affiliate of Quantum (including, for the avoidance of doubt, the Sponsor, and, where applicable, (x) anyone related by blood, marriage or adoption to the Sponsor or (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
(v)   waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any liability;
(vi)   incur, guarantee or otherwise assume (whether directly, contingently or otherwise) any Indebtedness, other than Working Capital Loans not exceeding $500,000 in the aggregate;
(vii)   (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities in Quantum or any of its Subsidiaries, other than (x) issuance of Quantum Common Stock in connection with the exercise of any Quantum Warrants outstanding on the date hereof, or (y) issuance of Quantum Common Stock at not less than $10 per share on the terms set forth in the Subscription Agreements or (B) amend, modify or waive any of the terms or rights set forth in, any Quantum Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;
(viii)   (A) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Contracts to which Quantum is party to (including engagement letters with financial advisors) in a manner adverse to Quantum or that would increase, add to or supplement Quantum’s expenses related to the Transactions or (B) enter into a Contract that would increase, add to or supplement Quantum’s expenses related to the Transactions;
(ix)   take or permit to be taken, or fail to take or permit to be failed to be taken, any action that would reasonably be expected to impair, impede or prevent the Merger from qualifying for the Intended Income Tax Treatment; or
(x)   enter into any agreement, or otherwise become obligated, to take any action prohibited under this Section 9.01.
(b)   During the Interim Period, Quantum shall, and shall cause its Affiliates, including Sponsor, to comply with, and continue performing under, as applicable, the Quantum Organizational Documents, the Trust Agreement, the Transaction Documents and all other agreements or Contracts to which Quantum or its Subsidiaries may be a party.
Section 9.02   PIPE Investment.   Unless otherwise approved in writing by the Company, Quantum shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under any of the Subscription Agreements. Subject to the immediately preceding sentence, Quantum shall take, or cause to be taken, all actions and do, or cause to be done, all things required, necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including by enforcing its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Quantum the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. Without limiting the generality of the foregoing, Quantum shall give the Company, prompt (and, in any event within one (1) Business Day) written notice: (i) prior to any amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (ii) of any breach or default (or any

A-1-53

event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by the counterparty to any Subscription Agreement; (iii) of the receipt of any written notice or other written communication from any party with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of any Subscription Agreement or any provisions of such agreements or (iv) if Quantum does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the persons contemplated by the Subscription Agreements.
Section 9.03   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Quantum or its Subsidiaries by third parties that may be in Quantum’s or its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions prior to July 22, 2021 with prospective counterparties to a Business Combination or the negotiation of this Agreement or the Transaction, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of Quantum would result in the loss of attorney-client privilege or other privilege from disclosure, Quantum shall, and shall cause its Subsidiaries to, afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not unreasonably interfere with the normal operation of the Quantum and its Subsidiaries and so long as permissible under applicable Law, to their respective properties and assets, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Quantum and its Subsidiaries, and shall use its and their reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the business and affairs of Quantum and its Subsidiaries that are in the possession of Quantum or its Subsidiaries, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that remote access may be provided by Quantum lieu of physical access in response to COVID-19 to the extent reasonably necessary (a) to protect the health and safety of such officers and employees or (b) in order to comply with any applicable COVID-19 Measures. The Parties shall use reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request, and the provision of access or information, in each case pursuant to this Section 9.03, shall be made in a time and manner so as not to materially delay the Closing. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.
Section 9.04   Quantum NYSE Listing.   From the date hereof through the Closing, Quantum shall use commercially reasonable efforts to ensure Quantum remains listed as a public company on, and for shares of Quantum Common Stock and Quantum Warrants (but, in the case of Quantum Warrants, only to the extent issued as of the date hereof) to be listed on, NYSE.
Section 9.05   Quantum Public Filings.   From the date hereof through the Closing Date, Quantum shall use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.
Section 9.06   Qualification as an Emerging Growth Company.   Quantum shall, at all times during the period from the date hereof until the Closing: use commercially reasonable efforts to (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act and (b) not take any action that would cause Quantum to not qualify as an “emerging growth company” within the meaning of the JOBS Act.
Section 9.07   Stockholder Litigation.   In the event that any litigation related to this Agreement, the other Transaction Documents or any or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Quantum, threatened in writing, against Quantum or the Board of Directors of Quantum by any Quantum Stockholders prior to the Closing, Quantum shall engage an outside counsel approved by the Company (such approval not to be unreasonably withheld, delayed or conditioned) and shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Quantum shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give good faith consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company.

A-1-54

Section 9.08   FIRPTA.   On or before the Closing Date, Quantum shall provide the Company with a duly executed certificate meeting the requirements of Treasury Regulations Section 1.1445-2(c)(3).
ARTICLE X
JOINT COVENANTS
Section 10.01   Support of Transaction.   Without limiting any covenant contained in Article VIII or Article IX, Quantum and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use reasonable efforts to obtain all material consents and approvals of third parties that any of Quantum, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions; provided, that, to the extent agreed to by Quantum, the Company shall not be required to seek any such required consents or approvals of third-party counterparties to Material Contracts with the Company or its Subsidiaries, and (c) take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article XI or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Quantum, the Company or any of its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or otherwise required in connection with the consummation of the Transactions.
Section 10.02   Proxy Statement/Prospectus; Quantum Special Meeting.
(a)   As promptly as practicable following the execution and delivery of this Agreement, (x) Quantum and the Company shall, in accordance with this Section 10.02(a), jointly prepare and Quantum shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Quantum Stockholders relating to the Special Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) the Company shall prepare (with Quantum’s reasonable cooperation, and Quantum shall cause its Representatives to cooperate) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Prospectus”), in connection with the registration under the Securities Act of the shares of Company Common Stock that constitute the Closing Quantum Share Consideration and, if appropriate, the Quantum Warrants to be assumed by the Company and/or shares of Company Common Stock issuable upon exercise thereof (the “Registration Statement Securities”). Each of Quantum and the Company shall use its reasonable efforts to cause the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. The Company also agrees to use its reasonable efforts to obtain all necessary state Securities Law or “Blue Sky” Permits required to carry out the Transactions, and Quantum shall furnish all information concerning Quantum or the Sponsor as may be reasonably requested in connection with any such action. Each of Quantum and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Prospectus, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Quantum, the Company or their respective Subsidiaries to any regulatory authority (including NYSE) in connection with the Merger and the other Transactions (the “Offer Documents”). Quantum will cause the Proxy Statement/Prospectus to be mailed to the Quantum Stockholders in each case promptly after the Registration Statement is declared effective under the Securities Act.
(b)   To the extent not prohibited by Law, the Company will advise Quantum, reasonably promptly after the Company receives notice thereof, of the time when the Registration Statement has

A-1-55

become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Company Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or the Proxy Statement/Prospectus or for additional information. To the extent not prohibited by Law, Quantum and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement or the Proxy Statement/Prospectus and any Offer Document each time before any such document is filed with the SEC, and the Company shall give reasonable and good faith consideration to and reflect any comments made by Quantum and its counsel. To the extent not prohibited by Law, the Company shall provide Quantum and its counsel with (A) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement or the Proxy Statement/Prospectus or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of the Company to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.
(c)   Each of Quantum and the Company shall ensure that none of the information supplied by it or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Quantum Stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(d)   If at any time prior to the Effective Time any information relating to the Company, Quantum or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Quantum, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Quantum Stockholders.
(e)   Quantum Special Meeting.   Quantum shall, prior to or (if impracticable to do so prior to such effectiveness) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, establish a record date (which date shall be mutually agreed with the Company, acting reasonably) for, and, as promptly as practicable after such effectiveness, give notice of and duly call a meeting of the Quantum Stockholders (such meeting, including any adjournment or postponement thereof, the “Special Meeting”), which meeting shall be initially called for a date not more than thirty (30) days after the date on which the Registration Statement is declared effective, subject to any postponement or adjournment as provided in this Section 10.02(e) (or such longer period to which the Company may consent), for the purpose of, among other things: (A) providing Quantum Stockholders with the opportunity to redeem shares of Quantum Common Stock by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Special Meeting (the “Quantum Stockholder Redemption”) and (B) soliciting proxies from holders of Quantum Common Stock to vote at the Special Meeting in favor of: (1) the adoption of this Agreement and approval of the Transactions (including the Merger); (2) the approval of the issuance of the shares in connection with the PIPE Investment and any other proposals as either the SEC or NYSE (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement or in correspondence related thereto, or any other proposals the Parties agree are necessary or desirable to consummate the Transactions; (3) adoption and approval of any other proposals as reasonably agreed by Quantum and the Company to be necessary or appropriate in connection with the Transactions; and (4) the adjournment of the Special Meeting, if necessary, to

A-1-56

permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “Quantum Stockholder Matters”). Quantum shall include the Quantum Board Recommendation in the Proxy Statement. Notwithstanding the foregoing, if at any time prior to, but not after, obtaining approval of the Quantum Stockholder Matters, the board of directors of Quantum determines that a Material Adverse Effect has occurred, the board of directors of Quantum may change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Quantum Board Recommendation to the extent required, upon advice of external counsel, in order to comply with fiduciary duties under applicable Law (together with any change, withdrawal, withholding, qualification or modification of its recommendation to the Quantum Stockholders described in the Recitals hereto, a “Change in Recommendation”). To the fullest extent permitted by applicable Law, (A) Quantum agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking the Quantum Stockholder Approval shall not be affected by any Change in Recommendation or other intervening event or circumstance, and (B) Quantum agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the Quantum Stockholder Matters, in each case in accordance with this Agreement, regardless of any Change in Recommendation or other intervening event or circumstance. Quantum may only postpone or adjourn the Special Meeting (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall postpone or adjourn), for a period of no longer than fifteen (15) days after the most recent date of the Special Meeting or adjournment or postponement thereof and in no event later than five (5) Business Days prior to the Termination Date: (i) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Quantum has determined in good faith after consultation with outside legal counsel is required by applicable Law is disclosed to Quantum Stockholders and for such supplement or amendment to be promptly disseminated to Quantum Stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Quantum Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) in order to solicit additional proxies from stockholders for purposes of obtaining the Quantum Stockholder Approval; or (iv) for an aggregate of no longer than thirty (30) days (unless the Company consents in writing to additional adjournments or postponements), for purposes of satisfying the condition set forth in Section 11.03(c)hereof (unless the Company has waived such condition); provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.
Section 10.03   Exclusivity.
(a)   During the Interim Period, the Company shall not take, and it shall direct its Affiliates and Representatives not to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, or provide information to, any Person (other than Quantum or any of its Affiliates or Representatives) concerning any merger, recapitalization or similar business combination transaction, or any sale of substantially all of the assets involving the Company and its Subsidiaries, taken as a whole (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”) or (ii) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 10.03(a). The Company shall, and shall direct its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction. Furthermore, if the Company, any of its Subsidiaries or any of their respective Representatives receives any inquiry or proposal with respect to an Acquisition Transaction at any time prior to the Closing, then the Company shall promptly (and in no event later than forty eight (48) hours after the Company becomes aware of such inquiry or proposal) (1) advise Quantum orally and in writing of such inquiry or

A-1-57

proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof) and (2) provide Quantum with a copy of such inquiry or proposal, if in writing.
(b)   During the Interim Period, Quantum shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 10.03(b). Quantum shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. If Quantum, any of its Affiliates or any of their respective Representatives receives any inquiry or proposal with respect to a Business Combination Proposal at any time prior to the Closing, then Quantum shall promptly (and in no event later than forty eight (48) hours after Quantum becomes aware of such inquiry or proposal) (1) advise the Company orally and in writing of such inquiry or proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof) and (2) provide the Company with a copy of such inquiry or proposal, if in writing.
Section 10.04   Tax Matters.
(a)   Notwithstanding anything to the contrary contained herein, Quantum shall pay all transfer, documentary, sales, use, stamp, registration, value-added or other similar Taxes incurred in connection with the Transactions (collectively “Transfer Taxes”). Quantum shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Company will join in the execution of any such Tax Returns. The Parties shall use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person or take any other reasonable action as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed in connection with the Transactions.
(b)   For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax law that follows the U.S. federal income tax treatment of the Merger), each of the Parties intends that (i) the Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which each of Quantum and the Company are parties under Section 368(b) of the Code; and (ii) any Monex Earn Out Shares or Sponsor Earn Out Shares that are issued will be treated as an adjustment to Closing Monex Share Consideration or Closing Quantum Share Consideration, as applicable, for Tax purposes that is eligible (other than with respect to any imputed interest component) for non-recognition treatment under the Code and Treasury Regulations in connection with the reorganization described in clause (i) (and will not be treated as “other property” within the meaning of Section 356 of the Code) (clauses (i) and (ii), collectively, the “Intended Income Tax Treatment”). The Parties will prepare and file all Tax Returns consistent with the Intended Income Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a change in applicable Law after the date hereof or a final “determination” within the meaning of Section 1313(a)(1) of the Code. Each of the Parties agrees to (x) promptly notify all other Parties of any challenge to the Intended Income Tax Treatment by any Governmental Authority and (y) cooperate with each other and their respective counsel to document and provide factual support for the Intended Income Tax Treatment, including by reasonably cooperating to provide factual support letters.
(c)   No Party shall take or cause to be taken any action, or fail to take or cause to be failed to be taken any action, which action or failure to act would reasonably be expected to impair, impede or prevent the Merger from qualifying for the Intended Income Tax Treatment. Both prior to and following

A-1-58

the Effective Time, each of the Parties shall, and shall cause their respective Subsidiaries and Affiliates to, use their reasonable best efforts to cause the Merger to qualify for the Intended Income Tax Treatment.
(d)   The Company, Quantum, and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).
Section 10.05   Confidentiality; Publicity.
(a)   Quantum acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated hereby and thereby. The Company acknowledges that, in connection with the PIPE Investment, Quantum shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Evaluation Material (as defined in the Confidentiality Agreement); provided, that, Quantum provides the Company with a reasonable opportunity to review and provide comments to such presentation and the Company consents to the contents thereof (such consent not to be unreasonably withheld, conditioned or delayed).
(b)   The Company and Quantum shall reasonably cooperate to create and implement a communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of Quantum, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Quantum, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case Quantum or the Company, as applicable, shall use their reasonable efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; and (ii) subject to this Section 10.05, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential, without the consent of any other Party; and provided, further, that subject to Section 8.02 and this Section 10.05, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in the foregoing in this Section 10.05(b) (a) public announcements and communications that are consistent with public announcements and communications previously approved pursuant to this Section 10.05(b) shall not require approval by either Party, and (b) subject to compliance with Section 10.05(a), communications by the Company with its customers, employees and other existing or prospective business relationships will not be considered public announcements or communications for purposes of this Section 10.05(b); provided, further, that notwithstanding anything to the contrary in this Section 10.05(b), nothing herein shall modify or affect Quantum’s obligations pursuant to Section 10.02.
(c)   The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form mutually agreed by the Company and Quantum prior to the execution of this Agreement, and such initial press release shall be released as promptly as practicable after the execution of this Agreement.
Section 10.06   Company Board of Directors, Committees and Officers.
(a)   The Parties shall take all actions necessary to ensure that the individuals listed in Section 10.06(a) of the Company Disclosure Letter are elected and appointed as directors of the Company effective at the Closing.

A-1-59

(b)   The officers of the Company as of immediately prior to the Closing shall continue to serve as the officers of the Company following the Closing until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Governing Documents of the Company and applicable Law.
Section 10.07   Section 16 Matters.   Prior to the Effective Time, Quantum and the Company shall each take all reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Quantum Common Stock or Company Common Stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Quantum or the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.
Section 10.08   Post-Closing Cooperation; Further Assurances.   Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.
ARTICLE XI
CONDITIONS TO OBLIGATIONS
Section 11.01   Conditions to Obligations of All Parties.   The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the Company and Quantum:
(a)   No Prohibition.   There shall not be in force any Governmental Order enjoining or prohibiting the consummation of the Transactions.
(b)   Net Tangible Assets.   Quantum shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Quantum Stockholder Redemption and receipt of the PIPE Investment Amount.
(c)   Quantum Stockholder Approval.   The Quantum Stockholder Approval shall have been duly obtained in accordance with the DGCL, the Quantum Organizational Documents and the rules and regulations of NYSE.
(d)   Company and Merger Sub Stockholder Approval.   The Company Stockholder Approval and the Merger Sub Stockholder Approval shall have been duly obtained in accordance with the Florida Business Corporation Act and the DGCL, respectively, and the Governing Documents of the Company and the Merger Sub, respectively.
(e)   Registration Statement.   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
(f)   Listing Approval.   The shares of Company Common Stock to be issued in connection with the Merger and the other Transactions shall have been approved for listing on NYSE.
Section 11.02   Additional Conditions to Obligations of Quantum.   The obligations of Quantum to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Quantum:
(a)   Representations and Warranties.
(i)   The representations and warranties of the Company contained in the first and second sentences of Section 6.01 (Corporate Organization of the Company), Section 6.03 (Due Authorization), and Section 6.23 (Brokers’ Fees) (collectively, the “Specified Representations”)

A-1-60

shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).
(ii)   The representations and warranties of the Company contained in Section 6.06 (Current Capitalization), Section 6.07 (Capitalization of Subsidiaries) and Section 6.22 (Absence of Changes) shall be true and correct in all (other than de minimis) respects as of the Closing Date.
(iii)   The representations and warranties of the Company contained in Article VI (other than the Specified Representations and the representations and warranties of the Company contained in Section 6.22), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to imminently result in, a Material Adverse Effect.
(b)   Agreements and Covenants.   The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.
(c)   Officer’s Certificate.   The Company shall have delivered to Quantum a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.02(a) and Section 11.02(b) have been fulfilled.
(d)   No Material Adverse Effect.   Since the date of the Most Recent Balance Sheet, there has not occurred a Material Adverse Effect that is continuing.
(e)   Pre-Closing Restructuring.   The Pre-Closing Restructuring has been consummated and made effective in accordance with the terms of the Pre-Closing Restructuring Plan.
Section 11.03   Additional Conditions to the Obligations of the Company and Merger Sub.   The obligation of the Company and Merger Sub to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)   Representations and Warranties.
(i)   The representations and warranties of Quantum contained in the first and second sentences of Section 7.01 (Corporate Organization of Quantum), Section 7.02 (Due Authorization), Section 7.07 (Brokers’ Fees), and Section 7.09(e) (Business Activities) (collectively, the “Quantum Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Quantum Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).
(ii)   The representations and warranties of Quantum contained in Section 7.11 (Capitalization) shall be true and correct in all (other than de minimis) respects as of the Closing Date.
(iii)   The representations and warranties of Quantum contained in Article VII (other than the Quantum Specified Representations and the representations and warranties of Quantum contained in Section 7.09(e)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Quantum Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so

A-1-61

true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to imminently result in, a Quantum Material Adverse Effect.
(b)   Agreements and Covenants.   The covenants and agreements of Quantum in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.
(c)   Officer’s Certificate.   Quantum shall have delivered to the Company a certificate signed by an officer of Quantum, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.03(a), Section 11.03(b) and Section 11.03(c) have been fulfilled.
Section 11.04   Frustration of Conditions.   None of Quantum, the Company or Merger Sub may rely on the failure of any condition set forth in this Article XI to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other Party to be satisfied, as required by Section 10.01.
ARTICLE XII
TERMINATION/EFFECTIVENESS
Section 12.01   Termination.   This Agreement may be terminated and the Transactions abandoned:
(a)   by mutual written consent of the Company and Quantum;
(b)   prior to the Closing, by written notice to the Company from Quantum if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 11.02(a) or Section 11.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Quantum provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Quantum of such breach, but only as long as the Company continues to use its reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before the 270th day following the date of this Agreement (the “Termination Date”); or (iii) the consummation of the Merger is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable Governmental Order; provided, that, the right to terminate this Agreement under subsection (i) or (ii) shall not be available if Quantum’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;
(c)   prior to the Closing, by written notice to Quantum from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Quantum set forth in this Agreement, such that the conditions specified in Section 11.03(a) or Section 11.03(b) would not be satisfied at the Closing (a “Terminating Quantum Breach”), except that, if any such Terminating Quantum Breach is curable by Quantum through the exercise of its reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Quantum of notice from the Company of such breach, but only as long as Quantum continues to exercise such reasonable efforts to cure such Terminating Quantum Breach (the “Quantum Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Quantum Breach is not cured within the Quantum Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Merger is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable Governmental Order; provided, that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;
(d)   by written notice from the Company to Quantum if the Special Meeting has been held, Quantum Stockholders have duly voted, and the Quantum Stockholder Approval has not been obtained (subject to any adjournment, postponement or recess of the meeting); or

A-1-62

(e)   by written notice from the Quantum to the Company if (i) the Company Stockholder Approval has not been obtained within three (3) Business Days after date of this Agreement and (ii) the Merger Sub Stockholder Approval has not been obtained within three (3) Business Days after the date of this Agreement; provided, however, the right to terminate pursuant to this Section 12.01(e) shall have no further force or effect upon delivery by the Company of evidence of the Company Stockholder Approval and the Merger Sub Stockholder Approval.
Section 12.02   Effect of Termination.   Except as otherwise set forth in this Section 12.02 or Section 13.13, in the event of the termination of this Agreement pursuant to Section 12.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Fraud or intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 8.03 (No Claim Against the Trust Account), Section 10.05 (Confidentiality; Publicity), this Section 12.02 (Effect of Termination) and Article XIII (MISCELLANEOUS) (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.
ARTICLE XIII
MISCELLANEOUS
Section 13.01   Waiver.   Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 13.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.
Section 13.02   Notices.   All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
(a)
If to Quantum to:

Quantum FinTech Acquisition Corporation
4221 West Boy Scout Boulevard, Suite 300
Tampa, Florida 33607
Attn: Sandip I. Patel
E-mail: spatel@qventllc.com
with a copy (which shall not constitute notice) to:
Winston & Strawn LLP
200 Park Avenue
New York, NY 10166
Attention:
Jason D. Osborn
Facsimile: 212-294-4700
Email: Josborn@winston.com
(b)
If to the Company or Merger Sub (or the Surviving Corporation), to:

TradeStation Group, Inc.
8050 S.W. 10th Street, Suite 4000
Plantation, Florida 33324
Attention: John Bartleman; Marc Stone
E-mail: Jbartleman@TradeStation.com; Mstone@TradeStation.com

A-1-63

with copies (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Michael Wolfson; Ravi Purushotham
Email: mwolfson@stblaw.com; rpurushotham@stblaw.com
or to such other address or addresses as the Parties may from time to time designate in writing.
Section 13.03   Assignment.   No Party shall assign this Agreement or any part hereof without the prior written consent of the Company and Quantum; provided, that the Company may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of the Company so long as the Company remains fully responsible for the performance of the delegated obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 13.03 shall be null and void, ab initio.
Section 13.04   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Quantum (and their successors, heirs and Representatives) and each of the D&O Indemnitees are intended third-party beneficiaries of, and may enforce, Section 8.06 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 13.14 and Section 13.15.
Section 13.05   Expenses.   Except as otherwise provided herein, each Party shall bear its own costs and expenses incurred in connection with this Agreement, the other Transaction Documents and the transactions herein and therein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing occurs, then the Outstanding Company Expenses and Outstanding Quantum Expenses shall be paid or reimbursed by the Company.
Section 13.06   Governing Law.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws or statute of limitations of another jurisdiction.
Section 13.07   Captions; Counterparts.   The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 13.08   Schedules and Exhibits.   The Disclosure Letters and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Disclosure Letters and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Disclosure Letters with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply to the extent the relevance of such disclosure is reasonably apparent in such Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes.
Section 13.09   Entire Agreement.   This Agreement (together with the Disclosure Letters and Exhibits to this Agreement and the other Transaction Documents) and that certain Non-Disclosure Agreement, dated as of May 11, 2021, by and between the Company and Quantum (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that

A-1-64

may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement, the other Transaction Documents and the Confidentiality Agreement.
Section 13.10   Amendments.   This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 12.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 13.10.
Section 13.11   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 13.12   Jurisdiction; WAIVER OF TRIAL BY JURY.   Any Action based upon, arising out of or related to this Agreement or the Transactions may only be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state and federal courts in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 13.13   Enforcement.   The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any other Transaction Document in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any other Transaction Document and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 12.01, this being in addition to any other remedy to which they are entitled under this Agreement or any other Transaction Document, and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any other Transaction Document and to enforce specifically the terms and provisions of this Agreement or any other Transaction Document in accordance with this Section 13.13 shall not be required to provide any bond or other security in connection with any such injunction.
Section 13.14   Non-Recourse.   Subject in all respects to the last sentence, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement),

A-1-65

(a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Merger Sub or Quantum under this Agreement or for any claim based on, arising out of, or related to this Agreement or the Transactions, and each Party hereby waives and releases all claims, causes of actions and liabilities related thereto. Notwithstanding the foregoing, nothing in this Section 13.14 shall limit, amend or waive any rights or obligations of any party to any Transaction Document for any claim based on, in respect of or by reason of such rights or obligations.
Section 13.15   Nonsurvival of Representations, Warranties and Covenants.   None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XIII. Nothing herein is intended to limit any Party’s liability for such Party’s Fraud.
Section 13.16   Acknowledgements.
(a)   Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company and Merger Sub in connection with the Transactions; (iii) the Quantum Representations constitute the sole and exclusive representations and warranties of Quantum in connection with the Transactions; (iv) except for the Company Representations by the Company and Merger Sub and the Quantum Representations by Quantum, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company and Merger Sub and the Quantum Representations by Quantum. The foregoing does not limit any rights of any Party pursuant to any other Transaction Document against any other Party pursuant to such Transaction Document to which it is a party or an express third party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, Quantum understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the Company Representations by the Company and Merger Sub or as provided in any certificate delivered in accordance with Section 11.02(c), with all faults and without any other representation or warranty

A-1-66

of any nature whatsoever. Nothing in this Section 13.16(a) shall relieve any Party of liability in the case of Fraud committed by such Party.
(b)   Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Disclosure Letters, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 13.16. Notwithstanding anything herein to the contrary, nothing in this Section 13.16(b) shall preclude any Party from seeking any remedy for Fraud by a Party. Each Party shall have the right to enforce this Section 13.16 on behalf of any Person that would be benefitted or protected by this Section 13.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 13.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the Transactions, including any other Transaction Document.
Section 13.17   Quantum and Privilege.   Quantum and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (i) the Sponsor, the stockholders or holders of other Equity Securities of the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than Quantum or the Surviving Corporation) (collectively, the “Quantum Group”), on the one hand, and (ii) the Surviving Corporation and/or the Company, any of its Subsidiaries or Monex, on the other hand, any legal counsel, including Winston & Strawn LLP (“W&S”), that represented Quantum and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Quantum Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Quantum in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company and/or the Sponsor. Quantum and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Actions arising out of or relating to, this Agreement, any Transaction Documents or the Transactions between or among Quantum, the Sponsor and/or any other member of the Quantum Group, on the one hand, and W&S, on the other hand (the “W&S Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Quantum Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Quantum or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation. Quantum and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the W&S Privileged Communications, whether located in the records or email server of Quantum, Surviving Corporation or their respective Subsidiaries, in any Action against or involving any of the Parties after the Closing, and Quantum and the Company agree not to assert that any privilege has been waived as to the W&S Privileged Communications, by virtue of the Merger.
[Signature pages follow.]

A-1-67

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.
QUANTUM FINTECH ACQUISITION CORPORATION
By:

Name: John M. Schaible
Title:  Chief Executive Officer
[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.
TRADESTATION GROUP, INC.
By:

Name: John Bartleman
Title:  President
TSG MERGER SUB, INC.
By:

Name: John Bartleman
Title:  President
[Signature Page to Merger Agreement]

ANNEX A
Pre-Closing Restructuring Plan
Prior to Closing (and, for the avoidance of doubt, prior to the adoption of the Amended and Restated Charter and the Amended and Restated Bylaws), pursuant to the applicable provisions of the laws of the State of Florida and the Governing Documents of the Company, the Company’s board of directors will (a) authorize a division (the “Share Division”) of all issued and outstanding shares of the Company Common Stock such that, upon the consummation of the Share Division, there will be 163,898,232 shares of Company Common Stock issued and outstanding (comprised of the Closing Monex Share Consideration and the Monex Earn Out Shares), and (b) amend the articles of incorporation of the Company to increase the number of authorized shares of the Company Common Stock to 750,000,000 (such amendment, the “Articles Amendment”). The form of the articles of incorporation of the Company effectuating the Articles Amendment is attached hereto as Exhibit 8.05 and is incorporated herein by this reference.
Following the consummation of the Share Division and the Articles Amendment and prior to Closing, pursuant to the applicable provisions of the laws of the State of Florida and the Governing Documents of the Company, the Company will adopt the Amended and Restated Charter and the Amended and Restated Bylaws.
[Annex A to Merger Agreement]

Exhibit A
SPONSOR SUPPORT AGREEMENT
This Sponsor Support Agreement (this “Agreement”) is dated as of November 4, 2021 by and among Quantum Ventures LLC, a Delaware limited liability company (the “Sponsor Holdco”), Chardan Quantum LLC (“Chardan”), the Persons set forth on Schedule I hereto (together with the Sponsor Holdco and Chardan, each, a “Sponsor” and, together, the “Sponsors”), Quantum FinTech Acquisition Corporation, a Delaware corporation (“Quantum”), TradeStation Group, Inc., a Florida corporation (the “Company”), and Monex Group, Inc. (“Monex” and, collectively with the Sponsors, Quantum and the Company, the “Parties”).
RECITALS
WHEREAS, each Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the shares of Quantum Common Stock and the Quantum Warrants as set forth opposite such Sponsor’s name on Schedule I attached hereto;
WHEREAS, concurrently herewith, Quantum, the Company, and TSG Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”) are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein), Merger Sub will merge with and into Quantum (the “Merger”), with Quantum being the surviving corporation of the Merger;
WHEREAS, concurrently herewith, Quantum, Monex, and the Company are entering into a Company Support Agreement (the “Company Support Agreement”); and
WHEREAS, as an inducement to Quantum and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, and to Monex to enter into the Company Support Agreement, the Parties desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS; VESTING
Section 1.1    Binding Effect of Merger Agreement.    Each Sponsor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax, legal and other advisors with respect thereto and hereto. Each Sponsor shall be bound by and comply with Section 10.05 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in such section) as if such Sponsor was an original signatory to the Merger Agreement with respect to such provisions.
Section 1.2    No Interim Period Transfers.    Each Sponsor shall not, during the Interim Period (except, in each case, pursuant to the Merger Agreement or otherwise consented to by the Company), (i) sell, transfer, hypothecate, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, any of its Quantum Common Stock or Quantum Warrants, (ii) enter into any Contract or option with respect to any transaction specified in clause (i) or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of its Quantum Common Stock or Quantum Warrants, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (any transaction specified in clause (i), (ii) or (iii), a “Transfer”); provided, however, that

A-1-A-1

the foregoing shall not prohibit a Transfer to any Permitted Transferee (as defined below); provided, further, that any such Transfer shall be permitted only if, as a precondition to such Transfer, such Permitted Transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of the transferor under, and be bound by all of the terms of, this Agreement. Any Transfer in violation of this Section 1.2 shall be null and void.
Section 1.3    New Shares.    In the event that (a) any Quantum Common Stock, Quantum Warrants or other equity securities of Quantum are issued to a Sponsor during the Interim Period pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Quantum Common Stock or Quantum Warrants of, on or affecting the Quantum Common Stock or Quantum Warrants owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any Quantum Common Stock, Quantum Warrants or other equity securities of Quantum during the Interim Period, or (c) a Sponsor acquires the right to vote or share in the voting of any Quantum Common Stock or other equity securities of Quantum during the Interim Period (such Quantum Common Stock, Quantum Warrants or other equity securities of Quantum, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Quantum Common Stock or Quantum Warrants owned by such Sponsor as of the date hereof. Notwithstanding any of the foregoing to the contrary, and without limiting Section 1.5(a), no Sponsor shall cause, or permit any Affiliate of Sponsor to cause, any New Securities to be created or issued except as expressly permitted by the Merger Agreement or otherwise consented to by the Company.
Section 1.4    Closing Date Deliverables.    On the Closing Date, the Sponsor Holdco shall deliver to the Company a duly executed copy of that certain Registration Rights Agreement, by and among the Company, the Sponsor Holdco and certain of the Company’s other shareholders or their respective affiliates, as applicable, in substantially the form attached as Exhibit D to the Merger Agreement.
Section 1.5     Sponsor Agreements.
(a)    During the Interim Period, at any meeting of the shareholders of Quantum, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Quantum is sought, in each case, as contemplated by the Merger Agreement, each Sponsor shall (i) appear at each such meeting or otherwise cause all of its Quantum Common Stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Quantum Common Stock:
(i)    in favor of the Transactions;
(ii)    against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transactions);
(iii)    against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Quantum; and
(iv)    against any proposal, action or agreement that would or would reasonably be expected to (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of any party under the Merger Agreement or (C) result in any of the conditions set forth in Article XI of the Merger Agreement not being fulfilled.
(b)    Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, Section 1 of the D&O Insider Letter or the Sponsor Insider Letter (as applicable) (each as defined below).
(c)    During the Interim Period, each Sponsor shall not modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than Quantum), on the one hand, and Quantum, on the other hand, including,

A-1-A-2

for the avoidance of doubt, the D&O Insider Letter and the Sponsor Insider Letter (except as expressly contemplated hereby or by the Merger Agreement or the Other Transaction Documents).
Section 1.6    Forfeiture.    Sponsor Holdco and Chardan hereby acknowledges and agrees that, immediately prior to the Effective Time, they shall automatically be deemed to irrevocably transfer without further consideration to the Company, and surrender and forfeit for no consideration, 1,610,554 shares of Quantum Common Stock (collectively, the “Forfeited Stock”) and that from and after such time the Forfeited Stock shall be deemed to be cancelled and no longer outstanding.
Section 1.7    Reasonable Best Efforts.    Without limiting Section 1.5, during the Interim Period, each Sponsor shall (i) take any action as may reasonably be necessary to satisfy the conditions of the Company set forth in Article XI of the Merger Agreement and (ii) not take any action that would reasonably be expected to prevent or delay the satisfaction of any of the conditions to the Transactions set forth in Article XI of the Merger Agreement.
Section 1.8    Further Assurances.    During the Interim Period, at the Company’s or Monex’s request and without further consideration, each Sponsor shall execute and deliver, or cause to be executed or delivered, such additional documents and take all such further action as may be reasonably necessary or required to effect the actions and consummate the Transactions and the transactions contemplated hereby.
Section 1.9    No Inconsistent Agreement.    Each Sponsor hereby agrees that such Sponsor shall not enter into any agreement that would restrict, limit, interfere or otherwise be inconsistent with the performance of such Sponsor’s obligations hereunder.
Section 1.10    Lock-up.
(a)    Subject to Section 1.10(b), each Sponsor hereby agrees that such Sponsor shall not Transfer (i) any Lock-up Common Shares until the end of the Lock-up Common Shares Period and (ii) any Lock-up Warrants until the end of the Lock-up Warrants Period (collectively, the “Lock-up”). Any Transfer in violation of this Section 1.10 shall be null and void.
(b)    Notwithstanding the provisions set forth in Section 1.10(a), each Sponsor may Transfer the Lock-up Shares during the Lock-up Period (i) among Quantum’s initial stockholders (as defined in the Final Prospectus) or to Quantum’s officers or directors, (ii) in the case of an entity, as a distribution to its partners, stockholders or members; (iii) in the case of an individual, (A) by gift to a member of such individual’s immediate family, a trust (the beneficiary of which is such individual or a member of such individual’s immediate family), or to a charitable organization, (B) by virtue of Laws of descent and distribution upon death of such individual, or (C) pursuant to a qualified domestic relations order; or (iv) in the event of the Company’s liquidation, merger, capital stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their shares of Company Common Stock for cash, securities or other property subsequent to the Closing Date; provided, that each transferee contemplated by clauses (i) through (iv) (each, a “Permitted Transferee”) must agree in writing to be bound by the Lock-up.
(c)    The Lock-up shall supersede Section 3 of the D&O Insider Letter and the Sponsor Insider Letter which, in each case, shall be of no further force or effect during the Lock-up Period.
(d)    Notwithstanding the provisions set forth in Section 1.10(a), if the last reported sale price of the Company Common Stock on the exchange on which the Company Common Stock is listed (the “Closing Price”) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the “Threshold Price”) for 20 out of any 30 consecutive Trading Days commencing on the day after the Closing Date, including the last day of such 30 Trading Day period (any such 30 Trading Day period during which such condition is satisfied, the “Measurement Period”), then all of the Sponsor’s Lock-up Common Shares that are subject to the Lock-up Common Shares Period will be automatically released from such restrictions (an “Early Lock-Up Expiration”) immediately prior to the opening of trading on the exchange on which the common stock is listed on the Trading Day following the end of the Measurement Period (an “Early Lock-Up Expiration Date”).

A-1-A-3

(e)   For purposes of this Agreement:
(i)    the term “D&O Insider Letter” means that certain Letter Agreement, dated February 4, 2021, by and among Quantum and directors and officers of Quantum parties thereto;
(ii)    the term “D&O Lock-up Common Shares Period” means the period beginning on the Closing Date and ending at 8:00 am Eastern Time on the date that is six (6) months after (and excluding) after the Closing Date;
(iii)    the term “Existing Registration Rights Agreement” means that certain Registration and Stockholder Rights Agreement, dated as of February 4, 2021, by and among Quantum, Sponsor Holdco, Chardan Quantum LLC and other Persons parties thereto;
(iv)    the term “Lock-up Common Shares” means the shares of Company Common Stock held by the Sponsors immediately following the Closing (other than (A) shares the shares of Company Common Stock issuable upon exercise of the Quantum Warrants and (B) shares of Company Common Stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act pursuant to a subscription agreement where the issuance of Company Common Stock occurs on or after the Closing);
(v)    the term “Lock-up Common Shares Period” means the period beginning on the Closing Date and ending at 8:00 am Eastern Time on the date that is twelve (12) months after (and excluding) after the Closing Date;
(vi)    the term “Lock-up Period” means (A) with respect to Lock-up Common Shares held by Sponsor Holdco and Chardan, the Lock-up Common Shares Period, (B) with respect to Lock-up Common Shares held by any Sponsor other than Sponsor Holdco and Chardan, the D&O Lock-up Common Shares Period and (C) with respect to Lock-up Warrants, the Lock-up Warrants Period;
(vii)    the term “Lock-up Shares” means the Lock-up Common Shares and the Lock-up Warrants;
(viii)    the term “Lock-up Warrants” means Quantum Warrants (including the shares of Company Common Stock issuable upon exercise thereof) held by the Sponsors immediately following the Closing (other than any Quantum Warrants acquired in the public market);
(ix)    the term “Lock-up Warrants Period” means the period beginning on the Closing Date and ending at the later of (i) 8:00 am Eastern Time on the date that is thirty (30) days after (and excluding) after the Closing Date or (ii) 11:59 pm Eastern Time on February 4, 2022;
(x)    the term “Sponsor Insider Letter” means that certain Letter Agreement, dated February 4, 2021, by and among Quantum, Sponsor Holdco and Chardan Quantum LLC; and
(xi)    the term “Trading Day” is a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities.
Section 1.11    No Solicitation.   During the Interim Period, each Sponsor shall not take, and shall cause its Affiliates and Representatives not to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, provide information to or commence, continue or renew due diligence with respect to, any Person (other than the Company, Quantum, their respective shareholders and/or any of their respective Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in a Business Combination Proposal other than with the Company, its shareholders and their respective Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement, the Merger Agreement or the other Transactions Documents and the consummation of the transactions contemplated hereby and thereby shall not be deemed a violation of this Section 1.11. Each Sponsor shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. Notwithstanding the

A-1-A-4

foregoing, (A) such Sponsor, in its capacity as a stockholder of Quantum, shall not be responsible for the actions of Quantum or the Board of Directors of Quantum (or any committee thereof), any subsidiary of Quantum, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “Quantum Related Parties”), (B) such Sponsor, in its capacity as a stockholder of Quantum, makes no representations or warranties with respect to the actions of any of the Quantum Related Parties, and (C) any breach by Quantum of its obligations under Section 10.04(b) of the Merger Agreement shall not, in and of itself, be considered a breach of this Section 1.11 (it being understood that, for the avoidance of doubt, such Sponsor or his, her or its Representatives shall remain responsible for any breach by such Sponsor or his, her or its Representatives of this Section 1.11)).
Section 1.12    Waiver of Certain Rights.    Each Sponsor hereby irrevocably and unconditionally agrees:
(a)    not to (i) demand that Quantum redeem its or their shares of Quantum Common Stock in connection with the Transactions or (ii) otherwise participate in any such redemption by tendering or submitting any of its shares of Quantum Common Stock for redemption;
(b)    (i) that no Working Capital Warrant (as defined in the Warrant Agreement) shall be issued as repayment of any outstanding Working Capital Loans and (ii) not to demand conversion of any outstanding Working Capital Loans into Working Capital Warrants (as defined in the Warrant Agreement); and
(c)    not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Quantum, the Company, the Company’s or Quantum’s Affiliates or any of their respective successors, assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the Transactions.
Section 1.13    Consent to Disclosure.    Each Sponsor hereby consents to the publication and disclosure in any announcement or disclosure required by applicable securities Laws, the SEC or any other securities authorities of such Sponsor’s identity and ownership of such Sponsor’s Quantum Common Stock (and Company Common Stock after the Closing) and Quantum Warrants and the nature of such Sponsor’s obligations under this Agreement; provided that, prior to any such publication or disclosure the Company and Quantum have provided such Sponsor with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and Quantum will consider in good faith; provided, further, that the foregoing proviso shall not apply to any such publication or disclosure the content of which concerning the foregoing does not substantially differ from any prior such publication or disclosure. Each Sponsor shall promptly provide any information reasonably requested by the Company or Quantum for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement, including filings with the SEC, except for any information that is subject to attorney-client privilege or confidentiality obligations (provided, that with respect to any confidentiality obligations, such Sponsor, Quantum and the Company shall cooperate in good faith to enable disclosure of such information to the maximum extent possible in a manner that complies with such confidentiality obligation).
Section 1.14    Termination of Existing Registration Rights.    The Registration Rights Agreement in the form of Exhibit D to the Merger Agreement shall supersede the Existing Registration Rights Agreement, which shall be of no further force or effect upon (but subject to the consummation of) the Closing.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1    Representations and Warranties of the Sponsors.    Each Sponsor represents and warrants as of the date hereof to Quantum, the Company and Monex (severally and not jointly and solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:
(a)    Organization; Due Authorization.   If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and

A-1-A-5

the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery of this Agreement by each of the Company, Quantum and Monex, this Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Sponsor.
(b)    Ownership.    Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s Quantum Common Stock and Quantum Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Quantum Common Stock or Quantum Warrants (other than transfer restrictions under the Securities Act)) affecting any such Quantum Common Stock or Quantum Warrants, other than Liens pursuant to (i) this Agreement, (ii) the Quantum Organizational Documents, (iii) the Merger Agreement or (iv) any applicable securities Laws. Such Sponsor’s Quantum Common Stock and Quantum Warrants as set forth opposite such Sponsor’s name on Schedule I hereto are the only equity securities in Quantum owned of record or beneficially by such Sponsor or such Sponsor’s Affiliates on the date of this Agreement, and none of such Sponsor’s Quantum Common Stock or Quantum Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Quantum Common Stock or Quantum Warrants, except as provided hereunder and under the D&O Insider Letter and the Sponsor Insider Letter. Other than the Quantum Warrants, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Quantum or any equity securities convertible into, or which can be exchanged for, equity securities of Quantum.
(c)    No Conflicts.    The execution and delivery of this Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or if such Sponsor is an individual, conflict with the rights of such Sponsor’s spouse or domestic partner, as applicable, or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s Quantum Common Stock or Quantum Warrants), in each case, to the extent the absence of such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Agreement.
(d)    Litigation.    As of the date hereof, there are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Agreement.
(e)    Brokerage Fees.    Except as described on Section 7.07 of the Quantum Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor, for which Quantum or any of its Affiliates may become liable.
(f)    Affiliate Arrangements.    Except as set forth on Schedule II attached hereto, neither such Sponsor nor any anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Quantum or its Subsidiaries that has not been publicly disclosed in Quantum’s filings with the SEC.

A-1-A-6

(g)    Acknowledgment.    Such Sponsor understands and acknowledges that each of Quantum and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Agreement.
(h)   Certain Securities Law Representations and Warranties.
(i)    Such Sponsor has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;
(ii)    In the case of such Sponsor who is an individual, its biographical information furnished to the Company, if any (including any such information to be included in the Registration Statement), is (or will be when furnished and thereafter) true and accurate in all material respects and does not (or will not when furnished and thereafter) omit any material information with respect to such Sponsor’s background;
(iii)    Such Sponsor’s questionnaire furnished to the Company, if any, is (or will be when furnished and thereafter) true and accurate in all material respects;
(iv)    Such Sponsor is not subject to or a respondent in any legal action for any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; and
(v)    it has never been convicted of, or pleaded guilty to, any crime (A) involving any fraud, (B) relating to any financial transaction or handling of funds of another Person or (C) pertaining to any dealings in any securities, and it is not currently a defendant in any such criminal proceeding.
Section 2.2    No Actions to Breach Agreement.    Each Sponsor shall not take any action that would make any representation or warranty of such Sponsor contained herein untrue or incorrect or have the effect of preventing or disabling such Sponsor from performing its obligations under this Agreement.
Section 2.3    Update of Schedule I.    If any Sponsor acquires record or beneficial ownership of any Quantum Common Stock or Quantum Warrants during the Interim Period (or becomes aware, during the Interim Period, of its record or beneficial ownership of any Quantum Common Stock or Quantum Warrants as of the date hereof, which securities are not already set forth on Schedule I), such Sponsor shall promptly notify the Company and Quantum in writing, and Schedule I shall be updated to reflect such Sponsor’s ownership of such additional Quantum Common Stock or Quantum Warrants, as applicable.
ARTICLE III
MISCELLANEOUS
Section 3.1    Termination; Non-Survival of Representations and Warranties.
(a)    This Agreement shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms in circumstances where the Closing does not occur and (ii) the expiration of the Lock-up Period, and upon such termination, this Agreement shall forthwith become void and have no further force or effect, without any liability on the part of any Party; provided, that (1) no such termination shall relieve any Party of any liability for Fraud or intentional and willful breach of this Agreement prior to its termination, and (2) Section 1.1, Section 2.2, this Section 3.1, and Sections 3.2 through 3.10 shall survive any such termination.
(b)    None of the representations or warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Closing.
Section 3.2    Governing Law.    This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws or statute of limitations of another jurisdiction.

A-1-A-7

Section 3.3    CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
(a)    Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state and federal courts in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.3(a).
(b)    EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 3.4    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by any of the Sponsors, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of Quantum, the Company and Monex or (b) be assigned by Quantum, the Company or Monex, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the Company (in the case of an attempted assignment by Quantum) or Quantum (in the case of an attempted assignment by the Company or Monex). Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
Section 3.5    Specific Performance.    The Parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) may occur, and that the Parties may not have adequate remedy at Law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek specific performance, an injunction or injunctions, or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including each Sponsor’s obligations under Section 1.5(a), without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. Each Party acknowledges and agrees that the right to seek specific enforcement is an integral part of the transactions contemplated hereby and that, without such right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law. In the event of a final non-appealable judgement from a court of competent jurisdiction relating to this Agreement, the prevailing party in such action shall be entitled to reasonable and documented fees and expenses (including reasonable and documented attorney’s fees) from the non-prevailing party.
Section 3.6    Amendment.    This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Quantum, the Company, Monex and each Sponsor charged with such amendment, modification or supplement.
Section 3.7    Severability.    If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

A-1-A-8

Section 3.8    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 3.8):
If to Quantum prior to the Closing:
Quantum FinTech Acquisition Corporation
4221 West Boy Scout Boulevard, Suite 300
Tampa, Florida 33607
Attn: Sandip I. Patel
E-mail:
spatel@qventllc.com

with a copy to (which will not constitute notice):
Winston & Strawn LLP
200 Park Avenue New York, NY 10166
Attn: Jason Osborn & Carol Anne Huff
E-mail:
josborn@winston.com; chuff@winston.com

If to the Company:
TradeStation Group, Inc.
8050 S.W. 10th Street, Suite 4000
Plantation, Florida 33324
Attention: John Bartleman; Marc Stone
E-mail: JBartleman@TradeStation.com; MStone@TradeStation.com with copies (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP 425 Lexington Avenue
New York, NY 10017
Attention:
Michael Wolfson; Ravi Purushotham

Email:	mwolfson@stblaw.com;	rpurushotham@stblaw.com
If to Monex:
Monex Group, Inc.
ARK Mori Building 25F 1-12-32
Akasaka, Minato-ku, Tokyo 107-6025, Japan
Attn: Financial Control Department
E-mail:
mg-control@monex.co.jp

with copies (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP 425 Lexington Avenue
New York, NY 10017
Attention:
Michael Wolfson; Ravi Purushotham

Email:	mwolfson@stblaw.com;	rpurushotham@stblaw.com
If to a Sponsor:
To such Sponsor’s address set forth in Schedule I
with a copy to (which will not constitute notice):
Winston & Strawn LLP
200 Park Avenue
New York, NY 10166
Attn: Jason Osborn & Carol Anne Huff
E-mail:
josborn@winston.com; chuff@winston.com

A-1-A-9

In addition to the foregoing, in the case of any pre-Closing notices sent by any Sponsor to any other Sponsor or Quantum, or sent by Quantum to any Sponsor, copies shall also be sent to the Company and to Simpson Thacher & Bartlett LLP (to the persons referenced above).
Section 3.9    Counterparts.   This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.
Section 3.10    Capacity.   Notwithstanding anything herein to the contrary, each Sponsor is signing this Agreement solely in such Sponsor’s capacity as a shareholder of Quantum, and not in any other capacity, and this Agreement shall not limit, prevent or otherwise affect the actions of such Sponsor or any Affiliate or Representative thereof, or any of their respective Affiliates, in his, her or its capacity, if applicable, as an officer or director of Quantum or any other Person, including in the exercise of his, her or its fiduciary duties as a director or officer of Quantum.
Section 3.11    Entire Agreement.   This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the Parties to the extent they relate in any way to the subject matter hereof.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

A-1-A-10

IN WITNESS WHEREOF, the Sponsors, Quantum, and the Company have each caused this Agreement to be duly executed as of the date first written above.
SPONSORS:
QUANTUM VENTURES LLC
By:	Name: Title:
CHARDAN QUANTUM LLC
By:	Name: Title:
Name: John Schaible
Name: Miguel Leon
Name: Daniel Caamano, V
Name: Sandip I. Patel
Name: Thomas J. Hammond
Name: Richard Korhammer
Name: Steven J. Carlson
[Signature Page to Sponsor Support Agreement]

QUANTUM:
QUANTUM FINTECH ACQUISITION CORPORATION
By:	Name: Title:
[Signature Page to Sponsor Support Agreement]

COMPANY:
TRADESTATION GROUP, INC.
By:	Name: Title:
[Signature Page to Sponsor Support Agreement]

MONEX:
MONEX GROUP, INC.
By:	Name: Title:
[Signature Page to Sponsor Support Agreement]

Schedule I
Sponsor-held Quantum Common Stock and Quantum Warrants
[Intentionally Omitted]
[Schedule I to Sponsor Support Agreement]

Schedule II
Affiliate Agreements
[Intentionally Omitted]
[Schedule II to Sponsor Support Agreement]

Exhibit B
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
TRADESTATION GROUP, INC.
ARTICLE I
The name of this corporation is TradeStation Group, Inc. (the “Corporation”).
ARTICLE II
The principal office and mailing address of the Corporation are:
8050 S.W. 10th Street
Suite 4000
Plantation, Florida 33324
ARTICLE III
The purpose for which the Corporation is organized is to carry on and transact and to engage in any and all lawful acts, activities and/or businesses for which corporations may be organized under the Florida Business Corporation Act (the “FBCA”), including any amendments thereto.
ARTICLE IV
The total number of shares of all classes of stock which the Corporation shall have authority to issue is 775,000,000, consisting of (i) 750,000,000 shares of common stock, par value $0.01 per share (the “Common Shares”), and (ii) 25,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Shares”). The number of authorized Common Shares or Preferred Shares may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon subject to the provisions of Section 607.1004 of the FBCA (or any successor provision thereto), and no vote of the holders of any of the Common Shares or the Preferred Shares voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to Section 607.1004 of the FBCA or these Amended and Restated Articles of Incorporation of the Corporation (including any resolution or resolutions relating to any series of Preferred Shares) (as the same may be amended and/or restated from time to time, the “Restated Articles”).
A.
Common Shares.

1.   Voting Rights.   Except as otherwise provided in the Restated Articles or the FBCA, each Common Share shall entitle the holder thereof to one (1) vote in any matter submitted to a vote of shareholders of the Corporation generally. Except as otherwise required by law, holders of Common Shares shall not be entitled to vote on any amendment to the Restated Articles that relates solely to the terms of one or more outstanding series of Preferred Shares if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Restated Articles or pursuant to the FBCA.
2.   Dividends and Distributions.   Subject to the express terms of the Preferred Shares or any class or series of stock having a preference over or the right to participate with the Common Shares outstanding from time to time, the holders of Common Shares shall be entitled to receive such dividends and distributions as may from time to time be declared by the board of directors (“Board of Directors”), including, upon liquidation, dissolution or winding up of the affairs of the Corporation, the net assets of the Corporation after payment or provision for payment of the debts and other liabilities of the Corporation ratably in proportion to the number of shares held by them.
B.
Preferred Shares.   Subject to the terms contained in any resolution or resolutions designating a series of Preferred Shares, the Board of Directors is expressly authorized, at any time and from time to time, to issue Preferred Shares in one or more classes and/or series, and for such consideration as the Board of

A-1-B-1

Directors may determine and to fix, by resolution or resolutions, the following provisions for shares of any class or classes of Preferred Shares of the Corporation or any series of any class of Preferred Shares:
1.   the designation of such class or series, the number of shares to constitute such class or series which may be increased or decreased (but not below the number of shares of that class or series then outstanding) by resolution of the Board of Directors, and the stated value thereof if different from the par value thereof;
2.   whether the shares of such class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;
3.   the dividends, if any, payable on such class or series, whether any such dividends shall be cumulative and if interest thereon shall be payable, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation such dividends shall bear to the dividends payable on any shares of stock of any class or other series of the same class;
4.   whether the shares of such class or series shall be subject to redemption by the Corporation, and, if so, prices and other conditions of such redemption;
5.   the amount or amounts payable upon shares of such series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;
6.   whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;
7.   whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any class or any other series of the same class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;
8.   the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon purchase, redemption or other acquisition by the Corporation of, the Common Shares or shares or stock of any class or any other series of the same class;
9.   the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such class or series or of any other series of the same class or of any other class;
10.   the ranking (be it pari passu, junior or senior) of each class or series vis-a-vis any other class or series of any class of Preferred Shares as to the payment of dividends, the distribution of assets and all other matters; and
11.   any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof, insofar as they are not inconsistent with the provisions of the Restated Articles, to the full extent permitted in accordance with the laws of the State of Florida.
The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
ARTICLE V
A.
At any time when beneficial shareholders (as defined in Section 607.1401 of the FBCA) are certain Affiliates (as defined in Article IX, Section (F)) of Monex Group, Inc. (such Affiliates and Monex Group, Inc., and their respective successors and assigns (other than the Corporation and its subsidiaries),

A-1-B-2

collectively, “Monex”) owning, in the aggregate, at least 50% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, without prior notice and without a vote, only if a consent or consents, setting forth the action so taken, shall be signed (i) by or on behalf of Monex and (ii) by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the FBCA. At any time when Monex as beneficial shareholders own, in the aggregate, less than 50% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent of shareholders in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Shares, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable resolution or resolutions designating such series of Preferred Shares.
B.
Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Shares, special meetings of the shareholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors or the Chair of the Board of Directors; provided, however, that at any time when Monex as beneficial shareholders own, in the aggregate, at least 50% of the total voting power of all then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, special meetings of the shareholders of the Corporation for any purpose or purposes may also be called by or at the direction of the Board of Directors or the Chair of the Board of Directors at the request of Monex.

C.
An annual meeting of shareholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.

ARTICLE VI
A.
In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of Monex may serve as directors, officers or agents of the Corporation or certain of its Affiliates, (ii) Monex and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation or any of its Affiliates, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation or any of its Affiliates, directly or indirectly, may engage or propose to engage, and (iii) members of the Board of Directors who are not employees or officers of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation or any of its Affiliates, directly or indirectly, may engage or propose to engage and/or other business activities that overlap with or compete with those in which the Corporation or any of its Affiliates, directly or indirectly, may engage or propose to engage, the provisions of this Article VI are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of Monex, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and shareholders in connection therewith.

B.
None of (i) Monex or any of its Affiliates or (ii) any Non-Employee Director or his or her Affiliates (the Persons (as defined below) identified in the immediately preceding clauses (i) and (ii) being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates,

A-1-B-3

and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its shareholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section (C) of this Article VI. Subject to said Section (C) of this Article VI, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its shareholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a shareholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Corporation.
C.
Notwithstanding the foregoing provisions of this Article VI, the Corporation does not renounce its interest in any corporate opportunity offered to any Identified Person if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section (B) of this Article VI shall not apply to any such corporate opportunity.

D.
In addition to and notwithstanding the foregoing provisions of this Article VI, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation or any of its Affiliates, if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

E.
For purposes of this Article VI, (i) “Affiliate” shall mean (a) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

F.
For the purposes of this Article VI, (i) “Monex” means Monex Group, Inc. and (ii) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract, or otherwise. A Person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section (F) of Article VI or Section (F) of Article IX, as applicable, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

G.
To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VI.

ARTICLE VII
If any provision or provisions of the Restated Articles shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of the Restated Articles (including, without limitation, each portion of any paragraph of the Restated Articles containing any such provision held

A-1-B-4

to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by law, the provisions of the Restated Articles (including, without limitation, each such portion of any paragraph of the Restated Articles containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
ARTICLE VIII
Notwithstanding any provisions of these Restated Articles to the contrary and any provisions of the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) of the Corporation, at any time when Monex as beneficial shareholders own, in the aggregate, less than 50% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, in addition to any greater or additional vote required by applicable law or the Restated Articles, the following provisions in the Restated Articles may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V, Article VI, Article VIII, Article XI and Article XII of these Restated Articles.
ARTICLE IX
A.
Except as otherwise provided in the Restated Articles or the FBCA, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any resolution or resolutions with respect to any series of Preferred Shares) and this Article IX relating to the rights of the holders of any series of Preferred Shares to elect additional directors, the total number of directors constituting the whole Board of Directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors. The directors (other than those directors elected by the holders of any series of Preferred Shares, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of shareholders following the date the Common Shares are first publicly traded after the date of the Restated Articles (the “Listing Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of shareholders following the Listing Date and Class III directors shall initially serve for a term expiring at the third annual meeting of shareholders following the Listing Date. At each annual meeting of shareholders commencing with the first annual meeting following the Listing Date, the directors of the class to be elected at each annual meeting shall be elected for a three-year term. If the total number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the total number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.

B.
Subject to the rights granted to the holders of any one or more series of Preferred Shares then outstanding, any newly-created directorship on the Board of Directors that results from an increase in the total number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office (other than directors elected by the holders of any series of Preferred Shares, voting separately as a series or together with one or more series, as the case may be), although less than a quorum, by a sole remaining director or by the shareholders; provided, however,

A-1-B-5

that, subject to the rights granted to holders of one or more series of Preferred Shares then outstanding, at any time when Monex as beneficial shareholders own, in the aggregate, less than 50% of the total voting power of all then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by an affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by shareholders) (other than directors elected by the holders of any series of Preferred Shares, by voting separately as a series or together with one or more series, as the case may be). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.
C.
Any or all of the directors (other than the directors elected by the holders of any series of Preferred Shares, voting separately as a series or together with one or more other such series, as the case may be) may be removed from office at any time, with or without cause, by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that at any time when Monex as beneficial shareholders own, in the aggregate, less than 50% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, any such director or all such directors may be removed only for cause and only upon the affirmative vote of the holders of at least 66 2/3% of the total voting power of all then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

D.
Elections of directors need not be by written ballot unless the Bylaws shall so provide.

E.
During any period when the holders of any series of Preferred Shares, voting separately as a series or together with one or more other such series, have the right to elect additional directors pursuant to the provisions of the Restated Articles (including any resolution or resolutions designating any series of Preferred Shares) in respect of such series, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Shares, voting separately as a series or together with one or more other such series, shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Shares having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director shall thereupon cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

F.
For purposes of this Article IX, “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

ARTICLE X
Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America.

A-1-B-6

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, (iii) an action asserting a claim arising pursuant to any provision of the FBCA, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Florida, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. If any action is brought by any party against another party relating to or arising out of these Restated Articles, or the enforcement hereof, the prevailing party in such action shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action, including at all appellate levels. For purposes of this Article X, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean the fees and expenses of counsel to the Corporation and any other parties asserting a claim as set forth in this Article X, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection any judgment obtained in any such proceeding.
The provisions of this Article X shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment. To the fullest extent permitted by law, any person purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of and provided consent to the provisions of this Article X.
ARTICLE XI
In furtherance and not in limitation of the powers conferred by the laws of Florida, each of the Board of Directors and shareholders is expressly authorized and empowered to make, alter, amend and repeal the Bylaws of the Corporation in any respect not inconsistent with the laws of-the State of Florida or with the Restated Articles. Notwithstanding any provision of law that might otherwise permit a lesser vote of the shareholders, at any time when Monex as beneficial shareholders own, in the aggregate, less than 50% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, in addition to any greater or additional vote of the holders of any class or series of stock of the Corporation required herein (including any resolution or resolutions designating any series of Preferred Shares), the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% of the total voting power of all then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the shareholders of the Corporation to alter, amend, rescind or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.
ARTICLE XII
A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, taking into account Article VI in determining the director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 607.0834 of the FBCA, as the same exists or hereafter may be amended, (iv) for violation of a criminal law, unless the director had reasonable cause to believe the director’s conduct was lawful or had no reasonable cause to believe the director’s conduct was unlawful, or (v) for any transaction from which the director derived an improper personal benefit.
If the FBCA hereafter is amended or interpreted to authorize the further elimination or limitation of the liability of directors, then the liability of the Corporation’s directors shall be eliminated or limited to the full extent authorized by the FBCA, as so amended or interpreted.
The Corporation shall indemnify any officer or director, or any former officer or director, of the Corporation to the fullest extent permitted by law.

A-1-B-7

Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
IN WITNESS WHEREOF, the undersigned has executed these Restated Articles as [•] as of the           day of [•], 2021.

[•]

A-1-B-8

Exhibit C
AMENDED AND RESTATED BYLAWS
OF
TRADESTATION GROUP, INC.

A-1-C-i

A-1-C-ii

A-1-C-iii

AMENDED AND RESTATED BYLAWS
OF
TRADESTATION GROUP, INC.
ARTICLE I
MEETINGS OF SHAREHOLDERS
Section 1.   Annual Meeting.
The annual meeting of the shareholders of TradeStation Group, Inc. (the “Corporation”) shall be held at the time and place designated by the Board of Directors of the Corporation (the “Board of Directors”). The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication, including by webcast, as described in Article 1, Section 10 of these Amended and Restated Bylaws (these “Bylaws”) in accordance with Section 607.0709 of the Florida Business Corporation Act, as amended (the “Act”). Business transacted at the annual meeting shall include the election of directors of the Corporation and any proper business as may come before the meeting.
Section 2.   Special Meetings.
Special meetings of the shareholders may only be called in the manner provided in the Corporation’s amended and restated articles of incorporation as then in effect (as the same may be amended from time to time, the “Restated Articles”) and may be held at such place, if any, either within or without the State of Florida, and at such time and date as the Board of Directors or the chair of the Board of Directors shall determine and state in the notice of such meeting. The Board of Directors may, in its sole discretion, determine that special meetings of shareholders shall not be held at any place, but may instead be held solely by means of remote communication as described in Article 1, Section 10 of these Bylaws in accordance with Section 607.0709 of the Act. The Board of Directors may postpone, reschedule or cancel any special meeting of shareholders previously scheduled by the Board of Directors or the chair of the Board of Directors.
Section 3.   Place.
Meetings of shareholders may be held within or without the State of Florida or as otherwise provided in Section 1 or Section 2 above.
Section 4.   Notice.
The Corporation shall notify shareholders of the date, time and place of each annual and special shareholders’ meeting no fewer than ten (10) or more than sixty (60) days before the meeting date. Unless the Act, or the Restated Articles require otherwise, the Corporation is required to give notice only to shareholders entitled to vote at the meeting. Notice shall be given in the manner provided in Section 5 below, by or at the direction of the president, the secretary, or the officer or persons calling the meeting. Notwithstanding Section 5 below, if mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at its address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid.
Unless the Act or the Restated Articles require otherwise, notice of an annual meeting need not include a description of the purpose or purposes for which the meeting is called.
Notice of a special meeting must include a description of the purpose or purposes for which the meeting is called.
Section 5.   Manner of Notice.
Any notice given under these Bylaws must be written and may be communicated in person; telegraph, teletype or other form of electronic communication; or by mail.
Written notice by the Corporation to a shareholder shall be effective when mailed, if mailed postpaid and correctly addressed to the shareholder’s address shown in the Corporation’s current record of shareholders.

A-1-C-1

Written notice to a domestic or foreign corporation authorized to transact business in this state may be addressed to its registered agent at its registered office or to the corporation or its secretary at its principal office shown in its most recent annual report or, in the case of corporation that has not yet delivered an annual report, in a domestic corporation’s articles of incorporation or in a foreign corporation’s application for certificate of authority.
Except as otherwise provided herein or in the Act, written notice shall be effective at the earliest date of the following: (a) when received; (b) five days after its deposit in the United States mail, as evidenced by the postmark, if mailed postpaid and correctly addressed; (c) on the date shown on the return receipt, if sent by registered or certified mail return receipt requested, and the receipt is signed by or on behalf of the addressee; or (d) when it enters an information processing system that the recipient has designated or uses for the purposes of receiving electronic transmissions or information of the type sent, and from which the recipient is able to retrieve the electronic transmission, and it is in a form capable of being processed by that system.
Section 6.   Notice of Adjourned Meetings.
If an annual or special shareholders’ meeting is adjourned to a different date, time or place, notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken, and any business may be transacted at the adjourned meeting that might have been transacted on the original date of the meeting. If a new record date for the adjourned meeting is or must be fixed, however, notice of the adjourned meeting must be given as provided in Section 5 above to persons who are shareholders as of the new record date who are entitled to notice of the meeting.
Section 7.   Fixing of Record Date.
For the purpose of determining shareholders entitled to notice of a shareholders’ meeting, to demand a special meeting, to vote, or to take any other action, the Board of Directors may fix the record date. In no event may a record date fixed by the Board of Directors be a date preceding the date upon which the resolution fixing the record date is adopted.
If not otherwise provided by or pursuant to these Bylaws, the record date for determining shareholders entitled to notice of and to vote at an annual or special shareholders’ meeting is the close of business on the day before the first notice is delivered to shareholders. A record date for purposes of this Section 7 may not be more than seventy (70) days before the meeting or action requiring a determination of shareholders. A determination of shareholders entitled to notice of or to vote at a shareholders’ meeting is effective for any adjournment of the meeting unless the Board of Directors fixes a new record date, which it must do if the meeting is adjourned to a date more than the one hundred twenty (120) days after the date fixed for the original meeting.
Section 8.   Shareholders’ List For Meeting.
After fixing a record date for a meeting, the Corporation shall prepare an alphabetical list of the names of all its shareholders who are entitled to notice of a shareholders’ meeting, arranged by voting group with the address of, and the number and class and series, if any, of shares held by, each shareholder. The shareholders’ list must be available for inspection by any shareholder for a period of ten (10) days prior to the meeting or such shorter time as exists between the record date and the meeting and continuing through the meeting at the Corporation’s principal office, at a place identified in the meeting notice in the city where the meeting will be held, if any, or at the office of the Corporation’s transfer agent or registrar. Any separate shareholders’ list for voting, if different, must be similarly available for inspection promptly after the record date for voting. A shareholder or its agent or attorney is entitled on written demand to inspect the list during regular business hours and at such shareholder’s expense during the period it is available for inspection. The Corporation shall make the shareholders’ list available at the meeting, and any shareholder or its agent or attorney is entitled to inspect the list at any time during the meeting or any adjournment.
If the requirements of this Section 8 have not been substantially complied with or if the Corporation refuses to allow a shareholder or its agent or attorney to inspect the shareholders’ list before or at the meeting, the meeting shall be adjourned until such requirements are complied with on the demand of any shareholder

A-1-C-2

in person or by proxy who failed to get such access. Refusal or failure to comply with the requirements of this Section 8 shall not affect the validity of any action taken at such meeting.
Section 9.   Shareholder Quorum and Voting.
A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. When a specified item of business is required to be voted on by a class or series of stock, a majority of the shares of such class or series shall constitute a quorum for the transaction of such item of business by that class or series.
If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders unless the question is one upon which, by express provision of applicable law, of the rules or regulations of any stock exchange applicable to the Corporation, of any regulation applicable to the Corporation or its securities, of the Restated Articles or of these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing sentence and subject to the Restated Articles, all elections of directors shall be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
After a quorum has been established at a shareholders’ meeting, the subsequent withdrawal of shareholders, so as to reduce the number of shares entitled to vote at the meeting below the number required for a quorum, shall not affect the validity of any action taken at the meeting or any adjournment thereof.
Except as otherwise provided by or pursuant to the provisions of the Restated Articles, each shareholder entitled to vote at any meeting of the shareholders shall be entitled to one vote for each share of stock held by such shareholder that has voting power upon the matters in question.
Section 10.   Remote Communications.
If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, shareholders and proxy holders not physically present at a meeting of shareholders may, by means of remote communication:
(a)   participate in a meeting of shareholders; and
(b)   be deemed present in person and vote at a meeting of shareholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that
(i)   the Corporation shall implement reasonable measures to verify and ensure that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder;
(ii)   the Corporation shall implement reasonable measures to provide such shareholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and
(iii)   if any shareholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.
Section 11.   Proxies.
A shareholder, other person entitled to vote on behalf of a shareholder pursuant to the Act, or attorney-in-fact may vote the shareholders’ shares in person or by proxy.
A shareholder may appoint a proxy to vote or otherwise act for him or her by signing an appointment form, either personally or by his or her attorney-in-fact. An executed telegram or cablegram appearing to

A-1-C-3

have been transmitted by such person, or a photographic, photostatic or equivalent reproduction of an appointment form or an electronic transmission is a sufficient appointment form, provided, however, that any type of electronic transmission appearing to have been, or containing or accompanied by such information or obtained under such procedures to reasonably ensure that the electronic transmission was, transmitted by such person is a sufficient appointment, subject to the verification requested by the corporation under Section 604.0724 of the Act. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A shareholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.
An appointment of a proxy is effective when received by the secretary or other officer or agent authorized to tabulate votes. An appointment is valid for up to eleven (11) months unless a longer period is expressly provided in the appointment form.
The death or incapacity of the shareholder appointing a proxy does not affect the right of the Corporation to accept the proxy’s authority unless notice of the death or incapacity is received by the secretary or other officer or agent authorized to tabulate votes before the proxy exercises his or her authority under the appointment.
If an appointment form expressly provides, any proxy holder may appoint, in writing, a substitute to act in his or her place.
Section 12.   Voting Trusts.
One or more shareholders may create a voting trust, conferring on a trustee the right to vote or otherwise act for them, by signing an agreement setting out the provisions of the trust as provided by law and transferring their shares to a trustee. The trustee shall thereafter prepare a list of names and addresses of all owners of beneficial interests in the trust, together with the number and class of shares of each transferred to the trust, and deliver copies of the list and agreement to the Corporation’s principal office. After filing a copy of the list and agreement in the Corporation’s principal office, such copies shall be open to inspection by any shareholder of the Corporation (subject to the requirements of Article V herein) or any beneficiary of the trust under the agreement during business hours.
Section 13.   Notice of Shareholder Business and Nominations.
(a)   Annual Meetings of Shareholders.
(1)   Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) by or at the direction of the Board of Directors or (b) by any shareholder of the Corporation who was a shareholder of record at the time of giving of notice provided for in this Bylaw, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Bylaw.
(2)   For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (b) of paragraph (a)(1) of this Bylaw, the shareholder must have given timely notice thereof in writing to the secretary of the Corporation and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred and twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above. Such shareholder’s notice shall set forth (a) as to each person whom the shareholder

A-1-C-4

proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-11 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and beneficial shareholder (as defined in the Act), if any, on whose behalf the proposal is made; and (c) as to the shareholder giving the notice and such beneficial shareholder, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Corporation’s books, and of such beneficial shareholder and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial shareholder.
(3)   Notwithstanding anything in the second sentence of paragraph (a)(2) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the date on which such public announcement is first made by the Corporation.
(b)    Special Meetings of Shareholders.   Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board of Directors or any committee thereof or (b) by any shareholder of the Corporation who is a shareholder of record at the time of giving of notice provided for in this Bylaw, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Bylaw. In the event the Corporation calls a special meeting of shareholders for the purposes of electing one or more directors to the Board of Directors, any such shareholder may nominate a person or persons (as the case may be), for election of such position(s) as specified in the Corporation’s notice of meeting, if the shareholder’s notice required by paragraph (a)(2) of this Bylaw shall be delivered to the secretary at the principal executive offices of the Corporation not earlier than the close of business on the ninetieth (90th) day prior to such special meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a shareholder’s notice as described above.
(c)   General.
(1)   Only such persons who are nominated in accordance with the procedures set forth in this Bylaw shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw. Except as otherwise provided by law, the chair of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Bylaw and, if any proposed nomination or business is not in compliance with this Bylaw, to declare that such defective proposal or nomination shall be disregarded.
(2)   For purposes of this Bylaw, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

A-1-C-5

(3)   Notwithstanding the foregoing provisions of this Bylaw, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Shares, if any, to elect directors under specified circumstances and as provided in the Restated Articles.
Section 14.   Shareholders’ Agreements.
Two or more shareholders of this Corporation may provide for the manner in which they vote their shares by signing an agreement for that purpose as provided by law.
Section 15.   Action by Shareholders Without a Meeting.
Any action required or permitted to be taken at any annual or special meeting of shareholders of this Corporation may be taken without a meeting, without prior notice and without a vote only to the extent permitted by and in the manner provided in the Restated Articles and in accordance with the Act.
Section 16.   Inspectors of Election.
The Corporation may, and shall if required by law, in advance of any meeting of shareholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of shareholders, the chair of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of shareholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.
Section 17.   Delivery to the Corporation.
Whenever Section 13 of this Article I requires one or more persons (including a record or beneficial shareholder) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), unless the Corporation elects otherwise, such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.
ARTICLE II
DIRECTORS
Section 1.   Function.
The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as otherwise provided by applicable law or by the Restated Articles. If any such provision is made in the Restated Articles, the powers and duties imposed upon the Board of Directors by applicable law shall be exercised or performed to such extent and by such person or persons as shall be provided in the

A-1-C-6

Restated Articles. The Board of Directors shall exercise all of the powers of the Corporation except such as are by law, or by the Restated Articles or by these Bylaws, conferred upon or reserved to the shareholders.
Section 2.   Qualification.
Directors must be natural persons who are eighteen (18) years of age or older but need not be residents of the State of Florida or shareholders of the Corporation.
Section 3.   Presumption of Assent.
A director of the Corporation who is present at a meeting of its Board of Directors or a committee of the Board of Directors when corporate action is taken is deemed to have assented to the action taken unless: (a) he or she objects at the beginning of the meeting (or promptly upon his or her arrival) to holding it or transacting specified business at the meeting; or (b) he or she votes against or abstains from the action taken.
Section 4.   Number.
The number of directors of this Corporation shall be set in the manner provided in the Restated Articles and in accordance with the Act.
Section 5.   Election.
Directors shall be elected by shareholders at the annual shareholders’ meetings of the Corporation, or as otherwise provided in the Restated Articles.
Section 6.   Term.
The term of each director shall be as set forth in the Restated Articles.
Section 7.   Resignation.
A director may resign at any time by delivering written or electronic notice to the Board of Directors or its chair or to the secretary of the Corporation. A resignation is effective when the notice is delivered unless the notice specifies a later effective date. If a resignation is made effective at a later date, the Board of Directors may fill the pending vacancy before the effective date if the Board of Directors provides that the successor does not take office until the effective date. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation.
Section 8.   Vacancies.
Except as otherwise provided by law, vacancies occurring in any directorship (whether by death, resignation, retirement, disqualification, removal or other cause) and newly created directorships resulting from any increase in the number of directors shall be filled in accordance with the Restated Articles.
Section 9.   Removal of Directors.
Directors of the Corporation may be removed in the manner provided in the Restated Articles and applicable law.
Section 10.   Quorum and Voting.
A quorum of the Board of Directors consists of a majority of the number of directors. If a quorum is present when a vote is taken, the affirmative vote of a majority of directors present is the act of the Board of Directors.
Section 11.   Committees; Committee Rules.
The Board of Directors may designate one or more committees, including but not limited to an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each such committee shall be comprised of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of such committee. Any such committee, to the extent provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers

A-1-C-7

and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority to: (a) approve, adopt, recommend or propose to the shareholders any action or matter (other than the election or removal of directors) expressly required by the Act to be submitted to shareholders for approval, (b) authorize or approve the reacquisition of shares unless pursuant to a formula or method, or within limits, prescribed by the Board of Directors or any committee, (c) fill vacancies on the board of directors or on any board committee, or (d) adopt, amend or repeal any Bylaw of the Corporation. Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board of Directors, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.
Section 12.   Meetings.
The Board of Directors may hold regular or special meetings in or out of the State of Florida. A majority of the directors present, whether or not a quorum exists, may adjourn any meeting of the Board of Directors to another time and place. Notice of any such adjourned meeting shall be given to the directors who were not present at the time of the adjournment and, unless the time and place of the adjourned meeting are announced at the time of the adjournment, to the other directors. Meetings of the Board of Directors may be called by the chair of the Board of Directors or by the president of the Corporation. The Board of Directors may permit any or all directors to participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by this means is deemed to be present in person at the meeting.
Section 13.   Notice of Meetings.
Regular meetings of the Board of Directors may be held without notice of the date, time, place or purpose of the meeting. Special meetings of the Board of Directors must be preceded by at least twenty-four (24) hours’ notice of the date, time and place of the meeting. The notice need not describe the purpose of the special meeting unless required by the Restated Articles or these Bylaws.
Section 14.   Waiver of Notice.
Notice of a meeting of the Board of Directors need not be given to any director who signs a waiver of notice either before or after the meeting. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting and a waiver of any and all objections to the place of the meeting, the time of the meeting, or the manner in which it has been called or convened, except when a director states, at the beginning of the meeting or promptly upon arrival at the meeting, any objection to the transaction of business because the meeting is not lawfully called or convened.
Section 15.   Action Without a Meeting.
Any action required or permitted to be taken at a Board of Directors’ meeting or committee meeting may be taken without a meeting if the action is taken by all members of the Board of Directors or the committee. The actions must be evidenced by one or more written consents describing the action taken and signed by each director or committee member.
Action taken under this Section 16 is effective when the last director signs the consent, unless the consent specifies a different effective date. A consent signed under this Section 16 has the effect of a meeting vote and may be described as such in any document.

A-1-C-8

Section 16.   Compensation.
The Board of Directors shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.
Section 17.   Reliance on Books and Records.
A member of the Board of Directors, or a member of any committee designated by the Board of Directors, shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
ARTICLE III
OFFICERS
Section 1.   Officers.
The Board of Directors may elect from its own number a chair or co-chairs of the Board of Directors and may elect a president, chief executive officer or co-chief executive officers, chief operating officer, chief financial officer, such vice presidents and a treasurer as in the opinion of the Board of Directors the business of the Corporation requires. The Board of Directors shall elect a secretary and shall delegate to the secretary responsibility for preparing minutes of the directors’ and shareholders’ meetings and for authenticating records of the Corporation. The Board of Directors or the president may appoint one or more other officers or assistant officers. The same individual may simultaneously hold more than one office in the Corporation and the same office may simultaneously be held by more than one individual.
Section 2.   Powers and Duties.
The officers of the Corporation shall have the following duties:
(a)
The chair or co-chairs of the Board of Directors, if elected, or failing his, her or their election, the president, shall preside at all meetings of the shareholders and Board of Directors and shall have such other powers and perform such other duties as may be prescribed from time to time by the Board of Directors or in the Bylaws.

(b)
The president shall have general charge and supervision of its business, affairs, administration and operations subject to the direction of the Board of Directors, and shall, in the absence or failing the election of a chair of the Board of Directors, preside at all meetings of the shareholders and the Board of Directors. The president shall have such other powers and perform such other duties as may from time to time be assigned to him by the Board of Directors or in the Bylaws.

(c)
Each of the chief executive officer(s), chief operating officer(s) and vice president(s), if elected, shall have such powers and shall perform such duties as may from time to time be assigned to him, her or them by the Board of Directors.

(d)
The secretary shall be the custodian of, and shall maintain, all of the corporate records except the financial records, shall authenticate all corporate records, shall prepare and record the minutes of all meetings of the shareholders and Board of Directors, send out all notices of meetings, and shall have such other powers and shall perform such other duties as may be prescribed by the Board of Directors or the president or in the Bylaws.

(e)
The chief financial officer or treasurer shall be the custodian of all corporate funds, securities and financial records, shall keep full and accurate accounts of receipts and disbursements and render accounts thereof at the annual meetings of shareholders and whenever else required by the Board of Directors or the president, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or the president.

A-1-C-9

(f)
Each assistant treasurer and each assistant secretary, if any are elected, shall be vested with all the powers and shall perform all the duties of the treasurer and secretary, respectively, in the absence or disability of such officer, unless or until the president or the Board of Directors shall otherwise determine. In addition, assistant treasurers and assistant secretaries shall have such powers and shall perform such duties as shall be assigned to them by the president or the Board of Directors.

Section 3.   Delegation.
In the event of the absence of any officer of this Corporation or for any other reason that the Board of Directors may deem sufficient, the Board of Directors may at any time and from time to time delegate all or any part of the powers or duties of any officer to any other officer or officers or to any director or directors.
Section 4.   Resignation and Removal of Officers.
An officer may resign at any time by delivering notice to the Corporation. A resignation is effective when the notice is delivered unless the notice specifies a later effective date. If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board of Directors may fill the pending vacancy before the effective date if the Board of Directors provides that the successor does not take office until the effective date.
The Board of Directors may remove any officer at any time with or without cause. Any officer or assistant officer, if appointed by the president, may likewise be removed by the president.
Section 5.   Contracts and Other Documents.
The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount. Except as provided in Article I Section 16 of these Bylaws, any document, including, without limitation, any consent, agreement, certificate or instrument, required by the Act, the Restated Articles or these Bylaws to be executed by any officer, director, stockholder, employee or agent of the Corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. All other contracts, agreements, certificates or instruments to be executed on behalf of the Corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law.
ARTICLE IV
STOCK CERTIFICATES
Section 1.   Form and Content of Certificates.
Shares may, but are not required to, be represented by certificates. At a minimum each share certificate, if the Corporation has share certificates, must state on its face: the name of the Corporation and that the Corporation is organized under the laws of the State of Florida; the name of the person to whom issued; and the number and class of shares and the designation of the series, if any, the certificate represents.
If the Corporation is authorized to issue different classes of shares or different series within a class, the designations, relative rights, preferences, and limitations applicable to each class and the variations in rights, preferences, and limitations determined for each series (and the authority of the Board of Directors to determine variations for future series) must be summarized on the front or back of each certificate if the Corporation has share certificates. Alternatively, each certificate, if the Corporation has share certificates, may state conspicuously on its front or back that the Corporation will furnish the shareholder a full statement of this information on request and without charge.
Each share certificate must be signed (either manually or in facsimile) by the president or a vice president and the secretary or an assistant secretary of the Corporation and shall bear the corporate seal or its facsimile.

A-1-C-10

If the person who signed (either manually or in facsimile) a share certificate no longer holds office when the certificate is issued, the certificate is nevertheless valid.
The Board of Directors may authorize the issuance of some or all of the shares of any or all of its classes or series without certificates pursuant to and to the extent permitted by applicable law.
Section 2.   Transfer of Stock.
Subject to any restrictions on the transfer or registration of transfer of the shares represented by a stock certificate which have been imposed or adopted as authorized by the Act, the Corporation shall register a stock certificate presented to it for transfer if the certificate is properly endorsed by the holder of record or by its duly authorized attorney and is accompanied with any additional documents, instruments, certificates, signature guaranties or other items required from time to time by the Board of Directors in its sole discretion.
Section 3.   Lost, Stolen or Destroyed Certificates.
The Corporation shall issue a new stock certificate in the place of any certificate previously issued if the holder of record of the certificate (a) makes proof in affidavit form that it has been lost, destroyed or wrongfully taken; (b) requests the issue of a new certificate before the Corporation has notice that the certificate has been acquired by a purchaser for value in good faith and without notice of any adverse claim; (c) gives bond or other security or indemnity in such form as the Corporation may direct to indemnify the Corporation, the transfer agent, and registrar against any claim that may be made on account of the alleged loss, destruction, or theft of a certificate; and (d) satisfies any other reasonable requirements imposed by the Corporation.
Section 4.   Restriction on Transfer of Shares and other Securities.
A written restriction on the transfer or registration of transfer of shares or other securities of the Corporation if permitted by Section 607.0627 of the Act (or any successor provision) and noted conspicuously on any certificate representing such shares or other securities or contained in an information statement required by Section 607.0626(2) of the Act (or any successor provision), may be enforced against the holder of the restricted shares or other securities or any successor or transferee of the holder, including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder. Stop transfer notices may be placed in the Corporation’s stock transfer books with respect to restricted shares or other securities.
ARTICLE V
BOOKS AND RECORDS
Section 1.   Corporate Records.
The Corporation shall keep as permanent records minutes of all meetings of its shareholders and its Board of Directors, a record of all actions taken by the shareholders or Board of Directors without a meeting, and a record of all actions taken by a committee of the Board of Directors in place of the Board of Directors on behalf of the Corporation. The Corporation shall maintain accurate accounting records.
The Corporation or its agent shall maintain a record of its shareholders in a form that permits preparation of a list of the names and addresses of all shareholders in alphabetical order by class of shares showing the number and series of shares held by each. The Corporation shall maintain its records in written form or in another form capable of conversion into written form within a reasonable time. The Corporation shall keep a copy of the following records:
(a)
Its Restated Articles and all amendments to them currently in effect;

(b)
Its Bylaws or Restated Bylaws and all amendments to them currently in effect;

(c)
Resolutions adopted by its Board of Directors creating one or more classes or series of shares and fixing their relative rights, preferences, and limitations, if shares issued pursuant to those resolutions are outstanding;

A-1-C-11

(d)
The minutes of all shareholders’ meetings and records of all action taken by shareholders without a meeting for the past three (3) years;

(e)
Written communications to all shareholders generally or all shareholders of a class or series within the past three (3) years;

(f)
A list of the names and business street addresses of its current directors and officers; and

(g)
Its most recent annual report delivered to the Department of State.

ARTICLE VI
DIVIDENDS
The Board of Directors may authorize and the Corporation may make distributions or dividends to its shareholders subject to restriction and any procedures required by the Restated Articles and/or the Act.
ARTICLE VII
CORPORATE SEAL
The Board of Directors shall provide a corporate seal which shall be circular in form and shall have inscribed thereon the name of the Corporation, the year of incorporation, the word “Florida” and the word “seal”; it may be a facsimile, engraved, printed or an impression seal.
ARTICLE VIII
INDEMNIFICATION
(a)   The Corporation shall indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the Corporation), by reason of the fact that he or she is or was a director or officer of the Corporation and may so indemnify any employee or agent of the Corporation or any person who was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
(b)   The Corporation shall indemnify any person who was or is a party to any proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation and may so indemnify any employee or agent of the Corporation or any person who was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the Board of Directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
(c)   To the extent that a director or officer of the Corporation, or an employee or agent of the Corporation which the Corporation has agreed to indemnify, has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (a) or subsection (b), or in defense of any claim,

A-1-C-12

issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.
(d)   Any indemnification under subsection (a) or subsection (b), unless pursuant to a determination by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsection (a) or subsection (b). Such determination shall be made:
(1)   By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;
(2)   If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the Board of Directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;
(3)   By independent legal counsel:
1.
Selected by the Board of Directors prescribed in paragraph (1) or the committee prescribed in paragraph (2); or

2.
If a quorum of the directors cannot be obtained for paragraph (1) and the committee cannot be designated under paragraph (2), selected by majority vote of the full Board of Directors (in which directors who are parties may participate), or

(4)   By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.
(e)   Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (d)(3) shall evaluate the reasonableness of expenses and may authorize indemnification.
(f)   Expenses incurred by an officer or director in defending a civil or criminal proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the Corporation pursuant to this section. Expenses incurred by other indemnified employees and agents shall be paid in advance upon such terms or conditions that the Board of Directors deems appropriate.
(g)   The indemnification and advancement of expenses provided pursuant to these Bylaws are not exclusive, and the Corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute:
(1)   A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;
(2)   A transaction from which the director, officer, employee, or agent derived an improper personal benefit;
(3)   In the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the Act are applicable; or

A-1-C-13

(4)   Willful misconduct or a conscious disregard for the best interests of the Corporation in a proceeding by or in the right of the Corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.
(h)   Indemnification and advancement of expenses as provided in these Bylaws shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.
(i)   For purposes of this Article VIII, the term “Corporation” includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this Article VIII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.
(j)   For purposes of this Article VIII:
(1)
The term “other enterprise” includes an employee benefit plan;

(2)
The term “expenses” includes counsel and paralegal fees, including those for appeal;

(3)
The term “liability” includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

(4)
The term “proceeding” includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal;

(5)
The term “agent” includes a volunteer;

(6)
The term “serving at the request of the Corporation” includes any service as a director, officer, employee, or agent of the Corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

(7)
The term “not opposed to the best interests of the Corporation” also describes the actions of a person who acts in good faith and in a manner he or she reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

(k)   The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VIII.
ARTICLE IX
AMENDMENT
The Board of Directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, these Bylaws without the assent or vote of the shareholders in any manner not inconsistent with the Act or other applicable law or the Restated Articles. Notwithstanding any other provisions of these Bylaws or any provision of law that would or might otherwise permit a lesser vote of the shareholders, at any time when Monex (as defined in the Restated Articles) as a beneficial shareholder, owns, in the aggregate, less than 50% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by the Restated Articles (including any certificate of designation relating to any series of Preferred Shares (as defined in the Restated Articles)), these Bylaws or

A-1-C-14

applicable law, the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the shareholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of these Bylaws (including, without limitation, this Article IX) or to adopt any provision inconsistent herewith.
ARTICLE X
FISCAL YEAR
The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall end on March 31.

A-1-C-15

Exhibit D
FORM OF REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of _________ 2021, is made and entered into by and among TradeStation Group, Inc., a Florida corporation (the “Company”), Quantum Ventures LLC, a Delaware limited liability company (the “Sponsor Holdco”), Chardan Quantum LLC, a Delaware limited liability company (“Chardan”), the Persons set forth on Exhibit A hereto (together with the Sponsor Holdco and Chardan, each, a “Sponsor Party” and, together, the “Sponsor Parties”), and Monex Group, Inc. (“Monex” and, collectively with each Sponsor Party and any other person or entity who hereafter becomes a party to this Agreement, each a “Holder” and collectively the “Holders”).
RECITALS
WHEREAS, the Company is party to that certain Agreement and Plan of Merger, dated as of November 4, 2021 (the “Merger Agreement”), by and among the Company, Quantum FinTech Acquisition Corporation, a Delaware corporation (“Quantum”), and TSG Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which, among other things, on or about the date hereof, Merger Sub will merge with and into Quantum (with Quantum being the surviving entity and a wholly-owned subsidiary of the Company) in exchange for Quantum’s stockholders receiving shares of common stock, par value $0.01 per share, of the Company (the “Common Shares”);
WHEREAS, the Sponsor Parties and Quantum are parties to that certain Registration and Stockholder Rights Agreement, dated as of February 4, 2021 (the “Prior Agreement”), which Prior Agreement will terminate with respect to the Sponsor Parties and the other parties thereto upon execution and delivery of this Agreement;
WHEREAS, on February 4, 2021, Quantum, the Sponsor Holdco and Chardan entered into those certain Private Placement Warrants Purchase Agreements, pursuant to which the Sponsor Holdco purchased 4,450,000 warrants and Chardan purchased 1,112,500 warrants in a private placement transaction occurring simultaneously with the closing of Quantum’s initial public offering (the “Private Placement Warrants”);
WHEREAS, the Sponsor Parties are acquiring Common Shares (including the Common Shares issued or issuable upon the exercise of any other equity security issued to a Sponsor Party pursuant to the terms of the Merger Agreement, including the Private Placement Warrants) on or about the date hereof pursuant to the Merger Agreement;
WHEREAS, on or about the date hereof, pursuant to the Merger Agreement, the Private Placement Warrants are automatically and irrevocably modified to provide that such Private Placement Warrant no longer entitled the holder thereof to purchase the amount of share(s) of Quantum common stock set forth therein and in substitution thereof such Private Placement Warrant shall entitle the holder thereof to acquire such number of shares of Common Shares per Private Placement Warrant; and
WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1   Definitions.    The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which, in the good faith judgment of the President or Chief Financial Officer of the Company, after consultation

A-1-D-1

with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (b) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement or Prospectus, and (c) the Company has (x) a bona fide business purpose for not making or (y) determined the premature disclosure of such information would materially adversely affect the Company.
“Affiliate” shall mean, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified; provided that no Holder shall be deemed an Affiliate of any other Holder solely by reason of an investment in, or holding of Common Shares (or securities convertible or exchangeable for share of Common Shares) of, the Company. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement).
“Agreement” shall have the meaning given in the Preamble.
“Board” shall mean the Board of Directors of the Company.
“Claims” shall have the meaning given in subsection 4.1.1.
“Closing Date” shall mean the date of this Agreement.
“Commission” shall mean the Securities and Exchange Commission.
“Common Shares” shall have the meaning given in the Recitals.
“Company” shall have the meaning given in the Preamble.
“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.
“Company Support Agreement” shall mean that certain Company Support Agreement, dated as of November 4, 2021 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereto), by and among the Company, Quantum and Monex.
“Demand Registration” shall have the meaning given in subsection 2.2.1.
“DR Demanding Holders” shall mean the applicable Holders having the right to make, and actually making, a written demand for the Registration of Registrable Securities pursuant to subsection 2.2.1.
“DR Requesting Holder” shall have the meaning given in subsection 2.2.1.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.
“Form S-3 Shelf” shall have the meaning given in subsection 2.1.2.
“Holders” shall have the meaning given in the Preamble hereto.
“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.
“Merger Agreement” shall have the meaning given in the Recitals hereto.
“Minimum Amount” shall have the meaning given in subsection 2.1.3.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading.

A-1-D-2

“Monex” shall have the meaning given in the Preamble.
“Monex Lock-Up Period” shall have the meaning given to the term “Lock-up Period” in the Company Support Agreement.
“Permitted Transferees” shall mean a person or entity to whom the Holders are permitted to Transfer Registrable Securities prior to the expiration of the (a) SPAC Holder Lock-Up Period, with respect to the Registrable Securities owned by the Sponsor Parties, or (b) Monex Lock-Up Period, with respect to the Registrable Securities owned by Monex.
“PIPE Securities” shall mean shares of Common Stock issued to investors pursuant to Subscription Agreements entered into in connection with the transactions contemplated by the Merger Agreement solely to the extent such securities are entitled to piggy-back registration rights thereunder.
“Piggyback Registration” shall have the meaning given in subsection 2.3.1.
“Prior Agreement” shall have the meaning given in the Recitals hereto.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) any outstanding Common Shares or other equity security of the Company held by a Holder immediately following the Closing, (b) any Common Shares issued to a Holder pursuant to the terms of the Merger Agreement (including the Common Shares issued or issuable upon the exercise of any other equity security issued to a Holder pursuant to the terms of the Merger Agreement), (c) the Private Placement Warrants (including any Common Shares issued or issuable upon the exercise of any Private Placement Warrants), and (d) any other equity security of the Company issued or issuable with respect to the securities referred to in the foregoing clauses (a) through (c) by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) a Registration Statement on Form S-8 (or any successor form) covering such securities is effective; (iii) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iv) such securities shall have ceased to be outstanding; (v) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (vi) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:
(a)
all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Registrable Securities are then listed;

(b)
fees and expenses of compliance with securities or blue-sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c)
printing, messenger, telephone, delivery and road show or other marketing expenses;

A-1-D-3

(d)
reasonable fees and disbursements of counsel for the Company;

(e)
reasonable fees and disbursements of all independent registered public accountants of the Company incurred in connection with such Registration;

(f)
reasonable fees and expenses of one (1) legal counsel selected by the Company to render any local counsel opinions in connection with the applicable Registration; and

(g)
reasonable fees and expenses of one (1) legal counsel selected by (i) the majority-in-interest of the DR Demanding Holders initiating a Demand Registration, (ii) the majority-in-interest of the SUO Demanding Holders initiating a Shelf Underwritten Offering, or (iii) the majority-in-interest of participating Holders under Section 2.3 if the Registration was initiated by the Company for its own account or that of a Company shareholder other than pursuant to rights under this Agreement, in each case to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.
“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.
“SPAC Holder Lock-Up Period” shall have the meaning given to the term “Lock-up Period” in the Sponsor Support Agreement.
“Sponsor Parties” shall have the meaning given in the Preamble.
“Sponsor Support Agreement” shall mean that certain Sponsor Support Agreement, dated as of November 4, 2021 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereto), by and among the Company, Sponsor Holdco, Chardan, Monex, Quantum and the other parties thereto.
“Subscription Agreements” shall mean those certain subscription agreements, dated November 4, 2021 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof), by and between Quantum and certain subscribers to purchase shares of common stock of Quantum, par value $0.0001 per share.
“SUO Demanding Holders” shall mean the applicable Holders having the right to make, and actually making, a written demand for a Shelf Underwritten Offering of Registrable Securities pursuant to subsection 2.1.3.
“SUO Requesting Holder” shall have the meaning given in subsection 2.1.3.
“Transfer” shall mean to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Warrant Agreement” shall mean that certain Warrant Agreement, dated February 4, 2021, by and between Quantum and Continental Stock Transfer & Trust Company, as warrant agent.

A-1-D-4

ARTICLE II
REGISTRATIONS
Section 2.1   Shelf Registration.
2.1.1    Following the Closing Date, the Company shall use its reasonable best efforts to (i) file a Registration Statement under the Securities Act within sixty (60) days after the Closing Date to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this subsection 2.1.1 and (ii) cause such Registration Statement to be declared effective as soon as practicable after the filing thereof. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available (including to use its reasonable best efforts to add Registrable Securities held by Permitted Transferees) or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within five (5) business days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).
2.1.2    The Company shall use its reasonable best efforts to convert the Form S-1 Shelf filed pursuant to subsection 2.1.1 to a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) as promptly as practicable after the Company is eligible to use a Form S-3 Shelf and have the Form S-3 Shelf declared effective as promptly as practicable and to cause such Form S-3 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.
2.1.3    At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or subsection 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement (a “Shelf Underwritten Offering”); provided that such Holder(s) reasonably expects to sell Registrable Securities yielding aggregate gross proceeds in excess of $20.0 million from such Shelf Underwritten Offering (such amount of Registrable Securities, as applicable, the “Minimum Amount”). All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within two (2) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Shelf Underwritten Offering (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Shelf Underwritten Offering, a “SUO Requesting Holder”) shall so notify the Company of its intent to participate in such Shelf

A-1-D-5

Underwritten Offering, in writing, within three (3) business days after the receipt by such Holder of the Company Shelf Takedown Notice. Upon receipt by the Company of any such written notification from a SUO Requesting Holder(s) to the Company, subject to the provisions of subsection 2.2.4, the Company shall include in such Shelf Underwritten Offering all Registrable Securities of such SUO Requesting Holder(s). The Company shall, together with all participating Holders of Registrable Securities of the Company proposing (and permitted) to distribute their securities through such Shelf Underwritten Offering, enter into an underwriting agreement in customary form for such Shelf Underwritten Offering with the managing Underwriter or Underwriters selected by the majority-in-interest of the participating Holders after consultation with the Company and shall take all such other reasonable actions as are reasonably requested by the managing Underwriter or Underwriters in order to facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain representations, covenants, indemnities and other rights and obligations in customary form for such Shelf Underwritten Offering by the Company. Any Shelf Underwritten Offering effected pursuant to this subsection 2.1.3 shall be counted as a Registration for purposes of the limit on the number of Registrations that can be effected under Section 2.2 hereof.
Section 2.2   Demand Registration.
2.2.1   Request for Registration.    Subject to the provisions of subsection 2.2.5 and Sections 2.4 and 3.4 hereof and provided that the Company does not have an effective Registration Statement pursuant to subsection 2.1.1 or subsection 2.1.2 covering Registrable Securities, (a) Sponsor Holdco, (b) Chardan and (c) Monex, may make a written demand for Registration of all or part of their Registrable Securities on (i) Form S-1, or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities or (ii) if available, Form S-3, which in the case of either clause (i) or (ii), may be a shelf registration statement filed pursuant to Rule 415 under the Securities Act, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, promptly (but in any event within fifteen (15) days following the Company’s receipt of a Demand Registration), notify, in writing all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “DR Requesting Holder”) shall so notify the Company, in writing, within three (3) business days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a DR Requesting Holder(s) to the Company, subject to subsection 2.2.4 below, such DR Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the DR Demanding Holders and DR Requesting Holders pursuant to such Demand Registration. The Company shall not be obligated to effect more than an aggregate of (x) two (2) Registrations pursuant to a Demand Registration or a Shelf Underwritten Offering initiated by Sponsor Holdco and (y) one (1) Registrations pursuant to a Demand Registration or a Shelf Underwritten Offering initiated by Chardan under subsection 2.1.3 or this subsection 2.2.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the DR Demanding Holders and the DR Requesting Holders (or in the case of a Shelf Underwritten Offering, the SUO Demanding Holders and the SUO Requesting Holders) to be registered on behalf of the DR Demanding Holders and the DR Requesting Holders (or in the case of a Shelf Underwritten Offering, the SUO Demanding Holders and the SUO Requesting Holders) in such Registration have been sold, in accordance with Section 3.1 of this Agreement.
2.2.2   Effective Registration.    Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (b) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a

A-1-D-6

Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the DR Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days after the removal, rescission or other termination of such stop order or injunction, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration by the same DR Demand Holder becomes effective or is subsequently terminated.
2.2.3   Underwritten Offering.    Subject to the provisions of subsection 2.2.4 and Sections 2.4 and 3.4 hereof, if a majority-in-interest of the DR Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such DR Demanding Holder or DR Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3, subject to Section 3.3 and Article IV, shall enter into an underwriting agreement in customary form with the Company and the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the DR Demanding Holders initiating the Demand Registration.
2.2.4   Reduction of Underwritten Offering.    In the event of a Demand Registration that is to be an Underwritten Offering or a Shelf Underwritten Offering, and if the managing Underwriter or Underwriters, in good faith, advises the Company and, in the case of a Demand Registration, the DR Demanding Holders and the DR Requesting Holders (if any) (or in the case of a Shelf Underwritten Offering, the SUO Demanding Holders and the SUO Requesting Holders (if any)), in writing that, in its opinion, the dollar amount or number of Registrable Securities that the DR Demanding Holders and the DR Requesting Holders (if any) (or in the case of a Shelf Underwritten Offering, the SUO Demanding Holders and the SUO Requesting Holders (if any)) desire to sell, taken together with all other Common Shares or other equity securities that the Company desires to sell for its own account and the Common Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (a) first, the Registrable Securities of the DR Demanding Holders and the DR Requesting Holders (if any) (or in the case of a Shelf Underwritten Offering, the SUO Demanding Holders and the SUO Requesting Holders (if any)) and any PIPE Securities pro rata based on the number of securities requested to be sold that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Common Shares or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Common Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.
2.2.5   Demand Registration Withdrawal.    A DR Demanding Holder or a DR Requesting Holder in the case of a Demand Registration (or a SUO Demanding Holder or a SUO Requesting Holder in the case of a Shelf Underwritten Offering) shall have the right to withdraw all or a portion of its Registrable Securities included in a Demand Registration pursuant to subsection 2.2.1 or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to so withdraw at any time up to (a) in the case

A-1-D-7

of a Demand Registration not involving an Underwritten Offering or a Shelf Underwritten Offering, one (1) day prior to the effective date of the applicable Registration Statement or (b) in the case of any Demand Registration involving an Underwritten Offering or any Shelf Underwritten Offering, one (1) day prior to the expected pricing date of such Underwritten Offering or Shelf Underwritten Offering; provided, however, that upon withdrawal by a majority-in-interest of the DR Demanding Holders initiating a Demand Registration (or in the case of a Shelf Underwritten Offering, withdrawal of an amount of Registrable Securities included by the Holders in such Shelf Underwritten Offering, in their capacity as SUO Demanding Holders, being less than the Minimum Amount), the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement or complete the Underwritten Offering, as applicable. The Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to and including its withdrawal under this subsection 2.2.5; provided that upon withdrawal by a majority-in-interest of the DR Demanding Holders initiating a Demand Registration (or in the case of a Shelf Underwritten Offering, withdrawal of an amount of Registrable Securities included by the Holders in such Shelf Underwritten Offering, in their capacity as SUO Demanding Holders, being less than the Minimum Amount), such Registration shall be counted towards the limit on Registrations set forth in subsection 2.2.1.
Section 2.3    Piggyback Registration.
2.3.1   Piggyback Rights.    If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of Common Shares (including equity securities exercisable or exchangeable for, or convertible into, Common Shares), for its own account or for the account of stockholders of the Company, other than a Registration Statement (a) filed in connection with any employee share option or other benefit plan, (b) a Registration Statement on Form S-4 or Form S-8 (or any successor forms), (c) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (d) for an offering of debt that is convertible into equity securities of the Company, (e) for a dividend reinvestment plan or similar plans, (f) filed pursuant to Section 2.1, (g) filed pursuant to Section 2.2, or (h) filed in connection with any business combination or acquisition involving the Company, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable (but not less than ten (10) days prior to the anticipated filing by the Company with the Commission of any Registration Statement with respect thereto), which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution (including whether such registration will be pursuant to a shelf registration statement), the proposed date of filing of such Registration Statement with the Commission and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, in each case to the extent then known, (B) describe such Holders’ rights under this Section 2.3 and (C) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within ten (10) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities identified in a Holder’s response notice described in the foregoing sentence to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering, if any, to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company or Company shareholder(s) for whose account the Registration Statement is to be filed included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1, subject to Section 3.3 and Article IV, shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company or Company shareholder(s) for whose account the Registration Statement is to be filed. For purposes of this Section 2.3, the filing by the Company of an automatic shelf registration statement for offerings pursuant to Rule 415(a) that omits information with respect to any specific offering pursuant to Rule 430B shall not trigger any notification or participation rights hereunder until such time as the Company amends or supplements such Registration Statement to include information with respect to a specific offering of Registrable Securities (and such amendment or supplement shall trigger the notice and participation rights provided for in this Section 2.3).

A-1-D-8

2.3.2   Reduction of Piggyback Registration.    If a Piggyback Registration is to be an Underwritten Offering and the managing Underwriter or Underwriters, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that, in its opinion, the dollar amount or number of the Common Shares or other equity securities that the Company desires to sell, taken together with (a) the Common Shares or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (c) the Common Shares or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:
2.3.2.1    if the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (a) first, the Common Shares or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the PIPE Securities, pro rata based on the number of PIPE Securities requested to be included, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof ; and (d) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a), (b) and (c), the Common Shares or other equity securities, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and
2.3.2.2    if the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (a) first, the Common Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities, the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof and the PIPE Securities, pro rata base on the number of securities requested to be included, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Common Shares or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Common Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.
2.3.3   Piggyback Registration Withdrawal.    Any Holder of Registrable Securities shall have the right to withdraw all or any portion of its Registrable Securities in a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration up to (a) in the case of a Piggyback Registration not involving an Underwritten Offering or Shelf Underwritten Offering, one (1) day prior to the effective date of the applicable Registration Statement or (b), in the case of any Piggyback Registration involving an Underwritten Offering or any Shelf Underwritten Offering, one (1) day prior to the expected pricing date of such Underwritten Offering or Shelf Underwritten Offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. The Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to and including its withdrawal under this subsection 2.3.3.
2.3.4   Unlimited Piggyback Registration Rights.    For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3.

A-1-D-9

Section 2.4   Restrictions on Registration Rights.    If (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (b) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (c) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to delay the filing of such Registration Statement at such time, the Company shall have the right, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose.
ARTICLE III
COMPANY PROCEDURES
Section 3.1   General Procedures.    If the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as reasonably possible:
3.1.1    prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;
3.1.2    prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3    (a) at least five (5) days prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders, and (b) except in the case of a Registration under Section 2.3, not file any such Registration Statement or Prospectus, or amendment or supplement thereto, to which any such Holder or Registrable Securities shall have reasonably objected on the grounds that such Registration Statement or Prospectus or supplement or amendment thereto, does not comply in all material respects with the requirements of the Securities Act or the rules and regulations thereunder;
3.1.4    prior to any public offering of Registrable Securities, but in any case no later than the effective date of the applicable Registration Statement, use its reasonable best efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company or otherwise and do any and all other acts and things that may be necessary or

A-1-D-10

advisable, in each case, to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5    cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
3.1.6    provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7    advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of any request by the Commission that the Company amend or supplement such Registration Statement or Prospectus or the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or Prospectus the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to amend or supplement such Registration Statement or Prospectus or prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued, as applicable;
3.1.8    advise each Holder of Registrable Securities covered by such Registration Statement, promptly (and in any event within five (5) business days) after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;
3.1.9    notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event or the existence of any condition as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, and then to correct such Misstatement or include such information as is necessary to comply with law, in each case as set forth in Section 3.4 hereof, at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus shall not include a Misstatement or such Prospectus, as supplemented or amended, shall comply with law;
3.1.10    permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate in the preparation of any Registration Statement, each such Prospectus included therein or filed with the Commission, and each amendment or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business, finances and accounts of the Company and its subsidiaries with its officers, directors and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Holders’ and such Underwriters’ respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act, and will cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that if requested by the Company, such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.11    obtain a “cold comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders and any Underwriter;
3.1.12    in connection with an Underwritten Offering, use reasonable best efforts to obtain for the underwriter(s) opinions of counsel for the Company, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such underwriters;

A-1-D-11

3.1.13    in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;
3.1.14    otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and to make available to its security holders, as soon as reasonably practicable, an earnings statement that satisfies the provisions of Section 11(a) of the Securities Act and the rules and regulations thereunder, including Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);
3.1.15    if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $100.0 million, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and
3.1.16    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, including causing the officers and directors of the Company to enter into customary “lock-up agreements,” in connection with such Registration.
Section 3.2   Registration Expenses.    The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, stock transfer taxes and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
Section 3.3    Participation in Underwritten Offerings.
3.3.1    No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated pursuant to the terms of this Agreement unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.
3.3.2    The Company will use its commercially reasonable efforts to ensure that no Underwriter shall require any Holder to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding such Holder and such Holder’s intended method of distribution and any other representation required by law, and if, despite the Company’s commercially reasonable efforts, an Underwriter requires any Holder to make additional representation or warranties to or agreements with such Underwriter, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claims against the Company as a result of such election). Any liability of such Holder to any Underwriter or other person under such underwriting agreement shall be limited to an amount equal to the proceeds (net of expenses and underwriting discounts and commissions) that it derives from such registration.
Section 3.4   Suspension of Sales; Adverse Disclosure.    Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement or including the information counsel for the Company believes to be necessary to comply with law (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice such that the Registration Statement or Prospectus, as so amended or supplemented, as applicable, will not include a Misstatement and complies with law), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than sixty (60) days, determined in good faith by the Board to be necessary for such purpose. In the event the Company exercises

A-1-D-12

its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4. The Holders shall maintain the confidentiality of such notice and its contents.
Section 3.5   Covenants of the Company.    As long as any Holder shall own Registrable Securities, the Company hereby covenants and agrees at all times while it shall be a reporting company under the Exchange Act, to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions; provided that the delivery of any legal opinions may be subject to receipt by the Company and/or its transfer agent of customary representations of the applicable Holder, which are satisfactory to the Company and its transfer agent, as applicable. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
Section 3.6   Legend Removal Obligations.    In connection with the written request of any Holder, the Company shall remove any restrictive legend included on the certificates (or, in the case of book-entry shares, any other instrument or record) representing such Holder’s and/or its affiliates’ or Permitted Transferee’s ownership of Common Stock, and promptly issue a certificate (or evidence of the issuance of securities in book-entry form) without such restrictive legend or any other restrictive legend to the holder of the applicable shares of Common Stock upon which it is stamped, if (i) such shares of Common Stock are registered for resale under the Securities Act and such Registration Statement for such shares of Common Stock has not been suspended under the Securities Act, the Exchange Act or the rules and regulations of the Commission promulgated thereunder, (ii) such shares of Common Stock are sold or transferred pursuant to Rule 144, or (iii) such shares of Common Stock are eligible for sale pursuant to Section 4(a)(1) of the Securities Act or Rule 144 without volume or manner-of-sale restrictions. Following the earlier of (A) the effective date of a Registration Statement registering such shares of Common Stock or (B) Rule 144 becoming available for the resale of such shares of Common Stock without volume or manner-of-sale restrictions, the Company, upon the written request of the Holder or its Permitted Transferee, shall instruct the Company’s transfer agent to remove the legend from such shares of Common Stock (in whatever form) and shall cause Company counsel to issue any legend removal opinion required by the transfer agent. Any reasonable and documented fees (with respect to the transfer agent, Company counsel, or otherwise) associated with the removal of such legend shall be borne by the Company. If a legend is no longer required pursuant to the foregoing, the Company will, as soon as practicable, and in any case no later than three (3) business days following the delivery by any Holder or its Permitted Transferee to the Company or the transfer agent (with notice to the Company) of a legended certificate (if applicable) representing such shares of Common Stock and, to the extent such sale is not pursuant to an effective registration statement, such other documentation as reasonably requested by the Company, deliver or cause to be delivered to the holder of such Common Stock a certificate representing such shares of Common Stock (or evidence of the issuance of such shares of Common Stock in book-entry form) that is free from all restrictive legends; provided that, notwithstanding the foregoing, the Company will not be required to deliver any opinion, authorization, certificate or direction to remove the restrictive legend pursuant to this Section 3.6 if (x) removal of the legend would result in or facilitate transfers of securities in violation of applicable law or (y) following receipt of instruction from the Company, the transfer agent refuses to remove the legend.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
Section 4.1   Indemnification.
4.1.1    The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, partners, managers, shareholders, members, employees, agents, investment

A-1-D-13

advisors and each person who controls such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against all losses, claims, damages, liabilities and expenses (including attorneys’ fees), joint or several (or actions or proceedings, whether commenced or threatened, in respect thereof) (collectively, “Claims”), to which any such Holder or other persons may become subject, insofar as such Claims arise out of or are based on any untrue or alleged untrue statement of any material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and the Company will promptly reimburse such Holder or other person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Claim; except insofar as the Claim or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such filing in reliance upon and in conformity with information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2    In connection with any Registration Statement in which a Holder of Registrable Securities is participating pursuant to this Agreement, each Holder agrees to indemnify the Company, its officers, directors, partners, managers, shareholders, members, employees and agents and each person who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against any Claims, to which any the Company or such other persons may become subject, insofar as such Claims arise out of or are based on any untrue statement of any material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3    Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any Claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such Claim, permit such indemnifying party to assume the defense of such Claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) and which settlement includes a statement or admission of fault or culpability on the part of such indemnified party or does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4    The indemnification and contribution provided for under this Agreement (a) shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any

A-1-D-14

officer, director, partners, shareholders or members, employees, agents, investment advisors, Affiliates or controlling person of such indemnified party and shall survive the Transfer of Registrable Securities and (b) are not exclusive and shall not limit any rights or remedies which may be available to any indemnified party at law or in equity or pursuant to any other agreement.
4.1.5    If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Claims, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative fault of the indemnifying party or parties on the other hand in connection with the statements or omissions that resulted in such Claims, as well as any other relevant equitable considerations; provided, however, that the liability of any Holder or any director, officer, employee, agent, investment advisor or controlling person thereof under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. In connection with any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto filed by the Company, the relative fault of the indemnifying party or parties, on the one hand, and the indemnified party or parties, on the other hand, shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.
4.1.6    The indemnification required by this Section 4.1 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.
ARTICLE V
MISCELLANEOUS
Section 5.1   Notices.    Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 8050 S.W. 10th Street, Suite 4000, Plantation, Florida 33324, Attention: John Bartleman, President (JBartleman@TradeStation.com) and Marc Stone, Chief Legal Officer (MStone@TradeStation.com) and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective ten (10) days after delivery of such notice as provided in this Section 5.1.
Section 5.2   Assignment; No Third Party Beneficiaries.
5.2.1    This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

A-1-D-15

5.2.2    Prior to the expiration of the (a) SPAC Holder Lock-Up Period, with respect to the Registrable Securities owned by the Sponsor Parties, or (b) Monex Lock-Up Period, with respect to the Registrable Securities owned by Monex, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except to such Holder’s applicable Permitted Transferees. For the avoidance of doubt, a Holders’ rights, duties or obligations under this Agreement are transferable in connection with a sale of Registerable Securities to a Holder’s Permitted Transferees in any transaction following which such Registrable Securities would remain Registrable Securities.
5.2.3    This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the applicable Holders, which shall include Permitted Transferees.
5.2.4    This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.
5.2.5    No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice of such assignment as provided in Section 5.1 hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any Transfer or assignment made other than as provided in this Section 5.2 shall be null and void.
Section 5.3   Severability.    If any portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such portion shall be deemed severable from the remainder of this Agreement, which shall continue in all respects to be valid and enforceable.
Section 5.4   Counterparts.    This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. The words “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
Section 5.5   Governing Law; Venue; Waiver of Jury Trial.    This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal laws of the State of New York. Any action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought in the federal courts of the United States of America located in the City of New York, Borough of Manhattan or the courts of the State of New York, in each case located in the City of New York, Borough of Manhattan, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of such courts in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court, and agrees not to bring any action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 5.5. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 5.6   Amendments and Modifications.    Upon the written consent of the Company and the Holders of at least a majority-in-interest of the then-outstanding number of Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified, provided,

A-1-D-16

however, that notwithstanding the foregoing, any waiver hereof or amendment or modification hereto that disproportionately adversely affects Monex or either of the Sponsor Parties shall require the prior written consent of Monex or the Sponsor Parties that hold a majority-in-interest of the then-outstanding number of Registrable Securities held by the Sponsor Parties so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
Section 5.7   Other Registration Rights.    Other than pursuant to the terms of the Subscription Agreements and the Warrant Agreement, the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties thereto and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
Section 5.8   Prior Agreement.    The Sponsor Parties, as parties to the Prior Agreement, hereby agree that the Prior Agreement is terminated as of the Closing Date and is replaced in its entirety by this Agreement.
Section 5.9   Entire Agreement.    This Agreement (including the documents and the instruments referred to in this Agreement), together with the Merger Agreement, the Company Support Agreement and the Sponsor Support Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.
Section 5.10   Term.    This Agreement shall terminate (a) with respect to any Holder on the date on which such Holder ceases to hold Registrable Securities and (b) otherwise upon the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement (but in each case in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)). The provisions of Article IV shall survive any termination.
[Signature Pages Follow]

A-1-D-17

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:
TradeStation Group, Inc.
By:
Name:
Title:
[Signature Page to Registration Rights Agreement]

A-1-D-18

SPONSOR PARTIES:
Quantum Ventures LLC
By:
Name:
Title:
Chardan Quantum LLC
By:
Name:
Title:

Name:   John Schaible

Name:   Miguel Leon

Name:   Daniel Caamano, V

Name:    Sandip I. Patel

Name:   Thomas J. Hammond

Name:   Richard Korhammer

Name:   Steven J. Carlson
[Signature Page to Registration Rights Agreement]

A-1-D-19

MONEX:
Monex Group, Inc.
By:
Name:
Title:
[Signature Page to Registration Rights Agreement]

A-1-D-20

EXHIBIT A
John Schaible
Miguel Leon
Daniel Caamano, V
Sandip I. Patel
Thomas J. Hammond
Richard Korhammer
Steven J. Carlson

A-1-D-21

Exhibit E
CERTIFICATE OF MERGER
of
TSG MERGER SUB, INC.
(a Delaware corporation)
with and into
QUANTUM FINTECH ACQUISITION CORPORATION
(a Delaware corporation)
In accordance with the provisions of Title 8, Sections 103 and 251 of the General Corporation Law of the State of Delaware (the “DGCL”), Quantum FinTech Acquisition Corporation, a Delaware corporation (the “Company”), hereby certifies the following facts in connection with the merger of TSG Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Company (the “Merger”).
FIRST:    The name and state of incorporation of each of the constituent corporations (the “Constituent Corporations”) of the Merger are:
Name:	State of Incorporation:
Quantum FinTech Acquisition Corporation	Delaware
TSG Merger Sub, Inc.	Delaware
SECOND:   The Agreement and Plan of Merger, dated as of November 4, 2021, by and among the Company, Merger Sub and TradeStation Group, Inc., a Florida corporation (as amended, the “Merger Agreement”), has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 (and Section 228) of the DGCL.
THIRD:   The Company shall be the surviving corporation of the Merger (the “Surviving Corporation”).
FOURTH:   The name of the Surviving Corporation is “[________]” which shall be a Delaware corporation.
FIFTH:   The certificate of incorporation of the Company, as in effect immediately prior to the filing of this Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”), shall be amended and restated at the Effective Time to read in its entirety as set forth on Exhibit A attached hereto, and such certificate of incorporation, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended and restated in accordance with applicable law and such certificate of incorporation.
SIXTH:   An executed copy of the Merger Agreement is on file at 8050 S.W. 10th Street, Suite 4000 Plantation, Florida 33324, which is the principal place of business of the Surviving Corporation.
SEVENTH:   An executed copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any Constituent Corporation.
EIGHTH:   This Certificate of Merger, and the Merger provided for herein, shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.
[Signature Page Follows]

A-1-E-1

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed by a duly authorized officer on this __ day of ___, 2021.
Quantum FinTech Acquisition Corporation
By:_________________________________
Name:
Title:
[Signature Page to Certificate of Merger]
A-1-E-2

EXHIBIT A
RESTATED CERTIFICATE OF INCORPORATION
OF [________]
[________], a Delaware corporation (the “Corporation”), hereby certifies that:
1.   The name of the Corporation is [________].
2.   The registered office of the Corporation in the State of Delaware is located at 3411 Silverside Road Tatnall Building #104, Wilmington, Delaware 19801. The name of the Corporation’s registered agent at such address is Corporation Service Company.
3.   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
4.   The total number of shares of stock that the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, $0.001 par value per share. Each share of Common Stock shall be entitled to one vote.
5.   Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Corporation entitled to vote.
6.   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The size of the Board of Directors shall be determined as set forth in the bylaws of the Corporation, as in effect from time to time (the “Bylaws”). The election of directors need not be by written ballot unless the Bylaws shall so require.
7.   In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time the Bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal Bylaws made by the Board of Directors.
8.   To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this paragraph to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
Any repeal or modification of the foregoing provisions of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.
9.   The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against the Corporation initiated by or on behalf of such person. Such

A-1-E-3

indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. The Corporation shall be the indemnitor of first resort for any director or officer who is entitled to indemnification and advancement pursuant to this paragraph (i.e., the Corporation’s obligations to indemnify a director or officer shall be primary and any obligation of a current or former third party employer, partnership of which such director or officer is a partner, limited liability company of which such director or officer is a member or affiliate of such director or officer (any such person, an “Indemnitor”), to advance expenses or provide indemnification for the same expenses or liabilities incurred by such director or officer are secondary) and it shall be required to advance the full amount of expenses incurred by such director or officer and shall be liable for the full amount of expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by this certificate of incorporation (or any other agreement between the Corporation and such director or officer), without regard to any rights such director or officer may have against any Indemnitor. The Corporation shall have no right to seek contribution or other reimbursement from any Indemnitor for any payments by the Corporation.
Any amendment, repeal or modification of the foregoing provisions of this paragraph shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.
10.   To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its directors or stockholders. No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such director or stockholder becomes aware prior to such amendment or repeal. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this paragraph. As used herein, “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust association or any other entity.
11.   The books of the Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the Bylaws of the Corporation.
12.   The Corporation hereby elects not be governed by Section 203 of the DGCL.

A-1-E-4

Exhibit F
TRADESTATION GROUP, INC.
2021 OMNIBUS INCENTIVE PLAN
1.   Purpose.   The purpose of the TradeStation Group, Inc. 2021 Omnibus Incentive Plan is to provide a means through which the Company and the other members of the Company Group may attract and retain key personnel, and to provide a means whereby directors, officers, employees, consultants, and advisors of the Company and the other members of the Company Group can acquire and maintain an equity interest in the Company, or be paid incentive compensation, including incentive compensation measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company Group and aligning their interests with those of the Company’s stockholders.
2.   Definitions.   The following definitions shall be applicable throughout the Plan.
(a)   “Absolute Share Limit” has the meaning given to such term in Section 5(b) of the Plan.
(b)   “Adjustment Event” has the meaning given to such term in Section 11(a) of the Plan.
(c)   “Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract, or otherwise.
(d)   “Applicable Law” means each applicable law, rule, regulation and requirement, including, but not limited to, each applicable U.S. federal, state or local law, any rule or regulation of the applicable securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted and each applicable law, rule or regulation of any other country or jurisdiction where Awards are granted under the Plan or Participants reside or provide services, as each such laws, rules and regulations shall be in effect from time to time.
(e)   “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Equity-Based Award, and Other Cash-Based Award granted under the Plan.
(f)   “Award Agreement” means the document or documents by which each Award (other than an Other Cash-Based Award) is evidenced, which may be in written or electronic form.
(g)   “Board” means the Board of Directors of the Company.
(h)   “Cause” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Cause”, as defined in any employment, severance, consulting or other similar agreement between the Participant and the Service Recipient in effect at the time of such Termination, or (ii) in the absence of any such employment, severance, consulting or other similar agreement (or the absence of any definition of “Cause” contained therein), the Participant’s (A) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties; (B) engagement in conduct in connection with the Participant’s employment or service with the Service Recipient, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Service Recipient or any other member of the Company Group; (C) conviction of, or plea of guilty or no contest to (I) any felony or (II) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Service Recipient or any other member of the Company Group; (D) material violation of the written policies of the Service Recipient, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Service Recipient; (E) fraud or misappropriation, embezzlement, or misuse of funds or property belonging to the Service Recipient or any other member of the Company Group; (F) act of personal dishonesty that involves personal profit in connection with the Participant’s employment or service to the Service Recipient; or (G) breach of any restrictive covenant and/or confidentiality

A-1-F-1

agreement with any member of the Company Group; provided, in any case, that a Participant’s resignation after an event that would be grounds for a Termination for Cause will be treated as a Termination for Cause hereunder.
(i)   “Change in Control” means:
(i)   the acquisition (whether by purchase, merger, consolidation, combination, or other similar transaction) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% (on a fully diluted basis) of either (A) the then-outstanding shares of Common Stock, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock; or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of the Plan, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company or any Affiliate; (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate; or (III) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of Persons including the Participant (or any entity controlled by the Participant or any group of Persons including the Participant);
(ii)   during any period of 12 months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any Person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such Person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director; or
(iii) the sale, transfer, or other disposition of all or substantially all of the assets of the Company Group (taken as a whole) to any Person that is not an Affiliate of the Company.
(j)   “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations, or guidance.
(k)   “Committee” means the Compensation Committee of the Board or any properly delegated subcommittee thereof or, if no such Compensation Committee or subcommittee thereof exists, the Board.
(l)   “Common Stock” means the common stock of the Company, par value $0.01 per share (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged).
(m)   “Company” means TradeStation Group, Inc., a Florida corporation, and any successor thereto.
(n)   “Company Group” means, collectively, the Company and its Subsidiaries.
(o)   “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.
(p)   “Designated Foreign Subsidiaries” means all members of the Company Group that are organized under the laws of any jurisdiction other than the United States of America that may be designated by the Board or the Committee from time to time.

A-1-F-2

(q)   “Detrimental Activity” means any of the following: (i) unauthorized disclosure or use of any confidential or proprietary information of any member of the Company Group; (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Service Recipient for Cause; (iii) a breach by the Participant of any restrictive covenant by which such Participant is bound, including, without limitation, any covenant not to compete or not to solicit, in any agreement with any member of the Company Group; or (iv) fraud or conduct contributing to any financial restatements or irregularities, in each case, as determined by the Committee in its sole discretion.
(r)   “Disability” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Disability”, as defined in any employment, severance, consulting or other similar agreement between the Participant and the Service Recipient in effect at the time of Termination; or (ii) in the absence of any such employment, severance, consulting or other similar agreement (or the absence of any definition of “Disability” contained therein), a condition entitling the Participant to receive benefits under a long-term disability plan of the Service Recipient or other member of the Company Group in which such Participant is eligible to participate, or, in the absence of such a plan, the complete and permanent inability of the Participant by reason of illness or accident to perform the duties of the position at which the Participant was employed or served when such disability commenced. Any determination of whether Disability exists in the absence of a long-term disability plan shall be made by the Company (or its designee) in its sole and absolute discretion.
(s)   “Effective Date” [ ], 20[21].
(t)   “Eligible Person” means any: (i) individual employed by any member of the Company Group; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director or officer of any member of the Company Group; or (iii) consultant or advisor to any member of the Company Group, or any other Person, in each case, to whom an offer of securities is permitted to be registered pursuant to a registration statement on Form S-8 under the Securities Act (or for consultants or advisors outside of the U.S. who can be offered securities consistent with Applicable Law), who, in the case of each of clauses (i) through (iii) above, has entered into an Award Agreement or who has received written notification from the Committee or its designee that they have been selected to participate in the Plan.
(u)   “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations, or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations, or guidance.
(v)   “Exercise Price” has the meaning given to such term in Section 7(b) of the Plan.
(w)   “Fair Market Value” means, on a given date: (i) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; (ii) if the Common Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last-sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last-sale basis, the amount determined by the Committee in good faith to be the fair market value of the Common Stock; provided, however, as to any Awards granted on or with a Date of Grant of the date of the pricing of the Company’s initial public offering, “Fair Market Value” shall be equal to the per share price at which the Common Stock is offered to the public in connection with such initial public offering.
(x)   “GAAP” has the meaning given to such term in Section 7(d) of the Plan.
(y)   “Immediate Family Members” has the meaning given to such term in Section 13(b) (ii) of the Plan.

A-1-F-3

(z)   “Incentive Stock Option” means an Option which is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.
(aa)   “Indemnifiable Person” has the meaning given to such term in Section 4(e) of the Plan.
(bb)   “Non-Employee Director” means a member of the Board who is not an employee of any member of the Company Group.
(cc)   “Nonqualified Stock Option” means an Option which is not designated by the Committee as an Incentive Stock Option.
(dd)   “Option” means an Award granted under Section 7 of the Plan.
(ee)   “Option Period” has the meaning given to such term in Section 7(c)(i) of the Plan.
(ff)   “Other Cash-Based Award” means an Award that is granted under Section 10 of the Plan that is denominated and/or payable in cash.
(gg)   “Other Equity-Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock, or Restricted Stock Unit that is granted under Section 10 of the Plan and is (i) payable by delivery of Common Stock and/or (ii) measured by reference to the value of Common Stock.
(hh)   “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to the Plan.
(ii)   “Performance Conditions” means specific levels of performance of the Company (and/or one or more members of the Company Group, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing), which may be determined in accordance with GAAP or on a non-GAAP basis on, without limitation, the following measures: (i) net earnings, net income (before or after taxes), or consolidated net income; (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); (vii) cash flow measures (including, but not limited to, operating cash flow, free cash flow, or cash flow return on capital), which may be but are not required to be measured on a per share basis; (viii) actual or adjusted earnings before or after interest, taxes, depreciation, and/or amortization (including EBIT and EBITDA); (ix) gross or net operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total stockholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) operating efficiency; (xiv) objective measures of customer/client satisfaction; (xv) working capital targets; (xvi) measures of economic value added or other ‘value creation’ metrics; (xvii) enterprise value; (xviii) sales; (xix) stockholder return; (xx) customer/client retention; (xxi) competitive market metrics; (xxii) employee retention; (xxiii) objective measures of personal targets, goals, or completion of projects (including, but not limited to, succession and hiring projects, completion of specific acquisitions, dispositions, reorganizations, or other corporate transactions or capital-raising transactions, expansions of specific business operations, and meeting divisional or project budgets); (xxiv) comparisons of continuing operations to other operations; (xxv) market share; (xxvi) cost of capital, debt leverage, year-end cash position or book value; (xxvii) strategic objectives; (xxviii) account opening metrics and trading volume; (xxix) gross or net authorizations; (xxx) backlog; or (xxxi) any combination of the foregoing. Any one or more of the aforementioned performance criteria may be stated as a percentage of another performance criteria, or used on an absolute or relative basis to measure the performance of one or more members of the Company Group as a whole or any divisions or operational and/or business units, product lines, brands, business segments, or administrative departments of the Company and/or one or more members of the Company Group or any combination thereof, as the Committee may deem appropriate, or any of the above performance criteria may be

A-1-F-4

compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.
(jj)   “Permitted Transferee” has the meaning given to such term in Section 13(b)(ii) of the Plan.
(kk)   “Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).
(ll)   “Plan” means this TradeStation Group, Inc. 2021 Omnibus Incentive Plan, as it may be amended and/or restated from time to time.
(mm)   “Qualifying Director” means a Person who is, with respect to actions intended to obtain an exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.
(nn)   “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions, including vesting conditions.
(oo)   “Restricted Stock” means Common Stock, subject to certain specified restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.
(pp)   “Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities, or other property, subject to certain restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.
(qq)   “SAR Period” has the meaning given to such term in Section 8(c)(i) of the Plan.
(rr)   “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations, or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations, or guidance.
(ss)   “Service Recipient” means, with respect to a Participant holding a given Award, the member of the Company Group by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.
(tt)   “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.
(uu)   “Strike Price” has the meaning given to such term in Section 8(b) of the Plan.
(vv)   “Subsidiary” means, with respect to any specified Person:
(i)   any corporation, association, or other business entity of which more than 50% of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(ii)   any partnership or limited liability company (or any comparable foreign entity) (A) the sole general partner or managing member (or functional equivalent thereof) or the managing general partner or manager of which is such Person or Subsidiary of such Person or (B) the only general partners or managing members (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
(ww)   “Sub-Plans” means any sub-plan to the Plan that has been adopted by the Board or the Committee for the purpose of permitting or facilitating the offering of Awards to employees of certain Designated Foreign Subsidiaries or otherwise outside the jurisdiction of the United States of America,

A-1-F-5

with each such Sub-Plan designed to comply with Applicable Law in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with Applicable Law, the Absolute Share Limit and the other limits specified in Section 5(b) of the Plan shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.
(xx)   “Substitute Awards” has the meaning given to such term in Section 5(e) of the Plan.
(yy)   “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient for any reason (including death or Disability).
3.   Effective Date; Duration.   The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.
4.
Administration.

(a)   General.   The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan that is intended to qualify for the exemptions provided by Rule 16b-3 promulgated under the Exchange Act, be a Qualifying Director. However, the fact that a Committee member shall fail to qualify as a Qualifying Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
(b)   Committee Authority.   Subject to the provisions of the Plan and Applicable Law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled in, or exercised for, cash, shares of Common Stock, other securities, other Awards, or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of Common Stock, other securities, other Awards, or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) adopt Sub-Plans; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(c)   Delegation.   Except to the extent prohibited by Applicable Law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any Person or Persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of any member of the Company Group the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Committee herein, and which may be so delegated in accordance with Applicable Law, except for grants of Awards to Non-Employee Directors. Notwithstanding the foregoing in this Section 4(c), it is intended that any action under the Plan intended to qualify for an exemption provided by Rule 16b-3 promulgated under the Exchange Act related to Persons who are subject to Section 16 of the Exchange Act will be taken only by the Board or by a committee or subcommittee of two or more Qualifying Directors. However, the fact that any member of such committee or subcommittee shall fail to qualify as a Qualifying Director shall not invalidate any action that is otherwise valid under the Plan.

A-1-F-6

(d)   Finality of Decisions.   Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award or any Award Agreement shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including, without limitation, any member of the Company Group, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.
(e)   Indemnification.   No member of the Board, the Committee, or any employee or agent of any member of the Company Group (each such Person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit, or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to the Plan or any Award hereunder and against and from any and all amounts paid by such Indemnifiable Person, with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit, or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined, as provided below, that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit, or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts, omissions, or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by Applicable Law or by the organizational documents of any member of the Company Group. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the organizational documents of any member of the Company Group, as a matter of Applicable Law, under an individual indemnification agreement or contract, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold such Indemnifiable Persons harmless.
(f)   Board Authority.   Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to Applicable Law and the rules of the securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.
5.
Grant of Awards; Shares Subject to the Plan; Limitations.

(a)   Grants.   The Committee may, from time to time, grant Awards to one or more Eligible Persons. All Awards granted under the Plan shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee, including, without limitation, attainment of Performance Conditions.
(b)   Share Reserve and Limits.   Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 11 of the Plan, no more than [insert limit][Note: Initial reserved pool will equal 6.7% of the fully diluted shares of Common Stock] shares of Common Stock (the “Absolute Share Limit”) shall be available for Awards under the Plan; provided, however, that the Absolute Share Limit shall be increased on the first day of each fiscal year beginning with the fiscal year ended on March, 21 20[23] in an amount equal to the least of (x) 3% of the total number of shares of Common

A-1-F-7

Stock outstanding on the last day of the immediately preceding fiscal year, and (y) a lower number of shares of Common Stock as determined by the Board; (ii) subject to Section 11 of the Plan, the maximum number of shares of Common Stock for which Incentive Stock Options may be granted is the Absolute Share Limit; and (iii) during a single fiscal year, each Non-Employee Director, shall be granted a number of shares of Common Stock subject to Awards, taken together with any cash fees paid to such Non-Employee Director during such fiscal year, equal to (A) $1,000,000 (calculating the value of any such Awards based on the fair value of such Awards on the Date of Grant for financial reporting purposes) or (B) such lower amount as determined by the Board prior to the Date of Grant, either as part of the Company’s Non-Employee Director compensation program or as otherwise determined by the Board in the event of any change to such Non-Employee Director’s compensation program or for any particular period of service. To the extent the Board makes a determination pursuant to clause (iii)(B) above with respect to any year of service, such determination shall in no event be applicable to any subsequent year of service without a further determination by the Board in respect of any subsequent year of service.
(c)   Share Counting.   Other than with respect to Substitute Awards, to the extent that an Award expires or is canceled, forfeited, terminated, settled in cash, or otherwise is settled without issuance to the Participant of the full number of shares of Common Stock to which the Award related, the unissued shares of Common Stock will again be available for grant under the Plan. Shares of Common Stock withheld in payment of the Exercise Price, or taxes relating to an Award, and shares equal to the number of shares surrendered in payment of any Exercise Price, or taxes relating to an Award, shall be deemed to constitute shares not issued to the Participant and shall be deemed to again be available for Awards under the Plan; provided, however, that such shares shall not become available for issuance hereunder if either: (i) the applicable shares are withheld or surrendered following the termination of the Plan; or (ii) at the time the applicable shares are withheld or surrendered, it would constitute a material revision of the Plan subject to stockholder approval under any then-applicable rules of the national securities exchange on which the Common Stock is listed.
(d)   Source of Shares.   Shares of Common Stock issued by the Company in settlement of Awards may be authorized and unissued shares of Common Stock, shares of Common Stock held in the treasury of the Company, shares of Common Stock purchased on the open market or by private purchase, or a combination of the foregoing.
(e)   Substitute Awards.   Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding Awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Absolute Share Limit; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding Options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of shares of Common Stock available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares of Common Stock under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock available for issuance under the Plan.
6.
Eligibility.   Participation in the Plan shall be limited to Eligible Persons.

7.
Options.

(a)   General.   Each Option granted under the Plan shall be evidenced by an Award Agreement, which agreement need not be the same for each Participant. Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of a member of the Company Group, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the

A-1-F-8

Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code; provided, that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to, and comply with, such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.
(b)   Exercise Price.   Except as otherwise provided by the Committee, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group, the Exercise Price per share shall be no less than 110% of the Fair Market Value per share on the Date of Grant.
(c)   Vesting and Expiration; Termination.
(i)   Options shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee including, without limitation, those set forth in Section 5(a) of the Plan; provided, however, that notwithstanding any such vesting dates or events, the Committee may in its sole discretion accelerate the vesting of any Options at any time and for any reason. Options shall expire upon a date determined by the Committee, not to exceed ten years from the Date of Grant (the “Option Period”); provided, that if the Option Period (other than in the case of an Incentive Stock Option) would expire at a time (A) when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”) and (B) the Fair Market Value exceeds the Exercise Price per share on such expiration date, then the Option Period shall be automatically extended until the 30th day following the expiration of such prohibition. Notwithstanding the foregoing, in no event shall the Option Period exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group. To the extent that the aggregate fair market value of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company) exceeds $100,000, such Options will be treated as Nonqualified Stock Options to the extent required by Section 422 of the Code.
(ii)   Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, in the event of: (A) a Participant’s Termination by the Service Recipient for Cause, all outstanding Options granted to such Participant shall immediately terminate and expire; (B) a Participant’s Termination due to death or Disability, each outstanding unvested Option granted to such Participant shall immediately terminate and expire, and each outstanding vested Option shall remain exercisable for one year thereafter (but in no event beyond the expiration of the Option Period); and (C) a Participant’s Termination for any other reason, each outstanding unvested Option granted to such Participant shall immediately terminate and expire, and each outstanding vested Option shall remain exercisable for 90 days thereafter (but in no event beyond the expiration of the Option Period).
(d)   Method of Exercise and Form of Payment.   No shares of Common Stock shall be issued pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any Federal, state, local, and non-U.S. income, employment, and any other applicable taxes that are statutorily required to be withheld in accordance with Section 13(d) of the Plan. Options which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company, or any third-party administrator, as applicable, (or telephonic instructions to the extent provided by the

A-1-F-9

Committee) in accordance with the terms of the Option and any other exercise procedure established by the Committee, accompanied by payment of the Exercise Price. The Exercise Price shall be payable: (i) in cash, check, cash equivalent, and/or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual physical transfer of such shares to the Company); provided, that such shares of Common Stock are not subject to any pledge or other security interest and have been held by the Participant for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles (“GAAP”)); or (ii) by such other method as the Committee may permit in its sole discretion, including, without limitation (A) in other property having a fair market value on the date of exercise equal to the Exercise Price; (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (C) a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise issuable in respect of an Option that are needed to pay the Exercise Price and any Federal, state, local, and non-U.S. income, employment, and any other applicable taxes that are statutorily required to be withheld in accordance with Section 13(d) of the Plan. In determining the methods that a Participant may utilize to pay the Exercise Price, the Committee may consider such factors as it determines are appropriate; provided, however, that, with respect to Incentive Stock Options, all such discretionary determinations shall be made by the Committee at the time of grant and specified in the Award Agreement. Unless otherwise determined by the Committee, any fractional shares of Common Stock shall be settled in cash.
(e)   Notification upon Disqualifying Disposition of an Incentive Stock Option.   Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date the Participant makes a disqualifying disposition of any share of Common Stock acquired pursuant to the exercise of such Incentive Stock Option. Unless otherwise provided pursuant to Applicable Law, a disqualifying disposition is any disposition (including, without limitation, any sale) of such share of Common Stock before the later of (i) the date that is two years after the Date of Grant of the Incentive Stock Option, or (ii) the date that is one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any share of Common Stock acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such share of Common Stock.
(f)   Compliance With Laws, etc.   Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, as it may be amended from time to time, or any other Applicable Law.
8.
Stock Appreciation Rights.

(a)   General.   Each SAR granted under the Plan shall be evidenced by an Award Agreement. Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs, provided, that, no tandem SARs may be granted for more shares of Common Stock than are subject to the Option to which it relates. The Committee also may award SARs to Eligible Persons independent of any Option.
(b)   Strike Price.   Except as otherwise provided by the Committee in the case of Substitute Awards, the strike price (“Strike Price”) per share of Common Stock for each SAR shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant). Notwithstanding the foregoing, a SAR granted in tandem with (or in substitution for) an Option previously granted shall have a Strike Price equal to the Exercise Price of the corresponding Option.

A-1-F-10

(c)   Vesting and Expiration; Termination.
(i)   A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee including, without limitation, those set forth in Section 5(a) of the Plan; provided, however, that notwithstanding any such vesting dates or events, the Committee may, in its sole discretion, accelerate the vesting of any SAR at any time and for any reason. SARs shall expire upon a date determined by the Committee, not to exceed ten years from the Date of Grant (the “SAR Period”); provided, that if the SAR Period would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the SAR Period shall be automatically extended until the 30th day following the expiration of such prohibition.
(ii)   Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, in the event of: (A) a Participant’s Termination by the Service Recipient for Cause, all outstanding SARs granted to such Participant shall immediately terminate and expire; (B) a Participant’s Termination due to death or Disability, each outstanding unvested SAR granted to such Participant shall immediately terminate and expire, and each outstanding vested SAR shall remain exercisable for one year thereafter (but in no event beyond the expiration of the SAR Period); and (C) a Participant’s Termination for any other reason, each outstanding unvested SAR granted to such Participant shall immediately terminate and expire, and each outstanding vested SAR shall remain exercisable for 90 days thereafter (but in no event beyond the expiration of the SAR Period).
(d)   Method of Exercise.   SARs which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.
(e)   Payment.   Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that is being exercised multiplied by the excess of the Fair Market Value of one share of Common Stock on the exercise date over the Strike Price, less an amount equal to any Federal, state, local, and non-U.S. income, employment, and any other applicable taxes that are statutorily required to be withheld in accordance with Section 13(d) of the Plan. The Company shall pay such amount in cash, in shares of Common Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee. Any fractional shares of Common Stock shall be settled in cash.
9.
Restricted Stock and Restricted Stock Units.

(a)   General.   Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Each Restricted Stock and Restricted Stock Unit so granted shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.
(b)   Stock Certificates and Book-Entry Notation; Escrow or Similar Arrangement.   Upon the grant of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Participant to be issued or shall cause share(s) of Common Stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than issued to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute and deliver (in a manner permitted under Section 13(a) of the Plan or as otherwise determined by the Committee) an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void.

A-1-F-11

Subject to the restrictions set forth in this Section 9, Section 13(b) of the Plan and the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder as to shares of Restricted Stock, including, without limitation, the right to vote such Restricted Stock. To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company. A Participant shall have no rights or privileges as a stockholder as to Restricted Stock Units.
(c)   Vesting; Termination.
(i)   Restricted Stock and Restricted Stock Units shall vest, and any applicable Restricted Period shall lapse, in such manner and on such date or dates or upon such event or events as determined by the Committee including, without limitation, those set forth in Section 5(a) of the Plan; provided, however, that notwithstanding any such dates or events, the Committee may, in its sole discretion, accelerate the vesting of any Restricted Stock or Restricted Stock Unit or the lapsing of any applicable Restricted Period at any time and for any reason.
(ii)   Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock or Restricted Stock Units, as applicable, have vested, (A) all vesting with respect to such Participant’s Restricted Stock or Restricted Stock Units, as applicable, shall cease and (B) unvested shares of Restricted Stock and unvested Restricted Stock Units, as applicable, shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.
(d)   Issuance of Restricted Stock and Settlement of Restricted Stock Units.
(i)   Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration the Company shall issue to the Participant or the Participant’s beneficiary, without charge, the stock certificate (or, if applicable, a notice evidencing a book-entry notation) evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share).
(ii)   Unless otherwise provided by the Committee in an Award Agreement or otherwise, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall issue to the Participant or the Participant’s beneficiary, without charge, one share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part shares of Common Stock in lieu of issuing only shares of Common Stock in respect of such Restricted Stock Units or (B) defer the issuance of shares of Common Stock (or cash or part cash and part shares of Common Stock, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of issuing shares of Common Stock in respect of such Restricted Stock Units, the amount of such payment shall be equal to the Fair Market Value per share of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units.
(e)   Legends on Restricted Stock.   Each certificate, if any, or book entry representing Restricted Stock awarded under the Plan, if any, shall bear a legend or book-entry notation substantially in the form of the following, in addition to any other information the Company deems appropriate, until the lapse of all restrictions with respect to such shares of Common Stock:
TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE TRADESTATION GROUP, INC. 2021 OMNIBUS INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT BETWEEN TRADESTATION GROUP, INC. AND THE PARTICIPANT. A COPY OF SUCH

A-1-F-12

PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF TRADESTATION GROUP, INC.
10.   Other Equity-Based Awards and Other Cash-Based Awards.   The Committee may grant Other Equity-Based Awards and Other Cash-Based Awards under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts and dependent on such conditions as the Committee shall from time to time in its sole discretion determine including, without limitation, those set forth in Section 5(a) of the Plan. Each Other Equity-Based Award granted under the Plan shall be evidenced by an Award Agreement and each Other Cash-Based Award granted under the Plan shall be evidenced in such form as the Committee may determine from time to time. Each Other Equity-Based Award or Other Cash-Based Award, as applicable, so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement or other form evidencing such Award, including, without limitation, those set forth in Section 13(c) of the Plan.
11.   Changes in Capital Structure and Similar Events.   Notwithstanding any other provision in this Plan to the contrary, the following provisions shall apply to all Awards granted hereunder (other than Other Cash-Based Awards):
(a)   General.   In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event that affects the shares of Common Stock (including a Change in Control), or (ii) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations, or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants (any event in (i) or (ii), an “Adjustment Event”), the Committee shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of: (A) the Absolute Share Limit, or any other limit applicable under the Plan with respect to the number of Awards which may be granted hereunder; (B) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of Awards or with respect to which Awards may be granted under the Plan or any Sub-Plan, provided, however, that any such substitution or adjustment with respect to Options and SARs under the Plan shall occur in accordance with the requirements of Section 409A of the Code; and (C) the terms of any outstanding Award, including, without limitation, (I) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate; (II) the Exercise Price or Strike Price with respect to any Award; or (III) any applicable performance measures; provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Any adjustment under this Section 11 shall be conclusive and binding for all purposes.
(b)   Adjustment Events.   Without limiting the foregoing, except as may otherwise be provided in an Award Agreement, in connection with any Adjustment Event, the Committee may, in its sole discretion, provide for any one or more of the following:
(i)   substitution or assumption of Awards (or awards of an acquiring company), acceleration of the exercisability of, lapse of restrictions on, or termination of Awards, or a period of time (which shall not be required to be more than ten days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised shall terminate upon the occurrence of such event); and
(ii)   subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancellation of any one or more outstanding Awards and payment to the holders of such Awards that are vested as of such cancellation (including, without limitation, any Awards that

A-1-F-13

would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event) the value of such Awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of Common Stock received or to be received by other stockholders of the Company in such event), including, without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor), or, in the case of Restricted Stock, Restricted Stock Units, or Other Equity-Based Awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units, or Other Equity-Based Awards prior to cancellation, or the underlying shares in respect thereof.
Payments to holders pursuant to clause (ii) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Common Stock covered by the Award at such time (less any applicable Exercise Price or Strike Price).
(c)   Other Requirements.   Prior to any payment or adjustment contemplated under this Section 11, the Committee may require a Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards; (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Common Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.
(d)   Fractional Shares.   Any adjustment provided under this Section 11 may provide for the elimination of any fractional share that might otherwise become subject to an Award.
(e)   Binding Effect.   Any adjustment, substitution, determination of value or other action taken by the Committee under this Section 11 shall be conclusive and binding for all purposes.
12.
Amendments and Termination.

(a)   Amendment and Termination of the Plan.   The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuance, or termination shall be made without stockholder approval if: (i) such approval is required under Applicable Law; (ii) it would materially increase the number of securities which may be issued under the Plan (except for increases pursuant to Section 5 or 11 of the Plan), or (iii) it would materially modify the requirements for participation in the Plan; provided, further, that, other than pursuant to Section 11, any such amendment, alteration, suspension, discontinuance, or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder, or beneficiary. Notwithstanding the foregoing, no amendment shall be made to the last proviso of Section 12(b) of the Plan without stockholder approval.
(b)   Amendment of Award Agreements.   The Committee may, to the extent consistent with the terms of the Plan, any applicable Award Agreement and Section 409A of the Code, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel, or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after a Participant’s Termination); provided, that, other than pursuant to Section 11, any such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not

A-1-F-14

to that extent be effective without the consent of the affected Participant; provided, further, that without stockholder approval, except as otherwise permitted under Section 11 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR; (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price or Strike Price, as the case may be) or other Award or cash payment that is greater than the intrinsic value (if any) of the canceled Option or SAR; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.
13.
General.

(a)   Award Agreements.   Each Award (other than an Other Cash-Based Award) under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant to whom such Award was granted and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the death, Disability, or Termination of a Participant, or of such other events as may be determined by the Committee. For purposes of the Plan, an Award Agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate, or a letter) evidencing the Award. The Committee need not require an Award Agreement to be signed by the Participant or a duly authorized representative of the Company.
(b)   Nontransferability.
(i)   Each Award shall be exercisable only by such Participant to whom such Award was granted during the Participant’s lifetime, or, if permissible under Applicable Law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by a Participant (unless such transfer is specifically required pursuant to a domestic relations order or by Applicable Law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against any member of the Company Group; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer, or encumbrance.
(ii)   Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any Person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or members are the Participant and the Participant’s Immediate Family Members; or (D) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes (each transferee described in clauses (A), (B), (C), and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.
(iii)   The terms of any Award transferred in accordance with clause (ii) above shall apply to the Permitted Transferee and any reference in the Plan or in any applicable Award Agreement to a Participant shall be deemed to refer to the Permitted Transferee, except that: (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is

A-1-F-15

necessary or appropriate; (C) neither the Committee nor the Company shall be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of a Participant’s Termination under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.
(c)   Dividends and Dividend Equivalents.
(i)   The Committee may, in its sole discretion, provide a Participant as part of an Award with dividends, dividend equivalents, or similar payments in respect of Awards, payable in cash, shares of Common Stock, other securities, other Awards or other property (in each case, without interest), on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including, without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional shares of Common Stock, Restricted Stock or other Awards.
(ii)   Without limiting the foregoing, unless otherwise provided in the Award Agreement, any dividend otherwise payable in respect of any share of Restricted Stock that remains subject to vesting conditions at the time of payment of such dividend shall be retained by the Company, and remain subject to the same vesting conditions as the share of Restricted Stock to which the dividend relates and shall be delivered (without interest) to the Participant within 15 days following the date on which such restrictions on such Restricted Stock lapse (and the right to any such accumulated dividends shall be forfeited upon the forfeiture of the Restricted Stock to which such dividends relate).
(iii)   To the extent provided in an Award Agreement, the holder of outstanding Restricted Stock Units shall be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on shares of Common Stock) either in cash or, in the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends (and interest may, in the sole discretion of the Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Committee), which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time as the underlying Restricted Stock Units are settled following the date on which the Restricted Period lapses with respect to such Restricted Stock Units, and if such Restricted Stock Units are forfeited, the Participant shall have no right to such dividend equivalent payments (or interest thereon, if applicable).
(d)   Tax Withholding.
(i)   A Participant shall be required to pay to the Company or one or more of its Subsidiaries, as applicable, an amount in cash (by check or wire transfer) equal to the aggregate amount of any income, employment, and/or other applicable taxes that are statutorily required to be withheld in respect of an Award. Alternatively, the Company or any of its Subsidiaries may elect, in its sole discretion, to satisfy this requirement by withholding such amount from any cash compensation or other cash amounts owing to a Participant.
(ii)   Without limiting the foregoing, the Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy all or any portion of the minimum income, employment, and/or other applicable taxes that are statutorily required to be withheld with respect to an Award by: (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such minimum statutorily required withholding liability (or portion thereof); or (B) having the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise,

A-1-F-16

vesting, or settlement of the Award, as applicable, a number of shares of Common Stock with an aggregate Fair Market Value equal to an amount, subject to clause (iii) below, not in excess of such minimum statutorily required withholding liability (or portion thereof).
(iii)   The Committee, subject to its having considered the applicable accounting impact of any such determination, has full discretion to allow Participants to satisfy, in whole or in part, any additional income, employment, and/or other applicable taxes payable by them with respect to an Award by electing to have the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, a Participant upon the grant, exercise, vesting, or settlement of the Award, as applicable, shares of Common Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding liability (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in a Participant’s relevant tax jurisdictions).
(e)   Data Protection.   By participating in the Plan or accepting any rights granted under it, each Participant consents to the collection and processing of personal data relating to the Participant so that the Company and its Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. This data will include, but may not be limited to, data about participation in the Plan and shares offered or received, purchased, or sold under the Plan from time to time and other appropriate financial and other data (such as the date on which the Awards were granted) about the Participant and the Participant’s participation in the Plan.
(f)   No Claim to Awards; No Rights to Continued Employment; Waiver.   No employee of any member of the Company Group, or other Person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder (including any Award) shall be construed as giving any Participant any right to be retained in the employ or service of the Service Recipient or any other member of the Company Group, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Service Recipient or any other member of the Company Group may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Service Recipient and/or any member of the Company Group and the Participant, whether any such agreement is executed before, on, or after the Date of Grant.
(g)   International Participants.   With respect to Participants who reside or work outside of the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan and create or amend Sub-Plans or amend outstanding Awards with respect to such Participants in order to permit or facilitate participation in the Plan by such Participants, conform such terms with the requirements of Applicable Law or to obtain more favorable tax or other treatment for a Participant or any member of the Company Group.
(h)   Designation and Change of Beneficiary.   Each Participant may file with the Committee a written designation of one or more Persons as the beneficiary or beneficiaries, as applicable, who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change the Participant’s beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt.

A-1-F-17

If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be the Participant’s spouse or, if the Participant is unmarried at the time of death, the Participant’s estate.
(i)   Termination.   Except as otherwise provided in an Award Agreement, unless determined otherwise by the Committee at any point following such event: (a) neither a temporary absence from employment or service due to illness, vacation, or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with one Service Recipient to employment or service with another Service Recipient (or vice-versa) shall be considered a Termination; provided, that, with respect to a Participant’s Incentive Stock Options, any leave of absence granted by the Committee to a Participant of greater than three months, unless pursuant to a contract or statute that guarantees the right to reemployment, shall cause such Participant’s Incentive Stock Option to become a Nonqualified Stock Option on the date that is six months following the commencement of such leave of absence; and (b) if a Participant undergoes a Termination, but such Participant continues to provide services to the Company Group in a non-employee capacity, such change in status shall not be considered a Termination for purposes of the Plan. Further, unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be a member of the Company Group (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.
(j)   No Rights as a Stockholder.   Except as otherwise specifically provided in the Plan or any Award Agreement, no Person shall be entitled to the privileges of ownership in respect of shares of Common Stock which are subject to Awards hereunder until such shares have been issued or delivered to such Person.
(k)   Government and Other Regulations.
(i)   The obligation of the Company to settle Awards in shares of Common Stock or other consideration shall be subject to all Applicable Law. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission (or as otherwise permitted under Applicable Law) or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Common Stock or other securities of any member of the Company Group issued under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, and Applicable Law, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on certificates representing shares of Common Stock or other securities of any member of the Company Group issued under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of any member of the Company Group issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add, at any time, any additional terms or provisions to any Award granted under the Plan that the Committee, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.
(ii)   The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company, and/or the Participant’s sale of Common Stock to the public markets,

A-1-F-18

illegal, impracticable, or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code: (A) pay to the Participant an amount equal to the excess of (I) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or issued, as applicable), over (II) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of issuance of shares of Common Stock (in the case of any other Award), with such amount being delivered to the Participant as soon as practicable following the cancellation of such Award (or portion thereof) or (B) in the case of Restricted Stock, Restricted Stock Units, or Other Equity-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units, or Other Equity-Based Awards, or the underlying shares in respect thereof.
(l)   No Section 83(b) Elections Without Consent of Company.   No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee (or its designee in accordance with Section 4(c) of the Plan) in writing prior to the making of such election. If a Participant, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten days after filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.
(m)   Payments to Persons Other Than Participants.   If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for the Participant’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or the Participant’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to the Participant’s spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(n)   Nonexclusivity of the Plan.   Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of equity-based awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.
(o)   No Trust or Fund Created.   Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any member of the Company Group, on the one hand, and a Participant or other Person, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be obligated to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other service providers under general law.
(p)   Reliance on Reports.   Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of any member of the Company Group and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.

A-1-F-19

(q)   Relationship to Other Benefits.   No payment or issuance under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance, or other benefit plan of the Company except as otherwise specifically provided in such other plan or as required by Applicable Law.
(r)   Governing Law.   The Plan shall be governed by and construed in accordance with the internal laws of the State of Florida applicable to contracts made and performed wholly within the State of Florida, without giving effect to the conflict of laws’ provisions thereof. THE COMPANY AND EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.
(s)   Severability.   If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person, or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
(t)   Obligations Binding on Successors.   The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.
(u)   Section 409A of the Code.
(i)   Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Service Recipient nor any other member of the Company Group shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as a separate payment.
(ii)   Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.
(iii)   Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) is accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise

A-1-F-20

to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code.
(v)   Clawback/Repayment.   All Awards are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) Applicable Law. To the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant will be required to repay any such excess amount to the Company. No recovery of cash payments or shares of Common Stock under any clawback, forfeiture or other similar policy or Applicable Law will be an event giving rise to a right to resign for “good reason” or assert “constructive termination” (or any similar term) under any agreement with the Company or a Subsidiary.
(w)   Detrimental Activity.   Notwithstanding anything to the contrary contained herein, if a Participant has engaged in any Detrimental Activity, as determined by the Committee, the Committee may, in its sole discretion, provide for one or more of the following:
(i)   cancellation of any or all of such Participant’s outstanding Awards; or
(ii)   forfeiture by the Participant of any gain realized on the vesting, exercise or settlement of any Awards previously granted to such participant, and repayment of any such gain promptly to the Company.
(x)   Right of Offset.   The Company will have the right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile, or other employee programs) that the Participant then owes to any member of the Company Group and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award is “deferred compensation” subject to Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.
(y)   Expenses; Titles and Headings.   The expenses of administering the Plan shall be borne by the Company Group. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

A-1-F-21

Annex A-2
Execution Version
This FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER, dated December 17, 2021 (this “Amendment”), is entered into by and between Quantum FinTech Acquisition Corporation, a Delaware corporation (“Quantum”), TradeStation Group, Inc., a Florida corporation (the “Company”), and TSG Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).
WHEREAS, on November 4, 2021, the parties hereto entered into the Agreement and Plan of Merger (the “Merger Agreement”).
WHEREAS, the parties hereto desire to amend the terms of the Merger Agreement to reflect certain changes to the Merger Agreement, including certain changes to Exhibit B — Form of Amended and Restated Company Charter (“Exhibit B”), on the terms and conditions set forth in this Amendment.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.   Amendment to Section 3.01(b).   Section 3.01(b) is hereby amended and restated in its entirety as follows:
“(b)   At the Effective Time, each share of Quantum Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Share, PIPE Share and Quantum Sponsor Share) will be converted into, and each holder thereof shall be entitled to receive for each such share, a number of shares of Company Common Stock equal to the lower of (A) 1.3727 and (B) (1) the sum of (x) the Post-Redemption Quantum Public Share Number plus (y) 750,000 divided by (2) the Post-Redemption Quantum Public Share Number.”
2.   Amendment to Exhibit B.   Sections 1X.A and IX.B of Exhibit B are hereby amended and restated in their entirety as follows:
“A.   Except as otherwise provided in the Restated Articles or the FBCA, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any resolution or resolutions with respect to any series of Preferred Shares) and this Article IX relating to the rights of the holders of any series of Preferred Shares to elect additional directors, the total number of directors constituting the whole Board of Directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors. The current directors shall serve for a term expiring on the date of the first annual meeting of shareholders following the date the Common Shares are first publicly traded after the date of the Restated Articles (the “Listing Date”). At each annual meeting of shareholders commencing with the first annual meeting following the Listing Date, the directors shall be elected until the next annual meeting of shareholders following their election. Any such director shall hold office until such next annual meeting and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office.
B.   Subject to the rights granted to the holders of any one or more series of Preferred Shares then outstanding, any newly-created directorship on the Board of Directors that results from an increase in the total number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office (other than directors elected by the holders of any series of Preferred Shares, voting separately as a series or together with one or more series, as the case may be), although less than a quorum, by a sole remaining director or by the shareholder. Any director elected to fill a vacancy or newly created directorship shall hold office until the next annual meeting of shareholders and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.”

A-2-1

3.   References to the Merger Agreement.   After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder,” “herein” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment, and all references in the Company Disclosure Schedules to “the Agreement” shall refer to the Merger Agreement as amended by this Amendment. All references in the Merger Agreement and the Company Disclosure Schedules to “the date hereof” and “the date of this Agreement” shall refer to November 4, 2021.
4.   Other Miscellaneous Terms.   The provisions of Article XIII of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.
5.   Amendment.   Except as expressly amended by this Amendment, the terms of the Merger Agreement shall remain unchanged and continue in full force and effect.
6.   Governing Law.   This Amendment and all Actions (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Amendment or the negotiation, execution or performance of this Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.
7.   Counterparts.   This Amendment may be executed by facsimile or via scan/email, DocuSign or a similar method, and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
[Remainder of page intentionally left blank.]

A-2-2

The parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.
QUANTUM FINTECH ACQUISITION CORPORATION
By:
/s/ John Schaible

Name: John Schaible
Title:   CEO
TRADESTATION GROUP, INC.
By:

Name:
Title:
TSG MERGER SUB, INC.
By:

Name:
Title:
[Signature page to the Amendment to the Merger Agreement]

A-2-3

The parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.
QUANTUM FINTECH ACQUISITION CORPORATION
By:

Name: John M. Schaible
Title:   Chief Executive Officer
TRADESTATION GROUP, INC.
By:
/s/ John Bartleman

Name: John Bartleman
Title:   President
TSG MERGER SUB, INC.
By:
/s/ John Bartleman

Name: John Bartleman
Title:   President
[Signature page to the Amendment to the Merger Agreement]

A-2-4

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.18
The FBCA permits, under certain circumstances, the indemnification of officers, directors, employees and agents of a corporation with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of them being an officer, director, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
In the case of proceedings by or in the right of the corporation, the FBCA permits for indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, the FBCA provides that he or she shall be indemnified against expenses actually and reasonably incurred by them in connection therewith.
The Amended Charter contains a provision eliminating the personal liability of TradeStation’s directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the FBCA. This provision in the Amended Charter does not eliminate the duty of care and, in appropriate circumstances, equitable remedies, such as an injunction or other forms of non-monetary relief, would remain available under the FBCA. Each director will continue to be subject to liability for breach of such director’s duty of loyalty to TradeStation or its shareholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, and for any transaction from which such director derived an improper personal benefit. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.
The Amended Charter and Amended Bylaws provide that TradeStation will indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by law. The Amended Bylaws also permit it to secure insurance on behalf of any person it is required or permitted to indemnify for any liability arising out of their actions in such capacity, regardless of whether the Amended Charter or Amended Bylaws would permit indemnification. TradeStation intends to obtain liability insurance for its directors and officers. In addition to the indemnification provided for in the Amended Charter and Amended Bylaws and any insurance obtained, TradeStation intends to enter into agreements to indemnify its directors and its executive officers. These agreements, among other things, will indemnify TradeStation’s directors and executive officers for all direct and indirect expenses and costs, including, without limitation, all reasonable attorneys’ fees and related disbursements, other out-of-pocket costs and reasonable

18
NTD: Subject to review by FL counsel.

compensation for time spent by such persons for which they are not otherwise compensated by TradeStation or any third person, and liabilities of any type whatsoever, including, but not limited to, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such persons in connection with either the investigation, defense, settlement or appeal of any threatened, pending or completed action, suit or other proceeding, including any action by or in the right of TradeStation, arising out of such persons’ services as a director, officer, employee or other agent of TradeStation, any subsidiary of TradeStation or any other company or enterprise to which such persons provide services at the request of TradeStation. TradeStation believes that these provisions and agreements are necessary to attract and retain talented and experienced directors and officers.
Item 21.   Exhibits and Financial Statements Schedules
Exhibits.
Exhibit Number	Description	Incorporated by Reference
		Form	File No.	Exhibits	Filing Date
2.1†	Agreement and Plan of Merger, dated as of November 4, 2021, by and among Quantum FinTech Acquisition Corporation, TradeStation Group, Inc., and TSG Merger Sub, Inc. (included as Annex A-1 to the proxy statement/prospectus)
2.2	First Amendment to the Agreement and Plan of Merger, dated as of December 17, 2021, by and among Quantum FinTech Acquisition Corporation, TradeStation Group, Inc., and TSG Merger Sub, Inc. (included as Annex A-2 to the proxy statement/prospectus)
3.1	Articles of Incorporation of TradeStationGroup, Inc. (as currently in effect)
3.2	Amended and Restated Articles ofIncorporation of TradeStation Group,Inc. (to be effective upon consummationof the Merger)
3.3	Amended and Restated Bylaws ofTradeStation Group, Inc.
3.4	Amended and Restated Certificate ofIncorporation of Quantum FinTechAcquisition Corporation	8-K	001-40009	3.1	February 10, 2021
3.5	Bylaws of Quantum FinTech AcquisitionCorporation	S-1	333-252226	3.3	January 19, 2021
4.1	Specimen Unit Certificate of QuantumFinTech Acquisition Corporation	S-1/A	333-252226	4.1	January 29, 2021
4.2	Specimen Common Stock Certificate ofQuantum FinTech AcquisitionCorporation	S-1/A	333-252226	4.2	January 29, 2021
4.3	Specimen Warrant Certificate of QuantumFinTech Acquisition Corporation	S-1/A	333-252226	4.3	January 29, 2021

Exhibit Number	Description	Incorporated by Reference
		Form	File No.	Exhibits	Filing Date
4.4	Warrant Agreement, dated February 4,2021, between Quantum FinTechAcquisition Corporation and ContinentalStock Transfer & Trust Company	8-K	001-40009	4.1	February 10, 2021
4.5*	Specimen Common Stock Certificate of TradeStation Group, Inc
4.6	Registration and Stockholder RightsAgreement, dated February 4, 2021,among Quantum FinTech AcquisitionCorporation, Continental Stock Transfer& Trust Company, Quantum VenturesLLC, Chardan Quantum LLC and eachof the executive officers and directors ofQuantum FinTech AcquisitionCorporation	8-K	001-40009	10.5	February 10, 2021
4.7	Letter Agreement, dated February 4, 2021, among Quantum FinTech AcquisitionCorporation, Quantum Ventures LLC andChardan Quantum LLC	8-K	001-40009	10.1	February 10, 2021
4.8	Letter Agreement, dated February 4, 2021,among Quantum FinTech AcquisitionCorporation and each of the executiveofficers and directors of QuantumFinTech Acquisition Corporation	8-K	001-40009	10.2	February 10, 2021
4.9	Form of Registration Rights Agreement,to be effective upon the consummation ofthe Merger, by and among, TradeStationGroup, Inc., Quantum Ventures LLC,Chardan Quantum LLC, Monex Group,Inc. and the other parties named therein
5.1*	Opinion of Bilzin Sumberg Baena Price & Axelrod LLP
5.2*	Opinion of Simpson Thacher & Bartlett LLP
10.1	Investment Management TrustAgreement, dated February 4, 2021,between Quantum FinTech AcquisitionCorporation and Continental StockTransfer & Trust Company	8-K	001-40009	10.3	February 10, 2021
10.2	Sponsor Support Agreement, effective as of November 4, 2021, by and among Quantum FinTech AcquisitionCorporation, TradeStation Group, Inc.,Monex Group, Inc., Quantum VenturesLLC and the other parties named therein	8-K/A	001-40009	10.2	November 10, 2021
10.3	Company Support Agreement, effective asof November 4, 2021, by and amongQuantum FinTech AcquisitionCorporation TradeStation Group, Inc. andMonex Group, Inc.	8-K/A	001-40009	10.3	November 10, 2021

Exhibit Number	Description	Incorporated by Reference
		Form	File No.	Exhibits	Filing Date
10.4	Form of Subscription Agreement by andbetween Quantum FinTech AcquisitionCorporation and the undersignedsubscribers party thereto	8-K/A	001-40009	10.1	November 10, 2021
10.5††	Form of 2021 Omnibus Incentive Plan ofTradeStation Group, Inc
10.6*	Form of Indemnity Agreement
10.7*	Second Amended and Restated Executive Agreement, dated October 19, 2021, by and between Greg Vance and TradeStation Group, Inc.
10.8*	Second Amended and Restated Executive Agreement, dated October 19, 2021, by and between Hans Stimming and TradeStation Group, Inc.
10.9*	Second Amended and Restated Executive Agreement, dated October 19, 2021, by and between John Bartleman and TradeStation Group, Inc.
10.10*	Second Amended and Restated Executive Agreement, dated October 19, 2021, by and between Marc Stone and TradeStation Group, Inc.
10.11*	Second Amended and Restated Executive Agreement, dated October 19, 2021, by and between Michael Fisch and TradeStation Group, Inc.
10.12*	Second Amended and Restated Executive Agreement, dated October 19, 2021, by and between Peter Korotkiy and TradeStation Group, Inc.
10.13*	Second Amended and Restated Executive Agreement, dated October 19, 2021, by and between Takashi Oyagi and TradeStation Group, Inc.
10.14*	General Financing Agreement, dated as of January 24, 2013, by and between TradeStation Group, Inc. and Mizuho Corporate Bank, Ltd.
10.15*	Uncommitted and Revolving Credit Line Agreement, dated as of August 11, 2014, by and between TradeStation Group, Inc. and Sumitomo Mitsui Banking Corporation
10.16*	Amended and Restated Loan Agreement, dated as of March 31, 2021, by and between Monex Finance Corporation and TradeStation Group, Inc.

Exhibit Number	Description	Incorporated by Reference
		Form	File No.	Exhibits	Filing Date
21.1*	List of subsidiaries of TradeStation Group, Inc.
23.1	Consent of Marcum LLP
23.2	Consent of KPMG LLP
23.3*	Consent of Bilzin Sumberg Baena Price & Axelrod LLP (included as part of Exhibit 5.1)
23.4*	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.2)
24.1	Power of Attorney (included on signature page to the initial filing of the registration statement)
99.1*	Form of Proxy for the Special Meeting
99.2	Consent of Denise Dickins to be named asa director nominee
99.3	Consent of Ellen Ellison to be named as adirector nominee
99.4	Consent of George W. Wellde, Jr. to benamed as a director nominee
99.5	Consent of John Schaible to be named asa director nominee

*
To be filed by amendment.

†
Schedules and exhibits omitted pursuant to Regulation S-K Item 601(b)(2). The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

††
Indicates a management contract or compensatory plan.

Item 22.   Undertakings
(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(4) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plantation and State of Florida, on December 23, 2021.
TRADESTATION GROUP, INC.
By:	/s/ John Bartleman
Name: John Bartleman
Title: President and Chief Executive Officer
POWER OF ATTORNEY
We, the undersigned officers and directors of TradeStation Group, Inc., hereby severally constitute and appoint John Bartleman, Greg Vance and Marc Stone, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, this registration statement and any and all subsequent pre-effective and post-effective amendments to this registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable TradeStation Group, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the U.S. Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ John Bartleman John Bartleman	President, Chief Executive Officer (Principal Executive Officer); Director	December 23, 2021
/s/ Oki Matsumoto Oki Matsumoto	Director	December 23, 2021
/s/ Takashi Oyagi Takashi Oyagi	Chief Strategic Officer; Director	December 23, 2021
/s/ Marc Stone Marc Stone	Chief Legal Officer; Director	December 23, 2021
/s/ Greg Vance Greg Vance	Chief Financial Officer; Treasurer	December 23, 2021
/s/ Yuko Seimei Yuko Seimei	Director	December 23, 2021
/s/ Akira Inoue Akira Inoue	Director	December 23, 2021
/s/ Jun Makihara Jun Makihara	Director	December 23, 2021